Filed pursuant to Rule 424(b)(3)
Registration No. 333-299328
PROSPECTUS
NEWCLEO PLC

UP TO 217,834,936 ORDINARY SHARES AND
UP TO 9,146,717 ORDINARY SHARES UNDERLYING WARRANTS
This prospectus relates to the offer and sale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of:
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up to 4,910,451 ordinary shares, par value $0.02288 per share (“Ordinary Shares”), of newcleo plc (“newcleo” or the “Company”) issued to NewHold Industrial Technology III, LLC (the “Sponsor”), BTIG, LLC (“BTIG”) and certain directors of NewHold Investment Corp III, a Cayman Islands exempted company (“SPAC”), in exchange for SPAC Ordinary Shares (as defined herein). These Ordinary Shares are subject to lock-up restrictions under the Sponsor Support Agreement (as defined herein) and are entitled to resale registration under the Registration Rights Agreement (as defined herein);

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up to 5,410,058 Ordinary Shares issued to Pre-PIPE Investors (as defined herein) and Post-PIPE Investors (as defined herein) in connection with certain capital raises carried out by the Company in March, April and July 2026;

•	up to 21,600,000 Ordinary Shares issued to the PIPE Investors (as defined herein) pursuant to the PIPE Subscription Agreements (as defined herein) at a purchase price of $10.00 per share;
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up to 168,237,194 Ordinary Shares held by the RRA Shareholders (as defined herein). Certain of these shares are subject to lock-up restrictions under the Lock-up Arrangements (as defined herein) and are entitled to resale registration under the Registration Rights Agreement.

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up to 17,677,233 Ordinary Shares issuable upon the conversion of Class B Shares (as defined herein) held by certain Selling Securityholders. The Class B Shares will convert into Ordinary Shares only if the applicable volume weighted average price vesting conditions are satisfied (as described in Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Business Combination Agreement—Earnout Arrangements”). None of those conditions has been satisfied as of the date of this prospectus and they may never be satisfied, in which case no Ordinary Shares will be issued in respect of the Class B Shares.

In addition, this prospectus relates to the issuance by us of up to 291,717 Ordinary Shares that are issuable by us upon the exercise of Company Private Warrants (as defined herein). The Company Private Warrants were issued to the Sponsor and BTIG in exchange for SPAC Private Placement Warrants that were originally acquired by the Sponsor and by BTIG in a private placement of 552,600 and 227,500 private placement units, respectively, each consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Private Placement Warrant (as defined herein), for a purchase price of $10.00 per SPAC Unit (as defined herein) in connection with the closing of the SPAC IPO (as defined herein).
In addition, this prospectus also relates to the resale by a Selling Securityholder of up to approximately 8,855,000 Ordinary Shares issuable upon the exercise of the NextChem Warrants (as defined herein). The NextChem Warrants represent warrants issued by the Company to NextChem S.p.A. (“NextChem”) as consideration for NextChem’s contribution of certain shares and warrants to the Company pursuant to the NextChem Contribution Agreement (as defined herein). The NextChem Warrants are exercisable in three tranches only upon the occurrence of the applicable earn-out events, and their exercise price will be settled entirely by way of set-off against the corresponding earn-out obligation, so we will receive no cash proceeds upon their exercise.
We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of securities offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will not receive any of the proceeds from such sales of the Ordinary Shares. We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities, as described in the section entitled “Plan of Distribution.” We may, however, receive proceeds from the exercise of the Company Private Warrants to the extent such warrants are exercised for cash. We will not receive any cash proceeds from the exercise of the NextChem Warrants because the exercise price will be settled entirely by way of set-off against the corresponding earn-out obligation. See “Use of Proceeds.”
The Ordinary Shares and Company Warrants are listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “NWCL” and “NWCLW,” respectively. The NextChem Warrants themselves will not be listed on Nasdaq, and no public trading market for the NextChem Warrants exists or is expected to develop. On October 15, 2026, the closing price of our Ordinary Shares on Nasdaq was $6.37 per share and the closing price of our Company Warrants on Nasdaq was $0.77 per warrant.
The Ordinary Shares beneficially owned by the Selling Securityholders and being registered for resale pursuant to the registration statement of which this prospectus forms a part represent 71.1% of our total outstanding Ordinary Shares as of the date of this prospectus and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the RRA Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the RRA Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares. For additional information, see “Selling Securityholders.”
Of the up to 217,834,936 Ordinary Shares registered for resale by the Selling Securityholders, 17,677,233 Ordinary Shares, or approximately 8.1% of that total, are not currently outstanding and are issuable only upon the conversion of Class B Shares. The Class B Shares convert into Ordinary Shares only upon satisfaction of volume weighted average price vesting conditions of $15.00 and $18.00 per Ordinary Share (as described in Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Business Combination Agreement—Earnout Arrangements”). None of these conditions has been satisfied as of the date of this prospectus, and they may never be satisfied. Accordingly, the aggregate number of Ordinary Shares registered for resale under this prospectus exceeds the number of Ordinary Shares that the Selling Securityholders are presently able to sell, and the Selling Securityholders will be able to sell Ordinary Shares in respect of the Class B Shares only if and when the applicable vesting conditions are satisfied.
In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. Even if the current market price is significantly below the price at the time of the SPAC IPO (as defined herein), certain Selling Securityholders may have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than our public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. For example, the Sponsor was issued 4,404,951 Ordinary Shares in exchange for SPAC Ordinary Shares based on a value of $10.00 per Ordinary Share, however, these Ordinary Shares were issued in exchange for SPAC Ordinary Shares that were acquired by the Sponsor in prior transactions with the SPAC at purchase prices as low as approximately $0.0001 per share. As a result, the Sponsor may experience a positive rate of return on the securities they purchased due to the differences in their purchase price of SPAC Ordinary Shares. Based on the closing price of our Ordinary Shares referenced above, the Sponsor may experience a potential profit of up to $7.9499 per share. In addition, certain of our shareholders were issued Ordinary Shares at purchase prices as low as approximately €0.01 per share. While the Sponsor and certain of our shareholders may experience a positive rate of return based on the current trading price of our Ordinary Shares, other Selling Securityholders may not. For example, the PIPE Investors acquired our Ordinary Shares at an original purchase price of $10.00 per Ordinary Share. Similarly, the public holders of our securities may not experience a positive rate of return on the securities they purchase due to differences in the applicable purchase price and the trading price. For additional information, see “Selling Securityholders.”
We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are a “foreign private issuer” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company disclosure and reporting requirements. See “Prospectus Summary—Foreign Private Issuer.”
Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 26 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
PROSPECTUS DATED OCTOBER 16, 2026

Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.
Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 filed with the SEC by newcleo plc. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information.” You should rely only on information contained in this prospectus, any prospectus supplement and any related free writing prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement and any related free writing prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus. You should not assume that the information contained in this prospectus is accurate as of any other date.
The Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

MARKET AND INDUSTRY DATA
This prospectus contains estimates, projections, and other information concerning the Company’s industry and business, as well as data regarding market research, estimates, forecasts and projections prepared by the Company’s management. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.”
Unless otherwise expressly stated, the Company obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. Certain information contained in this prospectus concerning the Company’s industry and the regions in which it operates, including the Company’s general expectations and market position, market size, market opportunity, market share and other management estimates, is based on information obtained from industry publications and reports and forecasts provided to the Company. In some cases, the Company does not expressly refer to the sources from which this information is derived. The Company has not commissioned any of the industry publications or other reports generated by third-party providers that it refers to in this prospectus. This information is subject to significant uncertainties and limitations and is based on assumptions and estimates that may prove to be inaccurate. You are therefore cautioned not to give undue weight to this information.
Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and the Company.

TRADEMARKS
The Company owns or has rights to various trademarks, service marks and trade names that it uses in connection with the operation of its businesses. This prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to create, and does not imply, a relationship with the Company or SPAC, or an endorsement or sponsorship by or of the Company or SPAC. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that the Company or SPAC will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

FREQUENTLY USED TERMS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
“AI” mean artificial intelligence;
“AMR” mean advanced modular reactor, an advanced nuclear reactor designed using modular features and incorporating advanced reactor technologies, such as Generation IV reactor designs, alternative cooling systems and fast-neutron spectrum operation;
“ASNR” mean the French Nuclear Safety and Radiation Protection Authority (Autorité de sûreté nucléaire et de radioprotection), the French independent administrative authority responsible for nuclear safety and radiation protection oversight;
“Base Equity Value” mean $2,350,000,000;
“BTIG” mean BTIG, LLC;
“Business Combination” mean the Mergers, together with the other transactions contemplated by the Business Combination Agreement and the other Transaction Agreements;
“Business Combination Agreement” mean that certain Business Combination Agreement, dated as of May 26, 2026, by and among SPAC, the Company, Merger Sub 1 and Merger Sub 2, as it may be amended, modified, supplemented or waived from time to time;
“Business Day” mean a day on which commercial banks are open for business in New York, U.S., George Town, the Cayman Islands and London, United Kingdom, except a Saturday, Sunday or public holiday (gazetted or ungazetted and whether scheduled or unscheduled);
“Capital Restructuring” mean the transactions that took place or were effected by the Company prior to the First Merger Effective Time and in the order set forth in the Business Combination Agreement, consisting of: (i) the reduction of the Company’s share premium account by such amount as is deemed by the Company to be required, among other things, to permit the Company to satisfy the condition set forth in section 90(2) of the UK Companies Act for re-registration as a public limited company; (ii) the re-registration of the Company as a public limited company; (iii) the adoption and effectiveness of the Company A&R Articles; (iv) the Redenomination; and (v) the Recapitalization.
“Cayman Companies Act” mean the Companies Act (Revised) of the Cayman Islands, as amended from time to time;
“Class B Shares” mean the class B ordinary shares, par value $0.02288, of newcleo;
“Closing” mean the consummation of the Transactions;
“Closing Date” mean the date on which the Transactions are consummated;
“Closing Warrant Agreement” mean the Warrant Termination, Adoption, Amendment and Novation Agreement entered into at the Closing by and among the Company, SPAC, the SPAC Warrant Agent and the Company Warrant Agent;
“COD” mean commercial operating date, the date on which one of the Company’s facilities commences commercial operations;
“Code” mean the Internal Revenue Code of 1986, as amended;
“Company” or “newcleo” mean newcleo plc, a public limited company incorporated under the laws of England and Wales (f/k/a NewCleo Ltd., a private limited company incorporated under the laws of England and Wales);
“Company Board” or “newcleo Board” mean the board of directors of the Company;
“Company Earnout Bonus Options” mean the options to purchase Ordinary Shares granted to holders of Company Options under the Post-Closing Company Equity Plan in respect of Company Options (whether vested or unvested) as of immediately prior to the Effective Time in accordance with the Business Combination Agreement.

“Company Earnout Bonus RSUs” mean a number of restricted stock units with respect to Ordinary Shares granted to holders of Company RSUs under the Post-Closing Company Equity Plan in respect of outstanding Company RSUs (whether vested or unvested) as of immediately prior to the Effective Time in accordance with the Business Combination Agreement.
“Company Options” mean the outstanding options to purchase Ordinary Shares granted under the Company Share Plans;
“Company Public Warrants” mean the redeemable warrants issued in exchange for the SPAC Public Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment;
“Company Private Warrants” mean the warrants issued in exchange for the SPAC Private Placement Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment;
“Company RSUs” mean the outstanding awards of restricted stock units granted under the Employee Share Plan;
“Company Share Plans” mean the Employee Share Plan and the Non-Employee Share Plan, collectively;
“Company Shareholders” mean the holders of Ordinary Shares as of immediately prior to the First Merger Effective Time;
“Company Shareholder Support Agreement” mean the support agreement dated May 26, 2026, by and among SPAC, the Company and the key Company Shareholders, as it may be amended, modified or supplemented from time to time;
“Company Warrant Agent” mean Computershare Inc. and Computershare Trust Company, N.A., collectively, as the Company’s warrant agent;
“Company Warrants” mean the Company Public Warrants and the Company Private Warrants; for the avoidance of doubt, the Company Warrants are separate from and do not include the NextChem Warrants;
“DOE” mean the U.S. Department of Energy, the U.S. federal department responsible for, among other things, national energy policy, energy technology research and development, and certain nuclear energy programs;
“Effective Time” mean, as the context requires, the First Merger Effective Time or the Second Merger Effective Time;
“EGC” mean emerging growth company, an issuer that qualifies for certain reduced disclosure and other requirements under U.S. federal securities laws;
“Employee Share Plan” mean the NewCleo Ltd. Employee Share Plan, adopted as of June 17, 2022, as may be amended from time to time;
“ENEA” mean the Italian National Agency for New Technologies, Energy and Sustainable Economic Development (Agenzia nazionale per le nuove tecnologie, l’energia e lo sviluppo economico sostenibile), the Italian public research agency active in, among other areas, energy technologies and nuclear research;
“EU” mean the European Union;
“EUR” mean euro (€), the lawful currency of the member states of the European Union that have adopted the euro as their currency;
“Euratom” mean the European Atomic Energy Community, the European community established to coordinate civil nuclear energy activities within the European Union framework;
“Euratom Treaty” mean the Treaty Establishing the European Atomic Energy Community, the treaty establishing the European Atomic Energy Community and the legal framework for Euratom;
“Exchange Act” mean the Securities Exchange Act of 1934, as amended;
“FASB” mean the Financial Accounting Standards Board, the organization responsible for establishing U.S. GAAP;

“First Merger” mean the merger of Merger Sub 1 with and into SPAC, as a result of which the separate corporate existence of Merger Sub 1 ceased and SPAC continued as the surviving company, and as a wholly owned subsidiary of the Company;
“First Merger Effective Time” mean the date and time that the First Merger became effective pursuant to the terms of the Business Combination Agreement and the First Plan of Merger;
“First Plan of Merger” mean the plan of merger with respect to the First Merger;
“FOAK” mean first-of-a-kind, the first commercial deployment of the Company’s LFR technology;
“Forward Purchase Agreement” mean the prepaid share forward confirmation, dated as of September 11, 2026, by and among newcleo and the FPA Seller;
“Founder Shareholders” mean the holders of Founder Shares;
“Founder Shares” mean SPAC Class B Ordinary Shares initially purchased by the Sponsor in a private placement prior to the SPAC IPO;
“FPA Seller” mean Tech Opportunities LLC;
“Fucina” mean Fucina Italia Srl, a subsidiary of the Company;
“IAEA” mean the International Atomic Energy Agency, the international organization within the United Nations system that promotes cooperation in the nuclear field and establishes safety standards and safeguards practices;
“IASB” mean the International Accounting Standards Board;
“IEA” mean the International Energy Agency, the international energy organization that works with governments and industry on energy policy, security and sustainability;
“IFRS” mean International Financial Reporting Standards, as issued by the IASB;
“IP” mean intellectual property;
“IRR” mean internal rate of return;
“LFR” mean lead-cooled fast reactor, a fast-neutron nuclear reactor technology that uses liquid lead as the primary coolant;
“LFR-AS-30” mean the Company’s 30 MWe lead-cooled fast reactor design currently under development;
“LFR-AS-200” mean the Company’s 200 MWe lead-cooled fast reactor design currently under development;
“Lock-Up Arrangements” mean the transfer restrictions imposed upon (i) the Restricted Company Shareholders under the newcleo A&R Articles, (ii) the key Company Shareholders pursuant to the Company Shareholder Support Agreement and (iii) the Sponsor and other certain Sponsor insiders pursuant to the Sponsor Support Agreement;
“Merger Sub 1” mean newcleo1 Ltd., a Cayman Islands exempted company and a direct wholly owned subsidiary of the Company;
“Merger Sub 2” mean newcleo2 Ltd., a Cayman Islands exempted company and a direct wholly owned subsidiary of the Company;
“Merger Subs” mean Merger Sub 1 and Merger Sub 2, collectively;
“MOAK” mean multiple-of-a-kind, additional commercial deployments of the Company’s LFR technology following initial deployments, reflecting expected benefits from repeatability and standardization;
“MOX” mean mixed oxide fuel, nuclear fuel made from a mixture of plutonium oxide and uranium oxide;
“MWe” mean megawatt electric, a unit of electric power output;
“MWt” mean megawatt thermal, a unit of thermal power output;

“Nasdaq” mean The Nasdaq Stock Market LLC;
“NextChem” mean NextChem S.p.A.;
“NextChem Contribution Agreement” mean the contribution agreement dated January 15, 2026, by and among NextChem S.p.A., NewCleo S.A. and the Company, pursuant to which NextChem contributed certain shares and warrants to the Company in exchange for new ordinary shares and warrants of the Company;
“NextChem Warrants” mean the separate class of 18,421,053 warrants issued by the Company to NextChem as consideration for the contribution contemplated by the NextChem Contribution Agreement, with the number of warrants and the exercise price adjusted to reflect the Recapitalization;
“newcleo A&R Articles” mean the amended and restated articles of association of the Company which came into effect on September 18, 2026;
“newcleo Board” or “Board” mean the board of directors of newcleo plc;
“newcleo SA” mean newcleo SA, a subsidiary of newcleo;
“NNSA” mean the National Nuclear Security Administration, a semi-autonomous agency within the DOE responsible for U.S. nuclear security, defense nuclear nonproliferation and related programs;
“NOAK” mean next-of-a-kind, a subsequent commercial deployment of the Company’s LFR technology following the first-of-a-kind project;
“Non-Employee Share Plan” mean the NewCleo Ltd. Non-Employee Share Plan, adopted as of June 17, 2022, as may be amended from time to time;
“Non-Redemption Agreements” mean those certain non-redemption agreements, dated as of May 26, 2026, by and among SPAC, the Sponsor, the Company and each of the SPAC Shareholders party thereto;
“NRA Investors” mean the SPAC Shareholders party to the Non-Redemption Agreements;
“NRC” mean the U.S. Nuclear Regulatory Commission, the U.S. federal agency responsible for licensing and regulating civilian nuclear reactors, nuclear materials and certain nuclear waste activities;
“Ordinary Shares” or “newcleo Ordinary Shares” mean the ordinary shares in the capital of the Company, par value $0.02288 each;
“PIPE Financing” mean the private placement transactions contemplated in connection with the Transactions, as a result of which the applicable investors have agreed to purchase Ordinary Shares at $10.00 per share pursuant to the PIPE Subscription Agreements;
“PIPE Investors” mean investors who have agreed to purchase Ordinary Shares at $10.00 per share as part of the PIPE Financing;
“PIPE Shares” mean the 21,600,000 Ordinary Shares issued by the Company to the PIPE Investors as part of the Closing;
“PIPE Subscription Agreements” mean the subscription agreements, dated as of May 26, 2026, by and among SPAC, the Company and each of the PIPE Investors;
“Plans of Merger” mean the First Plan of Merger and the Second Plan of Merger, collectively;
“Post-Closing Company Equity Plan” mean the newcleo 2026 Equity Incentive Plan described under “Executive and Director Compensation”;
“Post-PIPE Investment” mean the investment in Ordinary Shares contemplated by that certain capital raise completed by the Company in July 2026;
“Post-PIPE Shares” mean any Ordinary Shares issued or issuable pursuant to the Post-PIPE Investment.
“Pre-PIPE Financing” mean the investments in Ordinary Shares contemplated by those certain subscription agreements, each entered into in March and April 2026, by and among the Company and the investors party thereto;
“Pre-PIPE Investors” mean the investors that invested in Ordinary Shares as part of the Pre-PIPE Financing;

“Pre-PIPE Shares” mean any Ordinary Shares issued pursuant to the Pre-PIPE Financing;
“pro forma” mean giving pro forma effect to the Transactions and the other related events contemplated by the Business Combination Agreement;
“R&D” mean research and development;
“Recapitalization” mean the consolidation, immediately following the Redenomination and prior to the First Merger Effective Time, of all issued and outstanding Ordinary Shares into such number of Ordinary Shares as is equal to the number of Ordinary Shares issued and outstanding immediately prior to such consolidation multiplied by the Recapitalization Factor, subject to any adjustment in respect of fractional shares as set forth in the Business Combination Agreement;
“Recapitalization Factor” mean the quotient obtained by dividing (A) the Base Equity Value by the Aggregate Diluted Company Shares and (B) the quotient of the foregoing clause (A) by $10.00.
“Redemption Rights” mean the rights of SPAC Public Shareholders to require SPAC to redeem their SPAC Public Shares for cash in connection with the vote to approve the Business Combination, in accordance with the SPAC Articles;
“Redenomination” mean the redenomination, immediately prior to the Recapitalization and the First Merger Effective Time, of the issued and outstanding share capital of the Company into Ordinary Shares with a U.S. dollar par value, in accordance with the UK Companies Act and the Business Combination Agreement;
“RRA Shares” mean the Ordinary Shares entitled to registration pursuant to the Registration Rights Agreement (i) beneficially owned by our directors and executive officers at Closing, (ii) owned by Company Shareholders who owned more than 1% of our outstanding Ordinary Shares as of immediately prior to Closing, (iii) issued to certain directors of SPAC who owned SPAC Ordinary Shares exchangeable into our Ordinary Shares, and (iv) issued to the NRA Investors pursuant to the Non-Redemption Agreements in respect of the Founder Shares forfeited by the Sponsor and assigned to such NRA Investors;
“RRA Shareholders” mean holders of RRA Shares;
“Registration Rights Agreement” mean the amended and restated registration rights agreement entered into at the Closing by and among the Company, the Sponsor and certain other holders, as amended or modified from time to time;
“Restricted Company Shareholders” mean Company Shareholders other than solely with respect to such shares, (i) any PIPE Shares, (ii) any Pre-PIPE Shares, (iii) any Post-PIPE Shares, (iv) any shares acquired in open market transactions following the Closing Date, and (v) with respect to each Company Shareholder, up to 10,000 Ordinary Shares held by such shareholder immediately following the Closing Date provided that such shares have been held by such shareholder for more than twelve (12) months prior to the Closing Date;
“RSU” mean a restricted stock unit;
“Rütschi” mean Pompes Rütschi SAS, a subsidiary of the Company;
“Second Merger” mean the merger of SPAC with and into Merger Sub 2, as a result of which the separate corporate existence of SPAC ceased and Merger Sub 2 continued as the surviving company, and as a wholly owned subsidiary of the Company;
“Second Merger Effective Time” mean the date and time that the Second Merger became effective pursuant to the terms of the Business Combination Agreement and the Second Plan of Merger;
“Securities Act” mean the Securities Act of 1933, as amended;
“SMR” mean small modular reactor, a nuclear reactor designed to be smaller in size and output than conventional nuclear reactors and capable of modular deployment;
“SPAC” or “NewHold” mean NewHold Investment Corp III, a Cayman Islands exempted company;
“SPAC Articles” mean the amended and restated memorandum and articles of association of SPAC, adopted pursuant to a special resolution passed on February 27, 2025, as may be amended and/or restated from time to time;

“SPAC Class A Ordinary Shares” mean the Class A ordinary shares of a par value of $0.0001 per share, of SPAC;
“SPAC Class B Ordinary Shares” mean the Class B ordinary shares of a par value of $0.0001 per share, of SPAC;
“SPAC Dissenting Shares” mean the SPAC Ordinary Shares held by the SPAC Shareholders who are entitled to demand and who properly exercised in writing dissenters’ rights for such SPAC Ordinary Shares in accordance with Section 238 of the Companies Act and who have otherwise complied with all of the provisions of the Companies Act relevant to the exercise and perfection of dissenters’ rights, if any;
“SPAC IPO” mean the initial public offering of SPAC, which closed on March 3, 2025;
“SPAC Ordinary Shares” mean the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares, collectively;
“SPAC Private Placement Shares” mean the SPAC Class A Ordinary Shares included in the SPAC Private Placement Units sold simultaneously with the closing of the SPAC IPO;
“SPAC Private Placement Units” mean the 780,100 private placement units sold simultaneously with the closing of the SPAC IPO, of which 552,600 private placement units were sold to the Sponsor and 227,500 private placement units were sold to BTIG, in each case at $10.00 per unit. Each SPAC Private Placement Unit consists of one SPAC Class A Ordinary Share and one-half of one SPAC Private Placement Warrant;
“SPAC Private Placement Warrants” mean the warrants included in the SPAC Private Placement Units, each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment;
“SPAC Public Shares” mean the SPAC Class A Ordinary Shares sold in the SPAC IPO (whether purchased in the SPAC IPO or thereafter in the open market);
“SPAC Public Shareholders” mean the holders of SPAC Public Shares, including the Sponsor and SPAC’s officers and directors to the extent any of them hold SPAC Public Shares;
“SPAC Public Units” mean the units of SPAC sold in the SPAC IPO consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant (whether purchased in the SPAC IPO or thereafter in the open market);
“SPAC Public Warrants” mean the redeemable warrants sold as part of the SPAC Units in the SPAC IPO, each whole warrant exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50 per share, subject to adjustment;
“SPAC Shareholders” mean the holders of SPAC Ordinary Shares;
“SPAC Units” mean the units sold in the SPAC IPO, each consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Public Warrant;
“SPAC Warrant Agent” mean the warrant agent of SPAC, Continental Stock Transfer & Trust Company;
“SPAC Warrants” mean the SPAC Public Warrants and the SPAC Private Placement Warrants;
“Sponsor” mean NewHold Industrial Technology III, LLC, a Delaware limited liability company;
“Sponsor Support Agreement” mean the sponsor support agreement, dated May 26, 2026, by and among SPAC, the Company, the Sponsor and the other parties thereto, as it may be amended, modified or supplemented from time to time;
“SRS” mean Servizi Ricerche e Sviluppo Srl, a subsidiary of the Company;
“Takeover Code” mean the City Code on Takeovers and Mergers;
“Trading Day” mean any day on which the Ordinary Shares are actually traded on the Nasdaq or any other exchange on which the Ordinary Shares are then listed or quoted;

“Transaction Agreements” mean the Business Combination Agreement, the Registration Rights Agreement, the Sponsor Support Agreement, the Company Shareholder Support Agreement, the PIPE Subscription Agreements, the Plans of Merger, the Closing Warrant Agreement and the other agreements, documents, instruments and certificates entered into in connection therewith;
“Transactions” mean the Mergers, together with the other transactions contemplated by the Business Combination Agreement and the other Transaction Agreements;
“Trust Account” mean the trust account of SPAC that holds the proceeds from the SPAC IPO;
“TWh” mean terawatt-hour, a unit of energy equal to one trillion watt-hours;
“ÚJD SR” mean the Nuclear Regulatory Authority of the Slovak Republic (Úrad jadrového dozoru Slovenskej republiky), the central government authority of the Slovak Republic for nuclear regulation;
“UK Companies Act” mean the Companies Act 2006 of the United Kingdom, as amended from time to time;
“U.S. GAAP” mean generally accepted accounting principles in the United States;
“USD” mean U.S. dollars ($), the lawful currency of the United States.

PROSPECTUS SUMMARY
This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. You should read the following summary together with the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety, and our financial statements and related notes thereto, before making an investment decision.
Overview
We were founded in 2021 with the purpose of redefining the energy industry through the development and deployment of a scalable, next-generation nuclear energy platform. Our mission is to help address the growing global demand for clean, flexible, affordable and secure energy sources through deploying a new generation of AMR Generation IV LFRs. These reactors are designed to be intrinsically safe and/or equipped with highly reliable safety features and are intended to be powered with MOX fuel that we plan to derive from already existing spent nuclear fuel. In pursuing our mission, we are combining proven, de-risked technologies with proprietary and modernized reactor and MOX fuel manufacturing approaches, alongside an innovative and vertically integrated business model that enables the closure of the nuclear fuel cycle. We believe this integrated approach has the potential to deliver safer, cleaner, virtually inexhaustible, and reliable nuclear energy at a competitive cost, while promoting energy independence and meeting the growing demand for reliable power.
We are developing a proprietary 200 MWe LFR that is designed for safe, efficient and flexible energy generation. Our deployment model is based on modular construction with prefabricated critical components, which we believe will reduce construction timelines and support co-located deployment across a range of industrial and utility end customers, including data centers and AI infrastructure, high-temperature process heat, hydrogen production, e-fuels and chemicals, and steel and cement decarbonization. In parallel with LFR development, we are advancing MOX fuel manufacturing technology, intended to supply MOX fuel to our proprietary reactor design, and potentially other conventional and advanced nuclear reactor platforms. We believe this approach will enhance MOX fuel supply security, support the long-term operation of our LFR fleet and hedge against rising uranium and enrichment costs inherent in non-recycled fuel strategies, while ensuring a stable, geopolitically insulated fuel cost and long-term energy price certainty.
The technologies underpinning our LFRs and MOX manufacturing approach are well-established, having been demonstrated over multiple decades in European research and commercial industrial programs. We believe the proven nature of these technologies reduces the deployment and timeline risks of our products and has allowed us to focus on optimizing the safety, cost, and output profiles of our designs. Our extensive intellectual property portfolio—spanning 31 patent families (i.e., a collection of patent applications covering the same or similar technical content)—enables us to refine these proven technologies by minimizing system complexity and introducing automation and compartmentalization features, all while meeting or exceeding international safety standards. As our technology is specifically configured to utilize fissile nuclear material recovered from spent nuclear fuel, we are well positioned to take advantage of the significant energy stockpile embedded in what is currently considered as nuclear waste.
Recent Developments
Completion of the Business Combination
On September 21, 2026, we consummated the Business Combination pursuant to the Business Combination Agreement, dated as of May 26, 2026, by and among the SPAC, the Company, Merger Sub 1 and Merger Sub 2. The Business Combination was approved by the NewHold Board and by the SPAC’s shareholders at the Extraordinary General Meeting held on September 17, 2026, at which the SPAC’s shareholders also approved each of the other proposals presented. The Company Shareholder Approval was obtained on August 25, 2026.
In connection with the Closing, SPAC Public Shareholders exercised redemption rights with respect to 10,177,672 SPAC Class A Ordinary Shares, at a redemption price of approximately $10.66 per share, resulting in aggregate redemption payments of approximately $108.5 million. Accordingly, immediately prior to the Closing Date, there were 9,947,328 SPAC Class A Ordinary Shares outstanding. As a result of the Mergers, (i) each SPAC Class A Ordinary Share and SPAC Class B Ordinary Share was exchanged for one Ordinary Share, and (ii) each SPAC Public Warrant and SPAC

Private Placement Warrant became a Company Public Warrant and a Company Private Warrant, respectively, on a one-for-one basis, each exercisable for one Ordinary Share at an exercise price of $11.50 per share.
Immediately prior to the Closing, the Sponsor forfeited 1,396,453 Founder Shares and Private Placement Shares and 55,260 SPAC Private Placement Warrants pursuant to the Sponsor Support Agreement. Because the total amount raised from the PIPE Financing and capital retained from the Trust Account at Closing (less SPAC Transaction Expenses in excess of $14.0 million) was less than $400.0 million, an additional 1,088,481 shares and 43,073 warrants comprising the Sponsor Promote were forfeited at Closing.
Upon the Closing, the Business Combination generated gross proceeds of approximately $322.1 million, consisting of approximately $106.1 million released from the Trust Account and $216.0 million from the PIPE Financing. Of the Trust Account proceeds, approximately $74.6 million was applied to the prepayment under the Forward Purchase Agreement, and approximately $12.4 million of SPAC transaction expenses and approximately $16.5 million of Company transaction expenses were paid at Closing, resulting in approximately $2.5 million payable to the Company from the Trust Account.
Immediately following the Closing, we had 281,534,950 Ordinary Shares and 24,490,918 Class B Shares issued and outstanding, and 10,062,480 Company Public Warrants and 291,717 Company Private Warrants issued and outstanding. On September 22, 2026, the Ordinary Shares and the Company Public Warrants commenced trading on Nasdaq under the symbols “NWCL” and “NWCLW.” In connection with the Closing, the SPAC Units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants were delisted from Nasdaq and will be deregistered under the Exchange Act.
Forward Purchase Agreement
On September 11, 2026, we and the SPAC entered into a prepaid share forward confirmation (the “Forward Purchase Agreement”) with Tech Opportunities LLC (the “FPA Seller”), pursuant to which we agreed to pay the FPA Seller a prepayment amount from the Trust Account equal to the product of the number of Shares subject to the Forward Purchase Agreement (up to a maximum of 7,000,000 Shares) and the per-share redemption price. On the maturity date of the Forward Purchase Agreement (which is no later than 24 months after the Closing), the transaction will be physically settled (subject to the receipt of shareholder approval under the UK Companies Act 2006 and the availability of sufficient distributable reserves) or, if such conditions are not met, cash settled over a valuation period in accordance with the terms of the Forward Purchase Agreement. From time to time following the Closing, the FPA Seller may also terminate the Forward Purchase Agreement in whole or in part, in which case we would be entitled to receive an amount per share equal to the then-effective reset price. For more information, see “Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Forward Purchase Agreement.”
Summary of Risk Factors
Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Ordinary Shares. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. In such case, the trading price of our securities would likely decline, and you may lose all or part of your investment. Set forth below is a summary of some of the principal risks we face:
Risks Related to our Business and Operations
•
We have not yet constructed any LFR plants or MOX fuel manufacturing plants or entered into any binding contract with any customer to operate an LFR or MOX fuel manufacturing plant, and there is no guarantee that we will be able to do so in the future. This limited commercial operating history makes it difficult to evaluate our prospects, the risks and challenges we may encounter and our total potential addressable market.

•	We have a limited commercial operating history in a rapidly evolving industry. As a result, it is difficult for us to evaluate and prepare for all the risks and challenges we may encounter.
•
We have no operating history as a company that builds, operates or maintains commercial nuclear power plants, or that licenses technology for customers to do so, and our limited institutional experience in executing such a business model may adversely affect our business.

•
Our LFR technology is subject to significant technical development and validation risks, including risks relating to lead corrosion and materials degradation, which could adversely affect the performance, cost, licensing and commercial viability of our LFR technology.

•
We are an early-stage company with a history of financial losses (e.g., negative cash flows), and we expect to incur significant expenses and continuing financial losses at least until our LFR and MOX fuel manufacturing plants become commercially viable, which may never occur.

•
Incidents involving nuclear energy facilities in the United States or globally, including accidents, terrorist acts or other high profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, our customers and the markets in which we operate, and such adverse effects could potentially decrease demand for nuclear energy, increase regulatory requirements and costs or result in liability or claims that could materially and adversely affect our business.

•
The advanced nuclear industry in which we operate is nascent, characterized by limited commercial precedent, long development timelines, substantial capital requirements and significant execution uncertainty, which makes our commercialization pathway difficult to predict.

•
Our construction and delivery timeline estimates for our plants, facilities, and other equipment may increase due to a number of factors, including the degree of pre-fabrication, standardization, licensing regulation, on-site construction, long-lead procurement, contractor performance, plant pre-operational and startup testing and other site-specific considerations.

•
Changes in the availability and cost of oil, natural gas, nuclear fuel cycle inputs and other forms of energy, as well as our ability to access plutonium and other reprocessed nuclear materials on acceptable terms, are subject to volatile market, regulatory and geopolitical conditions that could adversely affect our business, prospects, financial condition, results of operations and cash flows.

•	Building a new LFR plant or MOX fuel manufacturing plant is challenging as a result of many factors, including regulatory and construction complexity, and may take longer or cost more than we expect.
Macroeconomic Risks Relating to Our Business
•	Uncertain global macroeconomic, trade and political conditions could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.
•
The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

•
The cost of electricity generated from our reactors may not be cost competitive with other sources of electricity or other low-carbon energy solutions in some markets, which could materially and adversely affect our business.

Risks Relating to Compliance with Law, Government Regulation and Litigation
•
Our operations involve hazardous materials and highly technical processes, requiring strict compliance with safety procedures, guidelines, and regulatory requirements. Any failure of the measures we have implemented to address potential issues related to our operations could adversely affect our business.

•	Our operations and business plans could be significantly impacted by changes in federal, state, and local government policies and priorities.
•	We may become involved in litigation that may materially adversely affect us.
•
We will seek to cover gaps in nuclear liability coverage in our contracts, but such coverage may not always be possible, and such liability could materially and adversely affect our business, results of operations and financial condition.

Risks Relating to Our Capital Resources
•
The amount of time and funding needed to develop our LFRs, LFR plants and MOX fuel manufacturing plants may significantly exceed our expectations, and we may need to make significant adjustments to our business plan or significantly delay, scale back or discontinue the deployment, construction or operation of our LFRs, LFR plants, MOX fuel manufacturing plants and/or some or all of our research and development programs, or need to seek additional capital.

•
In order to fulfill our business plan, we will require additional funding, which may be dilutive to our investors, may result in a decline in the market price of our shares, and no assurances can be provided as to the availability or terms of any such funding.

•
Our actual operating results may differ significantly from our guidance. Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being different from our guidance, and the differences may be adverse and material.

Risks Related to Our Ordinary Shares and Company Warrants
•
The public market performance and transaction outcomes of other advanced nuclear, clean energy and other capital-intensive development-stage companies may adversely affect investor perceptions of our business, the market price of our securities and our ability to raise capital.

•
As a foreign private issuer, we are not subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.

•	Future resales of the Ordinary Shares issued in connection with the Business Combination may cause the market price of the Ordinary Shares to drop significantly, even if our business is doing well.
•	The exercise of Company Warrants for our Ordinary Shares would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
•	We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
•	The market price of our equity securities may be volatile, and your investment could suffer or decline in value.
•
We may issue additional Ordinary Shares or other equity securities without seeking approval of our shareholders, which would dilute your ownership interests and may depress the market price of the Ordinary Shares.

Corporate Information
We operate offices, facilities and development sites across Europe and the United States. As of the date of this prospectus, our footprint included 16 offices, three sites, three factories and three qualification, R&D and training centers, with additional land acquisitions under way. Our facilities, development sites and operating entities are located across six principal geographies, including the United Kingdom, France, Italy, Switzerland, Slovakia and the United States.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following March 3, 2030, the fifth anniversary of the SPAC IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last Business Day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer
We are a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, are permitted to follow certain corporate governance practices applicable to companies incorporated in our home jurisdiction in lieu of certain corporate governance requirements of Nasdaq applicable to U.S. domestic companies. Accordingly, to the extent permitted by applicable law and the listing rules of Nasdaq, we intend to rely on the accommodations available to foreign private issuers and follow the corporate governance requirements applicable to us in our home jurisdiction rather than the corresponding corporate governance standards otherwise applicable to U.S. domestic companies listed on Nasdaq. For example, we are not required to have a majority of our board consisting of independent directors or to maintain a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. As a result, our shareholders may not have the same protections afforded to shareholders of U.S. domestic companies that are subject to all of the corporate governance requirements of Nasdaq. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities laws applicable to U.S. domestic issuers, including the rules regulating the solicitation of proxies and certain insider short-swing profit rules. See “Management—Foreign Private Issuer Status.”

THE OFFERING
The summary below describes the principal terms of the offering. The “Description of Ordinary Shares” section of this prospectus contains a more detailed description of our Ordinary Shares.
Securities offered by the Selling Securityholders
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of up to 217,834,936 Ordinary Shares. In addition, we are registering the issuance by us of up to 291,717 Ordinary Shares that are issuable by us upon the exercise of Company Private Warrants and the resale by a Selling Securityholder of up to approximately 8,855,000 Ordinary Shares that will be issuable upon the exercise of NextChem Warrants.
Offering prices
The Ordinary Shares offered by the Selling Securityholders under this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”
Securities issued and outstanding prior to any exercise of the Company Warrants as of the date of this prospectus
281,534,950 Ordinary Shares and 10,354,197 Company Warrants, the exercise of which will result in the issuance of 10,354,197 Ordinary Shares. In addition, approximately 8,855,000 NextChem Warrants will be outstanding immediately following the Closing and will be exercisable only upon satisfaction of the applicable earn-out events.
Use of proceeds
The Selling Securityholders may offer, sell or distribute all or a portion of the securities registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the Ordinary Shares. We will not receive any cash proceeds from exercise of the NextChem Warrants because the exercise price will be settled entirely by way of set-off against the corresponding earn-out obligation. See the section of this prospectus titled “Use of Proceeds” appearing elsewhere in this prospectus for more information.
Dividend policy
We have never declared or paid any cash dividend on our Ordinary Shares. The payment of cash dividends in the future will depend upon our revenues and earnings, if any, capital requirements and general financial condition. Any further determination to pay dividends on our Ordinary Shares would be at the discretion of our board of directors.
Market for our Ordinary Shares and
Warrants
Our Ordinary Shares and Company Warrants are listed on Nasdaq under the trading symbols “NWCL” and “NWCLW,” respectively.
Lock-Up Arrangements
Of the up to 200,157,703 Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus, up to 162,906,824 of those Ordinary

Shares are subject to certain lock-up restrictions further described elsewhere in this prospectus. See “Shares Eligible for Future Sale—Lock-Up Arrangements.”
Risk Factors
Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the securities offered hereby.
The resale of Ordinary Shares pursuant to this prospectus could have a significant negative impact on the trading price of our Ordinary Shares. This impact may be heightened by the fact that certain of the Selling Securityholders purchased Ordinary Shares at prices that are well below the current trading price of the Ordinary Shares.

SUMMARY HISTORICAL FINANCIAL INFORMATION
The following table shows the summary historical financial information of newcleo for the period and as of the dates indicated. The summary historical financial information for newcleo presented below as of and for the six months ended June 30, 2026 and 2025 has been derived from newcleo’s unaudited condensed consolidated financial statements, while the summary historical financial information as of and for the years ended December 31, 2025 and 2024 has been derived from newcleo’s audited consolidated financial statements. Information presented below should be read in conjunction with the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and newcleo’s consolidated financial statements and related notes thereto included elsewhere in this prospectus. The summary historical financial information in this section is not intended to replace newcleo’s consolidated financial statements and related notes. newcleo’s historical results are not necessarily indicative of newcleo’s future results.
As explained elsewhere in this prospectus, the financial information contained in this section relates to newcleo prior to and without giving pro-forma effect to the impact of the Business Combination and, as a result, the results in this section may not be indicative of the results of newcleo going forward. For additional information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2026	2025	2025	2024
	(in thousands of €, except share and per share data)
Consolidated Statements of Operations Data:
Revenue from products and services	€19,429	€13,347	€32,769	€46,743
Cost of sales	(13,299)	(9,193)	(24,953)	(34,999)
Gross profit	6,130	4,154	7,816	11,744
Other income	6,554	4,763	19,347	17,746
Research and development expenses	(34,629)	(35,450)	(68,544)	(58,473)
Selling, general and administrative expenses	(59,170)	(48,932)	(98,547)	(86,815)
Operating loss	(81,115)	(75,465)	(139,928)	(115,798)
Other income (expense):
(Loss) gain on disposal of assets	(9)	(3)	(1,630)	180
Finance income	353	1,581	1,937	5,232
Change in fair value of financial assets measured at fair value through profit or loss	—	—	—	1,798
Finance costs	(1,448)	(991)	(2,120)	(1,977)
Share of loss of associates	(83)	—	(48)	—
Loss before income tax	(82,302)	(74,878)	(141,789)	(110,565)
Income tax benefit	321	585	1,824	402
Net loss	€(81,981)	€(74,293)	€(139,965)	€(110,163)
Net loss per share attributable to ordinary shareholders, basic and diluted	€(0.16)	€(0.16)	€(0.30)	€(0.25)
Weighted-average ordinary shares outstanding, basic and diluted	497,532,570	462,052,416	462,252,560	436,276,314

	As of June 30, 2026	As of December 31, 2025
	(in thousands of €)
Consolidated Balance Sheet Data:
Cash and cash equivalents	€66,540	€105,270
Working capital(1)	€85,011	€85,105
Total assets	€434,750	€436,317
Total liabilities	€114,527	€139,389
Total equity	€320,223	€296,928

(1)	We define working capital as current assets less current liabilities.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial information of newcleo presented below has been derived by applying the pro forma adjustments described in “Unaudited Pro Forma Condensed Combined Financial Information” to the historical consolidated financial statements of newcleo to depict the accounting of the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of June 30, 2026 combines the historical unaudited balance sheet of NewHold as of June 30, 2026 with the historical unaudited consolidated balance sheet of newcleo as of June 30, 2026, giving effect to the Business Combination as if it had been consummated on June 30, 2026. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 combines the historical unaudited statement of operations of NewHold for the six months ended June 30, 2026 with the historical unaudited consolidated statement of operations of newcleo for the six months ended June 30, 2026. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical audited statements of operations of NewHold for the year ended December 31, 2025 with the historical audited consolidated statement of operations of newcleo for the year ended December 31, 2025, giving effect to the Business Combination as if it had been consummated on January 1, 2025, which is the beginning of the earliest period presented.
The selected unaudited pro forma condensed combined financial information is for informational purposes only. The unaudited pro forma condensed financial information does not purport to represent, and is not necessarily indicative of, what the actual financial condition and results of operations of the combined company would have been or will be for any future period had the Business Combination been effected. The selected unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the historical financial statements of newcleo and NewHold, and related notes thereto included elsewhere in this prospectus, the Business Combination Agreement, as well as the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
The figures in the following tables are presented based on the actual amount of redemptions in connection with the Business Combination that occurred on September 21, 2026. Public Shareholders of 10,177,672 SPAC Class A Ordinary Shares exercised their redemption rights, for their pro rata share of the funds in the Trust Account in an aggregate redemption payment amount of $108.5 million using a redemption price of approximately $10.6615 per share.
The table below sets forth summary unaudited pro forma condensed combined statements of operations data for the six months ended June 30, 2026 and for the year ended December 31, 2025:

	Pro Forma
	For the Six Months Ended June 30, 2026	For the Year Ended December 31, 2025
	Actual Redemption
	(in thousands of €, except share and per share amounts)
Combined Statement of Operations data:
Revenue	€19,429	€32,769
Total gross profit	€6,130	€7,816
Operating loss	€(87,231)	€(270,295)
Net loss	€(88,097)	€(270,332)
Basic and diluted net loss per ordinary share	€(0.32)	€(1.04)
Weighted average ordinary shares outstanding, basic and diluted	276,452,480	259,493,379

The table below sets forth summary unaudited pro forma condensed combined balance sheet data as of June 30, 2026:

Pro Forma
As of June 30, 2026
Actual Redemption
(in thousands of €)
Combined Balance Sheet data:
Cash and cash equivalents	€253,007
Total assets	€623,407
Total liabilities	€121,587
Total equity	€501,820

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION
The following comparative historical and unaudited pro forma per share financial information presented below sets forth historical comparative share information for newcleo and NewHold as well as unaudited pro forma combined share information after giving effect to the Business Combination described in “Unaudited Pro Forma Condensed Combined Financial Information.”
The unaudited pro forma per share financial information reflects the Business Combination as if it occurred on June 30, 2026. The weighted average shares outstanding and pro forma net loss per share information reflects the Business Combination as if it occurred on January 1, 2025. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information, as well as the historical financial statements of newcleo and NewHold, and related notes thereto included elsewhere in this prospectus, the Business Combination Agreement, as well as the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The unaudited pro forma combined loss per share information below does not purport to represent the loss per share which would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period.
The selected unaudited pro forma per share financial information is based on the actual amount of redemptions in connection with the Business Combination that occurred on September 21, 2026. Public Shareholders of 10,177,672 SPAC Class A Ordinary Shares exercised their redemption rights, for their pro rata share of the funds in the Trust Account in an aggregate redemption payment amount of $108.5 million using a redemption price of approximately $10.6615 per share.

	Pro Forma Combined(1)
	Newcleo (IFRS Historical)	NewHold (U.S. GAAP Historical)	Actual Redemption into Cash (IFRS)
For the Six Months Ended June 30, 2026	(in thousands of €, except share and per share amounts)
Net loss	€(81,981)	€(2,264)	€(88,097)
Shareholders’ equity(2)	€320,223	€174,843	€501,820
Shareholders’ equity per share(3)	€0.63	€6.33	€1.79
Ending shares subject to redemption(4)	—	20,125,000	—
Ending shares	504,560,981	7,487,763	279,830,526
Ending shares (including shares subject to redemption)	504,560,981	27,612,763	279,830,526
Cash dividends	€—	€—	€—
Weighted average Class A Ordinary Shares outstanding – basic and diluted	N/A	20,905,100	N/A
Class A Ordinary Shares – Basic and diluted net loss per share	N/A	€(0.08)	N/A
Weighted average Class B Ordinary Shares outstanding – basic and diluted	N/A	6,707,663	N/A
Class B Ordinary Shares – Basic and diluted net loss per share	N/A	€(0.08)	N/A
Weighted average ordinary shares outstanding − basic and diluted	497,532,570	N/A	276,452,480
Net loss per ordinary share - basic and diluted	€(0.16)	N/A	€(0.32)

(1)	Refer to “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
(2)	Stockholders’ equity includes capital amounts subject to possible redemption.
(3)	Calculated based on total stockholders’ equity including shares subject to possible redemption.
(4)	Excludes the impact of the Non-Redemption Agreements on historical financial information.

	Pro Forma Combined(1)
	Newcleo (IFRS Historical)	NewHold (U.S. GAAP Historical)	Actual Redemption into Cash (IFRS)
For the Year Ended December 31, 2025	(in thousands of €, except share and per share amounts)
Net income (loss)	€(139,965)	€4,349	€(270,332)
Ending shares subject to redemption(2)	—	20,125,000	—
Ending shares	473,910,109	7,487,763	279,830,526
Ending shares (including shares subject to redemption)	473,910,109	27,612,763	279,830,526
Cash dividends	€—	€—	€—
Weighted average Class A Ordinary Shares outstanding – basic and diluted	N/A	17,354,000	N/A
Class A Ordinary Shares – Basic and diluted net income per share	N/A	€0.18	N/A
Weighted average Class B Ordinary Shares outstanding – basic and diluted	N/A	6,707,663	N/A
Class B Ordinary Shares – Basic and diluted net income per share	N/A	€0.18	N/A
Weighted average ordinary shares outstanding − basic and diluted	462,252,560	N/A	259,493,379
Net loss per ordinary share - basic and diluted	€(0.30)	N/A	€(1.04)

(1)	Refer to “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
(2)	Excludes the impact of the Non-Redemption Agreements on historical financial information.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” for purposes of the federal securities laws. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “could,” “might,” “may,” “predicts,” “forecasts,” “estimates,” “anticipates,” “expects,” “seeks,” “possible,” “goal,” “would,” “potential,” “projects,” “intends,” “plans,” “will,” “target,” “continue,” or “should” or, in each case, their negative or other variations or comparable terminology that predict or indicate future events.
These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding, among other things, our future financial performance, business strategy, expansion plans, opportunities, prospects, liquidity, growth, operations and results of operations and that of our subsidiaries; the development, licensing, construction, operation and commercialization of LFR plants and MOX fuel manufacturing plants; anticipated plant construction, deployment, commissioning and operating timelines; anticipated customer demand and the ability to enter into binding customer arrangements; expected market opportunity, market share, market acceptance and cost competitiveness of our products, services and technologies; anticipated capital requirements and sources of financing; the development and scaling of manufacturing capabilities, operational capabilities and supply chains; expected regulatory developments, regulatory strategy and the timing, scope or outcome of regulatory reviews, approvals, permits, licenses and authorizations in the United States, the United Kingdom, the European Union and other jurisdictions; the availability, use and economics of MOX fuel and spent fuel recycling; the safety, reliability and performance of our technologies; the protection and enforceability of intellectual property rights; anticipated public company costs, internal control requirements and compliance obligations; the impact of macroeconomic, geopolitical, trade, tax, currency, inflationary, climate-related and other external developments; and other statements that are not historical fact.
These forward-looking statements are based on current expectations, estimates, forecasts and projections, as well as the beliefs and assumptions of management, and are inherently subject to significant risks, uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from those expressed or implied by these forward-looking statements as a result of a variety of factors, including, among others:
•
our limited commercial operating history and the fact that it has not yet constructed any commercial LFR plants or MOX fuel manufacturing plants and has limited or no binding commercial operating experience with respect to the planned business model;

•
the fact that we have not yet entered into binding customer contracts for the construction, operation or long-term commercial deployment of our planned LFR plants or MOX fuel manufacturing plants and may not do so on the anticipated timeline or at all;

•	our history of losses and negative cash flows and our need for significant additional capital to fund its business plan;
•
the risk that construction, delivery, licensing, commissioning, startup testing and operation of our planned plants, facilities and equipment take longer, cost more or perform differently than expected;

•	the risk that our LFRs, LFR plants, MOX fuel manufacturing plants, fuel recycling activities or related technologies may not operate as planned or may not be successfully commercialized;
•	risks relating to the availability, industrialization, handling, transport, fabrication, economics and regulatory treatment of MOX fuel and related nuclear materials;
•
the reliance on a limited number of suppliers, contractors and other third parties, including for highly specialized, first-of-a-kind, long-lead or sole-source materials and components, and the risk that such suppliers or contractors may not perform as expected or that supply chains may not scale as anticipated;

•	the risk that our supply base may not be able to scale to the production levels necessary to meet projected deployment plans or anticipated customer demand;
•
the risk that increased demand across the nuclear sector, including from new-build, life-extension, refurbishment, SMR, advanced reactor and fuel-cycle projects, could constrain access to nuclear-grade components, qualified suppliers, contractors, specialized labor and regulatory resources, resulting in longer lead times, increased costs or delays in our development and deployment timelines;

•	the risk that our technologies, designs or business model may not attract customers as quickly as expected, or at all;
•
risks relating to competition from existing or future competitors and from other energy generation technologies or solutions, including renewables, carbon capture solutions, fusion, geothermal and other alternative carbon-free technologies;

•	the risk that our products or technologies may not achieve or maintain cost competitiveness, including levelized cost of electricity or fuel economics, relative to competing sources of energy;
•
changes in domestic and foreign business, market, financial, political, tax, trade, legal and regulatory conditions, including tariffs, trade restrictions, import or export controls, sanctions and other governmental actions;

•
geopolitical instability, including Russia’s invasion of Ukraine, heightened tensions or conflicts involving major economies or strategic regions, including in the Middle East (such as in the Suez Canal or the Strait of Hormuz) or the Taiwan Strait, related sanctions, resulting supply chain disruptions, commodity price volatility and broader disruptions in global energy markets;

•
negative public or political perception of nuclear energy, radioactive materials, spent fuel recycling, MOX fuel, plutonium handling or the nuclear industry generally, including as a result of incidents at unrelated nuclear facilities anywhere in the world;

•
the risk that adverse events involving the nuclear energy industry generally, or delays, cost overruns, cancellations or other negative developments affecting peers or competitors, could adversely affect demand for our technologies, financing conditions, investor sentiment or the market price of our securities;

•
the risk that applicable laws, regulations, mandates, governmental policies, funding levels, budgets, staffing or enforcement priorities change in ways that adversely affect our business, licensing strategy, approvals, construction timelines or cost structure;

•
our ability and our commercial partners’ ability to obtain and maintain all necessary permits, licenses, approvals, authorizations and regulatory clearances in the jurisdictions in which they operate or intend to operate;

•	changes in the availability or terms of government support, tax credits, grants, awards, subsidies or other incentives on which elements of our business plan may depend;
•
our ability to maintain, protect and enforce its intellectual property and proprietary rights, as well as risks of infringement claims, ownership disputes and challenges to its patents or other intellectual property;

•	our ability to attract, retain and motivate senior management, technical personnel and other highly skilled employees and contractors;
•	the ability of our management team to operate a public company and to comply with the additional laws, rules, regulations and reporting requirements applicable to a public company;
•	the ability to design, implement and maintain effective disclosure controls and procedures and internal control over financial reporting following the business combination;
•
risks relating to cybersecurity, information technology failures, data protection, insider threats, third-party access vulnerabilities, operational technology risks and cyberattacks, including those involving sensitive or classified information;

•	the outcome of any legal proceedings, governmental investigations, enforcement actions or other disputes that may be instituted against us;
•	fluctuations in inflation, interest rates, commodity prices, labor costs, shipping costs, energy costs, exchange rates and broader macroeconomic conditions;
•	the exposure of our results of operations and cash flows to foreign currency exchange rate fluctuations, including euro/U.S. dollar fluctuations;

•	changes in tax laws or interpretation thereof, tax rates, or tax audits and the risk that tax attributes may not be available as expected;
•
the risk that actual results differ materially from any forecasts, projections, illustrative revenue streams, market estimates, cost estimates, timing expectations or other forward-looking metrics included in this prospectus; and

•	the other risks and uncertainties set forth in the section entitled “Risk Factors” and elsewhere in this prospectus.
If any of these risks materialize or any of the assumptions underlying these forward-looking statements prove incorrect, actual results could differ materially from those expressed or implied by these forward-looking statements. There may be additional risks that we presently do not know or currently believe are immaterial, that could also cause actual results to differ materially from those contained in the forward-looking statements.
In addition, forward-looking statements reflect our expectations, plans or forecasts of future events and views as of the date of this prospectus. We anticipate that subsequent events and developments may cause their assessments to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, except as may be required by applicable law. Accordingly, undue reliance should not be placed upon the forward-looking statements.
These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions.

RISK FACTORS
You should carefully consider the risks described below before making an investment decision. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect our ability to complete or realize the anticipated benefits of the business combination, and may have an adverse effect on our business, cash flows, financial conditions and results of operations. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein. The trading price and value of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and any prospectus supplement or related free writing prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and any prospectus supplement or related free writing prospectus.
Risks Related to our Business and Operations
We have not yet constructed any LFR plants or MOX fuel manufacturing plants or entered into any binding contract with any customer to operate an LFR or MOX fuel manufacturing plant, and there is no guarantee that we will be able to do so in the future. This limited commercial operating history makes it difficult to evaluate our prospects, the risks and challenges we may encounter and our total potential addressable market.
Our business plan to construct and operate our LFR plants and MOX fuel manufacturing plants and license the related technologies and designs is subject to reaching binding agreements with potential customers. If no potential near-term customer enters into such binding agreements with us, our planned construction and operation of our LFR and MOX fuel manufacturing plants could be significantly delayed. Such delays would result in delays in revenue generation and could hinder our ability to gain market traction with other potential customers. This could have a material adverse effect on our business and financial condition.
To date, we have engaged in commercial discussions with potential customers at varying stages of advancement as part of our business development efforts. For example, we are in the process of negotiating terms relating to our expected partnership with Oklo to develop advanced fuel manufacturing infrastructure following Oklo’s announcement on May 26, 2026 that it was selected by the DOE, alongside four other advanced nuclear companies, for advanced negotiations under the Surplus Plutonium Utilization Program. For more information, see “Information about newcleo—Overview—Overview and Competitive Strengths.” These discussions may progress toward binding commercial arrangements; however, none constitute a final investment decision. As a result of our limited commercial operating history and ongoing changes in our new and evolving industry, including evolving demand for our products and services and the potential development of technologies that may prove more efficient or effective for our intended use cases, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to a number of uncertainties. Therefore, there can be no assurance that our internal estimates relating to the size of our total addressable market will be correct. In addition, our expectations with respect to our total potential addressable market may differ from those of third parties, including investors or securities analysts.
We have a limited commercial operating history in a rapidly evolving industry. As a result, it is difficult for us to evaluate and prepare for all the risks and challenges we may encounter.
We have a limited commercial operating history in a rapidly evolving industry. The markets for nuclear power plants, nuclear reactor design, nuclear reactor construction, nuclear fuel design, nuclear fuel supply, nuclear waste recycling, nuclear fuel fabrication, nuclear waste management and services related to any or all of the foregoing may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described in this prospectus. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays, changed circumstances, or changed market conditions arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts, as indicated by the illustrative revenue streams provided in this prospectus, or the expectations of investors or analysts, causing our business to suffer and our ordinary shares price to decline.

We have no operating history as a company that builds, operates or maintains commercial nuclear power plants, or that licenses technology for customers to do so, and our limited institutional experience in executing such a business model may adversely affect our business.
We have no operating history as a company that builds, operates or maintains commercial nuclear power plants, or that licenses technology for customers to build and operate commercial nuclear power plants. Although certain members of our management team and personnel have prior experience in the nuclear and energy sectors, we have not previously operated together as an organization with a demonstrated track record of executing this business model at commercial scale. As a result, we may face challenges in integrating relevant expertise across our organization, developing effective operational and managerial processes, allocating resources, anticipating the regulatory, technical, commercial and financing demands of a commercial nuclear business and responding effectively to issues that may arise in the course of development and deployment. If our management team and organization are unable to execute effectively, our operations, prospects, financial condition and results of operations could be materially adversely affected.
Our LFR technology is subject to significant technical development and validation risks, including risks relating to lead corrosion and materials degradation, which could adversely affect the performance, cost, licensing and commercial viability of our LFR technology.
Corrosion and materials degradation have historically been central technical challenges for lead-cooled fast reactors, particularly at higher operating temperatures, and our ability to address these challenges is critical to the viability of our LFR technology. While oxygen control techniques can help mitigate corrosion at lower temperatures, high-temperature lead environments may require additional materials, coatings, alloy and coolant-chemistry solutions to prevent dissolution, erosion, stress corrosion cracking or other forms of material degradation. If the materials used in our LFRs, including reactor vessels, steam generators, primary pumps, fuel assemblies, control and shutdown devices, decay heat removal systems or other reactor internals, do not perform as expected in contact with liquid lead over the life of a reactor, we could experience reduced component lifetimes, increased inspection, maintenance or replacement requirements, unplanned outages, impaired reactor availability, higher operating costs, design changes, delays in licensing or deployment, or safety-related concerns.
Our LFR technology remains subject to significant technical development, demonstration and validation risks. Although members of our team have prior experience with advanced reactor technologies and liquid metal systems, including experience with sodium-cooled technologies, liquid lead presents different materials, chemistry, thermal-hydraulic, operational and regulatory challenges. There can be no assurance that prior experience with sodium-cooled or other advanced reactor systems will be directly applicable to the development, qualification, licensing or commercial deployment of our lead-cooled technology, or that we will be able to resolve lead corrosion or related materials challenges on the timeline, at the cost or with the performance characteristics we currently expect. Because the successful management of lead corrosion and related materials degradation is fundamental to the safety, efficiency, availability and economics of our LFR design, any inability to demonstrate reliable long-term performance in a lead environment could call into question the technical feasibility, licensability or commercial viability of our LFR technology.
Moreover, many of the solutions to lead corrosion remain subject to further testing, qualification, scale-up and regulatory review, including in reactor-relevant and long-duration operating environments. Results from laboratory, capsule, loop, ion-irradiation or other accelerated testing may not be predictive of performance under all commercial reactor conditions, including long-term exposure to flowing lead, thermal cycling, impurities, radiation, mechanical stress, weld interfaces, manufacturing variability or accident conditions. Even if our current testing produces favorable results, subsequent testing, engineering scale-up, component integration, manufacturing qualification, regulatory review or commercial operations may identify new or more severe technical issues, including issues that were not apparent in earlier-stage testing or that emerge only after extended operation.
In addition, some of our corrosion mitigation strategy depends on proprietary or newly developed materials and coatings, including alumina-forming austenitic steels, nickel-based alumina-forming alloys and coated or weld-overlay components. These materials and processes may not be manufactured, qualified, licensed or deployed at commercial scale on the timeline or at the cost we currently expect. If our corrosion mitigation approach is not successful, or if regulators, customers, financing parties or strategic partners do not view our materials solutions as sufficiently demonstrated or bankable, we may be required to redesign components, operate at lower temperatures, increase redundancy or maintenance requirements, replace certain materials or coatings, conduct additional testing, obtain additional regulatory approvals, or delay commercialization. Any such developments could increase our capital expenditures and operating costs, reduce the thermal efficiency or economic competitiveness of our LFR technology, impair our ability to achieve our target levelized cost of energy, and materially adversely affect our business, financial condition, results of operations and prospects.
We are an early-stage company with a history of financial losses (e.g., negative cash flows), and we expect to incur significant expenses and continuing financial losses at least until our LFR and MOX fuel manufacturing plants become commercially viable, which may never occur.
We expect our operating expenses to increase over the next several years and to continue to incur operating losses for the foreseeable future as we continue to expand and develop, and we will likely need additional capital from external sources. If we are unable to raise additional capital, we may need to make significant adjustments to our business plan or significantly delay, scale back or discontinue the deployments of our facilities and/or some or all of our research and development programs. We may be required to cease operations or seek partners for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available. In the absence of additional capital, we may also be required to relinquish, license, or otherwise dispose of rights to technologies, plants, or other products that we would otherwise seek to develop or commercialize on terms that are less favorable than might otherwise be available. If we are unable to secure additional capital, we may be required to take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.
Incidents involving nuclear energy facilities in the United States or globally, including accidents, terrorist acts or other high profile events involving radioactive materials, could materially and adversely affect the public perception of the safety of nuclear energy, our customers and the markets in which we operate, and such adverse effects could potentially decrease demand for nuclear energy, increase regulatory requirements and costs or result in liability or claims that could materially and adversely affect our business.
Successful execution of our business model is dependent upon public support for nuclear power, in general, in the United States and other countries. If there is an incident affecting nuclear energy facilities in the United States or globally, public perception could be materially negatively impacted. Opposition by third parties can delay or prevent the licensing and construction of new nuclear facilities and in some cases can limit the operation of nuclear facilities. In the past, adverse public reaction, increased regulatory scrutiny and related litigation contributed to extended licensing and construction periods for new nuclear power plants, sometimes delaying construction schedules by decades or more, or even shutting down operations at already-constructed nuclear power facilities.
We conduct operations across multiple jurisdictions with different regulatory frameworks and public perceptions of and attitudes toward nuclear energy. An incident at any of our facilities in Italy, France, Switzerland or any future location could trigger regulatory responses and public reactions that may vary by jurisdiction but could collectively impair our ability to operate across our entire footprint. Additionally, our business involves not only reactor operations but also nuclear fuel fabrication and spent fuel recycling activities, each of which carries distinct incident risk profiles. An incident involving the handling, processing, or transportation of nuclear materials at any of our facilities could adversely affect public perception of our company and the nuclear industry more broadly.
With respect to public perceptions, the effects of the 2011 Tohoku earthquake and tsunami that caused a radiological incident at the Fukushima nuclear power plant in Japan increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants and a dampening of the favorable regulatory climate needed to introduce new nuclear power technologies. As a result of these events, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. Similarly, the accidents at Three Mile Island and Chernobyl increased fears of nuclear power and hindered the widespread acceptance of nuclear power. If a high-visibility or high-consequence nuclear incident, including the loss or mishandling of nuclear materials, or other event, such as a terrorist attack involving a nuclear facility, occurs, public opposition to nuclear power may increase dramatically, regulatory requirements and costs could become more onerous or prohibitory, and customer demand for energy or fuel could suffer, which could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.

The advanced nuclear industry in which we operate is nascent, characterized by limited commercial precedent, long development timelines, substantial capital requirements and significant execution uncertainty, which makes our commercialization pathway difficult to predict.
We are pursuing a novel reactor and fuel cycle strategy in a sector in which few companies have reached commercial deployment and in which many participants, including us, have limited or no commercial operating history at scale. As a result, there is limited precedent for assessing the time required to achieve licensing, construct facilities, establish supply chains, secure customers, demonstrate operating performance and achieve sustained commercial revenues.
Investors, counterparties, regulators and other market participants may evaluate us by reference to the experience of other advanced nuclear or capital-intensive clean energy companies, including companies that have encountered licensing delays, changes in deployment sequencing, increases in expected capital expenditures, revisions to development plans, or financing needs materially different from prior expectations. Even where our technology, regulatory approach or commercial strategy differ from those of other companies, adverse developments affecting peer or comparable companies may negatively influence perceptions of our execution risk, capital needs, valuation or prospects.
If we experience delays in technology development, licensing, project execution, customer adoption or financing, or if the market perceives that we may experience challenges similar to those encountered by other companies in the sector, our business, prospects, financial condition and the value of our Ordinary Shares could be materially adversely affected.
Our construction and delivery timeline estimates for our plants, facilities, and other equipment may increase due to a number of factors, including the degree of pre-fabrication, standardization, licensing regulation, on-site construction, long-lead procurement, contractor performance, plant pre-operational and startup testing and other site-specific considerations.
The success of our business will depend in large part on our ability to successfully construct our plants and license technology and designs to potential customers on-time and on-budget at guaranteed performance levels, which would tend to establish greater confidence in our subsequent customers. There is no guarantee that all necessary components will be commercially available and substantial development of new supply chains might be necessary. Additionally, we cannot guarantee the level of quality of these third-party supplies or compliance with import and export requirements or limitations that might be stipulated by the NRC, the DOE, the European Commission and other Euratom-related authorities, including the Euratom Supply Agency, and applicable national competent authorities in relevant jurisdictions, such as the French ASNR, Italy’s ISIN and the Slovak Republic ÚJD SR, for the procurement of these components. Any supply chain disruptions incurred by our third-party suppliers or degradation in the quality and processes of our manufacturing partners may result in delays, cost overruns or impairments. There is no guarantee that the planned construction, delivery, and performance of our plants will be successful, timely, or on budget or that our third-party suppliers and contractors will deliver timely or on budget. There is no guarantee that plant pre-operational and startup testing, including tests mandated as license conditions by respective regulatory authorities, will be successfully completed on-time. There can be no assurance that we will not experience delays, operational or process failures, and other problems during our first commercial deployment or any planned deployment thereafter.
We will depend on third-party contractors, suppliers, procurement intermediaries, trading companies and other counterparties to perform many of the essential activities needed to deploy our plants and to source, manufacture, deliver, install and test key components. Although we may seek to procure certain components through trading companies or other intermediaries, we will not control the performance of these counterparties or the underlying manufacturers, logistics providers or other participants in the relevant supply chain, and our contracts with them may not provide adequate remedies if they fail to perform. In addition, reliance on procurement intermediaries may not ensure the availability, timely delivery, quality, regulatory compliance or exportability of required components, and may expose us to additional counterparty, documentation, traceability, sanctions, export control, customs and quality assurance risks. We do not currently employ any risk sharing structures to address the risks associated with the construction, delivery and performance of our plants. Any delays or setbacks we may experience for our first commercial delivery or in establishing our plants, including as a result of the failure of third-party contractors, suppliers, procurement intermediaries, trading companies or other counterparties, could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows and could harm our reputation.

Changes in the availability and cost of oil, natural gas, nuclear fuel cycle inputs and other forms of energy, as well as our ability to access plutonium and other reprocessed nuclear materials on acceptable terms, are subject to volatile market, regulatory and geopolitical conditions that could adversely affect our business, prospects, financial condition, results of operations and cash flows.
The availability and prices of oil, natural gas, nuclear fuel cycle inputs and other forms of energy are subject to volatile market conditions, particularly in light of actual and potential geopolitical tensions, trade restrictions, sanctions, supply chain disruptions, transportation constraints and broader macroeconomic developments. Decreases in energy prices, increases in nuclear energy costs relative to other forms of energy, or increased uncertainty regarding long-term power pricing may adversely affect the competitiveness and attractiveness of our technologies and projects and, in turn, our business, prospects, financial condition, results of operations and cash flows.
In addition, our long-term business model contemplates the use of MOX fuel and therefore depends, in part, on our ability to access plutonium and other reprocessed nuclear materials, as well as the related transport, handling, fabrication, storage and regulatory infrastructure, on commercially reasonable terms and in accordance with applicable laws, licenses and governmental approvals. See “—Armed conflict, geopolitical instability and disruptions to global energy markets and maritime trade routes, including in the Middle East and Eastern Europe, could adversely affect our business, supply chain, costs, financing environment and public acceptance of nuclear energy.” These market conditions are affected by political, economic and other factors beyond our control. The availability of such materials and services may be limited by policy decisions, public opposition, geopolitical developments, capacity constraints at third-party facilities, the absence or delay of agreements with governmental entities or commercial counterparties, safeguards and non-proliferation requirements, transport restrictions, licensing constraints and evolving regulatory frameworks in the jurisdictions in which we operate or expect to operate.
If we are unable to secure sufficient access to plutonium or other reprocessed nuclear materials, or if the cost of obtaining, transporting, processing or fabricating such materials increases materially, we may be required to delay projects, modify our MOX fuel strategy, rely on alternative sources or arrangements, incur higher costs or accept less favorable commercial terms, any of which could adversely affect our development timelines, expected economics and ability to execute our business plan.
To the extent these uncertainties cause suppliers, customers, regulators, financing sources or strategic counterparties to become more cautious or cost-sensitive, or to revise their business plans, investment decisions or procurement strategies, demand for our products and services could be reduced and our ability to finance, develop or commercialize our technologies could be adversely affected.
Building a new LFR plant or MOX fuel manufacturing plant is challenging as a result of many factors, including regulatory and construction complexity, and may take longer or cost more than we expect.
We have not sought or received third-party cost estimates related to building our first-of-a-kind new plants for the finalized design but expect to do so in the future. Such third-party cost estimates may be significantly higher than our current estimates, which may affect the marketability, capital and operational costs of our plants and our expectations with respect to our business plan and future profitability. Where these issues arise at later stages of deployment, deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business prospects, financial condition, results of operations, cash flows and the information included in the illustrative revenue streams provided in this prospectus.
In addition, we may experience significant delays in obtaining required nuclear regulatory approvals and related authorizations, including approvals required to begin site preparation, construction, commissioning or operation of our MOX fuel manufacturing plants or LFR plants, as well as security clearances or other authorizations required to access classified, controlled or otherwise sensitive nuclear information. Regarding regulatory prospects, the main design principles and related safety options of the LFR are currently being reviewed and assessed by the French regulator; newcleo will use any regulatory feedback, once available, to adjust its safety approach and derisk its license applications in the United States or any other jurisdictions. Nevertheless, licensing difficulties may arise in connection with contaminated and/or activated lead waste, fuel handling, discharges to the environment, radiation protection and maintenance, security and safeguards requirements, among other issues. For more information, see “—Risks Relating to Compliance with Law, Government Regulation and Litigation.”

Increased demand for nuclear-sector suppliers, contractors, components and skilled personnel could constrain the broader nuclear supply chain, delay our development and deployment timelines and increase our costs.
The broader nuclear supply chain may become increasingly constrained as a result of current nuclear power plants under construction, life-extension and refurbishment projects at existing nuclear facilities, and any additional new-build reactors, SMRs, advanced reactors, fuel-cycle facilities or related nuclear infrastructure projects that may be approved or pursued in the future. These projects may compete with us and our customers for a limited pool of nuclear-grade components, qualified manufacturers, engineering and construction contractors, specialized materials, testing and qualification facilities, transportation and logistics providers, skilled labor and regulatory resources.
Certain components, materials and services required for our LFRs and MOX fuel manufacturing plants are highly specialized, subject to nuclear-grade quality assurance requirements and may be available only from a limited number of suppliers, including suppliers located outside the jurisdictions in which our projects are expected to be deployed. Increased demand across the nuclear sector could result in longer lead times, reduced supplier availability, higher prices, more limited contracting flexibility and greater competition for qualified counterparties. We may also be required to reserve manufacturing capacity, enter into long-term supply arrangements, make advance payments, qualify alternative suppliers or redesign certain aspects of our plants or components, any of which could increase costs, require additional capital or delay our development activities.
If we or our customers are unable to secure access to qualified suppliers, contractors, components, services or personnel on commercially reasonable terms or within the timeframes required by our business plan, we may experience delays in design finalization, licensing, construction, commissioning, MOX fuel fabrication or deployment of our LFR and MOX fuel businesses. Any such constraints could delay our development and deployment timelines, increase our capital and operating costs, impair our ability to satisfy customer requirements, reduce the competitiveness of our technologies, adversely affect the expected economics of our LFR and MOX fuel businesses and materially adversely affect our business, prospects, financial condition, results of operations, cash flows and the illustrative revenue streams included in this prospectus.
Our LFR and MOX fuel manufacturing plants may not operate as planned.
The success of our business will depend, among other things, on the amount of energy produced by the plants we develop. A number of different factors, including plant start-up issues, latent defect, design error, operator error, slow response to outages due to underperforming monitoring systems, poor weather conditions, local electrical grid issues, poor environmental conditions and vandalism or theft could adversely affect the amount of nuclear power produced, and thus reduce revenues. Even if our plants do perform as expected, external factors such as grid connectivity issues may affect their output. Unplanned outages or prolonged downtime for maintenance and repair typically increase operation and maintenance expenses and reduce revenues as a result of diminished output. We do not have current plans to carry insurance coverage for, or employ other risks sharing structures, to mitigate all risks associated with the successful delivery and performance of the plants.
Any actual or perceived safety or reliability issues may result in significant reputational harm to our businesses, and could also expose us to tort liability and other losses, costs and liabilities arising from claims of personal injury, property damage, environmental damage or other harm allegedly caused by the construction or operation of our plants or related facilities. Such issues could result in delaying or cancelling planned deployments of plants, increased regulation, or other systemic consequences. Our inability to meet safety standards or adverse publicity affecting our reputation as a result of accidents or mechanical failures could have a material adverse effect on our business and financial condition.
Our supply base may not be able to scale to the production levels necessary to meet sales projections.
We do not have significant manufacturing assets and will rely on third-party manufacturers and construction firms to build plants and associated equipment. While we are working to develop these capabilities and facilities internally, these capabilities and the facilities involve risks including timeline, cost, and financing risk and, even if successfully developed, may not be available for our earliest plant deployments. Moreover, we may be dependent on future supplier capability to meet production demands attendant to our forecasts. If our supply chain cannot meet the schedule demands of the market, our projected sales revenues could be materially impacted.

We rely on a limited number of suppliers for certain materials and supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in our plants. We and our third-party vendors may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs or obtain such materials on favorable terms including price. Additionally, certain components may only be available from international suppliers.
We rely on a limited number of suppliers for certain materials and supplied components. We may not be able to obtain sufficient materials or supplied components to meet our manufacturing and operating needs, or obtain such materials on favorable terms, which could impair our ability to fulfill our orders in a timely manner or increase our costs of production.
We do not have significant prior experience in the manufacture of any of the components of our LFRs, LFR plants or MOX fuel manufacturing plants. We are working to establish manufacturing capabilities for innovative and critical components, as well as the deployment of manufacturing facilities, including facilities related to our LFR plants and MOX fuel manufacturing strategy. Our suppliers’ ability to manufacture components for our LFRs, LFR plants and MOX fuel manufacturing plants is dependent upon sufficient availability of materials and possibly other supplied components, some of which are highly specialized and are being designed for first-of-a-kind or sole use in our LFRs, LFR plants or MOX fuel manufacturing plants. We may also rely on trading companies, procurement intermediaries or other third parties to source certain materials or supplied components; however, such arrangements may not ensure the availability, timely delivery, quality, regulatory compliance, traceability or exportability of those materials or components. Any supply chain disruption incurred by our third-party suppliers, trading companies, procurement intermediaries or other counterparties, or degradation in the quality or processes of our manufacturing partners, may result in delays, cost overruns or impairments to the development, construction, commissioning or operation of our LFRs, LFR plants or MOX fuel manufacturing plants.
Additionally, the imposition of sanctions, tariffs, or material changes in import and export requirements on a nation-by-nation basis, on materials or supplied components for our plants could have a material adverse effect on our operations. Prolonged disruptions in the supply of any of our key materials or components, difficulty qualifying new sources of supply, implementing use of replacement materials or new sources of supply or any volatility in prices could have a material adverse effect on our ability to operate in a cost-efficient, timely manner. Such prolonged disruptions could also cause us to experience cancellations or delays of scheduled launches, customer cancellations or reductions in our prices and margins, any of which could harm our business, financial condition, results of operations, cash flows, and the information included in the illustrative revenue streams provided in this prospectus.
Our business operations rely heavily on securing agreements with suppliers for essential materials and components which will be used to construct our plants.
The execution, termination, expiration, or failure to renew agreements with our suppliers, whether due to unforeseen circumstances, including, but not limited to, supplier insolvency and regulatory changes, pose significant risks to our supply chain. In the event that such agreements are not successfully maintained or replaced, we may encounter difficulties sourcing required materials and components, leading to deployment delays, increased costs, or an inability to meet customer demand. Any interruption or inability to maintain relationships with current and future suppliers, or failure to secure materials from alternative suppliers, could adversely impact our business operations, financial performance, and reputation.
Our LFR technology, LFR plant designs and MOX fuel manufacturing strategy may not attract customers as quickly as we expect, or at all.
LFRs, LFR plants, MOX fuel and other advanced nuclear technologies are relatively new and unproven at commercial scale and may be more costly than alternatives. Accordingly, adoption of our LFR technology, LFR plant designs, MOX fuel and related advanced nuclear technologies by our potential customers may progress more slowly than we anticipate, and it may be more expensive to bring potential customers into our pipeline. Any delay or failure to license our technologies or designs to our customers, enter into agreements for LFR plant deployments or support the development, licensing, construction or operation of MOX fuel manufacturing plants may have a material and adverse impact on our business and financial condition.
Customers may rescind or back out of nonbinding agreements due to various reasons which could adversely affect our revenue streams, project timelines, and overall financial performance.
We may enter into nonbinding agreements, such as a memorandum of understanding or a letter of interest with customers for the license of our technologies or designs, to collaborate on projects or to enter into mergers, acquisitions or other similar transactions. The underlying contracts may not come to fruition as a result of, among other things, changes in business priorities, financial constraints, regulatory changes, force majeure events, failure to obtain necessary approvals, or failure to meet contractual obligations by either party. The termination of these agreements could adversely affect our business. Additionally, loss of planned customers or projects may negatively impact our reputation and business prospects.
We depend on key executives, management, and other highly skilled personnel to execute our business plan and conduct our operations. A departure of key personnel could have a material adverse effect on our business.
Our success depends, in significant part, on the continued services of our senior management team and on our ability to attract, motivate, develop, and retain a sufficient number of other highly skilled personnel, including engineering, science, manufacturing and quality assurance, legal and regulatory affairs, public affairs, finance, marketing and sales personnel. Our senior management team has extensive experience in the energy and manufacturing industries and are experts in highly technical, specialized fields, including MOX fuel fabrication, spent fuel recycling and lead-cooled fast reactor technology, nuclear law and liability, as well as in navigating complex and evolving regulatory frameworks in multiple jurisdictions. We believe that their depth of experience is instrumental to our continued success.
In particular, we depend upon the services of our Chief Executive Officer, Stefano Buono, for our continued growth and operation due to his industry experience, technical expertise, and institutional knowledge, as well as his extensive personal and business contacts. As our founder, Mr. Buono has also played a central role in the development of our strategy, the establishment of our business relationships, the positioning of our company with governmental, industrial and financial counterparties and the advancement of our overall business plan. Accordingly, the loss of Mr. Buono could disproportionately affect our ability to maintain strategic alignment, preserve important stakeholder relationships and continue to execute on our growth strategy.
In addition, we depend on Luciano Cinotti and other members of our technical leadership team, whose experience in lead-cooled fast reactor technology, reactor engineering and related MOX fuel cycle activities reflects decades of highly specialized knowledge that is not readily available in the market and would be difficult to replace. Because lead-cooled fast reactor expertise is rare and there are few comparable commercial programs globally from which to recruit, the loss of personnel with such experience could materially impair our ability to continue the design, development and validation of our reactor technologies, respond to technical challenges, support safety case development and interact effectively with regulators and other technical counterparties. We also depend on personnel with specialized expertise relating to MOX fuel fabrication, spent fuel recycling, plutonium handling and other fuel cycle activities, and on personnel with experience operating across French, Italian, Slovak, European and, as applicable, U.S. regulatory frameworks.
The loss of any one or more members of our senior management team, for any reason, including resignation or retirement, could impair our ability to execute our business strategy, develop our LFR-AS-200 reactor and MOX fuel cycle technologies, obtain or maintain regulatory approvals, manage relationships with key stakeholders and counterparties and preserve critical institutional and technical knowledge, and have a material adverse effect on our business and financial condition if we are unable to successfully attract and retain qualified and highly skilled replacement personnel.
Our business plan requires us to attract and retain qualified personnel including personnel with highly technical expertise. Our failure to successfully recruit and retain experienced and qualified personnel could have a material adverse effect on our business.
Our future success depends in part on our ability to contract with, hire, integrate, and retain highly competent nuclear reactor- and fuels-focused engineers and scientists, licensing and regulatory personnel, and other qualified personnel. The market for such talents is highly competitive, and shortages in critical skill areas can increase recruitment costs and lengthen hiring timelines. The pool of available talent is limited due to the specialized expertise required, including hazardous materials handling credentials and security clearances, while cross-border recruitment adds complexity and costs through visa, language, and regulatory requirements, which may make it more difficult for us to hire the talents we need to execute our growth strategy.
In particular, our business requires personnel with expertise in lead-cooled fast reactor technology, reactor engineering, MOX fuel fabrication, spent fuel recycling, plutonium handling, fuel cycle industrialization, nuclear safety, nuclear licensing, nuclear law and liability, quality assurance, export control and regulatory affairs. Personnel with these qualifications are scarce. The relevant talent pool is especially limited because there are few commercial programs globally involving lead-cooled fast reactor technology and because certain fuel cycle activities and nuclear licensing processes require highly specialized training, operational experience, certifications, site-specific qualifications, security clearances or other authorizations that may take significant time and expense to obtain. As a result, even where qualified candidates exist, we may not be able to identify, recruit, hire, onboard and retain them on acceptable terms or within the timeframes required by our business plan.
Our hiring needs are also not limited to technical personnel. We require employees and consultants with experience in nuclear licensing and regulatory strategy, environmental, health and safety compliance, transportation and handling of nuclear materials, intellectual property, manufacturing quality systems and project execution in highly regulated settings. In addition, because our activities span multiple jurisdictions, we require personnel capable of operating across different legal, regulatory, linguistic and cultural environments. Personnel with experience across French, Italian, Slovak and broader European regulatory frameworks, are particularly difficult to recruit and retain. The loss of such personnel, or our failure to hire them as needed, could materially delay licensing, construction, commissioning, fuel-related activities or other key milestones.
Further, we compete for qualified personnel with industry peers and government and regulatory bodies that may offer more attractive compensation, stability, or benefits. If we are unable to adequately anticipate our needs for certain key competencies and implement human resource solutions to recruit or improve these competencies, our business, results of operations and financial condition would suffer.
Our current operating focus has been principally in Europe, and as we seek to expand our activities in the United States, we may face additional challenges in recruiting and retaining personnel with relevant U.S. market experience. We may have limited existing brand recognition, operational footprint and managerial infrastructure in the United States relative to more established participants, which could make it more difficult for us to attract technical, regulatory, finance, legal, compliance and other personnel in that market. In addition, U.S.-based recruitment may involve added competition, compensation pressures, immigration and relocation issues and the need to integrate personnel across time zones and business cultures. High turnover among experienced staff may result in the loss of institutional knowledge, increased training expenses, and disruption or delay of key projects. If we are unable to recruit and retain highly skilled personnel, especially personnel with sufficient technical expertise to develop our plants and produce MOX fuel, we may experience delays, increased costs, and reputational harm.
Most of our management team has limited experience in operating a public company.
Most of our management team has limited experience in the management of a publicly traded company. In particular, certain members of our management team have limited experience operating a company subject to the reporting, disclosure, corporate governance and internal control requirements applicable to a U.S. public company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to our management and growth.
We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. More specifically, we may need to recruit, hire and retain additional personnel with experience in U.S. securities law disclosure, SEC reporting, investor relations, internal controls over financial reporting, public company accounting, financial planning and analysis, legal and compliance functions and board and committee governance processes. The need to focus on these responsibilities could divert management’s attention from strategic initiatives, which may impact overall business performance. The development and implementation of the standards and controls necessary for us to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. We will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods. If we fail to do so successfully, we may be unable to comply in a timely manner with our reporting and other obligations as a public company, which could adversely affect investor confidence, expose us to regulatory scrutiny and materially and adversely affect our business and the market price of our securities.

If we fail to manage our growth effectively, we may be unable to execute our business plan which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.
To execute our business plan, we must finalize our LFR technology, LFR plant designs and MOX fuel manufacturing plant designs, obtain regulatory approvals, protect and continue to develop our technical innovations, establish manufacturing and operational capabilities and continue to develop and market our products and services to traditional and non-traditional end users. We intend to expand our operations significantly to address our target market. To properly manage our growth, we will need to hire and retain additional personnel, upgrade our existing operational management and financial and reporting systems, and improve our business processes and controls. Our future expansion will depend on:
•	hiring and training new personnel with requisite skill and expertise;
•	completing the designs, licensing, construction, and commissioning of our plants;
•	optimizing applications of our LFRs and LFR plants to serve a variety of customers, including state-owned utility and nuclear operators and private industrial and infrastructure energy users;
•	developing the supply chain necessary to supply components, equipment and materials for our LFRs, LFR plants and MOX fuel manufacturing plants;
•
protecting our technical innovations, know-how and proprietary processes, including through patent filings, trade secret protection and contractual safeguards, in jurisdictions relevant to our development, manufacturing and commercialization activities;

•	developing the processes and technologies to transport radiological and other hazardous materials;
•	developing the operational capabilities and functions necessary to operate our plants;
•	controlling expenses and investments in anticipation of expanded operations;
•	managing construction timelines, performance and budgets of our third-party contracts;
•	upgrading the existing operational management and financial reporting systems and team to comply with requirements as a public company; and
•	implementing and enhancing administrative infrastructure, systems, and processes.
If our operations continue to grow as planned, of which there can be no assurance, we will need to expand our sales and marketing, research and development, customer, and commercial strategy, permitting and licensing, products and services, manufacturing, supply, and operations functions, among others. These efforts will require us to invest significant financial and other resources, including in industries and sales channels in which we have limited experience to date. Our ability to scale effectively will also depend in part on our ability to identify, secure, maintain and enforce appropriate intellectual property protections for our reactor, fuel cycle and related technologies while continuing to innovate. We will also need to continue to develop our nascent manufacturing and operational systems and processes, and there is no guarantee that we will be able to scale the business as currently planned or within the planned timeframe. The continued expansion of our business may also require additional manufacturing and operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities.
Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, finding capacity internally and with third parties to construct our plants and related equipment, delays in production, and difficulty sourcing adequate raw materials. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to protect our technical innovations and proprietary know-how as our operations expand across multiple jurisdictions and counterparties, our competitive position, commercialization strategy and expected returns on our investments in technology development could be adversely affected. If we are unable to drive commensurate growth, these costs, which include lease commitments, headcount, and capital assets, could result in decreased margins, which could have a material adverse effect on our business, financial condition, and results of operations.
Further, if our capital needs are greater than anticipated or the timing of expenditures accelerates, we may need to raise additional debt or equity, reduce scope, defer projects, or pursue alternative delivery models and risk-sharing structures; there can be no assurance such capital will be available when needed or on acceptable terms. See “—Risks

Relating to our Capital Resources—In order to fulfill our business plan, we will require additional funding, which may be dilutive to our investors, may result in a decline in the market price of our shares, and no assurances can be provided as to the availability or terms of any such funding.” Any such funding and the associated terms will be highly dependent upon market conditions and the progress of our business at the time we seek such funding. The terms of any financing that we pursue may be less favorable than previously anticipated and could become even less favorable depending on the amount of funds we may require.
We and our independent auditor have identified significant deficiencies in our internal control over financial reporting, information technology, and revenue disclosure cut-off and contract existence controls, and if we fail to remediate these deficiencies and maintain effective internal controls, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud.
Prior to the Business Combination, we have been a private company and have not been required to design, document and test our internal control over financial reporting at the level required of a public company subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent auditor has not conducted an audit of our internal control over financial reporting. In connection with its audit procedures, our independent auditor identified certain significant deficiencies in our internal control environment, including deficiencies relating to financial reporting, segregation of duties over manual journal entries, information technology general controls and third-party risk management, and revenue disclosure cut-off and contract existence controls. In particular, we have identified deficiencies in our controls over the preparation, review and posting of manual journal entries. Members of the accounting team have been able to both prepare and post manual journal entries using different system profiles, and we have not maintained a sufficiently formalized and documented independent review process for all manual journal entries. As a result, we may not have effective segregation of duties or sufficient independent review controls over manual journal entries, including non-routine and judgmental entries. These deficiencies increase the risk that errors or fraudulent journal entries, including through management override of controls, may not be prevented or detected on a timely basis and that a material misstatement of our financial statements could occur and not be prevented or detected.
Our independent auditor has also identified deficiencies in controls over the preparation and maintenance of accounting records supporting financial reporting for our 2024 financial statements. Certain accounting records were not maintained in a sufficiently complete and timely manner at the time of audit requests, resulting in multiple follow-up inquiries and extended audit procedures to obtain sufficient appropriate audit evidence. Although no material misstatements were identified and audit evidence was ultimately obtained, the additional procedures required indicated a significant deficiency in the financial reporting control environment. While notable improvements were observed during our 2025 audit, we may not be able to complete our remediation efforts in a timely manner or at all. We have also identified significant deficiencies related to information technology controls. These include inconsistencies in the documentation and approval of user access requests across entities, the absence of periodic user access reviews across all in-scope entities, password settings that were not aligned with group policies across certain financial reporting systems, excessive privileged access rights in SAP ECC6 and Eurecia at certain subsidiaries, and insufficient documentation supporting user acceptance testing and approval of changes to production systems. In addition, there was a lack of segregation of duties between developers and implementers of changes in SAP ECC6 and the configuration to prevent direct changes to the production environment was not in place. These deficiencies could impair our ability to ensure that access to financial reporting systems is appropriately authorized, that changes to such systems are properly tested and approved and that transactions and financial data are processed accurately and securely. In addition, our controls over period-end cut-off and contract existence were not sufficiently designed or operating effectively to ensure that only contracts meeting IFRS 15 criteria at the reporting date are included in revenue-related disclosures. As a result, disclosure of future revenue expectation was overstated, increasing the risk of misleading financial statement disclosure and non-compliance with applicable accounting standards. Our independent auditor also identified deficiencies in our third-party risk management controls. For certain third-party systems used by Pompes Rütschi SAS, Rütschi Fluid AG and Fucina Italia, there were no relevant service organization controls reports available. As a result, we did not have a sufficient basis to evaluate the design effectiveness of certain relevant information technology general controls performed by those third-party service providers, and relevant complementary user entity controls were not adequately considered. If third-party systems or controls are not appropriately monitored, or if complementary controls at our entities are not properly designed and implemented, our financial reporting processes could be adversely affected.

We are working to remediate these deficiencies, including by enhancing segregation of duties, restricting system access rights, implementing formal independent review procedures for manual journal entries, improving documentation and approval of user access requests and system changes, performing periodic access reviews, aligning password and privileged-access controls with group policies, strengthening monitoring of third-party service providers and designing complementary user entity controls where service organization controls reports are not available. We also expect to continue to enhance our accounting and finance function, including through additional personnel, training, policies, procedures and systems improvements. However, there can be no assurance that these remediation efforts will be sufficient or that we will not identify additional significant deficiencies or material weaknesses in the future. Our independent auditor’s consideration of internal control was not designed to identify all deficiencies in internal control that, individually or in combination, might constitute significant deficiencies or material weaknesses. Accordingly, other deficiencies may exist that have not been identified. In addition, our reporting obligations as a public company may place significant strain on our management, operational and financial resources and systems, and we may be unable to complete our evaluation, testing and any required remediation in a timely manner.
Under Section 404 of the Sarbanes-Oxley Act, we will be required to evaluate and report on the effectiveness of our internal control over financial reporting. At the time we are required to do so, our management may conclude that our internal control over financial reporting is not effective. In addition, when required, our independent registered public accounting firm may be required to attest to and report on the effectiveness of our internal control over financial reporting and may disagree with management’s assessment or issue an adverse or qualified report if it is not satisfied with the design, documentation or operation of our controls. If we fail to remediate the identified significant deficiencies, or if we otherwise fail to establish and maintain effective internal control over financial reporting, we may be unable to accurately report our financial condition or results of operations, meet our reporting obligations on a timely basis or prevent or detect fraud. This could cause investors to lose confidence in our reported financial information, limit our access to capital markets, harm our business and results of operations, subject us to regulatory investigations or sanctions, and adversely affect the trading price of our Ordinary Shares.
There is limited to no commercial operating experience for lead-cooled fast reactors of this type, configuration, and scale. This creates risks in cost and timeline estimates, and the lack of commercial experience in terms of labor and supply chain and other factors may result in greater than expected construction cost, licensing timelines, deployment timelines, maintenance requirements, differing power output and greater operating expense.
We may fail to identify latent design, licensing, manufacturing, construction, and operations issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our plants and related technologies. Moreover, the cost and time associated with the construction and maintenance of our LFRs may be greater than we expect because of a lack of a labor force with relevant commercial experience and an inexperienced supply chain for this type of reactor. Were these issues to arise at later stages of deployment, deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business.
Competition from existing or new competitors or technologies could cause us to experience downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share.
We operate in a highly competitive energy market and are subject to competition based upon product design, performance, technology, pricing, quality, and services from competing nuclear suppliers as well as from alternative means of producing electricity and/or heat. There are a number of advanced reactor designs and advanced reactor projects under development in the United States and the rest of the world, many of which are involved in pre-application review with the NRC and other nuclear regulators. While we expect to maintain competitive pricing on our products and services that are directly comparable to products manufactured and services provided by others, our products and services will conform to more exacting specifications and may carry a higher price than competing non-nuclear products due to the highly regulated nature of the United States and other geographies’ nuclear industry. Other companies providing competing technologies could capture customers or market share from us, which could have a material adverse effect on our business or financial condition.
For sales and/or deployments outside of jurisdictions with highly developed nuclear regulatory frameworks, some of our foreign competitors currently benefit from, and others may benefit in the future from, permissive regulatory and licensing regimes and/or from protective measures by their home countries where governments are providing financial support, including significant investments in the development of new technologies. Those competitors may have a competitive advantage if they are able to obtain approvals, or if they can demonstrate to potential customers the value and benefits of their products and services, particularly in jurisdictions that have less stringent nuclear regulatory requirements. These competitors may have access to greater sources of funding to develop and commercialize their power than we do, whether as a result of potential competitive advantages or from supportive national governments. This market environment may result in increased pressures on our pricing and other competitive factors.
We believe our ability to compete successfully in designing, engineering, manufacturing, and operating our products and services at significantly reduced cost to customers does and will depend on a number of factors, which may change in the future due to increased competition. If we are unable to compete successfully, our business, financial condition, results of operations and cash flows would be adversely affected.
The cost of MOX fuel may not be cost competitive with energy generated from other sources, which could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.
Many energy markets price electric energy, heat, capacity, and/or ancillary services on a competitive basis, with market prices subject to substantial fluctuations. Other markets remain heavily regulated by state or local utility regulatory authorities, with energy purchase decisions by utilities providers subject to various competitiveness or prudence tests. As a result of competitive pressures, some energy markets experience low marginal energy prices at certain times due to a combination of subsidized generating resources, competitors with low-cost or no-cost fuel sources, or market-design features that create incentives for certain attributes or deliver revenue in unpredictable ways over time, and we may not be able to compete in these markets unless the benefits of our MOX fuel technology and business model are sufficiently valued. Even in markets that price reliable capacity on a long-term basis, there is no guarantee that MOX fuel will be sufficiently low-cost so as to clear auction-style capacity markets or to attract customers to enter into agreements with us on commercially acceptable terms, and entering into an agreement with a customer in any one year is no guarantee of similar outcomes in successive years.
Failure of the cost of energy generated from our plants to be cost competitive with energy generated from other sources, will limit our ability to charge a premium relative to other energy sources, which could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.
Our investment in LFR technology and MOX fuel production may not provide the return we expect.
We are actively developing our LFR technology and MOX fuel production capabilities, including with the goal of deploying our initial LFR projects and two MOX fuel manufacturing plants, one in the United States and one in Europe, which will occur in the 2030s. Challenges that could impact timeline and cost might arise from necessary activities such as completing design, engineering, testing and qualification work, achieving design maturity, siting, obtaining federal, state, local and foreign permits and approvals, securing regulatory approvals for reactor construction and operation, obtaining approvals relating to MOX fuel fabrication, transportation, storage and handling, addressing threatened or actual litigation, developing or securing qualified supply chains, and obtaining access to spent fuel and other nuclear materials for the purposes of MOX fuel production.
Our estimates for the total addressable market and expectations with respect to these potential lines of business are based on several internal and third-party estimates, including those relating to LFR deployment, MOX fuel manufacturing plant deployment, licensing timelines, capital and operational costs, construction and operating performance, utilization rates, fuel availability, customer demand, sales prices for produced MOX fuel, IP license fees, engineering and services revenues and other illustrative revenue streams. The timeline to scale up and deploy the necessary technological processes is based upon assumptions regarding our LFR and MOX technologies, regulatory pathways, financing availability, customer adoption, supply chain capacity and general market conditions. However, our assumptions and the data underlying these estimates may not be correct, and the conditions supporting our assumptions or estimates might change at any time, reducing the accuracy of these underlying assumptions.
As a result, our investment in our LFR technology, MOX fuel production capabilities and related business lines may not provide any return, or the return we have projected. In addition, the markets for LFRs, high plutonium-content MOX fuel and related fuel-cycle and services offerings in the United States and abroad have not yet been established, and technologies such as ours have limited operational history and have not been proven at commercial scale. Any material change to our assumptions or expectations with respect to the markets for our LFRs, MOX fuel manufacturing plants and MOX fuel, or the technology we plan to utilize, may have a material adverse effect on our business prospects, financial condition, results of operations, cash flows and the illustrative revenue streams included in this prospectus, and could harm our reputation.

Our LFRs are designed to operate using MOX fuel, and any inability to secure, produce, transport, license or reprocess MOX fuel on a commercial scale could delay deployment or operation of our reactors and adversely affect our business.
Our LFRs are designed to operate MOX fuel, which combines plutonium and uranium and is expected to be produced from recycled nuclear materials. As a result, our ability to deploy and operate our LFRs will depend in significant part on our ability to secure a reliable supply of MOX fuel that satisfies the technical specifications, regulatory requirements and safeguards applicable to our reactor design, including with respect to plutonium content, fuel performance and safety.
The production, transport, storage, use and accounting of MOX fuel involve significant technical, regulatory, security and logistical requirements. Plutonium-based fuel is subject to extensive licensing, safeguards, physical protection, transport, handling and other regulatory requirements, including under national and international nuclear safety and non-proliferation regimes. Any failure to obtain or maintain required approvals, demonstrate compliance with applicable safeguards or security requirements, qualify appropriate MOX fuel fabrication facilities or otherwise establish a reliable MOX fuel supply chain could delay fuel availability, increase costs, limit our ability to conduct testing or fuel-loading activities, or prevent or delay operation of our LFRs.
Although MOX fuel production is a technically established process, the production of MOX fuel suitable for our LFRs, including at the scale, specifications and schedule required for commercial deployment, may be resource-intensive and may require specialized facilities, qualified personnel, regulatory approvals and coordinated arrangements with fuel cycle participants and governmental authorities. In addition, our long-term fuel cycle strategy contemplates the industrialization of the reprocessing of spent MOX fuel. Any delay, difficulty or failure in developing, licensing or scaling such reprocessing capabilities could adversely affect the economic, operational and sustainability benefits that we expect to derive from our MOX fuel cycle strategy.
If we are unable to obtain adequate MOX fuel for our LFRs on a predictable schedule and at a predictable cost, or if the production, transport, handling, use or reprocessing of MOX fuel is delayed, restricted or becomes more expensive than expected, the testing, deployment and operation of our LFRs may be delayed or impaired. Any such developments could increase our costs, adversely affect the competitiveness of our LFRs and materially and adversely affect our business, results of operations, financial condition and prospects.
Successful commercialization of new, or further enhancements to existing, alternative carbon-free energy generation technologies may adversely affect market demand for our LFRs, LFR plants, MOX fuel and MOX fuel manufacturing plants, which could adversely affect our ability to commercialize our products and technologies.
Successful commercialization of new, or further enhancements to existing, alternative carbon-free energy generation technologies, such as adding carbon capture and sequestration/storage mechanisms to fossil fuel power plants, wind, solar, geothermal or fusion, may prove to be more cost-effective or appealing to global energy markets than our LFRs, LFR plants, MOX fuel or related technologies. As a result, such technologies may adversely affect market demand for our LFRs, LFR plants, MOX fuel and MOX fuel manufacturing plants, potentially adversely affecting our ability to successfully commercialize our products and technologies.
The expected market for our LFRs, LFR plants, MOX fuel and MOX fuel manufacturing plants may be superseded or rendered obsolete by new technology or the novel application of existing technology. Our estimates for the total addressable market and expectations with regard to certain revenue streams are based on a number of internal and third-party estimates, including our potential contracted revenue, the number of potential customers who have expressed interest in our LFRs, LFR plants, MOX fuel or related services, the conversion rate of those potential customers into paying customers, assumed prices and production costs for our LFR plants, MOX fuel manufacturing plants and resulting power or fuel, our ability to leverage our current logistical and operational processes, assumptions regarding our technology and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, reducing the predictive accuracy of these underlying factors. As a result, our performance, as indicated by the illustrative revenue streams provided in this prospectus, our estimates of the addressable market for our products and services, as well as the expected growth rate for such market, may prove to be incorrect. Any material change to our assumptions or expectations with respect to the foregoing may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.

The market for alternative carbon-free energy generation technologies has not yet been established and may not achieve the potential we expect or may grow more slowly than expected. If demand for our LFRs and plants fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve or maintain profitability.
The market for alternative carbon-free energy generation technologies has not yet been established and may not achieve the potential we expect or may grow more slowly than expected. The viability and continued growth in demand for alternative carbon-free energy generation technologies, and in turn, our plants, may be impacted by many factors outside of our control, including:
•	market acceptance of nuclear power, especially in light of potential incidents at power plants;
•	cost competitiveness, reliability and performance of our LFRs and plants compared to conventional and renewable energy sources and products;
•	availability and amount of government subsidies and incentives to support the development and deployment of our LFRs and plants;
•	the extent to which the nuclear power industry and broader energy industries are deregulated to permit broader adoption of nuclear electricity generation;
•	the cost and availability of key materials and components used in the production of our LFRs and plants;
•	prices of traditional utility-provided energy sources; and
•	the emergence, continuance, or success of, or increased government support for, other alternative energy generation technologies and products.
Reduction in energy demand or changes in climate-related policies may change market conditions, thereby reducing our product’s competitiveness and affecting our performance. If demand does not grow, our business and operations could suffer, which would have an adverse impact on our ability to grow our business and we could be unable to achieve or maintain profitability.
We rely heavily on our intellectual property portfolio. Our ability to maintain, protect or enforce our patents and other intellectual property rights may be challenged and is not guaranteed. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.
Our success depends in part on our ability to maintain, protect and enforce our intellectual property rights. We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks, copyrights and trade secret laws in the United States and other jurisdictions, as well as contractual restrictions in our commercial agreements such as confidentiality agreements, assignment agreements, and license agreements to establish, maintain and enforce rights associated with our plants and related proprietary technologies. Given that the underlying technology is many decades old, we primarily use patents in order to ensure that others cannot preclude us from using certain technologies or key design aspects. Our success depends in part on our ability to obtain and enforce patent protection for our plants and related technologies, as well as our ability to operate without infringing or violating the proprietary rights of others. We either own or have significant license rights to certain intellectual property applicable to our plants and MOX fuel technology, including patent rights and pending patent applications on the same, and we will continue to file patent applications claiming new technologies directed to our plants in the United States and in other jurisdictions based on several factors including, but not limited to, commercial viability. Monitoring unauthorized use of our intellectual property rights is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient.
As noted above, we also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop and help maintain our business and competitive position. We seek to protect our proprietary technology, in part, by entering into confidentiality agreements with our suppliers, subcontractors, venture partners, employees and consultants, and other third parties. However, we may not be able to prevent the unauthorized disclosure or use of our trade secrets, know-how, or information which we consider to be confidential, by the parties to these agreements, despite the existence generally of confidentiality provisions and other contractual restrictions. If any of the suppliers, subcontractors, venture partners, employees, and consultants, and other third parties who are parties to these agreements breach or violate the terms of any of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, despite our efforts to protect our proprietary technology, our trade secrets could otherwise become known or be independently discovered by our competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate, from using that technology or information to compete with us.
The patent position of our plants and MOX fuel technologies is not a guarantee of protection or rights. During the patent prosecution process, a patent office may require us or our future licensors to narrow the scope of the claims of our or our licensors’ pending and future patent applications. This may limit the scope of patent protection and limit our or our future licensors’ ability to assert patent infringement if the patent is subsequently issued. In some cases, a patent may not be issued if we or our licensors are unable to overcome rejections from a patent office. By pursuing patent rights by filing a patent, we or our licensors may lose trade secrets that would have otherwise been protected had a patent not been sought and third parties may be able to exploit such published information in our patent application. Additionally, even if we obtain a patent in one jurisdiction (e.g., the United States), we cannot guarantee that we will obtain a corresponding patent in another jurisdiction (e.g., China) as patent laws differ from jurisdiction to jurisdiction. Additionally, maintaining and enforcing patent rights can involve complex legal and factual questions and may be subject to litigation in some cases. For example, third parties may challenge the validity of our or our licensors’ patents based on prior art at a tribunal such as the Patent Trial and Appeal Board at the U.S. Patent and Trademark Office and in a federal court. Because we cannot assure that all of the potentially relevant prior art relating to our patents and patent applications has been found, third parties may prevail in invalidating a patent or preventing a patent application from being issued as a patent. Additionally, even if we or our licensors are able to maintain valid patents or prevail in patent challenges instituted by third parties, we or our licensors may still bear the risk of third parties “designing around” our technologies to avoid an intellectual property infringement claim.
Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. Patentability and patent scope involve complex legal and factual questions and the breadth of claims allowed may be uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Numerous patents published pending patent applications and unpublished pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to the risk of infringing those patents, patents and patent applications owned by others may also be used as a basis to invalidate our patents or prevent our patent applications from issuing as patents. Our patents may also be challenged as invalid under other prior art and/or be challenged as unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.
Even if our patent applications succeed and we are issued patents in accordance with those applications, it is still uncertain whether these patents will be contested, circumvented, invalidated, or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement as compared to the United States. In addition, the claims of any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending patent applications or future patent applications. In addition, patents issued to us may be infringed or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition, and operating results. In addition, we cannot be certain that our competitors will not independently develop same or similar technology, obtain information we regard as proprietary, or design around intellectual property of ours.

We currently enjoy only limited geographical protection with respect to certain issued patents and trademarks and may not be able to protect our intellectual property rights throughout the world. If we are unable to protect our intellectual property rights, our business and competitive position may be harmed.
We do not have worldwide patent rights for our plants and related proprietary technologies because there is no such thing as a worldwide patent or “international patent rights.” We also do not have worldwide trademark protection for our brand for similar reasons. Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Filing, prosecuting, and defending patents on our plants and related technologies worldwide can pose several challenges. First, procuring patent rights in multiple jurisdictions may be cost prohibitive because individual patent offices in different jurisdictions will have to independently examine each patent application. Therefore, costs such as examination fees, translation fees and attorneys’ fees are considered when deciding whether to pursue patent protections in a given jurisdiction. We or our licensors will also have the continued obligation of paying maintenance fees periodically to avoid patents from becoming abandoned or lapsed. Second, the breadth of claims in patents may vary from jurisdiction to jurisdiction. For instance, certain patent offices may require narrower claims, resulting in patent rights that are less extensive. Further, as noted above, we may not be able to obtain patents in some jurisdictions even if we obtain patents in other jurisdictions. Accordingly, our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. For example, within the European Union, patent applications relating to specifically nuclear subject matter, or inventions directly connected with and essential to the development of nuclear energy in the Euratom, may be subject to communication to the European Commission under the Euratom Treaty, and non-exclusive licenses may in certain circumstances be granted in respect of such rights. Many countries also limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties with respect to any patents relevant to our business, our competitive position may be impaired, and our business and financial condition may be adversely affected.
Finally, some countries restrict the patentability of inventions relating to atomic energy. For example, Section 4 of the Indian Patents Act provides that no patent shall be granted in respect of an invention relating to atomic energy falling within Section 20(1) of the Atomic Energy Act, 1962, which addresses inventions that, in the opinion of the Central Government, are useful for or relate to atomic energy and certain related materials and activities. Therefore, inventions relating to nuclear reactors and associated components would not be patentable in these countries, which could reduce the scope or value of our intellectual property protection in those jurisdictions.
We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.
Companies, organizations or individuals, including our existing and future competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer to sell or sell our MOX fuel, our LFRs, our plants, and related technology, which could make it more difficult for us to operate our company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights. Companies, organization or individuals, including our existing and future competitors, may also seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if we are determined to have infringed a third party’s intellectual property rights, we may be required to do among other things, one or more of the following: (i) cease making, using, offering to sell, selling or importing our technologies or designs that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results, and financial condition could be materially adversely affected. In addition, any litigation, or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We also anticipate licensing patents and other intellectual property from third parties, and we may face claims that the use of this intellectual property infringes the rights of other third parties. In such cases, we may seek indemnification from the licensors under our license contracts with those licensors or other damages. However, our rights to indemnification or damages may be unavailable or insufficient to cover our costs and losses, and are dependent on our use of the technology and whether we choose to retain control over conduct of the litigation, among other factors.
We review and assess third-party patents and other intellectual property rights relevant to our plants and proprietary technologies. However, we may not identify all relevant third-party patents, or may incorrectly interpret their scope, relevance, or expiration. Any such oversight could expose us to infringement claims, require us to modify our technology, or limit our ability to develop, manufacture, or market our products and services. This could result in costly litigation, delays, or the need to obtain licenses on unfavorable terms, any of which could adversely affect our business, financial condition, and results of operations.
In addition, there are several circumstances under which a patent application may not be published and accessible to us or our licensors. For example, patent applications in the United States and many foreign jurisdictions are typically not published until 18 months after filing, but some patent applications in the United States may be maintained in secrecy until the patents are issued. Publications in the scientific literature also often lag behind actual discoveries. Therefore, we cannot be certain that others have not filed patent applications for technology covered by our issued patents or patents applications, or that we were the first to invent the technology or to file a patent application covering the technology. Our competitors may have filed, and may in the future file, patent applications covering our plants, MOX fuel technologies or technology similar to ours without us knowing. Any such patent application may have priority over our patent applications or patents, which could require us to procure rights to issued patents covering such technologies in order to avoid infringement claims.
We may be subject to claims of ownership and other rights to our patents and other intellectual property by third parties.
Our confidentiality and intellectual property assignment agreements with our employees, consultants and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property, or otherwise provide for an allocation of ownership, use or other rights in intellectual property developed in connection with the relevant relationship. While we seek to secure ownership of, or sufficient rights to use, intellectual property that is material to our business, including through assignment, license, joint ownership or other contractual arrangements, those arrangements may not be honored and obligations to assign, license or otherwise provide rights in intellectual property may be challenged or breached. Moreover, there may be circumstances where we are unable to negotiate for such ownership, license or other rights on acceptable terms, or where others misappropriate those rights.
We may be subject to claims that former employees, collaborators, or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.
Our use of AI-based technology may present new risks and challenges to our business.
The rapidly evolving use of artificial intelligence and machine learning presents significant risks. If we fail to adopt, manage and govern AI responsibly, our intellectual property, confidential information, operations, regulatory compliance and financial results could be adversely affected.
We use third-party artificial intelligence or machine learning (“AI/ML”) platforms, offerings and tools, including generative AI products and other AI-enabled software (“AI/ML Technology”), in our internal operations and may explore additional uses of AI/ML in the future, including for engineering, design, modeling, simulation, licensing, project management, knowledge management, drafting, analytics and other business purposes. The development and use of AI/ML Technology present various privacy, confidentiality, cybersecurity, reliability and intellectual property risks that may impact our business. The use in the future of AI/ML Technology, including third-party and open-source AI tools, by our employees, contractors and business partners could result in the unauthorized disclosure of our proprietary, confidential or otherwise protected information, including technical, commercial, regulatory or other sensitive information. The use of such tools also may lead to inaccurate, incomplete, biased, misleading or non-compliant outputs, introduce vulnerabilities or malicious code into our systems, or result in allegations or claims relating to infringement or misappropriation of third-party intellectual property, unauthorized use of proprietary information or failure to comply with contractual, license or open-source software requirements. We also could be subject to claims from providers of third-party AI/ML Technology that we are using their products, tools or outputs in a manner inconsistent with applicable terms of use, and such claims may result in costly legal proceedings.
The regulatory framework applicable to AI/ML Technology is evolving rapidly in multiple jurisdictions. In particular, the European Union has adopted the AI Act, a risk-based legal framework that imposes obligations on certain AI providers and deployers, and EU institutions continue to issue implementation guidance and consider further adjustments to the regulatory framework. In addition, existing data protection, privacy, cybersecurity, intellectual property, consumer protection, product safety, discrimination and other laws may be interpreted or applied in ways that affect our use of AI/ML Technology. As a result, we cannot be certain that our policies, controls or compliance efforts will provide sufficient protection or that our use of AI/ML Technology will not harm our reputation, create legal exposure, increase our compliance costs or adversely affect our financial condition or operating results.
Several jurisdictions around the world, including Europe and other jurisdictions in which we operate or may operate, have adopted, proposed or are considering laws and policies governing the development, deployment and use of AI/ML Technology. The European Commission describes the AI Act as Regulation (EU) 2024/1689 and as the EU’s harmonized legal framework for AI, and the EU continues to develop implementation tools and guidance for businesses. These requirements, and the uncertainty surrounding them, may require us to change our business practices, implement additional compliance measures, restrict certain uses of AI/ML Technology, protect or segregate certain data more extensively, retrain or reevaluate AI-enabled tools or incur additional legal, technical and operational costs. If our use of AI/ML Technology is restricted or becomes more costly or burdensome, our operations may become less efficient and we may be at a competitive disadvantage.
The use in the future of third-party AI/ML Technology by our business partners and by personnel with access to our confidential information, including trade secrets, technical know-how and commercially sensitive data, may continue to increase. This could lead to the misuse, loss or disclosure of such information, which could negatively affect us, including our ability to protect and realize the benefits of our intellectual property. In addition, the ongoing or future use of AI/ML Technology by our business partners also may increase cybersecurity and operational risks for us. In addition, the use of AI/ML Technology presents emerging ethical, governance and reputational issues, and if our use, or perceived misuse, of third-party AI/ML Technology becomes controversial, we may experience reputational harm, legal liability or competitive disadvantage. Any of these risks could be difficult to eliminate or manage and, if not addressed, could have a material adverse effect on our business, financial condition, operating results and future prospects.
Armed conflict, geopolitical instability and disruptions to global energy markets and maritime trade routes, including in the Middle East and Eastern Europe, could adversely affect our business, supply chain, costs, financing environment and public acceptance of nuclear energy.
Armed conflict and heightened geopolitical tensions, including the ongoing war in Ukraine and hostilities and instability in the Middle East involving Iran and other regional actors, have caused and may continue to cause significant volatility in global energy, commodity, insurance, transportation and financial markets. In particular, actual or threatened disruptions to maritime traffic through critical shipping routes, including the Strait of Hormuz, as well as broader sanctions, export restrictions, retaliatory measures, military escalation or damage to infrastructure, may increase the cost, timing and uncertainty associated with sourcing materials, manufacturing components, transporting equipment, securing specialized services and executing cross-border aspects of our business.
Our business depends on complex international supply chains, specialized industrial capabilities, regulatory coordination across jurisdictions and, over time, a closed fuel cycle strategy involving MOX fuel fabrication and the handling, transport and regulatory oversight of sensitive nuclear materials. As a result, broader geopolitical disruptions, even if not directed at our company, customers, suppliers or target markets, could delay project development, increase capital and operating costs, impair counterparties’ ability or willingness to perform, restrict access to equipment, materials or transport routes, or reduce the availability of financing and insurance on acceptable terms.
In addition, the war in Ukraine and the instability in the Middle East involving Iran have heightened public and political sensitivity to nuclear safety and security risks, particularly in light of ongoing concerns regarding the safety and security of nuclear facilities in the region. Any actual or perceived increase in the risk of a serious nuclear incident, sabotage event or radiological release, whether in Ukraine, the Middle East or elsewhere, could adversely affect public opinion, political support, regulatory attitudes and customer demand with respect to nuclear energy generally, including advanced nuclear technologies and fuel-related activities. Any of these developments could result in increased scrutiny, delays, additional regulatory requirements, reduced market acceptance or other adverse consequences that could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.
We and our customers operate in a politically sensitive environment, and negative public and political perceptions of nuclear energy and radioactive materials could materially and adversely affect us, our customers, and the markets in which we operate.
Successful execution of our business model depends upon public and political support for nuclear power in the European Union, the United States, the United Kingdom, and other countries where we may seek to operate. We develop lead cooled fast reactor technology and nuclear fuel recycling capabilities that, while offering significant safety and sustainability advantages, involve technologies that are less familiar to the general public than conventional nuclear power plants. Public misunderstanding of our technology, including the use of lead coolant, fast spectrum neutron physics, and the recycling of spent nuclear fuel containing plutonium, could generate opposition even where our technology offers objective safety improvements over existing nuclear facilities.
Adverse public reaction to developments in the use of nuclear power could directly affect our customers and indirectly affect our business. Opposition by third parties, including environmental organizations, local community groups, and state or local government bodies, can delay or prevent the licensing and construction of new nuclear facilities and, in some cases, can limit the operation of nuclear facilities. Such opposition may be particularly acute for technologies perceived as novel or involving materials associated with weapons proliferation, even where such associations are technically unfounded. Some stakeholders, such as incumbents and state-controlled companies, might discredit the credentials of a private actor entering the nuclear sector. This can happen in geographies like the EU where nuclear has historically been developed and run by state-controlled companies. Such companies might receive support from certain political parties and government factions that may resist private innovation. The revival of nuclear fuel has also activated new sources of public financing (e.g., state aid, subsidies, tax credits, and, in Europe, Important Projects of Common European Interest). This may bolster the aforementioned stakeholders’ narrative against new competitors in the nuclear sector. Further, we have observed that advanced nuclear companies face heightened media scrutiny, and any regulatory delays, technical challenges, or operational incidents, whether at our facilities or at other nuclear installations globally, could be amplified in public discourse in ways that materially harm our ability to obtain necessary approvals and deploy our technology on our anticipated timeline.
Public perception of nuclear energy varies significantly by jurisdiction. While recent government policy in France, Slovakia, the United States and the United Kingdom has become more supportive of nuclear power, other jurisdictions have a less supportive stance towards nuclear energy, and policy positions may shift with changes in government or in response to external events beyond our control. As a company with operations in France, Slovakia, Italy and the United Kingdom that is seeking to expand into the United States and other markets, we face the complexity of navigating differing and potentially conflicting public and regulatory attitudes across multiple jurisdictions simultaneously.
Historical experience demonstrates that adverse public reaction to nuclear incidents can have industry wide effects. The March 2011 Fukushima Daiichi accident increased public opposition to nuclear power in several countries, resulting in policy reversals, project cancellations, early plant shutdowns, and more stringent regulatory requirements. A future incident at any nuclear facility worldwide, regardless of the technology type or relationship, if any, to our operations, could materially and adversely affect public perception of our business, reduce demand for our technology, increase our regulatory and compliance costs, delay our licensing and construction timelines, and subject us to additional liabilities and adverse claims. Additionally, journalists, trade press, financial analysts, activist investors, and other third parties, potentially including regulatory agencies with jurisdiction over our operations, may publish statements that negatively affect public or political perception of our company or our technology. We cannot control such statements or fully anticipate their effects. Adverse public opinion or negative political developments could result in increased regulatory requirements, additional costs, litigation, or legislative or regulatory changes that materially impair our ability to execute our business strategy.
Compliance with the reporting obligations under the United States securities laws and Section 404 of Sarbanes-Oxley Act requires expenditures of capital and other resources and may divert management’s attention. If we fail to comply with these reporting obligations or to maintain adequate internal controls our operations, and investors’ confidence in us, could be materially and adversely affected.
As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, Sarbanes-Oxley Act and other applicable securities rules and regulations, including the preparation of annual reports, quarterly reports, and current reports. Complying with these rules and regulations could cause us to incur additional legal and financial compliance costs and make some activities more difficult, time-consuming and costly. Further, by complying with public disclosure requirements, our business and financial condition are more visible, which may result in increased threatened or actual litigation.
Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations, cause us to lose investor confidence, prevent us from obtaining capital on favorable terms or at all, and subject us to sanctions or investigations by the SEC, Nasdaq or other regulatory authorities.
If we fail to meet our reporting obligations under the Exchange Act, the Sarbanes-Oxley Act and other applicable securities rules and regulations in their entirety, we could be subject to penalties under federal securities laws and regulations of Nasdaq and face lawsuits, and we will not be able to obtain independent accountant certifications required for public companies under the Sarbanes-Oxley Act.
We are subject to considering, quantifying, and protecting against information technology and cybersecurity threats that could have adverse effects, including regulatory enforcement consequences, on our business and results of operations.
In the ordinary course of business, we collect, manage, store, and transmit confidential information (including, but not limited to, intellectual property, proprietary business information, and personal information). It is critical that we do so in a secure manner to maintain the confidentiality and integrity of such confidential information. We also have outsourced elements of our operations to third parties, and as a result, we manage a number of third-party contractors who have access to our confidential information.
Despite our implementation of security measures and standard information technology (“IT”) best practices, the Company may be exposed to IT and cyber security threats, including, but not limited to the following:
•	targeted cyberattacks due to the strategic and sensitive nature of nuclear-related information;
•	state-sponsored and criminal threat actors;
•	catastrophic events impacting IT infrastructure, including power outages and physical damage;
•	insider threats, whether malicious or inadvertent;
•	human error; and
•	supply chain and third-party access vulnerabilities.
Such threats have the potential to impact us by:
•	causing operational disruptions that impair our ability to conduct core business activities;
•	compromising classified or sensitive nuclear design and technical information;
•	resulting in the loss or theft of intellectual property and proprietary data, thus adversely affecting our competitive advantage;
•	leading to regulatory non-compliance and potential legal, contractual, or financial penalties;
•	exposing third party classified or sensitive information, negatively impacting future business opportunities;

•	causing reputational damage and loss of stakeholder confidence; and
•	creating potential national security implications.
IT and cyber security risks represent a constant and evolving threat to us and are mitigated through a layered control framework, including:
•	ongoing development and enhancement of our information and cybersecurity architecture;
•	dedicated investments for specific tools and technology adoption;
•	access controls and role-based permissions;
•	network segregation and secure environments for sensitive and classified data;
•	continuous monitoring, logging, and incident detection and response capabilities;
•	cybersecurity awareness and training programs;
•	supplier assurance processes and third-party security requirements with regular audits; and
•	compliance with applicable cyber security and nuclear regulatory standards.
Our Board retains overall oversight of enterprise-level risks. Our Board delegates responsibility for the regular review of enterprise risks and governance practices to our audit and risk committee. Emerging IT and cyber security risks are monitored and reported to our audit and risk committee, which provides recommendations to the Board regarding risk status, the adequacy of existing controls, and proposed initiatives from management to strengthen risk mitigation.
Our business is subject to the risks of earthquakes, fire, floods and other natural catastrophic events, global pandemics, geopolitical instability and interruptions by man-made problems, such as network security breaches, computer viruses, sabotage or terrorism. Material disruptions of our business, facilities, supply chain or information systems resulting from these events could adversely affect our operating results.
We are vulnerable to damage and disruption from catastrophic events, such as natural disasters, global pandemics, power loss and similar unforeseen events beyond our control. Such events could disrupt our business operations, affect our offices, laboratories, development sites and other facilities, damage or delay critical infrastructure, interrupt utility or telecommunications services, restrict the availability of key personnel, impair the operations of our suppliers, contractors or other counterparties, delay construction, testing, licensing, transport or other project activities and result in regional or global economic distress, any of which may materially and adversely affect our business, financial condition, operating results and future prospects. Actual or threatened war, terrorist activities, sabotage, political unrest, civil strife and other geopolitical uncertainty could have a similar adverse effect on our business, financial condition and results of operations, particularly given the sensitive nature of the nuclear sector and the cross-border nature of our operations and supply chains.
We cannot guarantee that we are adequately protected from the effects of earthquakes, fire, floods, global pandemics, power loss, telecommunications failures, break-ins, war, riots, network security breaches, computer viruses, terrorist attacks or similar events. Any of the foregoing events may cause interruptions, damage to our property or third-party facilities on which we rely, delays in procurement, transport, manufacturing, construction or commissioning activities, breakdowns, system failures, technology platform failures or internet failures, which could result in the loss or corruption of data, malfunctions of our information systems or other operational disruptions and could adversely affect our business, financial condition and results of operations.
If a natural disaster, power outage or other event prevented us from using all or a significant portion of our headquarters or other key sites, damaged critical infrastructure, or otherwise disrupted operations for a prolonged period, it may be difficult or, in certain cases, impossible for us to continue aspects of our business for a substantial period of time. Our disaster recovery and business continuity plans may not provide adequate protection in the event of a serious disaster, prolonged disruption or similar event affecting us or critical third parties on which we rely. As a result, we may incur substantial expenses, suffer delays in executing our business plan, lose critical data or know-how, or otherwise experience harm to our business, any of which could have a material adverse effect on our business, financial condition and results of operations.

Macroeconomic Risks Relating to Our Business
We may experience a disproportionately larger impact from inflation and rising costs.
Recently, inflation has increased to its highest level in decades. Inflation has resulted in, and may continue to result in, higher interest rates and capital costs, higher shipping costs, higher material costs, supply shortages, increased costs of labor and other similar effects. Although the impact of material cost, labor, or other inflationary or economically driven factors will impact the entire nuclear and energy transition industry (including renewable sources of electricity, like solar and wind), the relative impact will not be the same across the industry, and the particular effects within the industry will depend on a number of factors, including material use, technology, design, structure of supply agreements, project management and others, which could result in significant changes to the competitiveness of our technology and our ability to construct and operate our LFRs and plants, which could have a material adverse effect on our business, financial condition and results of operations.
Uncertain global macroeconomic, trade and political conditions could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.
Our results of operations and ability to execute our business plan could be materially affected by adverse global and regional economic, financial, trade and political conditions, including inflation, deflation, elevated interest rates, foreign exchange volatility, reduced availability or increased cost of capital, recessionary pressures, energy and commodity price volatility, supply chain disruptions, labor market constraints, changes in trade laws and policies, sanctions, export controls, tariffs, import restrictions and the effects of governmental initiatives to manage economic or strategic conditions. Because our business is capital-intensive, dependent on long development timelines and reliant on specialized equipment, materials, services and regulatory processes across multiple jurisdictions, these conditions may have a disproportionate effect on our business, our counterparties and our customers.
Current or potential customers may delay, reduce or cancel spending on our LFRs, plants and related services as their businesses, financing conditions or budgets are affected by inflation, higher interest rates, tighter credit markets, market volatility, geopolitical uncertainty or other adverse macroeconomic developments. In addition, our customers, suppliers, contractors and other counterparties may experience financial distress, liquidity constraints or reduced access to financing, which could impair their ability to perform their obligations to us or to proceed with projects involving our technology. The inability or unwillingness of current and potential customers to purchase or pay for our LFRs, plants and related services could adversely affect our earnings, cash flows and prospects.
Geopolitical tensions, military conflicts, sanctions, export controls and other trade restrictions also may adversely affect our business. In addition to the ongoing conflict in Ukraine and related sanctions and countermeasures, heightened tensions or conflict involving major economies or strategic regions, including in the Middle East, the Taiwan Strait, the Red Sea, the Suez Canal or the Strait of Hormuz, could disrupt global trade flows, increase freight, insurance and transportation costs, delay deliveries, limit access to key shipping routes, impair the availability of critical equipment, components, raw materials or services and increase price volatility across the supply chain. Recent filing precedents specifically call out disruptions to the Red Sea, Suez Canal and Strait of Hormuz, as well as trade tensions, sanctions and export restrictions affecting critical materials.
We may also be adversely affected by changes in national or regional industrial and trade policy, including tariffs, retaliatory tariffs, quotas, sanctions, local content requirements, foreign investment restrictions, legislation favoring domestic investment or domestic suppliers, restrictions on imports or exports of goods, technology, data or services and other protectionist or nationalistic measures. Recent SEC filing precedents use formulations covering tariffs, export controls, restrictions on rare earths and critical minerals, and governmental policies favoring domestic companies or investment. Any such measures, whether adopted in jurisdictions in which we, our suppliers or our customers operate, could increase our costs, reduce the availability of necessary materials or components, delay procurement or project execution, impair our competitiveness, limit our ability to access particular markets or counterparties or require us to modify our supply chain, sourcing or commercial strategy at significant expense.
In particular, restrictions affecting critical minerals, advanced manufacturing inputs, specialized industrial equipment, energy products, enrichment services or other strategically sensitive materials or services could adversely affect our costs, timelines and operational planning. Likewise, any escalation of geopolitical tensions or resurgence of protectionist or nationalist political agendas could result in further market disruptions, increased inflationary pressures, reduced investment confidence, greater regulatory uncertainty and lower customer willingness to commit capital to long-dated projects such as those involving our technologies.

Any of the foregoing developments could result in increased costs, reduced demand, delivery delays, project postponements, customer or supplier nonperformance, adverse effects on the availability and cost of financing, impairment of our ability to execute our strategy and other adverse consequences. As a result, uncertain global macroeconomic, trade and political conditions could materially and adversely affect our business prospects, financial condition, results of operations and cash flows.
Our cost estimates are highly sensitive to broader economic factors, and our ability to control or manage our costs may be limited.
Capital and operating costs for the deployment of any energy infrastructure are difficult to project, inherently variable and are subject to significant change based on a variety of factors including site specific factors, customer off-take requirements, regulatory oversight, operating agreements, supply chain availability, supply chain availability effects on reactor and power plant performance, inflation and other factors. Opportunities for cost reductions with subsequent deployments are similarly uncertain. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability, fabrication costs as we progress through the regulatory process, or as a result of other factors, including unexpected cost increases that particularly affect our LFRs and plants. To the extent cost reductions are not achieved within the expected timeframe or magnitude, our LFRs and plants may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.
The direct and indirect impact on us and our customers from severe weather and other effects of climate change and the economic impacts of the transition to noncarbon based energy, could adversely affect our financial condition, operating results, and cash flows.
There are inherent climate-related risks wherever business is conducted. Our operations and properties, and those of our customers, may in the future be adversely impacted by flooding, wildfires, high winds, drought, and other effects of severe weather conditions that may be caused or exacerbated by climate change. These events can force us or our customers to suspend operations at impacted properties and may result in significant damage to such properties. Even if these events do not directly impact us or our customers, they may indirectly impact us and our customers through increased insurance, energy, or other costs. In addition, although the ongoing transition to non-carbon-based energy is creating significant opportunities for us and our customers, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.
The ongoing transition to non-carbon based energy also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things, which may also impact us directly or indirectly, such as through our supply chain. The speed and direction of the energy transition are also uncertain and subject to various competing pressures, including as a result of political, market, and other forces. If policymakers or the market coalesce around alternative energy technologies—such as renewables with battery storage, hydrogen, geothermal, or fossil fuels with carbon capture—such trend may adversely impact our ability to capture benefits associated with the energy transition.
The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.
The occurrence of newsworthy events in the nuclear industry as a whole, including, but not limited to, the delay of major projects, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in supply chain may adversely affect our business in several ways, including:
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Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including newcleo. This could result in fluctuations or declines in our stock price irrespective of our internal performance.

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Adverse events in competitor firms may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within the industry. This could impact our ability to retain or expand our market presence.

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Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on our financial stability and profitability, influencing our financial metrics and potentially impacting investor perceptions.

Accidents or incidents involving the mishandling of nuclear materials at any nuclear facility in the world can have an impact on other nuclear facilities around the world in terms of public acceptance, political pressures, and regulatory requirements and scrutiny. For example, the March 2011 accident at the Fukushima Daiichi plant in Japan resulted in millions of dollars in additional regulatory reviews and requirements for U.S. nuclear power plants. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. There is no guarantee that we will be insulated from the adverse effects of such events and the occurrence of any of these events could negatively impact our business operations and financial condition.
Our expectations regarding changes in the sustainability industry may not materialize to the extent we expect, or at all.
We operate within the broadly-defined sustainability industry, which focuses on renewable energy (specifically, solar and wind, energy storage and other decarbonization technologies), resource optimization (including energy efficiency and digitization), environmental services (including waste management, pollution control and recycling) and grid infrastructure (technologies to support an aging and intermittent grid). We expect favorable changes and growth in the sustainability industry based on certain macroeconomic and social trends as well as certain assumptions. These macroeconomic and social trends and assumptions relate to, among other things, population growth, increased government spending in the sustainability industry, increased regulatory requirements and increased focus on environmental, social, and governance practices and business models. No assurance can be given that these trends and assumptions, or that our expectations surrounding the sustainability industry, will be accurate. Further, unanticipated events and circumstances may occur and change the outlook surrounding the sustainability industry in material ways.
There is ongoing scrutiny from investors, customers, policymakers and other stakeholders regarding companies’ consideration and management of climate change, human capital, and various other environmental and social matters. We from time to time engage in various initiatives (including disclosures) to address such matters and related stakeholder expectations; however, such initiatives entail costs and may not have the desired effect. Methodologies, standards, and data associated with sustainability disclosures are often complex and continuing to evolve. As with other companies, our approach to such matters is also expected to evolve, and we cannot guarantee that our approach will align with the expectations or preferences of any particular stakeholder. For example, in some instances, companies have been subject to accusations of greenwashing due to alleged deficiencies in disclosure, methodology, or actions. Additionally, in some instances, such stakeholders have different, or even conflicting, expectations, which can increase the cost and complexity of response. Failure to successfully navigate such expectations (including any regulatory requirements) may result in reputational harm, loss of customers or contracts, engagement from regulators or capital providers, or other adverse impacts to our business. Certain of our suppliers, customers, and other stakeholders are also subject to similar expectations, which may result in new or greater risks, including risks that may not currently be known to us. Accordingly, our expectations of growth in the sustainability industry may occur to a different extent or at a different time, or may not occur at all.
The cost of electricity generated from our reactors may not be cost competitive with other sources of electricity or other low-carbon energy solutions in some markets, which could materially and adversely affect our business.
Electricity markets in the jurisdictions in which we operate or may operate are heavily regulated and vary significantly by country and region. Depending on the market, revenues for electricity generation may depend on a combination of wholesale power prices, long-term off-take arrangements, power purchase agreements, regulated arrangements, contracts for difference, capacity mechanisms or other market-based or governmental support frameworks. The European Commission notes that EU electricity market rules include capacity mechanisms and that the market design reform introduced changes to those rules, and the U.K. government similarly describes the Contracts for Difference scheme and Capacity Market as central mechanisms for supporting low-carbon generation and security of supply in Great Britain.
As a result of competitive pressures, some electricity markets may experience low or volatile power prices at certain times due to a combination of subsidized generating resources, competitors with low-cost or no-fuel-cost energy sources, market design features, grid congestion, curtailment, or regulatory and pricing mechanisms that do not fully value reliability, dispatchability, fuel security, carbon attributes or other characteristics that our technology is intended to provide. In addition, if our customers rely on long-term arrangements or support mechanisms to make projects bankable, there can be no assurance that such arrangements or mechanisms will be available in the relevant jurisdiction, that our projects or our customers’ projects will qualify for them, or that they will be available on terms sufficient to support deployment of our technology. The IEA has noted that long-term off-take contracts can provide revenue certainty and reduce financing costs, underscoring the importance of such arrangements for capital-intensive generation projects.
Even in markets that compensate reliable capacity or other system services, there can be no assurance that electricity generated from our reactors will be sufficiently cost competitive, or that the value of low-carbon, firm or dispatchable generation will be sufficiently recognized, for our customers or prospective customers to proceed with projects involving our technology. Our competitiveness may also be adversely affected if alternative technologies, including renewable generation paired with storage, incumbent nuclear generation, gas-fired generation, interconnection-supported imports or other energy solutions, are able to offer lower prices, shorter development timelines, lower perceived execution risk or more favorable financing or support arrangements.
Given the capital intensity, long development timelines and regulatory complexity associated with our business, any failure of our reactors to provide competitively priced electricity, or to obtain adequate long-term revenue support or commercial arrangements, could delay customer investment decisions, reduce demand for our technology, impair project economics and materially and adversely affect our business, financial condition, results of operations and prospects.
Our reactors, fuel cycle activities and related projects may not qualify, or may not continue to qualify, as low-carbon, sustainable or otherwise eligible activities under applicable regulatory, financing or incentive frameworks, which could adversely affect demand for our technology and access to capital.
While electricity generated by nuclear energy is generally treated as having low life-cycle greenhouse gas emissions under certain frameworks, eligibility under sustainability, taxonomy, transition-finance or other regulatory or incentive regimes may depend on a broader set of criteria, including lifecycle emissions methodologies, safety and waste-management requirements, environmental objectives other than climate, technical screening criteria, verification requirements and evolving legal or policy interpretations. In the European Union, for example, nuclear activities are included in the EU Taxonomy only under strict conditions, including life-cycle GHG thresholds, independent verification and compliance with specified safety, waste and environmental criteria. Accordingly, even if our reactors generate little or no direct air emissions during operation, we cannot assure you that we or our customers will qualify, or continue to qualify, for favorable treatment under emissions-based, sustainability-based or other climate-related regulatory, financing or incentive frameworks in relevant jurisdictions. Any failure to qualify, or any narrowing, repeal or reinterpretation of such frameworks, could reduce access to financing, increase costs, reduce customer demand or otherwise adversely affect our business.
Risks Relating to Compliance with Law, Government Regulation and Litigation
Our operations involve hazardous materials and highly technical processes, requiring strict compliance with safety procedures, guidelines, and regulatory requirements. Any failure of the measures we have implemented to address potential issues related to our operations could adversely affect our business.
Our operations involve hazardous radioactive materials, including plutonium-bearing materials, and highly technical, high-consequence processes, including MOX fuel fabrication, storage, handling, transport and related activities. These operations require strict compliance with detailed safety procedures, operational controls and regulatory requirements. For example, before certain maintenance, glovebox, fuel transfer or other sensitive operations may begin, personnel must be accounted for and confirmed to be outside designated hazard zones, radiation levels and the status of relevant safety systems must be verified, required safety documentation, permits and operational authorizations must be completed, and critical instructions must be communicated through designated channels using closed-loop confirmation protocols. Our operations also depend on the proper functioning and use of physical and administrative controls, including access controls, fixed and portable radiation monitors, ventilation systems, alarm networks, safety interlocks, emergency shutdown systems, remote handling tools, protective equipment, certified containers and storage systems, material accountability controls and approved transport arrangements.
In addition, our operations require that MOX fuel pellets, rods and assemblies be handled, modified, stored and transported only in accordance with approved procedures and within designated facilities, using appropriate containment, shielding, monitoring and other safeguards. Certain activities may only be conducted in engineered containment areas and with formal authorization, and our monitoring and safety interlock systems are intended to remain continuously operational, subject to approved maintenance procedures and redundant protections. We also rely on detailed documentation, audit trails, inspections, training, drills and supervisory oversight to reduce the risk of oversight, miscommunication, unauthorized activity, contamination, equipment failure or other operational errors.

The effectiveness of these policies, procedures and systems depends on their proper design, implementation, consistent application and ongoing review, as well as on personnel training, judgment and adherence to protocol. Because our activities involve complex equipment and materials and are carried out in a high-consequence environment, failures or deficiencies in any of these controls, including human error, inadequate communication, unauthorized or improperly documented activities, malfunction or override of radiation monitoring or safety interlock systems, failure to detect unsafe conditions, improper handling, storage or transport of MOX fuel or other radioactive materials, or failures by employees, contractors or counterparties to follow applicable procedures, could result in radiation exposure, contamination, criticality risks, unintended releases, injury or loss of life, property or environmental damage, damage to equipment, operational interruptions, delays, increased costs, tort or other liability, regulatory scrutiny and other adverse consequences.
We cannot guarantee that our safety procedures and guidelines will be effective in all circumstances, that they will operate as intended or that they will detect or prevent all potential future issues. Any actual or perceived failure of our safety practices or systems could result in significant reputational harm, reduced demand for our technology, increased regulatory and compliance burdens, delays in development or deployment, additional liabilities and adverse claims, and could materially and adversely affect our business, prospects, financial condition and results of operations.
The nature of our business requires us to interact with various governmental entities, making us subject to the policies, priorities, regulations, mandates and funding levels of such governmental entities and we may be negatively or positively impacted by any change thereto.
We are subject to a wide variety of laws and regulations in France, Italy, Slovakia, the United States, the United Kingdom, Switzerland and other jurisdictions in which we operate, relating to various aspects of our business, including, but not limited to, with respect to the use, transport, storage, management and possession of radioactive materials; design, manufacture, operations, marketing, licensing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; the United States Foreign Corrupt Practices Act and other applicable anti-bribery laws; health and safety; zoning and environmental issues. All of our facilities and projects are subject to various regulations regarding matters such as human health and safety, including, among others, wastewater, stormwater, air emissions, investigation and cleanup of contaminated sites, and storage of hazardous materials, including petroleum. We must also comply with the Occupational Safety and Health Act (OSHA). Laws and regulations at the foreign, federal, state and local levels may change and may be interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. While we monitor these developments and devote a significant amount of management’s time and external resources towards compliance with these laws, regulations, and guidelines, we cannot guarantee that these measures will be satisfactory to regulators or other third parties, such as our customers, who may also be subject to extensive government regulation.
We may need to expend substantial efforts to comply with new and changing laws and regulations, which may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in law or the interpretation of existing laws, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows, financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, certifications from regulatory agencies and/or any other type of regulatory approval. In addition, the discrepancies in compliance requirements across jurisdictions may require us to expend additional resources to provide bespoken products and services tailored for each jurisdiction, which may increase our costs and reduce our margins from scale and experience.
Failure to comply with these laws and regulations may result in civil and criminal penalties or private lawsuits, or the suspension or revocation of those regulatory approvals, which would prevent us from operating our business. With respect to our LFRs and plants, we require regulatory approval from regulators to construct and operate the facilities, and any additional local and state permitting requirements, as needed. Failure to comply with these laws and regulations, obtain the required regulatory approvals, or receive exemptions from such regulations, as needed, could result in regulatory enforcement, violations, fines, penalties, or the inability to operate our commercial deployments. Any delays in regulatory approvals could also adversely affect our ability to meet construction and operation timelines and thereby affect our financial performance.
Our LFRs and plants are subject to regulations in all jurisdictions related to nuclear safety, environmental, health and safety and financial qualification, among other requirements. Regulatory approvals, such as, but not limited to, design and licensing approvals, construction permits and operating licenses issued by regulators, are necessary for us to construct and operate our LFRs and plants. Our plans to construct, market, sell and operate these LFRs and plants rely on timely receipt of such regulatory approvals. Such regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our facilities, and may also provide opportunities for third parties to lodge objections, file petitions against the licensing of our facilities or seek more stringent requirements for our products that, in each case, could hinder or prevent developments of our projects.
Over the past several years, the U.S. Congress has enacted laws that aim to put nuclear energy on a level playing field with respect to government incentives, tax credits, and other financial instruments to make nuclear energy more economically competitive with other energy sources. These incentives have been signed into law through the Infrastructure Investment and Jobs Act and the One Big Beautiful Bill Act. The benefits of these government financial tools are incorporated into our business model and that of our customers. The benefit from these subsidies is subject to cancellations and sunsets or changes to sunset provisions by both Congress and the current administration. The impact of changes to these financial benefits could materially impact the demand for our products.
Licensing and other regulatory pathways applicable to our reactor technology and fuel cycle activities are evolving and may be longer, more costly, more iterative and less predictable than we currently expect.
The regulatory regimes applicable to advanced reactors and associated fuel cycle activities are still developing in a number of relevant jurisdictions and, in many cases, have not been applied to technologies or deployment models such as ours at commercial scale. Regulatory authorities may require us to provide additional information, revise safety cases, modify aspects of our design, licensing strategy, fuel qualification approach, project scope, siting assumptions or deployment sequencing, or satisfy new or evolving requirements relating to safety, security, transport, waste management, environmental matters or non-proliferation.
Even where developers engage extensively with regulators through pre-application processes, technical dialogues, pilot programs or other early-stage interactions, the scope, timing and outcome of formal regulatory review remain uncertain and subject to regulatory discretion. Accordingly, our current expectations regarding licensing milestones, project timing, resource allocation and commercial rollout may prove incorrect.
Any material delay, change in scope or increase in the complexity or cost of regulatory compliance could postpone commercialization, require additional capital, delay or prevent project development, reduce the attractiveness of our technology to customers or partners and materially adversely affect our business, prospects, financial condition and results of operations.
Our LFRs, LFR plants and MOX fuel manufacturing plants will be highly regulated by U.S. and foreign regulators.
Our LFRs, LFR plants and MOX fuel manufacturing plants will be subject to licensing, permitting and additional regulatory approvals throughout the entire lifecycle of the applicable nuclear installation, including during siting, design, construction, operation and decommissioning, by U.S. federal, state and local government agencies and regulatory bodies, as well as government agencies and regulatory bodies in all other jurisdictions in which we may operate. Regulators may subject us to specific clearance, regulatory processes and public or administrative hearing processes, which may delay or prevent the issuance of required regulatory authorizations, including permits or licenses, for our LFRs, LFR plants and MOX fuel manufacturing plants. Additionally, any facilities, commercial or otherwise, that may be located on federally owned land may incur additional oversight from the relevant regulatory agency. Federal, state or other local jurisdictions may also have, or could elect to develop, regulations specific to the siting, construction, operation and decommissioning, including radioactive waste management, of commercial nuclear facilities or the transportation of radioactive materials, which could impact our deployment timelines and business model. Exports to countries where we do not operate may require cooperation from the relevant governments and international organizations, and may result in shortages and delays if not accomplished within the assumed timeline or budget. Additionally, we may require approvals from governments and international organizations to import certain materials and components that are predominantly produced outside of the relevant country.
We must obtain governmental licenses to transport, possess and use radioactive materials in our LFR plants and MOX fuel manufacturing plants. These licenses are generally granted as part of operations licensing, but failure to obtain or maintain, or delays in obtaining, such licenses could impact our ability to develop, commercialize or support the deployment of our LFRs and MOX fuel for our customers and have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

Many regulators have not yet established an oversight program for advanced reactors and therefore it is unclear what level and scope oversight such regulators may establish to implement during power operations. The implementation of such oversight programs could substantially affect newcleo’s operation of its plants.
Certain regulatory agencies have authority to impose regulatory hold points, delays, civil penalties (the maximum amount of which is adjusted annually to account for inflation) or additional requirements and to order cessation of operations for violations of these requirements. Penalties under such regulations and applicable agency guidelines could include substantial fines, imposition of additional requirements, or withdrawal or suspension of licenses or certificates and criminal penalties. Any penalties imposed on us could adversely affect our results of operations and liquidity.
Our operations and business plans could be significantly impacted by changes in federal, state, and local government policies and priorities.
The current environment of political support for advanced nuclear power technologies could change. Changes in support, in policies, or in priorities by politicians could have impacts on the leadership at regulatory agencies that affect policy related to nuclear power. Each of these agencies themselves may experience changes in policies and priorities which impact our operations and business plans. Federal, state, and local policies and priorities could affect regulatory oversight, supply chain availability, tax and other financial incentives or costs, availability of financing, labor force initiatives or restrictions, and many other possible areas.
Regulators also have the authority to issue new regulatory requirements or to change existing requirements. Changes to the regulatory requirements, could require us to incur additional expenses to retrofit any of our plants to bring them into compliance or otherwise adversely affect our results of operations and financial condition.
Additionally, changes in government policies and priorities can impact our nuclear operations. These could include changes in interpretations of regulatory requirements, increased inspection or enforcement activities, changes in budgetary priorities, changes in tax laws and regulations and other government actions or inaction. Any of these agencies may have the authority to impose civil penalties and additional requirements, which could adversely affect our results of operations.
Changes in governmental agency budgets as well as staffing shortages at national laboratories and other governmental agencies may lengthen our estimated timelines for regulatory approval and construction.
Certain of our plants may be dependent upon various regulatory approvals. Government agency budgets and staffing are driven by the priorities of leadership at federal agencies as well as policy makers. Changes in governmental agency budgets, personnel, and any resulting staffing shortages may delay our plants and delay or prevent the issuance of required regulatory approvals (e.g., permits or licenses) for our plants.
The U.S. government’s budget deficit and the national debt, as well as any inability of the U.S. government to complete its budget or appropriations process for any government fiscal year could have an adverse impact on our business, financial condition, results of operations and cash flows.
The U.S. government’s budget deficit and the national debt, along with any negotiated resolution to increase or suspend the so-called debt ceiling, as well as any inability of the U.S. government to complete its budget process for any government fiscal year and consequently having to shut down or operate on funding levels equivalent to its prior fiscal year pursuant to a “continuing resolution,” could have an adverse impact on our business, financial condition, results of operations and cash flows.

Uncertainty will continue to exist regarding how future budget and program decisions will unfold, including the energy spending priorities of the U.S. government, what challenges budget reductions will present for the energy industry and whether annual appropriations bills for all agencies will be enacted for U.S. government fiscal 2026 and thereafter. Some of the changes in the political environment, include a change to the leadership within the current administration, and any resulting uncertainty or changes in policy or priorities and resultant funding. There can be no assurance that increases in funding we may currently experience will continue, and any plateau or reduction in funding for our programs could adversely affect our ability to execute our strategy, meet milestones, and achieve projected financial results. The U.S. government’s budget deficit and the national debt could have an adverse impact on our business, financial condition, results of operations and cash flows in a number of ways, including the following:
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the U.S. government could reduce or delay its spending on, reprioritize its spending away from, or decline to provide funding for the government programs in which we participate, or fail to increase funding as anticipated; and

•	U.S. government spending could be impacted by arrangements similar in effect to sequestration, which increases the uncertainty as to U.S. government spending priorities and levels.
Other contributing factors that could impact the company’s financial situation are rising interest rates as more U.S. government spending must be appropriated to servicing the national debt or the potential impact of tariffs on our supply chain. Budget and program decisions made in this environment would have long-term implications for us and the entire nuclear energy industry.
We may pursue government awards involving cost-share related to our R&D work, which could be affected by our failure to comply with certain laws and regulations.
From time to time, we may pursue government funds under grants and cooperative agreements, in which case we would be required to comply with various statutes and regulations applicable to entities that perform awards in support of government entities. We must also comply with various national policy requirements that are prescribed by the respective statute and regulations. Our performance under any government awards and our compliance with the terms of those awards and applicable laws and regulations would be subject to periodic audit, review, and investigation by various agencies of the respective government. Compliance with these laws and regulations may affect how we do business and may impose added costs on our business. Failure to comply may also lead to civil or criminal penalties, including whole or partial suspension or termination of any government awards, and/or suspension or debarment from contracting with the respective agencies.
In addition, the U.S. government adopts new laws, rules, and regulations from time to time that could have a material impact on our results of operations. Adverse developments in legal or regulatory proceedings on matters relating to, among other things, cost accounting practices and compliance, contract interpretations and statute of limitations, could also result in materially adverse judgments, settlements, withheld payments, penalties, or other unfavorable outcomes.
Our performance under our U.S. government contracts and our compliance with the terms of those contracts and applicable laws and regulations are subject to periodic audit, review, and investigation by various agencies of the U.S. government, and the current environment has led to increased regulatory scrutiny and sanctions for non-compliance by such agencies generally. In addition, from time to time we may report potential or actual violations of applicable laws and regulations to the relevant governmental authority. Any such report of a potential or actual violation of applicable laws or regulations could lead to an audit, review, or investigation by the relevant agencies of the U.S. government. If such an audit, review, or investigation uncovers a violation of a law or regulation, or improper or illegal activities relating to our U.S. government contracts, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, withholding or suspension of payments, fines and suspension, or debarment from contracting with U.S. government agencies. Such penalties and sanctions are not uncommon in the industry, and there is inherent uncertainty as to the outcome of any particular audit, review, or investigation. If we incur a material penalty or administrative sanction or otherwise suffer harm to our reputation, our profitability, cash position, and future prospects could be materially and adversely affected.
Further, if the U.S. government were to initiate suspension or debarment proceedings against us or if we are indicted for or convicted of illegal activities relating to our U.S. government contracts following an audit, review, or investigation, we may lose our ability to be awarded contracts in the future or receive renewals of existing contracts for a period of time which could materially and adversely affect our results of operations or financial condition. We could also suffer harm to our reputation if allegations of impropriety were made against us, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts.
Our business is subject to stringent import and export control laws and regulations. Unfavorable changes in these laws and regulations or government licensing policies, our failure to secure timely government authorizations under these laws and regulations, or our failure to comply with these laws and regulations could have a material adverse effect on the company and our ability to expand and thereby affect our business prospects, financial condition, results of operations and cash flows.
The inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market, license, develop, construct or operate our LFRs, LFR plants and MOX fuel manufacturing plants. For example, because certain of our activities, personnel, technology, technical data, know-how and facilities are located in France or otherwise subject to French and other applicable export control regimes, we may be required to obtain licenses or other governmental authorizations from French authorities before exporting, transferring or sharing nuclear technology, including MOX technology, related data, software, technical assistance, hardware or components with customers, collaborators, suppliers, affiliates or other third parties located outside France. We have certain export license applications pending in France and may be required to obtain additional export licenses or other authorizations in France, the United States or other jurisdictions in the future. There can be no assurance that any such licenses or authorizations will be granted on a timely basis, on acceptable terms or at all, and any delay, denial, limitation, conditioning, suspension or revocation of such licenses or authorizations could prevent or delay our ability to export technology or equipment, enter into or perform commercial arrangements, collaborate with partners, serve customers in particular jurisdictions or execute our project development, construction and operating timelines.
In addition, to the extent our activities involve access to, transfer of or collaboration involving restricted or otherwise controlled nuclear-related information, including information treated as “restricted data” under applicable nuclear regulatory regimes, we may be required to obtain additional governmental approvals or enter into and comply with additional governmental agreements or other arrangements, and any failure to do so could limit our ability to pursue certain projects, commercial arrangements or collaborations.
Failure to comply with import and export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, audits, more onerous compliance requirements, loss of export privileges, debarment from government contracts, limitations on our ability to enter into contracts with government entities, reputational harm or delays to our construction and operation timelines. Any changes in export control regulations or government licensing policy, including changes affecting nuclear technology, MOX technology, controlled technical data, specific destination countries or dealings with particular counterparties, may restrict our market size, increase compliance costs, limit the jurisdictions in which we may operate or delay our ability to generate revenues from our products, services or licensing arrangements.
Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on our performance or business prospects.
Our business depends on the cross-border movement of materials, components, equipment, technology, software and services that may be subject to tariffs, customs duties, trade restrictions, export controls, import requirements, sanctions, nuclear cooperation arrangements and other governmental approvals. In the nuclear sector, exports and, in many cases, imports of relevant goods, technologies and technical data are subject to licensing and regulatory controls in multiple jurisdictions. As a result, our business may be adversely affected not only by changes in tariffs and trade policy, but also by delays in obtaining, maintaining or renewing required export licenses, import authorizations or other governmental approvals, as well as by changes in the scope, interpretation or administration of applicable trade, customs or export control regimes. Certain items relevant to our business may only be exported, imported, transferred or disclosed to foreign persons pursuant to specific governmental licenses, authorizations or other approvals, and any failure to obtain or maintain such approvals on a timely basis could materially disrupt our operations and development timelines.
There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on raw materials or supplied components for our reactors could materially and negatively affect our cost estimates, project economics, performance or business prospects. In addition, because exports and imports in the nuclear sector are typically subject to export licenses, import authorizations and other governmental approvals, any delay in obtaining, maintaining or renewing such licenses, authorizations or approvals, or any changes in applicable legal or regulatory requirements affecting cross-border nuclear-related trade, could materially and negatively affect our cost estimates, project economics, performance or business prospects.
Recently, the United States has implemented a range of new tariffs and increases to existing tariffs. In response to the tariffs announced by the United States, other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs or other trade restrictions on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations, export and import licensing requirements and tariffs, and we cannot predict whether, and to what extent, current tariffs , licensing requirements or trade policies will continue or change in the future. The potential for future tariffs, licensing delays, additional approval requirements or trade actions creates additional uncertainty in our cost projections and could adversely affect our competitiveness, margins and financial results.
We may become involved in litigation that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower, personal injury, property damage, and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.
Our failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act could negatively impact our business.
Following the consummation of the Business Combination on September 21, 2026, and the transactions related thereto, we became required to provide management’s attestation on internal controls. The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those that were required of us as a privately held company. The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act is time consuming and costly. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the business combination. If we fail to comply with these reporting obligations or to maintain adequate internal controls, our operations, and investors’ confidence in us, could be materially and adversely affected.
If our management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, and our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and the effectiveness of our internal control over financial reporting at such time as it is required to do so, and significant deficiencies or material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and stockholders, which could have a material adverse effect on our business and our stock price. In addition, if we do not maintain adequate financial and management personnel, processes, and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could cause a decline in our ordinary share price and adversely affect our business, financial condition, and results of operations. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to litigations, sanctions or investigations by the SEC, the exchange upon which our securities are listed or other regulatory authorities, which would require additional financial and management resources.
Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.
The operations and properties of our customers are subject to a variety of environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. Part of our business plan is to design and sell our LFR technology, LFR plant designs and MOX fuel manufacturing plant technologies and designs, and to supply key components and services, allowing our customers or other third-party owners to own and operate LFR plants and, where applicable, MOX fuel manufacturing plants themselves. Accordingly, we must design our LFRs, LFR plants and MOX fuel manufacturing plants so that they are capable of complying with such laws and regulations.
Compliance with environmental requirements could require us and/or our customers to incur significant expenditures or result in significant restrictions on the construction, commissioning or operation of LFR plants and MOX fuel manufacturing plants. The failure to comply with such laws and regulations, including failure to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring us and/or our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for, or customer demand for, our LFRs, LFR plants, MOX fuel, MOX fuel manufacturing plants, components or related services, which could materially and adversely affect our business, financial condition and results of operations.
We are subject to laws and regulations governing the use, transportation, and disposal of toxic, hazardous and/or radioactive materials. Failure to comply with these laws and regulations could result in substantial fines and/or enforcement actions.
Our operations are subject to a variety of international, federal, state, local and other environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, the use, storage, handling, transportation, management and disposal of hazardous, non-hazardous and radioactive materials and waste, remediation of releases of hazardous materials, site contamination, decommissioning, licensing, permitting and operational approvals. These laws and regulations are complex, may differ significantly across jurisdictions and continue to evolve and, in many cases, have become more stringent over time.
Under applicable laws and regulations, a current or former owner or operator of real property may be liable for costs to investigate and remediate contamination resulting from the presence or release of hazardous substances, wastes or petroleum products. Such liability may be strict, joint and several, and may attach whether or not the owner or operator knew of or caused such contamination. The costs associated with remediating contamination could be substantial. Moreover, the presence of contamination may expose us to third-party claims for property damage, personal injury or bodily injury, subject our properties to liens in favor of the government for damages and cleanup costs, impose restrictions on the manner in which we use our properties, and materially adversely affect our ability to sell, lease, insure or develop our properties. We also may be liable for costs associated with investigating or remediating third-party disposal or treatment sites to which we or our counterparties arranged for the disposal, treatment or transport of hazardous substances or radioactive materials, without regard to whether such activities occurred in compliance with environmental laws. These matters could have an adverse effect on our financial condition.
Compliance with applicable laws and regulations governing plutonium-bearing materials and MOX fuel requires us to adhere to complex and demanding operational, storage and transport requirements. For example, only approved containers and storage facilities designed and certified for plutonium-bearing materials may be used, and MOX fuel must be stored and transported using certified containers, casks, facilities and procedures intended to provide shielding, containment, security and material accountability. In addition, transport activities may require route planning, security measures, documentation, inspections, coordination with regulatory authorities and real-time monitoring, and access to certain storage or processing areas may depend on verification that radiation levels and relevant safety systems meet applicable operational requirements. These requirements are costly and time-consuming and depend on the continued effectiveness of our systems, personnel, contractors and counterparties. Any failure, delay or deficiency in meeting these requirements could expose us to regulatory violations, operational disruptions, fines, enforcement actions and other material liabilities.
Additionally, we may be responsible for decommissioning facilities where we conduct, or previously conducted, commercial or licensed operations. Activities of our contractors, suppliers, carriers or other counterparties similarly may involve toxic, hazardous and radioactive materials, and we may be liable contractually, or under applicable law, to contribute to remedy damages, releases, contamination events or other costs arising from such activities. We also may incur significant costs to obtain, maintain or modify licenses, permits, authorizations and approvals necessary for our operations, and any failure to do so could delay, curtail or prevent our activities.

Further, we cannot guarantee that our compliance efforts will be effective in all circumstances, that our systems and procedures will operate as intended or that they will detect or prevent all potential future issues. If we fail to comply with international, federal, state, local or other environmental, health and safety conventions, treaties, requirements, laws or regulations, including by failing to obtain or maintain any necessary licenses, permits, authorizations or approvals, we could be subject to investigations, enforcement actions, fines, penalties, injunctions, operational restrictions, permit suspensions or revocations, civil or criminal liability, litigation or requirements to stop or curtail operations or conduct or fund remedial or corrective measures. We may also be required to make additional investments in safety-related improvements or take other costly actions. The enactment of more stringent laws, regulations or permit requirements, or the occurrence of other unanticipated events, could adversely impact our operations and the market for our products, which could materially and adversely affect our business, financial condition and results of operations.
We will seek to cover gaps in nuclear liability coverage in our contracts, but such coverage may not always be possible, and such liability could materially and adversely affect our business, results of operations and financial condition.
We will seek to cover gaps in nuclear liability coverage in our contracts, but such coverage may not always be possible. The costs of defending a claim arising out of a nuclear incident or precautionary evacuation not otherwise covered by insurance or an indemnity, and any damages awarded as a result of such claim, could adversely affect our business prospects, financial conditions, results of operations and cash flows. Prospective future customers may also require that we comply with their own unique requirements relating to their compliance with policies, priorities, regulations, controls, and mandates, including provision of data and related assurance for environmental, social, and governance related standards or goals, and such compliance may add cost and timeline uncertainty or risk.
In the United States, the nuclear liability law codified at 42 U.S.C. 2210 and implementing NRC regulations at 10 C.F.R. Part 140 require certain licensees (such as operators of nuclear reactors, like newcleo) to maintain financial protection that provides robust coverage for third-party offsite damages caused by a nuclear incident or a precautionary evacuation due to a possible or actual nuclear incident, thus economically channeling liability for such damages to these licensees. Outside of the United States, where international nuclear liability conventions and national nuclear liability laws apply, they generally channel liability for offsite nuclear damage to the nuclear reactor operator and require financial sureties established pursuant to the established liability limits. In all jurisdictions which subscribe to international nuclear liability principles (essentially, all countries with operating nuclear reactors and many with research reactors), operator liability for offsite nuclear damage is covered by mandatory insurance or government indemnities or financial sureties. However, if we were to operate in a country that does not have a nuclear liability regime or one where the regime does not meet international nuclear liability standards, we could be financially liable for damages arising from nuclear incidents or evacuation, which could have an adverse effect on our business prospects, financial conditions, results of operations and cash flows. Further, there is no international nuclear liability regime that covers every jurisdiction and thus gaps exist where we could be liable for transboundary nuclear damage in countries that are not party to a nuclear liability treaty.
Most international nuclear liability conventions and national domestic nuclear liability laws, however, do not cover all on-site loss or damage to property or damage to the means of transport due to a nuclear incident. Rather, many nuclear regulators require nuclear operators to maintain on-site property damage insurance. If an incident resulting in on-site property damage is not otherwise covered by an insurance policy maintained at the facility or via contractual risk provisions, then we could be potentially liable for damages arising from such incident, which could have an adverse effect on our results of operations and financial condition.
There is no assurance that our contractual limitations on liability will be effective in all cases or in all jurisdictions. The costs of defending against a claim arising out of a nuclear incident or precautionary evacuation not otherwise covered by insurance, and any damages awarded as a result of such claim, could adversely affect our results of operations and financial condition.
Our LFRs, LFR plant designs and MOX fuel manufacturing plant designs are intended to meet applicable compliance requirements for their expected use and in the geographies in which we have received or expect to seek regulatory approvals. There is a possibility that our future customers may require us to comply with their unique requirements relating to their policies, priorities, regulations, controls and mandates, including the provision of data and related assurance for environmental, social and governance-related standards or goals. Any requirements for customization or modification of our LFRs, LFR plants, MOX fuel manufacturing plants, related designs or related services would likely increase time-to-market and development, licensing, construction or deployment costs, which could materially adversely impact our business prospects, financial condition, results of operations and cash flows.

Any actual or perceived failure to comply with new or existing laws, regulations and other requirements relating to the privacy, security and processing of Personal Information could adversely affect our business, results of operations, or financial condition.
In connection with running our business, we receive, store, use and otherwise process information that relates to individuals and/or constitutes “personal data,” “personal information,” “personally identifiable information,” or similar terms under applicable data privacy laws (collectively, “Personal Information”), including from and about actual and prospective customers. as well as our employees and business contacts. We therefore may be subject to laws, regulations and other requirements relating to the privacy, security and handling of Personal Information.
The application and interpretation of such laws, regulations, and other requirements are constantly evolving and are subject to change, creating a complex compliance environment. In some cases, these requirements may be either unclear in their interpretation and application or they may have inconsistent or conflicting requirements with each other. Further, there has been a substantial increase in legislative activity and regulatory focus on data privacy and security in the U.S. and elsewhere, including in relation to cybersecurity incidents.
It is possible that new laws, regulations and other requirements, or amendments to or changes in interpretations of existing laws, regulations and other requirements, may require us to incur significant costs, implement new processes, or change our handling of information and business operations. In addition, any failure or perceived failure by us to comply with laws, regulations and other requirements relating to the privacy, security and handling of information could result in legal claims or proceedings, regulatory investigations, or enforcement actions. We could incur significant costs in investigating and defending such claims and, if found liable, pay significant damages or fines or be required to make changes to our business. These proceedings and any subsequent adverse outcomes may subject us to significant negative publicity and an erosion of trust. If any of these events were to occur, our business, results of operations, and financial condition could be materially adversely affected.
Risks Relating to Our Capital Resources
The amount of time and funding needed to develop our LFRs, LFR plants and MOX fuel manufacturing plants may significantly exceed our expectations, and we may need to make significant adjustments to our business plan or significantly delay, scale back or discontinue the deployment, construction or operation of our LFRs, LFR plants, MOX fuel manufacturing plants and/or some or all of our research and development programs, or need to seek additional capital.
Developing our LFRs, LFR plants and MOX fuel manufacturing plants will take a significant amount of time and funding. Any shortfall in research, development, testing and other funding, unexpected or significant increases in costs, any delay in achieving development milestones, uncertainty in regulatory licensing timelines or adverse public reaction to developments in the use of nuclear power by special interest groups, community groups and state and local government agencies leading to environmental litigation or other legal proceedings could result in significant delays and cost overruns and could adversely affect our ability to construct, commission and operate our LFR plants and MOX fuel manufacturing plants and to commercialize our LFRs and MOX fuel. At this stage, we cannot accurately predict the amount of funding or the time required to successfully develop, license, construct, commission and operate our LFRs, LFR plants or MOX fuel manufacturing plants. The actual cost and time required to construct and operate our LFR plants and MOX fuel manufacturing plants, or to bring our LFRs or MOX fuel to market at scale, may vary significantly from our current forecasts depending on, among other things:
•	the results of our research and product development efforts, including material changes in our research, product and business development workforce;
•	changes in the focus and direction of our research and product development programs;
•	competitive and technological advances;
•	the cost of filing, prosecuting, defending, and enforcing claims with respect to patents;
•	the regulatory approval process;
•	cost and availability of raw materials and limitations and impediments to supply chains, especially those related to current and potential geopolitical tensions;
•	adverse public reaction to the developments in the use of nuclear power;
•	other costs and contingencies associated with commercialization of these technologies; and
•	adverse foreign currency exchange, given our cost structure is heavily reliant on the euro.

Due to this uncertainty, even if financing is available to us, we may need significantly more capital than anticipated, which may not be available on terms acceptable to us at all. As a result, the expected revenues may be delayed or never realized. Any material change to our assumptions or expectations with respect to our timeline and funding needs, or any material overruns or other unexpected increase in costs or delays, may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.
Depending on our available capital resources, we may need to make significant adjustments to our business plan, significantly delay, scale back or discontinue expected deployments of our plants and near-term expenditures, which could materially impact our business prospects, financial condition, results of operations and cash flows by limiting our ability to pursue some of our other strategic objectives and/or reducing the resources available to further develop our design, sales, and manufacturing efforts.
In order to fulfill our business plan, we will require additional funding, which may be dilutive to our investors, may result in a decline in the market price of our shares, and no assurances can be provided as to the availability or terms of any such funding.
Our business is capital intensive. We expect that significant additional capital will be needed in the future to continue our planned operations, including commercialization efforts, expanded research and development activities, regulatory engagement, site development activities, strategic partnerships, joint ventures, acquisitions and costs associated with operating as a public company. In addition, as part of our business activities, including existing and future strategic partnerships, joint ventures and other commercial arrangements, we have undertaken, expect to undertake or may in the future undertake commitments that require us to make substantial capital contributions or other investments, including before such arrangements generate revenues or positive cash flows. We have not obtained committed financing for all of our anticipated funding needs, and there can be no assurance that we will be able to secure sufficient additional capital when needed or on acceptable terms.
We have funded our operations since inception primarily through the issuance and sale of equity and equity-linked instruments in euros. We cannot be certain when or if our operations will generate sufficient cash to fully fund our ongoing operations, the growth of our business or the funding requirements associated with our strategic partnerships, joint ventures and other commercial arrangements. We intend to continue to make investments to support our business, and we will likely need additional capital, which may require us to engage in equity or debt financings to secure additional funds in a number of circumstances. The amount of additional capital we need will depend, in part, on the timing and cost of our development and commercialization activities, the scope and terms of our strategic partnerships, joint ventures and other commercial arrangements, and the extent to which we pursue acquisitions or other growth initiatives. Such equity and debt financings may not require shareholder approval. Additional financing may not be available on terms favorable to us, if at all.
If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities or satisfy the funding requirements of our business plan, strategic partnerships, joint ventures or other commercial arrangements. As a result, we may have to delay, scale back or discontinue one or more of our lines of business, including our LFR development program, MOX fuel manufacturing strategy, regulatory engagement, site development activities, strategic partnerships, joint ventures, acquisitions or other growth initiatives. We may also be required to seek partners for our lines of business at an earlier stage than otherwise would be desirable, relinquish, license or otherwise dispose of rights to technologies or lines of business that we would otherwise seek to develop or commercialize, or modify, defer or terminate existing or proposed strategic partnerships, joint ventures or other commercial arrangements, in each case on terms that are less favorable than might otherwise be available.
If we incur additional debt, the debt holders would have rights senior to holders of Ordinary Shares to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our Ordinary Shares. Furthermore, to the extent we issue additional equity securities, including under employee benefit plans or in connection with strategic partnerships, joint ventures or other commercial arrangements, shareholders will experience dilution, the relative voting strength of each previously outstanding ordinary share may be diminished, the market price of our Ordinary Shares may decline, and the new equity securities could have rights senior to those of our Ordinary Shares. Because our decision to issue securities in the future will depend on numerous considerations, including factors beyond our control, we cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, our shareholders bear the risk of future issuances of debt or equity securities reducing the value of our Ordinary Shares and diluting their interests.

If we are unable to secure additional capital when needed, we may be required to take additional measures to reduce costs in order to conserve cash in amounts sufficient to sustain operations and meet our obligations. These measures may significantly alter our business plan and could cause significant delays in the development and commercialization of our technologies, fuel capabilities and services offerings, and ultimately adversely affect our business, results of operations, financial condition and ability to operate as a going concern. Further, it is expected that our financial performance will be exposed to risks arising from fluctuations in foreign currency exchange rates, which could have a material adverse effect on our business, results of operations or financial condition.
The unavailability, reduction or elimination of government and economic incentives and credits could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.
Any unavailability, reduction, or elimination of government and economic incentives and credits because of policy changes, or the reduced need for such incentives and credits due to the perceived success of nuclear energy or other reasons, may result in the diminished competitiveness of the alternative fuel and nuclear energy industry generally or our reactors, software and services in particular. Any of the foregoing could materially and adversely affect the growth of the alternative fuel automobile markets and our business, prospects, financial condition, results of operations, and cash flows.
While certain tax credits and other incentives for alternative energy production, alternative fuel, and nuclear energy have been available in the past, there is no guarantee these programs will be available in the future. Some of these tax credits and incentives require interpretations from government bodies and any changes could impact the applicability of these tax credits and incentives. Incentives provided by federal or state authorities may have predetermined expiration dates, may conclude once allocated funds are depleted, or could be reduced or discontinued due to changes in regulatory or legislative priorities. Consequently, the availability of tax credits or other government incentives and our ability and that of our customers and competitors to benefit from these credits and incentives remain uncertain at this time.
If we are a “passive foreign investment company” (a “PFIC”), a U.S. shareholder may be subject to adverse U.S. federal income tax consequences.
Under the Code, we will be a PFIC for any taxable year in which, after the application of certain look-through rules with respect to our subsidiaries, either (i) 75% or more of our gross income consists of passive income or (ii) 50% or more of the average quarterly value of our assets consists of assets that produce, or are held for the production of, passive income (including cash). Passive income includes, among other things, dividends, interest, certain non-active rents and royalties, and capital gains. Based on our current operations, the composition of our income and assets, and certain estimates and projections (including the relative values of our assets, including goodwill and other intangible assets), we do not expect to be a PFIC for our 2026 taxable year . However, the determination of whether we are a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear; our PFIC status for any taxable year will depend on the composition of our income and assets (which will depend, in part, on how, and how quickly, we use our liquid assets, including the cash raised in the Business Combination) and the value of our assets from time to time (as to which we have not obtained any valuations, and which may be determined, in part, by reference to the market price of our Ordinary Shares, which may fluctuate substantially over time). Accordingly, there can be no assurance that we will not be a PFIC for our 2026 taxable year or any future taxable year.
Certain adverse U.S. federal income tax consequences could apply to U.S. investors if we are treated as a PFIC for any taxable year during which such investors hold our Ordinary Shares. For further discussions, see “Material U.S. Federal Income Tax Considerations.”
Changes in tax laws and unanticipated tax liabilities could adversely affect our business prospects and financial results.
We will be subject to taxes in multiple jurisdictions in which we operate or may operate. Due to economic, political and fiscal conditions, tax laws, tax rates and the interpretation or application of tax rules in those jurisdictions may be subject to change, possibly with retroactive effect. Our future effective tax rates could be affected by a number of factors, including changes in the mix of earnings and losses in jurisdictions with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, the availability or continued validity of tax losses, credits, incentives and exemptions and changes in tax laws or their interpretation. In addition, developments in international tax policy could increase our tax compliance burdens, effective tax rate or cash tax liabilities. We regularly assess these tax-related matters to determine the adequacy of our tax provision. If current tax strategies are ineffective, if our tax positions are challenged or if our tax treatment is determined not to comply with applicable domestic or international tax laws, our financial position, operating results and cash flows could be adversely affected.
In addition, we may be subject to tax audits, examinations and other proceedings in various jurisdictions. Tax authorities may disagree with our tax positions, including with respect to the allocation of income and expenses among jurisdictions, transfer pricing, the existence of a taxable presence or permanent establishment in a particular jurisdiction, the availability of deductions, losses, credits or incentives or the tax treatment of financing, restructuring or other transactions. An adverse resolution by one or more taxing authorities could result in additional taxes, interest, penalties or other liabilities and could have a material impact on our finances.
Our actual operating results may differ significantly from our guidance. Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being different from our guidance, and the differences may be adverse and material.
From time to time, we may release guidance in our quarterly earnings releases, quarterly earnings conference calls, or regarding our future performance that represents our management’s estimates as of the date of release. This guidance, which includes forward-looking statements, will be based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections. Accordingly, no such person expresses any opinion or any other form of assurance with respect to the projections.
Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. Any material change to the assumptions or estimates underlying the projections management prepares, or any material overruns or other unexpected increase in costs, could have a material adverse effect on the projections and the guidance on which it is based. The rapidly evolving market in which we operate may make it difficult to evaluate our current business and our future prospects, including our ability to plan for and model future growth. We intend to state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed. However, actual results may vary from our guidance, and the variations may be material. The principal reason that we release guidance is to provide a basis for our management to discuss our business outlook as of the date of release with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons. Investors are urged not to rely upon our guidance in making an investment decision regarding our Ordinary Shares.
Any failure to successfully implement our operating strategy or the occurrence of any of the events or circumstances set forth in this “Risk Factors” section could result in our actual operating results being different from our guidance, and the differences may be adverse and material.
Our financial results may vary significantly from quarter to quarter.
We expect our revenue and operating results to vary from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when customers are newly acquired. Additionally, payments due to us from our customers may be delayed for a variety of reasons, and these delays could cause significant fluctuations from quarter to quarter.
Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:
•	the terms of customer contracts that affect the timing of revenue recognition;
•	variability in demand for our services and solutions;
•	commencement, completion, or termination of contracts during any particular quarter;

•	timing of shipments and product deliveries;
•	timing of award or performance incentive fee notices;
•	timing of significant bid and proposal costs;
•	the costs of remediating unknown defects, errors, or performance problems of our product offerings;
•	variable purchasing patterns under blanket purchase agreements and other indefinite delivery/indefinite quantity contracts;
•	restrictions on and delays related to the export of nuclear articles and services;
•	costs related to government inquiries;
•	strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs and joint ventures;
•	strategic investments or changes in business strategy, including our merger and acquisitions strategy;
•	changes in the extent to which we use subcontractors;
•	seasonal fluctuations in our staff utilization rates;
•	changes in our effective tax rate, including changes in our judgment as to the necessity of the valuation allowance recorded against our deferred tax assets;
•	the length of sales cycles;
•	fluctuations in foreign currency exchange rates; and
•	potential mergers and acquisitions activity.
Significant fluctuations in our operating results for a particular quarter could cause us to fall out of compliance with the financial covenants related to our debt, which if not waived, could restrict our access to capital and cause us to take extreme measures to pay down the debt, if any.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an EGC within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements. As a result, our shareholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following March 3, 2030, the fifth anniversary of the SPAC IPO; (b) in which we have total annual gross revenue of at least $1,235,000,000 (as adjusted for inflation pursuant to SEC rules from time to time); or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Ordinary Shares held by non-affiliates exceeds $700,000,000 as of the last Business Day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1,000,000,000 in non-convertible debt securities during the prior three-year period.
Further, Section 102(b)(1) of the JOBS Act exempts EGCs from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-EGCs but any such election to opt out is irrevocable. We intend to take advantage of the benefits of this extended transition period.
We cannot predict whether investors will find our securities less attractive because we rely on this exemption. If some investors find our securities less attractive as a result of our reliance on this exemption, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Changes in our accounting estimates and assumptions could negatively affect our financial position and results of operations.
We prepare our consolidated financial statements in accordance with IFRS. These accounting principles require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of our financial statements. We are also required to make certain judgments that affect the reported amounts of revenues and expenses during each reporting period. We periodically evaluate our estimates and assumptions including, but not limited to, those relating to business acquisitions, revenue recognition, recoverability of assets including customer receivables, contingencies, valuation of financial instruments, stock-based compensation, and income taxes. We base our estimates on historical experience and various assumptions that we believe to be reasonable based on specific circumstances. These assumptions and estimates involve the exercise of judgment and discretion, which may evolve over time in light of operational experience, regulatory direction, developments in accounting principles and other factors. Actual results could differ from these estimates as a result of changes in circumstances, assumptions, policies or developments in the business, which could materially affect our consolidated financial statements.
Fluctuations in foreign currency exchange rates may adversely affect our results of operations and cash flows.
The financial statements included in this registration statement are presented in euros, while a substantial portion of our revenues, expenses and capital expenditures are denominated in foreign currencies, including the U.S. dollar. Accordingly, we are exposed to fluctuations in the euro/U.S. dollar exchange rate, which may have a material adverse effect on our results of operations and cash flows. For example, a strengthening of the U.S. dollar against the euro would reduce the reported U.S. dollar value of our euro-denominated revenues and assets, while a weakening of the U.S. dollar would increase the U.S. dollar value of our euro-denominated expenses and liabilities. Although we may enter into hedging arrangements to partially mitigate foreign currency risk, such transactions may not fully offset adverse movements, may entail significant costs and may expose us to additional risks, including counterparty credit risk and accounting volatility. Accordingly, foreign exchange fluctuations, whether or not hedged, could materially and adversely affect our business, financial condition, results of operations and prospects.
We may not recover the full value of the amount paid to the FPA Seller under the Forward Purchase Agreement, which could materially and adversely affect our liquidity and capital resources.
On September 11, 2026, the SPAC entered into a prepaid share forward confirmation (the “Forward Purchase Agreement”) with Tech Opportunities LLC (the “FPA Seller”), pursuant to which the SPAC (or we, as successor-in-interest to the SPAC following the Closing) agreed to pay the FPA Seller a prepayment amount equal to the product of (a) the number of Shares subject to the Forward Purchase Agreement (the “Number of Shares”) and (b) the redemption price per Share (the “Initial Price”), with such payment made directly from the Trust Account (the “Prepayment Amount”). The Number of Shares is subject to a maximum of 7,000,000 Shares. The payment of the Prepayment Amount from the Trust Account at the Closing reduced the amount of cash arising from the Business Combination that is available to fund our liquidity and capital resource requirements. Our ability to recover the value of the Prepayment Amount depends on the settlement of the Forward Purchase Agreement at or after its Maturity Date, which is subject to significant risks.
The Forward Purchase Agreement has a Maturity Date that is the earliest to occur of (a) the date that is 24 months after the Closing, (b) at our option, the date specified by us following the effectiveness of the registration statement on Form F-1 covering the resale of certain Shares, and (c) the date specified by the FPA Seller in a written notice delivered to us at the FPA Seller’s sole discretion (with at least 40 calendar days’ notice). On the Maturity Date, if Shareholder Approval (as described below) has been obtained and we have sufficient distributable reserves, the transaction will be physically settled, in which case the FPA Seller will deliver the Number of Shares to us and the FPA Seller will be entitled to retain a portion of the Prepayment Amount equal to the Number of Shares multiplied by the Initial Price. However, if the FPA Seller has not sold or otherwise disposed of some or all of the Shares by the Maturity Date, and the trading price of our Ordinary Shares has not risen above the Initial Price, we would expect the FPA Seller to deliver the Shares to us at maturity through Physical Settlement, requiring us to repurchase those Shares. In such circumstances, we would have paid the Prepayment Amount but would repurchase Shares that are worth less than the Initial Price per Share, meaning we would not recover the full value of the Prepayment Amount, which would adversely affect our liquidity and capital resources and our ability to fund our growth plan.
In addition, because we are a public limited company incorporated under the laws of England and Wales, our ability to physically settle the Forward Purchase Agreement at maturity—i.e., to repurchase Shares from the FPA

Seller—requires Shareholder Approval under the UK Companies Act and that we have sufficient distributable reserves. If we do not obtain Shareholder Approval on or before the Maturity Date, or if we do not have sufficient distributable reserves at that time, the transaction will instead be cash settled over a Valuation Period. Under Cash Settlement, the daily settlement price payable to us is equal to the lesser of (a) 95% of the daily VWAP of the Shares on the applicable exchange and (b) the Reset Price. During the Valuation Period under Cash Settlement, the Seller would be selling Shares in the open market in accordance with the daily share amount provisions of the Forward Purchase Agreement. These sales could put significant downward pressure on the trading price of our Ordinary Shares, which would in turn reduce the daily settlement price payable to us, since the settlement price is linked to the VWAP of the Shares. If the trading price of our Ordinary Shares declines significantly during the Valuation Period—whether as a result of the Seller’s sales or otherwise—the aggregate Cash Settlement amounts we receive may be materially less than the Prepayment Amount. Moreover, with respect to any Shares remaining subject to the transaction at the end of the Valuation Period (the “Remaining Unwind Number”), we would have no further claim against the FPA Seller and would bear the full loss of any shortfall between the Prepayment Amount and the Cash Settlement amounts received.
The FPA Seller also has the right, in its absolute discretion, to terminate the Forward Purchase Agreement in whole or in part at any time following the Closing and on or prior to the Maturity Date by delivering an Optional Early Termination Notice. Upon any such early termination, the FPA Seller is required to pay to us an amount equal to the product of the Terminated Shares and the then-in-effect Reset Price. Because the Reset Price may be adjusted downward by mutual agreement of the parties, if the Reset Price at the time of early termination is less than the Initial Price, we would receive less per Share than the Initial Price we originally paid as part of the Prepayment Amount. Furthermore, if the Shares are delisted from Nasdaq and not re-listed on certain qualifying exchanges within 20 days, the daily settlement price under Cash Settlement will thereafter be zero with respect to all Shares remaining subject to the transaction, which would result in our receiving no further value for the remaining Prepayment Amount attributable to those Shares.
As a result of the foregoing risks, there can be no assurance that the settlement amounts we receive under the Forward Purchase Agreement will offset the Prepayment Amount in full. Any shortfall would reduce the amount of cash that is available to fund our liquidity and capital resource requirements, which could materially and adversely affect our ability to fund our growth plan in the manner we had contemplated when entering into the Forward Purchase Agreement.
For more information, see “Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Forward Purchase Agreement.”
Risks Related to Our Ordinary Shares and Company Warrants
We will incur increased costs as a result of operating as a public company.
We are a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules adopted, and to be adopted, by the SEC and Nasdaq. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives and may not effectively or efficiently manage the transition into a public company. Moreover, we expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be forced to accept reduced policy limits or incur substantially higher costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, its board committees or as executive officers.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies in the United States. The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors.
In addition, the public reporting obligations associated with being a public company in the United States may subject us to litigation as a result of increased scrutiny of our financial reporting. If we are involved in litigation regarding our public reporting obligations, this could subject us to substantial costs, divert resources and management attention from our business and seriously undermine our business.
Any of these effects could harm our business, financial condition and results of operations.
The public market performance and transaction outcomes of other advanced nuclear, clean energy and other capital-intensive development-stage companies may adversely affect investor perceptions of our business, the market price of our securities and our ability to raise capital.
Our business requires substantial capital and involves long development timelines, significant execution milestones and a high degree of reliance on forward-looking assumptions. In recent years, companies in emerging energy and other capital-intensive technology sectors, including companies that have pursued or considered business combinations with special purpose acquisition companies, have experienced significant share price volatility, valuation compression, increased redemptions, reduced liquidity, financing constraints and, in some cases, terminated, restructured or repriced transactions.
As a result, investors may apply greater skepticism to development-stage companies such as us, place greater weight on near-term milestones, discount long-dated projections more heavily, or demand financing terms that are more dilutive or otherwise less favorable to us than we currently anticipate. These dynamics may affect us regardless of our actual progress or the intrinsic merits of our technology and business model.
If market sentiment toward advanced nuclear or comparable sectors deteriorates, or if peer companies experience adverse market or transaction outcomes, the trading price of our securities could decline, our ability to access the equity or debt capital markets could be impaired, financing could become more expensive or unavailable, and our business, prospects and financial condition could be materially adversely affected.
The exercise of Company Warrants for our Ordinary Shares would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.
The Company Warrants to purchase our Ordinary Shares will become exercisable in accordance with the terms of the Warrant Agreement on October 21, 2026, which is 30 days after the completion of the Business Combination. The exercise price of the Company Warrants is $11.50 per share. Therefore, as from when the Company Warrants become exercisable, if and when the trading price of the Ordinary Shares is less than $11.50, we expect that warrantholders would not exercise their Company Warrants. To the extent such warrants are exercised, additional Ordinary Shares will be issued, which will result in dilution to the holders of our Ordinary Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Ordinary Shares. However, there is no guarantee that the Company Warrants will ever be in the money prior to their expiration, and as such, the Company Warrants may expire worthless.
We may redeem your unexpired Company Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Company Warrants worthless.
We have the ability to redeem our outstanding Company Warrants at any time prior to their expiration at a price of $0.01 per warrant, provided that the last reported sales price of our Ordinary Shares is equal to or exceeds $18.00 per share (as adjusted for share sub divisions, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending three Business Days prior to the date we send the notice of redemption to the warrant holders (the price for such period, the “Reference Value”). If and when the Company Warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon exercise of the Company Warrants is not exempt from registration or qualification under applicable state blue sky laws or if we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares under the blue sky laws of the state of residence in those states in which the Company Warrants were offered by us. Redemption of the outstanding Company Warrants could force you (i) to exercise your Company

Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Company Warrants at the then-current market price when you might otherwise wish to hold your Company Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Company Warrants are called for redemption, is likely to be substantially less than the market value of your Company Warrants.
Our management has the ability to require holders of the Company Warrants to exercise such Company Warrants on a cashless basis, which will cause holders to receive fewer Ordinary Shares upon their exercise of the Company Warrants than they would have received had they been able to exercise their Warrants for cash.
If we call the Company Warrants for redemption after the redemption criteria have been satisfied, our management will have the option to require any holder that wishes to exercise their Company Warrant (including any Company Warrants held by the Sponsor or its permitted transferees) to do so on a “cashless basis.” If our management chooses to require holders to exercise their Company Warrants on a cashless basis, the number of Ordinary Shares received by a holder upon exercise will be fewer than it would have been had such holder exercised his Company Warrant for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in us.
The Closing Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
The Closing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to such agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we will irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim.
Notwithstanding the foregoing, these provisions of the Closing Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in our warrants will be deemed to have notice of and to have consented to the forum provisions in the applicable agreement. If any action, the subject matter of which is within the scope the forum provisions of the Closing Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations.
As a foreign private issuer, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
As foreign private issuer, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company. As a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (ii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing liability for insiders who profit from trades made within a short period of time and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information. In addition, foreign private issuers are not required to file annual reports on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file annual reports on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file annual reports on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of the foregoing, holders of our securities may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we qualify as a foreign private issuer and, therefore, are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act applicable to U.S. domestic issuers. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. In the future, we would lose our foreign private issuer status if more than 50% of our outstanding voting securities are held by U.S. residents and we fail to satisfy the additional requirements necessary to maintain foreign private issuer status, including if a majority of our directors or executive officers are U.S. citizens or residents, more than 50% of our assets are located in the United States or our business is administered principally in the United States. If we lose our foreign private issuer status, we would be required to file with the SEC periodic reports and registration statements on forms applicable to U.S. domestic issuers, which are more detailed and extensive than the forms available to a foreign private issuer. We also would become subject to U.S. federal proxy requirements, and our officers, directors and principal shareholders would become subject to the short-swing profit recovery provisions of Section 16 of the Exchange Act. In addition, we could lose our ability to rely on certain exemptions from corporate governance requirements under the listing rules of Nasdaq available to foreign private issuers. As a U.S.-listed public company that is not a foreign private issuer, we would expect to incur significant additional legal, accounting, compliance and other expenses that we would not incur as a foreign private issuer.
As a foreign private issuer, we may follow certain home country corporate governance practices, and our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain requirements otherwise applicable under the Nasdaq listing rules, provided that we disclose the requirements we are not following and describe the home country practices we follow. We may elect to rely on certain home country governance practices available to us as a company organized under the laws of England and Wales. Accordingly, our shareholders may not be afforded the same protections as shareholders of companies that are subject to all Nasdaq corporate governance requirements. For example, subject to applicable law and Nasdaq requirements, we may elect to follow home country practice with respect to matters such as the requirement that independent directors hold regularly scheduled executive sessions, certain aspects of director nomination practices, the provision of proxy statements for shareholder meetings and shareholder approval requirements for certain issuances of securities. In addition, we may in the future elect to follow additional home country practices. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
The newcleo A&R Articles contain forum selection provisions for certain disputes between us and our shareholders, directors and certain other persons, which could limit our shareholders’ ability to bring claims and proceedings in a judicial forum of their choosing.
The newcleo A&R Articles provide that, unless we consent in writing to the selection of an alternative forum in the United States, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. In addition, save in respect of any cause of action arising under the Securities Act or the Exchange Act, the newcleo A&R Articles provide that certain proceedings, suits or actions, including certain disputes between a shareholder, in such shareholder’s capacity as such, and us and/or our directors arising out of or in connection with the newcleo A&R Articles or otherwise, certain claims between us and our directors and certain claims between a shareholder, in such shareholder’s capacity as such, and our professional service providers, may only be brought in the courts of England and Wales.
These forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing, may discourage lawsuits against us, our directors, officers, professional service providers and other personnel and may result in increased costs for shareholders seeking to pursue such claims. In addition, if a court were to find either forum selection provision contained in the newcleo A&R Articles to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such matter in other jurisdictions. The enforceability of similar forum selection provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether a court would enforce the forum selection provisions contained in the newcleo A&R Articles in any particular instance.

It may be difficult to enforce U.S. judgments against us.
We are a company incorporated under the laws of England and Wales, and a substantial portion of our assets will be outside of the United States. Most of our directors and senior management may be residents of countries other than the United States, and all or a substantial portion of our respective assets may be located outside the United States. As a result, it may be difficult for U.S. investors to effect service of process within the United States upon these persons. It may also be difficult for U.S. investors to enforce within the U.S. judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. In addition, there is uncertainty as to whether the courts outside the United States would recognize or enforce judgments of U.S. courts obtained against us or our directors and officers predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Therefore, it may be difficult to enforce U.S. judgments against us, our directors and officers and independent auditors.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our Ordinary Share.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. Moreover, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.
Market values of growth-oriented companies like ours, particularly companies that entered into business combination agreements with SPACs, have been affected by adverse economic and market forces which may induce downward pressure on the price and trading volume of our Ordinary Share.
In recent years, there have been fluctuations in the valuation of growth-oriented companies, particularly those that entered into business combination agreements with SPACs. Inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, the price and trading volume of our securities are subject to potential downward pressures.
The market price of our equity securities may be volatile, and your investment could suffer or decline in value.
Prior to the Business Combination, there was not a public market for our Ordinary Shares or Company Warrants. The stock exchanges, including Nasdaq, on which certain of our securities are listed as described elsewhere herein, may from time-to-time experience significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Ordinary Shares and Company Warrants, the market price of our Ordinary Shares and Company Warrants may be volatile and could decline significantly. Given the recent price volatility of our Ordinary Shares and relative lack of liquidity therein, there is no certainty that warrantholders will exercise their Company Warrants and, accordingly, we may not receive any proceeds in relation to our outstanding Warrants. In addition, the trading volume in our Ordinary Shares and Company Warrants may fluctuate and cause significant price variations to occur. We cannot assure you that the market price of our Ordinary Shares and Company Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•
certain of the Selling Shareholders purchased the securities being registered for resale hereunder at prices that are lower than the current market prices for such securities and, accordingly, may be or are incentivized to sell them under the registration statement of which this prospectus is a part;

•	sales of a significant number of Ordinary Shares could materially adversely affect the trading prices of our securities;
•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations; and
•
failure of securities analysts to initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow us or our failure to meet these estimates or the expectations of investors.

In addition, if our performance does not meet market expectations, the price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Factors affecting the trading price of our Ordinary Shares and Company Warrants may also include:
•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to it;
•	changes in the market’s expectations about operating results;
•	our operating results failing to meet market expectations in a particular period;
•	operating and stock price performance of other companies that investors deem comparable to us;
•	changes in laws and regulations affecting our business;
•	commencement of, or involvement in, litigation involving us;
•	changes in our capital structure, such as future issuances of securities or the incurrence of debt;
•	any significant change in our board or management;
•	sales of substantial amounts of our Ordinary Shares by our directors, executive officers or significant shareholders or the perception that such sales could occur; and
•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.
Broad market and industry factors may depress the market price of our Ordinary Shares and Company Warrants irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for companies in the nuclear energy business or the stocks of other companies which investors perceive to be similar to us could depress the price of our Ordinary Shares regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our Ordinary Shares and Company Warrants also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Moreover, in the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been instituted against that company. If we were to be involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted, which would have a material adverse effect on us.
In addition, the trading price of our Ordinary Shares, may be exposed to additional risks because we have become a public company through a “de-SPAC” transaction. There has been increased focus by government agencies on such transactions, and we expect that increased focus to continue, and we may be subject to increased scrutiny by the SEC and other government agencies and holders of our respective securities as a result, which could adversely affect the trading price of our Ordinary Shares.
Provisions in the newcleo A&R Articles may make it more difficult for a third party to acquire us and may prevent or delay attempts by our shareholders to replace or remove our management or board of directors.
Certain provisions in the newcleo A&R Articles could have the effect of delaying, deferring or discouraging another party from acquiring control of us, even if such acquisition could be viewed by some of our shareholders as beneficial. In particular, for so long as we are not subject to the Takeover Code, the newcleo A&R Articles authorize our board of directors to establish a rights plan and grant rights to subscribe for our shares, including in the context of an acquisition or potential acquisition of 15% or more of our issued voting shares. The newcleo A&R Articles also authorize our board of directors, in accordance with the terms of any such rights plan, to allot shares upon the exercise of rights or exchange rights for our shares, including where our board of directors determines, acting in good faith and on reasonable grounds, that doing so would facilitate an orderly acquisition process, promote equal and fair treatment of shareholders, help achieve an optimum price for our Ordinary Share, prevent abusive tactics or unequal treatment of shareholders, or protect our long-term interests, employees, shareholders and business. Although intended to provide our board of directors with flexibility to respond to acquisition proposals and other change-of-control situations, these provisions may discourage, delay or prevent transactions involving an actual or potential change in control, including transactions in which shareholders might otherwise receive a premium for their Ordinary Share. In addition, because the Takeover Code is not expected to apply to us, shareholders may not receive certain protections that would otherwise apply to companies subject to the Takeover Code, including restrictions on defensive actions by a board of directors without shareholder approval during an offer.
The newcleo A&R Articles also provide for a classified board of directors divided into three classes, with directors serving staggered three-year terms after an initial transition period. As a result, only one class of directors will generally be elected at each annual general meeting. This classified board structure could make it more difficult for shareholders to replace a majority of our board of directors in a single year, which could delay or prevent a change in control or changes in our management, even if such changes would be supported by a significant number of our shareholders. These anti-takeover provisions could also make our Ordinary Share less attractive to potential investors, which could adversely affect the trading price of our Ordinary Share.
Future resales of the Ordinary Shares issued in connection with the Business Combination may cause the market price of the Ordinary Shares to drop significantly, even if the Company’s business is doing well.
The Restricted Company Shareholders and the Sponsor have entered into Lock-Up Arrangements with the Company and the SPAC. The Sponsor has, pursuant to the Sponsor Support Agreement, and the Restricted Company Shareholders have, under the newcleo A&R Articles, agreed that, during the applicable lock-up period, they will not offer, sell, contract to sell, pledge, grant any option to purchase any shares, with respect to which such shareholder has beneficial ownership within the rules and regulations of the SEC (in each case, subject to certain exceptions set forth in the applicable agreement). See the section of this prospectus titled “Shares Eligible for Future Sale—Lock-Up Arrangements.”
Further, concurrently with the closing of the Transactions under the Business Combination Agreement, we entered into a registration rights agreement with the Sponsor, SPAC and certain key Company Shareholders that provides the Sponsor and the other parties thereto with customary demand registration rights and piggy-back registration rights with respect to registration statements filed by the us after the Closing.
Upon expiration of the applicable lock-up period and upon the effectiveness of any registration statement that we file pursuant to the above-referenced registration rights agreement, in a registered offering of securities pursuant to the Securities Act or otherwise in accordance with Rule 144 under the Securities Act (subject to the satisfaction of certain conditions for Rule 144 to be available, the Company shareholders may sell large amounts of Ordinary Shares in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the trading price of the Ordinary Shares or putting significant downward pressure on the price of the Ordinary Shares. Further, sales of Ordinary Shares upon expiration of the applicable lock-up period could encourage short sales by market participants. Generally, short selling means selling a security, contract or commodity not owned by the seller. The seller is committed to eventually purchase the financial instrument previously sold. Short sales are used to capitalize on an expected decline in the security’s price. Short sales of Ordinary Shares could have a tendency to depress the price of the Ordinary Shares, which could increase the potential for short sales.
We cannot predict the size of future issuances of Ordinary Shares or the effect, if any, that future issuances and sales of Ordinary Shares will have on the market price of the Ordinary Shares. Sales of substantial amounts of Ordinary Shares (including those shares issued in connection with the Business Combination), or the perception that such sales could occur, may materially and adversely affect prevailing market prices of Ordinary Shares.
We may issue additional Ordinary Shares or other equity securities without seeking approval of its shareholders, which would dilute your ownership interests and may depress the market price of the Ordinary Shares.
We may issue additional Ordinary Shares or other equity securities of equal or senior rank in the future for any reason or in connection with, among other things, future acquisitions, the redemption of outstanding warrants or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
The issuance of additional Ordinary Shares or other equity securities of equal or senior rank would have the following effects:
•	your proportionate ownership interest would decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each previously outstanding Ordinary Share may be diminished; and
•	the market price of the Ordinary Shares may decline.

Unaudited Pro Forma Condensed Combined Financial Information
Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus unless clearly stated in this section.
On May 26, 2026, NewCleo Ltd. (“NewCleo Ltd.”), Merger Sub 1, Merger Sub 2, and NewHold entered into the Business Combination Agreement. In connection with and prior to the completion of the Business Combination, NewCleo Ltd re-registered to a public limited company under the laws of England and Wales from a private limited company under the laws of England and Wales and changed its name to newcleo plc (“newcleo”).
Pursuant to the Business Combination Agreement, on September 21, 2026, Merger Sub 1 merged with and into NewHold to effect the First Merger, as a result of which the separate corporate existence of Merger Sub 1 ceased and NewHold continues as the surviving company, and became the First Merger Surviving Company. Promptly following the effective time of the First Merger, the First Merger Surviving Company was merged with and into Merger Sub 2, as a result of which the separate corporate existence of the First Merger Surviving Company ceased and Merger Sub 2 continues as the surviving entity, and became a wholly-owned subsidiary of newcleo (the “Second Merger Surviving Company”). The First Merger and the Second Merger are collectively referred to herein as the “Business Combination.”
The following unaudited pro forma condensed combined financial information presents the combination of the financial information of NewHold and NewCleo Ltd. as of June 30, 2026, after giving effect to the transactions, including the Business Combination and related adjustments, the Forward Purchase Agreement, the PIPE Financing, and subsequent financing events discussed in Note 7 (presented as “newcleo Financing Transaction Adjustments”) described in the accompanying notes (together, the “Transactions”). The unaudited pro forma condensed combined balance sheet as of June 30, 2026 reflects adjustments that depict the accounting for the Transactions as if they had been consummated on June 30, 2026 (the “Balance Sheet Pro Forma Transaction Accounting Adjustments”). The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 and for the year ended December 31, 2025 combines the historical results of NewHold and NewCleo Ltd. for these periods and depict the accounting for the Transactions as if they had occurred on January 1, 2025, which is the beginning of the earliest period presented (“Statements of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statements of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments.”
The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with:
•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•	the historical unaudited condensed consolidated financial statements of NewCleo Ltd. as of and for the six months ended June 30, 2026, and the related notes included elsewhere in this prospectus;
•	the historical unaudited condensed financial statements of NewHold as of and for the six months ended June 30, 2026, and the related notes included elsewhere in this prospectus;
•	the historical audited consolidated financial statements of NewCleo Ltd. for the year ended December 31, 2025, and the related notes included elsewhere in this prospectus;
•	the historical audited financial statements of NewHold for the year ended December 31, 2025, and the related notes included elsewhere in this prospectus;
•	the Business Combination Agreement incorporated by reference into this prospectus; and
•
the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to NewHold, NewCleo Ltd. and newcleo included elsewhere in this prospectus.

The historical unaudited condensed consolidated financial statements of NewCleo Ltd. as of and for the six months ended June 30, 2026, and audited consolidated financial statements as of and for the year ended December 31, 2025, have been prepared in accordance with IFRS as issued by the IASB and presented in euros. The historical unaudited financial statements of NewHold as of and for the six months ended June 30, 2026, and audited financial statements as of and for the year ended December 31, 2025, have been prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information of NewHold has been translated into euros and adjusted to give effect to the differences between U.S. GAAP and IFRS, for the purposes of the unaudited pro forma condensed combined financial information. Refer to Note 4 for further information.
The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026
AFTER GIVING EFFECT TO ACTUAL REDEMPTION
(In thousands, except share and per share amounts)

	Historical				Historical
	Newcleo Ltd (IFRS)	newcleo Financing Transaction Adjustments (Note 7)		Adjusted Newcleo Ltd	NewHold (US GAAP) (Note 3)	US GAAP Conversion and Presentation Alignment (Note 4)		Adjusted NewHold	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Assets
Non-current assets
Goodwill	€37,281	€—		€37,281	€—	€—		€—	€—		€37,281
Intangible assets	42,760			42,760	—			—			42,760
Property, plant, and equipment	115,999			115,999	—			—			115,999
Right-of-use asset	17,665			17,665	—			—			17,665
Investments	76			76	—			—			76
Investments in associates	31,553			31,553	—			—			31,553
Other long term receivables	34,871			34,871	—			—			34,871
Deferred tax assets	3,059			3,059	—			—			3,059
Investment held in trust account	—			—	186,506			186,506	(95,042)	8(h)	—
									(8,627)	8(j)
									(82,837)	8(m)
Total non-current assets	283,264	—		283,264	186,506	—		186,506	(186,506)		283,264
Current assets
Inventories	4,843			4,843	—			—			4,843
Short term investments	2,335			2,335	—			—			2,335
Trade and other receivables, net	77,768			77,768	—	154	4(c)	154	2,190	8(e)	79,958
									(132)	8(n)
									(22)	8(q)
Cash and cash equivalents	66,540	16,186	7(a)	82,726	319			319	9	8(a)	253,007
									(23,095)	8(c)
									(2,158)	8(f)
									8,627	8(j)
									(65,668)	8(l)
									82,837	8(m)
									(2,867)	8(o)
									(749)	8(p)
									(7,266)	8(q)
									180,292	8(u)
Prepaid expenses	—			—	154	(154)	4(c)	—			—
Total current assets	151,486	16,186		167,672	473	—		473	171,998		340,143
Total assets	€434,750	€16,186		€450,936	€186,979	€—		€186,979	€(14,508)		€623,407

	Historical				Historical
	Newcleo Ltd (IFRS)	newcleo Financing Transaction Adjustments (Note 7)		Adjusted Newcleo Ltd	NewHold (US GAAP) (Note 3)	US GAAP Conversion and Presentation Alignment (Note 4)		Adjusted NewHold	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Liabilities
Non-current liabilities
Provisions - non-current	€4,094	€—		€4,094	€—	€—		€—	€—		€4,094
Other non-current liabilities	8,932			8,932	—			—			8,932
Lease liabilities - non-current	14,667			14,667	—			—			14,667
Borrowings - non-current	15,929			15,929	—			—			15,929
Deferred tax liabilities	4,430			4,430	—			—			4,430
Deferred underwriting fee payable	—			—	6,170			6,170	(6,170)	8(o)	—
Warrants liabilities	—			—	—	8,972	4(b)	8,972	(47)	8(i)	8,888
									(37)	8(r)
Financial liabilities - Class A ordinary shares subject to possible redemption	—			—	—	186,506	4(a)	186,506	(95,042)	8(h)	—
									(8,627)	8(j)
									(82,837)	8(v)
Total non-current liabilities	48,052	—		48,052	6,170	195,478		201,648	(192,760)		56,940
Current liabilities
Provisions - current	378			378	—			—			378
Trade and other payables	60,055			60,055	—	5,333	4(c)	5,333	(1,966)	8(c)	58,227
									2,190	8(e)
									(2,860)	8(f)
									(4,525)	8(q)
Lease liabilities - current	3,545			3,545	—			—			3,545
Borrowings - current	2,497	—	7(a)	2,497	—			—			2,497
Accounts payable	—			—	542	(542)	4(c)	—			—
Accrued liabilities	—			—	4,791	(4,791)	4(c)	—			—
Deferred compensation - related parties	—			—	633			633	(633)	8(p)	—
Total current liabilities	66,475	—		66,475	5,966	—		5,966	(7,794)		64,647
Total liabilities	114,527	—		114,527	12,136	195,478		207,614	(200,554)		121,587
Class A ordinary shares subject to possible redemption; 20,125,000 shares issued and outstanding, historical; zero shares issued and outstanding, pro forma combined	—			—	186,506	(186,506)	4(a)	—			—

	Historical				Historical
	Newcleo Ltd (IFRS)	newcleo Financing Transaction Adjustments (Note 7)		Adjusted Newcleo Ltd	NewHold (US GAAP) (Note 3)	US GAAP Conversion and Presentation Alignment (Note 4)	Adjusted NewHold	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Equity
newcleo share capital, €0.01 par value, historical; 504,560,981 shares authorized, issued and outstanding, historical; $0.02 par value (€0.02 par value), pro forma combined; 281,534,950 shares authorized, 279,830,526 shares issued and outstanding, pro forma combined	5,046	39	7(a)	5,085	—		—	9	8(a)	5,607
								—	8(b)
								(186)	8(g)
								1	8(q)
								66	8(s)
								199	8(v)
								433	8(u)
SPAC Class A ordinary shares, $0.0001 par value; 479,000,000 shares authorized; 780,100 shares issued and outstanding, historical; zero shares issued and outstanding, pro forma combined	—			—	—		—	—	8(i)	—
								—	8(j)
								—	8(s)
								—	8(v)
SPAC Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 6,707,663 shares issued and outstanding, historical; zero shares issued and outstanding, pro forma combined	—			—	1		1	—	8(i)	—
								—	8(k)
								(1)	8(s)
Additional paid-in capital	—			—	—		—			—
Share premium	23,378	16,147	7(a)	39,525	—		—	—	8(a)	226,609
								167	8(b)
								(594)	8(c)
								(170,109)	8(d)
								186	8(g)
								—	8(i)
								656	8(q)
								(65)	8(s)
								70,048	8(v)
								106,936	8(t)
								179,859	8(u)
Earnout reserves	—			—	—		—	170,109	8(d)	170,109

	Historical			Historical
	Newcleo Ltd (IFRS)	newcleo Financing Transaction Adjustments (Note 7)	Adjusted Newcleo Ltd	NewHold (US GAAP) (Note 3)	US GAAP Conversion and Presentation Alignment (Note 4)		Adjusted NewHold	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Other reserves	57,067		57,067	—			—			57,067
Treasury shares	—		—	—			—	(65,368)	8(l)	(65,368)
Retained earnings (accumulated deficit)	234,695		234,695	(11,664)	(8,972)	4(b)	(20,636)	(167)	8(b)	107,759
								(20,535)	8(c)
								702	8(f)
								47	8(i)
								8,627	8(j)
								(300)	8(l)
								(132)	8(n)
								3,303	8(o)
								(116)	8(p)
								(3,420)	8(q)
								37	8(r)
								12,590	8(v)
								(106,936)	8(t)
Non-controlling interests	37		37	—			—			37
Total equity	320,223	16,186	336,409	(11,663)	(8,972)		(20,635)	186,046		501,820
Total shareholders’ equity and liabilities	€434,750	€16,186	€450,936	€186,979	€—		€186,979	€(14,508)		€623,407

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
AFTER GIVING EFFECT TO ACTUAL REDEMPTION
(In thousands, except share and per share amounts)

	Historical			Historical
	Newcleo Ltd (IFRS)	newcleo Financing Transaction Adjustments (Note 7)	Adjusted Newcleo Ltd	NewHold (US GAAP) (Note 3)	US GAAP Conversion and Presentation Alignment (Note 4)	Adjusted NewHold	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Revenue	€19,429	€—	€19,429	€—	€—	€—	€—		€19,429
Cost of sales	(13,299)		(13,299)	—		—			(13,299)
Gross profit	6,130	—	6,130	—	—	—	—		6,130
Other income	6,554		6,554	—		—			6,554
Research and development expenses	(34,629)		(34,629)	—		—			(34,629)
Selling, general and administrative expenses	(59,170)		(59,170)	(5,458)		(5,458)	(1,095)	9(c)	(65,286)
							206	9(g)
							231	9(h)
Operating loss	(81,115)	—	(81,115)	(5,458)	—	(5,458)	(658)		(87,231)
Other income	—		—	3,194		3,194	(3,194)	9(e)	—
Loss on disposal of assets	(9)		(9)	—		—			(9)
Finance income	353		353	—		—			353
Finance costs	(1,448)		(1,448)	—		—			(1,448)
Share of loss of associates	(83)		(83)	—		—			(83)
Loss before tax	(82,302)	—	(82,302)	(2,264)	—	(2,264)	(3,852)		(88,418)
Income tax benefit	321	—	321	—	—	—	—		321
Loss for the period	€(81,981)	€—	€(81,981)	€(2,264)	€—	€(2,264)	€(3,852)		€(88,097)
Weighted average Class A ordinary shares outstanding – basic and diluted				20,905,100
Net loss per share Class A ordinary shares – basic and diluted				€(0.08)
Weighted average Class B ordinary shares outstanding – basic and diluted				6,707,663
Net loss per share Class B ordinary shares – basic and diluted net loss per share				€(0.08)
Weighted average ordinary shares outstanding - basic and diluted	497,532,570								276,452,480	9(j)
Net loss per ordinary share - basic and diluted	€(0.16)								€(0.32)	9(j)

See accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
AFTER GIVING EFFECT TO ACTUAL REDEMPTION
(In thousands, except share and per share amounts)

	Historical			Historical
	Newcleo Ltd (IFRS)	newcleo Financing Transaction Adjustments (Note 7)	Adjusted Newcleo Ltd	NewHold (US GAAP) (Note 3)	US GAAP Conversion and Presentation Alignment (Note 4)	Adjusted NewHold	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Revenue	€32,769	€—	€32,769	€—	€—	€—	€—		€32,769
Cost of sales	(24,953)		(24,953)	—		—			(24,953)
Gross profit	7,816	—	7,816	—	—	—	—		7,816
Other income	19,347		19,347	—		—			19,347
Research and development expenses	(68,544)		(68,544)	—		—	233	9(d)	(68,311)
Selling, general and administrative expenses	(98,547)		(98,547)	(1,849)		(1,849)	(167)	9(a)	(229,147)
							(20,535)	9(b)
							(2,190)	9(c)
							469	9(d)
							(132)	9(f)
							354	9(g)
							386	9(h)
							(106,936)	9(i)
Operating loss	(139,928)	—	(139,928)	(1,849)	—	(1,849)	(128,518)		(270,295)
Other income	—		—	6,198		6,198	(6,198)	9(e)	—
Loss on disposal of assets	(1,630)		(1,630)	—		—			(1,630)
Finance income	1,937		1,937	—		—			1,937
Finance costs	(2,120)		(2,120)	—		—			(2,120)
Share of loss of associates	(48)		(48)	—		—			(48)
Income (loss) before tax	(141,789)	—	(141,789)	4,349	—	4,349	(134,716)		(272,156)
Income tax benefit	1,824	—	1,824	—	—	—	—		1,824
Income (loss) for the year	€(139,965)	€—	€(139,965)	€4,349	€—	€4,349	€(134,716)		€(270,332)
Weighted average Class A ordinary shares outstanding – basic and diluted				17,354,000
Net income per share Class A ordinary shares – basic and diluted				€0.18
Weighted average Class B ordinary shares outstanding – basic and diluted				6,707,663
Net income per share Class B ordinary shares – basic and diluted				€0.18
Weighted average ordinary shares outstanding - basic and diluted	462,252,560								259,493,379	9(j)
Net loss per ordinary share - basic and diluted	€(0.30)								€(1.04)	9(j)

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1. Description of the Transactions
On May 26, 2026, NewCleo Ltd., Merger Sub 1, Merger Sub 2 and NewHold entered into the Business Combination Agreement to effect the Business Combination. The Business Combination was consummated on September 21, 2026.
In connection with and prior to the Business Combination, upon the Capital Restructuring, the following pre-merger transactions have taken place: (i) the share premium account of NewCleo Ltd. was reduced to permit NewCleo Ltd. to re-register as a public limited company; (ii) NewCleo Ltd. re-registered as a public limited company; (iii) newcleo A&R Articles have been adopted and become effective; (iv) immediately prior to the Recapitalization, the issued and outstanding share capital of newcleo was redenominated as U.S. dollar shares of a par value of $0.02288 per share (the “Redenomination”); and (v) immediately following the Redenomination and prior to the First Merger Effective Time, all of the issued and outstanding newcleo Ordinary Shares as of immediately prior to such consolidation were consolidated into 244,914,447 newcleo Ordinary Shares, as adjusted for the Recapitalization Factor of 0.4807 (the “Recapitalization”). In connection with the Recapitalization, each newcleo shareholders’ total ordinary shares was rounded down to the nearest whole share in accordance with the Business Combination Agreement.
At the effective time of the Capital Restructuring, each NewCleo Ltd. option outstanding continues as an option to purchase newcleo Ordinary Shares (the “Continuing Option”), on substantially the same terms and conditions as were applicable immediately prior to the Recapitalization including applicable vesting conditions, except for the number of Continuing Option and the corresponding per-share exercise price which were adjusted by the Recapitalization Factor. Each NewCleo Ltd. RSU outstanding continues to be a RSU to be settled in newcleo Ordinary Shares (the “Continuing RSU”), on substantially the same terms and conditions as were applicable immediately prior to the Recapitalization including applicable vesting conditions, except for the number of Continuing RSU’s which were adjusted by the Recapitalization Factor. Each NewCleo Ltd. Warrant outstanding continues to be a warrant to be settled in newcleo Ordinary Shares (the “Continuing Warrants”), on substantially the same terms and conditions as were applicable immediately prior to the Recapitalization including applicable vesting conditions, except for the number of Continuing Warrants which was adjusted by the Recapitalization Factor.
NewCleo Ltd. further changed its name from NewCleo Ltd. to newcleo plc prior to the completion of the Business Combination and to apply for listing of newcleo Ordinary Shares on the Nasdaq Stock Market LLC, under the symbol “NWCL”, which was effective at the consummation of the Business Combination on September 21, 2026.
Refer to the table below for newcleo Ordinary Shares issued to newcleo Shareholders at the Capital Restructuring based on the Recapitalization Factor of 0.4807 calculated as of the date of the closing of the Business Combination (the “Closing”):

newcleo Ordinary Shares outstanding as of June 30, 2026	504,560,981
newcleo Ordinary Shares issued upon NewCleo Ltd. option exercises subsequent to June 30, 2026	941,354
newcleo Ordinary Shares issued related to the 2026 Capital Raise subsequent to June 30, 2026	3,947,805
newcleo Ordinary Shares issued to suppliers subsequent to June 30, 2026	46,341
Total newcleo Ordinary Shares outstanding prior to the Closing of the Business Combination	509,496,481
Recapitalization Factor upon Closing of the Business Combination	0.4807
newcleo Ordinary Shares issued to newcleo Shareholders upon Closing of the Business Combination	244,914,447

Pursuant to the Business Combination Agreement, the Business Combination was effected in two steps: (i) in connection with the First Merger, Merger Sub 1 was merged with and into NewHold, as a result of which the separate corporate existence of Merger Sub 1 ceased and NewHold continues as the surviving company, and became a wholly-owned subsidiary of newcleo; (ii) promptly following the First Merger, the First Merger Surviving Company was merged with and into Merger Sub 2, as a result of which the separate corporate existence of the First Merger Surviving Company ceased and Merger Sub 2 continues as the surviving company, and became a wholly-owned subsidiary of newcleo.

Immediately prior to the First Merger Effective Time, (i) each SPAC Unit issued and outstanding automatically detached and converted into one SPAC Class A Ordinary Share of a par value of $0.0001 each and one half of one SPAC Warrant (the “Unit Separation”). At the First Merger Effective Time and following the Unit Separation, each issued and outstanding SPAC Class A Ordinary Share and each SPAC Class B Ordinary Share of a par value of $0.0001 each were cancelled and automatically converted into one newcleo Ordinary Share, par value $0.02288. Each issued and outstanding SPAC Warrant ceased separate existence and trading and was converted into a newcleo warrant (the “Newcleo Public Warrant”) representing the right to purchase one newcleo Ordinary Share. Each issued and outstanding ordinary share of Merger Sub 1 was converted into and became one ordinary share of the First Merger Surviving Company.
Upon closing of the Second Merger, each ordinary share of First Merger Surviving Company was converted into and became one ordinary share of the Second Merger Surviving Company.
At Closing, pursuant to the Business Combination Agreement, newcleo used cash from the Trust Account to pay any unpaid transaction expenses and to reimburse or pay the Sponsor for any unpaid working capital loans and other SPAC Transaction Expenses, for €10.1 million in the aggregate exclusive of any fees owed by NewHold to financial advisors acting as placement agents in connection with the PIPE Financing. The transaction expenses paid included advisory, legal, accounting and other professional fees of €7.3 million and cash settlement for deferred underwriting fee of €2.9 million. Refer to notes 8(o) and 8(q) below.
Related events that impact the unaudited pro forma condensed combined financial information are discussed in further detail below.
Actual Redemption
On September 17, 2026, the SPAC Public Shareholders of NewHold holding 10,177,672 SPAC Class A Ordinary Shares exercised their redemption rights, for their pro rata share of the funds in the Trust Account in an aggregate redemption payment amount of €95.0 million using a redemption price of $10.6615 per share. Refer to Note 8(h) below.
newcleo Earnout
newcleo equity holders have a contingent right to receive an earnout (the “newcleo Earnout”) up to 10% of the Base Equity Value through the conversion of up to an aggregate 24,490,918 Class B Shares, based on the performance of newcleo Ordinary Shares during the five-year period after the Closing in two equal tranches (the “Earnout Period”), subject to the following condition:
a)
50% of the newcleo Earnout if the VWAP of newcleo Ordinary Shares equals or exceeds $15.00 (the “Earnout Triggering Event I”) for any twenty trading days in a thirty-trading day period occurring no later than the fifth anniversary of the Closing of the Business Combination (the “Vesting Period”); and

b)
50% of the newcleo Earnout if the VWAP of newcleo Ordinary Shares equals or exceeds $18.00 (the “Earnout Triggering Event II,” collectively with the Earnout Triggering Event I, the “Earnout Triggering Events”) for any twenty trading days in a thirty-trading day period during the Vesting Period.

c)
In the event that, prior to the expiration of the Earnout Period and the occurrence of the Earnout Triggering Events, newcleo consummates a merger, sale, or similar transaction (the “Early Release Event”) in which the holders of newcleo Ordinary Shares have the right to receive cash or securities for their shares and the value received per share equals or exceeds any VWAP of the Earnout Triggering Events, then the Class B Shares will convert into Ordinary Shares immediately prior to the closing of such transaction in the lesser of:

i.	The number that would have been vested if the transaction value per share had been newcleo’s VWAP for any twenty trading days in a thirty-trading day period during the Vesting Period; and
ii.	The number of Class B Shares that remain unconverted as of that time.
The newcleo Earnout was evaluated as a separate freestanding financial instrument and determined to be outside of the scope of IFRS 2 because the Class B Shares were issued to existing shareholders in their capacity as shareholders and not in exchange for goods or services. The arrangement was therefore assessed in accordance with IAS 32, Financial Instruments, and classified as equity because it does not contain a contractual obligation to deliver cash or another financial asset and, if settled, will be settled through the conversion of a fixed number of Class B Shares. To date, the aforementioned Earnout Triggering Events have not been met, and the issued Class B Shares have not been converted. Accordingly, the newcleo Earnout is presented within earnout reserves in the unaudited pro forma condensed consolidated combined balance sheet. Refer to note 8(d) below.
Pursuant to the Business Combination Agreement, existing option holders and RSU holders of NewCleo Ltd., immediately following the Recapitalization and prior to the First Merger Effective Time, will be entitled to receive an additional 10% of their respective existing awards in the form of Continuing Options (the “Earnout Bonus Options”) and Continuing RSUs (the “Earnout Bonus RSUs,” collectively, the “Earnout Bonus Awards”). The Earnout Bonus Awards will be granted pursuant to, and subject to the terms and conditions of, the Post-Closing Company Equity Plan and an applicable award agreement thereunder. The Earnout Bonus RSUs will vest, and the Earnout Bonus Options will vest and become exercisable, upon the satisfaction of both of the following: (A) the corresponding Continuing RSUs and Continuing Options in respect to which such Earnout Bonus Awards were granted, have vested (and, in the case of options, have been vested and exercised) in accordance with their terms and (B) the occurrence of the Earnout Triggering Events. The Earnout Bonus Awards are expected to be accounted for as share-based contingent consideration within the scope of IFRS 2. To date, the aforementioned Earnout Triggering Events have not been met and the specific terms of the Earnout Bonus Awards have not yet been determined; accordingly, the shares associated with the newcleo Earnout are not reflected as outstanding, and the potential dilutive effect of the Earnout Bonus Awards are not included in the unaudited pro forma condensed combined financial information.
Non-Redemption Agreements
On May 26, 2026, NewHold, the Company, the Sponsor and the NRA Investors entered into non-redemption agreements (the “Non-Redemption Agreements”), pursuant to which the NRA Investors agreed not to redeem (or to validly rescind any redemption requests on) up to 923,780 SPAC Class A Ordinary Shares subject to redemption in connection with the Extraordinary General Meeting. In exchange for the foregoing commitment not to redeem such SPAC Class A Ordinary Shares, the Sponsor agreed to forfeit 92,378 SPAC Class B Ordinary Shares at the Closing and assign to the NRA Investors, for no additional consideration, an equivalent number of newcleo Ordinary Shares issued at the Closing. In connection with the Business Combination, the NRA Investors received 1,016,158 newcleo Ordinary Shares upon Closing. Refer to notes 8(j) and 8(k) below.
Sponsor Promote
Concurrently with the execution of the Business Combination Agreement, newcleo, NewHold, and NewHold Industrial Technology III, LLC (the “Sponsor”), entered into the Sponsor Support Agreement. The Sponsor owned 552,600 SPAC Private Placement Shares, 6,429,663 Founder Shares, and 276,300 SPAC Private Placement Warrants (collectively, the “Sponsor Promote”) in connection with SPAC IPO. Immediately prior to the Closing, 20% of the Sponsor Promote was forfeited by the Sponsor (the “Sponsor Forfeited Equity”). Upon the consummation of the Business Combination on September 21, 2026, given the sum of the total capital raised from the PIPE Financing and retained from the Trust Account equaled to $322.1 million, the remaining Sponsor Promote will be subject to the following vesting and forfeiture provisions:
a)	50% of the remaining Sponsor Promote retained at Closing, or 2,700,527 newcleo Ordinary Shares issued, vested immediately (the “Vested Tranche”),
b)
25% of the remaining Sponsor Promote retained at Closing, or 1,396,453 newcleo Ordinary Shares issued, will vest if the VWAP of newcleo Ordinary Shares equals or exceeds the Earnout Triggering Event I for any twenty trading-days in a thirty-trading day period during the Vesting Period (the “$15 Tranche”), and

c)
25% of the remaining Sponsor Promote retained at Closing, or 307,972 newcleo Ordinary Shares issued, will vest if the VWAP of newcleo Ordinary Shares equals or exceeds the Earnout Triggering Event II for any twenty trading-days in a thirty-trading day period during the Vesting Period (the “$18 Tranche,” collectively with the $15 Tranche, the “Sponsor Promote Earnout”).

In the event that, prior to the expiration of the Vesting Period and the occurrence of the Earnout Triggering Events, newcleo consummates the Early Release Event, then all of the Sponsor Promote included in the $15 Tranche and $18 Tranche that have not yet vested will vest and no longer be subject to any forfeiture or the transfer restrictions, effective immediately prior to the consummation of such Early Release Event. To date, the aforementioned Earnout Triggering Events have not been met, and the issued Sponsor Promote Earnout has not been vested.
The Vested Tranche and Sponsor Promote Earnout were evaluated as separate freestanding financial instruments and both arrangements were determined to be within the scope of IFRS 2 because they represent consideration for services provided by the Sponsor in connection with the Business Combination. Accordingly, the Vested Tranche and Sponsor Promote Earnout are accounted for as equity-settled share-based payment arrangements under IFRS 2, with the related fair value recognized as listing services expense in the unaudited pro forma condensed consolidated combined balance sheets and unaudited pro forma condensed consolidated combined statements of operations. Refer to notes 8(i), 8(r), 8(v) and 9(i) below.
PIPE Financing
Upon Closing, the PIPE Investors subscribed for an aggregate of 21,600,000 newcleo Ordinary Shares at a purchase price of €8.76 or $10.00 per share pursuant to the PIPE Subscription Agreements, resulting in gross proceeds of €189.2 million, or $216.0 million. newcleo incurred approximately €8.9 million of transaction costs in connection with the PIPE Financing. The proceeds from the PIPE Financing are intended to fund general corporate expenses of the combined company. Refer to note 8(u) below.
Forward Purchase Agreement
On September 11, 2026, NewHold and newcleo entered into the Forward Purchase Agreement with the FPA Seller. For purposes of the Forward Purchase Agreement, (i) prior to the consummation of the Business Combination, NewHold was referred to as the “Counterparty”, and newcleo is referred to as the “Counterparty” following the consummation of the Business Combination, and (ii) “Shares” means the SPAC Class A Ordinary Shares prior to the consummation of the Business Combination and newcleo Ordinary Shares following the consummation of the Business Combination. Pursuant to the terms of the Forward Purchase Agreement, the FPA Seller intended to purchase up to 7,000,000 Recycled Shares consisting of (i) Shares purchased from third parties in the open market, plus (ii) any Shares held by the FPA Seller at the effective time of the Forward Purchase Agreement. The FPA Seller irrevocably waived any redemption rights with respect to such Recycled Shares in connection with the Business Combination. At Closing, newcleo paid the FPA Seller the Prepayment Amount equal to the product of (a) the number of Shares and (b) the Initial Price, or €65.4 million or $74.6 million, from the Trust Account.
The Maturity Date of the FPA Transaction is the earliest to occur of: (a) the date that is 24 months after the Closing, (b) at newcleo’s option, any date selected after the date on which a registration statement covering the resale of Shares issued in the private placement consummated in connection with the Business Combination is declared effective, and (c) a date specified by the FPA Seller in a written notice delivered to newcleo at the FPA Seller's sole discretion.
From time to time following the Closing, the FPA Seller may terminate the FPA Transaction in whole or in part by delivering an Optional Early Termination Notice to newcleo specifying the number of Terminated Shares. Upon any such Optional Early Termination, newcleo is entitled to receive from the FPA Seller an amount equal to the product of (i) the number of Terminated Shares and (ii) the then-effective Reset Price. The Reset Price was initially equal to the Initial Price and may only be adjusted downward by mutual written agreement of the parties.
On the Maturity Date: (i) if the Shareholder Approval to purchase any Shares pursuant to the FPA Transaction has been obtained on or before the Maturity Date and provided newcleo has sufficient distributable reserves in accordance with the UK Companies Act 2006, the FPA Transaction shall be physically settled, in which case the FPA Seller shall deliver to newcleo the Shares (reduced for any Terminated Shares); newcleo shall have no delivery obligation to the FPA Seller; and the FPA Seller shall be entitled to retain a portion of the Prepayment Amount equal to (A) the number of Shares (as reduced for any Terminated Shares) multiplied by (B) the Initial Price (the “Physical Settlement”); (ii) if Shareholder Approval has not been obtained on or before the Maturity Date and/or newcleo does not have sufficient distributable reserves, the FPA Transaction shall be settled in cash over a Valuation Period, which commences on an exchange business day immediately following the Maturity Date and ends on the earlier of (a) the date on which all remaining shares subject to the Forward Purchase Agreement have been unwound or sold, or (b) the second anniversary of the Maturity Date, in accordance with the terms of the Forward Purchase Agreement (the “Cash Settlement”); and (iii) if Shareholder Approval is obtained after the Valuation Period has begun but before it ends, newcleo may, by written notice to the FPA Seller, suspend and terminate the Valuation Period, and the FPA Transaction shall be physically settled with respect to all Shares then remaining subject to the FPA Transaction, with cash settlement applying only to shares already sold by the FPA Seller (the “Mixed Settlement”).
The Forward Purchase Agreement is expected to be accounted for as an own-share / treasury share arrangement under IAS 32 ‘Financial Instruments: Presentation’ as the FPA Seller does not have substantive rights (in terms of restrictions of selling the Recycled Shares and transferring its rights and obligations to another party) of an unrestricted shareholder for securities acquired under this arrangement. The Recycled Shares, although issued legally, will be considered to have been repurchased by the Counterparty at the closing of the Forward Purchase Agreement. This will result in the recognition of share capital and share premium to reflect the legal issuance of the Recycled Shares and a corresponding adjustment to recognize a treasury share reserve to reflect a potential legal transfer of the Recycled Shares to Counterparty at the maturity date of the Forward Purchase Agreement in case the FPA Seller is unable to sell the Recycled Shares pursuant to the terms of the Forward Purchase Agreement. Therefore, the transaction will result in a movement between equity to recognize a share buy-back reserve.
The arrangement does not represent any service being provided by the FPA Seller to newcleo and hence, this arrangement is not expected to be accounted for under IFRS 2 and no corresponding expense will be recognized.
At the closing date of the Forward Purchase Agreement, the Counterparty considered the following settlement outcomes in its preliminary accounting evaluation:
a)
Physical Settlement: If Shareholder Approval has been obtained on or before the Maturity Date and newcleo has sufficient distributable reserves, the FPA Seller will deliver to newcleo the Recycled Shares remaining subject to the Forward Purchase Agreement, net of any Terminated Shares. The Counterparty shall have no delivery obligation to the FPA Seller. Upon settlement, newcleo will reverse the treasury share reserve and the related share capital and share premium amounts associated with the shares returned by the FPA Seller.

b)
Cash Settlement: If the Forward Purchase Agreement is cash settled, the settlement amount will be determined based on the aggregate of the daily settlement amounts calculated during the Valuation Period. Each daily settlement amount is equal to the product of (a) the Daily Settlement Price and (b) the Daily Share Amount. The Daily Settlement Price is defined as the lower of (i) 95% of the daily VWAP of newcleo Ordinary Shares and (ii) the Reset Price, which initially equals the Initial Price and may thereafter be adjusted downward by mutual written agreement of the parties. The Daily Share Amount is defined as the lesser of (i) 5% of specified trading volume measures and (ii) the number of Recycled Shares remaining subject to settlement. Accordingly, the aggregate cash settlement amount may be less than the Prepayment Amount depending on the trading prices of the shares during the Valuation Period. Upon settlement, newcleo will recognize the cash received and reverse the corresponding treasury share reserve recognized on the date of the Forward Purchase Agreement.

c)
Mixed Settlement: If Shareholder Approval is obtained after the commencement of the Valuation Period but before its completion, cash settlement will apply only to the Daily Share Amounts previously calculated during the Valuation Period, while the Remaining Unwind Number will be physically settled through delivery of the applicable Recycled Shares to newcleo. Accordingly, the total value received by newcleo through a combination of cash settlement and physical settlement may be less than the original Prepayment Amount depending on the trading prices of the shares during the Valuation Period. Upon settlement, newcleo will recognize any cash received and reverse the treasury share reserve, together with the related share capital and share premium associated with the shares physically returned.

The foregoing reflects Counterparty’s preliminary assessment of the accounting implications of the Forward Purchase Agreement. The accounting treatment remains under evaluation and may be revised as additional analysis is completed. Refer to note 8(l) below.
Deferred Underwriting Fees
In connection with SPAC IPO, NewHold entered into an underwriting agreement with an underwriter (the “Underwriter”) for an aggregate obligation of up to €6.2 million or $7.0 million (the “Deferred Underwriting Fees”). Upon the consummation of the Business Combination, the Deferred Underwriting Fees were paid in an amount of €2.9 million or $3.3 million from the Trust Account. Refer to notes 8(o) below.
Other financing events that impact the unaudited pro forma condensed combined financial information are discussed in further detail below:
2026 Capital Raise
In July 2026, NewCleo Ltd. completed a capital raise with both new and existing investors pursuant to which investors purchased, in aggregate, 3,947,805 newcleo Ordinary Shares at a purchase price of €4.10 per share resulting in aggregate gross proceeds of €16.2 million (the “2026 Capital Raise”). Refer to note 7(a) below.

The purpose of the 2026 Capital Raise was to provide investors with an opportunity to acquire a long-term ownership interest in the combined company and to fund the combined company’s general corporate expenses following the consummation of the Business Combination.
2. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the historical pro forma adjustments criteria with simplified requirements to depict the transaction accounting adjustments and presents the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting transaction accounting adjustments in the unaudited pro forma condensed combined financial information. The transaction accounting adjustments presented in the unaudited pro forma condensed combined financial information are made to provide relevant information necessary for an understanding of the combined company reflecting the accounting for the Transactions. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. NewHold, NewCleo Ltd. and newcleo have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Management has made significant estimates and assumptions in its determination of the transaction accounting adjustments. The transaction accounting adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible the difference may be material.
The unaudited pro forma condensed combined financial information has been prepared based on actual redemptions for cash of SPAC Ordinary Shares subject to possible redemptions. The following table summarizes the pro forma number of Ordinary Shares outstanding following the consummation of the Transactions, excluding the potential dilutive effect of 13,274,757 Continuing Options, 297,176 Continuing RSUs, 8,855,000 Continuing Warrants, 10,062,480 newcleo Public Warrants, 291,717 newcleo Private Warrants, unvested newcleo Earnout, the Earnout Bonus Awards, and unvested Sponsor Promote. newcleo Public Warrants will become exercisable 30 days after the completion of the Business Combination and will expire five years after the completion of the Business Combination or earlier upon their redemption or liquidation.

	As of June 30, 2026
	Actual Redemption
Equity Capitalization Summary Upon Consummation of the Business Combination	Number of Shares Owned	% Ownership
Holders of Founder Shares and SPAC Private Placement Shares	3,206,027	1.2%
SPAC Public Shareholders	9,023,548	3.2%
SPAC Public Shareholders with shares subject to Non-Redemption Agreements	1,016,158	0.4%
newcleo Shareholders	244,914,447	87.5%
PIPE Investors	21,600,000	7.7%
Capital markets advisors	70,346	0.0%
Total newcleo Ordinary Shares upon Closing of the Business Combination	279,830,526	100.0%

Assuming that all outstanding Continuing Options, Continuing RSUs, Continuing Warrants, newcleo Public Warrants, unvested newcleo Earnout and unvested Sponsor Promote issued in connection with the Transactions were exercisable and exercised, then the combined voting power of newcleo and combined economic interest in newcleo will be as shown below:

	As of June 30, 2026
	Actual Redemption
Equity Capitalization Summary (fully diluted basis)	Number of Shares Owned	% Ownership
Holders of Founder Shares and SPAC Private Placement Shares	3,206,027	0.9%
SPAC Public Shareholders	9,023,548	2.7%
SPAC Public Shareholders with shares subject to Non-Redemption Agreements	1,016,158	0.3%
newcleo Shareholders(1)	258,486,380	76.3%
PIPE Investors	21,600,000	6.4%
Capital market advisors	70,346	0.0%
Holders of Sponsor Promote Earnout(2)	1,704,424	0.5%
Class B Shareholders(3)	24,490,918	7.2%
Holders of SPAC Warrants	10,354,197	3.1%
Holders of Continuing Warrants	8,855,000	2.6%
Total fully diluted newcleo Ordinary Shares upon Closing of the Business Combination	338,806,998	100.0%

(1)
The number of shares owned by newcleo Shareholders upon consummation of the Business Combination includes (i) 13,274,757 Continuing Options, based on 27,617,100 NewCleo Ltd. options expected to be outstanding, and (ii) 297,176 Continuing RSUs, based on 618,216 NewCleo Ltd. RSUs expected to be outstanding following the consummation of the Transactions and the Recapitalization Factor of 0.4807.

(2)	Represents unvested Sponsor Promote Earnout as the Earnout Triggering Events have not been met.
(3)	Represents unvested newcleo Earnout as the Earnout Triggering Events have not been met.
3. Historical NewHold
The historical financial statements of NewHold as of and for the six months ended June 30, 2026, and for the year ended December 31, 2025 were prepared in USD, the presentational currency, and in accordance with U.S. GAAP as issued by the FASB. For purposes of preparing the unaudited pro forma condensed combined financial information, all amounts in NewHold’s historical balance sheet as of June 30, 2026 were converted to EUR using an exchange rate of 0.8759 EUR per USD at that date. All of NewHold’s historical statements of operations amounts for the six months ended June 30, 2026 and for the year ended December 31, 2025 were converted to EUR using the average exchange rates for the respective periods of 0.8572 EUR per USD and 0.8845 EUR per USD, respectively.
The following tables reflect the conversion of the historical financial statements of NewHold to EUR:

	Balance Sheet As of June 30, 2026
	Historical NewHold (U.S. GAAP) (Unaudited)	USD Conversion Rate	Historical NewHold (U.S. GAAP)
	(USD in thousands)		(EUR in thousands)
ASSETS
Cash and cash equivalents	$364	0.8759	€319
Prepaid expenses	176	0.8759	154
Total current assets	540		473
Investment held in trust account	212,934	0.8759	186,506
Total assets	$213,474		€186,979

	Balance Sheet As of June 30, 2026
	Historical NewHold (U.S. GAAP) (Unaudited)	USD Conversion Rate	Historical NewHold (U.S. GAAP)
	(USD in thousands)		(EUR in thousands)
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Accounts payable	$619	0.8759	€542
Accrued liabilities	5,470	0.8759	4,791
Deferred compensation—related parties	723	0.8759	633
Total current liabilities	6,812		5,966
Deferred underwriting fee payable	7,044	0.8759	6,170
Total liabilities	13,856		12,136
Commitments and Contingencies
Class A ordinary shares subject to possible redemption; 20,125,000 shares at $10.58 per share	212,934	0.8759	186,506
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding	—	0.8759	—
Class A ordinary shares, $0.0001 par value; 479,000,000 authorized shares; 780,100 shares issued and outstanding	—	0.8759	—
Class B ordinary shares, $0.0001 par value, 20,000,000 authorized shares; 6,707,663 shares issued and outstanding	1	0.8759	1
Additional paid-in capital	—	0.8759	—
Accumulated deficit	(13,317)	0.8759	(11,664)
Total Shareholders’ Deficit	(13,316)		(11,663)
Total liabilities, Class A ordinary shares subject to possible redemption and shareholders’ deficit	$213,474		€186,979

	Statement of Operations For the six months ended June 30, 2026
	Historical NewHold (U.S. GAAP) (Unaudited)	USD Conversion Rate	Historical NewHold (U.S. GAAP)
	(USD in thousands)		(EUR in thousands)
General and administrative expenses	$6,367	0.8572	€5,458
Loss from operations	(6,367)		(5,458)
Other income (expense):
Interest income on Trust Account	3,714	0.8572	3,184
Interest income on operating account	12	0.8572	10
Other income	3,726		3,194
Net income	$ (2,641)		€ (2,264)

	Statement of Operations For the year ended December 31, 2025
	Historical NewHold (U.S. GAAP) (Audited)	USD Conversion Rate	Historical NewHold (U.S. GAAP)
	(USD in thousands)		(EUR in thousands)
General and administrative expenses	$2,090	0.8845	€1,849
Loss from operations	(2,090)		(1,849)
Other income (expense):
Interest income on Trust Account	6,964	0.8845	6,159
Interest income on operating account	44	0.8845	39
Other income	7,008		6,198
Net income	$4,918		€4,349

4. IFRS Adjustments and Reclassifications
The historical financial information of NewHold as of and for the six months ended June 30, 2026 and as of and for the year ended December 31, 2025 was prepared in accordance with U.S. GAAP and has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB.
The IFRS adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026 are as follows:
a)
To reflect the reclassification of SPAC Class A Ordinary Shares subject to possible redemption from mezzanine equity under U.S. GAAP to liabilities under IFRS, as the shareholders have the right to require NewHold to redeem their pro rata share of the funds in the Trust Account and NewHold has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

b)
To reflect the reclassification of SPAC Warrants from equity classification under U.S. GAAP to liability classification under IFRS, due to SPAC Warrants having net share cashless settlement provisions that permit settlement in a variable number of shares, which preclude equity classification under IAS 32. Given NewHold’s additional paid-in capital was zero on the historical balance sheet as of June 30, 2026, the IFRS adjustment in equity related to the classification was reflected in accumulated deficit.

c)	To reflect the reclassification adjustments to align NewHold’s historical financial statement balances with the presentation of NewCleo Ltd.’s historical financial statements.
5. Accounting for the Business Combination
The Business Combination is accounted for as a capital reorganization in accordance with IFRS as issued by the IASB. Under this method of accounting, NewHold is treated as the “acquired” company for financial reporting purposes, and newcleo is the accounting “acquirer.” This determination is primarily based on the assumption that:
•	newcleo’s existing shareholders (the “newcleo Shareholders”) have held a majority of the voting power of the combined company;
•	newcleo is the larger entity in terms of substantive operations and employee base;
•	newcleo designates a majority of the members of the board of directors of the combined company;
•	newcleo’s operations comprises the ongoing operations of the combined company; and
•	newcleo’s existing senior management comprises all of the senior management of the combined company.
NewHold does not meet the definition of a “business” pursuant to IFRS 3, Business Combinations, and accordingly, for accounting purposes, the Business Combination is accounted for as a capital reorganization within the scope of IFRS 2. The net assets of NewHold are stated at historical cost, with no goodwill or other intangible assets recorded. In accordance with IFRS 2, any excess of the fair value of newcleo Ordinary Shares issued to the SPAC Public Shareholders over the fair value of the identifiable net assets of NewHold acquired represents compensation for the service of a stock exchange listing and is expensed as incurred.

6. newcleo Ordinary Shares Issued in connection with the Business Combination newcleo Ordinary Shares issued to newcleo Shareholders at the Recapitalization is determined based on the Recapitalization Factor of 0.4807 calculated as of the Closing of the Business Combination, and to other shareholders upon the consummation of the Business Combination, as follows:

Actual Redemption
newcleo Ordinary Shares outstanding as of June 30, 2026	504,560,981
newcleo Ordinary Shares issued upon NewCleo Ltd. option exercises subsequent to June 30, 2026	941,354
newcleo Ordinary Shares issued related to the 2026 Capital Raise subsequent to June 30, 2026	3,947,805
newcleo Ordinary Shares issued to suppliers subsequent to June 30, 2026	46,341
Total newcleo Ordinary Shares outstanding prior to the closing of the Business Combination	509,496,481
Recapitalization Factor	0.4807
newcleo Ordinary Shares issued to newcleo Shareholders upon Closing of the Business Combination	244,914,447
Holders of Founder Shares and SPAC Private Placement Shares	3,206,027
SPAC Public Shareholders	9,023,548
SPAC Public Shareholders with shares subject to Non-Redemption Agreements	1,016,158
PIPE Investors	21,600,000
Capital market advisors	70,346
Total newcleo Ordinary Shares upon Closing of the Business Combination	279,830,526

7. Newcleo Financing Transaction Adjustments
The following adjustment related to newcleo Financing Transaction Adjustments is included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026 as follows:
a)
To reflect the issuance of 3,947,805 newcleo Ordinary Shares at a subscription price of €4.10 per share in connection with the 2026 Capital Raise completed in July 2026, resulting in aggregate gross proceeds of approximately €16.2 million. The adjustment reflects the receipt of cash proceeds of €16.2 million and a corresponding increase in share capital at par value with the remainder to share premium. See note 1 – 2026 Capital Raise.

8. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The unaudited pro forma condensed combined balance sheet as of June 30, 2026 reflects transaction accounting adjustments that depict the accounting for the Transactions.
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Balance Sheet Pro forma Transaction Accounting Adjustments:
newcleo pro forma transaction accounting adjustments:
a)	To reflect the exercise of 941,354 NewCleo Ltd. options with a per-share exercise price of €0.01 subsequent to June 30, 2026.
b)
To reflect the issuance of 46,341 newcleo Ordinary Shares subsequent to June 30, 2026, at a price of €3.60 per share, as consideration for services rendered by certain suppliers. An adjustment is recognized to increase share capital at par value and share premium for €0.2 million related to the share issuance, and accumulated deficit of €0.2 million. A corresponding €0.2 million expense is also reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2025.

c)
To reflect an additional €20.5 million of unpaid transaction costs incurred by newcleo in connection with the Business Combination, including advisory, legal, accounting and auditing fees and other professional fees.

These transaction costs were allocated between newly issued shares and newly listed but previously existing shares. Accordingly, the adjustment reflects (i) a decrease in cash of €23.1 million, (ii) a decrease in trade and other payables of €2.0 million, and (iii) a decrease in share premium of €0.6 million for the portion of transaction costs attributable to newly issued shares. The remaining €20.5 million, representing transaction costs allocated to the newly listed but previously existing shares, is reflected as an increase to accumulated deficit. A corresponding €20.5 million expense is also reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2025.
d)
To reflect the newcleo Earnout issuable to newcleo Shareholders for the estimated fair value of €170.1 million that may vest upon the occurrence of Earnout Triggering Events (see note 1 – newcleo Earnout). The pro forma fair value of the newcleo Earnout is calculated using a Monte Carlo simulation. The significant assumptions utilized in estimating the fair value of newcleo Earnout include the following: (1) newcleo Ordinary Share price of $10.00 or €8.76 per share; (2) risk-free rate of 3.85%; (3) transaction date of September 21, 2026, with a maximum lock-up period covering 180 days; and (4) the expected equity volatility of 109% based on historical volatility of selected peer companies that matches the expected remaining life of the newcleo Earnout. The newcleo Earnout is determined to be classified as equity and recognized as earnout reserves with a corresponding offset recorded in share premium in the unaudited pro forma condensed combined balance sheet. The newcleo Earnout estimates and inputs are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the effective time.

e)
To reflect the accrual of the new directors and officers liability insurance (the “D&O Insurance Policy”) of €2.2 million to be paid subsequent to the Closing in connection with the consummation of Business Combination. Accordingly, the adjustment reflects an increase in trade and other receivables, net of €2.2 million, with a corresponding increase to trade and other payables. A related €2.2 million expense is also reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2025.

f)
To reflect the settlement of cash bonuses of €2.2 million paid to certain executives and employees of NewCleo Ltd. at Closing in connection with the consummation of the Business Combination, resulting in a decrease to trade and other payables of €2.9 million and a decrease to accumulated deficit of €0.7 million. A corresponding reduction of €0.7 million in expense is also reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2025.

g)
To reflect the Recapitalization pursuant to the Business Combination Agreement, the conversion and exchange of all outstanding shares of capital stock of NewCleo Ltd. based on the Recapitalization Factor into 244,914,447 newcleo Ordinary Shares, a par value of $0.02288 (€0.02004 at June 30, 2026) per share. As a result of the Recapitalization, an adjustment reducing newcleo share capital by €0.2 million is recognized, reflecting the historical par value of €0.01 per newcleo Ordinary Share prior to the Recapitalization, with a corresponding increase in share premium of €0.2 million.

NewHold pro forma transaction accounting adjustments:
h)
To reflect the net redemption payment of €95.0 million made from the Trust Account for the SPAC Public Shareholders of the SPAC Class A Ordinary Share, who exercised their redemption rights with respect to 10,177,672 SPAC Class A Ordinary Shares prior to the consummation of the Business Combination at a redemption price of $10.6615 per share. See note 1 – Actual Redemption.

i)
Immediately prior the closing of the First Merger, the Sponsor Promote consists of 552,600 SPAC Private Placement Shares, 6,429,663 Founder Shares, and 276,300 SPAC Private Placement Warrants. Pursuant to the Business Combination Agreement, 20% of the Sponsor Promote is forfeited, resulting in 110,520 SPAC Private Placement Shares and 1,285,933 Founder Shares, representing 1,396,453 shares in aggregate, and 55,260 SPAC Private Placement Warrants included in the Sponsor Forfeited Equity. See note 1 – Sponsor Promote.

Upon the Closing of the Business Combination, an aggregate capital raise of €282.1 million consisting of the PIPE Financing of €189.2 million (see note 8(t)) and cash released from the Trust Account of €91.5 million (see note 8(h)) was achieved, the Sponsor Forfeited Equity adjustment reflects (i) decreases in SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, with a corresponding increase in share premium and (ii)

a reduction of €47 thousand in warrant liability and a corresponding decrease in accumulated deficit, which represents the proportionate share of warrant liability associated with 55,260 forfeited SPAC Private Placement Warrants. Given NewHold’s additional paid-in capital was zero on the historical balance sheet as of June 30, 2026, the adjustment in equity related to the Sponsor Promote was reflected in accumulated deficit. The fair value of the underlying warrants is estimated using the closing traded price of SPAC Public Warrants on September 21, 2026 of €0.86 or $0.98 per warrant.
j)
To reflect the reclassification of 923,780 SPAC Class A Ordinary Shares that are subject to redemption prior to the Closing, or €8.6 million calculated based on the redemption price of $10.6615 as of September 21, 2026, to SPAC Class A Ordinary Shares at par value and accumulated deficit of NewHold in connection with the Non-Redemption Agreements. The reclassification of shares has been recorded as a reduction to the Trust Account and an increase in cash. Pursuant to the Non-Redemption Agreements, the NRA Investors waived the redemption rights associated with 923,780 SPAC Class A Ordinary Shares upon the completion of the Business Combination. Given NewHold’s additional paid-in capital was zero on the historical balance sheet as of June 30, 2026, the reclassification adjustment in equity related to the Non-Redemption Agreements was reflected in accumulated deficit. These 923,780 SPAC Class A Ordinary Shares are converted into 923,780 newcleo Ordinary Shares upon the consummation of the First Merger.

k)	To reflect 92,378 SPAC Class B Ordinary Shares forfeited by the Sponsor and assigned to the NRA Investors pursuant to the Non-Redemption Agreements.
l)
To reflect the Forward Purchase Agreement with an adjustment to recognize (i) a decrease in cash of €65.7 million, (ii) an increase in treasury shares of €65.4 million and (iii) an increase to accumulated deficit of €0.3 million. See note 1 – Forward Purchase Agreement.

m)
To reflect the release of €82.8 million from the cash held in Trust Account to cash upon the completion of the Business Combination, after giving effect to the SPAC Public Shareholders exercised their redemption rights to have their SPAC Class A Ordinary Shares redeemed for their pro rata share of the Trust Account (see note 8(g)) and the NRA Investors waived the redemption rights associated with 923,780 SPAC Class A Ordinary Shares (see note 8(i)).

n)
To reflect the write-off of prepayments recognized in prepaid expenses of €0.1 million in connection with i) the existing D&O Insurance Policy incurred for the benefit of NewHold’s directors and officers, and ii) transfer agent fees and filing fees. Most of NewHold’s directors and officers did not continue as directors and officers in the post combination entity. These balances did not represent any future benefit for the post combination entity. A corresponding €0.1 million expense is also reflected in the pro forma condensed combined statement of operations for the year ended December 31, 2025.

o)
To reflect the cash settlement of €2.9 million of Deferred Underwriting Fees pursuant to terms of the underwriting agreement executed in connection with the SPAC IPO that was paid upon the consummation of the Business Combination by (i) decreasing deferred underwriting fee payable of €6.2 million and (ii) decreasing accumulated deficit of €3.3 million in the unaudited pro forma condensed combined balance sheet. Given NewHold’s additional paid-in capital was zero on the historical balance sheet as of June 30, 2026, the adjustment in equity related to the settlement of Deferred Underwriting Fees was reflected in accumulated deficit. See note 1 – Deferred Underwriting Fees.

p)
To record the cash settlement of deferred compensation to NewHold’s executive officers of €0.7 million which was paid upon the consummation of the Business Combination by (i) eliminating the obligation related to deferred compensation – related parties of €0.6 million and (ii) increasing accumulated deficit of €0.1 million.

q)
To reflect the recognition of additional unpaid transaction expenses, such as advisory, legal, accounting, and other professional fees, of €3.4 million incurred by NewHold through accumulated deficit by (i) decreasing trade and other receivables, net and cash of €7.3 million, (ii) decreasing trade and other payables of €4.5 million, and (iii) increasing newcleo share capital and share premium of €0.7 million for the portion of transaction costs settled through the issuance of 70,346 newcleo Ordinary Shares.

r)
To reflect the additional forfeiture of 1,088,481 unvested shares within the $18 Tranche of the Sponsor Promote Earnout and 43,073 SPAC Private Placement Warrants as the sum of the total capital raised from the PIPE Financing and retained from the Trust Account was less than $400.0 million pursuant to the Business

Combination Agreement upon the consummation of the Business Combination. Accordingly, the adjustment reflects a reduction of €37 thousand in warrant liability and a corresponding decrease in accumulated deficit, which represents the proportionate share of warrant liability associated with 43,073 forfeited SPAC Private Placement Warrants. Given NewHold’s additional paid-in capital was zero on the historical balance sheet as of June 30, 2026, the adjustment in equity related to the Sponsor Promote was reflected in accumulated deficit. The fair value of the underlying warrants is estimated using the closing traded price of SPAC Public Warrants on September 21, 2026 of €0.86 or $0.98 per warrant.
s)
To reflect the issuance of 3,206,027 newcleo Ordinary Shares related to the Sponsor Promote issuable to the Sponsor, NewHold’s directors (the “Directors”) and the Underwriter in exchange for Founder Shares and SPAC Private Placement Shares. This Sponsor Promote adjustment increases newcleo share capital at par value, a par value of $0.02288 (€0.02004 at June 30, 2026) per share, and derecognizes SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares, with a corresponding offset in share premium.

The newcleo Ordinary Shares, Sponsor Promote Earnout and SPAC Warrants issued to the Sponsor, the Directors and the Underwriter at Closing were determined as follows:

	newcleo Capital issuable to the Sponsor, the Directors and the Underwriter
	Actual Redemption
	Shares	Sponsor Promote Earnout	Warrants
Sponsor’s SPAC Private Placement Shares	552,600	—	—
Sponsor’s Founder Shares	6,429,663	—	—
Sponsor’s SPAC Private Placement Warrants	—	—	276,300
Subtotal	6,982,263	—	276,300
SPAC Private Placement Share forfeiture, see Note 8(i)	(110,520)	—	—
Founder Share forfeiture, see Note 8(i)	(1,285,933)	—	—
SPAC Private Placement Warrant forfeiture, see Note 8(i)	—	—	(55,260)
Sponsor Forfeited Equity, see Note 8(i)	(1,396,453)	—	(55,260)
Remaining Sponsor Promote(1)	5,585,810	—	221,040
Remaining Sponsor Promote Shares (50%) and Earnout (50%) Allocation:
Vested Tranche see Note 8(i)(2)	2,792,905	—	—
$15 Tranche of Sponsor Promote Earnout, see Note 8(i)(3)	—	1,396,453	—
$18 Tranche of Sponsor Promote Earnout, see Note 8(i)(4)	—	1,396,452	—
Remaining SPAC Private Placement Warrants	—	—	221,040
Subtotal	2,792,905	2,792,905	221,040
$15 Tranche of Sponsor Promote Earnout forfeiture, see Note 8(r)	—	—	—
$18 Tranche of Sponsor Promote Earnout forfeiture, see Note 8(r)	—	(1,088,481)	—
Additional SPAC Private Placement Warrant forfeiture, see Note 8(r)	—	—	(43,073)
Additional forfeitures, see Notes 8(i) and 8(r)	—	(1,088,481)	(43,073)
Remaining Sponsor Promote, see Notes 8(i), 8(r) and 8(s)	2,792,905	1,704,424	177,967
Founder Shares forfeited in connection with Non-Redemption Agreements, see Note 8(k)	(92,378)	—	—
Underwriter’s SPAC Private Placement Shares, see Note 8(s)	227,500	—	—
Underwriter’s SPAC Private Placement Warrants, see Note 8(s)	—	—	113,750
Directors’ SPAC Class B Ordinary Shares	278,000	—	—
Total	3,206,027	1,704,424	291,717

(1)
Given the sum of the total capital raised from the PIPE Financing and retained from the Trust Account equaled to €282.1 million or $322.1 million, the remaining Sponsor Promote will be subject to vesting and forfeiture provisions pursuant to the terms of the Sponsor Support Agreement.

(2)	50% of the remaining Sponsor Promote retained at Closing will become the Vested Tranche.
(3)	25% of the remaining Sponsor Promote retained at Closing will become the $15 Tranche.
(4)	25% of the remaining Sponsor Promote retained at Closing will become the $18 Tranche.
Business Combination accounting adjustments:
t)
To reflect the listing services expense of €106.9 million recognized in accordance with IFRS 2 for the excess of the deemed cost of newcleo Ordinary Shares issued by newcleo and the fair value of NewHold’s identifiable net assets at the date of the Business Combination as an increase to the accumulated deficit, with a corresponding increase recorded in share premium. The fair value of newcleo Ordinary Shares was based on the closing trade price of SPAC Class A Ordinary Shares of €7.59 or $8.67 as of September 18, 2026.

	Actual Redemption
	Shares	Amount
	(in thousands of €, except share amounts)
NewHold shareholders
SPAC Public Shareholders, see Notes 8(h), 8(j) and 8(k)	10,039,706	€76,241
Sponsor, Underwriter and Directors, see Notes 8(i), 8(j), 8(k), 8(r) and 8(s)	3,206,027	24,346
Total newcleo Ordinary Shares to be issued to NewHold shareholders	13,245,733	€100,587
Fair value of Sponsor Promote Earnout (a)		11,886
Total fair value of share consideration		€112,473
Net assets of NewHold as of June 30, 2026		€174,843
Add: Effect of Sponsor Forfeited Equity, see Note 8(i)		47
Add: Deferred Underwriting Fees paid from the Trust Account, see Note 8(o)		3,303
Add: Effect of Sponsor Forfeited Equity resulting from the total cash proceeds less than $400.0 million, see Note 8(r)		37
Less: Effect of recognition of warrant liability, see Note 4(b)		(8,972)
Less: Effect of actual redemption of SPAC Class A Ordinary Shares, see Note 8(h)		(95,042)
Less: Effect of the Forward Purchase Agreement, see Note 8(l)		(65,668)
Less: Derecognition of the prepaid expenses, see Note 8(n)		(132)
Less: Deferred compensation expense paid from the Trust Account, see Note 8(p)		(116)
Less: Transaction expenses paid from the Trust Account, see Note 8(q)		(2,763)
Adjusted net assets of NewHold as of June 30, 2026		€5,537
IFRS 2 charge for listing services		€106,936

(a)
The estimated fair value of the Sponsor Promote Earnout is calculated using a Monte Carlo simulation. The significant assumptions utilized in estimating the fair value of Sponsor Promote Earnout include the following: (1) newcleo Ordinary Share price of $10.00 or €8.76 per share; (2) risk-free rate of 3.85%; (3) transaction date of September 21, 2026, with a maximum lock-up period covering 180 days; (4) the expected equity volatility of 109%. The Sponsor Promote Earnout estimates and inputs are subject to change as additional information becomes available and additional analyses are performed and such changes could be material once the final valuation is determined at the effective time. See note 1 – Sponsor Promote.

u)
To reflect the aggregate issuance and sale of 21,600,000 newcleo Ordinary Shares to PIPE Investors pursuant to the PIPE Subscription Agreements, for aggregate net proceeds of €180.3 million. The proceeds of the PIPE Financing are recorded net of transaction costs of approximately €8.9 million. The issuance of newcleo Ordinary Shares in connection with the PIPE Financing is recorded at the par value of $0.02288 (€0.02004 at June 30, 2026) per share, with the remaining net proceeds of €179.9 million recorded in share premium.

v)
To reflect i) the derecognition of €82.8 million financial liability related to the GAAP to IFRS conversion reclassification as described in note 4(a) and the removal of redemption rights for the NRA Investors as described in note 8(i) in connection with 9,023,548 SPAC Class A Ordinary Shares subject to possible redemption, ii) the issuance of 9,947,328 newcleo Ordinary Shares in exchange for 9,023,548 SPAC Class A Ordinary Shares subject to possible redemption held by the SPAC Public Shareholders and 923,780 SPAC Class A Ordinary Shares held by the NRA Investors at Closing, iii) the issuance of 92,378 newcleo Ordinary Shares to the NRA Investors pursuant to the assignment from the Sponsor as described in the Non-Redemption Agreements, and iv) the elimination of NewHold’s accumulated deficit as the accounting acquiree in connection with the capital reorganization of NewHold. As a result of the recapitalization, the financial liability of €82.8 million and NewHold’s accumulated deficit of €12.6 million were derecognized. The newcleo Ordinary Shares issued are recorded to newcleo share capital at the par value of $0.02288 (€0.02004 at June 30, 2026) per share, and share premium of €70.0 million.
The accumulated impact to NewHold’s accumulated deficit for the above adjustments is reflected in the table below:

Adjustment impacts to NewHold’s Accumulated Deficit	Notes	NewHold’s Accumulated Deficit
		(in thousands of €)
Elimination of NewHold’s historical equity carrying value		€(11,664)
Reclassification of SPAC Warrants from equity classification from U.S. GAAP to IFRS	4(b)	(8,972)
Recognition of the Sponsor Forfeited Equity	8(i)	47
Removal of redemption rights for an investor pursuant to Non-Redemption Agreements	8(j)	8,627
Recognition of the Forward Purchase Agreement	8(l)	(300)
Derecognition of prepaid expenses	8(n)	(132)
Cash settlement of Deferred Underwriting Fees	8(o)	3,303
Cash settlement of deferred compensation expense	8(p)	(116)
Cash settlement of unpaid transaction expenses incurred by NewHold	8(q)	(3,420)
Recognition of additional Sponsor Forfeiture Equity	8(r)	37
Total		€ (12,590)

9. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Statement of Operations Pro forma Transaction Accounting Adjustments:
a)	To reflect the recognition of expenses to certain suppliers for services incurred subsequent to December 31, 2025, assuming the adjustment described in note 8(b) was made on January 1, 2025.
b)
To reflect the transaction costs that are expected to be incurred by newcleo in connection with the Business Combination, such as advisory, legal, accounting and auditing fees and other professional fees, that were allocated to the newly listed but previously existing shares, assuming that the adjustment described in note 8(c) was made on January 1, 2025.

c)
To reflect the recognition of expense related to the new D&O Insurance Policy of €2.2 million and is recorded as an adjustment to selling, general and administrative expenses, assuming that the adjustment described in note 8(e) was made on January 1, 2025.

d)
To reflect the derecognition of €0.7 million of compensation expense associated with €2.2 million of cash bonuses paid to certain executives and employees of NewCleo Ltd., which were included within the historical accrued payable balance of €2.9 million, assuming the adjustment described in Note 8(f) had occurred on January 1, 2025. Of the total expense derecognized, €0.2 million relates to research and development expenses and €0.5 million relates to selling, general and administrative expenses.

e)	To reflect the derecognition of investment income related to the investments held in the Trust Account as if the Business Combination had occurred on January 1, 2025.

f)
To reflect the write-off of prepayments recognized in prepaid expenses of €0.1 million in connection with i) the D&O Insurance Policy incurred for the benefit of NewHold’s directors and officers, and ii) transfer agent fees and filing fees. Most of NewHold’s directors and officers did not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity and are recorded as an adjustment to selling, general and administrative expenses, as if the adjustment described in note 8(n) was made on January 1, 2025.

g)
To reflect an adjustment to eliminate administrative fee expenses and the amounts due to the Sponsor of $40,000 per month for office space and administrative and support services provided by the Sponsor. The adjustment reflects the elimination of 10 months of such expenses in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, and six months of such expenses in the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026, as if the Business Combination had occurred on January 1, 2025.

h)
To derecognize the deferred compensation expense to NewHold’s executive officers that will be paid upon the closing of the Business Combination, as if the adjustment described in note 8(p) was made on January 1, 2025.

i)
To reflect the stock exchange listing expense recognized, in accordance with IFRS 2, for the excess of the fair value of newcleo Ordinary Shares issued and the fair value of NewHold’s identifiable net assets acquired from the Transactions, assuming that the adjustment described in note 8(t) was made on January 1, 2025.

j)
The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of newcleo Ordinary Shares outstanding at Closing, as if the Transactions had occurred on January 1, 2025. For periods in which NewHold, NewCleo Ltd., or the combined company reported a net loss, diluted loss per share is the same as basic loss per share, since dilutive potential shares are not assumed to have been issued as their effect would be anti-dilutive. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the period presented.

Pro forma basic and diluted net loss per share is calculated as follows for the six months ended June 30, 2026 and for the year ended December 31, 2025:

Six Months Ended June 30, 2026
Actual Redemption
(in thousands of €, except share and per share amounts)
Numerator:
Pro forma net loss - basic and diluted	€(88,097)
Denominator:
Historical weight average number of newcleo Ordinary Shares outstanding	497,532,570
newcleo Ordinary Shares issued upon Newcleo Ltd option exercises subsequent to June 30, 2026	941,354
newcleo Ordinary Shares issued related to the 2026 Capital Raise subsequent to June 30, 2026	3,947,805
newcleo Ordinary Shares issued to suppliers subsequent to June 30, 2026	46,341
Total newcleo Ordinary Shares outstanding prior to the Closing of the Business Combination	502,468,070
Recapitalization Factor	0.4807
newcleo Ordinary Shares expected to be issued to newcleo Shareholders, assuming consummation of the Business Combination as of January 1, 2025	241,536,401
newcleo Ordinary Shares issued to the Sponsor, the Directors and the Underwriters	3,206,027
newcleo Ordinary Shares issued to the SPAC Public Shareholders	9,023,548
newcleo Ordinary Shares issued to the SPAC Public Shareholders with shares subject to Non-Redemption Agreements	1,016,158

Six Months Ended June 30, 2026
Actual Redemption
(in thousands of €, except share and per share amounts)
newcleo Ordinary Shares issued to the PIPE Investors	21,600,000
newcleo Ordinary Shares issued to the capital markets advisors	70,346
Weighted average newcleo Ordinary Shares outstanding used in basic and diluted net loss per share	276,452,480
Pro forma net loss per share of newcleo - basic and diluted	€(0.32)

Year Ended December 31, 2025
Actual Redemption
(in thousands of €, except share and per share amounts)
Numerator:
Pro forma net loss - basic and diluted	€(270,332)
Denominator:
Historical weight average number of newcleo Ordinary Shares outstanding	462,252,560
newcleo Ordinary Shares issued upon Newcleo Ltd option exercises subsequent to June 30, 2026	941,354
newcleo Ordinary Shares issued related to the 2026 Capital Raise subsequent to June 30, 2026	3,947,805
newcleo Ordinary Shares issued to suppliers subsequent to June 30, 2026	46,341
Total newcleo Ordinary Shares outstanding prior to the Closing of the Business Combination	467,188,060
Estimated Recapitalization Factor	0.4807
Estimated newcleo Ordinary Shares expected to be issued to newcleo Shareholders, assuming consummation of the Business Combination as of January 1, 2025	224,577,300
newcleo Ordinary Shares issued to the Sponsor, the Directors and the Underwriters	3,206,027
newcleo Ordinary Shares issued to the SPAC Public Shareholders	9,023,548
newcleo Ordinary Shares issued to the SPAC Public Shareholders with shares subject to Non-Redemption Agreements	1,016,158
newcleo Ordinary Shares issued to the PIPE Investors	21,600,000
newcleo Ordinary Shares issued to the capital markets advisors	70,346
Weighted average newcleo Ordinary Shares outstanding used in basic and diluted net loss per share	259,493,379
Pro forma net loss per share of newcleo - basic and diluted	€(1.04)

Shares outstanding exclude (i) 24,490,918 Class B Shares from the newcleo Earnout, the Earnout Bonus Awards and 1,704,424 unvested shares from the Sponsor Promote Earnout because the necessary conditions for vesting of the Class B Shares and the Sponsor Promote Earnout have not yet been met as of June 30, 2026. Accordingly, these shares are excluded from the tables above and from the computation of the basic and diluted net loss per share attributable to ordinary shareholders for the six months ended June 30, 2026 and for the year ended December 31, 2025.
The number of outstanding Continuing Options of 13,274,757, Continuing RSUs of 297,176, Continuing Warrants of 8,855,000, newcleo Public Warrants of 10,062,480, newcleo Private Warrants of 291,717 to be issued upon the consummation of the Business Combination have been excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the six months ended June 30, 2026 and for the year ended December 31, 2025 because including them would have been antidilutive.

BUSINESS
This section sets forth certain information on our business, financial and operating information appearing elsewhere in this prospectus. It may not contain all the information about us that may be important to you, and we urge you to read the entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements included elsewhere in this prospectus.
Overview
Our Mission
Our mission is to help address the growing global demand for clean, flexible, affordable and secure energy sources through deploying a new generation of AMR Generation IV LFRs. These reactors are designed to be intrinsically safe and/or equipped with highly reliable safety features and are intended to be powered with MOX fuel that we plan to derive from already existing spent nuclear fuel. In pursuing our mission, we are combining proven, de-risked technologies with proprietary and modernized reactor and MOX fuel manufacturing approaches, alongside an innovative and vertically integrated business model that enables the closure of the nuclear fuel cycle. We believe this integrated approach has the potential to deliver safer, cleaner, virtually inexhaustible, and reliable nuclear energy at a competitive cost, while promoting energy independence and meeting the growing demand for reliable power.
Overview and Competitive Strengths
We were founded in 2021 with the purpose of redefining the energy industry through the development and deployment of a scalable, next-generation nuclear energy platform. We believe that global demand for reliable and sustainable energy is accelerating. According to the IEA’s World Energy Outlook (2025), global power demand is projected to more than double from current levels to approximately 60,000 TWh in 2050. To address the increase in demand, newcleo is pursuing a two-part strategy: selling licenses for our LFR-related IP to commercial and industrial end-users and supplying these reactors with recycled MOX fuel fabricated at our planned MOX manufacturing facilities.
We are developing a proprietary 200 MWe LFR that is designed for safe, efficient and flexible energy generation. Our deployment model is based on modular construction with prefabricated critical components, which we believe will reduce construction timelines and support co-located deployment across a range of industrial and utility end customers, including data centers and AI infrastructure, high-temperature process heat, hydrogen production, e-fuels and chemicals, and steel and cement decarbonization. In parallel with LFR development, we are advancing MOX fuel manufacturing technology, intended to supply MOX fuel to our proprietary reactor design, and potentially other conventional and advanced nuclear reactor platforms. We believe this approach will enhance MOX fuel supply security, support the long-term operation of our LFR fleet and hedge against rising uranium and enrichment costs inherent in non-recycled fuel strategies, while ensuring a stable, geopolitically insulated fuel cost and long-term energy price certainty.
The technologies underpinning our LFRs and MOX manufacturing approach are well-established, having been demonstrated over multiple decades in European research and commercial industrial programs. We believe the proven nature of these technologies reduces the deployment and timeline risks of our products and has allowed us to focus on optimizing the safety, cost, and output profiles of our designs. Our extensive intellectual property portfolio—spanning 31 patent families (i.e., a collection of patent applications covering the same or similar technical content)—enables us to refine these proven technologies by minimizing system complexity and introducing automation and compartmentalization features, all while meeting or exceeding international safety standards. As our technology is specifically configured to utilize fissile nuclear material recovered from spent nuclear fuel, we are well positioned to take advantage of the significant energy stockpile embedded in what is currently considered as nuclear waste.
We have achieved several significant technical, regulatory and commercial milestones to date. At the ENEA Brasimone Research Center (“Brasimone”), we have completed the construction of OTHELLO, a 2 MWt liquid-lead experimental loop qualifying and testing our LFR’s main components. Since entering into our collaboration with ENEA in 2022, we have invested approximately €81.5 million at Brasimone and have approximately 30 engineers working on site. We believe Brasimone provides one of the most significant existing platforms for lead-cooling technology development and qualification. OTHELLO is operational and is designed to support the validation of key LFR primary-system components, including the steam generator, primary pump and fuel assembly, as well as thermal-hydraulic performance. Currently, newcleo is constructing PRECURSOR, a 10 MWt electricity-generating, non-nuclear demonstration reactor system that is expected to be the final major milestone prior to FOAK LFR licensing and deployment. PRECURSOR is intended to integrate multiple subsystems and test full-plant behavior at a scale and level of system complexity that we believe will be representative of our FOAK LFR. We currently expect PRECURSOR’s construction to be completed by the end of 2026.
We are also advancing a dual-jurisdiction regulatory strategy. We have initiated pre-application engagement with the NRC for both the LFR technology and MOX manufacturing facility. In the United States, on October 17, 2025, we announced a cooperation with Oklo to evaluate the development of advanced fuel manufacturing infrastructure. The contemplated facility is intended to supply MOX and other advanced fuels for our LFRs and potentially for Oklo and other third-party advanced reactor designs. Subject to customary approvals, we plan to invest between $2.2 billion and $2.6 billion via a newcleo-affiliated investment vehicle. We expect our investment to occur over the next 5 to 6 years throughout the site development / FID achievement phase and the construction phase. We are exploring non-dilutive financing sources as well as equity and debt financing sources for the facility. There is no guarantee that we will obtain financing. In addition, in November 2025, we submitted a joint application with Oklo under the DOE surplus plutonium utilization process. We have also entered into a cooperation agreement with Oklo to respond to the DOE Surplus Plutonium Utilization Program request for application and develop advanced fuel manufacturing infrastructure in the U.S., and a proposed cooperative research and development agreement with the DOE’s Savannah River National Laboratory, which remains subject to DOE approval, to support our FOAK LFR and MOX factory for siting-characterization initiatives as well as for fuel recycle technologies, waste treatment, packaging and transportation and regulatory pathway assessment. On May 26, 2026, Oklo announced that it was selected by the DOE, alongside four other advanced nuclear companies, for advanced negotiations under the Surplus Plutonium Utilization Program. Under this partnership, Oklo would lead the utilization of surplus plutonium, while we would bring relevant fuel-cycle experience and potential project capital, subject to definitive agreements, customary approvals, and applicable U.S. security and safeguards requirements. We view the program as a pathway for disposal through use: converting material that already exists into fuel for advanced reactors, using it to generate reliable electricity, and consuming it through fission under stringent security, safeguards, and material control requirements. In doing so, the program can turn a long-term material management challenge into a domestic energy source. The cooperation remains subject to DOE award, definitive agreements, regulatory approvals, financing, site selection and other conditions, and there can be no assurance that any advanced fuel manufacturing facility will be developed or operated. In addition, in April 2026, we submitted a joint application under the DOE GENESIS Mission, together with the University of Chicago and Fermilab, for the development of AI-enabled characterization and quality assurance systems for MOX fuel fabrication. The project is focused on automating inspection and qualification processes to support the development of newcleo’s MOX fuel manufacturing plant, with expected benefits including reduced manual handling, enhanced worker safety and lower overall fuel-fabrication costs. The application remains subject to DOE award selection and applicable regulatory approvals.
In France, we have established an active licensing dialogue with the ASNR, including submission of safety options files for our MOX facility and key LFR safety functions. In July 2026, ASNR published its opinion on the safety features proposed for our planned French MOX fuel facility, concluding that the provisions adopted for our safety approach are satisfactory at this stage and, overall, are capable of meeting the objectives established under the applicable French nuclear safety framework, while also identifying areas to be further developed as the project advances. The LFR submission in December 2025 is currently being reviewed and assessed. On November 5, 2025, we were granted an option to purchase the land that will serve as the site for the Nogent plant by the local authorities, and we have since commenced site characterization activities.
Commercially, we are progressing site development and strategic partnerships to enable deployment. We have formed joint ventures and cooperation agreements with leading industry participants, including Newvys a. s. (“Newvys”), our joint venture with Jadrová a vyraďovacia spoločnosť, a.s. (“JAVYS”), a Slovak state-owned company, for the potential deployment of up to four LFR-AS-200 reactors at the Bohunice nuclear site in Slovakia.
We have also formed Next-N, our joint venture with NextChem, part of MAIRE Group, for the engineering of the conventional island and potential third-party SMR applications. In addition to conventional island and balance-of-plant engineering services, our collaboration with NextChem is expected to support the evaluation of potential applications of our LFR technology in low-carbon hydrogen and ammonia production, including opportunities where high-temperature heat and reliable power may be used to decarbonize industrial processes, as well as to create new IP and accelerate LFR commercialization. Any such applications remain subject to technical and commercial feasibility, regulatory approvals and definitive customer arrangements.

Our LFR-AS-200 has also been included in the OECD Nuclear Energy Agency’s Small Modular Reactor Dashboard, which provides a comprehensive assessment of the progress made by SMR designers and companies worldwide. The NEA SMR Dashboard assesses progress beyond technical feasibility across additional dimensions of readiness, including licensing, siting, financing, supply chain, engagement and fuel.
In the latest Edition 3.1 of the Dashboard (released on 30 January 2026), which reflects the first rolling update cycle with participation from 21 SMR developers, the LFR-AS-200 demonstrates a strong positioning relative to its peers. The reactor is described as a fast-spectrum, lead-cooled design, and its progress is assessed across all readiness categories. The latest assessment provides a detailed benchmarking of the LFR-AS-200’s position:
•	Ranked #11 out of 63 SMR designs overall, with a total score of 22/36;
•	Ranked #2 among 17 fast reactor designs globally, closely following TerraPower’s Natrium;
•	Ranked #1 among eight European fast reactors designs;
•	Ranked #1 among 10 French SMR designs;
•	Ranked #1 among marine-capable fast reactors; and
•	Positioned #2 among 19 European SMRs overall, just behind Rolls-Royce SMR and ahead of NUWARD.
We believe our inclusion in the NEA SMR Dashboard provides an internationally recognized third-party reference point for the maturity and positioning of its LFR technology relative to other emerging SMR technologies, although such inclusion does not constitute regulatory approval, certification or endorsement of our technology.
We believe that our business model and technology provide several competitive advantages that will advance our overall vision:
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Existing de-risked, safe technology, with an innovative approach—Our LFR and MOX technologies are based upon decades of established nuclear engineering and operating experience, including the use of fast reactor technology, lead as a coolant and MOX fuel fabrication in existing nuclear programs. We believe this provides a de-risked technical foundation relative to technologies that depend on wholly novel physics, fuel forms or reactor concepts. At the same time, our approach applies these established principles through a modernized reactor design, modular construction model and prefabricated critical components, which we believe can reduce on-site construction complexity, support more efficient project execution, enhance design safety characteristics and provide greater siting and application flexibility compared to certain other reactor and fuel technologies.

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Unique, vertically integrated business model—Our capabilities span reactor design, MOX fuel manufacturing, engineering and manufacturing of key reactor components, which we believe will create revenue opportunities across the nuclear value chain. In addition to manufacturing MOX fuel for customers building and operating our LFR, we believe our manufacturing, engineering, procurement and construction management subsidiaries will enable us to generate pre-COD revenues from engineering services and key reactor components, as well as post-COD revenues from ongoing engineering, component maintenance and replacement services over the life of the LFR and MOX infrastructure.

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Differentiated fuel supply—Our LFR is designed to operate with MOX fuel, produced spent plutonium and/or depleted uranium, avoiding costs for natural uranium sourcing and for any enrichment services. We believe this provides us with a significant security-of-supply advantage, as the existing spent nuclear fuel can be recycled, and potentially recycled multiple times, to provide centuries’ worth of energy, exploiting a closed fuel cycle, and mitigating risks associated with market volatility and geopolitical uncertainty.

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Inherent benefits of fast fission power—Our LFR employs fast neutron fission technology, which is designed to use uranium and plutonium more efficiently, greatly reducing both the volume and radiotoxicity of spent nuclear material. As a result, we believe that the application areas and cost profile of power produced through our LFR technology could be competitive with that of traditional, higher emissions energy sources.

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Experienced and technical team led by seasoned founders—Our founders are nuclear engineers and physicists with decades-long track records of developing and deploying complex nuclear technologies, while possessing senior executive experience at publicly traded companies. Our technical leadership and engineering organization harnesses deep European scientific and engineering expertise across lead-cooled reactor technologies and MOX fuel manufacturing activities, which we plan to leverage across global markets.

Industry and Market Opportunity
Global energy consumption is rising at record pace amid a backdrop of a changing geopolitical landscape and concerns of environmental degradation. According to the IEA World Energy Outlook (2025), global demand for electric power is projected to more than double by 2050. This significant increase is driven by electrification of transportation and heating, economic development in emerging regions, and new industrial load. The expansion of data centers for AI and cloud computing comprises the majority of new industrial load, with data center electricity consumption set to double to around 945 TWh by 2030 (IEA Energy and AI Special Report, 2025). To meet demand requirements, specifically of 24/7 industrial and data center load, balance renewable intermittency and replace retired fossil assets, meaningful baseload generation is needed.
Regional dynamics shape the global supply and demand landscape, including geopolitical considerations, national security concerns, local policy (e.g., manufacturing onshoring incentives, carbon taxes) and market pricing. In the U.S., the AI infrastructure race and industrial re-shoring, coupled with substantial near/medium-term coal retirements, necessitate significant infrastructure expansion. In Central and Eastern Europe, rising power prices and a shift away from foreign-supplied fuel will inform the sources of new capacity. In Europe broadly, emissions policies and clean energy initiatives will continue to incentivize carbon-free sources of new capacity and accelerate retirements of legacy fossil assets.
Nuclear energy is a critical part of the supply solution, with unique attributes that address key concerns of the evolving landscape. Nuclear energy is reliable and energy-dense, providing baseload power using a relatively small amount of space and resources. Nuclear power plants produce clean energy and have among the lowest lifecycle carbon emissions of any low-carbon energy source per the Intergovernmental Panel on Climate Change. These qualities have led global policymakers to prioritize new nuclear as part of the future generation mix. At COP28, over 25 countries including the United States, France and Slovakia, signed a declaration to increase nuclear capacity by 200% by 2050 globally. In the United States, the Trump Administration has issued executive orders calling to increase domestic nuclear capacity by up to 300% by 2050 (E.O. 14300).
As of March 2026, there is 401 gigawatt (“GW”) of operating nuclear capacity produced globally through 438 reactors across 31 countries with an additional 85 GW under construction (World Nuclear Association, 2026). The United States operates the largest national fleet by net capacity with 97 GW. Over the past few decades, 102 reactors have been built, primarily in China (World Nuclear Association, 2026). Amid geopolitical shifts and anticipated demand growth, new nuclear energy has had a renewed focus on the global stage. The European SMR Industrial Alliance, of which newcleo is one of nine selected projects, forecasts European SMR capacity of 17-53 GW by 2050 for electricity generation and industrial process applications. The focus on nuclear power is not limited to the United States and Europe, with governments across the Middle East (United Arab Emirates, Saudi Arabia) Asia (Japan, China, India), and other regions establishing programs to develop and expand nuclear capabilities.
Within the broader nuclear market, there is a specific opportunity for “new nuclear” capabilities, including AMRs and fuel recycling. AMR reactor technology is scalable and cost-effective, with modular design, improved safety features and reduced construction timelines. Modular building and serial production of components can reduce costs through learning-curve effects. The operational efficiencies and broadened siting possibilities new nuclear creates ultimately expand the applications of nuclear energy to include powering remote areas or even large data centers.
Products
LFR
We are developing a proprietary modular 200 MWe (480 MWt) fast reactor, which is designed to allow multiple units to be deployed on a single site. Our LFR is an AMR reactor designed for safe, efficient and flexible energy generation using liquid lead as its coolant in a fast neutron spectrum and MOX fuel made from reprocessed spent nuclear material. The 200 MWe output has been specifically designed to make our reactors economically viable while also enabling fast construction, owing to the possibility of manufacturing components in factories and transporting them pre-assembled to the site.
Our LFR technology is designed to address the safety and commercial requirements of new nuclear power generation. The design leverages the physical properties of lead, including its high boiling point, limited chemical reactivity with air or water, strong retention of fission products and high thermal inertia to help mitigate the risk of failure. Combined with our simple pool design, our reactors operate at atmospheric pressure, eliminating the pressure vessel and piping systems of traditional reactors as well as the risk of loss of coolant-related accidents. Additionally, the modular configuration and small footprint of the LFRs, together with their high outlet temperatures and increased thermal efficiency profile, greatly expand the potential use cases of our reactors beyond electricity generation to include industrial sectors such as steel, paper, hydrogen, cement and ceramics manufacturing.
Going beyond the traditional nuclear model where reactor vendors sell reactor design or equipment to utility owners with limited future involvement in fuel supply and plant operations, we plan to monetize our LFR technology through an IP license-based and services-oriented business model, where newcleo serves as the technology and service provider to third-party operators. While we plan to own and operate our FOAK U.S. plant to demonstrate performance capabilities and catalyze commercialization, our broader strategy contemplates a recurring revenue model where we can participate in future projects as a technology provider, service provider, and in some cases, a minority owner. Potential revenue streams that newcleo plans to capture across the life of a reactor, include:
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IP license fees for the right to use of our tightly integrated, proprietary reactor design specifications, technical documentation, engineering standards, safety systems, fuel-cycle integration concepts and know-how that are essential to plant construction and operation and cannot be replicated by third parties. IP license fees are recognized based on contractually specified project milestones.

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Supply of our highly specialized, reactor specific components such as LFR pumps, steam generators, vessels, shutdown and control rods, decay heat removal systems, fuel handling systems and related hardware that are produced by our partners or us, for which there are limited qualified alternative suppliers besides us.

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EPCM services, provided through our engineering subsidiaries and partners, with a focus on areas where we have developed technical expertise, such as nuclear-grade pump systems, liquid lead components manufacturing and operator training and commissioning support.

•	Advisory and technical services related to site development, regulatory processes, environmental impact assessment and permitting activities.
•	Profit-sharing arrangements dependent on our minority ownership in specific LFR projects or subject to project-specific agreements.
MOX Fuel
Complementing our LFR product, we are developing MOX manufacturing technology and associated fuel production facilities. MOX fuel, like our reactor design, is mature and validated technology that has been used in commercial nuclear applications for over 50 years across Europe and is currently used to generate electricity in France, Japan, India and other countries. There are over 90,000 tons of spent nuclear fuel available in the United States for potential reprocessing and reuse, and by utilizing oxide fissile materials, we contribute to reducing existing plutonium stockpiles while supporting non-proliferation objectives. Additionally, we support energy independence goals and mitigate key supply chain challenges of Uranium mining and enrichment faced by other industry peers. Our innovations, such as remote handling of hazardous material, modular construction, and standardized production processes, have allowed us to improve the safety profile and production output of legacy MOX manufacturing approaches. Combining our MOX manufacturing with our LFR technology enables the multi-recycling of fissile nuclear material sourced from spent nuclear fuel and reuses the same batch of feedstock with minimal waste. This creates a truly closed-loop fuel system and avoids long-term financial and safety liabilities associated with storing nuclear waste while securing newcleo’s fuel supply.
Our near-term business plan contemplates the development of a MOX manufacturing facility to supply our initial FOAK LFR deployment. Our FASTER MOX fuel research and qualification facility dedicated to the readiness of the MOX plant became operational in 2025, and we have achieved significant progress towards commercializing our proprietary MOX fuel technology. We expect to complete the construction of our first MOX manufacturing facility in the west hemisphere by 2031. Our current planning case contemplates an initial MOX manufacturing facility with targeted production capacity of approximately 40 metric tons of heavy metal per year. We have acquired land in France for a planned MOX manufacturing facility and have advanced site characterization, detailed design and regulatory engagement. In July 2026, ASNR published its opinion on the safety features proposed for our planned French MOX fuel facility, concluding that the provisions proposed for the facility’s envisaged safety demonstrations are satisfactory at this stage and, overall, are capable of meeting the objectives established under the applicable French nuclear safety framework, while also identifying areas to be developed further as the project advances. We intend to incorporate ASNR’s observations into the facility design in support of a future construction licence application. We are also evaluating potential advanced fuel manufacturing infrastructure in the United States, including through our cooperation with Oklo and our joint application in November 2025 under the DOE surplus plutonium utilization process. We have engaged with the NRC on regulatory approval and the appropriate licensing pathway. The contemplated U.S. facility is intended to produce MOX and other advanced fuels for our LFRs and potentially for third-party advanced reactor designs.
We currently plan on owning our MOX manufacturing facility, however we also retain the option to pursue an IP license-based and service-oriented framework, similar to our LFR offering, which may limit direct capital expenditures through a reduced equity ownership position. Consequently, the contemplated revenue sources for our MOX business line include:
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For our owned MOX manufacturing facilities: fuel supply sales, including to newcleo and third-party operators of our LFRs, with the potential to supply traditional light-water reactors and alternative SMR designs.

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For third-party owned MOX manufacturing facilities: IP license fees for MOX fuel manufacturing plant technology, EPCM services, training and advisory services provided in connection with the deployment of additional MOX fuel manufacturing modules, and potential profit-share dependent on our minority ownership in specific projects.

At present, we are confident that MOX can be produced for fraction of the cost of other advanced fuels, such as HALEU, due to the escalating price of Uranium mining and enrichment.
Other Engineering Services
In addition to our LFR and MOX offerings, we have acquired strategic assets to support reactor construction and MOX fuel production with engineering and component supply services. Our key subsidiaries include S.R.S, Servizi di Ricerche e Sviluppo, a nuclear engineering company providing engineering services related to plant design, project management and safety analysis; Fucina Italia, a manufacturer of components and infrastructure for the nuclear industry; and Rütschi, a supplier of specialized nuclear-grade pumps for the broader nuclear industry. These subsidiaries internalize key capabilities across engineering, manufacturing and project execution, which supports development of our LFR and MOX facilities. They also enable us to pursue third-party nuclear generation service revenue opportunities driven by the broader nuclear renaissance, such as from the design, construction and maintenance of nuclear power plants. In addition to technical expertise, our subsidiaries provide pre-FOAK revenue for reinvestment. As of June 30, 2026, we had been awarded approximately $118 million in contract value through its subsidiaries.
In June 2026, we agreed to acquire Bonifait Pesage, a French manufacturer of nuclear-grade weighing equipment founded in 1954 and headquartered in southern France, which manufactures, installs, calibrates and maintains weighing systems and has since 2017 held certifications for the maintenance and verification of weighing systems used in ionizing-radiation environments. Bonifait Pesage generated revenue of approximately €2.1 million in 2025. The acquisition forms part of the vertical integration strategy we have pursued since 2023 through our acquisitions of Fucina, S.R.S and Rütschi, and is intended to bring nuclear-grade weighing capabilities in-house, secure preferred access to equipment required for our planned MOX fuel manufacturing facilities and reduce supply-chain risk. The acquisition is expected to close in the fourth quarter of 2026, subject to customary closing conditions, and we can provide no assurance that it will be completed on the contemplated timetable or at all.
Growth Strategies
Our growth strategy is focused on the continued development, IP licensing, and deployment of our LFR and MOX fuel technologies, including:
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Complementary product portfolio—Our LFR and MOX activities are complementary, allowing us to provide technology and services across multiple stages of the nuclear value chain. We anticipate that prospective customers will perceive our holistic suite of services as differentiated and will pursue commercial opportunities across both product portfolios.

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Advantaged licensing strategy—We have initiated discussions with the NRC for both our LFR design and MOX manufacturing facility. Our track record of success with European regulators provides us with a strong basis and strategic advantage as we continue NRC engagement.

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Scalable, asset-light business model—We believe our focus on an IP license-based and services-oriented business model enables the accelerated and concurrent deployment of LFR and MOX manufacturing facilities with multiple partners, without requiring significant upfront capital investment. We plan on owning 20% to 100% of early LFR and MOX projects to de-risk FOAK deployment and limit project capital expenditure. This also accelerates the receipt of cash flows years ahead of COD, which helps scale our business rapidly.

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Developed and integrated supply chain—Through selective hiring and targeted acquisitions, we have internalized key capabilities across design, manufacturing and project execution components in the advanced nuclear space, mitigating potential supply-chain risks and delays in future deployments.

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Strategic partnerships—We have pursued strategic partnerships to leverage specific core competencies of other industry players to further accelerate the deployment of LFR and MOX products. We have established partnerships with several national laboratories and agencies, including the DOE’s Savannah River National Lab (pending approval by the DOE), French Alternative Energies and Atomic Energy Commission, the ENEA and the Japanese Atomic Energy Agency (“JAEA”), to enhance our R&D, licensing and fuel supply efforts. JAEA’s owns and operates Joyo, the only reactor with a high-flux fast neutron spectrum accessible in the western world. Together, we and JAEA expect to conduct irradiation tests in Joyo on structural and core materials, supporting our qualification efforts and fuel manufacturing strategy. We believe that continuing to develop strategic partnerships will enhance our technology and offering and enable us to scale rapidly.

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International expansion—While our current activities focus on the United States and Europe, we may evaluate opportunities in additional jurisdictions over time. Although each market has nuances around environmental reviews, authorization regimes and export compliance, our technology is adaptable to meet specific requirements in connection with the right local partner. In the United States, our near-term commercialization strategy focuses on opportunities where AI infrastructure growth, demand for firm clean power, government support for advanced nuclear and available nuclear-sector expertise may support deployment. We are pursuing this strategy through, among other initiatives, our cooperation with Oklo, our collaboration with IP3 Corporation and other partners, our response to the DOE/NNSA Savannah River Site artificial intelligence infrastructure and energy generation request for proposal and our engagement with the NRC.

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Mergers and acquisitions —We may selectively pursue acquisitions, investments, joint ventures or other strategic transactions that complement our existing capabilities, accelerate our technology development or deployment timelines, expand our geographic reach, strengthen our supply chain or provide access to additional technical, regulatory, manufacturing or commercial expertise. Any such transactions would be evaluated based on their strategic fit, execution feasibility and ability to support our long-term growth objectives.

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Commercial pipeline and U.S. deployment strategy—As of the date of this prospectus, we estimate that our commercial pipeline includes non-binding opportunities representing approximately 9.2 GW of potential aggregate LFR deployment capacity across international markets, including opportunities relating to AI infrastructure, industrial heat, utility generation and fuel-cycle applications. This pipeline does not represent contracted backlog, committed revenue or binding customer obligations. Many of these opportunities are preliminary, and their progression will depend on feasibility studies, definitive agreements, regulatory approvals, financing, site selection, customer demand, governmental support and other technical and commercial conditions.

Potential Customers
We plan to serve customers seeking long-term, reliable and sustainable energy solutions. Our prospective customers operate across a range of industries but fit within two principal categories, each with distinct operational needs and regulatory requirements, but with common interest in energy security and cost stability:
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Utilities and nuclear operators—These customers include national or regional, state owned or privately owned entities responsible for operating existing nuclear infrastructure and, in some cases, developing additional nuclear generation capacity. In addition to electricity generation, these organizations have obligations related to spent fuel management, radioactive waste disposal and facility decommissioning, all of which persist over multiple decades and are subject to political scrutiny. Our offering can serve the holistic needs of these groups through the provision of power generation, future fuel supply, reduction of current nuclear liabilities, and ongoing plant optimization in a manner that is both economically compelling and politically defensible.

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Industrial and infrastructure energy users —These customers operate across a range of industries, including data centers, chemicals, refining, steel, cement, maritime, glass, ceramics and paper, and require both electricity and industrial heat to support their operations. Our LFR technology is intended to support applications involving electricity generation and industrial heat, including configurations designed to operate behind the meter or in islanded settings for dedicated industrial or infrastructure loads.

To date, we have signed several memoranda of understanding (“MOUs”) and collaboration agreements with potential customers and partners to evaluate applications of our LFR technology within their energy strategy or portfolios. Representative agreements include the following.
Memorandum of Understanding and Joint Venture with JAVYS and the Ministry of Economy of the Slovak Republic
On December 18, 2023, we entered into a non-binding memorandum of understanding with JAVYS and the Ministry of Economy of the Slovak Republic to establish a framework for collaboration in the energy sector in the territory of Slovakia.
Pursuant to this memorandum, the parties agreed to explore the potential for technical and commercial cooperation relating to the possible deployment of AMR technology in Slovakia, based on the use of MOX fuel. The memorandum also contemplated discussions regarding the possible establishment of a local joint venture company, subject to further evaluation and negotiations.
Following the execution of the memorandum, JAVYS completed a pre-feasibility study. The scope of the pre-feasibility study included, among other things, preliminary site identification and assessment, an initial definition of the cooling water system and assessment of the suitability of local water sources, a preliminary safety assessment related to the proposed placement of a LFR, the development of a site characterization action plan, an initial evaluation of potential project structures and delivery models, and the identification of key permits and consents that would be required for the development of a nuclear power plant at the proposed site.
Based on the results of the pre-feasibility study, we negotiated and established a joint venture company with JAVYS named Newvys, which is 51% owned by JAVYS and 49% owned by us. The joint venture is governed by a board of directors comprising representatives appointed by both JAVYS and us. The establishment of the joint venture does not constitute a commitment to proceed with construction or commercial operation of a nuclear facility, which remains subject to further regulatory approvals, financing arrangements, and additional development milestones.
Following the establishment of Newvys, the parties initiated a feasibility study with an allocated budget. This feasibility study is site-specific and application-specific and is intended to further assess the technical, regulatory, and commercial viability of the proposed project.
The joint venture is subject to multiple conditions precedent, including the results of the ongoing feasibility study and the successful completion of further technical, regulatory, and commercial steps in subsequent years, and there can be no assurance that such conditions will be satisfied.
Memorandum of Understanding and Implementation Agreement with IP3 Corporation
On August 29, 2025, we entered into a non-binding memorandum of understanding with IP3 Corporation to establish a general framework for evaluating and developing a potential strategic collaboration focused on the U.S. market. The memorandum of understanding is intended to support our objective of entering the U.S. market and to align with IP3’s role as a U.S. integrator for nuclear power development
In this context, we and IP3 have initiated a joint analysis of selected potential business opportunities related to the development of LFR plants in the United States.
In connection with these activities, we and IP3 entered into an implementation agreement in December 2025 with Cybernetic Intelligence LLC, which has expressed an interest in participating. The implementation agreement establishes a binding commercial collaboration framework pursuant to which the parties have committed to work exclusively with each other with respect to certain identified sites discussed between the parties. The implementation agreement provides for the joint definition of the applicable business model, corporate structure, and operational framework, as well as the initiation of preparatory activities, including due diligence, engagement with governmental authorities, and environmental and regulatory assessments.
The implementation of any activities contemplated under the implementation agreement, as well as any subsequent development steps, remain subject to the outcome of the feasibility study and to the satisfaction of additional technical, regulatory, and commercial conditions. The implementation agreement includes a six-month exclusivity period, during which the parties have agreed to negotiate definitive agreements. There can be no assurance that such definitive agreements will be entered into or that the contemplated collaboration will progress beyond the feasibility stage.

The memorandum of understanding and the implementation agreement contain customary data security, privacy, and confidentiality provisions.
Letter of Intent to Collaborate on AI Infrastructure and SMR Energy Project
On December 17, 2025, we entered into a letter of intent with IP3 Corporation, Cybernetic Intelligence LLC, and Global Technical Systems, Inc. to combine the parties’ respective capabilities and expertise for the purpose of responding to a Request for Proposal issued by the DOE and the NNSA titled “Artificial Intelligence Infrastructure and Energy Generation on DOE Land at Savannah River Site.” Pursuant to the letter of intent, the parties formed a collaborative team to prepare and submit a joint proposal to support the development of an artificial intelligence data center to be powered by a SMR solution provided by us. The proposed concept contemplates the provision of reliable, low-carbon energy to support advanced computing infrastructure. The activities contemplated under the letter of intent, including the coordination of the proposal development, have been supported and facilitated by Guidehouse. The joint proposal was submitted to the DOE and NNSA in January 2026 and is currently under review. No assurance can be given as to the timing or outcome of the review process or whether the proposal will be selected for award or that the parties will enter into any definitive agreements in connection with the contemplated activities.
The letter of intent will remain in effect until the earliest to occur of (i) the execution of a definitive teaming agreement, joint venture agreement, or other binding arrangement among the parties, if any; (ii) notification that the joint proposal has not been selected for award by the DOE or NNSA; or (iii) the date that is six months following the submission of the joint proposal. The letter of intent does not create any binding relationship among the parties and is subject to customary confidentiality covenants.
Letter of Intent on Strategic Collaboration for an Emerging Technology District with Nuclear-Powered AI
On December 8, 2025, we entered into a letter of intent with IP3 Corporation, Cybernetic Intelligence LLC, and GTS (d/b/a Global Technical Systems) to establish a framework for collaboration on a commercial project focused on the development of an emerging technology district in the Commonwealth of Virginia intended to support artificial intelligence and high-performance computing workloads powered by nuclear energy using our LFR technology.
Pursuant to the letter of intent, the parties agreed to collaborate on the evaluation and potential development of a data center campus supplied by advanced modular nuclear reactors. Our anticipated scope of activities under the letter of intent includes the provision of our LFR-AS-200 SMR technology, the coordination and financial sponsorship of a joint feasibility study with an expected duration of approximately twelve months, the initiation of pre-licensing engagement with the NRC, and the evaluation of siting options for the proposed nuclear facilities, among other preparatory activities.
The parties’ activities under the letter of intent relate to a site in Virginia with respect to which Cybernetic Intelligence LLC or its affiliates hold a right of first refusal for acquisition, exercisable through May 31, 2026. Any further development, implementation, or procurement activities remain subject to the outcome of the feasibility study and the satisfaction of additional technical, regulatory, commercial, and financing conditions.
Subject to the satisfaction of specified conditions precedent and the successful completion of the feasibility study, the parties may proceed with the structuring and establishment of one or more joint ventures and project-specific special purpose vehicles to develop, finance, and deliver the contemplated project.
This letter of intent contemplates an eighteen-month exclusivity period with respect to the contemplated collaboration and is subject to customary confidentiality provisions. The letter of intent does not create a binding obligation to proceed with any specific project or transaction.
Memorandum of Understanding with Nuclear operator SE Ignalina Power Plant
On July 9, 2025, we entered into a memorandum of understanding with ALTRA (formerly Ignalina Nuclear Power Plant) to evaluate the potential deployment of our LFRs in Lithuania and to assess the feasibility of integrating such reactors into Lithuania’s predominantly renewables-based energy mix, including the potential management of legacy spent nuclear fuel through the application of our MOX technology.
The memorandum establishes a general framework for collaboration and for more detailed technical and commercial discussions between the parties. It contemplates potential cooperation in the evaluation and possible implementation of our SMR/AMR and MOX technologies in Lithuania, leveraging our proprietary nuclear technology and equipment.

Pursuant to the memorandum, the parties agreed to establish a joint working group composed of experts in the energy and nuclear sectors and to pursue a staged approach to collaboration consisting of two phases. The initial phase is expected to have a duration of approximately twelve months and involves the conduct of a pre-feasibility study. The pre-feasibility study includes, among other activities, a preliminary siting assessment, an evaluation of the compatibility of SMRs with the existing electricity grid infrastructure primarily supplied by renewable energy sources, an analysis of potential risks and benefits, and the development of an initial business plan and indicative timelines for the evaluated solutions.
The joint working group contemplated under the memorandum has been established and has been actively operating since August 2025. The pre-feasibility study is currently progressing through the activities outlined in the memorandum and is being carried out with the involvement of our engineers, ALTRA’s engineers and selected third-party Lithuanian entities. Such third parties include organizations that operate in institutional, regulatory, and governmental frameworks relevant to the Lithuanian energy and nuclear sectors, and their participation is governed by nondisclosure agreements executed in the ordinary course.
Subject to the satisfaction of the Ministry of Energy of the Republic of Lithuania with the outcomes of the initial phase, the parties may proceed to a second-phase feasibility study, the scope, timing, and terms of which would be agreed by the parties at that time. There can be no assurance that the second phase will be initiated or completed.
The memorandum of understanding contemplates a non-binding and non-exclusive relationship and includes customary confidentiality provisions. Either party may terminate its cooperation, discussions, or negotiations under the memorandum at any time, at its sole discretion, with or without cause.
Joint Venture Agreement with NextChem
On June 16, 2025, we entered into a joint venture agreement with NextChem to jointly develop for the engineering of the conventional island, as well as potential applications third-party SMRs. Pursuant to this agreement, NextChem and us have set up a subsidiary company, NextCleo to provide to its customers, including us, conventional island/balance of plant (“CI/BoP”) design services, supply related proprietary equipment, provide project management consultancy services related to or beyond CI/BoP and broader procurement services. NextChem and us have agreed to provide 60% and 40%, respectively, of initial financing for NextCleo.
This agreement was entered into for a period of fifteen years and renewable by tacit agreement for successful periods of five years unless terminated by either party at least six months prior to the end of the relevant period. This agreement is not assignable or transferable, and the parties are subject to customary covenants on exclusivity throughout the duration of this agreement. In addition, this agreement contains customary intellectual property and confidentiality covenants.
Memorandum of Understanding with Danieli & C. Officine Meccaniche S.p.A
On October 3, 2025, we signed a memorandum of understanding with Danieli & C. Officine Meccaniche S.p.A (“Danieli”) to integrate our electricity and high-temperature-heat-providing LFRs into Danieli’s operations and steel mill manufacturing business. This initiative is core to advancing Danieli’s goal of producing high quality, green steel and has potential to lead to applications across the steel and iron value chain, such as powering green hydrogen production for use in Danieli’s ENERGIRON (Direct Reduction Technology for metallic iron).
This memorandum sets forth a framework for evaluating potential technical and commercial synergies between the parties based on their respective expertise in LFR technology and metallurgical production and innovation. The contemplated collaboration includes the assessment of the technical and economic feasibility of integrating LFR technology with steelmaking operations, the establishment of a structured technical and scientific cooperation for the development of materials applicable to LFRs, the evaluation of potential integration of industrial automation and robotics solutions into MOX fuel production, and the assessment of capabilities for manufacturing key metallurgical components for LFR systems. The memorandum also contemplates cooperation in institutional engagement and the exploration of potential commercial opportunities within the European Union and other jurisdictions where the parties operate. As an initial step, the parties intend to develop a structured operational roadmap to align technical, regulatory, and commercial considerations.
This memorandum creates a non-binding relationship and terminates upon the earlier of twenty-four months since the effective date of this memorandum and the execution of a formal cooperation agreement upon the positive evaluation of the preliminary collaborative activities contemplated under this memorandum subject to extensions agreed by both parties in writing. Either party may withdraw from this memorandum at any time with two months’ notice. This memorandum also contains customary intellectual property and confidentiality covenants.
Framework Agreement with Saipem S.p.A
On July 31, 2024, we signed a framework agreement with offshore energy infrastructure company Saipem S.p.A to explore the ability for LFRs to provide virtually real-zero emission electricity generation and process heat for offshore oil and gas installations. This collaboration extends to potential floating LFRs that can flexibly connect and power land-based electricity grids. To accomplish the objectives of this collaboration, a joint coordination group has been established to produce a feasibility study on the possible development of real prototypes of our LFR technology that satisfies the foreseeable performance and regulatory requirements pertaining to the provision of electricity and heat processing capacity for offshore oil and gas installations and floating nuclear power plants.
This agreement creates a non-binding relationship and non-exclusive relationship that terminates five years after the effective date effective date, which may be extended for an equal period. Either party may terminate this agreement at any time with six months’ notice to the other party. This agreement contains customary intellectual property and confidentiality covenants.
Memorandum of Understanding and Term Sheet with Fincantieri S.p.A.
In January 2023, we signed a memorandum of understanding with Fincantieri S.p.A. (“Fincantieri”), one of the world’s largest shipbuilders, and the largest outside China and South Korea, jointly to explore deploying a marine reactor, which would be suitable for the powering of both ships and power barges, and to explore potential areas of collaboration involving our reactor technology. As part of the memorandum, the parties agreed to undertake a joint analysis of the potential contribution that Fincantieri could provide in connection with the realization and installation of our planned Italian experimental plant at Brasimone and to work exclusively and use reasonable efforts to address potential legal and administrative obstacles to such installation. The memorandum also contemplated that the parties would define the scope of supply for the construction of a steam turbogenerator and related thermal cycle capable of processing 10 MWt, to be carried out in two phases consisting of (i) basic engineering design and (ii) detailed design and construction of the turbogenerator and related thermal cycle, following which Fincantieri would prepare a technical and economic proposal for joint evaluation. The memorandum was non-binding and included exclusivity and confidentiality provisions, required prior agreement between the parties for third-party communications relating to the memorandum or future agreements.
Following the expiration of the memorandum of understanding, in May 2025, we entered into a term sheet with Fincantieri outlining certain key terms and principles for the potential formation of an Italian limited liability company to be jointly owned by us and Fincantieri for the development of lead-cooled fast reactor technology for maritime applications. The term sheet contemplates that the parties would each hold a 50% interest in the joint venture company and would enter into definitive transaction documents, including a joint venture agreement, shareholders’ agreement and articles of association. Under the contemplated arrangement, we would contribute nuclear expertise and technology and lead nuclear engineering activities, including design, safety and compliance with nuclear regulatory frameworks, while Fincantieri would contribute maritime engineering, shipbuilding, marine systems and digital technology expertise and lead marine engineering and non-nuclear engineering activities. The contemplated project deliverables include, among other things, the definition of technical requirements, a feasibility study and preliminary design of a marine reactor, studies relating to integration of the nuclear-based power system with a vessel, assessment of manufacturing site organization, pre-regulatory approval of the integration study with a classification society, development, licensing and construction of a prototype, testing, regulatory approvals and commercial deployment. The term sheet remains subject to approval by the board of directors of each party and the negotiation and execution of definitive transaction documents on terms satisfactory to the parties.
n-Floating Project
In August 2026, a consortium led by us, together with Bureau Veritas Marine & Offshore, a classification society, and ABMI Groupe, a French engineering company, was selected under the call-for-projects “Supporting the decarbonisation of the French maritime sector” managed by Bpifrance. The project, named “n-Floating,” is intended to assess the technical feasibility of a floating nuclear power solution consisting of a non-self-propelled floating unit housing multiple LFR-AS-200 reactors, each with an electrical output of 200 MWe. The consortium was awarded funding of approximately €1 million under the programme, and the initial phase, which has commenced and is expected to run for approximately 18 months, will focus on conceptual studies for the nuclear barge and on defining the subsequent development programme and roadmap towards potential industrial deployment by 2036. The award extends our activities in maritime nuclear applications, building on our existing collaborations with Fincantieri and Saipem. The project remains at a conceptual study stage, and we can provide no assurance that it will result in a commercially deployable solution or that the regulatory, safety and licensing frameworks required for floating nuclear applications will be available on acceptable terms or at all.
Pre-Feasibility Study with Tractebel Engineering SA
We conducted a pre-feasibility study jointly with Tractebel to assess potential options for the utilization of highly radioactive material generated from the operation of the Doel and Tihange nuclear power plants. The study evaluated the integration of our LFR technology into Belgium’s energy system, including the potential use of plutonium contained in such material through the deployment of multiple LFR-AS-200 reactors at or in connection with the Doel and Tihange sites.
As part of the study, we presented to Tractebel an integrated technical and conceptual proposal addressing reactor deployment, system integration, and fuel utilization considerations. The pre-feasibility study was conducted in collaboration with Tractebel and has been completed, and a final report was delivered to the parties.
On October 28, 2025, we entered into a confidentiality agreement with Tractebel governing the exchange and use of information in connection with these activities. The pre-feasibility study and the completed report do not constitute a commitment by any party to proceed with further development, and any future steps would be subject to additional evaluations, regulatory considerations, and the negotiation of further arrangements.
Competition
We operate in a highly competitive and rapidly evolving market for clean, dispatchable power and related nuclear fuel-cycle services. We compete not only with other developers of advanced nuclear technologies, but also with providers of conventional power generation, renewable generation, energy storage and other decarbonization solutions. Within advanced nuclear, our strategy is centered on lead-cooled fast reactors intended to use MOX fuel and a vertically integrated model that includes associated MOX fuel manufacturing and fuel-cycle capabilities.
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Traditional baseload power generation—Traditional baseload generation includes natural gas, coal, oil and conventional large-scale nuclear power plants, each of which may compete on the basis of installed capacity, existing infrastructure, operating history and, in some markets, lower near-term execution risk.

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Renewable generation with or without storage—Wind, solar, hydroelectric and other renewable technologies, whether deployed on a standalone basis or paired with battery or other storage solutions, compete as low-carbon alternatives for utilities, industrial customers and other off-takers seeking to decarbonize their energy supply.

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Fossil fuel generation with carbon capture—Natural gas and other thermal generation technologies paired with carbon capture may compete as dispatchable lower-carbon alternatives, particularly where customers prioritize reliability, grid support or industrial heat applications.

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Other advanced nuclear technologies—A number of companies are pursuing advanced reactor and SMR technologies based on different technical approaches. These include pressurized light-water reactor technologies, such as NuScale’s Power Module; boiling water reactor technologies, such as GE Vernova Hitachi’s BWRX-300; high-temperature gas-cooled reactor technologies, such as X-energy’s Xe-100, which uses TRISO fuel; and fast reactor technologies using alternative coolants and fuel-cycle approaches, such as TerraPower’s Natrium sodium-cooled fast reactor with integrated molten-salt energy storage and Oklo’s Aurora fast reactor product line. By contrast, our approach is focused on lead-cooled fast reactor technology using MOX fuel as part of a closed fuel-cycle strategy.

Competition in our markets is driven by a number of factors, including safety, licensing and regulatory pathway, fuel availability, capital cost, construction timeline, operating flexibility, supply-chain readiness, waste management, public acceptance and the ability to serve both electricity and industrial heat use cases. Many of our current and potential competitors have substantially greater financial, technical, commercial, manufacturing and regulatory resources than we do, as well as longer operating histories, more established supply chains and greater name recognition. As a result, we may not be successful in developing, licensing, commercializing or deploying our technologies on a timely basis, or at all, or in competing effectively against alternative energy technologies or other advanced nuclear developers.

Government Regulation
Policymakers and industry participants increasingly recognize that nuclear, and particularly advanced nuclear technologies, are likely to play an important role in the energy transition, energy security and industrial decarbonization. Growing energy demand, paired with enduring considerations around managing longer-term carbon risk, creates a clear need for what nuclear can offer: carbon-free, consistent baseload energy generation. According to the IEA, fossil fuels currently supply around 60% of global electricity generation, and the IEA projects that, under the most likely scenario, global electricity demand could increase by more than 50% by 2050. As such, nuclear is expected to play a significant role in virtually every credible pathway to achieving net-zero.
In Europe and the other markets in which we operate or may seek to operate, nuclear activities are subject to extensive and evolving regulation. While renewables have made and continue to make a meaningful contribution to this transition, they lack several key advantages that advanced nuclear offers; specifically, the ability to deliver land-efficient and readily dispatchable energy. Further, advanced nuclear offers expanded use cases, such as industrial heat, while having lower capital costs, geographic flexibility, simplified operations and substantial safety improvements over legacy nuclear plants. We believe these factors uniquely position advanced nuclear as a central component of the global energy system moving forward.
European Union
Within the European Union, our activities are shaped by the Euratom Treaty and by EU secondary legislation addressing nuclear safety, radiation protection, safeguards and the management of spent fuel and radioactive waste. The EU framework does not create a single pan-European construction or operating license for nuclear facilities. Instead, licensing decisions for specific projects are made by national authorities in the relevant Member State. As a result, the substantive requirements, procedural sequence and expected timing for any particular project depend on the jurisdiction in which the facility is located and the type of facility proposed.
Among the principal EU-level measures relevant to our business are the following:
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Nuclear Safety Directive—Council Directive 2009/71/Euratom, as amended by Council Directive 2014/87/Euratom, establishes a Community framework for the nuclear safety of nuclear installations and requires Member States to maintain national legislative, regulatory and organizational frameworks for nuclear safety, including systems of licensing and regulatory oversight.

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Spent Fuel and Radioactive Waste Directive—Council Directive 2011/70/Euratom establishes a Community framework for the responsible and safe management of spent fuel and radioactive waste and requires Member States to maintain national programs covering the management of these materials.

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Basic Safety Standards Directive—Council Directive 2013/59/Euratom lays down basic safety standards for protection against the dangers arising from exposure to ionizing radiation and is relevant to radiation protection, occupational exposure, public health and environmental monitoring.

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Euratom safeguards—The European Commission administers Euratom safeguards, a nuclear material supervision system established under the Euratom Treaty. A significant recent development is Commission Regulation (Euratom) 2025/974, which entered into force in July 2025 and replaced the prior safeguards regulation. Among other things, the new framework introduces “safeguards-by-design” concepts for certain complex installations, including new builds and major modifications, which may require safeguards considerations to be integrated into facility design at an early stage.

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Investment communications and radioactive waste opinions—Article 41 of the Euratom Treaty requires certain investment projects in the nuclear field to be communicated to the European Commission in advance, before binding investment commitments are made or, for projects carried out with an entity’s own resources, before work begins. In addition, Article 37 of the Euratom Treaty provides for Commission opinions regarding general data relating to plans for the disposal of radioactive waste where transboundary radiological impacts may be relevant. These opinions are not formally binding, but may influence national regulatory review, require additional engagement with the Commission or national regulators and affect the timing of national authorizations. These EU-level processes can operate in parallel with national authorization processes.

The Euratom framework may also affect procurement, reporting and project timing in other ways. For example, under Article 52 of the Euratom Treaty, the Euratom Supply Agency has a role under the Euratom Treaty in relation to contracts for ores, source materials and special fissile materials, and certain nuclear investment projects and radioactive waste-disposal plans may also trigger communications or review processes at the EU level in parallel with national authorizations. Accordingly, even where project-specific licensing is principally national, EU law and EU-level institutions may remain relevant to our activities.
International Civil Nuclear Liability and Compensation Regimes
Civil liability for nuclear damage is addressed principally through national law and, in many jurisdictions, international nuclear liability conventions. These regimes may be relevant to our planned LFR plants, MOX fuel manufacturing facilities, spent fuel recycling activities, the handling and transport of nuclear materials and related nuclear activities. They generally address matters such as the channeling of liability to the operator of a nuclear installation, financial security or insurance requirements, jurisdiction, applicable liability limits and compensation mechanisms. Their application depends on the jurisdiction in which a facility is located or an incident occurs, the treaty status of the relevant countries, the type of nuclear installation or activity involved and the relevant national implementing legislation.
Among the principal international nuclear liability instruments that may be relevant to our business are the following:
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Paris Convention—The Paris Convention on Third Party Liability in the Field of Nuclear Energy establishes a nuclear third-party liability and compensation regime for participating countries. The Paris Convention generally addresses liability for nuclear damage arising from nuclear incidents, including principles relating to the channeling of liability to the operator of a nuclear installation, financial security and jurisdiction. The Paris Convention is principally relevant in jurisdictions that are contracting parties to the Paris Convention and has been implemented through national legislation in those jurisdictions.

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Brussels Supplementary Convention—The Brussels Convention Supplementary to the Paris Convention provides a supplementary compensation regime for nuclear damage in participating countries. It is linked to the Paris Convention and is open only to contracting parties to the Paris Convention. The Brussels Supplementary Convention may be relevant where compensation available under the Paris Convention and applicable national law is supplemented by additional compensation tiers (including public funds) established under the convention and national implementing legislation.

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Vienna Convention—The Vienna Convention on Civil Liability for Nuclear Damage establishes a separate international civil liability framework for nuclear damage. The Vienna Convention is intended to harmonize the national laws of contracting parties by establishing minimum standards for financial protection against damage resulting from certain peaceful uses of nuclear energy. It may be relevant in jurisdictions that are parties to the Vienna Convention and where national implementing legislation applies to the relevant nuclear installation, activity or incident.

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Joint Protocol—The Joint Protocol Relating to the Application of the Vienna Convention and the Paris Convention is intended to link the Vienna Convention and Paris Convention regimes and reduce potential conflicts between them. Where applicable, the Joint Protocol may affect how liability and compensation rules apply to nuclear damage involving jurisdictions that participate in different convention regimes.

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Convention on Supplementary Compensation—The Convention on Supplementary Compensation for Nuclear Damage, or CSC, is intended to establish a broader supplementary compensation framework for nuclear damage. The CSC generally provides for a minimum national compensation amount and additional public funds to be made available by contracting parties if the national amount is insufficient to compensate nuclear damage. The CSC may be relevant in jurisdictions that are contracting parties and have implemented the convention through national law.

Because the international nuclear liability framework is not uniform across all jurisdictions in which we operate or may seek to operate, we may need to evaluate civil nuclear liability requirements on a project-by-project basis. These requirements may affect project structuring, designation of the nuclear operator, allocation of responsibilities among us, our customers, project companies and operators, indemnity arrangements, insurance and financial security requirements, financing, transport arrangements and the timing or feasibility of regulatory approvals. We may also need to adapt our commercial arrangements, ownership structures, operating roles and risk-allocation provisions to reflect the applicable nuclear liability regime in each relevant jurisdiction.

France
France is a principal jurisdiction for our reactor and fuel-related projects. In France, civil nuclear activities are overseen by the ASNR, an independent administrative authority that became operational on January 1, 2025 following the merger of the former ASN and IRSN. Under French law, “basic nuclear installations” (installations nucléaires de base, or “INBs”) are subject to a specific legal regime because of the risks they may present to public safety, public health and the environment. This integrated regime is intended to address the full range of risks and nuisances that an INB may create, whether or not radioactive in nature, across the life cycle of the installation, from early safety options and creation authorization through commissioning, operation, modification, shutdown, dismantling and delisting.
The principal French rules applicable to INBs are codified in the Code de l’environnement and supplemented by generally applicable technical rules, including the ministerial order of February 7, 2012 relating to INBs. That order sets core requirements applicable throughout the life of an installation, including requirements relating to organization and responsibility, the nuclear safety case, control of nuisances and impacts on health and the environment, waste management and emergency preparedness. The ASNR may also adopt regulatory decisions and guidance to supplement this framework. In addition, French nuclear regulation reflects broader international and European influences, including IAEA safety standards, the Euratom framework and Western European Nuclear Regulators Association reference levels.
The creation of an INB is subject to a formal authorization process. Before filing for creation authorization, a prospective operator may ask ASNR to review all or part of the proposed “safety options” for the facility; this preparatory step is intended to facilitate, but does not replace, the subsequent statutory review. A creation application must include, among other things, a preliminary safety report, information addressing the risks presented by the proposed installation and measures intended to prevent accidents and limit their consequences. Under the Code de l’environnement, creation authorization may be granted only if the operator demonstrates, in light of current scientific and technical knowledge, that the technical and organizational measures proposed for the design, construction and operation of the facility are sufficient to prevent or limit the risks and inconveniences that the installation may present, and the operator must also demonstrate appropriate technical and financial capacity. For electricity-generating installations, the creation authorization must also satisfy the conditions applicable under the French Energy Code for authorization to operate.
The creation authorization is delivered only after ASNR has provided its opinion and after completion of a public inquiry (enquête publique). The authorization determines the characteristics and perimeter of the installation and sets the deadline by which the installation must be commissioned. The dossier submitted to the public inquiry excludes certain protected information and the preliminary safety report itself, although the preliminary safety report may be consulted during the inquiry under the arrangements established for that inquiry. In addition, for certain major projects, a public debate process before the Commission nationale du débat public (“CNDP”) may precede the formal authorization process. Under the Code de l’environnement, the CNDP is mandatorily seized for certain new nuclear sites above specified cost thresholds and may decide whether a public debate or a prior consultation process is appropriate.
Once creation authorization has been granted, ASNR establishes the detailed prescriptions it considers necessary for the design, construction and operation of the installation, including prescriptions relating to monitoring and measurement and, where applicable, water withdrawals and environmental discharges. Commissioning is separately authorized by ASNR. To obtain commissioning authorization, the operator must submit an updated safety report for the facility as built, the general operating rules, the internal emergency plan and updated decommissioning and environmental documentation as necessary. French law also distinguishes between substantial modifications, which are subject to a procedure similar to that applicable to a creation authorization, and other notable modifications, which may require either prior ASNR authorization or declaration depending on their significance.
Against this framework, our current French roadmap includes a proposed LFR-AS-30 reactor project in Indre-et-Loire and a proposed MOX fuel fabrication facility in the Aube, together with related grid connection arrangements. Those projects are currently the subject of a CNDP public debate, which ran from April 2, 2026 to July 30, 2026. As part of our early regulatory engagement in France, we submitted nuclear safety program materials to ASNR in December 2025 for our reactor project, following an earlier submission in December 2024 relating to our MOX fuel manufacturing project. In July 2026, ASNR published its opinion on the safety features proposed for our planned French MOX fuel facility, concluding that the provisions adopted for our safety approach are satisfactory at this stage, while identifying areas for further development as the project advances. We are also currently awaiting ASNR’s opinion on the safety features proposed for our LFR design. These early submissions and related ASNR opinions are intended to support technical dialogue with the regulator ahead of later authorization steps, but they do not replace the formal statutory procedures described above.
Italy
Italy is an important jurisdiction for our engineering, research, development and qualification activities. We conduct significant technology-development work in Italy, including at the ENEA Brasimone Research Center. The regulatory framework applicable to our activities in Italy depends on the nature of the facility and activity involved. The ISIN is Italy’s independent regulatory authority responsible for nuclear safety and radiation protection. ISIN’s remit includes authorization processes, technical assessments, control and supervision relating to research reactors, radioactive waste and spent nuclear fuel management, nuclear material, physical protection of nuclear materials and installations, the use of ionizing radiation sources and the transport of radioactive materials, and it also issues certifications required by current legislation on the transport of radioactive materials.
As a result, to the extent our activities in Italy involve nuclear materials, radiation sources, radioactive-material transport, fuel-cycle-related activities or other regulated nuclear or radiological operations, those activities may be subject to review, authorization, inspection or supervision by ISIN and other competent Italian authorities. In addition, our Italian operations are subject to generally applicable Italian health, safety and environmental requirements. If, in the future, we seek to develop additional nuclear facilities or other regulated installations in Italy, we would expect those activities to require separate project-specific authorizations under the applicable Italian legal framework.
Slovakia
Slovakia is also relevant to our project-development activities through our joint venture with JAVYS, the Slovak state-owned nuclear and decommissioning company. In Slovakia, the principal regulator for nuclear activities is the Nuclear Regulatory Authority of the Slovak Republic, or ÚJD SR. ÚJD exercises state supervision over nuclear safety of nuclear installations, including radioactive waste management, spent fuel management and other stages of the fuel cycle, over nuclear materials, including their inspection and registration, and over physical protection of nuclear installations and nuclear materials. These areas are directly relevant to our Slovak project because it contemplates not only reactor deployment, but also the use of MOX fuel and spent-fuel-related activities.
The Act No. 541/2004 Coll. on the Peaceful Use of Nuclear Energy (Atomic Act) governs the peaceful use of nuclear energy and applies to, among other things, the siting, construction, commissioning, operation and decommissioning of nuclear installations, management of nuclear material, spent nuclear fuel and radioactive waste, and shipment of radioactive material. The Act defines “nuclear installation” broadly enough to include facilities intended for power generation using a nuclear reactor, spent fuel management, radioactive waste management and the production of nuclear fuel. The Slovak nuclear-installation licensing procedure consists of three major stages: siting, construction commencement and permanent operation, with separate regulatory control over testing, fuel loading, physical start-up, energy start-up and trial operation before a permanent operating license is granted.
For nuclear installations, ÚJD also performs important building-authority functions. For nuclear installations and related structures located within the area of a nuclear installation, ÚJD conducts construction proceedings, issues building authorizations, conducts building-approval procedures, performs state construction supervision and issues permits for siting and authorizations for construction under the Atomic Act. At the same time, territorial decision-making and expropriation remain subject to separate legal processes. This means that a Slovak reactor project at Bohunice could require parallel nuclear-safety, building and spatial-planning workstreams.
A Slovak project would also likely be subject to environmental review and public-participation requirements. In construction and building-approval proceedings, the Slovak Ministry of the Environment’s opinion is required in accordance with the applicable Environmental Impact Assessment framework. Environmental impact assessment is governed by Act No. 24/2006 Coll. on Environmental Impact Assessment and includes consultation and participation of the interested public. Accordingly, even if ÚJD is the principal nuclear regulator, project timing may also depend on environmental and related administrative procedures.
United Kingdom
The United Kingdom is also an important jurisdiction for our advanced nuclear activities. In Great Britain, before a new nuclear power station can be built and operated, the proposed operator must obtain permission from regulators and government, including obtaining site licensing and relevant consent to begin nuclear-related construction from the Office for Nuclear Regulation, environmental permits from the Environment Agency or Natural Resources Wales and planning permission from the Planning Inspectorate.
Great Britain has also established the Generic Design Assessment (“GDA”) process, a voluntary pre-licensing process under which regulators assess the safety, security and environmental implications of a new reactor design separately from site-specific applications. The GDA process is not site-specific, does not itself authorize construction or operation and does not eliminate the need for site-specific permissions and consents, but it can be used to identify and resolve issues earlier in the process. If we pursue deployment of our technology in Great Britain, we may seek to use this process, although entry into GDA is not itself a legal requirement and some developers may instead proceed directly into site-specific licensing.
United States
In the United States, we announced in March 2026 that we had initiated pre-application engagement with the U.S. Nuclear Regulatory Commission, or NRC, in support of the future licensing of our first advanced nuclear facilities in the United States. These activities relate to a 480 MWt lead-cooled fast reactor and an associated MOX fuel fabrication facility and are intended to familiarize NRC staff with the proposed facility designs and associated safety approaches and to support the development of regulatory plans and NRC resource and budget planning.
If we pursue reactor deployment in the United States, the relevant federal licensing pathways may include will include those under 10 CFR Part 53, especially for the FOAK reactor, and then those set forth in 10 CFR Part 52, which governs early site permits, standard design certifications, combined licenses, standard design approvals and manufacturing licenses, and under 10 CFR Part 50, which governs construction permits and operating licenses. Pre-application engagement is intended to support future applicants and the NRC in planning for anticipated applications and reviews.
If our U.S. business model includes fuel fabrication or other activities involving special nuclear material, we may also be required to obtain separate licenses under 10 CFR Part 70, which addresses domestic licensing of special nuclear material and specifically contemplates applications for plutonium processing or fuel fabrication plants and for the possession, use and transfer of special nuclear material. Transportation and waste-related activities may also trigger additional regulatory regimes, including 10 CFR Part 71 for packaging and transportation of radioactive material, 10 CFR Part 72 for the storage and transfer of spent fuel and certain high-level or reactor-related waste, and Part 61 for land disposal of radioactive waste.
Environmental review can also be outcome-determinative for schedule in the United States. Depending on the nature of the facility and the relevant federal action, NRC licensing may require environmental review and related public notice and comment procedures, and other federal, state and local permits may be required in parallel. Accordingly, even where the NRC is the principal nuclear safety regulator, additional approvals may still be necessary before a project can proceed to construction or operation.
Environmental, Occupational Health and Safety and Other Regulations
We are also subject to regulations regarding nuclear material safeguards, non-proliferation restrictions, liability insurance regimes, and various other matters. Both we, for our production facilities, and customers purchasing our reactors must obtain a variety of permits, licenses, and insurance for the jurisdiction where the facility will be located. We and customers purchasing our reactors are subject to stringent and complex federal, state, local and international laws and regulations governing the discharge of materials into the environment or otherwise relating to protection of worker health, safety and the environment. Compliance with all of these laws and regulations may expose us to significant costs and liabilities and cause us to incur significant capital expenditures in our operations. Any failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal penalties, imposition of remedial obligations, and the issuance of injunctions delaying or prohibiting operations. Private parties may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. In addition, the trend in environmental regulation is to place more restrictions on activities that may affect the environment, and thus, any changes in, or more stringent enforcement of, these laws and regulations that result in more stringent and costly pollution control equipment, the occurrence of delays in the permitting or performance of projects, or waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations and financial position.

Our compliance with these and other laws, regulations, and contractual commitments may be onerous and could, individually or in the aggregate, increase our cost of doing business, impact the financial viability of our business model, limit our ability to pursue certain business practices or offer certain products and services, cause us to change our business models and operations, affect our competitive position relative to our peers, and/or otherwise harm our business, reputation, financial condition, and results of operations. We also cannot be assured that future events, such as changes in existing laws or enforcement policies, the promulgation of new laws or regulations or the development or discovery of new facts or conditions adverse to our operations will not cause us to incur significant costs. While we are confident in our compliance with current environmental regulations, we acknowledge the potential for policy shifts that could impact our operations.
Export Controls and Cross-Border Regulatory Requirements
Our business may also be affected by export control, import control and cross-border nuclear cooperation requirements. Because our activities are centered in Europe and may involve the cross-border transfer of technology, technical assistance, equipment, components, nuclear materials and fuel-related services, we may be required to comply with European Union, Euratom and national-law requirements relating to safeguards, nuclear-material accountancy, supply arrangements, transport authorizations, physical protection, non-proliferation controls, customs and other cross-border regulatory requirements.
In particular, the cross-border nature of our business may require us to navigate country-specific restrictions and approval requirements relating to technology transfer, technical assistance, nuclear-material supply arrangements, fuel-related transactions, transportation, sanctions and other international trade controls. These requirements may apply not only to the movement of physical items and nuclear materials, but also to the sharing of technical data, engineering support and other services across jurisdictions.
To the extent our activities involve the United States, exports and imports of certain nuclear equipment and materials may also be regulated by the NRC under 10 CFR Part 110, and certain assistance to foreign atomic energy activities may be regulated by the U.S. Department of Energy under 10 CFR Part 810. These controls and approvals may affect our ability to enter into international partnerships, transfer know-how, source components, move nuclear materials, structure fuel-cycle arrangements or expand into additional markets.
Additional information regarding certain risks related to government regulations is included in “Risk Factors—Risks Relating to Compliance with Law, Government Regulation and Litigation.”
Intellectual Property
We rely on a combination of patent, trademark, trade secret and other intellectual property protection laws, as well as contractual restrictions in our agreements with our employees, contractors, consultants and third parties with whom we have relationships, to protect and enhance the proprietary technology, inventions and improvements that are commercially important to our business. We also rely on trademark laws to protect our brands.
Our policy is to protect our competitive position by, among other methods, filing patent applications in Europe and other relevant jurisdictions, including the United States, relating to proprietary technology, inventions, improvements and products that are material to our business. We also rely on our trade secrets and know-how relating to proprietary technology, inventions, improvements and products, as well as certain innovation and in-licensing opportunities, to develop, strengthen and maintain our competitive position in the field. However, trade secret rights can be difficult to protect and may provide only limited protection. We take steps to protect and preserve our trade secrets and know-how by employing various methods, including entering into confidentiality, non-disclosure and, where appropriate, non-compete agreements with certain of our employees and third parties, including our vendors, contractors and potential business partners, to protect our intellectual property and proprietary information.
As of the date of this prospectus, we owned 31 patent families (i.e., a collection of patent applications covering the same or similar technical content), including 120 issued patents and 53 pending patent applications in the United States and selected foreign jurisdictions, as well as nine trademark registrations. Our issued patents have expected expiration dates extending between 2027 and 2043. Our patent portfolio covers certain aspects of our reactor and fuel technology, as well as other innovations relevant to our business.
Employees and Human Capital
As of the date of this prospectus, we had over 900 employees and contractors supporting our operations across Europe and the United States. We are a vertically integrated Generation IV technology and services business, and our workforce includes personnel engaged in engineering, research and development, licensing, fuel and reactor design, manufacturing, supply chain, project development, commercial, legal, finance, public affairs and other corporate and operating functions.
Our business depends on our ability to attract, develop and retain highly skilled personnel with technical, operational, regulatory and commercial expertise across the nuclear value chain. In particular, because our business model contemplates the development and deployment of advanced reactors, fuel-related activities and related engineering, manufacturing and support services, we require personnel with specialized experience in areas such as reactor technology, fuel development, licensing, safety, quality, project execution and industrial operations. We also rely on the capabilities of our subsidiaries, operating entities and strategic partnerships to support our broader platform.
We seek to foster a culture focused on technical excellence, execution, safety and continuous improvement. We believe our ability to attract and retain talent is supported by the mission-driven nature of our business, our international footprint, our research and industrial partnerships and the opportunity to contribute to the commercialization of advanced nuclear technologies. We are also committed to promoting the health, welfare and safety of our personnel and to maintaining workplaces that support collaboration, respect and professional development.
Safety in our workplaces is a priority. We take measures intended to prevent workplace hazards, encourage safe behaviors and promote processes designed to reduce incidents and injuries and support compliance with applicable health and safety requirements.
Facilities
We operate offices, facilities and development sites across Europe and the United States. As of the date of this prospectus, our footprint included 16 offices, three sites, three factories and three qualification, R&D and training centers, with additional land acquisitions under way. Our facilities, development sites and operating entities are located across six principal geographies, including the United Kingdom, France, Italy, Switzerland, Slovakia and the United States.
•
France—Our principal French facilities and development sites support our MOX fuel, licensing and project-development activities. In Chusclan, France, we operate the FASTER Research and Training Center, a multifunctional non-nuclear center located in the Marcel Boiteux industrial park in Occitanie. FASTER is dedicated to the readiness of our planned MOX fuel manufacturing plant and integrates several capabilities, including a training center equipped with real operating systems and virtual-reality environments to prepare operators, experimental halls for rapid design, prototyping, testing and validation of equipment, and pre-installation and commissioning zones that allow qualification of components before their integration into the MOX fuel factory. The initial FASTER building has been acquired and is operational, and the planned FASTER 2 expansion building is under evaluation. Key capabilities associated with FASTER include HELIO, GAINA and PRIMO, including glove-box training and other fuel development and qualification activities. At Nogent-sur-Seine, France, we are also advancing the site for a planned MOX facility in France. The conceptual and basic design for the MOX fuel manufacturing plant has been completed, initial regulatory feedback has been received on the safety-options file and the site is being advanced in parallel with public debate, licensing and land-acquisition workstreams. On November 5, 2025, we were granted an option to purchase the land that will serve as the site for the Nogent plant by the local authorities. The option is irrevocable and the purchase is subject to customary conditions precedent.

•
Italy—In Italy, our principal facility is located at the ENEA Brasimone Research Center, which supports our engineering, research, development and technology qualification activities and serves as our lead-cooled fast reactor research, development and qualification platform. Brasimone is the world’s largest center for lead-cooling technology development and qualification. Since our agreement with ENEA in 2022, we have invested approximately €81.5 million in the facility, with 30 engineers working on-site as of the date of this prospectus. Brasimone houses OTHELLO, a 2 MWt loop designed to validate key components of our LFR primary system, including the steam generator, primary pump and core, which was completed in the fourth quarter of 2025. Brasimone is also the site of PRECURSOR, a 10 MWt non-nuclear testbed designed to integrate subsystems to produce power and to be representative of commercial-scale operations, with completion anticipated by the end of 2026. PRECURSOR is intended to demonstrate overall system integration, including major non-nuclear subsystems, and to validate the thermal-hydraulic performance of our lead-cooled design. PRECURSOR’s expected primary vessel is designed to have a diameter of approximately 2.15 meters, a height of approximately 6.5 meters and approximately 104 tons of lead.

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Slovakia—In Slovakia, our principal development site is the retired Bohunice nuclear site, which is being advanced through our joint venture with JAVYS, the Slovak state-owned nuclear company. This joint venture contemplates the deployment of up to four LFR-AS-200 reactors at Bohunice. The site is expected to be contributed by JAVYS, and site-development work with local partners is expected to be a next step in the project. The contemplated reactors would be powered by MOX fuel using Slovakia’s spent nuclear fuel.

•
United Kingdom, Switzerland and United States—In addition to the principal facilities and project sites described above, we maintain offices and operating entities in the United Kingdom, Switzerland and the United States, as well as additional offices and operating entities in France, Italy and Slovakia. Our corporate structure includes newcleo Generation (UK) Ltd in the United Kingdom, newcleo SA and Rütschi Fluid AG in Switzerland and newcleo Americas LLC in the United States, together with multiple operating subsidiaries in France, Italy and Slovakia. These offices and operating entities support, or are intended to support, corporate, engineering, licensing, project-development, manufacturing, supply-chain and commercial activities across our platform.

We believe the locations of our facilities and development sites provide us with access to research institutions, industrial partners, regulators, engineering capabilities, supply-chain relationships and future deployment sites in a number of key jurisdictions. Our existing facilities and project sites support our current operating, research, qualification and development needs, and we expect to expand or further develop our facilities and site footprint over time as we move toward commercialization of our LFR and MOX activities.
Legal Proceedings
From time to time, we may be subject to various claims, lawsuits and other legal and administrative proceedings that may arise in the ordinary course of business. Some of these claims, lawsuits and other proceedings may range in complexity and result in substantial uncertainty; it is possible that they may result in damages, fines, penalties, non-monetary sanctions or relief. We currently do not have any claims, lawsuits or proceedings against us that, individually or in the aggregate, would be considered material to our business or likely to result in a material adverse effect on our future results of operations, financial condition or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis provides information which our management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion and analysis should be read together with the sections of this prospectus entitled “Business,” and our audited consolidated financial statements and related notes thereto that are included elsewhere in this prospectus. In addition to historical consolidated financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.
Overview
Our mission is to help address the growing global demand for clean, flexible, affordable and secure energy sources through deploying a new generation of AMR Generation IV LFRs. These reactors are designed to be intrinsically safe and are intended to be powered with MOX fuel that newcleo plans to derive from already existing spent nuclear fuel. Additionally, we have acquired strategic assets to support reactor construction and fuel production with engineering and component supply services. In pursuing the mission, we are combining proven, de-risked technologies with proprietary and modernized reactor and MOX fuel manufacturing approaches, alongside an innovative and vertically integrated business model that enables the closure of the nuclear fuel cycle. We believe this integrated approach has the potential to deliver safer, cleaner, virtually inexhaustible, and reliable nuclear energy at a competitive cost, while promoting energy independence and meeting the growing demand for reliable power.
Our Business Model
We were founded in 2021 with the purpose of redefining the energy industry through the development and deployment of a scalable, next-generation nuclear energy platform. We believe that global demand for reliable and sustainable energy is accelerating. To address the increase in demand, we are pursuing a two-part strategy: selling licenses for our LFR-related IP to commercial and industrial end-users and supplying these reactors with recycled MOX fuel fabricated at newcleo’s planned MOX manufacturing facilities.
We are developing a proprietary 200 MWe LFR that is designed for safe, efficient and flexible energy generation. Our deployment model is based on modular construction with prefabricated critical components, which we believe will reduce construction timelines and support co-located deployment across a range of industrial and utility end customers, including data centers and AI infrastructure, high-temperature process heat, hydrogen production, e-fuels and chemicals, and steel and cement decarbonization. In parallel with LFR development, we are advancing MOX fuel manufacturing technology, intended to supply fuel to our proprietary reactor design, and potentially other conventional and advanced nuclear reactor platforms. We believe this approach will enhance fuel supply security and support the long-term operation of their LFR fleet.
The technologies underpinning our LFRs and MOX manufacturing approach are well-established, having been demonstrated over multiple decades in European research and commercial industrial programs. We believe the proven nature of these technologies reduces the deployment and timeline risks of our products and has allowed us to focus on optimizing the safety, cost, and output profiles of our designs. Our extensive intellectual property portfolio—spanning 31 patent families—enables us to refine these proven technologies by minimizing system complexity and introducing automation and compartmentalization features, all while meeting or exceeding international safety standards. As our technology is specifically configured to utilize fissile nuclear material recovered from spent nuclear fuel, we are well positioned to take advantage of the significant energy stockpile embedded in what is currently considered as nuclear waste.
We have achieved several significant technical, regulatory and commercial milestones to date. At the Italian ENEA Brasimone Research Center (“Brasimone”), we have completed the construction of OTHELLO, a 2 MWt liquid-lead experimental loop qualifying and testing ours LFR’s main components. Currently, we are constructing PRECURSOR, a 10 MWt electricity-generating, non-nuclear demonstration reactor system that is expected to be the final major milestone prior to FOAK LFR licensing and deployment. Since entering into collaboration with ENEA in 2022, we have invested approximately €81.5 million at Brasimone and have approximately 30 engineers working on site. we believe that Brasimone provides one of the most significant existing platforms for lead-cooling technology development and qualification. OTHELLO is operational and is designed to support the validation of key LFR primary-system components, including the steam generator, primary pump and fuel assembly, as well as thermal-hydraulic performance. PRECURSOR is intended to integrate multiple subsystems and test full-plant behavior at a scale and level of system complexity that we believe will be representative of our FOAK LFR. We currently expect PRECURSOR’s construction to be completed by the end of 2026.
We are also advancing a dual-jurisdiction regulatory strategy. We have initiated pre-application engagement with the NRC for both the LFR technology and MOX manufacturing facility, and have established an active licensing dialogue with the ASNR, including submission of Safety Options Files for its MOX facility and key LFR safety functions. In July 2026, ASNR published its opinion on the safety features proposed for our planned French MOX fuel facility, concluding that the provisions adopted for the Company’s safety approach are satisfactory at this stage and, overall, are capable of meeting the objectives established under the applicable French nuclear safety framework, while also identifying areas for further development as the project advances. Our December 2025 LFR submission remains under review and assessment. Commercially, we are progressing site development and strategic partnerships to enable deployment.
Key Factors Affecting Performance
Our ability to commence and expand commercial operations
Our business model is dependent on our ability to commence and expand commercial operations across our LFR, MOX fuel and related services offerings. We currently anticipate that our initial LFR deployment and related MOX fuel manufacturing activities will occur in the 2030s, with mechanical completion of relevant facilities expected to occur approximately one to two years before commencement of operations. Commencement of nuclear construction for these projects will depend on, among other things, achieving sufficient design maturity for our LFR technology, qualifying and producing MOX fuel, completing site selection and site characterization activities, and obtaining or supporting our customers in obtaining necessary permits, licenses and other regulatory approvals from the NRC, ASNR and other applicable regulators. Our team of engineers, scientists and other personnel is highly motivated and committed to accomplishing these objectives. Failure to complete any one of these tasks in a timely manner could result in our inability to begin commercial operations in the anticipated timeframe or at all.
We are developing a global network of potential customers, strategic partners and supply chain participants that we expect will play an integral role in bringing our technology to market. Our LFRs are expected to rely on MOX fuel, which makes us dependent on our ability to access plutonium and other reprocessed nuclear materials, as well as the related transport, handling, fabrication, storage and regulatory infrastructure. The imposition of tariffs, broader geopolitical disruptions, regulatory changes and the impacts of inflation on raw materials, supplied components, engineering services or other inputs for our reactors and MOX fuel fabrication plants could have a material adverse effect on our operations. Management has considered the potential economic impact of these factors as they relate to our suppliers and raw material needs, and believes that the timeline to expand commercial operations may soften the near-term impact that tariffs may have on the overall cost of our reactors and MOX fuel fabrication plants. To the extent the construction, operation or scaling of our planned MOX fuel fabrication plants is delayed or otherwise disrupted, our ability to commence and expand commercial operations may be significantly impaired.
As of the date of this prospectus, we have a growing pipeline of customer and partnership opportunities across power generation, industrial heat, AI infrastructure, fuel-cycle and other use cases across multiple geographies. We believe this growing pipeline of announced and potential customers and partners demonstrates increased market interest in our products and validates the potential applications of our technologies. However, our pipeline does not represent contracted backlog or committed revenue, and there can be no assurance that any pipeline opportunity will result in definitive agreements, revenue, project deployment or commercial operations.
Widespread acceptance of nuclear power as an emissions-free energy source
Our growth and future success are dependent on public, regulatory, political and commercial support for nuclear power in the United States and other countries where we intend to market, license, deploy or support our technology, including Italy, France, Slovakia, the United Kingdom and other countries in Europe, as well as other international markets that we may pursue in the future. Electricity demand is accelerating globally, with the IEA estimating electricity consumption to grow by more than 25% from approximately 30,000 TWh in 2023 to approximately 37,000 TWh by 2030. In the United States, electricity demand is currently driven by data center buildout from cloud computing providers, industrial growth and reshoring of manufacturing, and broader electrification, including electric vehicle adoption. Industrial companies have historically relied on traditional fossil fuels, such as natural gas, to generate electricity and steam to power their facilities’ industrial processes.
In order for our business model to succeed, we will depend on utilities, industrial customers, data center operators, infrastructure developers, governments and other market participants sourcing a larger percentage of energy from nuclear power facilities instead of fossil fuel facilities. Additionally, the market for AMRs, including LFRs, and related advanced fuel-cycle solutions has not yet been established at commercial scale, and newcleo is one of the pioneers in the industry. As we scale and continue to invest in our LFR, MOX fuel and services offerings, we expect a growing number of jurisdictions in the United States and globally to consider advanced nuclear technologies as an always-on, carbon emissions-free alternative to other energy sources. As nuclear power and AMRs, in particular, gain widespread acceptance, we expect demand for our LFR technology, MOX fuel and related services offerings to increase.
Inflation, supply chain pressures and rising development costs could increase our operating expenses and adversely affect our margins
The LFR-AS-200, our corresponding MOX fuel manufacturing technology and related nuclear infrastructure are costly, complex and challenging to design, license, construct and operate. newcleo is a development- and design-stage company that is preparing its flagship products for market, with collaboration from a team of commercial, industrial and governmental partners. As we develop the LFR-AS-200, MOX fuel and other aspects of our business, we have been, and expect to continue to be, adversely affected by price increases from our suppliers, engineering providers and logistics partners as a result of inflation, as well as other factors such as increased development, labor, regulatory compliance and overhead costs.
Escalating costs in specialized manufacturing, regulatory compliance, technical talent acquisition, raw material procurement, nuclear-grade components, engineering services and site development could potentially erode our projected economic advantage. In addition, our financial resources are limited, and we can provide no assurance that sufficient funding will be available to us to fund our operating expenses and to further develop or execute our business plan.
Because our current business model contemplates that significant portions of the capital expenditures associated with future LFR projects may be incurred by customers, project companies, joint ventures or other third-party owners, the capital expenditure for certain reactors may not be included on our balance sheet. However, we may still be required to incur significant costs to develop, license, support, finance or provide services to such projects, and any increase in capital expenditure requirements for our reactors, MOX fuel fabrication plants or related infrastructure could adversely affect customer demand, project economics, financing availability, our ability to enter into definitive agreements and our results of operations.
Our ability to obtain and maintain regulatory approvals at international, federal, state and local levels
Our capacity for continued growth and ability to achieve and maintain profitability depends in large part on our ability to obtain and maintain regulatory approvals across multiple jurisdictions, including at the international, federal, state and local levels. The United States, the European Union, the United Kingdom, France, Italy, Slovakia and other jurisdictions in which we operate or may operate maintain distinct regulatory frameworks. These include laws and regulations that can directly or indirectly affect our operations and those of our customers, including matters related to nuclear safety, environmental protection, radioactive materials handling, fuel fabrication, transportation and storage, site development, real estate usage, employment and labor practices, export controls, sanctions, community engagement and public consultation.
We believe that we have an experienced licensing team that has developed constructive working relationships with the NRC, ASNR and other regulators. Our success will depend on our licensing team’s ability to continue to obtain and maintain applicable regulatory approvals on commercially reasonable timelines. While we engage experienced regulatory, environmental and stakeholder-engagement advisors to anticipate and manage risks relating to procuring requisite regulatory approvals in a timely manner, there can be no assurance that these efforts will prevent delays, increased costs or adverse outcomes.
At the same time, certain U.S. and European policy initiatives currently support the advancement of advanced nuclear energy, energy security, infrastructure and domestic manufacturing projects aligned with energy abundance, security and decarbonization objectives, which may support regulatory coordination or resource allocation.
While we operate in an industry that is subject to, and benefits from, safety and environmental regulations, such regulations have generally become more stringent over time, particularly across developed markets. While efforts have been underway in recent years to improve regulatory efficiency and costs, regulations in our target markets include nuclear safety regulations, fuel-cycle and radioactive materials regulations, grid interconnection and power market considerations, environmental permits and assessments, export controls and non-proliferation requirements. As a company in a highly regulated industry, our margins could be particularly and adversely impacted by increasingly stringent regulatory developments or regulatory scrutiny. Regulations on nuclear energy and advanced nuclear technologies are subject to unknown and unpredictable change that could impact our ability to meet projected sales, deployment timelines or margins. Moreover, ours and our customers’ ability to obtain regulatory approvals and comply with applicable nuclear regulatory requirements may affect our ability to market our technologies and obtain approvals in other countries.
Our ability to expand our services offerings
We intend to offer customers a diversified suite of services throughout the life of a project or reactor, beginning several years prior to a plant’s commercial operation date. Our envisioned suite of services includes pre- and post-commercial operation date offerings, whereby we intend to provide customers with services related to the design, development, licensing, construction, fueling, operations, maintenance, refueling, component replacement and technical support of the LFR-AS-200 and related MOX fuel infrastructure.
We expect that, as the developer of the technology and as we refine our services offerings, the number of services we offer and the percentage of revenue we generate from our services offerings will grow. We anticipate that our services offerings will have high penetration rates across our future clients and will provide consistent, recurring revenues throughout the expected life of each reactor. However, our ability to expand these offerings will depend on our ability to enter into definitive customer agreements, develop qualified personnel and systems, obtain required regulatory approvals, manage liability and insurance requirements, and demonstrate that our services can be provided safely, reliably and cost-effectively.
Our ability to obtain additional capital
We operate in a capital-intensive industry and expect to continue to incur operating losses for the foreseeable future as we continue to expand and develop our LFR, MOX fuel and related services offerings, and we may need to raise additional capital in the future. In addition, as part of our business activities, including existing and future strategic partnerships, joint ventures and other commercial arrangements, we have undertaken, expect to undertake or may in the future undertake commitments that require us to make substantial capital contributions or other investments, including before such arrangements generate revenues or positive cash flows. If we are unable to raise additional capital when needed, we may have to delay, scale back or discontinue one or more of our lines of business, including our LFR development program, MOX fuel manufacturing strategy, regulatory engagement, site development activities, strategic partnerships, joint ventures, acquisitions or other growth initiatives.
We may be required to cease operations or seek partners for our lines of business at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available. If we are unable to raise additional capital when needed, we may also be required to relinquish, license or otherwise dispose of rights to technologies or lines of business that we would otherwise seek to develop or commercialize on terms that are less favorable than might otherwise be available. If we are unable to secure additional capital when needed, we may be required to take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet its obligations. These measures may significantly alter our business plan and could cause significant delays in the development of our product candidates and ultimately adversely affect our financial condition and ability to operate as a going concern.
Our ability to execute and integrate strategic acquisitions, investments and partnerships
Our growth strategy may include strategic acquisitions, investments, joint ventures, partnerships and other commercial arrangements designed to expand our technical capabilities, intellectual property portfolio, manufacturing capacity, supply chain access, regulatory expertise, customer relationships and geographic reach. These transactions may involve businesses, technologies, assets, personnel or facilities that are important to the development, licensing, construction, fueling, operation or commercialization of our LFR, MOX fuel and related services offerings.
Our ability to realize the anticipated benefits of any such transaction will depend on a number of factors, including our ability to identify suitable opportunities, negotiate and consummate transactions on acceptable terms, obtain any required regulatory, foreign investment, nuclear safety, export control, antitrust or other approvals, integrate acquired businesses, technologies, systems, facilities and personnel, retain key employees and commercial relationships, and manage liabilities, compliance obligations and cultural or operational differences. Acquisitions and other strategic transactions may also require significant management attention and financial resources, may be dilutive to our shareholders, may result in the incurrence of indebtedness or additional liabilities, and may expose us to unexpected costs, integration challenges, impairment charges, disputes or regulatory scrutiny.
Recent Developments
July 2026 Capital Raise
In July 2026, we completed a capital raise with both new and existing investors, issuing 3,994,146 Ordinary Shares at a subscription price of €4.10 per share, for total gross proceeds of €16.4 million (€16.2 million in cash).
Exercise of Vested Options
In July 2026, we opened a window for the exercise of vested options. Consequently, the number of shares has increased by 941,354. For more information, see “Executive and Director Compensation.”
PIPE Financing
On May 26, 2026, NewHold and newcleo entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase, in aggregate, 22,000,000 newcleo Ordinary Shares for a purchase price of €8.76 or $10.00 per share for an aggregate commitment amount of €191.0 million, or $220.0 million, before approximately $9.6 million in transaction costs to be incurred related to the PIPE Financing. In connection with the closing of the PIPE Financing, two PIPE Investors elected to use their reduction rights and agreed not to redeem 400,000 SPAC Class A Ordinary Shares held by them in exchange for reducing their commitment under the PIPE Subscription Agreements by $4,000,000. As such, at Closing, 21,600,000 Ordinary Shares were issued to PIPE Investors for aggregate gross proceeds of €187.5 million, or $216.0 million.
Business Combination
On September 21, 2026, we consummated the Business Combination pursuant to the Business Combination Agreement, by and among us, SPAC, Merger Sub 1, and Merger Sub 2. The Business Combination was unanimously approved by the extraordinary general meeting of SPAC’s shareholders held on September 17, 2026 (the “Extraordinary General Meeting”). SPAC’s shareholders also voted to approve all other proposals presented at the Extraordinary General Meeting. Prior to the Closing Date, SPAC Public Shareholders exercised their redemption rights in respect of 10,177,672 SPAC Class A Ordinary Shares. As a result, immediately prior to the Closing Date, there were 9,947,328 SPAC Class A Ordinary Shares outstanding.
As a result of the SPAC Mergers, (i) each SPAC Class A Ordinary Shares and SPAC Class B Ordinary Share, were exchanged for Ordinary Shares, at a one-to-one ratio, and (ii) each SPAC Public Warrant and SPAC Private Warrant, each exercisable at $11.50 per one SPAC Class A Ordinary Share, became a Public Warrant and Private Warrant, respectively, at a one-to-one ratio, on the same terms and conditions prior to such conversion.
Basis of Presentation
newcleo conducts business through one operating segment, which is the research and development of LFRs, a class of SMRs operated using MOX fuel derived from recycled nuclear materials. newcleo’s historical results are reported in IFRS as issued by the IASB.
Key Components of Results of Operations
Revenue from Products and Services
newcleo generates revenue primarily through the manufacturing and installation of engineering facilities and equipment relating to the development of safe and clean energy, which includes manufacturing of storage facilities for nuclear waste, decommissioning plants, and activities of steelwork nature. In addition, newcleo also performs nuclear installations on operational reactors and engages in the supply of spare parts and maintenance activities on pumps manufactured. As part of the installation of equipment and spare parts, newcleo sells and manufactures industrial and nuclear pumps and pump components. newcleo also provides engineering consultancy services to private companies and public administration bodies. These contracts provide a combination of engineering, procurement, project management, installation, and consultancy services.

newcleo’s primary revenue streams and related recognition policies are as follows:
•
Manufacturing and installation of equipment and spare parts – Revenue is recognized over time based on the extent of progress towards completion of the performance obligation, measured using the cost-to-cost method for long-term contracts relating to (i) the sales and manufacture of complex pumps and components that have a long lead time, (ii) the sales of engineered pumps customized to customer technical specifications for nuclear projects and power plants, and (iii) specialized projects for sales of militarized pumps for nuclear or conventional submarines.

For manufacturing and sale of standardized pumps and pump components that are identical to the products supplied historically, revenue is recognized point in time upon the satisfaction of the performance obligation, when control of goods is transferred to the customers upon delivery, because these products require less time and complexity to produce.
•	Consultancy Services – Revenue is recognized using a cost-to-cost input method, under which revenue is recognized based on the ratio of actual costs incurred to total estimated costs.
Cost of sales
Cost of sales comprises expenses that are directly attributable to the construction of engineering facilities and equipment, the provision of engineering consultancy services, and activities related to nuclear installations, primarily including materials for nuclear pumps and pump components, external technical services, and personnel expenses associated with project delivery. Cost of sales also includes allocated production-related overhead, such as facility operating costs, utilities, and other infrastructure expenses, as well as depreciation and amortization of assets used in engineering, laboratory, and production activities.
Other income
Other income consists of research and development tax credits and grant income. Research and development tax credits are recognized at fair value where there is reasonable assurance that the credit will be received. Grant income mainly consists of income from investment grants received from the French government and is recognized when there is reasonable assurance that we will meet the underlying conditions and the funds will be received, while grants related to assets are recognized over the useful life of the underlying assets.
Research and development expenses
R&D expenses consist primarily of internal and external expenses incurred in connection with our R&D activities. These expenses include labor directly performed on projects and fees paid to third parties working designing and engineering the LFRs. R&D costs have been expensed as incurred.
Selling, general and administrative expenses
Selling, general and administrative expenses primarily consist of compensation and benefit costs for personnel in finance, human resources, information technology and other administrative functions. Selling, general and administrative expenses also include legal fees, advertising and marketing, professional fees paid for accounting, auditing and consulting services, insurance costs, facility costs and other general administrative expenses.
Other Income (Expenses)
(Loss) gain on disposal of assets
(Loss) gain on disposal of assets represents the net impact of derecognizing property, plant and equipment and intangible assets that are sold, retired, or otherwise disposed of during the reporting period. The amount recognized reflects the difference between the proceeds received (if any) and the asset’s carrying amount at the date of disposal, after considering any associated costs necessary to complete the transaction.
Finance income
Finance income consists primarily of interest income earned from cash and cash equivalents and realized foreign currency translation gains on foreign currency transactions.

Change in Fair Value of Financial Assets at Fair Value Through Profit or Loss (“FVTPL”)
The change in fair value of financial assets at FVTPL consists of changes in the fair value of money market fund investments with underlying investments in high-quality, short-term money market instruments. Financial assets at fair value through profit or loss are measured at fair value, and changes therein are recognized in the statement of profit or loss and other comprehensive income.
Finance costs
Finance costs consist of interest expense incurred on lease contracts and borrowings, and realized foreign currency translation losses on foreign currency transactions.
Share of loss of associates
Share of loss of associates represents our proportionate share of the net loss of our equity-accounted investees.
Income Tax (Expense) Benefit
Income tax (expense) benefit consists of income taxes related to the jurisdictions in which we conduct business.
Results of Operations
Six Months Ended June 30, 2026 Compared to Six Months Ended June 30, 2025
The following table sets forth our results of operations for the six months ended June 30, 2026 and 2025:

	For the Six Months Ended June 30,
	2026	2025	€ Change	% Change
	(in thousands, except percentages)
Revenue from products and services	€19,429	€13,347	€6,082	46%
Cost of sales	(13,299)	(9,193)	(4,106)	45%
Gross Profit	6,130	4,154	1,976	48%
Other income	6,554	4,763	1,791	38%
Research and development expenses	(34,629)	(35,450)	821	-2%
Selling, General and Administrative expenses	(59,170)	(48,932)	(10,238)	21%
Operating loss	(81,115)	(75,465)	(5,650)	7%
(Loss) gain on disposal of assets	(9)	(3)	(6)	200%
Finance income	353	1,581	(1,228)	-78%
Finance costs	(1,448)	(991)	(457)	46%
Share of loss of associates	(83)	—	(83)	n/a
Loss before income tax	(82,302)	(74,878)	(7,424)	10%
Income tax benefit (expense)	321	585	(264)	-45%
Net loss	€(81,981)	€(74,293)	€(7,688)	10%

Revenue from Products and Services
The following table sets forth our revenue from products and services for the six months ended June 30, 2026 and 2025:

	For the Six Months Ended June 30,
	2026	2025	€ Change	% Change
	(in thousands, except percentages)
Manufacturing and installation of equipment and spare parts	€14,296	€10,992	€3,304	30%
Consultancy services	5,133	2,355	2,778	118%
Total revenue from products and services	€19,429	€13,347	€6,082	46%

Total revenue increased by €6.1 million, or 46%, from €13.3 million for the six months ended June 30, 2025 to €19.4 million for the six months ended June 30, 2026.
Manufacturing and installation of equipment and spare parts, including sales of nuclear pumps and pump components, increased by €3.3 million, or 30%, from €11.0 million for the six months ended June 30, 2025 to €14.3 million for the six months ended June 30, 2026. The increase was primarily driven by significant new long-term contracts totaling €1.3 million. The remainder of the variance mainly reflects the expansion of our available capacity in 2026 to support both external sales and the internal development of PRECURSOR, a non-nuclear experimental demonstrator/facility located at Brasimone, Italy, and OTHELLO, a 2 MWt loop designed to validate key components of our LFR primary system which mainly explain the remaining difference. The activity of the acquired companies is based on highly specific, long-term contracts, and revenue from this activity is therefore expected to fluctuate significantly from one period to another. In addition, as the capacity is shared between external sales and internal projects, external revenue shifts depending on the priorities we set for each period.
Consultancy services increased by €2.8 million, or 118%, from €2.4 million for the six months ended June 30, 2025 to €5.1 million for the six months ended June 30, 2026, which was primarily driven by significant new long-term contracts.
Cost of sales
Cost of sales increased by €4.1 million, or 45%, from €9.2 million for the six months ended June 30, 2025 to €13.3 million for the six months ended June 30, 2026. The increase reflected the higher level of activity over the period, primarily driven by higher indirect staff costs of €1.3 million, higher purchases of raw materials and consumables of €1.4 million and higher purchases of studies of €0.7 million.
Other income
Other income increased by €1.8 million, or 38% from €4.8 million for the six months ended June 30, 2025 to €6.6 million for the six months ended June 30, 2026. The increase was primarily due to an increase in grant income of €0.7 million and an increase in R&D tax credits of €0.5 million, both generated in France and Italy, and an increase in other income of €0.6 million relating to a one-time project outside the Group’s core operations.
Research and development expenses
Research and development expenses decreased by €0.8 million, or 2% from €35.4 million for the six months ended June 30, 2025 to €34.6 million for the six months ended June 30, 2026. The decrease was primarily attributable to a €4.6 million decrease driven by the decision to reduce R&D activities in the UK in the third quarter of 2025, as well as a €2.1 million decrease resulting from the improvement of R&D expense management, notably through the internalization of certain R&D activities. These decreases were partially offset by a €5.9 million increase in share-based payment expense, mainly driven by the December 2025 awards granted to all employees as a year-end performance bonus.
Selling, General and Administrative expenses
Selling, general and administrative expenses increased by €10.2 million, or 21% from €48.9 million for the six months ended June 30, 2025 to €59.2 million for the six months ended June 30, 2026. The increase was primarily due to a €10.2 million increase in share-based payment expense, mainly driven by the December 2025 awards granted to all employees as a year-end performance bonus, recognized over the four-year vesting period using the graded vesting method, a €4.8 million increase in legal and professional fees, mainly attributable to fees incurred for lawyers and consultants in connection with the business combination and a €2.3 million increase in other staff costs related to transaction incentives payable upon completion of the business combination. These increases were partially offset by a €3.9 million decrease in wages and salaries attributable to the decision to reduce activities in the UK, a €1.8 million decrease in project consultancy, and further net reductions across other operating expenses reflecting improved expense management.
Finance income
Finance income decreased by €1.2 million, or 78% from €1.6 million for the six months ended June 30, 2025 to €0.4 million for the six months ended June 30, 2026. The change was primarily driven by a decrease in interest income from cash equivalents of €1.4 million due to a lower average level of available cash in the first half of 2026 compared to the prior year, partially offset by other finance income.

Finance costs
Finance costs increased by €0.5 million, or 46% from €1.0 million for the six months ended June 30, 2025 to €1.4 million for the six months ended June 30, 2026. The increase was primarily driven by higher interest charges on loans of €0.4 million, mainly due to a senior secured refinancing facility, and by higher foreign exchange impacts.
Share of loss of associates
Share of loss of associates was €0.1 million for the six months ended June 30, 2026, compared to €nil for the six months ended June 30, 2025, arising from our investments in associates acquired at the end of the second quarter of 2025 and in the fourth quarter of 2025.
Income tax benefit (expense)
Income tax benefit decreased by €0.3 million, or 45% from €0.6 million for the six months ended June 30, 2025 to €0.3 million for the six months ended June 30, 2026. mainly driven by a €0.1 million increase in current income tax on acquired entities that generate taxable revenue and a €0.1 million decrease in the deferred tax benefit.
Year Ended December 31, 2025 Compared to Year Ended December 31, 2024
The following table sets forth our results of operations for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Revenue from products and services	€32,769	€46,743	€(13,974)	-30%
Cost of sales	(24,953)	(34,999)	10,046	-29%
Gross Profit	7,816	11,744	(3,928)	-33%
Other income	19,347	17,746	1,601	9%
Research and development expenses	(68,544)	(58,473)	(10,071)	17%
Selling, General and Administrative expenses	(98,547)	(86,815)	(11,732)	14%
Operating loss	(139,928)	(115,798)	(24,130)	21%
(Loss) gain on disposal of assets	(1,630)	180	(1,810)	-1,006%
Finance income	1,937	5,232	(3,295)	-63%
Change in fair value of financial assets measured at FVTPL	—	1,798	(1,798)	-100%
Finance costs	(2,120)	(1,977)	(143)	7%
Share of loss of associates	(48)	—	(48)	100%
Loss before income tax	(141,789)	(110,565)	(31,224)	28%
Income tax benefit (expense)	1,824	402	1,422	354%
Net loss	€(139,965)	€(110,163)	€(29,802)	27%

Revenue from Products and Services
The following table sets forth our revenue from products and services for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Manufacturing and installation of equipment and spare parts	€27,883	€40,739	€(12,856)	-32%
Consultancy services	4,886	6,004	(1,118)	-19%
Total revenue from products and services	€32,769	€46,743	€(13,974)	-30%

Total revenue from products and services decreased by €14.0 million, or 30%, from €46.7 million for the year ended December 31, 2024 to €32.8 million for the year ended December 31, 2025.

Manufacturing and installation of equipment and spare parts, including sales of nuclear pumps and pump components, decreased by €12.9 million, or 32%, from €40.7 million for the year ended December 31, 2024 to €27.9 million for the year ended December 31, 2025, which was driven by a higher focus using available capacity for the internal development of PRECURSOR, a non-nuclear experimental demonstrator/facility located at Brasimone, Italy, and OTHELLO, a 2 MWt loop designed to validate key components of our LFR primary system, and therefore lower levels of manufacturing and installations of spare parts provided to external customers in the year ended December 31, 2025.
Consultancy services decreased by €1.1 million, or 19%, from €6.0 million for the year ended December 31, 2024 to €4.9 million for the year ended December 31, 2025. The decrease was primarily due to lower levels of consultancy services provided to external customers during 2025 compared to the prior year as we focused on internal projects including the development of PRECURSOR and OTHELLO at Brasimone.
Cost of sales
Cost of sales decreased by €10.0 million, or 29% from €35.0 million for the year ended December 31, 2024 to €25.0 million for the year ended December 31, 2025. The change from 2024 to 2025 was primarily driven by a decrease in purchases of studies of €8.3 million and lower purchases of raw materials and consumables of €2.3 million, partially offset by an increase in personnel expenses of €1.8 million and an increase in production-related overheads of €1.0 million.
Other income
The following table sets forth our other income for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
R&D tax credits	€9,995	€8,351	€1,644	20%
Grant income	8,619	7,006	1,613	23%
Other income	733	2,389	(1,656)	-69%
Total other income	€19,347	€17,746	€1,601	9%

R&D tax credits increased by €1.6 million, or 20% from €8.4 million for the year ended December 31, 2024 to €10.0 million for the year ended December 31, 2025. The increase is due to higher eligible research and development expenses being incurred during 2025.
Grant income increased by €1.6 million, or 23% from €7.0 million for the year ended December 31, 2024 to €8.6 million for the year ended December 31, 2025. The increase was primarily driven by us meeting the conditions required to recognize the remaining portion of the grants from Bpifrance related to the financing of the LFR 30 program.
Other income decreased by €1.7 million, or 69% from €2.4 million for the year ended December 31, 2024 to €0.7 million for the year ended December 31, 2025.
Research and development expenses
Research and development expenses increased by €10.1 million, or 17% from €58.5 million for the year ended December 31, 2024 to €68.5 million for the year ended December 31, 2025. The increase was driven by higher research and development activities in LFR design and MOX Fuel production during the year ended December 31, 2025. Research and development activities are expected to increase in the coming years.

Selling, General and Administrative expenses
The following table sets forth our selling, general and administrative expenses for the years ended December 31, 2025 and 2024:

	For the Year Ended December 31,
	2025	2024	€ Change	% Change
	(in thousands, except percentages)
Staff costs	€(44,019)	€(32,757)	€(11,262)	34%
External services	(12,919)	(19,801)	6,882	-35%
Legal and professional	(5,963)	(2,421)	(3,542)	146%
Depreciation and amortization	(13,226)	(11,610)	(1,616)	14%
Office costs	(5,294)	(6,029)	735	-12%
Recruitment costs	(188)	(963)	775	-80%
Advertising and promotion	(1,302)	(1,439)	137	-10%
Travel and subsistence	(3,921)	(4,219)	298	-7%
IT costs	(7,394)	(5,790)	(1,604)	28%
Other costs	(4,321)	(1,786)	(2,535)	142%
Selling, general and administrative expenses	€(98,547)	€(86,815)	€(11,732)	14%

Staff costs increased by €11.3 million, or 34% from €32.8 million for the year ended December 31, 2024 to €44.0 million for the year ended December 31, 2025. The increase was primarily driven by an increase in employee compensation and benefit of €6.2 million due to a higher number of employees, an increase in share-based compensation of €3.9 million, and higher other staff-related expenses of €1.2 million.
External services decreased by €6.9 million, or 35% from €19.8 million for the year ended December 31, 2024 to €12.9 million for the year ended December 31, 2025. The decrease was primarily driven by lower project consultancy costs of €6.9 million.
Legal and professional increased by €3.5 million, or 146% from €2.4 million for the year ended December 31, 2024 to €6.0 million for the year ended December 31, 2025. The increase was primarily driven by legal and professional fees incurred in connection with entering into agreements with the investments in associates.
Depreciation and amortization increased by €1.6 million, or 14% from €11.6 million for the year ended December 31, 2024 to €13.2 million for the year ended December 31, 2025. The increase was primarily driven by higher amortization of intangible assets of €1.2 million from additions, higher depreciation of tangible assets of €0.3 million from additions and increased amortization of right-of-use assets under IFRS 16 of €0.2 million.
Office costs decreased by €0.7 million, or 12% from €6.0 million for the year ended December 31, 2024 to €5.3 million for the year ended December 31, 2025. The decrease was primarily driven by lower maintenance and repair costs of €0.6 million and lower rental charges of €0.2 million, partially offset by increases in other office-related expenses.
Recruitment costs decreased by €0.8 million, or 80% from €1.0 million for the year ended December 31, 2024 to €0.2 million for the year ended December 31, 2025. The decrease was driven by the stabilization of our headcount and lower external recruitment services required.
Advertising and promotion and travel and subsistence expenses were relatively consistent between 2025 and 2024.
IT costs increased by €1.6 million, or 28% from €5.8 million for the year ended December 31, 2024 to €7.4 million for the year ended December 31, 2025. The increase was primarily driven by higher software license costs of €1.5 million and an increase in miscellaneous IT costs of €0.2 million.
Other costs increased by €2.5 million, or 142% from €1.8 million for the year ended December 31, 2024 to €4.3 million for the year ended December 31, 2025. The increase was primarily driven by higher expenses related to the purchase of consumable used for testing or hire of equipment of €0.9 million in 2025 compared to nil in the prior year, higher bank fees of €0.4 million, higher other taxes of €0.4 million, and increased realized foreign exchange losses on operating payables and receivables of €0.6 million.

Other income (expenses)
(Loss) gain on disposal of assets
(Loss) gain on disposal of assets decreased by €1.8 million, or 1,006% from a gain of €0.2 million for the year ended December 31, 2024 to a loss of €1.6 million for the year ended December 31, 2025. The change was primarily driven by an increase in losses on disposal of intangible assets of €1.3 million and an increase in losses on disposal of tangible assets of €0.5 million recognized in 2025.
Finance income
Finance income decreased by €3.3 million, or 63% from €5.2 million for the year ended December 31, 2024 to €1.9 million for the year ended December 31, 2025. The change was primarily driven by a decrease in income from cash equivalents of €3.2 million due to a lower average level of available cash in 2025 compared to the prior year.
Change in fair value of financial assets measured at FVTPL
The change in fair value of financial assets measured at FVTPL related to short-term investments decreased by €1.8 million, or 100% from €1.8 million for the year ended December 31, 2024 to €nil for the year ended December 31, 2025. The decrease was primarily attributable to us no longer holding financial assets measured at fair value through profit or loss, with available funds instead held in cash and cash equivalents.
Finance costs
Finance costs increased by €0.1 million, or 7% from €2.0 million for the year ended December 31, 2024 to €2.1 million for the year ended December 31, 2025. The change was primarily driven by net increase in realized and unrealized foreign exchange losses.
Share of loss of associates
Share of loss of associates increased by €0.05 million, or 100% from €nil for the year ended December 31, 2024 to €0.05 million for the year ended December 31, 2025 due to new investments in associates acquired in 2025.
Income tax benefit (expense)
Income tax benefit increased by €1.4 million, or 354% from €0.4 million for the year ended December 31, 2024 to €1.8 million for the year ended December 31, 2025. The increase primarily reflects a decrease in the deferred tax benefit of €2.5 million offset by €0.7 million of income tax expense in Rütschi, SRS and Fucina.
Liquidity and Capital Resources
Since inception, we have incurred significant losses and, as of June 30, 2026, we had retained earnings of €234.7 million after a share premium reduction of €640.8 million. For the six months ended June 30, 2026 and 2025, we incurred net losses of €82.0 million and €74.3 million, respectively. As of December 31, 2025, we had an accumulated deficit of €324.1 million. For the years ended December 31, 2025, and 2024, we incurred net losses of €140.0 million and €110.2 million, respectively. We commenced initial revenue-generating activities through our historical acquisitions in 2023 and are concurrently undertaking significant R&D efforts to develop our strategic LFR and MOX solutions, which are not expected to generate revenues for several years.
We have historically funded our operations, capital expenditures, and working capital requirements from private financings through issuances of shares, issuance of redeemable bonds, borrowings from financial institutions, and grants received from government organizations. As of June 30, 2026, we had cash and cash equivalents of €66.5 million. As of December 31, 2025, we had cash and cash equivalents of €105.3 million. Between January and July 2026, we received gross cash proceeds of €45.1 million in aggregate from the issuance of Ordinary Shares in connection with the October Capital Raise, the Pre-PIPE Financing and the €16.2 million of the July 2026 Capital Raise.
We expect that the proceeds from the Business Combination, together with cash flows from operating activities and proceeds from future debt and equity financings, will support our ongoing business operations and future growth strategy. Upon the Closing, the Business Combination generated gross proceeds of approximately $322.1 million, consisting of approximately $106.1 million released from the Trust Account and $216.0 million from the PIPE

Financing. Of the Trust Account proceeds, approximately $74.6 million was applied to the prepayment under the Forward Purchase Agreement, and approximately $12.4 million of SPAC transaction expenses and approximately $16.5 million of Company transaction expenses were paid at Closing, resulting in approximately $2.5 million payable to the Company from the Trust Account.
In connection with our near-term working capital and liquidity requirements, we may pursue or enter into short-term or other debt facilities and other financing or capital-support arrangements, including equity lines of credit arrangements. Any such arrangements may be subject to conditions, may not be entered into or utilized, and may involve interest, original issue discounts, fees, equity issuance or resale commitments, prepayments, repayment or settlement obligations and restrictive covenants. Accordingly, the amount and timing of liquidity ultimately available to us may differ from the stated or committed amount of any such arrangement.
In addition, we may seek additional funding through private equity financings, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of our shareholders. These plans are not final and are subject to market and other conditions not in our control. Although we continue to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, or at all. We will need significant additional funding to support our operations and pursue our growth strategy. There can be no assurances that the current operating plan will be achieved or that additional funding will be available on terms acceptable to us, or at all. If we are unable to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the further research and development of one or more of our products, or may be forced to reduce or terminate its operations. These conditions indicate the existence of a material uncertainty that may cast significant doubt on our ability to continue as a going concern.
Future Funding Requirements
Our future capital requirements will depend on a number of factors, including progress in the development and licensing of our LFRs, the timing and outcome of regulatory approvals, the advancement of our MOX fuel cycle strategy, the ability to secure strategic and commercial partnerships, the pace of research and development activities, decisions regarding the construction of facilities and prototype reactors, and broader economic and capital market conditions.
The development and deployment of our LFR and MOX fuel technologies are complex, capital-intensive and subject to significant technical, regulatory and market uncertainty. Any shortfall in funding for research, development, testing or commercialization activities, unexpected cost increases, delays in achieving development milestones, uncertainty in regulatory licensing timelines, or adverse public or governmental reaction to nuclear energy developments—including potential environmental litigation or other legal proceedings—could result in delays or cost overruns and could materially adversely affect our ability to construct and operate our plants. At this stage, we cannot accurately predict the amount, timing or duration of funding required to successfully develop, construct and operate its LFRs or related facilities.
Actual capital requirements and development timelines may differ materially from current expectations depending on a number of factors, including:
•	the results of research and development activities, including changes in scope, scale or workforce composition;
•	shifts in the focus or direction of research, development or commercialization programs;
•	competitive developments and technological advances;
•	the cost of protecting and enforcing intellectual property rights;
•	the length, complexity and outcome of regulatory approval and licensing processes;
•	the cost and availability of raw materials, components and specialized services, including supply chain disruptions arising from geopolitical tensions;
•	public perception of, or opposition to, nuclear energy developments;
•	other costs, contingencies and risks associated with commercialization; and

•	foreign currency exchange fluctuations, particularly given that a substantial portion of our cost base is denominated in euros.
Due to these uncertainties, we may require significantly more capital than currently anticipated, and such capital may not be available when needed or on acceptable terms. Any material change in assumptions regarding development timelines or funding requirements, or any significant cost overruns or delays, could delay or prevent the realization of expected revenues and have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.
We expect our expenses to increase meaningfully compared to prior periods as we advance the development of our LFR and MOX fuel programs, which are not expected to generate material revenues until later stages of development, and as we incur additional costs associated with operating as a public company. Since inception, we have funded our operations primarily through the issuance of equity and equity-linked instruments and may continue to pursue additional equity or debt financings, including short-term working capital or bridge facilities, government grants, strategic partnerships and other financing or capital-support arrangements, including equity lines of credit and deferred redemption or redemption-backstop arrangements, to support our development plans. The amount, timing, availability and terms of any such arrangement will depend on numerous factors, including market conditions and other factors beyond our control.
If we are unable to secure adequate funding, we may have to significantly delay, scale back or discontinue the further research and development of one or more of our products or may be forced to reduce or terminate our operations. To the extent we incur indebtedness, debt holders would have rights senior to holders of Ordinary Shares and the terms of such indebtedness could restrict operational flexibility. To the extent we issue additional equity securities, existing shareholders would experience dilution, the relative voting power of existing shares may be reduced, and the market price of Ordinary Shares may decline.
Our primary uses of cash include employee-related costs, research and development activities, working capital requirements, lease obligations, capital expenditures and other costs required to scale operations. Due to the inherent uncertainty associated with the development and eventual commercialization of advanced nuclear and fuel cycle technologies, we are unable to precisely estimate our longer-term capital requirements, and may seek additional financing earlier than anticipated. Our future capital needs and the adequacy of available funding will depend on numerous factors, including those described under “Risk Factors” elsewhere in this prospectus.
Borrowings
As of June 30, 2026, December 31, 2025 and December 31, 2024, our outstanding borrowings from third parties, including accrued interest and excluding any redeemable bonds, consisted of the following:

	As of June 30,	As of December 31,
	2026	2025	2024
	(in thousands)
Senior Secured Refinancing Facility	€16,733	€16,733	€—
State-guaranteed loans	1,693	2,156	3,279
Unsecured Term Loans	—	—	763
Total borrowings	€18,426	€18,889	€4,042
Current	€2,497	€2,583	€1,759
Non-current	15,929	16,306	2,283
Total borrowings from third parties	€18,426	€18,889	€4,042

As of June 30, 2026, our outstanding borrowings from third parties primarily consist of the following debt agreements.
Senior Secured Refinancing Facility
On December 23, 2025, Rütschi entered into a Senior Secured Refinancing Facility with a syndicate of banks led by BNP Paribas for an aggregate principal amount of €17.0 million. The facility comprises an amortizing Tranche A of €11.9 million and a bullet Tranche B of €5.1 million. Interest accrues at a variable rate based on Euro Interbank Offered Rate (“EURIBOR”) plus an applicable margin that is subject to annual adjustment based on Rütschi’s leverage. The initial margin is 2.30% on Tranche A and 2.80% on Tranche B. Tranche A is subject to scheduled annual amortization payments beginning in December 2026 and matures on December 23, 2031, while Tranche B is repayable in full at maturity on December 23, 2032. The facility is secured primarily by a first-ranking pledge over 100% of the shares of Rütschi Fluid AG, together with security over certain insurance proceeds.
The facility contains financial covenants including a maximum consolidated leverage ratio initially set at 2.75, subject to step-downs over time, and a minimum cash flow-to-debt service ratio of 1.00. The facility also contains various restrictive covenants including limitations on additional indebtedness, asset disposals, acquisitions, distributions to shareholders, changes in control, together with ongoing information and reporting obligations. Non-compliance with these covenants could result in acceleration of outstanding borrowings. As of December 31, 2025, Rütschi was in compliance with all financial and non-financial covenants. The covenants are tested annually, with the next tested date being December 31, 2026. Based on the figures as of June 30, 2026, there is no indication that Rütschi will not comply with the financial and non-financial covenants at the next testing date.
State-guaranteed Loans
Fucina, SRS and Rütschi each entered into state-guaranteed loan arrangements between 2020 and 2023, prior to their acquisition by us. The state-guaranteed loans had an aggregate principal amount of €6.4 million, with contractual interest rates ranging from 0.58% to 12.24% and original maturities extending from October 2023 to October 2030. As of June 30, 2026, €1.7 million remained outstanding under these state-guaranteed loans.
Contractual Obligations and Commitments
As of June 30, 2026, our contractual obligations and commitments are related to our lease obligations for office spaces and facilities and contractual payments on our outstanding borrowings described above as well as a noncancelable contractual commitment that primarily relate to the construction of the PRECURSOR experimental facility at Brasimone. As of June 30, 2026, we had contractual commitments of €14.5 million primarily relating to the construction of the PRECURSOR experimental facility at Brasimone.
The following table summarizes our contractual obligations and commitments related to lease obligations and outstanding borrowings as of June 30, 2026. The amounts are gross and undiscounted, and include contractual interest payments and anticipated prepayments and related penalties, if any:

	Carrying Amount	Contractual Cash Flow	Within 1 Year	Between 1 and 5 Years	Beyond
	(in thousands)
Lease liabilities	€18,212	€22,626	€4,556	€12,258	€5,812
Senior Secured Refinancing Facility	16,733	20,506	2,740	12,091	5,675
State-guaranteed loans	1,693	1,930	671	1,259	—
Total	€36,638	€45,062	€7,967	€25,608	€11,487

Redeemable Bonds and Capital Raises
In June 2025, newcleo SA (“newcleo SA”), a subsidiary of ours, completed an equity financing through the issuance of redeemable bonds, raising aggregate gross proceeds of approximately €32.1 million. The redeemable bonds were non-interest bearing and were converted into ordinary shares in newcleo SA on June 30, 2025, at a conversion price of €2.85 per share, in accordance with the terms of the redeemable bonds agreement. Subsequently, in December 2025, shares of newcleo SA were transferred to us by way of a contribution in kind. As a result, 11,265,422 newcleo Ordinary Shares were issued by us for a total value of €32.1 million, to the related investors.
In October 2025, newcleo SA initiated a capital raise (the “October Capital Raise”) with new and existing investors for the subscription of bonds redeemable into newcleo SA ordinary shares (the “October Capital Raise”). As of December 31, 2025, newcleo SA received €38.6 million in proceeds related to the October Capital Raise but had not yet issued any bonds in connection with the October Capital Raise. We recognized the proceeds of €38.6 million as a deferred redeemable bond obligation within trade and other payables on our historical consolidated balance sheet as of December 31, 2025. In January 2026, we, newcleo SA and the investors associated with the October Capital Raise entered into an amendment pursuant to which (i) newcleo SA and the investors agreed that the agreement to issue redeemable bonds under the October Capital Raise shall terminate, and (ii) newcleo Ordinary Shares would be issued to the investors in lieu of newcleo SA redeemable bonds (the “SA Capital Raise Amendment”). Upon the execution of the SA Capital Raise Amendment, no redeemable bonds were issued in connection with the October Capital Raise.

In January 2026, we raised an additional €18.8 million under the October Capital Raise. On January 30, 2026, we completed the October Capital Raise, raising aggregate proceeds of €57.4 million at a purchase price of €3.40 per Ordinary Share and issuing 16,880,136 newcleo Ordinary Shares.
Pre-PIPE Financing
In April 2026, we entered into subscription agreements with various investors pursuant to which the investors subscribed for 7,306,808 Ordinary Shares at a purchase price of €3.60 per share, for an aggregate cash consideration of €26.3 million (the “Pre-PIPE Financing”).
Cash Flows
The following table sets forth our cash flows for the six months ended June 30, 2026 and 2025 and the years ended December 31, 2025 and 2024:

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2026	2025	2025	2024
	(in thousands)
Net cash flows used in operating activities	€(53,687)	€(72,233)	€(119,678)	€(104,477)
Net cash flows from (used in) investing activities	(26,967)	(16,683)	(48,284)	126,266
Net cash flows from financing activities	41,861	28,302	80,721	55,805
Net change in cash and cash equivalents	€(38,793)	€(60,614)	€(87,241)	€77,594

Six Months Ended June 30, 2026
Cash Flows Used in Operating Activities
Net cash used in operating activities during the six months ended June 30, 2026, was €53.7 million, resulting primarily from a net loss of €82.0 million and a change in operating assets and liabilities of €1.9 million, partially offset by €30.2 million in net change of non-cash adjustments in the period.
The €30.2 million in non-cash adjustments primarily include share-based payment expense of €21.0 million, depreciation of property, plant and equipment and right-of-use assets, amortization of intangible assets and provisions of €8.3 million, and finance costs of €1.1 million.
The €1.9 million change in operating assets and liabilities for the six months ended June 30, 2026 consisted of a €15.2 million increase in trade receivables, contract and other assets, partially offset by a €13.1 million increase in trade and other payables and a €0.2 million decrease in inventories. The increase in trade receivables, contract and other assets was driven primarily by a €4.9 million increase in research and development tax credits, which are collected three years after being accrued, a €3.4 million increase in indirect tax receivables (mainly value-added tax), a €3.3 million increase in contract assets where the increase principally arose on contracts where performance preceded invoicing, and a €1.7 million increase in receivables for purchases made on behalf of ENEA to be recovered in future periods. The trade receivable increase reflects milestone invoicing raised during the second quarter on contracts in progress, consistent with the entity's billing activity in the period. The increase in trade and other payables reflected primarily a €12.4 million increase in contract liabilities, mainly attributable to a tender won by one of our acquired subsidiaries and a €4.0 million increase in staff and social security payables (primarily due to an exceptional transaction bonus that accrued), as partially offset by a €3.4 million decrease in indirect tax payables. These movements were primarily driven by the timing of project milestones and related funding receipts, the timing of research and development tax credits and indirect tax recoveries, and the timing of supplier payments.
Cash Flows Used in Investing Activities
Net cash used in investing activities during the six months ended June 30, 2026, was €27.0 million, resulting primarily from purchase of property, plant and equipment of €25.3 million primarily relating to the construction of the precursor experimental facility at Brasimone and the acquisition of intangible assets of €1.6 million, primarily related to software under development.
Cash Flows Provided by Financing Activities
Net cash from financing activities during the six months ended June 30, 2026 was €41.9 million, resulting from proceeds from issues of shares of €45.1 million, including €26.3 million in connection with the Pre-PIPE Financing and net cash proceeds of €18.8 million from the issuance of shares in connection with the October Capital Raise, partially offset by repayments of borrowings and lease liabilities of €2.1 million and interest paid, including interest on leases, of €1.1 million.
Six Months Ended June 30, 2025
Cash Flows Used in Operating Activities
Net cash used in operating activities during the six months ended June 30, 2025, was €72.2 million, resulting primarily from a net loss of €74.3 million and a change in operating assets and liabilities of €9.1 million, partially offset by €11.2 million in net change of non-cash adjustments in the period.
The €11.2 million in non-cash adjustments primarily include depreciation of property, plant and equipment and right-of-use assets, amortization of intangible assets and provisions of €7.4 million, share-based payment expense of €5.0 million, finance income of €1.4 million and finance costs of €0.8 million.
The €9.1 million change in operating assets and liabilities for the six months ended June 30, 2025 consisted of a €6.8 million increase in trade receivables, contract and other assets and a €2.4 million decrease in trade and other payables, partially offset by a €0.1 million decrease in inventories. The increase in trade receivables, contract and other assets was driven primarily by a €7.1 million increase in non-current grants receivable, a €3.9 million increase in research and development tax credits, a €4.0 million increase in contract assets and a €2.1 million increase in receivables for purchases made on behalf of ENEA to be recovered in future periods, partially offset by a €6.2 million decrease in trade notes and accounts receivable and a €5.3 million decrease in indirect tax receivables. The decrease in trade and other payables reflected primarily a €5.0 million decrease in accounts payable and a €6.1 million decrease in indirect tax payables, partially offset by a €8.7 million increase in deferred income mainly from grants. These movements were primarily driven by the timing of project milestones and related funding receipts, the timing of research and development tax credit and indirect tax recoveries, and the timing of supplier payments.
Cash Flows Used in Investing Activities
Net cash used in investing activities during the six months ended June 30, 2025, was €16.7 million, resulting primarily from purchase of property, plant and equipment of €18.5 million primarily relating to the construction of the precursor experimental facility at Brasimone and the acquisition of intangible assets of €0.5 million. These outflows were partially offset by interest received from short-term investments of €1.5 million and proceeds from maturities of short-term investments of €1.0 million.
Cash Flows Provided by Financing Activities
Net cash from financing activities during the six months ended June 30, 2025 was €28.3 million, resulting primarily from net cash proceeds of €31.6 million from the issuance of redeemable bonds by newcleo SA in June 2025. These inflows were partially offset by repayments of borrowings and lease liabilities of €2.5 million and interest paid, including interest on leases, of €0.8 million.
Year Ended December 31, 2025
Cash Flows Used in Operating Activities
Net cash used in operating activities during the year ended December 31, 2025, was €119.7 million, resulting primarily from a net loss of €140.0 million, and change in operating assets and liabilities of €11.4 million, offset by €31.5 million in net change of non-cash adjustments in the period. The €31.5 million in non-cash adjustments primarily include depreciation of property, plant and equipment, amortization of intangible assets, share based payment expense, and loss on disposals. The €11.4 million change in operating assets and liabilities for the year ended December 31, 2025 consisted of €16.8 million increase in trade and other receivables, €3.5 million increase in trade and other payables and €1.9 million decrease in inventories. The increase in trade and other receivables was primarily due to higher contract assets and grants receivable arising from the timing of project milestones and funding receipts. The increase in trade and other payables is primarily due to timing of supplier payments at year end. The decrease in inventories was primarily attributable to the write-off of fair value uplift in inventory recognized in connection with historical acquisitions.

Cash Flows Used in Investing Activities
Net cash used in investing activities during the year ended December 31, 2025, was €48.3 million, resulting primarily from purchase of property, plant and equipment of €43.0 million, the addition of intangible assets under construction and software licenses of €2.8 million, the investment in Newvys of €5.0 million offset by the interest received from short-term investments of €1.7 million.
Cash Flows Provided by Financing Activities
Net cash from financing activities during the year ended December 31, 2025, was €80.7 million resulting from redeemable bond subscriptions of €38.6 million in connection with the October Capital Raise, net cash proceeds of €31.6 million from the issuance of redeemable bonds, proceeds from borrowings of € 16.7 million under the Senior Secured Refinancing Facility. The net cash provided by financing activities was offset by repayments of other borrowings and lease liabilities of €4.7 million and interest payments on leases of €1.4 million.
Year Ended December 31, 2024
Cash Flows Used in Operating Activities
Net cash used in operating activities during the year ended December 31, 2024, was €104.5 million, resulting primarily from a net loss of €110.2 million, and change in operating assets and liabilities of €9.3 million, income taxes paid of €1.3 million, offset by €16.3 million in net change of non-cash adjustments in the period.
The €16.3 million in non-cash adjustments primarily include depreciation of property, plant and equipment, amortization of intangible assets, impairments, share based payment expense, financial income and financial costs.
The €9.3 million change in operating assets and liabilities for the year ended December 31, 2024 consisted of €21.0 million increase in trade and other receivables, €8.4 million increase in trade and other payables and €3.3 million decrease in inventories. The increase in trade and other receivables was primarily due to higher state tax receivables in Italy and France of €16.2 million and an increase in R&D tax receivable of €7.8 million. The increase in trade and other payables was mainly attributable to the timing of payments related to contract liabilities and tax payables at year end. The decrease in inventories was primarily attributable to the write-off of fair value uplift on inventory recognized in connection with historical acquisitions.
Cash Flows Provided by Investing Activities
Net cash from investing activities during the year ended December 31, 2024, was €126.3 million, resulting primarily from proceeds from maturities of short-term investments of €358.8 million and interest received from short-term investments of €3.9 million, offset by the purchase of short-term investments of €186.1 million, purchase of property plant and equipment of €37.7 million, the addition of assets under construction of €8.6 million, the acquisition of software licenses for €3.1 million, and increase in loans and deposits made of €1.0 million.
Cash Flows Provided by Financing Activities
Net cash from financing activities during the year ended December 31, 2024, was €55.8 million resulting from proceeds of shares issuances of €62.0 million, offset by repayments of borrowings and lease liabilities of €4.4 million, and interest payments on leases of €1.8 million.
Critical Accounting Estimates and Judgments
Our consolidated financial statements are prepared in accordance with IFRS as issued by the IASB. In preparing our consolidated financial statements, we make assumptions, judgments and estimates that can have a significant impact on amounts reported in the consolidated financial statements. We base our material judgments, estimates and assumptions on historical experience and various other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ materially from these estimates under different assumptions or conditions and are recognized prospectively. We regularly re-evaluate our material judgments, estimates and assumptions. See Note 3 of our audited consolidated financial statements included elsewhere in this prospectus for further details.
The estimates and assumptions that have significant risks of causing material adjustments in our consolidated financial statements relate to the following.

Revenue Recognition
We recognize revenue in accordance with IFRS 15, Revenues from Contracts with Customers (“IFRS 15”). Our revenue recognition requires significant judgement in assessing how customer contracts give rise to enforceable rights and obligations and determining the appropriate accounting treatment under IFRS 15. The most significant judgements in applying IFRS 15 relate to the identification of distinct performance obligations within customer contracts and the assessment of the timing of revenue recognition (at a point in time versus over time). When the contracts include multiple performance obligations, the transaction price is allocated to each distinct performance obligation based on its relative standalone selling price. Standalone selling prices are determined using observable market prices where available. In the absence of observable prices, we estimate standalone selling prices using the expected cost plus margin approach. The selection of the valuation method and the underlying assumptions require judgment and may affect the timing and amount of revenue recognized.
Consideration under our customer contracts may include both fixed and variable components. At contract inception, only fixed consideration is included in the transaction price. Variable consideration is included only to the extent that it is highly probable that a significant reversal of revenue will not occur once the associated uncertainty is resolved. In determining the transaction price, we assess whether the timing of payments agreed with the customer provides a significant financing benefit to either party.
The estimates involved in revenue recognition may materially impact the timing and allocation of revenue, and changes in assumptions could result in significant variations in reported results.
Our group operates under long-term contractual arrangements whose execution timing is determined on a best-estimate basis, incorporating project status, operational planning assumptions, and historical experience. The allocation of unsatisfied performance obligations across future reporting periods reflects production priorities and known capacity constraints as of the reporting date, rather than a fixed contractual schedule. Due to the inherent uncertainty in this type of business, actual revenue recognition patterns may differ from these estimates as project execution plans evolve.
We derive revenue from two significant types of revenue contracts: (i) manufacturing and installation of equipment and spare parts, and (ii) consultancy services.
For manufacturing and installation of equipment and spare parts, revenue is recognized over time based on the extent of progress towards completion of the performance obligation, measured using the cost-to-cost method for long-term contracts relating to (i) the sales and manufacture of complex pumps and components that have a long lead time, (ii) the sales of engineered pumps customized to customer technical specifications for nuclear projects and power plants, and (iii) specialized projects for sales of militarized pumps for nuclear or conventional submarines.
For manufacturing and sale of standardized pumps and pump components that are identical to the products supplied historically, revenue is recognized point in time upon the satisfaction of the performance obligation, when control of goods is transferred to the customers upon delivery, because these products require less time and complexity to produce.
For consultancy services, revenue is recognized using a cost-to-cost input method, under which revenue is recognized based on the ratio of actual costs incurred to total estimated costs.
Contract assets arise when we have transferred goods or services to a customer but our right to consideration is not yet unconditional. Once the right to consideration becomes unconditional, the balance is reclassified as a receivable. Contract assets are reviewed for impairment using the same expected credit loss methodology applied to trade receivables. Receivables represent amounts for which we have an unconditional right to payment, with only the passage of time required before payment is due. Contract liabilities represent our obligation to transfer goods or services to customers for which consideration has been received, or for which an amount is due, in advance of the related performance being satisfied. We do not typically incur significant incremental costs to obtain contracts with customers.
We measure the loss allowance for trade receivables and contract assets at an amount equal to lifetime expected credit loss (“ECL”). The ECL on trade receivables and contract assets are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date.

Share-Based Payments
Share-Based Compensation Expense
We account for share-based payments in accordance with IFRS 2, Share-based Payment (“IFRS 2”). Share-based compensation expense relates to equity awards issued to our employees and non-employees which consists of options with both service and non-market performance vesting conditions and RSUs with service conditions.
The grant date fair value of the RSUs is determined based on the fair value of our Ordinary Shares on the date of grant. The fair value of share-based payment options is measured on the grant date and is estimated using a Black Scholes simulation model, which involves significant judgment and reliance on complex assumptions. We calculate the fair value of the share-based compensation using the following key inputs:
•	Expected volatility: the volatility assumption is derived from the observed share-price volatility of publicly listed companies operating in an industry comparable to us.
•
Expected life: the expected life used in the model is adjusted for the effects of the graded vesting scheme, non-transferability, exercise restrictions, and behavioral considerations, as well as management’s best estimate of the time to a qualifying exit event.

•	Risk-free rate: the risk-free rate applied in the valuation corresponds to the yield on U.K. government bonds, using a maturity consistent with the expected exit horizon.
•	Expected dividend: we have never paid, and do not anticipate paying cash dividends on our Ordinary Shares. Therefore, the expected dividend yield was assumed to be zero.
•	Fair value of our Ordinary Share: See the subsection titled “—Fair Value of Share-Based Awards” below.
We measure and record compensation expense related to share-based awards based on the fair value of those awards as determined on the date of grant. We recognize share-based compensation expense for options over the vesting period using the graded method, based on management’s estimate of the number of equity instruments that will eventually vest. The expense recorded related to the options is adjusted at each reporting date to reflect the best estimate of the total number of equity instruments expected to be vested as a result of the effect of non-market-based vesting conditions. These estimates are subject to significant uncertainty and could materially impact future results.
Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.
Assumptions and methodologies are reviewed periodically, and changes may result in material adjustments to compensation expense. Actual outcomes may differ materially from these estimates due to changes in market conditions, volatility, or strategic developments, and such differences could significantly affect reported results in future periods.
When unvested options are forfeited, any expenses previously recognized are reversed with effect from the date of the forfeiture.
Fair Value of Share-Based Awards
Prior to the closing of the Business Combination, as a privately held company, there had been no public market for our Ordinary Shares. The estimated fair value of our Ordinary Shares has been determined by our board of directors as of the date of each option grant, with input from management, based on the price of Ordinary Shares sold to outside new and existing investors in arm’s length transactions and our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of capital transaction through the date of the grant. These arm’s length transactions were executed at various dates and resulted in an implied fair value of our Ordinary Shares of €2.80 on May 13, 2024, €2.80 on October 15, 2024, €2.85 on June 30, 2025, and €2.85 on November 28, 2025. Subsequent to December 31, 2025, we had additional arm’s length capital transactions which were completed and executed on January 30, 2026 for a fair value of €3.40 per Ordinary Share and on April 1, 2026 for a fair value of €3.60 per Ordinary Share.

In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our Ordinary Shares as of each grant date, including:
•	the lack of an active public market for our Ordinary Shares;
•	external market conditions affecting the SMR industry and trends within the industry;
•	our financial position, including cash and cash equivalents on hand, and our historical and forecasted performance and operating results;
•	the likelihood of achieving a liquidity event, such as an initial public offering or sale of newcleo in light of prevailing market conditions; and
•	the analysis of initial public offerings and the market performance of similar companies in the SMR industry
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our Ordinary Shares and our share-based compensation expense could have been materially different. For the six months ended June 30, 2026, if there was a 10% increase in the valuation of the ordinary shares at each of the valuation dates of share-based awards granted during the period, the impact to the share-based compensation expense would have been an increase of €0.2 million. If there was a 10% decrease in the valuation of the ordinary shares at each of the valuation dates of share-based awards granted during the period, the impact to the share-based compensation expense would have been a decrease of €0.2 million. For the year ended December 31, 2025, if there was a 10% increase in the valuation of the ordinary shares at each of the valuation dates of share-based awards granted during the year, the impact to the share-based compensation expense would have been an increase of €0.8 million. If there was a 10% decrease in the valuation of the ordinary shares at each of the valuation dates of share-based awards granted during the year, the impact to the share-based compensation expense would have been a decrease of €0.8 million.
Once a public trading market for our Ordinary Shares has been established in connection with the completion of the Business Combination, it will no longer be necessary for our board of directors to estimate the fair value of our Ordinary Shares in connection with our accounting for share-based awards and other such awards we may grant, as the fair value of our Ordinary Shares will be determined based on the quoted market price of our Ordinary Shares.
Share-Based Awards Granted
The following table summarizes by grant date the number of options and RSUs granted from July 1, 2025 through the date of this prospectus, the per share exercise price of the options, the per share fair value of ordinary shares underlying the options and RSUs on each grant date and the per share estimated fair value of the options and RSUs:

Grant Date	Award Type	Number of Shares Subject to Awards Granted	Per Share Exercise Price of Awards	Per Share Fair Value of Ordinary Shares	Per Share Estimated Grant Date Fair Value of Awards
July 1, 2025	Stock Options	10,712	€0.01	€2.85	€2.84
July 31, 2025	Stock Options	45,220	€0.01	€2.85	€2.84
September 1, 2025	Stock Options	820,978	€0.01	€2.85	€2.84
October 1, 2025	Stock Options	92,300	€0.01	€2.85	€2.84
November 1, 2025	Stock Options	5,000	€0.01	€2.85	€2.84
November 5, 2025	Stock Options	116,000	€0.01	€2.85	€2.84
December 1, 2025	Stock Options	19,549,602	€0.01	€2.85	€2.84
December 1, 2025	Restricted Stock Unit	270,000	n/a	€2.85	€2.85
December 23, 2025	Stock Options	37,722	€0.01	€2.85	€2.84
December 29, 2025	Stock Options	72,146	€0.01	€2.85	€2.84
January 5, 2026	Restricted Stock Units	140,000	n/a	€2.85	€2.85
February 2, 2026	Stock Options	44,599	€0.01	€3.40	€3.39
March 11, 2026	Stock Options	27,778	€0.01	€3.40	€3.39
April 1, 2026	Stock Options	5,555	€0.01	€3.60	€3.59
April 13, 2026	Restricted Stock Units	30,000	n/a	€3.60	€3.60
April 20, 2026	Restricted Stock Units	80,000	n/a	€3.60	€3.60
April 22, 2026	Stock Options	7,353	€0.01	€3.60	€3.59

Grant Date	Award Type	Number of Shares Subject to Awards Granted	Per Share Exercise Price of Awards	Per Share Fair Value of Ordinary Shares	Per Share Estimated Grant Date Fair Value of Awards
April 29, 2026	Stock Options	306,666	€0.01	€3.60	€3.59
May 6, 2026	Restricted Stock Units	128,216	n/a	€3.60	€3.60
May 6, 2026	Stock Options	10,000	€0.01	€3.60	€3.59
May 12, 2026	Restricted Stock Units	10,000	n/a	€3.60	€3.60
May 18, 2026	Restricted Stock Units	30,000	n/a	€3.60	€3.60
June 11, 2026	Stock Options	5,000	€0.01	€3.60	€3.59
June 15, 2026	Stock Options	50,000	€0.01	€3.60	€3.59

There were no other share-based awards granted from June 15, 2026 through the date of this prospectus apart from share-based awards granted at closing of the Business Combination as detailed in “Unaudited Pro Forma Condensed Combined Financial Information”.
Capitalization of Research and Development Expenses
We capitalize research and development costs when management determines that technological and economic feasibility has been achieved, typically upon reaching defined milestones under its project management framework. Management has reviewed the facts and circumstances of each project in relation to the criteria for capitalization and has determined that none of the projects met the requirements for capitalization.
Goodwill Impairment
We account for goodwill under IAS 36, Impairment of Assets. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate potential impairment. The fair value determination involves significant judgment, including assumptions about future cash flows, discount rates, and market conditions. Because these assumptions are inherently uncertain and subject to change, they may vary based on changes in facts and circumstances. A change in any of these assumptions could materially affect the estimated fair value of goodwill and intangible assets and result in an impairment charge. Potential events that could negatively affect these assumptions include regulatory delays, adverse market conditions, and operational challenges.
Contingent Consideration
We measure contingent consideration at fair value at the date we enter into the relevant contractual arrangement. We follow IAS 32, Financial Instruments: Presentation (“IAS 32”). Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as a financial liability is remeasured at fair value with the changes in fair value recognized in profit or loss. On October 22, 2025, newcleo SA entered into a contribution agreement with NextChem S.p.A. to purchase a 40% equity ownership in Next-N S.p.A (the “Contribution Agreement”). The Contribution Agreement provides for three contingent consideration earn-out events upon the achievement of specified technical and investment milestones, including the delivery and acceptance of defined design deliverables and the achievement of an initial financial investment decision. The contingent earn-out arrangements are classified as equity as the arrangements meet the fixed-for-fixed criterion under IAS 32.
The fair value of contingent consideration is estimated using a Black Scholes option-pricing model, which involves significant judgment and assumptions. We calculate the fair value of the contingent consideration using the following key inputs:
•	Expected volatility: the volatility assumption is derived from the observed share-price volatility of publicly listed companies operating in an industry comparable to ours.
•	Expected life: the expected life used in the model is based on the contingent payment dates
•	Risk-free rate: the risk-free rate applied in the valuation corresponds to the yield on French government bonds, using a maturity consistent with the expected contingent payment dates.
•	Expected dividend: we have never paid, and do not anticipate paying, cash dividends on our ordinary shares. Therefore, the expected dividend yield was assumed to be zero.

•	Fair value of our Ordinary Shares: the fair value of Ordinary Shares was estimated at €2.85 based on the value of our share price as of the transaction date.
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment.
Recently Issued and Adopted Accounting Pronouncements
See Note 2, “New Standards and Amendments to Existing Standards” to our unaudited condensed consolidated interim financial statements and audited consolidated financial statements included elsewhere in this prospectus for a description of recently issued and adopted accounting pronouncements, if any, including the expected dates of adoption and the anticipated impact on our consolidated financial statements.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are otherwise applicable to other public companies. These provisions include: (i) being permitted to provide only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus; (ii) not being required to comply with the auditor attestation requirements in the assessment of the internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (iii) reduced disclosure obligations regarding executive compensation; (iv) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved; and (v) exemptions from compliance with the requirements of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company within the meaning of the Securities Act, as modified by the JOBS Act, until the earliest of (a) the last day of the fiscal year following March 3, 2030, the fifth anniversary of the SPAC IPO, (b) the last date of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
As a foreign private issuer using foreign private issuer forms for Exchange Act reporting requirements (Forms 20-F and 6-K), we will not be permitted to take advantage of the scaled reporting requirements available for smaller reporting companies.
Quantitative and Qualitative Disclosures about Market Risk
We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.
Interest Rate Risk
Interest rate risk is the risk of financial loss due to adverse changes in the value of assets and liabilities as a result of movements in interest rates. The Senior Secured Refinancing Facility is subject to interest rate risk. Interest accrues at a variable rate based on EURIBOR plus an applicable margin that is subject to annual adjustment based on Rütschi’s leverage. As of June 30, 2026, we had €16.7 million outstanding under the facility bearing interest at variable rates. A hypothetical change of 500 bps in interest rates would result in an €0.8 million change in annual interest expense. As of December 31, 2025, we had €16.7 million outstanding under the facility bearing interest at variable rates. A hypothetical change of 500 bps in interest rates would result in an €0.8 million change in annual interest expense. The remaining debt portfolio is comprised of 71% variable-rate debt and 29% fixed-rate debt as of June 30, 2026. Other than certain interest-bearing assets, we have no other significant interest-bearing instruments. We consider our exposure to interest rate risk to be low and do not expect significant impacts from potential interest rate fluctuations.
Foreign Exchange Risk
Foreign exchange risk arises when future commercial transactions or recognized assets and liabilities are denominated in a currency other than the respective group companies’ functional currency. Gains or losses due to transactions in foreign currencies was €0.8 million and nil for the six months ended June 30, 2026 and 2025, respectively. A hypothetical 5% change in the relative value of Euros to other currencies during the six months ended June 30, 2026 and 2025 would not have had a material effect on our consolidated financial statements. Gains or losses due to transactions in foreign currencies was €(3.5) million and nil for the year ended December 31, 2025 and 2024, respectively. A hypothetical 5% change in the relative value of Euros to other currencies during the years ended December 31, 2025 and 2024 would not have had a material effect on our consolidated financial statements.

MANAGEMENT
The following table sets forth certain information concerning the persons who serve as our directors and executive officers as of the date of this prospectus:

Name	Age	Position(s)
Executive Officers:
Stefano Buono(3)	60	Chief Executive Officer and Director
Elisabeth Rizzotti(2)	61	Deputy Chief Executive Officer, Chief Operating Officer and Director
Jon Stranske	47	Group Chief Financial Officer
Non-Executive Directors:
Jeffrey J. Lyash(1)	64	Chairman
Anne-François de Bourdoncle de Saint Salvy(2)	72	Director
Raffaele Petrone(3)	61	Director
Andrea Ruben Osvaldo Levi(2)	62	Director
Manfredi Lefebvre d’Ovidio de Clunières di Balsorano(3)	73	Director
Suzy Taherian(1)	57	Director
Heinz Maeusli(1)	63	Director

(1)	Member of the audit and risk committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.
Biographical information concerning the executive officers and directors listed above is set forth below.
Executive Officers
Stefano Buono has served as Co-Founder, Chief Executive Officer and former President of newcleo since March 2021. Mr. Buono is a nuclear physicist and entrepreneur. Prior to co-founding newcleo, he founded Advanced Accelerator Applications S.A. (“AAA”) in 2002 and served as its Chief Executive Officer and President until January 2018. AAA began trading on the Nasdaq Global Select Market in November 2015 and was acquired by Novartis AG in January 2018 in a transaction valued at approximately $3.9 billion. From January 2018 to January 2021, Mr. Buono served as an advisor to AAA Earlier in his career, Mr. Buono worked for approximately 10 years with Nobel laureate Carlo Rubbia at the European Organization for Nuclear Research (CERN) and CRS4—the Center for Advanced Studies, Research and Development in Sardinia. Mr. Buono also currently serves as Chairman of Planet Smart City and LIFTT S.p.A., as Chairman of the board of Trained Therapeutix Discovery, and as a member of the supervisory board of Gauss Fusion. He previously served as an independent director of Abeona Therapeutics Inc. from May 2018 to September 2020. Mr. Buono received a master’s degree in physics from the University of Turin.
Elisabeth Rizzotti has served as Co-Founder, Chief Operating Officer and Managing Director, Italy of newcleo since 2021, as well as Deputy Chief Executive Officer of newcleo since January 2026. Ms. Rizzotti has also served as a director of newcleo since June 2025. Before co-founding newcleo, Ms. Rizzotti worked at Accenture Italia for over a decade, most recently as a senior manager focused on financial services clients. She subsequently served at Banca Lombarda e Piemontese S.p.A. from 2002 to 2007 in strategic planning and marketing roles, and then at Unione di Banche Italiane S.p.A. (UBI Banca) from 2007 to 2021 in a series of senior leadership roles, including Head of Retail, Head of Direct Channels and Communication, Head of Company Multichannel Experience, Head of Marketing and, from 2017, Head of Communications. In that latter role, she led communications during the incorporation of UBI Banca into Intesa Sanpaolo S.p.A. Ms. Rizzotti began her career at CERN. She received a degree in physics and a specialization in nuclear physics from the University of Turin.
Jon Stranske has served as Group Chief Financial Officer of newcleo since January 2026. Prior to joining newcleo, Mr. Stranske served as Senior Vice President of Financial Planning and Analysis at Certara, Inc. from September 2023 to January 2026. Before that, he served as Vice President and Head of Strategic Finance and Global Supply Chain at GeneDx, LLC from December 2022 to September 2023 and held a number of finance, operations and strategy roles at Sema4 Holdings Corp. from February 2021 to December 2022, including Consultant, Vice President of Finance,

Operations and Strategy, Global Head of Supply Chain, and Interim Head of Financial Planning and Analysis. Earlier in his career, Mr. Stranske held positions at Univision Communications Inc., including Senior Vice President, Head of Investor Relations and Strategic Finance, and previously held pricing and revenue-planning roles at NBCUniversal Media, LLC. Mr. Stranske received an M.B.A. from New York University Leonard N. Stern School of Business and a B.S. in applied mathematics from the University of Colorado Denver.
Non-Executive Directors
Jeffrey J. Lyash is our chairman. Mr. Lyash has over 40 years of experience in the power industry, including more than 20 years in senior executive roles. He served as President and Chief Executive Officer of the Tennessee Valley Authority from 2019 until his retirement in 2025. Prior to TVA, he served as President and Chief Executive Officer and a director of Ontario Power Generation and as President of Chicago Bridge & Iron Power. Earlier, Mr. Lyash spent 20 years at Carolina Power & Light and its successor companies, Progress Energy and Duke Energy, in executive roles including President and Chief Executive Officer of Progress Energy Florida and Executive Vice President of Energy Supply of Duke Energy, and previously held senior technical and management positions at the U.S. Nuclear Regulatory Commission. Mr. Lyash currently serves as a director of Dominion Energy, Inc., Curtiss-Wright Corporation and Aecon Group Inc., and previously served as a director of Granite Construction Incorporated. He holds a bachelor’s degree in mechanical engineering from Drexel University.
Raffaele Petrone has served as a non-executive director of newcleo since March 2022. Mr. Petrone is Chairman of Petrone Group, a holding company of more than 30 companies operating across Italy and in Singapore, Spain, Ireland, Germany, France, the United States, the United Kingdom, and Portugal. He is Chairman of Pierrel S.p.A., Chairman of Health Triage S.r.l., and Chairman of Neahelipolis S.r.l., and Chief Executive Officer of Fin Posillipo S.p.A. He is a member of the Board of Altheia Science S.r.l., a member of the Board of 1000 Farmacie, a director of Quick No Problem Parking S.p.A., and a director of Si.Ge.A. Costruzioni S.p.A. Mr. Petrone received a degree in pharmacy in 1986 from Università degli Studi di Napoli “Federico II.”
Dr. Andrea Ruben Osvaldo Levi has served as a non-executive director of newcleo since March 2022. Dr. Levi has served on the Board of Trustees of the New Museum of Contemporary Art of New York since February 2018. From April 2012 to April 2025, he served as Vice President of Alpitour S.p.A. and a member of its Board, and concurrently as a member of the Board of Neos Airline S.p.A. He also served on the Board of Voihotels S.p.A. from February 2018 to April 2025, and on the Board of Advanced Accelerator Applications S.A. from January 2010 to June 2014. Dr. Levi received a Ph.D. in nuclear physics from the Massachusetts Institute of Technology and a laurea in physics from Università di Torino. He is a member of the American Physical Society.
Anne-François de Bourdoncle de Saint Salvy, a retired vice-admiral of the French Navy, has served as a non-executive director of newcleo S.A. since June 2025. Mr Saint Salvy has served as Vice President of the Alumni Association of the French Institute for High Defense Studies since November 2025 and as a Senior Advisor at Archery Strategy Consulting since October 2024. He spent a decade at EDF, first as Director of offshore wind projects from 2013 to 2014, then as Vice President of Nuclear Industry Policy from 2014 to 2020, and finally as PMO Director from 2020 to 2023, where he managed the deployment of the Excell Plan and designed a new organisation for nuclear activities. In 2018, he founded the French Nuclear Industry Association (GIFEN). Mr Saint Salvy received a degree in engineering from the French Naval Academy in 1976 and a certification in nuclear engineering and nuclear energy from École des applications militaires de l’énergie atomique (EAMEA) in 1991.
Manfredi Lefebvre d’Ovidio de Clunières di Balsorano has served as a non-executive director of newcleo since May 2025. Mr Lefebvre has been Chairman of Heritage Group since 1995, Executive Chairman of Abercrombie & Kent Travel Group since 2019, and Executive Chairman of Quintessential Brands Group Ltd. He serves as Vice-Chairman of Arqit Quantum. In 2025, he was appointed Chairman of AirAsia MOVE and Chairman of the World Travel & Tourism Council (WTTC). From 2001 to 2020, Mr Lefebvre served as Executive Chairman of Silversea Cruises, which he led through a period of global expansion and the 2018 sale of a two-thirds stake to Royal Caribbean Group. In public service, Mr Lefebvre is the Honorary Consul of Ecuador in Monaco and the Permanent Observer of the Sovereign Order of Malta to UNESCO. He has been awarded the Orders of Saint-Charles and Grimaldi.
Suzy Taherian is a non-executive director of newcleo. Ms. Taherian has over 25 years of experience as a Chief Financial Officer, Chief Operating Officer, and acting Chief Executive Officer for global industrial companies, and currently serves as CFO of Carbon Upcycling Technologies. She previously served as CFO of 3Degrees and of Xpansiv, the world’s largest online exchange for voluntary carbon markets, where she helped raise over $725 million from investors including Blackstone, Goldman Sachs, and Bank of America. Earlier in her career she held senior finance roles at Exxon and Chevron over a 16-year period and began as a consultant at Accenture. Over her career she has worked on financings of over $4.5 billion and M&A transactions of over $2.5 billion. Ms. Taherian serves as Chair of the Audit Committee of the SPAC and as a director of Heffernan Insurance, and has served on numerous corporate and nonprofit boards. She has been an adjunct professor at the UC Davis Graduate School of Management for 10 years. Ms. Taherian holds a B.S. in Mechanical Engineering from UC Davis and an MBA from the Kellogg School of Management at Northwestern University.
Heinz Maeusli is a non-executive director of newcleo. Mr. Maeusli has served on the Boards of Lantheus since June 2020 and Inventiva since May 2019. Mr. Maeusli also served on the Board of Progenics Pharmaceuticals since November 2019 until its acquisition by Lantheus in June 2020. From 2003 to July 2018, Mr. Maeusli served as the Chief Financial Officer of Advanced Accelerator Applications (AAA), a Novartis company, and was one of the three senior executives who grew AAA from a start-up to a global leader in Molecular Nuclear Medicine, listed the Company on Nasdaq in November 2015 and sold it to Novartis in January 2018 for $3.9 billion. Before that, Mr. Maeusli held various consultant roles, including at Gemini Consulting from 1995-1996 and Accenture from 1996 to 2001, and subsequently practiced as an independent consultant from 2002 to 2003. Mr. Maeusli received a licentiate degree in 1988 from the University of St. Gallen and a M.B.A. from Columbia Business School in 1995.
Composition of the Board of Directors
Our business and affairs are managed under the direction of the board of directors of newcleo (the “Company Board” or the “newcleo Board”). Subject to the terms of the newcleo A&R Articles, the number of directors will be fixed from time to time by ordinary resolution of shareholders. The initial size of newcleo Board is expected to be nine.
In accordance with the terms of the newcleo A&R Articles, the newcleo Board is divided into three classes with staggered terms. At each annual general meeting of shareholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual general meeting following election. The directors will be divided among the three classes as follows:
•	the Class I directors are Andrea Ruben Osvaldo Levi, Raffaele Petrone and Anne-François de Bourdoncle de Saint Salvy, and their terms will expire at the annual general meeting of shareholders in 2027;
•
the Class II directors are Manfredi Lefebvre d’Ovidio de Clunières di Balsorano, Elisabeth Rizzotti and Suzy Taherian, and their terms will expire at the annual general meeting of shareholders in 2028; and

•	the Class III directors are Stefano Buono, Jeffrey J. Lyash and Heinz Maeusli, and their terms will expire at the annual general meeting of shareholders in 2029.
Commencing at the Company’s first annual general meeting following the Closing Date, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms then expire will be elected for a term of office expiring at the third succeeding annual general meeting after their election. The number of directors in each class will be as nearly equal as possible. Any additional directorships resulting from an increase in the number of directors will be apportioned by the newcleo Board among the classes so as to maintain the classes as nearly equal as possible, and no decrease in the number of directors will shorten the term of any incumbent director.
Each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Any vacancy on the newcleo Board arising from the death, resignation, disqualification, removal or other cessation of office of a director will be filled by the newcleo Board. Any director appointed to fill such vacancy will be appointed to the same class as the director whose office became vacant and will hold office for the remainder of the full term of that class and until his or her successor is duly elected and qualified.
Foreign Private Issuer Status
Nasdaq listing rules include certain accommodations in the corporate governance requirements that allow foreign private issuers, such as us, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards of the Nasdaq, except that we are required: (i) to have an audit committee or audit board that meets certain requirements, pursuant to an exemption available to foreign private issuers (subject to the phase-in rules described under “—Committees of the newcleo Board—Audit and Risk Committee”); (ii) to provide prompt certification by our chief executive officer of any material noncompliance with any corporate governance rules; and (iii) to provide a brief description of the significant differences between our corporate governance practices and the Nasdaq corporate governance practice required to be followed by U.S. listed companies.

We currently follow the corporate governance practices of England and Wales in lieu of the corporate governance requirements of Nasdaq in respect of the following:
•
Nasdaq Rule 5605(b)(1), requiring that independent directors comprise a majority of a company’s board of directors—as allowed by the laws of England and Wales, independent directors do not comprise a majority of our board of directors;

•
Nasdaq Rule 5605(b)(2), requiring that the independent directors have regularly scheduled meetings with only the independent directors present—the laws of England and Wales do not require that independent directors regularly have scheduled meetings at which only independent directors are present;

•
Nasdaq Rule 5605(e)(1), requiring that a company have a nominating committee comprised solely of “independent directors” as defined by Nasdaq—as allowed by the laws of England and Wales, our nominating and corporate governance committee is not comprised solely of independent directors;

•
Nasdaq Rules 5605(d) & (e), requiring that compensation for our executive officers and selection of our director nominees be determined by a majority of independent directors—as allowed by the laws of England and Wales, our compensation committee is not comprised solely of independent directors;

•
Nasdaq Rule 5250(b)(3), requiring that we disclose third-party compensation of our directors or director nominees—the laws of England and Wales require only that we disclose information regarding compensation of our directors for services as a director of an undertaking that is our subsidiary and as a director of any other undertaking of which a director is appointed by virtue of our nomination (directly or indirectly) but not other third-party compensation of our directors or director nominees;

•
Nasdaq Rule 5610, requiring that we disclose any waivers under our code of conduct within four Business Days—while have adopted a code of business conduct and ethics, English law does not require us to publicly disclose waivers from this code that have been approved by our board of directors within four Business Days, and we expect to report any such waivers in subsequent annual reports on Form 20-F; and

•	Nasdaq Rule 5620(b), that sets forth certain requirements regarding the solicitation of proxies—English law does not have a regulatory regime for the solicitation of proxies applicable to us.
The laws of England and Wales do not impose a requirement that the board consist of a majority of independent directors or that such independent directors meet regularly without other members present. Nor do the laws of England and Wales impose specific requirements on the establishment of a compensation committee or nominating and corporate governance committee.
Director Independence
As a foreign private issuer, we are permitted to follow certain home country corporate governance practices in lieu of certain of the corporate governance requirements otherwise applicable to U.S. domestic issuers under the applicable listing standards. Accordingly, we may not be required to have independent directors comprise a majority of our board of directors or to have compensation and nominating committees composed entirely of independent directors, in each case to the extent we elect to follow home country practice. However, we will be required to maintain an audit committee that satisfies the requirements of Rule 10A-3 under the Exchange Act and the applicable listing standards, subject to any available exemptions or phase-in schedules. Under the applicable listing standards, a director will qualify as an “independent director” only if the board of directors affirmatively determines that such director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act.
In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act and the applicable listing standards, a member of the audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee, (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.
Based on information provided by each director concerning his or her background, employment and affiliations, and after considering the current and prior relationships that each non-employee director has with us and all other facts and circumstances newcleo Board deems relevant, including beneficial ownership of our share capital and any transactions involving such directors described in “Related Person Transactions,” the newcleo Board has determined that Jeffrey J. Lyash, Suzy Taherian, and Heinz Maeusli are considered “independent directors” under the applicable listing standards, and that the members of the audit committee will satisfy the independence requirements applicable to audit committee service under Rule 10A-3 under the Exchange Act and the applicable listing standards.
Family Relationships
There are no family relationships among any of our directors and executive officers.
Role of the Board in Risk Oversight
One of the key functions of newcleo Board will be informed oversight of our risk management process. newcleo Board administers this oversight function directly through the board as a whole, as well as through various standing committees of newcleo Board that address risks inherent in their respective areas of oversight. For example, the audit and risk committee is responsible for overseeing the management of risks associated with our financial reporting, accounting and auditing matters and cybersecurity and other information technology risks; the compensation committee oversees the management of risks associated with compensation policies and programs; and the nominating and corporate governance committee oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning.
Committees of the newcleo Board
newcleo Board has established an audit and risk committee, a compensation committee and a nominating and corporate governance committee. newcleo Board will delegate various responsibilities and authority to these committees as generally described below. The committees will regularly report on their activities and actions to the full Company Board. Members will serve on these committees until their resignation or until otherwise determined by newcleo Board.
Each committee of newcleo Board has a written charter approved by newcleo Board that satisfies the applicable rules of the SEC and the Nasdaq listing standards, to the extent applicable to us as a foreign private issuer. Upon the consummation of the business combination, copies of each charter are expected to be posted on our website at newcleo.com/investor. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. The website address is included solely as an inactive textual reference.
Audit and Risk Committee
The members of our audit and risk committee are Heinz Maeusli, Suzy Taherian and Jeffrey J. Lyash, with Heinz Maeusli serving as chair. Each member of the audit and risk committee qualifies as independent under the rules and regulations of the SEC, including Rule 10A-3 under the Exchange Act. All such members meet the requirements for financial literacy under the applicable Nasdaq listing standards. In addition, Heinz Maeusli qualifies as an “audit committee financial expert,” as that term is defined in SEC regulations.
Our audit and risk committee is responsible for, among other things:
•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
•	evaluating and discussing with our independent registered public accounting firm their independence from management;
•	reviewing, with our independent registered public accounting firm, the scope and results of their audit;
•	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
•
reviewing and discussing with our independent registered public accounting firm the responsibilities, budget, and staffing of the Company’s internal audit function and any recommended changes to its scope;

•	reviewing and discussing the results, performance and effectiveness of our internal audit function;
•
overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that newcleo files with the SEC;

•	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;

•
reviewing and overseeing our policies on risk assessment and risk management, including reviewing our cybersecurity and other information technology risks, controls and procedures, including our plans to mitigate cybersecurity risks and to respond to data breaches;

•	reviewing related person transactions; and
•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Our audit and risk committee operates under a written charter which satisfies the applicable rules and regulations of the SEC and the listing standards of the Nasdaq.
Compensation Committee
The members of our compensation committee are Andrea Ruben Osvaldo Levi, Anne-François de Bourdoncle de Saint Salvy and Elisabeth Rizzotti, with Andrea Ruben Osvaldo Levi serving as chair.
Our compensation committee is responsible for, among other things:
•	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and approving the compensation of our chief executive officer;
•
in consultation with our Chief Executive Officer, overseeing an evaluation of the performance of and reviewing and setting or making recommendations to newcleo Board regarding the compensation of our other executive officers;

•	overseeing our overall compensation structure and material benefit plans;
•	reviewing and approving or making recommendations to newcleo Board regarding our incentive compensation and equity-based plans, policies and programs;
•	reviewing and approving all employment agreements and severance arrangements for our executive officers;
•	making recommendations to newcleo Board regarding the compensation of our directors;
•	determining stock ownership guidelines for our independent directors and executive officers and monitoring compliance with such guidelines; and
•	retaining and overseeing any compensation consultants.
Our compensation committee operates under a written charter. As permitted by the listing requirements of the Nasdaq, we have opted out of the rule which requires that a compensation committee consist entirely of independent directors.
Nominating and Corporate Governance Committee
The members of our nominating and corporate governance committee are Manfredi Lefebvre d’Ovidio de Clunières di Balsorano, Raffaele Petrone and Stefano Buono, with Manfredi Lefebvre d’Ovidio de Clunières di Balsorano serving as chair.
Our nominating and corporate governance committee is responsible for, among other things:
•	identifying individuals qualified to become members of newcleo Board (and its committees), consistent with criteria approved by the Board;
•	reviewing succession planning for our Chief Executive Officer and other executive officers;
•	periodically reviewing the newcleo Board’s leadership structure and recommending any proposed changes to newcleo Board;
•	overseeing the process for evaluating the effectiveness of newcleo Board, its committees and each individual director;
•	developing, evaluating and recommending to the newcleo Board a set of corporate governance guidelines applicable to us; and
•
periodically reviewing and assessing policies, practices, risk assessments and risk management regarding corporate social responsibility and sustainability performance, including environmental, social and governance matters.

Our nominating and corporate governance committee operates under a written charter. As permitted by the listing requirements of the Nasdaq, we have opted out of the rule which requires that a nominating and corporate governance committee consist entirely of independent directors.
Code of Ethics
We adopted a code of ethics applicable to all of our directors, officers and employees, as well as contractors, consultants, suppliers and agents in connection with their work for us. The code of ethics is posted on our website at newcleo.com/investor. Future amendments to, or waivers from, the code of ethics, to the extent required by SEC rules, are expected to be disclosed on our website or in public filings. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus. The website address is included solely as an inactive textual reference.

EXECUTIVE AND DIRECTOR COMPENSATION
Compensation of our Executive Officers and Directors
The aggregate compensation awarded to, earned by and paid to our current directors and executive officers who were employed by, or otherwise performed services for the Company, for the six months ended June 30, 2026 and for the year ended December 31, 2025 was approximately $262,600 and $813,702, respectively, in each case after taking into effect conversion from euros. This amount does not include share-based compensation or amounts set aside or accrued to provide pension, severance, retirement, or similar benefits or expenses; nor does it include business travel, relocation, professional and business association dues, and other benefits commonly reimbursed or paid by companies in the U.K., on the same basis for all full-time employees generally.
In 2025, certain of our executive officers were eligible to earn annual bonuses to compensate them for attaining short-term company and individual performance goals. Annual bonuses for executive officers are determined following the end of each fiscal year and generally are paid in the first quarter of the year following the year for which they are earned.
As of the date of this prospectus, our executive officers and directors held options exercisable for 2,684,363 Ordinary Shares (328,933 of which were vested and exercisable) and 74,027 RSUs, including 6,729 Company Earnout Bonus RSUs (44,865 of which were vested and exercisable), which options and RSUs were originally issued under the Company Share Plans and assumed and continued by the Company in connection with the Business Combination or issued as Company Earnout Bonus Options and Company Earnout Bonus RSUs under the Post-Closing Company Equity Plan. The options had a weighted average exercise price of $0.02288 per share and generally will expire ten years from the date of the grant thereof, subject to the terms of the Post-Closing Company Equity Plan and the respective award agreements.
Company Share Plans
The Employee Share Plan and the Non-Employee Share Plan were each originally adopted by our Board on June 17, 2022. The Company Share Plans provided for the grant of stock options and restricted stock units to employees and non-employee service providers of Newcleo Ltd. and its subsidiaries; however, no restricted stock units have been awarded under the Non-Employee Share Plan. In connection with the consummation of the Business Combination, all outstanding options and RSUs previously granted under the Company Share Plans were assumed and continued by the Company under the 2026 Plan. No further options or RSUs may be issued under the Company Share Plans and, as of the date of this prospectus.
As of the date of this prospectus, (i) options to purchase 13,240,432 Ordinary Shares were outstanding under the Company Share Plans (which includes 1,058,945 Ordinary Shares under the Non-Employee Share Plan) and (ii) restricted stock units with respect to 282,753 Ordinary Shares were outstanding under the Employee Share Plan. No restricted stock units have been awarded under the Non-Employee Share Plan.
Subject to the adjustment provisions contained in the Company Share Plans, 17,305,200 Ordinary Shares were reserved for the purpose of allocations to participants under the Company Share Plans.
Eligible participants in the Employee Share Plan are any of our employees (including an executive director) or one of our subsidiaries. Eligible participants in the Non-Employee Share Plan are (i) any natural person in their capacity as a consultant, non-executive director or other non-employee service provider pursuant to a contract for services or (ii) a corporate entity that provides services on behalf of the person employed or otherwise engaged by the foregoing persons in clause (i), in each case, that provide services to us or our subsidiaries.
The newcleo Board has the authority to administer and exercise all of the powers and authorities granted under the Company Share Plans. The newcleo Board may delegate any or all of its powers and authorities granted to it under the Company Share Plans to a committee. The administrator has the authority and discretion to select which recipients will receive awards, determine the terms and provisions of each award, including the type of award to be granted to each recipient, the number of shares to be covered by each award so granted, and provisions concerning the time and the extent to which the awards may vest, settle and/or become exercisable. The administrator also has the authority to determine the fair market value of our ordinary shares for purposes of the Company Share Plans and the awards granted thereunder. The administrator is authorized to interpret the provisions of the Company Share Plans and individual award agreements and generally to take any other actions that are contemplated by the Company Share Plans or necessary or advisable in the administration of the Company Share Plans and individual award agreements. Any decision made or action taken by the administrator or in connection with the administration of the Company Share Plans will be final and conclusive on all persons and will be given the maximum deference permitted by applicable law

The exercise price of an option is required to be paid in cash by the participant. Subject to the provisions of the Company Share Plans, the administrator determines the remaining terms of options, and the terms and conditions of restricted stock unit awards, including any purchase price, transfer restrictions, vesting conditions and repurchase (or forfeiture). After the termination of service of a participant, they may exercise his or her option in respect of the vested portion of their options as of the date of termination for the period of time stated in the Company Share Plans. However, in no event may an option be exercised later than the expiration of its term (or such earlier date as provided in the plan or in an award agreement). Restricted stock units that do not vest will be forfeited by the recipient and all shares underlying such awards will revert to newcleo.
Unless the administrator provides otherwise, other than by will or by laws of descent and distribution, the Company Share Plans generally do not allow for the transfer of awards, and only the recipient of an award may exercise an award during their lifetime.
In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Company Equity Plan, the administrator will adjust the number and class of shares of stock that may be delivered under the Company Equity Plan or the number, class, and price of shares of stock covered by each outstanding award.
The Company Share Plans define a “Sale” of the Company to mean a change in Control of the Company arising as a result of any person (whether alone or together with any person or persons who are either (i) acting in concert (as defined in the City Code on Takeovers and Mergers) with that person, or (ii) “a connected person” of that person (as defined in section 993 of the ITA)) becoming the beneficial owner of substantially all of the issued ordinary shares in the capital of the Company. “Control” is defined under Section 995 of the U.K. Income Tax Act of 2007. An “Exit” is defined as a Sale of the Company or any other event that the newcleo Board may, in its discretion, determine to be an Exit. On the occurrence of an Exit that attributes a value to the whole Company of €5 billion or more, and subject to the option holder continuing to be an employee at the time of such Exit, the Board may determine that the option award will fully vest (or, in certain cases, such accelerated vesting will automatically occur).
The Company Share Plans are effective for ten years following their adoption, unless terminated earlier by the newcleo Board. The newcleo Board may amend the Company Share Plans at any time provided that any amendment will not affect the terms of existing awards without the prior written consent of the award holder unless the amendment is beneficial or not materially prejudicial to the award holder.
Executive and Directors Compensation
newcleo 2026 Equity Incentive Plan
In connection with the Closing, and in accordance with the Business Combination Agreement, our Board adopted the newcleo 2026 Equity Incentive Plan (the “Post-Closing Company Equity Plan”) in order to attract, motivate and retain the talent for which we compete. The 2026 Plan is divided into three parts: Plan A, which is an “employees’ share scheme” within the meaning of section 1166 of the UK Companies Act 2006 and under which awards may be granted to our employees, including our executive directors; Plan B, under which cash-based awards may be granted to employees; and Plan C, under which awards may be granted to consultants and other non-employee service providers. The 2026 Plan also includes a U.S. sub-plan governing awards to participants subject to U.S. taxation and a French sub-plan governing awards of free shares (actions gratuites) to employees and corporate officers of our French subsidiaries.
A total of 32,993,758 Ordinary Shares were initially reserved for issuance under the 2026 Plan, representing 10% of the total number of Ordinary Shares outstanding immediately following the Closing, calculated on a fully diluted basis after giving effect to the Capital Restructuring. Beginning on the first day of each of our fiscal years following the admission of our Ordinary Shares to trading on Nasdaq, the number of Ordinary Shares available for issuance under the 2026 Plan will automatically increase by an amount equal to 5% of the total number of Ordinary Shares in issue, calculated on a fully diluted basis, on the last day of the immediately preceding fiscal year, or such lesser number of Ordinary Shares as our Board may determine. The Company Earnout Bonus Options and the Company Earnout Bonus RSUs granted under the 2026 Plan, any awards granted under the Company Share Plans prior to the admission of our Ordinary Shares to trading on Nasdaq, and Ordinary Shares underlying substitute awards granted in connection with an acquisition are disregarded for purposes of this limit. If an award is forfeited, cancelled, expires, terminates or otherwise lapses, or is settled in cash without the delivery of Ordinary Shares, the Ordinary Shares covered by that award again become available for issuance under the 2026 Plan, as do any Ordinary Shares withheld in respect of taxes and any Ordinary Shares tendered to pay an exercise price. No more than 35,000,000 Ordinary Shares may be issued pursuant to incentive stock options under the U.S. sub-plan.
The 2026 Plan is administered by our Board, which may delegate some or all of its authority to one or more officers of the Company, other than with respect to awards for persons subject to Section 16 of the Exchange Act, or to one or more committees of the Board. Our Board has discretion to select the participants who receive awards, to determine the form, size, terms and vesting conditions of each award, to determine whether and how awards are settled, exercised or deferred, and to adopt sub-plans tailored to particular jurisdictions. In exercising its discretionary powers under the 2026 Plan, our Board must act fairly and reasonably.
The 2026 Plan provides for the grant of options, share appreciation rights, restricted shares, restricted stock units, performance awards, other share-based awards and, under Plan B and Plan C, other cash-based awards. The exercise price of an option or share appreciation right is determined by our Board and, in the case of an option to be satisfied by the issue of new Ordinary Shares, may not be less than the nominal value of an Ordinary Share. Under the U.S. sub-plan, the exercise price of an option or share appreciation right may not be less than 100% of the market value of an Ordinary Share on the date of grant, and no option or share appreciation right may have a term longer than ten years. Except as provided in connection with a variation of share capital, our Board may not reprice an underwater option or share appreciation right without shareholder approval.
Awards vest on the dates and to the extent that the applicable vesting conditions are satisfied, and our Board has discretion to accelerate vesting. Upon a termination of service, an award ceases to be capable of vesting, a participant may retain the award to the extent it has vested, and any unvested portion lapses 30 days after the termination of service, unless our Board determines otherwise. Awards lapse in full on the day immediately prior to the tenth anniversary of the date of grant, or on such earlier date as is specified in the applicable award agreement. In the event of a change in control, our Board may, in its sole discretion, provide for the continuation or assumption of outstanding awards, the substitution or replacement of awards by the successor entity, the acceleration of vesting and exercisability, the determination of the level of attainment of any performance-based vesting conditions, or the cancellation of awards in consideration of a payment in cash, securities or other property.
Awards under the 2026 Plan are subject to any clawback or recoupment policies that we have in place from time to time, including any policy adopted to comply with Rule 10D-1 under the Exchange Act and Rule 5608 of the Nasdaq listing rules, and our Board may specify in an award agreement that a participant’s rights, payments and benefits are subject to reduction, cancellation, forfeiture or recoupment on the occurrence of specified events.
Our Board may amend, terminate, suspend or alter the 2026 Plan or any award at any time, provided that any amendment to the share reserve provisions requires shareholder approval, and that an amendment that materially adversely affects the rights of existing participants generally requires the consent of the affected participants. The 2026 Plan will terminate on the tenth anniversary of its date of adoption, or on such earlier date as our Board determines. The 2026 Plan is governed by the laws of England and Wales.
newcleo 2026 Employee Stock Purchase Plan
In connection with the Closing, our Board also adopted the newcleo 2026 Employee Stock Purchase Plan (the “ESPP”), which provides our employees and the employees of our participating subsidiaries and affiliates with an opportunity to acquire a proprietary interest in the Company through the purchase of Ordinary Shares. The ESPP has two components: a component intended to qualify as an “employee stock purchase plan” under Section 423 of the Code, and a component that is not intended to so qualify and that authorizes the grant of options to purchase Ordinary Shares under rules, procedures or sub-plans adopted by our Board to achieve tax, securities law or other objectives for eligible employees outside the United States.
A total of 6,598,752 Ordinary Shares were initially authorized for issuance under the ESPP. On the first day of each of our fiscal years following the Closing, for a period of up to ten years, the number of Ordinary Shares available for issuance under the ESPP will automatically increase by the lesser of 1% of the total number of Ordinary Shares outstanding, calculated on a fully diluted basis, on the last day of the immediately preceding fiscal year and such number of Ordinary Shares as our Board determines, provided that in no event may more than 39,592,509 Ordinary Shares be issued under the ESPP. If an option under the ESPP terminates without having been exercised, the Ordinary Shares not purchased under that option again become available for issuance under the ESPP.

With respect to the Section 423 component, an eligible employee is an employee of a participating company who has been employed for at least 12 months and is customarily employed for at least 20 hours per week and more than five months in any calendar year; with respect to the non-Section 423 component, eligibility is determined by our Board. An eligible employee may participate by submitting an enrollment form authorizing payroll deductions of at least 1% and not more than 10% of his or her compensation on each pay day during an offering period, or such other minimum and maximum percentages as our Board may establish. No employee may be granted an option under the Section 423 component if, immediately after the grant, the employee would own or hold options to purchase 5% or more of the total combined voting power or value of all classes of our shares, or to the extent the option would permit the employee’s rights to purchase shares under all of our employee stock purchase plans to accrue at a rate exceeding $25,000 of fair market value for each calendar year.
Our Board determines the duration, frequency and start and end dates of each offering period, subject to a maximum offering period of 27 months, and unless our Board determines otherwise each offering period will have a duration of six months. A participant’s option is exercised automatically on the purchase date for each offering period, and the participant’s accumulated payroll deductions are applied to purchase the maximum number of whole Ordinary Shares that can be purchased. For the Section 423 component, the purchase price is the lesser of 85% of the fair market value of an Ordinary Share on the purchase date and 85% of the fair market value of an Ordinary Share on the offering date, or such greater percentage as our Board designates; for the non-Section 423 component, the purchase price is determined by our Board. In no event may the purchase price be less than the par value of an Ordinary Share.
A participant may withdraw from an offering by submitting a revised enrollment form at least 15 days before the purchase date, in which case the participant’s accumulated payroll deductions are returned without interest and the participant’s option is terminated. Upon a termination of employment or a change in status such that a participant is no longer an eligible employee, the participant is deemed to have withdrawn from the ESPP. In the event of a change in control, our Board has discretion to cancel each outstanding option and refund accumulated payroll deductions, to provide for the assumption or substitution of outstanding options by the successor corporation, or to terminate all outstanding offering periods. Our Board may amend, suspend or terminate the ESPP at any time. The ESPP became effective on the date the Business Combination was consummated and has a term of ten years. The ESPP is governed by the laws of England and Wales.
The foregoing descriptions of the 2026 Plan and the ESPP do not purport to be complete and are qualified in their entirety by reference to the full text of each plan, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part and are incorporated by reference herein.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following section is a summary of certain material U.S. federal income tax consequences to U.S. Holders, as defined below, of owning and disposing of Ordinary Shares acquired pursuant to this offering. It does not set forth all tax considerations that may be relevant to a particular person’s decision to acquire Ordinary Shares.
This section applies only to a U.S. Holder that holds Ordinary Shares as capital assets for U.S. federal income tax purposes. This section does not include a description of the state, local or non-U.S. tax consequences that may be relevant to U.S. Holders, nor does it address U.S. federal tax consequences (such as gift and estate taxes) other than income taxes. In addition, it does not set forth all of the U.S. federal income tax consequences that may be relevant in light of the U.S. Holder’s particular circumstances, including alternative minimum tax consequences, rules conforming the timing of income accruals with respect to the Ordinary Shares to financial statements under Section 451(b) of the Code, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:
•	certain financial institutions;
•	dealers or traders in securities who use a mark-to-market method of tax accounting;
•
persons holding Ordinary Shares as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to the Ordinary Shares;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
•	entities classified as partnerships or S corporations for U.S. federal income tax purposes;
•	persons who acquire our Ordinary Shares through the exercise of an option or otherwise as compensation;
•	tax-exempt entities, including an “individual retirement account” or “Roth IRA”;
•	real estate investment trusts or regulated investment companies;
•	persons that own or are deemed to own 10% or more of our shares (by vote or value); or
•	persons holding Ordinary Shares in connection with a trade or business conducted outside of the United States.
If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Ordinary Shares, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partnerships holding Ordinary Shares and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of the Ordinary Shares.
This section is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect. Any change or different interpretation could alter the tax consequences to U.S. Holders described in this section. In addition, there can be no assurance that the Internal Revenue Service, or “IRS,” will not challenge one or more of the tax consequences described in this section.
A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of Ordinary Shares, and who is:
•	a citizen or individual resident of the United States;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or
•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of Ordinary Shares in their particular circumstances.
Taxation of Distributions
Subject to the PFIC rules described below, any distribution of cash or property on Ordinary Shares, other than certain pro rata distributions of Ordinary Shares, will be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).Any such distributions in excess of our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), will be treated first as a tax-free return of a U.S. Holder’s tax basis in the Ordinary Shares, and then, to the extent such excess amount exceeds such holder’s tax basis in the Ordinary Shares, as capital gain. However, we currently do not, and we do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that any distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.
Subject to certain holding-period requirements, for so long as either (i) our Ordinary Shares are listed and readily tradable on Nasdaq or another established securities market in the United States or (ii) the United Kingdom is party to a comprehensive income tax treaty with the United States and we are eligible for that treaty, dividends paid to certain non-corporate U.S. Holders will generally be eligible for taxation as “qualified dividend income,” which is taxable at rates not in excess of the long-term capital gain rate applicable to such U.S. Holders. However, such long-term capital gain rate would not be applicable if we are treated as a PFIC in respect of the relevant U.S. Holder for the taxable year in which dividends are paid or the immediately preceding taxable year. U.S. Holders should consult their tax advisers regarding the availability of the reduced tax rate on dividends in their particular circumstances.
The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction available to U.S. corporations under the Code. Dividends will be included in a U.S. Holder’s income on the date of the U.S. Holder’s receipt of the dividend.
Sale or Other Disposition of Ordinary Shares
Subject to the PFIC rules described below, gain or loss realized on the sale or other disposition of Ordinary Shares will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the Ordinary Shares for more than one year. The amount of the gain or loss will equal the difference between the U.S. Holder’s tax basis in the Ordinary Shares disposed of and the amount realized on the disposition, in each case as determined in U.S. dollars. This gain or loss will generally be U.S.- source gain or loss for foreign tax credit purposes. The deductibility of capital losses is subject to various limitations. U.S. Holders should consult their tax advisers regarding the proper treatment of gain or loss in their particular circumstances, including the effects of any applicable income tax treaties.
Passive Foreign Investment Company Rules
Under the Code, we will be a PFIC for any taxable year in which, after the application of certain “look-through” rules with respect to subsidiaries, either (i) 75% or more of our gross income consists of “passive income,” or (ii) 50% or more of the average quarterly value of our assets consist of assets that produce, or are held for the production of, “passive income” (including cash). For purposes of the above calculations, we will be treated as if we hold our proportionate share of the assets of, and receive directly our proportionate share of the income of, any other corporation in which we directly or indirectly own at least 25%, by value, of the shares of such corporation. Passive income includes, among other things, interest, dividends, rents, certain non-active royalties and capital gains.
Based on our current operations, the composition of our income and assets, and certain estimates and projections (including the relative values of our assets, including goodwill and other intangible assets), we do not expect to be a PFIC for our 2026 taxable year. However, the determination of whether we are a PFIC is a fact-intensive determination that must be made on an annual basis applying principles and methodologies that are in some circumstances unclear; our PFIC status for any taxable year will depend on the composition of our income and assets (which will depend, in part, on how, and how quickly, we use our liquid assets, including the cash raised in the Business Combination) and the value of our assets from time to time (as to which we have not obtained any valuations, and which may be determined, in part, by reference to the market price of our Ordinary Shares, which may fluctuate substantially over time). Accordingly, there can be no assurance that we will not be a PFIC for any taxable year, and our U.S. counsel expresses no opinion with respect to our PFIC status, or with respect to our expectations regarding our PFIC status, in 2026 or any future taxable year. If we are a PFIC for any year during which a U.S. Holder holds Ordinary Shares, we would continue to be treated as a PFIC with respect to that U.S. Holder for all succeeding years during which the U.S. Holder holds Ordinary Shares, even if we ceased to meet the threshold requirements for PFIC status, unless the U.S. Holder makes a valid deemed sale election under the applicable Treasury regulations with respect to its Ordinary Shares.
If we were a PFIC for any taxable year during which a U.S. Holder held Ordinary Shares (assuming such U.S. Holder has not made a timely mark-to-market or QEF Election, as described below), gain recognized by a U.S. Holder on a sale or other disposition (including certain pledges) of the Ordinary Shares would be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. Holder on its Ordinary Shares exceeds 125% of the average of the annual distributions on the Ordinary Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. If we are a PFIC for any year, a U.S. Holder may be subject to the adverse consequences for any gain or excess distributions in respect of any lower-tier PFICs that we own.
A U.S. Holder can avoid certain of the adverse rules described above by making a mark-to-market election with respect to its Ordinary Shares, provided that the Ordinary Shares are “marketable.” Our Ordinary Shares will be marketable if they are “regularly traded” on a “qualified exchange” or other market within the meaning of applicable Treasury regulations. If a U.S. Holder makes the mark-to-market election, it will recognize as ordinary income any excess of the fair market value of the Ordinary Shares at the end of each taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the Ordinary Shares over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). If a U.S. Holder makes the election, the U.S. Holder’s tax basis in the Ordinary Shares will be adjusted to reflect the income or loss amounts recognized. Any gain recognized on the sale or other disposition of Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election). A mark-to-market election is unlikely available in respect of any lower-tier PFICs that we own unless the shares of such lower-tier PFICs are considered “marketable.” Accordingly, if we are treated as a PFIC, a U.S. Holder will generally continue to be subject to the PFIC rules discussed above with respect to such holder’s indirect interest in any investments we hold that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.
In addition, in order to avoid the application of the foregoing rules, a United States person that owns shares in a PFIC for U.S. federal income tax purposes may make a QEF Election with respect to such PFIC if the PFIC provides the information necessary for such election to be made. If a United States person makes a QEF Election with respect to a PFIC, the United States person will be currently taxable on its pro rata share of the PFIC’s ordinary earnings and net capital gain (at ordinary income and capital gain rates, respectively) for each taxable year that the entity is classified as a PFIC and will not be required to include such amounts in income when actually distributed by the PFIC. Upon written request, the Company will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF Election, but there can be no assurance that we will timely provide such required information.
In addition, if we were a PFIC or, with respect to a particular U.S. Holder, were treated as a PFIC for the taxable year in which we paid a dividend or for the prior taxable year, the preferential dividend rates discussed above with respect to dividends paid to certain non-corporate U.S. Holders would not apply.
If a U.S. Holder owns Ordinary Shares during any year in which we are a PFIC or in which we hold a direct or indirect equity interest is a lower-tier PFIC, the U.S. Holder generally must file annual reports, containing such information as the U.S. Treasury may require on IRS Form 8621 (or any successor form) with respect to us, with the U.S. Holder’s federal income tax return for that year, unless otherwise specified in the instructions with respect to such form.
U.S. Holders should consult their tax advisers concerning our potential PFIC status and the potential application of the PFIC rules.
Information Reporting and Backup Withholding
Distributions and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Reporting with Respect to Foreign Financial Assets
Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our Ordinary Shares by filing an IRS Form 8938 with their U.S. federal income tax return, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain U.S. financial institutions). Failure to file an IRS Form 8938 where required can result in monetary penalties and the extension of the relevant statute of limitations with respect to all or a part of the relevant U.S. tax return. U.S. Holders should consult their tax advisers regarding this reporting requirement.

CERTAIN MATERIAL U.K. TAX CONSIDERATIONS
The following statements are intended only as a general guide to certain U.K. tax considerations and do not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding or disposing of Ordinary Shares. They are based on current U.K. law and what is understood to be the current practice of His Majesty’s Revenue and Customs, as at the date of this prospectus, both of which may change, possibly with retroactive effect.
The statements in respect of the U.K. tax considerations in relation to holders of Ordinary Shares generally apply only to those who are resident and, in the case of individuals not temporarily non-resident, for tax purposes in (and only in) the U.K. (except insofar as express reference is made to the treatment of non-U.K. residents), who hold Ordinary Shares as an investment (other than where a tax exemption applies, for example where shares are held in an individual savings account or pension arrangement) and who are the absolute beneficial owner of the Ordinary Shares and any dividends paid on them. The tax position of certain categories of investors who are subject to special rules (such as persons acquiring their Ordinary Shares in connection with employment, dealers in securities, insurance companies and collective investment schemes) is not considered. The following statements assume that such a holder of Ordinary Shares is, for U.K. tax purposes, absolutely beneficially entitled to the Ordinary Shares.
The statements summarize the current position and are intended as a general guide only and do not constitute legal or tax advice. Nothing in this section is intended to address any U.K. tax consequences of the Business Combination Agreement or for any SPAC shareholders or holders of Company Warrants, whether U.K. tax resident or resident elsewhere. Holders of Ordinary Shares who are in any doubt as to their tax position or who may be subject to tax in a jurisdiction other than the U.K. should consult their own professional advisers.
Taxation of Investors
Taxation of Dividends
newcleo is not required to withhold U.K. tax when paying a dividend. Liability to tax on dividends will depend upon the individual circumstances of a shareholder.
U.K. Resident Individual Investors
U.K. resident individual investors will normally be subject to U.K. income tax on dividends or certain other corporate distributions arising to them in respect of the Ordinary Shares. Investors who are liable to income tax will be charged to income tax on such distributions received or treated as received. For the tax year 6 April 2026 to 5 April 2027, U.K. resident individual investors will receive a tax-free £500 allowance with respect to such distributions (when aggregated with any distributions received by them from other companies) and dividend income exceeding the tax-free allowance will be taxed at the rate of 10.75% for basic rate taxpayers, 35.75% for higher rate taxpayers and 39.35% for additional rate taxpayers. Dividend income is treated as the top slice of a taxpayer’s income when determining into which income tax band it falls. Investors are advised to consult their advisers as to the potential impact of these rules with respect to their individual circumstances.
U.K. Resident Corporate Investors
Investors within the charge to U.K. corporation tax may be exempt from U.K. corporation tax on some or all dividends or other distributions arising in respect of the Ordinary Shares, depending on whether the detailed conditions for distribution exemption are met. Such investors should seek advice from their own professional advisers in considering the availability of the distribution exemption.
Non-U.K. Resident Investors
A non-U.K. resident investor will generally not be liable to pay any U.K. tax on income distributions arising to them in respect of the Ordinary Shares.
An individual U.K. investor who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as resident outside the U.K. for the purposes of a double tax treaty for a period of five years or less and who receives or becomes entitled to income distributions from newcleo during that period of temporary non-residence may, if newcleo is treated as a close company for U.K. tax purposes and certain other conditions are met, be liable for income tax on those distributions on his or her return to the U.K.

Taxation of Disposals
A disposal or deemed disposal of Ordinary Shares by an investor who is resident in the U.K. for tax purposes may, depending upon the investor’s circumstances and subject to any available exemption or relief (such as the annual exempt amount for individuals), give rise to a chargeable gain or an allowable loss for the purposes of U.K. taxation of capital gains. In general terms, a gain or loss will be calculated by reference to the difference between the sale proceeds and any allowable costs and expenses, including the original acquisition cost of the Ordinary Shares.
(i) U.K. Resident Individual Investors
For an individual investor within the charge to U.K. capital gains tax, a disposal (or deemed disposal) of Ordinary Shares may give rise to a chargeable gain or an allowable loss for the purposes of capital gains tax. The rate of capital gains tax on disposal of shares is currently 18% for individuals who are subject to income tax at the basic rate and 24% for individuals who are subject to income tax at the higher or additional rates. An individual investor is entitled to realize an annual exempt amount of gains (£3,000 for the tax year 6 April 2026 until 5 April 2027) without being liable to U.K. capital gains tax. The capital gains tax rate on share disposals is currently 24% for trustees.
(ii) U.K. Resident Corporate Investors
For an investor within the charge to U.K. corporation tax, a disposal or deemed disposal of Ordinary Shares may give rise to a chargeable gain at the rate of corporation tax applicable to that investor (currently 25% for companies paying the main rate of corporation tax) or an allowable loss for the purposes of U.K. corporation tax.
(iii) Non-U.K. Resident Investors
Investors who are not resident in the U.K. will not generally be subject to U.K. taxation of capital gains on the disposal or deemed disposal of Ordinary Shares unless they are carrying on a trade, profession or vocation in the U.K. through a branch or agency (or, in the case of a corporate investor, a permanent establishment) in connection with which Ordinary Shares are used, held or acquired, or if newcleo is “property rich” (i.e. it derives at least 75% of its gross asset value from U.K. real estate which is not used for the purposes of a trade carried on by it or an associate).
An individual investor who has been resident for tax purposes in the U.K. but who ceases to be so resident or becomes treated as Treaty non-resident for a period of five years or less and who disposes of all or part of his or her Ordinary Shares during that period may be liable for capital gains tax on his or her return to the U.K., subject to any available exemptions or reliefs.
U.K. Stamp Duty and U.K. Stamp Duty Reserve Tax
No U.K. stamp duty or stamp duty reserve tax (“SDRT”) should be payable on the issuance of Ordinary Shares to investors.
Settlement of trades in Ordinary Shares within The Depository Trust Company (“DTC”) should not give rise to any charge to U.K. stamp duty or SDRT, provided that: (i) DTC and its nominee continue to meet certain conditions; and (ii) DTC does not elect with HMRC to charge SDRT on trades settled within it. Otherwise, subject to the availability of any relief, transfers of Ordinary Shares are expected to be subject to U.K. stamp duty or SDRT at a rate of 0.5% of the chargeable consideration given for the transfer. Stamp duty or SDRT is normally paid by the purchaser.

DESCRIPTION OF ORDINARY SHARES
The following is a summary of the material terms of our share capital. The summaries and descriptions below do not purport to be complete statements of the UK Companies Act or other applicable law.
General
Share Capital
As of the date of this prospectus, our issued and outstanding share capital is $7,001,872, consisting of 281,534,950 Ordinary Shares and 24,490,918 Class B Shares. Pursuant to resolutions passed by our shareholders at an extraordinary general meeting held on August 25, 2026, the directors of the Company have been generally authorized to allot shares and to grant rights to subscribe for or to convert any security into shares up to an aggregate nominal amount of US$35,000,000, such authority to expire on August 25, 2031. This authority is general in nature and is not limited in respect of any particular issue or class of security.
Rights and Obligations
The rights and obligations attaching to the Ordinary Shares are set out in full in the newcleo A&R Articles, and all Ordinary Shares have the same rights and obligations, unless otherwise determined pursuant to the newcleo A&R Articles.
Subject to the UK Companies Act, the newcleo A&R Articles and any shareholder authorities or approvals then in effect, shares or other securities may be issued on such terms and with such rights or restrictions as may be determined by our Board.
The following descriptions of the newcleo A&R Articles are summaries and are qualified by reference to such articles which came into effect on September 18, 2026. A copy of the newcleo A&R Articles is filed as an exhibit to the registration statement of which this prospectus forms a part.
Dividend Rights
Subject to any preferences that may apply to a particular class of shares outstanding at the relevant time and to the requirements of English law, holders of Ordinary Shares are entitled to participate in dividends and other distributions lawfully declared on those shares. We may by ordinary resolution declare dividends, but no dividend may exceed the amount recommended by our Board. Subject to the UK Companies Act, our Board may also pay interim dividends if it appears to our Board that they are justified by our financial position. All dividends are declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid.
Under English law, we may pay dividends only if distributable profits are available for that purpose. Distributable profits are accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital. Even if distributable profits are available, we may only pay dividends if the amount of our net assets is not less than the aggregate of our called-up share capital and undistributable reserves (including, for example, the share premium account) and the payment of the dividend itself does not reduce the amount of the net assets to less than that aggregate. Subject to these restrictions, our Board may recommend to holders of Ordinary Shares that a final dividend be declared and paid and recommend the amount of any such dividend or determine whether to pay a distribution by way of an interim dividend, and the amount of any such interim dividend, but must take into account our financial position and their duties as directors. Final dividends (i.e. those dividends paid once a year and calculated after the annual accounts have been drawn up and declared by the shareholders (usually at the annual general meeting of a company)) become a legal liability upon the later of the date they are declared and the date the shareholder approval expresses them to be payable. Interim dividends (i.e. those dividends that can be declared and paid at any time of the year) only become a legal liability at the point they are paid.
Any dividend unclaimed for one year from the due date of payment of such dividend may be invested or otherwise made use of by our Board until claimed. Any dividend unclaimed after a period of 12 years from the due date of payment of such dividend shall be forfeited and shall revert to us. In addition, the retention of, or payment by our Board of any unclaimed dividend, interest or other sum payable on or in respect of an Ordinary Share into a separate account shall not constitute us as a trustee in respect thereof.

Subject to the UK Companies Act and the newcleo A&R Articles, dividends may be paid in cash or non-cash form, and our Board may offer shareholders the right to elect to receive new Ordinary Shares instead of cash dividends if duly authorized.
Liquidation Rights
Subject to any preferences that may apply to a particular class of shares outstanding at the time, holders of Ordinary Shares also have the right to participate in our surplus assets available for distribution in the event of a winding up or liquidation, voluntary or otherwise, in proportion to the amounts paid up or credited as paid up on such Ordinary Shares. A liquidator may, with the sanction of a special resolution and any other sanction required by applicable law, divide among the members in specie the whole or any part of our assets and may, for that purpose, value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders.
Voting
Subject to the rights attached to any class of shares and the provisions of the newcleo A&R Articles, each Ordinary Share carries one vote on a poll. For so long as any shares are held in a settlement system operated by DTC, any resolution put to the vote of a general meeting must be decided on a poll. In addition, where members attend a general meeting by means of an electronic facility, all resolutions will be decided on a poll. If at any time no shares are held through DTC and no members attend by electronic facility, resolutions at a general meeting may be decided on a show of hands unless a poll is duly demanded in accordance with the newcleo A&R Articles.
The newcleo A&R Articles also permit the suspension of voting and certain other rights in specified circumstances, including for failure to comply with a notice issued under Section 793 of the UK Companies Act and where sums presently payable on shares remain unpaid.
Transfers of Shares
Subject to the UK Companies Act, the Regulations (as defined in the newcleo A&R Articles), the system’s rules and the newcleo A&R Articles, our Ordinary Shares may be transferred by an instrument of transfer in any usual form or in any other form approved by our Board if held in certificated form, or through a relevant system if held in uncertificated form. The transferor of an Ordinary Share is deemed to remain the holder until the transferee’s name is entered in the register of members. The Ordinary Shares are in registered form and may be held in certificated or uncertificated form.
Certain restrictions on transfer may be imposed from time to time by applicable laws and regulations, the rules of the Relevant Exchange (as defined in the newcleo A&R Articles) and contractual arrangements binding on the holder or transferee. In addition, our Board may refuse to register the transfer of a certificated share that is not fully paid or on which we have a lien, provided that, where shares of that class are admitted to trading on a Relevant Exchange, such discretion may not be exercised so as to prevent dealings in those shares from taking place on an open and proper basis.
Subject to the UK Companies Act, our Board may also refuse to register any transfer of any share if it is not in respect of one class of shares only, is in favor of more than four transferees, is in favor of a minor, bankrupt or person of mental ill health, where our Board is obliged or entitled to refuse registration as a result of a failure to comply with a notice under Section 793 of the UK Companies Act, or if the transfer may violate any law or regulation applicable to us, the shares, the holder, the member or the proposed transferee, or breach any contractual obligation, including the rules of the Relevant Exchange.
In the case of certificated shares, our Board may also refuse to register a transfer unless the transfer is duly stamped, if necessary, is lodged at our registered office or such other place as our Board may determine and is accompanied by the relevant share certificate or such other evidence as our Board may reasonably require. If our Board refuses to register a transfer, it must send notice of the refusal, together with its reasons, within two months.
In the case of uncertificated shares, title may be transferred in accordance with the Regulations and the system’s rules, and our Board may refuse to register a transfer in any circumstances permitted by the Regulations or the system’s rules. The provisions of the newcleo A&R Articles do not apply to uncertificated shares to the extent that they are inconsistent with the holding of shares in uncertificated form, the transfer of title by means of a relevant system or the Regulations.

Pre-emption Rights
Under English law, directors of a public company require authority from shareholders, other than under certain types of employee share schemes, whenever shares are issued. Newly issued ordinary shares first must be offered to existing shareholders pro rata to their holdings subject to certain exemptions, for example, where ordinary shares are issued for non-cash consideration, or in respect of certain types of employee share schemes, or where shareholders have, by special resolution, approved the disapplication of statutory pre-emption rights.
In any circumstances where pre-emption rights have not been disapplied, the procedure for the exercise of such statutory pre-emption rights would be set out in the documentation by which such ordinary shares would be offered to newcleo shareholders.
Conversion or Redemption Rights
The Ordinary Shares will be neither convertible nor redeemable. However, subject to the Companies Act, the newcleo A&R Articles and any required shareholder approvals or authorities, we may issue other classes of shares or securities, including redeemable shares or convertible securities, with such rights and on such terms as may be determined in accordance with the newcleo A&R Articles.
Variation of Rights
Subject to applicable law, the rights attached to any class of shares may (unless otherwise provided by the terms of the issue of the shares of that class) be varied or abrogated by the written consent of the holders of three quarters (3/4) in nominal value of the issued shares of that class or a special resolution passed at a general meeting of the shareholders of that class.
Capital Calls
Our Board has the authority to make calls upon the shareholders in respect of any money unpaid on their shares and each shareholder shall pay to us as required by such notice the amount called on its shares. If a call remains unpaid after it has become due and payable, and the 14 days’ notice required by the newcleo A&R Articles provided by our Board has not been complied with, any share in respect of which such notice was given may be forfeited by a resolution of our Board. On the basis that all of the Ordinary Shares in issue upon the Business Combination will be fully paid, they will not be subject to a capital call.
Additional Classes of Shares Authorized
In addition to Ordinary Shares, our Board is authorized to issue Class B Shares, Class C Shares and Deferred Shares (in each case, as defined in the newcleo A&R Articles) in the capital of the Company with rights as follows.
Class B Shares
Subject to the newcleo A&R Articles, our Board will issue Class B Shares as Company Earnout Shares. The Class B Shares will be issued without voting rights and will not be entitled to receive dividends. Holders of Class B Shares will have no right, in that capacity, to receive notice of, attend, speak or vote at any general meeting of the Company. The Class B Shares may convert automatically into Ordinary Shares on a one-for-one basis if specified VWAP-based earnout thresholds are satisfied during the applicable five-year measurement period, including upon certain qualifying transactions in which the per-share transaction value equals or exceeds the applicable thresholds. Any Ordinary Shares resulting from the conversion of Class B Shares will rank equally with the existing Ordinary Shares.
The Class B Shares will have only a limited entitlement to participate in any distribution on a winding up and will not otherwise participate in the assets or profits of the Company. To the extent any Class B Shares have not converted by the end of the applicable measurement period, the holders will have no further conversion rights, and such shares may be transferred to a custodian or purchased by the Company for nominal consideration in accordance with the newcleo A&R Articles. The Class B Shares will not be transferable without the prior approval of our Board, which may be withheld in its sole discretion. A reduction, cancellation or conversion of Class B Shares in accordance with the newcleo A&R Articles will not constitute a variation of the rights attaching to the Class B Shares.
Class C Shares
Subject to the newcleo A&R Articles, our Board may issue Class C Shares, which will be issued without voting rights and will rank equally with all other ordinary shares in the capital of the Company for any dividend declared and for any distribution made on a winding up. Our Board, at its option, may issue Class C Shares as redeemable shares.

Deferred Shares
Subject to the newcleo A&R Articles, our Board may issue Deferred Shares. The Deferred Shares will be issued without voting rights and will not be entitled to receive dividends. Holders of Deferred Shares will have no right, in that capacity, to receive notice of, attend, speak or vote at any general meeting of the Company. The Deferred Shares will have only a limited entitlement to participate in any distribution on a winding up and will not otherwise participate in the assets or profits of the Company. Deferred Shares may be issued as redeemable shares, at the option of our Board, and will not be transferable without the prior approval of our Board, which may be withheld in its sole discretion. The Company will also have authority, in accordance with the newcleo A&R Articles, to transfer Deferred Shares to a custodian or purchase them for nominal consideration.
Articles of Association and English Law Considerations
Directors
Number of Directors
The newcleo A&R Articles provide for a minimum of two and no maximum directors, and that otherwise the number of directors shall be as determined by an ordinary resolution of the shareholders.
Appointment and Retirement of Directors
Subject to the newcleo A&R Articles, we may by ordinary resolution appoint as a director any person who is willing and permitted by law to act as a director, either to fill a vacancy on or as an addition to the existing newcleo Board.
Without prejudice to that power of the shareholders, our Board may appoint as a director any person who is willing and permitted by law to act as a director, either to fill a vacancy or as an addition to the existing newcleo Board.
Any vacancy on our Board arising from the death, resignation, disqualification, removal or other cessation of office of a director will be filled by our Board. Any director appointed to fill such vacancy will be appointed to the same class as the director whose office became vacant and will hold office for the remainder of the full term of that class and until his or her successor is duly elected and qualified.
Subject to the newcleo A&R Articles, we may by ordinary resolution remove any director before the expiration of his or her term of office and may appoint another person in his or her place.
No person other than a retiring director will be eligible for appointment or reappointment as a director at any general meeting unless he or she is recommended by our Board or, not less than seven clear days nor more than 42 clear days before the relevant meeting, a notice executed by a shareholder qualified to vote at the meeting, together with notice executed by the proposed appointee of his or her willingness to be appointed or reappointed, is duly delivered in accordance with the newcleo A&R Articles.
Duties of Directors
Under English law, a director owes various statutory and fiduciary duties to the company, including:
a.	to act in the way he or she considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;
b.	to avoid a situation in which he or she has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;
c.	to act in accordance with the company’s constitution and only exercise his or her powers for the purposes for which they are conferred;
d.	to exercise independent judgment;
e.	to exercise reasonable care, skill and diligence;
f.	not to accept benefits from a third party conferred by reason of his or her being a director or doing (or not doing) anything as a director; and
g.	to declare any interest that he or she has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Directors’ Fees and Remuneration
Each of the directors, other than any director who for the time being is an executive officer or an employee of ours or a subsidiary of ours, unless our Board determines otherwise, may be paid a fee for his or her services at such rate as may from time to time be determined by our Board or a committee authorized by our Board, provided that the agreement or payment of any such fee would not result in non-compliance with any listing requirements of the Relevant Exchange. Each director may also be paid all travelling, hotel and other expenses properly incurred in the conduct of our business and in performing his or her duties as a director.
Any director who is appointed to any executive office may be paid such remuneration, and any director who serves on any committee, devotes special attention to our business or goes or resides abroad for any of our purposes may receive such additional remuneration, as our Board or a committee authorized by our Board may determine, subject to applicable listing requirements.
Borrowing Powers
Subject to the newcleo A&R Articles and the UK Companies Act, our Board may exercise all the powers to borrow money, to guarantee, to indemnify and to mortgage or charge all or any part of our undertaking, property and assets, whether present or future, and our uncalled capital, and to issue debentures and other securities or give security, whether outright or as collateral security, for any of our debts, liabilities or obligations or of any third party. The newcleo A&R Articles do not require our Board to restrict our borrowing or any of our subsidiary undertakings.
Indemnity of Directors
Subject to the UK Companies Act and to the extent not prohibited by law, the newcleo A&R Articles permit us to indemnify any person who is or was a director, secretary or other officer of ours or any of our present or former subsidiary undertakings, to the extent determined by our Board, against costs, charges, expenses, losses and liabilities sustained or incurred in connection with the actual or purported execution of that person’s duties or the exercise or purported exercise of that person’s powers. The newcleo A&R Articles also permit our Board to provide funds to meet expenditures incurred or to be incurred in defending civil or criminal proceedings, regulatory investigations or actions, or applications for relief under the UK Companies Act. In addition, our Board may purchase and maintain insurance at our expense for the benefit of such persons. The UK Companies Act limits the extent to which an English company may indemnify directors and officers against certain liabilities.
Shareholders’ Meetings
Timing
Each year, we will hold an annual general meeting of our shareholders in addition to any other meetings in that year, and will specify the meeting as such in the notice convening it. The annual general meeting must be held in the six-month period following our annual accounting reference date, but otherwise will be held at such time and place as our Board may appoint. General meetings may be convened and held in any manner permitted by the newcleo A&R Articles, including by means of an electronic facility and, if so determined by our Board, with one or more satellite meeting places.
Record Date
Subject to the UK Companies Act and the newcleo A&R Articles, our Board may specify in the notice of a general meeting a record date for determining which persons are entitled to attend and vote at the meeting and how many votes such persons may cast. Under the newcleo A&R Articles, that time may not be more than 40 days nor less than 10 days before the date of the meeting. Changes to the register of members after that time shall be disregarded in determining the rights of any person to attend or vote at the meeting.
Quorum
No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment of a chairman, which appointment shall not be treated as part of the business of a meeting. Two persons present and entitled to vote upon the business to be transacted, each being either a shareholder or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder shall be a quorum for all purposes.

If a quorum is not present within five minutes (or such longer time not exceeding one hour as the chair of the meeting may decide to wait) after the time appointed for the commencement of the meeting, the meeting will be dissolved if requisitioned in accordance with the UK Companies Act and otherwise will stand adjourned in accordance with the newcleo A&R Articles; at an adjourned meeting convened for lack of a quorum, one member present in person or by proxy and entitled to vote will constitute a quorum.
Requisitioning Shareholders’ Meetings
Subject to certain conditions being satisfied: (i) a shareholder or shareholders holding at least 5% of the paid-up share capital of the company carrying voting rights at general meetings can require the directors to call a general meeting; and (ii) a shareholder or shareholders can require resolutions to be put before an annual general meeting, if the request is made by:
a.
a shareholder or shareholders representing at least 5% of the total voting rights of all the shareholders having a right to vote on the resolution at the annual general meeting (excluding voting rights attached to any treasury shares); or

b.	at least 100 shareholders with the right to vote on the resolution at the annual general meeting and each holding, on average, at least £100 of paid-up share capital.
Proxies
Under the newcleo A&R Articles, a shareholder entitled to attend, speak and vote at a general meeting may appoint another person as his, her or its proxy to exercise some or all of those rights on the shareholder’s behalf. A proxy need not be a shareholder of us. A shareholder may appoint more than one proxy in relation to the same meeting, provided that each proxy is appointed to exercise the rights attached to different shares held by that shareholder. Subject to the UK Companies Act and the newcleo A&R Articles, an appointment of proxy may be delivered in hard copy form or, where permitted by us, in electronic form, and must be received not less than 48 hours before the time appointed for the meeting or adjourned meeting, disregarding any part of a day that is not a working day, or by such later time as our Board may decide.
An appointment of proxy will generally be valid for any adjournment of the meeting to which it relates unless otherwise stated in the appointment. A shareholder’s attendance and voting at a meeting will not preclude a duly appointed proxy from attending, speaking and voting unless the shareholder’s participation supersedes the proxy in accordance with the UK Companies Act and the newcleo A&R Articles. Subject to the UK Companies Act, a vote given or poll demanded by proxy will remain valid notwithstanding the previous termination of the proxy’s authority unless notice of such termination is received by us by the applicable deadline. A valid proxy appointment will cease to be valid after 12 months from the date of its execution, except that it will remain valid after that for the purposes of a poll or an adjourned meeting if the original meeting was held within that 12-month period.
Anti-Takeover Provisions
Share issues in the context of an acquisition
The newcleo A&R Articles provide our board of directors with the power to establish a rights plan and to grant rights to subscribe for our shares pursuant to a rights plan, including, without limitation, where, in the opinion of our directors, acting in good faith and on such grounds as our board of directors shall consider reasonable, in the context of an acquisition or potential acquisition of 15% or more of our issued voting shares, to do so would improve the likelihood that:
•	an acquisition process is conducted in an orderly manner;
•	all our shareholders are treated equally and fairly and in a similar manner;
•	an optimum price is achieved for our Ordinary Shares;
•	our success would be promoted for the benefit of our shareholders as a whole;
•	our long-term interests and those of our employees, our shareholders and business would be safeguarded;
•	we would not suffer serious economic harm; and/or
•	the board of directors would have time to gather relevant information and pursue appropriate strategies.

The newcleo A&R Articles further provide that our board of directors may, in accordance with the terms of a rights plan, determine to (i) allot shares pursuant to the exercise of rights or (ii) exchange rights for our shares, including (without limitation) where, in the opinion of our board of directors acting in good faith and on such grounds as it shall consider reasonable, in the context of an acquisition or potential acquisition of 15% or more of our issued voting shares, to do so would approve the likelihood that:
•	the use of abusive tactics by any person in connection with such acquisition would be prevented;
•	unequal treatment of shareholders would be prevented;
•	an acquisition which would undervalue us would be prevented;
•	harm to the prospects of our success for the benefit of our shareholders as a whole would be prevented;
•	our long-term interests and those of our employees, our shareholders and our business would be safeguarded; and/or
•	we would not suffer serious economic harm.
Under the Takeover Code, the board of directors of a public company incorporated under the laws of England and Wales is constrained from implementing such defensive measures. However, these measures are included in our articles of association to be in effect prior to the consummation of this offering, as discussed below, the Takeover Code is not expected to apply to us and these measures are included commonly in the constitutive documents of U.S. companies. These provisions will apply for so long as we are not subject to the Takeover Code.
Classified Board
The newcleo A&R Articles provide for a classified board divided into three classes, with the number of directors in each class to be as nearly equal as possible. Class I directors initially serve until the first annual general meeting following the Closing Date, Class II directors until the second annual general meeting following the Closing Date and Class III directors until the third annual general meeting following the Closing Date. Beginning at the first annual general meeting following the Closing Date, directors elected to succeed those directors whose terms expire will be elected for terms expiring at the third succeeding annual general meeting after their election. Newly created directorships resulting from an increase in the number of directors will be apportioned by our Board among the classes so as to maintain the classes as nearly equal as possible, and no decrease in the number of directors will shorten the term of any incumbent director.
Other English Law Considerations
Takeover Code
Until 11.59 p.m. (London time) on February 2, 2027 (the “Transition Period”), the Takeover Code applies, among other things, to an offer for a public company during the Transition Period with a registered office in the U.K. (or the Channel Islands or the Isle of Man) whose securities are not admitted to trading on a regulated market in the U.K. (or the Channel Islands or the Isle of Man) if the company is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”) to have its place of central management and control in the United Kingdom (or the Channel Islands or the Isle of Man). This is known as the “residency test.” The test for central management and control under the Takeover Code is different from that used by the U.K. tax authorities. Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the U.K. by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident.
During the Transition Period, if a takeover offer is made for us and the Takeover Panel determines that we have our place of central management and control in the U.K., we would be subject to the rules and restrictions of the Takeover Code, including, but not limited to, the following: (i) our ability to enter into deal protection arrangements with a bidder would be extremely limited; (ii) we might not, without the approval of our shareholders, be able to perform certain actions that could have the effect of frustrating an offer, such as issuing shares or carrying out acquisitions or disposals; and (iii) we would be obliged to provide equality of information to all bona fide competing bidders.
Given that it is our current intention not to have our central management and control situated within the U.K. (or the Channel Islands or the Isle of Man), we do not currently expect that the Takeover Code will apply to an offer for us.

Mandatory Purchases and Acquisitions
Pursuant to Sections 979 to 991 of the UK Companies Act, where a takeover offer has been made for us and the offeror has, by virtue of acceptances of the offer, acquired or unconditionally contracted to acquire not less than (i) 90% in value, and (ii) 90% of the voting rights, in each case, of the shares to which the offer relates (excluding any shares already held in the company at the time the offer is made), the offeror may exercise statutory squeeze-out rights and give notice to the holder of any shares to which the offer relates that the offeror has not acquired or unconditionally contracted to acquire that it desires to acquire those shares on the same terms as the general offer.
If a takeover offer is structured as a court-sanctioned scheme of arrangement pursuant to Part 26 of the UK Companies Act, the scheme, and therefore takeover, would need to be approved by a majority in number, representing 75% in value, of the shareholders or class of shareholders voting, whether in person or by proxy. If approved, and sanctioned by the court, the scheme, and therefore takeover, would be binding on 100% of the shareholders, whether they approved the scheme or not.
Amendments of Articles
Under English law, companies may only alter their articles of association by way of passing a special resolution of shareholders in general meeting.
Disclosure of Interest in Shares
Section 793 of the UK Companies Act gives us the power to require persons whom we know have, or whom we have reasonable cause to believe have, or within the previous three years have had, any ownership interest in any of our shares, (the “default shares”), to disclose prescribed particulars of those shares. For this purpose, default shares include any of our shares allotted or issued after the date of the Section 793 notice in respect of those shares. Failure to provide the information requested within the prescribed period after the date of sending the notice will result in sanctions being imposed against the holder of the default shares as provided within the UK Companies Act.
If a member, or any other person appearing to be interested in shares held by that member, fails to provide the information required by a notice under Section 793 of the UK Companies Act within 14 days, then, unless our Board determines otherwise, the holder will cease to be entitled in respect of the relevant default shares to attend or vote at general meetings or separate class meetings. In addition, where the default shares represent at least 0.25% of our issued shares or of the relevant class, any dividends or other monies payable in respect of those shares may be withheld without interest and no transfer of those shares, other than an excepted transfer, will be registered unless the applicable requirements in the newcleo A&R Articles are satisfied. New shares issued in respect of default shares may also be made subject to the same restrictions. These restrictions cease in the circumstances described in the newcleo A&R Articles, including upon due compliance with the relevant notice to the satisfaction of our Board.
Reduction of Share Capital
Under English law, we may reduce or cancel our issued share capital only if the reduction of capital and its terms have been approved by a special resolution of shareholders at a general meeting and the reduction of capital has been confirmed by an English court.
Exclusive Forum
The newcleo A&R Articles provide that, unless we by ordinary resolution consent to the selection of an alternative forum in the United States, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. In addition, except with respect to any cause of action arising under the Securities Act or the Exchange Act, the newcleo A&R Articles provide that any proceeding, suit or action, including with respect to non-contractual disputes or claims, (i) between a shareholder, in such shareholder’s capacity as such, and us and/or our directors arising out of or in connection with the newcleo A&R Articles or otherwise, (ii) to the fullest extent permitted by law, between us and any of our directors in their capacities as such or as our employees, including all claims made by us or on our behalf against its directors, and/or (iii) between a shareholder, in such shareholder’s capacity as such, and our professional service providers, may only be brought in the courts of England and Wales.
The newcleo A&R Articles further provide that damages alone may not be an adequate remedy for any breach of these forum selection provisions and that, in appropriate circumstances, injunctive relief and/or specific performance may be available. These forum selection provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us, our directors or other covered persons, which may discourage such lawsuits. However, the enforceability of similar forum selection provisions in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether a court would enforce the forum selection provisions contained in the newcleo A&R Articles in any particular instance. These forum selection provisions will not be deemed to constitute a waiver by any shareholder of our compliance with the U.S. federal securities laws and the rules and regulations thereunder. To the fullest extent permitted by applicable law, any person or entity purchasing or otherwise acquiring or holding any interest in our share capital will be deemed to have notice of and consented to the forum selection provisions in the newcleo A&R Articles. If any part of these forum selection provisions is held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance, the validity, legality and enforceability of the remaining provisions and their application to other persons, entities and circumstances will not in any way be affected or impaired to the fullest extent permitted by law.

DESCRIPTION OF COMPANY WARRANTS
Company Public Warrants
Commencing on October 21, 2026 (i.e. the first trading day that is 30 days after Closing), each whole Company Public Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as described below, provided that we have an effective registration statement under the Securities Act covering the Ordinary Shares issuable upon exercise of the Company Public Warrants and a current prospectus relating to such Ordinary Shares is available (or newcleo permits holders to exercise their Company Public Warrants on a cashless basis under the circumstances specified in the warrant agreement), and such Ordinary Shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a holder of Company Public Warrants may exercise its Company Public Warrants only for a whole number of Ordinary Shares. Accordingly, only a whole Company Public Warrant may be exercised at any given time by a holder. The Company Public Warrants will expire on September 21, 2031 (i.e. the five-year anniversary of the Closing) at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We are not obligated to deliver any Ordinary Shares pursuant to the exercise of a Company Public Warrant and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Company Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Company Public Warrant is exercisable and we are not obligated to issue an Ordinary Share upon exercise of a Company Public Warrant unless the Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Company Public Warrants. If the foregoing conditions are not satisfied with respect to a Company Public Warrant, the holder of such Company Public Warrant will not be entitled to exercise such Company Public Warrant, such Company Public Warrant may have no value and may expire worthless. In no event will we be required to net cash settle any Company Public Warrant.
We are obligated to use commercially reasonable efforts to file with the SEC, as soon as practicable, a registration statement covering the registration under the Securities Act of the Ordinary Shares issuable upon exercise of the Company Public Warrants, and thereafter to use commercially reasonable efforts to cause the same to become effective by December 17, 2026 (i.e. 60 Business Days after Closing) and to maintain a current prospectus relating to the Ordinary Shares issuable upon exercise of the Company Public Warrants until the expiration of the Company Public Warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Ordinary Shares issuable upon exercise of the Company Public Warrants is not effective by December 17, 2026, holders of Company Public Warrants may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise Company Public Warrants on a cashless basis in accordance with Section 3(a)(9) of the Securities Act or another available exemption. Notwithstanding the foregoing, if the Ordinary Shares are, at the time of any exercise of a Company Public Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Company Public Warrants who exercise their Company Public Warrants to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act and, if we so elect, we will not be required to file or maintain in effect a registration statement.
Once the Company Public Warrants become exercisable, we may redeem the outstanding Company Public Warrants:
•	in whole and not in part;
•	at a price of $0.01 per Company Public Warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share, as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Company Public Warrant as described below, for any 20 Trading Days within a 30-Trading Day period ending three Business Days before we send the notice of redemption to the holders of the Company Public Warrants.

We will not redeem the Company Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Company Public Warrants is then effective and a current prospectus relating to such Ordinary Shares is available throughout the relevant measurement period. If and when the Company Public Warrants become redeemable by us, we may not exercise our redemption right if the issuance of Ordinary Shares upon exercise of the Company Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We have established the last of the redemption criteria described above to prevent a redemption call unless there is, at the time of the call, a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Company Public Warrants, each holder of Company Public Warrants will be entitled to exercise its Company Public Warrants prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price, as adjusted, as well as the $11.50 warrant exercise price after the redemption notice is issued.
A holder of Company Public Warrants may notify us in writing that it elects to be subject to a requirement that such holder will not have the right to exercise its Company Public Warrants to the extent that, after giving effect to such exercise, such holder, together with its affiliates, to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Ordinary Shares outstanding immediately after giving effect to such exercise.
If the number of outstanding Ordinary Shares is increased by a share capitalization payable in Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Ordinary Shares issuable on exercise of each Company Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a share capitalization of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “fair market value” means the volume weighted average price of the Ordinary Shares during the 10-Trading Day period ending on the Trading Day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Company Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all holders of Ordinary Shares on account of such Ordinary Shares (or other securities into which the Company Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends,, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.
If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split, reverse share sub-division or reclassification of Ordinary Shares or other similar event, then, on the effective date of such event, the number of Ordinary Shares issuable on exercise of each Company Public Warrant will be decreased in proportion to such decrease in the outstanding Ordinary Shares.
Whenever the number of Ordinary Shares purchasable upon the exercise of the Company Public Warrants is adjusted, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction, the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Company Public Warrants immediately prior to such adjustment, and the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.
In the case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects par value), or in the case of any merger or consolidation of us with or into another entity (other than a transaction in which we are the continuing entity and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Company Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Company Warrants, and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such transaction that the holder of the Company Warrants would have received if such holder had exercised its Company Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of equity securities in the successor entity that are listed for trading on a national securities exchange or quoted in an established over-the-counter market, or are to be so listed or quoted immediately following such event, and if the registered holder of the Company Warrant properly exercises such Company Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the Company Warrant.
The Company Public Warrants are issued in registered form pursuant to the Closing Warrant Agreement between the Company Warrant Agent and us. The Closing Warrant Agreement provides that the terms of the Company Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any defective provision or mistake, including to conform the provisions of the Closing Warrant Agreement to the description of the terms of the Company Warrants set forth in this prospectus, (ii) adjusting provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Closing Warrant Agreement, (iii) adding or changing any provisions with respect to matters or questions arising under the Closing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem not to adversely affect the rights of the registered holders of the Company Warrants or (iv) providing for the delivery of the alternative issuance described above. All other modifications or amendments require the vote or written consent of holders of at least 50% of the then-outstanding Company Public Warrants, except that amendments solely affecting the terms of the Company Private Warrants require the vote or written consent of holders of at least 50% of the Company Private Warrants, including the vote or written consent of BTIG with respect to Company Private Warrants held by BTIG.
The Company Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), for the number of Company Public Warrants being exercised. Holders of Company Public Warrants do not have the rights or privileges of holders of Ordinary Shares, including voting rights, until they exercise their Company Public Warrants and receive Ordinary Shares.
The Closing Warrant Agreement provides that, subject to applicable law, any action, proceeding or claim arising out of or relating in any way to the Closing Warrant Agreement will be brought and enforced in the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York, and we will irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act, but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States are the sole and exclusive forum.
Company Private Warrants
The Company Private Warrants will be identical to the Company Public Warrants, except that, so long as they are held by the Sponsor or its permitted transferees, such Company Private Warrants (i) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the consummation of the Business Combination, (ii) will be entitled to registration rights and (iii) with respect to Company Private Warrants held by BTIG and/or its designees, will not be exercisable more than five years from the commencement of sales in the SPAC IPO in accordance with FINRA Rule 5110(g)(8). Amendments solely affecting the terms of the Company Private Warrants require the vote or written consent of holders of at least 50% of the Company Private Warrants, including the vote or written consent of BTIG with respect to Company Private Warrants held by BTIG.
NextChem Warrants
The NextChem Warrants constitute a separate class of warrants from the Company Warrants. Under a joint venture agreement dated June 16, 2025 and a contribution agreement dated October 22, 2025, Newcleo S.A. issued NextChem S.p.A. 6,140,351 ordinary shares at an issuance price of EUR 2.85 per share, with three warrants attached to each share, that is an aggregate of 18,421,053 warrants. Pursuant to the NextChem Contribution Agreement dated January 15, 2026, NextChem contributed those shares and warrants to the Company in exchange for 6,140,351 new ordinary shares and 18,421,053 warrants of the Company, which constitute the NextChem Warrants. Each NextChem Warrant entitled its holder to subscribe for one new ordinary share of the Company at an exercise price of EUR 2.85, subject to adjustment as described below.

In connection with the Business Combination, the number of NextChem Warrants will be adjusted to reflect the Recapitalization. Based on the Recapitalization Factor of 0.4807, the 18,421,053 NextChem Warrants became warrants exercisable for approximately 8,855,000 Ordinary Shares, with the exercise price adjusted accordingly.
The NextChem Warrants consist of three equal tranches of 6,140,351 warrants each (prior to the adjustment referred to above), referred to as Warrants 1, Warrants 2 and Warrants 3, respectively.
The three tranches will become exercisable only upon the occurrence of the corresponding earn-out event under the joint venture agreement: Warrants 1 upon Earn-Out Event 1, Warrants 2 upon Earn-Out Event 2 and Warrants 3 upon Earn-Out Event 3. Each tranche will be required to be exercised in full, and each NextChem Warrant may be exercised only once. Exercise of the applicable tranche will be a prerequisite to payment of the corresponding earn-out amount under the joint venture agreement and the Delegation Payment Agreement.
The holder may exercise a tranche only within 60 Business Days following the occurrence of the applicable earn-out event and, in all events, before the expiration of 20 years from the shareholder decisions approving the issuance of the underlying shares. Any tranche whose applicable earn-out event has not occurred by December 31, 2045 will be automatically cancelled without compensation.
To exercise a tranche of the NextChem Warrants, the holder will deliver a duly signed exercise notice to the registered office of the Company in the manner required by the applicable terms. The exercise price will be paid entirely by way of set-off against the corresponding earn-out amount owed to the holder under the joint venture agreement and the Delegation Payment Agreement. Accordingly, exercise of the NextChem Warrants will not require any cash payment by the holder and will not result in any cash proceeds to us. Upon receipt of the required documents and satisfaction of the applicable earn-out event, we will allot and issue the underlying Ordinary Shares and update our statutory books and make any required filings.
The Ordinary Shares issued upon exercise of the NextChem Warrants will rank pari passu in all respects with our existing Ordinary Shares and will be subject to our articles of association. Holders of NextChem Warrants will not have any rights or privileges of holders of Ordinary Shares, including voting or dividend rights, until they exercise the NextChem Warrants and receive the underlying Ordinary Shares.
The NextChem Warrants include customary anti-dilution and holder-protection provisions. In particular, adjustments to the exercise price or the number of underlying shares will be made, as applicable, in connection with capital reductions, distributions of reserves or share premiums, issuances with preferential subscription rights, the creation of preference shares, mergers, demergers and similar transactions, and the holders will receive protections intended to preserve the economic value of their rights. In particular, if the circumstances arise which allow for the conversion of the Company Earnout Shares into Ordinary Shares, the number of Ordinary Shares issuable on exercise of the NextChem Warrants will be increased on the same basis as if NextChem had received such number of Company Earnout Shares on the basis that the relevant NextChem Warrants had been exercised and NextChem had been issued with the relevant Ordinary Shares in the Company prior to the issue of the Company Earnout Shares and the exercise price of the NextChem Warrants will be adjusted accordingly.
The NextChem Warrants will not be governed by the Closing Warrant Agreement, will not be listed on Nasdaq, and no public trading market for the NextChem Warrants exists or is expected to develop. The Company will not have the right to redeem the NextChem Warrants under the redemption provisions applicable to the Company Public Warrants. The board may cancel the NextChem Warrants without compensation if the joint venture agreement is terminated for a breach by NextChem or otherwise lapses.

USE OF PROCEEDS
All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by them for their respective accounts. We will not receive any proceeds from sales of Ordinary Shares by the Selling Securityholders.
We may receive proceeds from the exercise of the Company Private Warrants to the extent such warrants are exercised for cash. Each whole Company Private Warrant will be exercisable for one Ordinary Share at an exercise price of $11.50 per share, subject to adjustment, commencing 30 days after the completion of the Business Combination. The amount of any such proceeds will depend on the number of Company Private Warrants exercised for cash, and there can be no assurance that any Company Private Warrants will be exercised or that we will receive any proceeds from their exercise. To the extent any Company Private Warrants are exercised on a cashless basis, we will not receive any proceeds from such exercise. We will not receive any cash proceeds from the exercise of the NextChem Warrants because the exercise price will be settled by way of set-off against the corresponding earn-out obligation.
We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.

MARKET PRICE OF OUR SECURITIES
Our Ordinary Shares and Company Warrants began trading on Nasdaq under the symbols “NWCL” and “NWCLW,” respectively, on September 22, 2026. The SPAC’s units, SPAC Class A Ordinary Shares and SPAC Public Warrants were previously listed on Nasdaq under the symbols “NHICU,” “NHIC” and “NHICW,” respectively. The SPAC’s units commenced public trading on March 3, 2025, and the SPAC Class A Ordinary Shares and SPAC Public Warrants commenced separate public trading on April 17, 2025.
Upon the Closing of the Business Combination, each SPAC Class A Ordinary Share and each SPAC Class B Ordinary Share was exchanged for one Ordinary Share, and each SPAC Public Warrant and SPAC Private Placement Warrant became a Company Public Warrant and a Company Private Warrant, respectively, on a one-for-one basis. In connection with the Closing, the SPAC’s units, the SPAC Class A Ordinary Shares and the SPAC Public Warrants were delisted from Nasdaq and deregistered under the Exchange Act.
On October 15, 2026, the closing sale price of our Ordinary Shares was $6.37 per share and the closing sale price of our Company Warrants was $0.77 per warrant. As of October 15, 2026, there were two holders of record of our Ordinary Shares and Company Warrants—Cede & Co. and GTU Ops Inc. Such numbers do not include beneficial owners holding our securities through nominee names.

DIVIDEND POLICY
Under current English law, among other things, a company’s accumulated, realized profits must exceed its accumulated, realized losses (on a non-consolidated basis) before dividends can be paid. Accordingly, we may only pay dividends if we have sufficient distributable reserves (on a non-consolidated basis), which are our accumulated, realized profits, so far as not previously utilized by distribution or capitalization less our accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The amount of our distributable reserves is a cumulative calculation. We may be profitable in a single financial year but unable to pay a dividend if the profits of that year do not offset all previous years’ accumulated, realized losses. Additionally, a public company may only make a distribution if the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves, and if, and to the extent that, the distribution itself does not reduce the amount of the net assets to less than that aggregate. The declaration and payment of any future dividends will be at the discretion of our board and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, any future debt agreements, applicable laws and other factors that our Board may deem relevant.
We have not paid any cash dividends on our Ordinary Shares to date.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of the date of this prospectus by:
•	each person who is known to be the beneficial owner of more than 5% of the outstanding Ordinary Shares;
•	each of our named executive officers or directors, and all directors and executive officers as a group.
Beneficial ownership is determined according to the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security, or has the right to acquire such powers within 60 days. In addition, a person is deemed to be the beneficial owner of any Ordinary Shares that such person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any security. In computing the number of Ordinary Shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights held by that person that are currently exercisable, or exercisable within 60 days of the date of this prospectus, are deemed outstanding, while such Ordinary Shares are not deemed outstanding for purposes of computing the percentage ownership of any other person.
The beneficial ownership of Ordinary Shares set forth below is based on 281,534,950 Ordinary Shares issued and outstanding as of the date of this prospectus. In addition, for each person listed below, the number of Ordinary Shares issuable to that person upon the exercise of options or Company Warrants that are exercisable within 60 days of the date of this prospectus is treated as outstanding for purposes of calculating that person’s percentage ownership, but is not treated as outstanding for purposes of calculating the percentage ownership of any other person.

	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned
Executive Officers and Directors
Stefano Buono(2)	20,123,335	7.13%
Elisabeth Rizzotti(3)	763,423	0.27%
Jon Stranske	—	—
Anne-François de Bourdoncle de Saint Salvy(4)	34,334	0.01%
Manfredi Lefebvre d’Ovidio de Clunières di Balsorano(5)	4,435,490	1.58%
Andrea Ruben Osvaldo Levi(6)	4,855,070	1.72%
Raffaele Petrone(7)	20,301,194	7.21%
Suzy Taherian	32,000	0.01%
Heinz Maeusli	—	—
Jeffrey J. Lyash	—	—
All executive officers and directors as a group (ten individuals)(8)	50,544,846	17.87%
Other 5% Holders
Fin Posillipo S.p.A.(7)	20,301,194	7.21%
Elysia Capital I SCSp(2)	19,210,290	6.82%
Simon Fiduciaria S.p.A.(9)	15,079,795	5.36%

(1)	Unless otherwise noted, the business address of each of the persons and entities listed above is 55 South Audley Street, London, W1K 2QH, United Kingdom.
(2)
Consists of 19,210,290 Ordinary Shares held of record by Elysia Capital I SCSp, whose business address is 2 Place de Strasbourg, Luxembourg, Grand Duchy of Luxembourg, and 119,603 Ordinary Shares held of record by Stefano Buono and 793,442 Ordinary Shares issuable upon the exercise of options that are exercisable within 60 days of the date of this prospectus. Stefano Buono is the ultimate beneficial owner of Elysia Capital I SCSp and as such has sole voting and dispositive power over the Ordinary Shares held by Elysia Capital I SCSp.

(3)
Consists of 324,472 Ordinary Shares held of record by Elisabeth Rizzotti and 438,951 Ordinary Shares issuable upon the exercise of options that are exercisable within 60 days of the date of this prospectus.

(4)	Consists of 34,334 Ordinary Shares issuable upon the exercise of fully vested options that are exercisable by Anne-François de Bourdoncle de Saint Salvy within 60 days of the date of this prospectus.
(5)	Consists of 4,435,490 Ordinary Shares held through Emmeplus Limited, over which Mr. Lefebvre has sole ultimate investment and voting power.
(6)	Consists of 3,749,460 Ordinary Shares held through Parabensa S.R.L. and 1,105,610 Ordinary Shares held through Dal 1802 Educazione Cultura Salute Ambiente Tecnologia S.R.L.

(7)
Consists of 20,301,194 Ordinary Shares held of record by Fin Posillipo S.p.A., whose business address is Viale della Liberazione 111, Napoli (NA), 80125 Italy. Raffaele Petrone is the ultimate beneficial owner of Fin Posillipo S.p.A. and as such has sole voting and dispositive power over the Ordinary Shares held by Fin Posillipo S.p.A.

(8)
Consists of 49,278,119 Ordinary Shares beneficially owned by our executive officers and directors and 1,266,727 Ordinary Shares issuable upon the exercise of options held by our executive officers and directors that are exercisable within 60 days of the date of this prospectus.

(9)
Consists of 15,079,795 Ordinary Shares held of record by Simon Fiduciaria S.p.A., whose business address is Via Giannone 10, 10121 Turin, Italy. Simon Fiduciaria S.p.A holds such shares in a fiduciary or nominee capacity for the benefit of certain underlying investors and not for the account of any single controlling person. The underlying investors retain the right to direct the voting and disposition of the Ordinary Shares held by Simon Fiduciaria S.p.A for their respective accounts, and Simon Fiduciaria S.p.A acts in accordance with such instructions. Accordingly, no individual person is known by the Company to have or share voting or dispositive power over all of the Ordinary Shares held of record by Simon Fiduciaria S.p.A. No underlying investor for whom Simon Fiduciaria S.p.A holds Ordinary Shares beneficially owns more than 5% of the Ordinary Shares outstanding.

SELLING SECURITYHOLDERS
This prospectus relates to the offer and sale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, assignees or other successors in interest, of:
•
up to 4,910,451 Ordinary Shares issued to the Sponsor, BTIG and certain directors of SPAC in exchange for SPAC Ordinary Shares. These Ordinary Shares are subject to lock-up restrictions under the Sponsor Support Agreement and are entitled to resale registration under the Registration Rights Agreement;

•	up to 5,410,058 Ordinary Shares issued to Pre-PIPE Investors and Post-PIPE Investors in connection with certain capital raises carried out by the Company in March, April and July 2026;
•	up to 21,600,000 Ordinary Shares issued to the PIPE Investors pursuant to PIPE Subscription Agreements at a purchase price of $10.00 per share;
•
up to 168,237,194 Ordinary Shares held by RRA Shareholders. Certain of these shares are subject to lock-up restrictions under the Lock-up Arrangements and are entitled to resale registration under the Registration Rights Agreement.

•
up to 17,677,233 Ordinary Shares issuable upon the conversion of Class B Shares held by certain Selling Securityholders. The Class B Shares will convert into Ordinary Shares only if the applicable volume weighted average price vesting conditions of are satisfied (as described in Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Business Combination Agreement—Earnout Arrangements”). None of those conditions has been satisfied as of the date of this prospectus and they may never be satisfied, in which case no Ordinary Shares will be issued in respect of the Class B Shares.

In addition, this prospectus relates to the issuance by us of up to 291,717 Ordinary Shares that are issuable by us upon the exercise of Company Private Warrants. The Company Private Warrants were issued to the Sponsor and BTIG in exchange for SPAC Private Placement Warrants that were originally acquired by the Sponsor and by BTIG in a private placement of 552,600 and 227,500 private placement units, respectively, each consisting of one SPAC Class A Ordinary Share and one-half of one SPAC Private Placement Warrant (as defined herein), for a purchase price of $10.00 per SPAC Unit in connection with the closing of the SPAC IPO. In addition, this prospectus relates to the resale by a Selling Securityholder of up to approximately 8,855,000 Ordinary Shares that will be issuable upon the exercise of the NextChem Warrants. The NextChem Warrants represent warrants issued by the Company to NextChem as consideration for NextChem’s contribution of certain shares and warrants to the Company pursuant to the NextChem Contribution Agreement. In connection with the Business Combination, the number and exercise price of the NextChem Warrants were adjusted to reflect the Recapitalization. The NextChem Warrants will be exercisable only upon the occurrence of the applicable earn-out events, and the exercise price will be settled entirely by way of set-off against the corresponding earn-out obligation, so we will not receive any cash proceeds from their exercise.
Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our Ordinary Shares and Warrants after the date of this prospectus. The Selling Securityholders will determine the timing, pricing and rate at which they sell such securities into the public market. Certain of the Selling Securityholders have an incentive to sell their securities because they have purchased Ordinary Shares and/or Warrants at prices below, in some cases significantly below, the recent trading prices of our securities. Sales by such investors may cause the trading prices of our securities to experience a decline.
The Ordinary Shares beneficially owned by the Selling Securityholders and being registered for resale pursuant to the registration statement of which this prospectus forms a part represent 71.1% of our total outstanding Ordinary Shares as of the date of this prospectus and, subject to the lock-up restrictions described herein, these holders will have the ability to sell all of their Ordinary Shares pursuant to the registration statement of which this prospectus forms a part so long as it is available for use. Given the substantial number of Ordinary Shares being registered for potential resale by Selling Securityholders pursuant to this prospectus (and the concentration of such Ordinary Shares among the RRA Shareholders in particular), the sale of Ordinary Shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of Ordinary Shares intend to sell Ordinary Shares, particularly the RRA Shareholders, could increase the volatility of the market price of our Ordinary Shares or result in a significant decline in the public trading price of our Ordinary Shares.

Of the up to 217,834,936 Ordinary Shares registered for resale by the Selling Securityholders, 17,677,233 Ordinary Shares, or approximately 8.1% of that total, are not currently outstanding and are issuable only upon the conversion of Class B Shares. The Class B Shares convert into Ordinary Shares only upon satisfaction of volume weighted average price vesting conditions of $15.00 and $18.00 per Ordinary Share (as described in Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Business Combination Agreement—Earnout Arrangements”). None of these conditions has been satisfied as of the date of this prospectus, and they may never be satisfied. Accordingly, the aggregate number of Ordinary Shares registered for resale under this prospectus exceeds the number of Ordinary Shares that the Selling Securityholders are presently able to sell, and the Selling Securityholders will be able to sell Ordinary Shares in respect of the Class B Shares only if and when the applicable vesting conditions are satisfied.
In addition, some of the Ordinary Shares being registered for resale were acquired by the Selling Securityholders for prices considerably below the current market price of the Ordinary Shares. Even if the current market price is significantly below the price at the time of the SPAC IPO (as defined herein), certain Selling Securityholders may have an incentive to sell because they have purchased their Ordinary Shares at prices significantly lower than our public investors or the current trading price of the Ordinary Shares and may profit significantly so even under circumstances in which our public shareholders or certain other Selling Securityholders would experience losses in connection with their investment. 951 Ordinary Shares in exchange for our Ordinary Shares As a result, the Sponsor may experience a positive rate of return on the securities they purchased due to the differences in their purchase price of SPAC Ordinary Shares. Based on the closing price of our Ordinary Shares referenced above, the Sponsor may experience a potential profit of up to $7.9499 per share. In addition, certain of our shareholders were issued Ordinary Shares at purchase prices as low as approximately €0.01 per share. While the Sponsor and certain of our shareholders may experience a positive rate of return based on the current trading price of our Ordinary Shares, other Selling Securityholders may not. For example, the PIPE Investors acquired our Ordinary Shares at an original purchase price of $10.00 per Ordinary Share. Similarly, the public holders of our securities may not experience a positive rate of return on the securities they purchase due to differences in the applicable purchase price and the trading price.
As such, public shareholders of the Ordinary Shares have likely paid significantly more than certain of the Selling Securityholders, in particular the Sponsor and certain affiliates of the Sponsor, for their Ordinary Shares, and should not expect to see a positive return unless the price of the Ordinary Shares appreciates above the price at which such shareholders purchased their Ordinary Shares. For example, investors who purchase our Ordinary Shares on Nasdaq at prices above $7.50 per Ordinary Share will not experience a similar rate of return on the Ordinary Shares they purchased due to differences in the purchase prices and the current trading price. In addition, sales by the Selling Securityholders may cause the trading prices of our securities to experience a decline. As a result, the Selling Securityholders may effect sales of Ordinary Shares at prices significantly below the current market price, which could cause market prices to decline further.
The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering securities for resale to the public and the aggregate number of Ordinary Shares that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
The following table sets forth the names of the Selling Securityholders, the number of Ordinary Shares (including Ordinary Shares underlying the Company Warrants and the NextChem Warrants) owned by each of them as of the date of this prospectus, the maximum number of Ordinary Shares which may be offered by each of them pursuant to this prospectus, and the number and percentage of Ordinary Shares to be beneficially owned by each Selling Securityholder assuming all of the Ordinary Shares which may be offered by such Selling Securityholder pursuant to this prospectus are sold. The number of Ordinary Shares shown as being offered by each Selling Securityholder includes Ordinary Shares issuable upon the exercise of Company Warrants and NextChem Warrants held by such Selling Securityholder, the issuance and resale of which are separately registered by the registration statement of which this prospectus forms a part as described on the cover page of this prospectus.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s Ordinary Shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

	Ordinary Shares Beneficially Owned Prior to the Offering		Ordinary Shares to be Sold in the Offering		Ordinary Shares Beneficially Owned After the Offering
Name of Selling Securityholder(1)	Number	%	Number	%	Number	%
26 Worldwide S.C.I.(2)	118,972	0.04	108,972	90.75	10,000	*
3i, LP(3)	100,000	0.04	100,000	100.00	—	—
Abdulai Daribi(4)	35,014	0.01	27,804	77.35	7,210	*
Adolfo Fucci(5)	138,008	0.04	128,008	92.03	10,000	*
Andrea Ruben Osvaldo Levi(6)	5,340,577	1.72	5,340,577	100.00	—	—
Antomuca S.L.(7)	31,450	0.01	31,450	100.00	—	—
Antonio Briscese(8)	12,896	*	12,896	100.00	—	—
Art S.r.l.(9)	63,358	0.02	63,358	100.00	—	—
Audentia Capital SICAV-RAIF – Stonewake Capital Fund(10)	500,000	0.18	500,000	100.00	—	—
Aura Consulting S.r.l.(11)	158,631	0.05	158,631	100.00	—	—
Avior S.A.(12)	72,450	0.02	72,450	100.00	—	—
AZ Allocation – Trend(13)	450,000	0.16	450,000	100.00	—	—
AZ Equity – Future Opportunities(14)	50,000	0.02	50,000	100.00	—	—
Azimut Direct Investment Newcleo SCSp(15)	7,050,266	2.28	7,040,266	99.84	10,000	*
BE International Equities SIF SICAV(16)	106,409	0.04	106,409	100.00	—	—
BF & F S.r.l.(17)	8,812,832	2.85	8,802,832	99.88	10,000	*
Bigfoot Investments LLC(18)	1,000,000	0.36	1,000,000	100.00	—	—
Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV.(19)	1,000,000	0.36	1,000,000	100.00	—	—
Blockstream Capital Holdings(20)	14,918,112	4.82	14,918,112	100.00	—	—
Blu Acquario Prima S.p.A.(21)	2,734,199	0.88	2,724,199	99.60	10,000	*
Bluehold 5 Ltd(22)	6,482,327	2.09	6,472,327	99.83	10,000	*
Brian Pierre Mathis(23)	32,000	0.01	32,000	100.00	—	—
Brookers S.p.A.(24)	63,358	0.02	63,358	100.00	—	—
BTIG, LLC(25)	341,250	0.12	341,250	100.00	—	—
Burkehill Master Fund LP(26)	500,000	0.18	500,000	100.00	—	—
Carlo Roccio(27)	31,781	0.01	21,781	65.39	10,000	*
Carlo Tassara S.p.A.(28)	370,139	0.12	360,139	97.03	10,000	*
Céline Laurence Fabienne Viviant(29)	14,642	*	13,055	88.08	1,587	*
Claudia Maria Bertoni(30)	31,450	0.01	31,450	100.00	—	—
Cornelis Marinus Pieter Vrins(31)	88,826	0.03	78,826	87.81	10,000	*
Crossfid S.p.A.(32)	279,072	0.09	269,072	96.06	10,000	*
Davide Gerbaudo(33)	65,773	0.02	55,773	83.28	10,000	*
Denis Etienne François Enz(34)	480,261	0.16	470,261	97.71	10,000	*

	Ordinary Shares Beneficially Owned Prior to the Offering		Ordinary Shares to be Sold in the Offering		Ordinary Shares Beneficially Owned After the Offering
Name of Selling Securityholder(1)	Number	%	Number	%	Number	%
DMG Partners S.r.l.s.(35)	12,896	*	12,896	100.00	—	—
Dockside Fund I LP(36)	51,895	0.02	51,895	100.00	—	—
Duneane Asset Management Ltd(37)	120,972	0.04	110,972	90.91	10,000	*
Ecoline S.r.l.(38)	541,509	0.18	541,509	100.00	—	—
Elisabeth Rizzotti(39)	356,919	0.12	356,919	100.00	—	—
Energy Investimenti S.r.l.(40)	109,461	0.04	99,461	89.95	10,000	*
Enrico Maria Pecchio(41)	12,896	*	12,896	100.00	—	—
Erminia Leonardi(42)	304,042	0.10	294,042	96.38	10,000	*
Ettore Carello(43)	31,450	0.01	31,450	100.00	—	—
Eurofinim S.r.l.(44)	48,324	0.02	38,324	77.24	10,000	*
EVRG 18, LP(45)	5,199,571	1.68	5,189,571	99.79	10,000	*
EXTERNEQ 1 LP(46)	326,200	0.12	326,200	100.00	—	—
Fidim S.p.A.(47)	7,050,266	2.28	7,040,266	99.84	10,000	*
Fior Di Loto S.C.P.(48)	5,160,392	1.67	5,150,392	99.79	10,000	*
Flavio Del Monte(49)	18,184	*	13,377	70.92	4,807	*
Fleurance Investissement S.C.(50)	31,781	0.01	21,781	65.39	10,000	*
Francesco Manniello(51)	89,890	0.03	79,890	87.76	10,000	*
Francesco Sassu(52)	12,896	*	12,896	100.00	—	—
Futura S.S.(53)	37,013	0.01	27,013	70.28	10,000	*
Gaudenzio Roveda(54)	6,213,047	2.01	6,203,047	99.82	10,000	*
Giovanni Sapone(55)	32,254	0.01	22,254	65.90	10,000	*
Graham Credit Opportunities Ltd.(56)	245,300	0.09	245,300	100.00	—	—
Graham Macro Strategic Ltd.(57)	1,984,700	0.70	1,984,700	100.00	—	—
Guido Giletta(58)	209,392	0.07	199,392	94.75	10,000	*
Healthcap S.r.l.(59)	383,357	0.12	373,357	97.13	10,000	*
HIF Solitude Ltd(60)	176,310	0.06	176,310	100.00	—	—
Hofima S.p.A.(61)	9,234,573	2.98	9,224,573	99.88	10,000	*
Ilusa S.r.l.(62)	79,465	0.03	69,465	86.16	10,000	*
James Matthew Yerbic(63)	32,000	0.01	32,000	100.00	—	—
K-On Energy S.r.l.(64)	83,828	0.03	83,828	100.00	—	—
Kibotion S.r.l.(65)	644,840	0.21	644,840	100.00	—	—
Kryger Enhanced Master Fund(66)	184,928	0.07	184,928	100.00	—	—
Kryger Event Master Fund(67)	115,072	0.04	115,072	100.00	—	—
LIFTT S.C.A.(68)	2,559,129	0.83	2,549,129	99.57	10,000	*
Lorenz Di Mattioli Alvaro S.S.(69)	12,954	*	12,954	100.00	—	—
Luciano Cinotti(70)	5,837,620	1.88	5,827,620	99.81	10,000	*
Luisa Carena(71)	50,726	0.02	40,726	78.32	10,000	*
Luleo S.A.(72)	9,234,573	2.98	9,224,573	99.88	10,000	*
LuminArx Opportunistic Alternative Solutions Holdings II Fund LP(73)	168,067	0.06	168,067	100.00	—	—
LuminArx Pavo Holdings II LP(74)	57,828	0.02	57,828	100.00	—	—
Manfredi Lefebvre d’Ovidio de Clunières di Balsorano(75)	4,761,539	1.58	4,761,539	100.00	—	—
Marco Aria(76)	42,245	0.02	32,245	76.33	10,000	*
Marie Helene Polo(77)	177,137	0.06	167,137	93.79	10,000	*
Mario Felicetti(78)	32,103	0.01	22,103	65.74	10,000	*
Merewether Investment Management, LP as investment adviser to Merewether Cyclicals Master Fund, LP(79)	1,806,070	0.64	1,806,070	100.00	—	—
Merewether Investment Management, LP as investment adviser to Merewether Energy Transformation Master Fund, Ltd.(80)	315,835	0.11	315,835	100.00	—	—

	Ordinary Shares Beneficially Owned Prior to the Offering		Ordinary Shares to be Sold in the Offering		Ordinary Shares Beneficially Owned After the Offering
Name of Selling Securityholder(1)	Number	%	Number	%	Number	%
MGM S.r.l.(81)	79,902	0.03	69,902	86.23	10,000	*
MI Capital S.r.l.(82)	365,410	0.12	365,410	100.00	—	—
Mimosa Beck Peccoz(83)	31,838	0.01	21,838	65.45	10,000	*
Mission Pure Alpha Master LP(84)	223,690	0.08	223,690	100.00	—	—
MMCAP International Inc. SPC(85)	3,000,000	1.07	3,000,000	100.00	—	—
MMF LT, LLC(86)	200,000	0.07	200,000	100.00	—	—
Moore Global Investments, LLC(87)	400,000	0.14	400,000	100.00	—	—
Navig S.A.S.(88)	1,179,157	0.38	1,169,157	99.07	10,000	*
NewHold Industrial Technology III, LLC(89)	4,582,918	1.63	4,582,918	100.00	—	—
Nextchem S.p.A.(90)	12,166,171	4.09	12,166,171	100.00	—	—
Nicola Treves(91)	12,896	*	12,896	100.00	—	—
Novacapital S.r.l.(92)	5,640,212	1.82	5,630,212	99.80	10,000	*
Octium Life DAC(93)	5,287,700	1.71	5,277,700	99.79	10,000	*
Padmanee Sharma(94)	25,000	*	25,000	100.00	—	—
PB Investment Ltd(95)	293,760	0.09	293,760	100.00	—	—
Philip Horlock(96)	100,000	0.04	100,000	100.00	—	—
Philippe Jabre(97)	134,073	0.04	134,073	100.00	—	—
Piergiorgio Strata(98)	99,878	0.03	89,878	88.99	10,000	*
Pietro Quaranta(99)	42,517	0.01	42,517	100.00	—	—
Pietro Sorrentino(100)	169,206	0.05	169,206	100.00	—	—
Prando S.r.l.(101)	44,612	0.01	34,612	75.34	10,000	*
Principal Global Multi-Strategy Fund(102)	454	*	454	100.00	—	—
Quantum Containment Systems LLC(103)	1,000,000	0.36	1,000,000	100.00	—	—
Raffaele Petrone(104)	22,331,313	7.21	22,331,313	100.00	—	—
Reaves Utility Income Fund(105)	4,500,000	1.60	4,500,000	100.00	—	—
Renilde Joanna J. Vanden Broeck(106)	16,421	*	13,216	78.53	3,205	*
Ro.Ro Società Semplice(107)	4,362,352	1.41	4,352,352	99.75	10,000	*
Roberto Italia(108)	158,631	0.05	158,631	100.00	—	—
Romolo Bardin(109)	115,023	0.04	105,023	90.44	10,000	*
Scott Philip Scharfman(110)	32,000	0.01	32,000	100.00	—	—
Sebco Investment Group Ltd(111)	557,529	0.18	547,529	98.03	10,000	*
Sezaneh Taherian(112)	32,000	0.01	32,000	100.00	—	—
Sforzesca Investimenti S.r.l.(113)	39,657	0.01	29,657	72.26	10,000	*
Silvia Fiorucci(114)	4,758,930	1.54	4,748,930	99.77	10,000	*
Simon Fiduciaria S.p.A.(115)	16,587,774	5.36	16,577,774	99.93	10,000	*
Stefano Buono(116)	21,262,882	6.87	21,262,882	100.00	—	—
The European Organization for Nuclear Research for the benefit of its Pension Fund(117)	676,623	0.17	676,623	100.00	—	—
The Merger Fund(118)	40,808	0.01	40,808	100.00	—	—
The Merger Fund VL(119)	423	*	423	100.00	—	—
Thomas J. Sullivan(120)	50,000	0.02	50,000	100.00	—	—
Tiziana Giletta(121)	35,337	0.01	25,337	68.87	10,000	*
Tosca Focus(122)	500,000	0.18	500,000	100.00	—	—
Unico S.r.l.(123)	33,573	0.01	23,573	67.24	10,000	*
Virtus Westchester Credit Event Fund(124)	693	*	693	100.00	—	—
Vox Sualem S.r.l.(125)	63,452	0.02	53,452	82.66	10,000	*
Xantium Partners L.P.(126)	500,000	0.18	500,000	100.00	—	—
XS Consulting S.r.l.(127)	113,921	0.04	113,921	90.34	10,000	*

(*)	Represents beneficial ownership of less than 0.01% of the outstanding Ordinary Shares.
(1)
In calculating the percentages of Ordinary Shares outstanding, (a) the numerator is calculated by adding the number of Ordinary Shares held by such beneficial owner and the number of Ordinary Shares issuable upon the exercise of Company Warrants or NextChem Warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding the total aggregate number of Ordinary Shares outstanding and the number of Ordinary Shares issuable upon the exercise of Company Warrants or NextChem Warrants held by such beneficial owner, if any (but not the number of Ordinary Shares issuable upon the exercise of Company Warrants or NextChem Warrants held by any other beneficial owner). The number of Ordinary Shares shown for each Selling Securityholder in the columns captioned “Ordinary Shares Beneficially Owned Prior to the Offering” and “Ordinary Shares to be Sold in the Offerin”” includes Ordinary Shares issuable upon the conversion of Class B Shares held by such Selling Securityholder. Such Class B Shares will convert into Ordinary Shares only upon satisfaction of the volume weighted average price vesting conditions of $15.00 and $18.00 per Ordinary Share (as described in Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Business Combination Agreement—Earnout Arrangements”), none of which has been satisfied as of the date of this prospectus, and may never convert. The percentages shown in the table are calculated by reference to the 281,534,950 Ordinary Shares outstanding as of the date of this prospectus and do not give effect to the conversion of any Class B Shares.

(2)
26 Worldwide S.C.F. is a family-owned French civil-law company (société civile familaile) registered and based in Saint-Barthelemy. France. Balbinc Ducray. co-manager and director or26 WORLDWIDE S.C.F ., has voting and investment control over the Registrable Securities. Eric Moulin acts as the local relationship manager for 26 Worldwide S.C.I. and does not exercise independent voting or dispositive control over the Registrable Securities. ODDO 13HF provides portfolio management and custody services only and does not exercise independent voting or dispositive control over the Registrable Securities. The registered address of 26 Worldwide S.C.I. is 2 rue des Normands, 97133 St Barthélemy.

(3)
3i Management LLC is the general partner of 3i, LP, and Maier Joshua Tarlow is the manager of 3i Management LLC. As such, Mr. Tarlow exercises sole voting and dispositive power over securities beneficially owned directly or indirectly by 3i, LP and 3i Management LLC. Mr. Tarlow disclaims beneficial ownership of the securities beneficially owned directly by 3i, LP and indirectly by 3i Management LLC. The business address of each of the aforementioned parties is 2 Wooster Street, 2nd Floor, New York, NY 10013. We have been advised that none of Mr. Tarlow, 3i Management LLC or 3i, LP is a member of the Financial Industry Regulatory Authority (“FINRA”) or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer.

(4)	The registered address of Abdulai Daribi is 885 Rue Jean de Gingin, Divonne-Les-Bains, 1220, France.
(5)	The registered address of Adolfo Fucci is 294 Route De Meyrin, 1217 Meyrin, Switzerland.
(6)
Consists of 1,105,610 Ordinary Shares held through Dal 1802 Educazione Cultura Salute Ambiente Tecnologia S.r.l. and 3,749,460 Ordinary Shares held through Parabensa S.r.l. (comprising 1,345,960 Ordinary Shares and 2,403,500 Ordinary Shares) and 485,507 Class B Shares. Dal 1802 Educazione Cultura Salute Ambiente Tecnologia S.R.L. is a corporation and Andrea Ruben Osvaldo Levi is the only director that has the power to vote and dispose of the Shares.The registered address of Dal 1802 Educazione Cultura Salute Ambiente Tecnologia S.r.l. is Corso Massimo d’Azeglio, 21, 10126, Torino (TO), Italy. Parabensa S.R.L. is a corporation and Andrea Ruben Osvaldo Levi is the only director that has the power to vote and dispose of the Shares. The registered address of Parabensa S.r.l. is Corso d’Azeglio, 21, 10126, Torino (TO), Italy.

(7)	Ricardo Iglesias and family are the shareholders of Antomuca SL. The registered address of Antomuca S.L. is Calle Villanueva, 8 bj-iz, Madrid, 28001, Spain.
(8)	The registered address of Antonio Briscese is Strada Corini 4B, 12050 Roddino (CN), Italy.
(9)
The shares are held of record by Art S.r.l., a limited liability company (società a responsabilità limitata) incorporated under the laws of Italy, with its registered office at Via Vincenzo Gioberti 8, 20123 Milan, Italy. The board of directors of ART S.R.L. is composed of two members: Arturo Vicari, who serves as Chairman of the board of directors and to whom all powers of ordinary and extraordinary administration have been granted pursuant to a resolution of the board of directors dated December 12, 2024, and Manfredi Vianini Tolomei, who serves as a director and is authorized to exercise the powers of the Chairman in the event of the Chairman’s absence or incapacity. Each of Arturo Vicari and Manfredi Vianini Tolomei may therefore be deemed to share voting and dispositive power over the Registrable Securities held by Art S.r.l. The registered address of Art S.r.l. is Via Vincenzo Gioberti, 8, 20123 Milano (MI), Italy.

(10)
Audentia Capital SICAV-RAIF – Stonewake Capital Fund is a corporation and its board of directors has the power to vote and dispose of the Shares. The board of directors is composed of three individuals named Alex Vilchez, Luka Vlahovic, and Ivaylo Markov. The registered address of Audentia Capital SICAV-RAIF – Stonewake Capital Fund is 7 Rue Lou Hemmer, Senningerberg L-1748, Luxemberg.

(11)
Aura Consulting S.r.l. and its board of directors have the power to vote and dispose of the shares. The registered address of Aura Consulting S.r.l. is Via della Repubblica, 8, 40046 Alto Reno Terme (BO), Italy.

(12)	The registered address of Avior S.A. is Rue Eugene Ruppert, 11, L-2453 Luxembourg, Luxembourg.
(13)
AZ Allocation - Trend is a sub-fund of an umbrella structure. Voting and investment control over the Ordinary Shares held by AZ Allocation - Trend is exercised by Azimut Investments S.A., its management company, acting through its board of directors.

(14)
AZ Equity - Future Opportunities is a sub-fund of an umbrella structure. Voting and investment control over the Ordinary Shares held by AZ Equity - Future Opportunities is exercised by Azimut Investments S.A., its management company, acting through its board of directors.

(15)
Azimut Direct Investment Newcleo SCSp is a Luxembourg Special Limited Partnership (SCSp). The General Partner is Azimut Private Capital Managements s.à r.l. and the Alternative Investment Fund Manager (AIFM) of the Selling Shareholder is Azimut Investments S.A., a Luxembourg management company authorized and regulated by the Commission de Surveillance du Secteur Financier (CSSF). Voting and investment power over the Ordinary Shares held by Azimut Direct Investment Newcleo SCSp is exercised by Azimut Investments S.A., acting through its Board of Directors and authorized signatories, including Salvatore Andrea Sberna (Head of Alternative Investments & Conducting Officer). The registered address of Azimut Direct Investment Newcleo SCSP is 2a, Rue Eugène Ruppert, 2453 Luxembourg, Luxembourg.

(16)
BEIE GP S.a r.l. is the general partner of BE International Equities SIF SICAV, a Luxembourg specialised investment fund managed by its board of directors, and has the sole voting and dispositive power over the Ordinary Shares held by BE International Equities SIF SICAV.

(17)
BF&F S.r.l. is a company incorporate under Italian law. The board of directors of BF&F S.r.l. has power to vote and dispose of the shares. The registered address of BF&F S.r.l. is Stradello Marche, 6, 43121, Parma (PR), Italy. The members of the board of directors of BF&F Srl are as follows: Francesco Bormioli born in Milano on 25 March 1964 (President), Leonardo Bormioli born in Milano on 8 January 1994 (CEO) Agata Bormioli born in Milano on 26 October 1996 (Director). The registered address of BF& F S.r.l. is Stradello Marche, 6, 43121 Parma (PR), Italy.

(18)
Bigfoot Investments LLC is a Delaware limited liability company. Oklo Inc., a Delaware corporation publicly traded on the New York Stock Exchange, is the sole member of Bigfoot Investments LLC and may be deemed the beneficial owner of the securities.

(19)
Reflects securities held directly by Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. Blackstone Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of Blackstone Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each (other than the Aqua Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The contact information of each of the entities listed in this Rider A is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154; BXMAAquaFundOps@blackstone.com; 646-313-6718.

(20)
Consists of 13,561,920 Ordinary Shares and 1,356,192 Class B Shares held of record by Blockstream Capital Holdings. Blockstream Capital Holdings is a Cayman Islands Company limited by shares. The Board of Directors of Blockstream Capital Holdings has the power to vote and dispose of the shares. The Board of Directors of Blockstream Capital Holdings is comprised of Oleg Mikhalskiy and PeterPaul Pardi. The registered address of Blockstream Capital Holdings is c/o Hermes Corporate Services Ltd., P.O. Box 31493, Fifth Floor, Zephyr House, 122 Mary Street, George Town, Grand Cayman, KY1-1206, Cayman Islands.

(21)
The ordinary shares are held of record by Blu Acquario Prima S.p.A. (“BAP”), a joint stock company (societa per azioni) incorporated under the laws of Italy, with registered office at Via E. de Sonnaz, 19, 10121, Torino, Italy. Voting and investment power with respect to the ordinary shares held by BAP is exercised by BAP’s board of directors, which is composed of Mr. Marco Drago (Managing Director), Mr. Enrico Drago (Director) and Mr. Nicola Drago (Director). The only beneficial owner of Blu Acquario Prima S.p.A. is Mr. Marco Drago. The registered address of Blu Acquario Prima S.p.A. is Via E. de Sonnaz, 19, 10121, Torino Italy.

(22)
Bluehold 5 Ltd is a corporation and the director has the power to vote and dispose of the shares. The sole director is Nigel Rowley. The registered address of Bluehold 5 Ltd is Conyers Trustee Services (BVI) Limited, Commerce House, Wickhams Cay 1, P.O. Box 3140, Road Town, Tortola, VG1110, British Virgin Islands.

(23)	The registered address of Brian Pierre Mathis is c/o NewHold Investment Corp III, 52 Vanderbilt Avenue, Suite 2005 New York, NY 10017.
(24)
The shares are held of record by Brookers S.p.A., a privately held company (societa per azioni) incorporated under the laws of Italy, with its registered office at Via Emilia S. Pietro 34, 42121 Reggio Emilia (RE), Italy. The Board of directors of Brookers S.p.A. is composed of one member: Macchiaverna Alfredo, who serves as sole director of the company and to whom all powers of ordinary and extraordinary administration have been granted pursuant to a resolution of the board of directors dated 28th June 2022. Macchiaverna Alfredo may therefore be deemed to share voting and dispositive power over the Registrable Securities held by Brookers S.p.A. The registered address of Brookers S.p.A. is Via Emilia San Pietro, 34, 42121 Reggio Emilia (RE), Italy.

(25)
Consists of 227,500 Ordinary Shares and 113,750 Company Private Warrants. Anton Leroy, in his capacity as Chief Executive Officer of BTIG, LLC may be deemed to have voting and investment control with respect to the shares held by BTIG, LLC, and therefore may be deemed to be the beneficial owner of such shares. The principal address of BTIG, LLC is 350 Bush Street, San Francisco, CA 94111.

(26)
Burkehill Global Management, LP (“Burkehill”) serves as investment manager to Burkehill Master Fund LP, a Cayman Islands exempted limited partnership (“Admiral Fund”). As such, Burkehill has been granted investment discretion over the securities owned by the Admiral Fund. Christopher Rich serves as Managing Partner of Burkehill, the Managing Member of Burkehill Global LLC (“Burkehill GP”), the general partner of Burkehill, and the Managing Member of Burkehill Fund GP LLC (“Burkehill Fund GP”), the general partner of the Admiral Fund. Each of Burkehill, Burkehill GP, Burkehill Fund GP and Mr. Rich disclaim beneficial ownership of the Securities held by the Admiral Fund except to the extent of their or its pecuniary interest therein. The address for the Admiral Fund is c/o Burkehill Global Management, LP, 280 Park Avenue, New York, NY 10017.

(27)	The registered address of Carlo Roccio is Via Molino Vecchio, 153, 28065 Cerano (NO), Italy.
(28)
Carlo Tassara S.p.A. is a corporation and its board of directors has the power to vote and dispose of the Shares. The names of all the members of the board of directors are: Marco Mattei Chairman, Romain Zaleski CEO, Marco Farisoglio, Simonetta Ciocchi, Konstantin Zaleski, Maria Tassara, Pierluigi Portalupi. Under Italian Law, the Beneficial Owner of Carlo Tassara S.p.A. is Mr. Romain Zaleski, based on the criterion of control over voting rights at shareholders’ meetings. The registered address of Carlo Tassara S.p.A. is Via Leonardo da Vinci, 3, 25043 Breno (BS), Italy.

(29)	The registered address of Céline Laurence Fabienne Viviant is Rue de la cour, 26, Annecy le Vieux, 74940, France.
(30)	The registered address of Claudia Maria Bertoni is Piazza Graf, 132, 10126 Torino (TO), Italy.
(31)	The registered address of Cornelis Marinus Pieter Vrins is 32 Avenue des Vergys, Chene-Bourg, 1225, Switzerland.
(32)
The shares are being by Crossfid S.p.A. as a fiduciary company operating pursuant to and for the purposes of Italian Law No. 1966 of 1939, as subsequently amended and supplemented. Consists of (i) 13,352 ordinary shares of which beneficial owner of the relevant company is Massimo De Carlo; (ii) 96,140 ordinary shares beneficially owned by the lnsieme Trust, the control over which is exercised by the trustee of the lnsieme Trust, namely Crossfid S.p.A., whose ultimate beneficial owner is Andre Jean Antonin Audergon; and (iii) 144,210 shares beneficially owned by Massimo De Carlo, who exercises control over the shares through the fiduciary company Crossfid S.p.A.; and (iv) 25,370 Class B Shares. The registered address of Crossfid S.p.A. is Via Borgonuovo, 3, 20121 Milano (MI), Italy.

(33)	The registered address of Davide Gerbaudo is Strada Suniglia, 5, 12038 Savigliano (CN), Italy.
(34)	The registered address of Denis Etienne François Enz is Haltli, 1, Walchwil, 6318, Switzerland.
(35)
Maurizio Di Marcotullio as pro-tempore sole director of DMG Partners SRLS. Consists of 11,724 Ordinary Shares and 1,172 Class B Shares held through DMG PARTNERS SRLS and its board of directors or its sole director or its delegate have the power to vote and dispose of the shares. The registered address of DMG PARTNERS SRLS is Piazza Cavour, 17, 00193, Rome (RM) Italy. The registered address of DMG Partners S.r.l.s. is Piazza Cavour, 17, 00193 Rome (RM), Italy.

(36)
Dockside Fund I LP (“Dockside”) beneficially owns 51,895 shares of Ordinary Shares of the Company (“Shares”) held directly by it. Dockside GP LLC- Series VI, the general partner of Dockside, has voting and investment power over the securities held by Dockside and thus may be deemed to beneficially own the securities held by Dockside. William England controls Dockside GP LLC- Series VI and thus may be deemed to beneficially own the securities held by Dockside. Merewether Investment Management, LP (“Merewether”), an investment manager to Dockside, has voting and investment power over the Shares held by Dockside as described herein and thus may be deemed to beneficially own the Shares held by Dockside. Merewether Management GenPar, LLC is the sole general partner of Merewether and thus may be deemed to beneficially own the Shares held by Dockside. Rod Saddington is the manager of Merewether Management GenPar, LLC and thus may be deemed to beneficially own the Shares held by Dockside.
(37)
Donall McCann is the sole shareholder of Duneane Asset Management Ltd and has the power to vote and dispose of the shares. The registered address of Duneane Asset Management Ltd is 28, Church Road, Stanmore, Middlesex, HA7 4XR, England.

(38)	The beneficial owners of Ecoline S.r.l. are the following individuals: Luca Davide Farina (45%), Stefano Fedele Farina (45%), Lorenzo Tonoli (5%), Stefano Zaglio (5%).
(39)	The registered address of Elisabeth Rizzotti is Corso Palestro, 14, 25121 Brescia (BS), Italy.
(40)
Energy Investimenti S.r.l., Via Guerrazzi 1/A, Bologna (Bo), Italy, fiscal code and Companies Register of Bologna no. 04126181207. The owner of the securities is Energy Investimenti S.r.l., an Italian limited liability company with 28 shareholders. None of these shareholders controls the Company, because none of them holds a participation higher than 17% of the share capital. The sole director is Antonella Grassigli and, according to the company’s by-laws, she has the power to vote and to dispose of the ordinary shares held by Energy Investimenti S.r.l. To authorize the sole director to sell the securities held by Energy Investimenti S.r.l., the sole director needs the prior authorization of the majority of 51% of the shareholders. The registered address of Energy Investimenti S.r.l. is Via Guerrazzi, 1/A, 40125 Bologna (BO), Italy.

(41)	The registered address of Enrico Maria Pecchio is Via Luigi Einaudi, 55, 10040 Rivalta di Torino (TO), Italy.
(42)	The registered address of Erminia Leonardi is Via Roma, 101, 09124 Cagliari (CA), Italy.
(43)	The registered address of Ettore Carello is Strada Castelvecchio, 27/Bis, 10024 Moncalieri (TO), Italy.
(44)
EUROFINIM SRL is the registered holder of the securities. Voting and dispositive power over the securities is exercised by the Board of Directors, composed of Paolo Covre (Sole Shareholder and Chairman), Massimo Covre (Managing Director) and Marco Covre (Director). Voting and dispositive power may also be exercised individually by Paolo Covre and Massimo Covre. The registered address of Eurofinim S.r.l. is Via della Ferriera, 22, 33170 Pordenone (PN), Italy.

(45)	Exor Seeds GP B.V., the general partner of EVRG 18, LP, has the power to vote and dispose of the securities. The registered address of EVRG 18, LP is 331 Park Ave S, Floor 7, New York, New York 10010.
(46)
EXTERNEQ 1 LP (“EXTERNEQ”) beneficially owns 326,200 shares of Ordinary Shares of the Company (“Shares”) held directly by it, consisting of 142,035 Shares held in the Class A Portfolio and 184,165 Shares held in the Class B Portfolio. BSSG Inc., the general partner of EXTERNEQ may be deemed to beneficially own the securities held by EXTERNEQ. Merewether Investment Management, LP (“Merewether”), an investment manager to EXTERNEQ, has voting and investment power over the Shares held by EXTERNEQ and thus may be deemed to beneficially own the Shares held by EXTERNEQ. Merewether Management GenPar, LLC is the sole general partner of Merewether and thus may be deemed to beneficially own the Shares held by EXTERNEQ. Rod Saddington is the manager of Merewether Management GenPar, LLC and thus may be deemed to beneficially own the Shares held by EXTERNEQ.

(47)
The shares are held by Fidim S.p.A., a company organized under the law of Italy with registered address in Via Valosa di Sopra 9 - 20900 Monza (MB) Italy, with tax code 00843200157, and the chairman and the vice chairman of the board of directors, respectively Mr Lucio Rovati and Mr Luca Rovati have the powers to vote and dispose of the shares. The registered address of Fidim S.p.A. is Via Valosa di Sopra, 9, 20900 Monza (MB), Italy.

(48)	The director of Fior di Loto S.C.P., Stefano Ceriani, has investment control over the securities. The registered address of Fior Di Loto S.C.P. is 49, Bd d’Italie, 98000 Monaco, Monaco.
(49)	The registered address of Flavio Del Monte is Via Lecco, 10, 20124 Milano (MI), Italy.
(50)	The registered address of Fleurance Investissement S.C. is 34, Marimont, Ban de Laveline, 88520, France.
(51)	The registered address of Francesco Manniello is Corso Italia, 212B, 80063 Sorrento (NA), Italy.
(52)	The registered address of Francesco Sassu is Via Costantino Nivola, 8, 07100 Sassari (SS), Italy.
(53)
The securities are held by the company FUTURA s.s. The company’s shareholders are the company CONTRACTA s.r.l., BRIC s.r.l. and GOLDEN s.r.l. The administration and representation of the company FUTURA s.s. shall be vested in all partners, acting severally, for all acts of ordinary administration, without exception. Acts of extraordinary administration shall require the consent of all partners. The legal representatives of the FUTURA member companies are Cravero Stefano (Contracta), Bertazzo Maurizio (Bric) and Vietti Piergiuseppe (Golden). These individuals may be deemed to have shared voting and dispositive power over the Ordinary Shares held by FUTURA s.s.. Each of these individuals disclaims beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The registered address of Futura s.s. is 15, Piazza Vittorio Veneto - 13900 Biella Italy. The registered address of Futura S.S. is Piazza Vittorio Veneto, 15, 13900 Biella (BI), Italy.

(54)	The registered address of Gaudenzio Roveda is Via Roma, 5, 26017 Pieranica (CR), Italy.
(55)	The registered address of Giovanni Sapone is Corso Re Umberto, 53, 10128 Torino (TO), Italy.
(56)
The reported securities are directly owned by Graham Credit Opportunities Ltd. Kenneth G. Tropin ultimately solely controls KGT GP LLC, which is the general partner of Graham Capital Management, L.P., which is the investment advisor of Graham Credit Opportunities Ltd., and shares voting and investment power over the Shares held by Graham Credit Opportunities Ltd. with Graham Capital Management, L.P. and Graham Credit Opportunities Ltd. The principal business address of Graham Credit Opportunities Ltd. is c/o Graham Capital Management, L.P., 40 Highland Avenue Rowayton, CT 06853.

(57)
The reported securities are directly owned by Graham Macro Strategic Ltd. Kenneth G. Tropin ultimately solely controls KGT GP LLC, which is the general partner of Graham Capital Management, L.P., which is the investment advisor of Graham Macro Strategic Ltd., and shares voting and investment power over the Shares held by Graham Macro Strategic Ltd. with Graham Capital Management, L.P. and Graham Macro Strategic Ltd. The principal business address of Graham Macro Strategic Ltd. is c/o Graham Capital Management, L.P., 40 Highland Avenue Rowayton, CT 06853

(58)	The registered address of Guido Giletta is Via Saluzzo, 47, 12036 Revello (TO), Italy.
(59)	The registered address of Healthcap S.r.l. is Via Carducci, 10, 00181 Roma (RM), Italy.
(60)
HIF Solitude Ltd (“HIF”) is managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has sole voting and dispositive power over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the Ordinary Shares held by HIF. Jeff Muller disclaims beneficial ownership of the Ordinary Shares held by HIF, except to the extent of his pecuniary interest therein. The business address of HIF and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116.

(61)
Hofima S.p.A. is an Italian corporation organized under Italian law controlled by Davide Malacalza, who has the power to direct Hofima S.p.A. how to vote and dispose of the shares. The registered address of Hofima S.p.A. is Via XII Ottobre, 2, 16121 Genova (GE), Italy.

(62)	The registered address of Ilusa S.r.l. is Avenue de la Laiterie, 6, 4000 Liège, Belgium.
(63)	The business address of James Matthew Yerbic is c/o NewHold Investment Corp III, 52 Vanderbilt Avenue, Suite 2005 New York, NY 10017.
(64)
K-On Energy S.r.l. is a corporation, duly established under the laws of Italy, and its board (a sole director, with full delegation of power by the General Assembly of shareholders) has the power to vote and dispose of the Shares. Salvatore Pelleriti is the sole director of K-On Energy S.r.l. The registered address of K-On Energy S.r.l. is Via della Conciliazione, 44, 00193 Roma (RM), Italy.

(65)
Silvia Merlo, Sole Director of Kibotion Sri, has voting and investment power over the Registrable Securities held by Kibotion Sri. The registered address of Kibotion S.r.l. is Via Vittorio Amedeo II, 3, 12100 Cuneo, Italy.

(66)	Kryger Capital LLC acts as the investment manager for Kryger Enhanced Master Fund and has full investment control over the reported securities.
(67)	Kryger Capital LLC acts as the investment manager for Kryger Event Master Fund and has full investment control over the reported securities.
(68)
Azimut Private Capital Management S.à r.l., the general partner (actionnaire commandité-gérant) of LIFTT S.C.A., is managed by three managers (gérants), who share voting and investment control over the Registrable Securities: Salvatore Andrea Sberna, Roberto Martinangelo and Marco Rabito Maneri. The registered address of LIFTT S.C.A. is Rue Eugène Ruppert, 2A, L-2453 Luxembourg, Luxembourg.

(69)	The registered address of Lorenz Di Mattioli Alvaro S.S. is Corso della Repubblica, 94, 47121 Forlì (FC), Italy.
(70)	The registered address of Luciano Cinotti is Via Vittorio Veneto, 49, 16036 Recco (GE), Italy.
(71)	The registered address of Luisa Carena is Corso Germano Sommeiller, 26, 10128 Torino (TO), Italy.
(72)
The board of directors of Luleo S.A., composed of Mattia Malacalza, Duilio Benigna, Guido Casellini, Roberto Galeri, and Christian Magistra, has the voting and dispositive powers over the securities. The registered address of Luleo S.A. is Via Dufour, 7, 6900 Lugano, Switzerland.

(73)
The securities are held by LuminArx Opportunistic Alternative Solutions Holdings II Fund LP. The sole general partner of LuminArx Opportunistic Alternative Solutions Holdings II Fund LP is LuminArx Capital Fund GP LP. LuminArx Capital Fund GP LP is ultimately controlled by Min Htoo and Gideon Berger. These individuals may be deemed to have shared voting and dispositive power over the Ordinary Shares held by LuminArx Opportunistic Alternative Solutions Holdings II Fund LP. Each of these individuals disclaims beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The registered address of LuminArx Opportunistic Alternative Solutions Holdings II Fund LP is 23rd Floor, 712 Fifth Avenue, New York, 10019, United States.

(74)
The securities are held by LuminArx Pavo Holdings II LP. The sole general partner of LuminArx Pavo Holdings II LP is LuminArx Capital Fund GP LP. LuminArx Capital Fund GP LP is ultimately controlled by Min Htoo and Gideon Berger. These individuals may be deemed to have shared voting and dispositive power over the Ordinary Shares held by LuminArx Pavo Holdings II LP. Each of these individuals disclaims beneficial ownership of such securities, except to the extent of his or her pecuniary interest therein. The registered address of LuminArx Pavo Holdings II LP is 23rd Floor, 712 Fifth Avenue, New York, 10019, United States.

(75)	Consists of 4,435,490 Ordinary Shares and 326,049 Class B Shares held through Emmeplus Limited, over which Mr. Lefebvre has sole ultimate investment and voting power.
(76)	The registered address of Marco Aria is Via Castello, 18/BIS, 12069 Santa Vittoria d’Alba (CN), Italy
(77)	The registered address of Marie Helene Polo is Via Caprera, 12, 07052 San Teodoro (SS), Italy.
(78)	The registered address of Mario Felicetti is 6 Allée de L’Eperviere, 26000 Valence, France.
(79)
Merewether Investment Management, LP (“Merewether”), the investment manager of Merewether Cyclicals Master Fund, LP (“Cyclicals Master Fund”), has sole voting and investment power over the securities held by Cyclicals Master Fund and thus may be deemed to beneficially own the securities held by Cyclicals Master Fund. Merewether Management GenPar, LLC (the “General Partner”) is the sole general partner of Merewether and thus may deemed to beneficially own the securities held by Cyclicals Master Fund. Rod Saddington is the manager of the General Partner and thus may be deemed to beneficially own the securities held by Cyclicals Master Fund. In addition, Merewether has voting and investment power over the securities held by Merewether Energy Transformation Master Fund, Ltd. (“Energy Transformation Master Fund”), Dockside Fund I LP (“Dockside”) and EXTERNEQ 1 LP (“EXTERNEQ”) and thus may be deemed to beneficially own the securities held by Cyclicals Master Fund, Dockside and EXTERNEQ as described herein. Merewether is deemed to beneficially own 2,500,000 Ordinary Shares in the aggregate of the Company.

(80)
Merewether Investment Management, LP (“Merewether”), the investment manager of Merewether Energy Transformation Master Fund, Ltd. (“Energy Transformation Master Fund”), has sole voting and investment power over the securities held by Energy Transformation Master Fund and thus may be deemed to beneficially own the securities held by Energy Transformation Master Fund. Merewether Management GenPar, LLC (the “General Partner”) is the sole general partner of Merewether and thus may deemed to beneficially own the securities held by Energy Transformation Master Fund. Rod Saddington is the manager of the General Partner and thus may be deemed to beneficially own the securities held by Energy Transformation Master Fund. In addition, Merewether has voting and investment power over the securities held by Merewether Cyclicals Master Fund, LP (“Cyclicals Master Fund”), Dockside Fund I LP (“Dockside”) and EXTERNEQ 1 LP (“EXTERNEQ”) and thus may be deemed to beneficially own the securities held by Cyclicals Master Fund, Dockside and EXTERNEQ as described herein. Merewether is deemed to beneficially own 2,500,000 Ordinary Shares in the aggregate of the Company.

(81)
Giulian Prigione, the Chief Executive Officer of MGM S.r.l., has sole voting and dipositive power over the securities. The registered address of MGM S.r.l. is Via Galvani 20/a, 15121 Alessandria (AL), Italy.

(82)
The board of director of MI Capital S.r.l. is vested with voting or investment control over the securities listed above. Accordingly, pursuant to MI Capital S.r.l.’s Articles of Association currently in force, meeting of the board of directors shall be validly constituted provided that at least an effective majority of the directors then in office is present, and resolutions shall be adopted by the affirmative vote of an effective majority of the directors present at the meeting. As of the date hereof, the board of directors of MI Capital S.r.l. is composed as follows: Alessandra Ricci (Chairman), Luigi Alfieri (Vice Chairman), Simone Pierangeli (Chief Executive Officer), Stefano Fiorini, and Massimo Di Amato. The registered address of MI Capital S.r.l. is Piazzale Flaminio, 9, 00196 Roma (RM), Italy.

(83)	The registered address of Mimosa Beck Peccoz is Via Giuseppe Pomba, 14, 10123 Torino (TO), Italy.

(84)
Mission Pure Alpha Master LP (“MPAM”) is managed by Monashee Investment Management, LLC (“Monashee Management”). Jeff Muller is CCO of Monashee Management and has sole voting and dispositive power over Monashee Management and, accordingly, may be deemed to have beneficial ownership of the ordinary shares held by MPAM. Jeff Muller disclaims beneficial ownership of the ordinary shares held by MPAM, except to the extent of his pecuniary interest therein. The business address of MPAM and Mr. Muller is c/o Monashee Investment Management, LLC, 75 Park Plaza, 4th Floor, Boston, Massachusetts 02116.

(85)
Matthew MacIsaac, Secretary of MM Asset Management Inc., as investment advisor to MMCAP International Inc. SPC, has sole voting and dispositive power over the Ordinary Shares held by MMCAP International Inc. SPC. The business address of Matthew MacIsaac and MMCAP International Inc. SPC is 161 Bay Street, TD Canada Trust Tower, Suite 2240, Toronto, ON M5J 2S1, Canada.

(86)
Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(87)
Moore Capital Management, LP, the investment manager of Moore Global Investments, LLC (“MGI LLC”), has voting and investment control of the shares held by MGI LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MGI LLC. Mr. Bacon also is the indirect majority owner of MGI LLC. The address of MGI LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.

(88)
The securities are held by Navig S.A.S. and its board of directors have the power to vote and dispose of the shares. Navig S.A.S. is ultimately controlled by GIORGIO ZAFFARONI, VITTORIA ZAFFARONI and ALBERTO ZAFFARONI with controlling stakes of 34.4%, 35.1%, and 30.5%, respectively. The registered address of Navig S.A.S. is Foro Buonaparte, 69, 20121 Milano, Italy. The registered address of Navig S.A.S. is Foro Buonaparte, 69 20121, Milano (MI), Italy.

(89)
Consists of 4,404,951 Ordinary Shares and 177,967 Ordinary Shares issuable upon the exercise of Company Private Warrants. NewHold Industrial Technology III LLC, the Sponsor, is the record holder of such shares. Samy Hammad, Polly Schneck and Kevin Charlton are the managing members of NewHold Industrial Technology III LLC and hold voting and investment discretion with respect to SPAC Ordinary Shares held of record by the Sponsor. Samy Hammad, Polly Schneck and Kevin Charlton disclaim any beneficial ownership of the securities held by NewHold Industrial Technology III LLC other than to the extent of any pecuniary interest they may individually have therein, directly or indirectly.

(90)
Consists of 3,010,156 Ordinary Shares and 301,015 Class B Shares held of record by NextChem S.p.A. and approximately 8,855,000 Ordinary Shares issuable upon the exercise of the NextChem Warrants. The board of directors of NextChem S.p.A. is vested with voting or investment control over the Registrable Securities listed in Item (2) above. Pursuant to NextChem S.p.A.’s articles of association as currently in force, meetings of the board of directors shall be validly constituted provided that at least an absolute majority of the directors then in office is present, and resolutions shall be adopted by the affirmative vote of an absolute majority of the directors present at the meeting. As of the date hereof, the board of directors of NextChem S.p.A. is composed as follows: Alessandro Bernini (Chairman), Fabio Fritelli (Chief Executive Officer), Sara Frassine, Daniele Provenziani, Massimo Di Amato, Alessandra Ricci and Susanna Maria Invernizzi. NextChem S.p.A. is a company subject to the direction and coordination of MAIRE S.p.A. The registered address of NextChem S.p.A. is Via di Vannina 88/94, 00156 Rome (RM), Italy.

(91)	The registered address of Nicola Treves is Via Maria Vittoria, 8, 10123 Torino (TO), Italy.
(92)
NovaCapital S.r.l. is managed by its board of directors (Paolo Merloni, Carlo Germano Ravina and Simone Sarachini). Pursuant to NovaCapital S.r.l.’s corporate governance rules, the power to approve acquisitions or disposals of participations and financial instruments is vested in the board of directors and in the Executive Chairman, Paolo Merloni. The registered address of Novacapital S.r.l. is Via Broletto, 44, 20123 Milano (MI), Italy.

(93)
Octium Life DAC is a corporation and its board of directors has the power to vote and dispose of the Shares. The names of all the members of the board of directors are the following: A Brogden, D. Hurley, D. FitzGerald, J. Collins, J. Finnegan, S. Hughes. The registered address of Octium Life DAC is College Park House, South Frederick Street, Dublin, D02 VY46, Republic of Ireland.

(94)	The registered address of Padmanee Sharma is 4014 Portsmouth St., Houston, TX 77027.
(95)
PB Investment Ltd is a Private Limited Liability Company Ltd, incorporated in Malta and its board of directors has the power to vote and dispose of the Shares. The names of all the members of the board are: Patrick Bierbaum, Joanne Psaila. The registered address of PB Investment Ltd is Quad Central, Tower Q3, Level 5, Unit 1, Triq l-Esportaturi, CBD 1040, Birkirkara, Malta.

(96)	The business address of Philip Horlock is c/o NewHold Investment Corp III, 52 Vanderbilt Avenue, Suite 2005 New York, NY 10017.
(97)	The registered address of Philippe Jabre is Avenue du Parc, 24, Minet El Hosn, Beirut, Lebanon.
(98)	The registered address of Piergiorgio Strata is Via dei Mille, 52, 10123 Torino (TO), Italy.
(99)	The registered address of Pietro Quaranta is Via Pupino, 15, 74123 Taranto (TA), Italy.
(100)	The registered address of Pietro Sorrentino is Apartment n.3B, Oak st, 84, Brooklyn, New York, 11222, United States.
(101)
Federico Prando, as Chief Executive Officer of Prando S.r.l., has voting and investment control over the Registrable Securities held by Prando S.r.l. The registered address of Prando S.r.l. is Corso Roma, 52, 15121, Alessandria (AL) Italy.

(102)
Pursuant to investment subadvisory agreements, Westchester Capital Management, LLC (“Westchester”) acts as the investment sub-advisor to The Merger Fund, The Merger Fund VL, Virtus Westchester Credit Event Fund, and Principal Global Multi-Strategy Fund. Westchester has the ability to make decisions with respect to the voting and disposition of the shares held by the selling securityholder. Under the terms of the respective agreements with the selling security holders, Westchester has the overall responsibility for directing the investments for the selling security holder in accordance with its investment objectives, policies and limitations.

(103)
Quantum Containment System LLC is a limited liability company which is managed by its sole member, PEP Base Zero NC Holdings LP, which is itself a limited partnership which is managed by its sole general partner, Pelican Energy Partners Base Zero GP LP, which is itself a limited partnership which is managed by its sole general partner, Pelican Energy Partners Base Zero UGP LLC, which is itself a limited liability company managed by its sole managing member, John J. Surina Jr. Mr. Surina, in such capacity, has the power to vote and dispose of the Shares on behalf of Quantum Containment System LLC.

(104)
Consists of 20,301,194 Ordinary Shares and 2,030,119 Class B Shares held of record by Fin Posillipo S.p.A. Raffaele Petrone is the ultimate beneficial owner of Fin Posillipo S.p.A. and as such has sole voting and dispositive power over the Ordinary Shares held by Fin Posillipo S.p.A. The registered address of Fin Posillipo S.p.A. is Viale della Liberazione, 111, 80125 Naples (NA), Italy.

(105)
Reaves Utility Income Fund is a reporting company under the Exchange Act and an investment company, or a subsidiary of an investment company, subject to the Investment Company Act of 1940. The address of the selling stockholder is 1700 Broadway, Suite 1850, Denver, CO 80290.

(106)	The registered address of Renilde Joanna J. Vanden Broeck is Place des Augustins, 1, Genève, 1205, Switzerland.
(107)
Ro.Ro Società Semplice is an Italian società semplice. A società semplice is a partnership that, under Italian law, may not engage in commercial activities. It may only carry out agricultural activities or act as a holding company for equity interests. Ro.Ro Società Semplice operates exclusively as a holding company for equity interests. The directors of Ro.Ro Società Semplice are the spouses Gaudenzio Roveda and Rossana Rovida. They are also its sole partners, holding the following ownership interests: Gaudenzio Roveda: 95%, Rossana Rovida: 5%. The directors have the power to vote and to dispose of the Shares. The registered address of Ro.Ro Società Semplice is Via Fontana, 18, 20122 Milano (MI), Italy.

(108)	The registered address of Roberto Italia is Via Noale, 8A, Sorengo, 6924, Switzerland.
(109)	The registered address of Romolo Bardin is 28, Rue Paul Palgen, L-2358 Luxembourg, Luxembourg.
(110)	The registered address of Scott Philip Scharfman is c/o NewHold Investment Corp III, 52 Vanderbilt Avenue, Suite 2005 New York, NY 10017.
(111)
Harald Borna exercises voting and investment/dispositive control over the registrable securities on behalf of Sebco Investment Group Ltd. Sebco Investment Group Ltd is the registered holder and beneficial owner of the registrative securities. Harald Borna has voting and investment/dispositive control over the registrative securities on behalf of Sebco Investment Group LTD. The registered address of Sebco Investment Group Ltd is Trident Chambers, P.O. Box 146, Road Town, Tortola, VG1110, British Virgin Islands.

(112)	The registered address of Sezaneh Taherian is 300 Edinburgh Circe, Danville, CA 94526.
(113)	The registered address of Sforzesca Investimenti S.r.l. is Corso Vittorio Emanuele II, 284, 00186 Roma (RM), Italy.
(114)	The registered address of Silvia Fiorucci is 14 Rue Princesse Marie de Lorraine, 98000 Monaco, Monaco.
(115)
Consists of 15,079,795 Ordinary Shares and 1,507,979 Class B Shares held of record by Simon Fiduciaria S.p.A. Simon Fiduciaria S.p.A. holds such shares in a fiduciary or nominee capacity for the benefit of certain underlying investors and not for the account of any single controlling person. The underlying investors retain the right to direct the voting and disposition of the Ordinary Shares held by Simon Fiduciaria S.p.A. for their respective accounts, and Simon Fiduciaria S.p.A. acts in accordance with such instructions. Accordingly, no individual person is known by the Company to have or share voting or dispositive power over all of the Ordinary Shares held of record by Simon Fiduciaria S.p.A. No underlying investor for whom Simon Fiduciaria S.p.A. holds Ordinary Shares beneficially owns more than 5% of the Ordinary Shares outstanding. The registered address of Simon Fiduciaria S.p.A. is Via Pietro Giannone, 10, 10121 Turin (TO), Italy.

(116)
Consists of 19,210,290 Ordinary Shares held of record by Elysia Capital I SCSp and 119,603 Ordinary Shares held directly by Mr. Buono, as well as 1,932,989 Class B Shares held of record by Elysia Capital I SCSp and Mr. Buono. Stefano Buono is the ultimate beneficial owner of Elysia Capital I SCSp and as such has sole voting and dispositive power over the Ordinary Shares held by Elysia Capital I SCSp. Elysia Capital I SCSp is a Luxembourg Partnership and is managed by its General Partner – Elysia GP S.a.r.l. Directors of Elysia GP S.a.r.l. are Luca ALEMANI, David LUKSENBURG, Dominique PÉRILLEUX. The business address of Elysia Capital I SCSP is 2, Place de Strasbourg 2562, Luxembourg, Luxembourg. The registered address of Stefano Buono is Via Duchessa Jolanda, 13A, 10138 Turin (TO), Italy.

(117)
The European Organization for Nuclear Research for the benefit of its Pension Fund is an intergovernmental body established under treaty. Its CEO Doug Heron as legal representative of the fund has the power to vote and dispose of the shares.

(118)
Pursuant to investment subadvisory agreements, Westchester Capital Management, LLC (“Westchester”) acts as the investment sub-advisor to The Merger Fund, The Merger Fund VL, Virtus Westchester Credit Event Fund, and Principal Global Multi-Strategy Fund. Westchester has the ability to make decisions with respect to the voting and disposition of the shares held by the selling securityholder. Under the terms of the respective agreements with the selling security holders, Westchester has the overall responsibility for directing the investments for the selling security holder in accordance with its investment objectives, policies and limitations.

(119)
Pursuant to investment subadvisory agreements, Westchester Capital Management, LLC (“Westchester”) acts as the investment sub-advisor to The Merger Fund, The Merger Fund VL, Virtus Westchester Credit Event Fund, and Principal Global Multi-Strategy Fund. Westchester has the ability to make decisions with respect to the voting and disposition of the shares held by the selling securityholder. Under the terms of the respective agreements with the selling security holders, Westchester has the overall responsibility for directing the investments for the selling security holder in accordance with its investment objectives, policies and limitations.

(120)	The registered address of Thomas J. Sullivan is c/o NewHold Investment Corp III, 52 Vanderbilt Avenue, Suite 2005 New York, NY 10017.
(121)	The registered address of Tiziana Giletta is Corso Bernardino Telesio, 103, 10146 Torino (TO), Italy.
(122)
Tosca Focus is a mutual fund managed by Toscafund Assets Management LLP, which has sole voting and dispositive power over the Ordinary Shares held by Tosca Focus and is controlled by Mr. Martin Hughes.

(123)
Unico S.r.l. is a corporation and its sole directors has the power to vote and dispose of the Shares. The names of the Director is CORTASSA GIANCARLO, born on July 30, 1947, in Beinasco (Tourin), Italy, resident in Almese (Tourin), Italy (10040), Streat Rubiana n. 52, italian fiscal code CRTGCR47L30A734N. The registered address of Unico S.r.l. is Via Alberto da Rivoli, 16, 10098 Rivoli (TO), Italy.

(124)
Pursuant to investment subadvisory agreements, Westchester Capital Management, LLC (“Westchester”) acts as the investment sub-advisor to The Merger Fund, The Merger Fund VL, Virtus Westchester Credit Event Fund, and Principal Global Multi-Strategy Fund. Westchester has the ability to make decisions with respect to the voting and disposition of the shares held by the selling securityholder. Under the terms of the respective agreements with the selling security holders, Westchester has the overall responsibility for directing the investments for the selling security holder in accordance with its investment objectives, policies and limitations.

(125)
Samuel Voccia, as sole director of Vox Sualem S.r.l., has sole voting and investment control over the Registrable Securities held by Vox Sualem S.r.l. The registered address of Vox Sualem S.r.l. is Avenue de la Laiterie, 6, 4000 Liège, Belgium.

(126)
Tudor Investment Corporation (“Tudor”) acts as trading advisor to Xantium Partners L.P. (“Xantium”). As a result, Tudor may be deemed to be the beneficial owner of shares owned by Xantium. Tudor disclaims such beneficial ownership. Paul Tudor Jones, II is the Chief Investment Officer and controlling shareholder of Tudor. As a result, Mr. Jones may be deemed to be the beneficial owner of shares deemed beneficially owned by Tudor and Xantium. Mr. Jones expressly disclaims such beneficial ownership.

(127)
Sergio Zocchi, the sole director of XS Consulting s.r.l., has the sole voting and dispositive powers over the securities. The registered address of XS Consulting S.r.l. is Via Voghera, 7, 20144 Milano (MI), Italy.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures for Related Person Transactions
The newcleo Board reviews and considers the interests of its directors, executive officers and principal shareholders in its review and consideration of transactions and may form committees of non-interested directors when it determines that the formation of such committees is appropriate under the circumstances.
We have historically reviewed and approved transactions in which a director, officer or significant shareholder had a financial interest. Prior to approving any such transaction, the material facts as to the relevant person’s relationship or interest in the agreement or transaction were disclosed to the relevant decision-making body, which took such information into account in evaluating the transaction and determining whether the transaction was fair to us and in our best interests.
We have adopted a written related party transaction policy. The policy provides that officers, directors, holders of more than 5% of any class of our voting securities, and any immediate family member of, or entity affiliated with, any of the foregoing persons, will not be permitted to enter into a related party transaction with us without the prior review and approval of the audit committee, or other independent members of newcleo Board if it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request that we enter into a transaction with an executive officer, director, principal shareholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, will first be presented to the audit committee for review, consideration and approval. In approving or rejecting any such proposed transaction, the audit committee will take into account all relevant facts and circumstances available to it.
Certain Related Person Transactions
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed, when required, in the sections entitled “Management” and “Executive and Director Compensation,” and the registration rights described in the section entitled “Shares Eligible for Future Sale—Registration Rights,” the following is a description of each transaction since January 1, 2024 and each currently proposed transaction in which:
•	we or one of our subsidiaries has been or is to be a participant;
•	the amount involved exceeded or exceeds $120,000; and
•
any of our directors, executive officers or holders of more than 5% of our share capital prior to the business combination, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Indemnification Arrangements
The newcleo A&R Articles contain provisions authorizing us, subject to applicable law and to the extent determined by the board of directors, to indemnify current and former directors, secretaries and our other officers and our present and former subsidiaries against costs, charges, expenses, losses and liabilities incurred in connection with their offices. The newcleo A&R Articles also authorize us to provide funds for certain defense costs and to purchase and maintain liability insurance for the benefit of our current and former directors, officers and employees and certain related entities.
newcleo also entered into deeds of indemnity with each of our directors and executive officers. These deeds of indemnity provide that we will, to the fullest extent permitted by law and subject to specified limitations and exceptions, indemnify each such director and executive officer against claims, losses and related legal and other expenses arising out of or in connection with the actual or purported exercise of, or failure to exercise, such person’s powers, duties or responsibilities as one of our directors or executive officers or any of our subsidiaries. In addition, the deeds of indemnity are expected to provide for the payment or reimbursement of certain legal and other costs and expenses on an as-incurred basis, subject to repayment in specified circumstances.
Other Material Related Person Transactions
In 2021, newcleo S.p.A., newcleo’s Italian subsidiary, entered into a lease agreement with Isola S.r.l. for the use of office space as our Italian head office in Turin, Italy. Isola S.r.l. is controlled by Stefano Buono, our Chief Executive Officer, as beneficial owner through BuonoLopera S.r.l., together with his spouse. Carlo Zuccaro, who served as a director of newcleo through January 2025, also served as a director of Isola S.r.l. through July 2025. For the six months ended June 30, 2026, we incurred lease costs of €0.2 million under this arrangement, compared to €0.2 million for the six months ended June 30, 2025. For the year ended December 31, 2025, we incurred lease costs of €0.5 million under this arrangement, compared to €0.4 million for the year ended December 31, 2024. As of June 30, 2026, we had lease liabilities owed to Isola S.r.l. of €0.4 million, compared to €0.6 million as of December 31, 2025 and €1.0 million as of December 31, 2024.
Stefano Buono is the chairman of Planet Smart City, the entity that owns Planet Idea S.r.l. During 2024, newcleo S.p.A. entered into a rental agreement with Planet Idea S.r.l. for the use of office and desk space. newcleo incurred no costs under this arrangement during the six months ended June 30, 2026 and 2025 or in the year ended December 31, 2025, compared to €0.2 million during the year ended December 31, 2024.
Elysia Capital S.r.l. is a company beneficially owned by Stefano Buono, our Chief Executive Officer, through BuonoLopera S.r.l., together with his spouse. During each of the years ended December 31, 2025 and 2024, newcleo S.p.A. charged Elysia Capital S.r.l. €24,000 for the use of office space within our Italian head office in Turin (€12,000 for the six months ended June 30, 2026) under this arrangement.
In 2025, we entered into a service agreement with Next-N, a related party of ours, pursuant to which Next-N provides engineering studies and design services for the conventional island and balance of plant of our LFR design. The agreement has a term extending through 2028. As of December 31, 2025, we had recorded €1.2 million of prepayments to Next-N in respect of services expected to be performed in 2026 (€2.7 million as of June 30, 2026).
In 2026, newcleo s.r.o., our Slovak subsidiary, entered into an agreement with Newvys to prepare portions of a feasibility study for the development and construction of advanced Generation IV nuclear reactor technology, comprising up to four LFR-AS-200 reactors at the EBO V1 power plant site in Jaslovské Bohunice, Slovakia. The services cover technical and fuel-cycle matters, site assessment, supply systems, project management and planning, and financing. The agreement provides for total consideration of €1.2 million, based on 8,704 engineering hours at an hourly rate of €135, with the work scheduled principally during 2026. As of June 30, 2026, we had recorded €0.8 million of turnover under this arrangement.
Transactions Related to the Business Combination
Certain other related agreements have been entered into in connection with the Business Combination. This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement (the “Related Agreements”) but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements, and you are urged to read such Related Agreements in their entirety.
Business Combination Agreement
On May 26, 2026, the SPAC, the Company, Merger Sub 1 and Merger Sub 2 entered into the Business Combination Agreement, pursuant to which, among other things, (a) Merger Sub 1 merged with and into the SPAC, with the SPAC surviving as a direct, wholly owned subsidiary of the Company, and (b) the First Merger Surviving Company merged with and into Merger Sub 2, with Merger Sub 2 surviving as a direct, wholly owned subsidiary of the Company. The Mergers became effective following the effectiveness of the Capital Restructuring and upon registration of the Plans of Merger by the Cayman Islands Registrar of Companies.
The following describes certain aspects of the Business Combination, including the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following description is subject to, and qualified in its entirety by reference to, the complete text of the Business Combination Agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part and is incorporated by reference herein.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the parties, were solely for the benefit of the parties thereto, are subject to important qualifications and limitations agreed to by the parties, including being qualified by confidential disclosure letters that are not filed publicly, and may be subject to standards of materiality that differ from those applicable to investors. Accordingly, such provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this prospectus.

Merger Consideration
Immediately prior to the First Merger Effective Time, each outstanding SPAC Unit was automatically separated into one SPAC Class A Ordinary Share and one-half of one SPAC Warrant, and each SPAC Class B Ordinary Share was converted into one SPAC Class A Ordinary Share. At the First Merger Effective Time, each issued and outstanding SPAC Ordinary Share (other than the Sponsor Forfeited Equity, SPAC Dissenting Shares, Redeeming SPAC Shares and certain excluded shares) was converted into the right to receive one Ordinary Share, and each SPAC Warrant that was issued, outstanding and unexercised was terminated in exchange for the right to receive one Company Warrant pursuant to the Closing Warrant Agreement. Each issued and outstanding ordinary share of Merger Sub 1 was converted into one ordinary share of the First Merger Surviving Company, and upon the Second Merger each ordinary share of the First Merger Surviving Company was converted into one ordinary share of the Second Merger Surviving Company.
Earnout Arrangements
Holders of Company shares immediately following the Recapitalization and prior to the First Merger Effective Time had a contingent right to receive an earnout of up to 10% of the Base Equity Value, in two equal tranches, based on the performance of the Ordinary Shares during the five-year period following the Closing: 50% if the VWAP of the Ordinary Shares equals or exceeds $15.00 for any 20 trading days in a 30-trading day period on or prior to the fifth anniversary of the Closing, and 50% if the VWAP equals or exceeds $18.00 over the same measurement convention. If, prior to the expiration of the Vesting Period and the occurrence of the Earnout Triggering Events, we consummate an Early Release Event in which holders of Ordinary Shares have the right to receive cash or securities and the value received per share equals or exceeds the applicable threshold, the earnout will be issued immediately prior to the closing of that transaction. The earnout entitlement is represented by the Class B Shares, which are issued without voting rights and without dividend entitlement and convert automatically into Ordinary Shares on a one-for-one basis upon satisfaction of the applicable VWAP thresholds.
In addition, holders of Company Options and Company RSUs immediately following the Recapitalization and prior to the First Merger Effective Time became entitled to receive an additional 10% of their respective existing awards in the form of Earnout Bonus Options and Earnout Bonus RSUs, granted under the Post-Closing Company Equity Plan. The Earnout Bonus Awards vest upon the vesting (and, in the case of options, exercise) of the corresponding Continuing Options and Continuing RSUs and the occurrence of the Earnout Triggering Events.
Representations, Warranties and Covenants
The Business Combination Agreement contained customary representations and warranties of the SPAC, the Company, Merger Sub 1 and Merger Sub 2, certain of which were qualified by materiality and material adverse effect standards and modified by the parties’ disclosure letters. Except in the case of claims in respect of willful misconduct or actual fraud, the representations and warranties of the parties did not survive the Closing. Neither the SPAC nor its shareholders had the protection of any indemnification, escrow, price adjustment or other provision permitting a post-closing adjustment to the consideration in the event any representation or warranty proved inaccurate.
Certain covenants of the parties survive the Closing, including our obligations to indemnify and hold harmless each present and former director and officer of the SPAC against costs, expenses, judgments, fines, losses, claims, damages and liabilities incurred in connection with matters existing or occurring at or prior to the First Merger Effective Time, to the fullest extent the SPAC would have been permitted to indemnify such persons, and to obtain and maintain a six-year “tail” directors’ and officers’ liability insurance policy covering those persons on terms not materially less favorable than the SPAC’s existing coverage.
Conditions to Closing
The consummation of the Business Combination was subject to the satisfaction or waiver of customary closing conditions, including: the SPAC Shareholder Approval and the Company Shareholder Approval having been obtained and remaining in full force and effect; the completion of the Capital Restructuring; the absence of any governmental order enjoining or prohibiting the Mergers; the SPAC having at least $5,000,001 of net tangible assets after deducting the SPAC shareholder redemptions amount; the conditional approval of our Nasdaq listing application and the conditional approval for listing of the Ordinary Shares to be issued in the Mergers, subject to official notice of issuance; the registration statement on Form F-4 having become effective with no stop order in effect; and the due execution and delivery of the Closing Warrant Agreement. The Company’s obligation to close was further conditioned on, among other things, the Total Cash Proceeds Amount being no less than $200,000,000 and the SPAC Units, SPAC Class A Ordinary Shares and SPAC Public Warrants remaining listed on a stock exchange. Each of these conditions was satisfied or waived at or prior to the Closing.
Fees and Expenses
Under the Business Combination Agreement, except as otherwise set forth therein, each party paid its own fees and expenses incurred in connection with the Business Combination Agreement, the other Transaction Agreements and the Transactions, provided that SPAC Transaction Expenses were not to exceed $14.0 million in the aggregate, exclusive of any fees owed by the SPAC to financial advisors acting as placement agents in connection with the PIPE Financing. At the Closing, we used cash from the Trust Account, if any, to pay unpaid transaction expenses and to reimburse or pay the Sponsor for any unpaid working capital loans and other SPAC Transaction Expenses, subject to that cap.
Regulatory Matters
The transactions contemplated by the Business Combination Agreement were not subject to any federal or state regulatory requirement or approval in the United States.
Accounting Treatment
The Business Combination is accounted for as a capital reorganization in accordance with IFRS as issued by the IASB, with the SPAC treated as the “acquired” company and newcleo as the accounting “acquirer.” Because the SPAC does not meet the definition of a “business” under IFRS 3, the transaction is accounted for as a capital reorganization within the scope of IFRS 2; the net assets of the SPAC are stated at historical cost, with no goodwill or other intangible assets recorded, and any excess of the fair value of Ordinary Shares issued to SPAC Public Shareholders over the fair value of the SPAC’s identifiable net assets represents compensation for the service of a stock exchange listing and is expensed as incurred.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Support Agreement, pursuant to which the Sponsor agreed to comply with the provisions of the Business Combination Agreement applicable to it, as well as the covenants set forth in the Sponsor Support Agreement, including, among other things, (i) vote all of its SPAC Securities (as defined in the Business Combination Agreement) in favor of the adoption and approval of the Business Combination Agreement, the First Plan of Merger and the other documents contemplated thereby and the Transactions, including the Business Combination, and against any proposal that would or would reasonably be expected to impede, delay, frustrate or prevent the Transactions, (ii) not transfer or redeem any of its SPAC Securities prior to the Closing, from the date of the Sponsor Support Agreement until the earlier of the Closing Date and the termination of the Business Combination Agreement and (iii) not transfer Ordinary Shares following the Closing in accordance with certain transfer restrictions described more fully in the section of this prospectus entitled “Shares Eligible for Future Sale—Lock-Up Arrangements.” In addition, pursuant to the Sponsor Support Agreement and/or other related arrangements, the Sponsor is subject to certain forfeiture, vesting, lock-up and other arrangements in connection with the Transactions.
Registration Rights Agreement
Pursuant to the terms of the Registration Rights Agreement, entered into at the Closing by and among the Company, SPAC, the Sponsor and certain other shareholders of the Company, the Company agreed to undertake certain resale shelf registration obligations in accordance with the Securities Act and certain holders have been granted customary demand and piggyback registration rights. The Registration Rights Agreement also provides that the Company will pay certain expenses relating to such registrations and indemnify the relevant holders of Ordinary Shares against certain liabilities. The rights granted under the Registration Rights Agreement supersede any prior registration, qualification or similar rights of the parties with respect to their SPAC Securities.
Closing Warrant Agreement
Prior to the Closing, we entered into the Closing Warrant Agreement with SPAC, the SPAC Warrant Agent and the Company Warrant Agent, pursuant to which, effective as of the Closing, (i) the SPAC’s warrant agreement was amended and restated (and terminated and superseded), (ii) we assumed SPAC’s rights and obligations thereunder, (iii) the SPAC Warrants were terminated in exchange for Company Warrants, and (iv) the Warrant Agent was appointed to act as warrant agent with respect to the Company Warrants, in each case on the terms and subject to the conditions set forth therein.

Company Shareholder Support Agreement
Concurrently with the execution of the Business Combination Agreement, the SPAC, the Company and certain key Company Shareholders entered into the Company Shareholder Support Agreement, pursuant to which those shareholders became subject to transfer restrictions substantially identical to those applicable to the Sponsor.
PIPE Subscription Agreements
On May 26, 2026, we and the SPAC entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors agreed to purchase an aggregate of 22,000,000 Ordinary Shares at a purchase price of €8.76 or $10.00 per share, for an aggregate commitment amount of €191.0 million, or $220.0 million. The PIPE Shares were issued at the Closing. Under the PIPE Subscription Agreements, we are required to file, within 30 calendar days after the Closing, a registration statement covering the resale of the PIPE Shares and to use commercially reasonable efforts to have it declared effective as soon as practicable, and in any event no later than 90 calendar days after the Closing Date, subject to extension by up to 90 additional calendar days depending on the level of SEC review, and to keep it effective until the earlier of the date the PIPE Investors cease to hold PIPE Shares and the first date on which they may sell all PIPE Shares under Rule 144 without limitation as to manner of sale or volume and without our being required to comply with the current public information requirement. The registration statement of which this prospectus forms a part is being filed, in part, to satisfy that obligation.
Non-Redemption Agreements
On May 26, 2026, the SPAC, the Company, the Sponsor and the NRA Investors entered into the Non-Redemption Agreements, pursuant to which the NRA Investors agreed not to redeem, or to validly rescind any redemption requests with respect to, up to 923,780 SPAC Class A Ordinary Shares in connection with the Extraordinary General Meeting. In exchange, the Sponsor agreed to forfeit 92,378 SPAC Class B Ordinary Shares at the Closing and to assign to the NRA Investors, for no additional consideration, an equivalent number of Ordinary Shares issued at the Closing. In connection with the Business Combination, the NRA Investors received 1,016,158 Ordinary Shares upon the Closing.
Forward Purchase Agreement
On September 11, 2026, we and the SPAC entered into an agreement with Tech Opportunities LLC (the “FPA Seller”) in connection with a prepaid share forward transaction (the “Forward Purchase Agreement,” and such transaction, the “FPA Transaction”). For purposes of the Forward Purchase Agreement, (i) prior to the consummation of the Business Combination, the SPAC was referred to as the “Counterparty,” and we are referred to as the “Counterparty” following the consummation of the Business Combination, and (ii) “Shares” means the SPAC Class Ordinary Shares prior to the consummation of the Business Combination and our Ordinary Shares following the consummation of the Business Combination. Capitalized terms used herein but not otherwise in this subsection shall have the meanings ascribed to such terms in the Forward Purchase Agreement.
Pursuant to the terms of the Forward Purchase Agreement, the FPA Seller intended to purchase up to 7,000,000 Shares (the “Recycled Shares”) consisting of (i) Shares purchased from third parties in the open market, plus (ii) any Shares held by the FPA Seller at the effective time of the Forward Purchase Agreement. The FPA Seller irrevocably waived any redemption rights with respect to such Recycled Shares in connection with the Business Combination. At the Closing, we paid the FPA Seller a prepayment amount (the “Prepayment Amount”) equal to the product of (a) the number of Shares and (b) the per-share redemption price paid to holders of Shares (the “Initial Price”) from the trust account of the SPAC established in connection with its initial public offering (the “Trust Account”). The Prepayment Amount was paid directly from the Trust Account no later than the earlier of (a) one Local Business Day after the Closing and (b) the date on which any assets from the Trust Account were disbursed in connection with the Business Combination.
The maturity date (the “Maturity Date”) of the FPA Transaction is the earliest to occur of: (a) the date that is 24 months after the Closing, (b) at our option, any date selected by us after the date on which a registration statement covering the resale of Shares issued in the private placement consummated in connection with the Business Combination is declared effective, and (c) a date specified by the FPA Seller in a written notice delivered to us at the FPA Seller’s sole discretion.
From time to time following the Closing, the FPA Seller may terminate the FPA Transaction in whole or in part by delivering an Optional Early Termination Notice to us specifying the number of Shares to be terminated (the

“Terminated Shares”). Upon any such Optional Early Termination, we are entitled to receive from the FPA Seller an amount equal to the product of (i) the number of Terminated Shares and (ii) the then-effective Reset Price (the “Reset Price”). The Reset Price was initially equal to the Initial Price and may only be adjusted downward by mutual written agreement of the parties.
On the Maturity Date: (i) if the approval of our shareholders (as required under the UK Companies Act 2006) to purchase any Shares pursuant to the FPA Transaction (“Shareholder Approval”) has been obtained on or before the Maturity Date and provided we have sufficient distributable reserves in accordance with the UK Companies Act 2006, the FPA Transaction shall be physically settled, in which case the FPA Seller shall deliver to us the Shares (reduced for any Terminated Shares); we shall have no delivery obligation to the FPA Seller; and the FPA Seller shall be entitled to retain a portion of the Prepayment Amount equal to (A) the number of Shares (as reduced for any Terminated Shares) multiplied by (B) the Initial Price; (ii) if Shareholder Approval has not been obtained on or before the Maturity Date and/or we do not have sufficient distributable reserves, the FPA Transaction shall be settled in cash over a Valuation Period (as defined in the Forward Purchase Agreement) in accordance with the terms of the Forward Purchase Agreement; and (iii) if Shareholder Approval is obtained after the Valuation Period has begun but before it ends, we may, by written notice to the FPA Seller, suspend and terminate the Valuation Period, and the FPA Transaction shall be physically settled with respect to all Shares then remaining subject to the FPA Transaction, with cash settlement applying only to shares already sold by the FPA Seller.
The Forward Purchase Agreement contains customary representations, warranties and covenants of the parties, including that the FPA Seller will not effect any Short Sales of the Shares or establish or maintain a Net Short Position with respect to the Shares, and that the FPA Seller will waive any and all redemption rights with respect to the Shares acquired pursuant to the Forward Purchase Agreement. The Forward Purchase Agreement also includes customary indemnification provisions in favor of the FPA Seller and its affiliates.
The Forward Purchase Agreement provides that the FPA Transaction has been structured to comply with all tender offer regulations applicable to the Business Combination, including Rule 14e-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The FPA Seller agreed to not vote any Shares it held as of the applicable record date in connection with the Business Combination at any meeting of the SPAC’s shareholders (or to provide a written consent for that purpose with respect to such Shares) if it would be in violation of specified interpretations of the tender offer rules by the SEC. The FPA Seller also agreed not to purchase Shares at a price per share that is higher than the most recently disclosed redemption price per share that would be applicable if the Trust Account was liquidated on the date specified in such disclosure. In addition, the FPA Seller waived all redemption rights with respect to any previously held Shares or Shares acquired pursuant to the FPA Transaction. The purpose of the FPA Transaction was to potentially increase the amount of cash available to us following the Business Combination.
Of the up to 217,834,936 Ordinary Shares registered for resale by the Selling Securityholders, 17,677,233 Ordinary Shares, or approximately 8.1% of that total, are not currently outstanding and are issuable only upon the conversion of Class B Shares. The Class B Shares convert into Ordinary Shares only upon satisfaction of volume weighted average price vesting conditions of $15.00 and $18.00 per Ordinary Share (as described in Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination—Business Combination Agreement—Earnout Arrangements”). None of these conditions has been satisfied as of the date of this prospectus, and they may never be satisfied. Accordingly, the aggregate number of Ordinary Shares registered for resale under this prospectus exceeds the number of Ordinary Shares that the Selling Securityholders are presently able to sell, and the Selling Securityholders will be able to sell Ordinary Shares in respect of the Class B Shares only if and when the applicable vesting conditions are satisfied.
In addition to the termination provisions described above, the Forward Purchase Agreement provided for termination upon (1) the termination of the Business Combination Agreement prior to the Closing, (2) at our election, the receipt of certain governmental comments or challenges to the Business Combination Agreement or the Forward Purchase Agreement prior to the Closing, or (3) upon the occurrence of any Material Adverse Change (as defined in the Forward Purchase Agreement) of the Counterparty prior to the Closing (provided that we could not elect to terminate the Forward Purchase Agreement due to such Material Adverse Change).
The foregoing summary of the Forward Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Forward Purchase Agreement, a copy of which is filed as Exhibit 10.10 to the registration statement of which this prospectus forms a part.

SHARES ELIGIBLE FOR FUTURE SALE
Subject to the lock-up restrictions described below, the Ordinary Shares issued in connection with the Business Combination are freely transferable by persons other than by our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the Ordinary Shares in the public market could adversely affect prevailing market prices of the Ordinary Shares. Prior to the Business Combination, there was no public market for the Ordinary Shares. We have been approved for listing of the Ordinary Shares on Nasdaq, but we cannot assure you that a regular trading market will develop in the Ordinary Shares.
Lock-Up Arrangements
In connection with the Business Combination , (i) the Sponsor and the Sponsor Shareholders became subject to the transfer restrictions set forth in the Sponsor Support Agreement, (ii) the key Company Shareholders became subject to substantially identical transfer restrictions set forth in the Company Shareholder Support Agreement and (iii) the Restricted Company Shareholders became subject to substantially identical transfer restrictions set forth in the newcleo A&R Articles, in each case effective as of the Closing. Under the Lock-Up Arrangements, and subject to certain customary exceptions, the Ordinary Shares issued at the Closing to the Sponsor and the Sponsor Shareholders in respect of their Subject Shares (as defined in the Sponsor Support Agreement) and the Ordinary Shares (excluding any PIPE Shares and Pre-PIPE Shares) held by the Company Shareholders that have executed the Company Shareholder Support Agreement and Restricted Company Shareholders immediately following the Closing (collectively, the “Lock-Up Shares”) may not be transferred during the period beginning on the Closing Date and ending on the earlier of (i) the date that is 180 days after the Closing Date and (ii) with respect to all or any portion of the Lock-Up Shares, such earlier date on which such Lock-Up Shares are released in accordance with the Lock-Up Arrangements (the “Lock-Up Period”), subject to certain exceptions set forth in each of the Sponsor Support Agreement and the newcleo A&R Articles, respectively.
Notwithstanding the foregoing, Lock-Up Shares may be transferred during the Lock-Up Period to a Permitted Transferee; provided that, prior to and as a condition to the effectiveness of any such transfer, such Permitted Transferee agrees in writing to be bound by the applicable Lock-Up Arrangements. For purposes of the Lock-Up Arrangements, “Permitted Transferee” means, with respect to any holder, (a) any affiliate of such holder, (b) in the case of an individual, any member of such individual’s immediate family or any trust, family limited partnership or other estate planning vehicle established for the direct or indirect benefit of such individual or any member of such individual’s immediate family, (c) any partner, member, shareholder or equityholder of such holder, (d) any nominee, custodian or other person holding ordinary shares on behalf of a beneficial owner, so long as there is no change in the beneficial ownership of such ordinary shares, and (e) any other person approved by our Board, provided that, in each case, such transferee complies with the restrictions and requirements set forth in the Sponsor Support Agreement and the newcleo A&R Articles.
In addition, portions of the Lock-Up Shares will be released from the transfer restrictions set forth in the Lock-Up Arrangements as follows:
•
50% of the Lock-Up Shares will be released immediately if the volume weighted average trading price of the Ordinary Shares on the principal exchange on which such securities are then listed or quoted is at or above $12.00 for any 20 Trading Days, which need not be consecutive, during any 30-Trading Day period beginning on the 90th day following the Closing Date and ending on the expiration of the lock-up period (the “Lock-up Trading Measurement Period”);

•
25% of the Lock-Up Shares will be released immediately if the volume weighted average trading price of the Ordinary Shares on the principal exchange on which such securities are then listed or quoted is at or above $15.00 for any 20 Trading Days, which need not be consecutive, during any 30-Trading Day period during the Lock-up Trading Measurement Period;

•
the remaining 25% of the Lock-Up Shares will be released immediately if the volume weighted average trading price of the Ordinary Shares on the principal exchange on which such securities are then listed or quoted is at or above $18.00 for any 20 Trading Days, which need not be consecutive, during any 30-Trading Day period during the Lock-up Trading Measurement Period; and

•
if an Early Release Event (as defined in the newcleo A&R Articles) occurs during the Lock-Up Period, all Lock-Up Shares that have not previously been released will be released immediately prior to the consummation of such Early Release Event and will no longer be subject to the transfer restrictions set forth in the Lock-Up Arrangements.

Of the up to 217,834,936 Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus, up to 162,906,824 of those Ordinary Shares are subject to the Lock-Up Arrangements described above.
Regulation S
Regulation S under the Securities Act provides an exemption from the registration requirements of the Securities Act for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the availability of the exemption for offers and sales by an issuer, a distributor, their respective affiliates and any persons acting on their behalf. Rule 904 of Regulation S provides the conditions to the availability of the exemption for resales by persons other than those covered by Rule 903. In each case, the sale must be made in an offshore transaction, as defined in Regulation S, and no directed selling efforts, as defined in Regulation S, may be made in the United States.
Rule 144
The Ordinary Shares issued in the Business Combination generally will not be “restricted securities” in the hands of persons who are not affiliates of the Company or SPAC and whose shares are issued pursuant to the registration statement of which this prospectus forms a part. However, Ordinary Shares held by affiliates of the Company or SPAC, and Ordinary Shares acquired in transactions not registered under the Securities Act, may be resold only pursuant to an effective registration statement under the Securities Act or an available exemption from registration, including Rule 144 under the Securities Act (“Rule 144”).
The Company believes that, following the consummation of the Business Combination, the special limitations under Rule 144 applicable to current or former shell companies should not apply to resales of Ordinary Shares because the post-Closing issuer will be the Company, an operating company, rather than SPAC. Accordingly, persons holding restricted Ordinary Shares will generally be able to resell those securities pursuant to Rule 144, subject to satisfaction of the applicable holding period and the other requirements of Rule 144.
Under Rule 144, a person who has beneficially owned restricted Ordinary Shares for at least six months would generally be entitled to sell those securities without registration under the Securities Act, provided that (i) such person is not deemed to have been an affiliate of the Company at the time of, or at any time during the three months preceding, the sale, and (ii) the Company has been subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale and has filed all reports required to be filed under Sections 13 or 15(d) of the Exchange Act during the 12 months preceding the sale (or for such shorter period that the Company was required to file such reports).
Persons who have beneficially owned restricted Ordinary Shares for at least six months but who are affiliates of the Company at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, pursuant to which such person would be entitled to sell within any three-month period only a number of Ordinary Shares that does not exceed the greater of:
•	1% of the total number of Ordinary Shares then outstanding; and
•	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates under Rule 144 are also subject to manner-of-sale requirements, notice requirements and the availability of current public information concerning the Company.
Registration Rights
Pursuant to that certain registration rights agreement, dated February 27, 2025, by and among SPAC, the Sponsor and certain other parties thereto, SPAC granted certain customary registration rights to the Sponsor and certain other holders with respect to the securities held by them, including the Founder Shares, private placement securities and any securities issued upon conversion or exercise thereof. The holders of such securities are entitled to customary demand and “piggy-back” registration rights following the consummation of SPAC’s initial business combination. SPAC agreed to bear the expenses incurred in connection with the filing of any such registration statement.

In connection with the Business Combination, the Company, SPAC, the Sponsor, certain holders of our shares immediately prior to the Closing, certain PIPE Investors and certain other parties thereto entered into a registration rights agreement on September 21, 2026. Pursuant to such registration rights agreement, and/or the applicable PIPE Subscription Agreements, we have agreed, among other things, to file, within 30 days following the Closing Date, a registration statement covering the resale of all registrable securities thereunder, including the Ordinary Shares issued to the PIPE Investors at the Closing, and to use commercially reasonable efforts to cause such registration statement to be declared effective as promptly as practicable thereafter. The registration rights agreement also provides the holders of registrable securities, including the PIPE Investors, with customary “piggy-back” registration rights and, subject to certain conditions, shelf registration rights and/or demand registration rights.
In addition, pursuant to the respective PIPE Subscription Agreements, the PIPE Investors are entitled to customary registration rights with respect to the Ordinary Shares issued to them at the Closing, including the right to have such shares included in the resale registration statement to be filed by the Company following the Closing.
The registration rights agreement and the registration rights provisions contained in the PIPE Subscription Agreements further provide that we will pay certain expenses relating to such registrations and will indemnify the holders of registrable securities against certain liabilities. The rights granted under the registration rights agreement will supersede any prior registration, qualification or similar rights of the parties thereto with respect to their Company securities.

PLAN OF DISTRIBUTION
We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, of up to 217,834,936 Ordinary Shares. In addition, we are registering the issuance by us of up to 291,717 Ordinary Shares that are issuable by us upon the exercise of Company Private Warrants issued in exchange for SPAC Private Placement Warrants in connection with the Closing of the Business Combination. We are also registering the resale by a Selling Securityholder of up to approximately 8,855,000 Ordinary Shares that will be issuable upon the exercise of the NextChem Warrants. We previously registered the issuance of up to 10,062,480 Ordinary Shares that are issuable by us upon the exercise of Company Public Warrants issued in exchange for SPAC Public Warrants in connection with the Business Combination.
We will not receive any proceeds from any sale by the Selling Securityholders of the securities being registered hereunder, except with respect to amounts received by us upon exercise of our Warrants to the extent such Warrants are exercised for cash. We will not receive any cash proceeds from exercise of the NextChem Warrants because the exercise price will be settled by way of set-off against the corresponding earn-out obligation. See “Use of Proceeds.” We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.
The Selling Securityholders may offer and sell, from time to time, some or all of the securities covered by this prospectus. As used herein, “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest (as a gift, pledge, partnership distribution or other non-sale related transfer) selling Ordinary Shares received after the date of this prospectus from the Selling Securityholders. We have registered the Ordinary Shares covered by this prospectus for offer and sale so that those Ordinary Shares may be freely sold to the public by the Selling Securityholders. Registration of the Ordinary Shares covered by this prospectus does not mean, however, that those Ordinary Shares necessarily will be offered or resold by the Selling Securityholders.
Subject to the Lock-Up Arrangements and any other applicable contractual restrictions, the Selling Securityholders may use one or more of the following methods when disposing of the Ordinary Shares covered by this prospectus:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales effected after the registration statement of which this prospectus forms a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in market transactions, including transactions on a national securities exchange or quotation service or in the over-the-counter market;
•	directly to one or more purchasers;
•	through agents;
•	through agreements with broker-dealers that may agree with a Selling Securityholder to sell a specified number of Ordinary Shares at a stipulated price per share;
•	through a combination of any such methods of sale; or
•	through any other method permitted by applicable law.
The Selling Securityholders may, from time to time, pledge, mortgage, charge or grant a security interest in some or all of the Ordinary Shares beneficially owned by them. If a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares under this prospectus, subject to the Lock-Up Arrangements and any other applicable contractual restrictions, or under a prospectus supplement or post-effective amendment, if required, that identifies the pledgee, secured party, transferee or other successor in interest as a Selling Securityholder. The Selling Securityholders may also transfer the Ordinary Shares in other circumstances, in which case the transferees, pledgees or other successors in interest may become Selling Securityholders for purposes of this prospectus, subject to applicable law and any applicable contractual restrictions.
A Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of Ordinary Shares to its members, partners or shareholders by delivering a prospectus. Such members, partners or shareholders may receive freely tradeable Ordinary Shares pursuant to the distribution, subject to the Lock-Up Arrangements, any other applicable contractual restrictions and applicable securities laws. To the extent that a distributee is our affiliate, or to the extent otherwise required by law, we may file a prospectus supplement or post-effective amendment to permit such distributee to use this prospectus to resell the Ordinary Shares received in the distribution.
In connection with sales of the Ordinary Shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Ordinary Shares in the course of hedging the positions they assume. The Selling Securityholders may also sell the Ordinary Shares short and deliver Ordinary Shares covered by this prospectus to close out their short positions, or loan or pledge the Ordinary Shares to broker-dealers that may in turn sell such shares. The Selling Securityholders may also enter into options or other transactions with broker-dealers or other financial institutions, or create one or more derivative securities, that require the delivery to such broker-dealer or other financial institution of Ordinary Shares covered by this prospectus, which such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction if required.
The aggregate proceeds received by a Selling Securityholder from the sale of Ordinary Shares offered by it will equal the purchase price of such Ordinary Shares less any discounts, commissions and other selling expenses. Each Selling Securityholder reserves the right to accept and, together with its agents, to reject, in whole or in part, any proposed purchase of Ordinary Shares to be made directly or through agents. We will not receive any proceeds from sales of Ordinary Shares by the Selling Securityholders.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profits they receive from any resale of the Ordinary Shares may be deemed to be underwriting discounts and commissions under the Securities Act. A Selling Securityholder that is deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the applicable requirements of the Securities Act.
To the extent required by applicable law, the number of Ordinary Shares to be sold, the names of the applicable Selling Securityholders, the purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions, discounts or other terms of a particular offering will be set forth in a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus forms a part.
In order to comply with the securities laws of certain states or other jurisdictions, if applicable, the Ordinary Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Ordinary Shares may not be sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification is available and the applicable requirements of such exemption have been satisfied.
At the time a particular offering of Ordinary Shares is made, a prospectus supplement, if required, will be distributed that will set forth the name of the applicable Selling Securityholder, the number of Ordinary Shares being offered and the terms of the offering, including, to the extent required, (i) the names of any underwriters, broker-dealers or agents, (ii) any discounts, commissions or other terms constituting compensation to such underwriters, broker-dealers or agents and (iii) any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. We may suspend the use of this prospectus by the Selling Securityholders for certain periods and for certain reasons, including if this prospectus is required to be supplemented or amended to include additional material information, subject to the terms of the applicable registration rights arrangements.

There can be no assurance that the Selling Securityholders will sell all or any of the Ordinary Shares covered by this prospectus. In addition, the Selling Securityholders may also sell Ordinary Shares under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, in each case subject to the Lock-Up Arrangements, any other applicable contractual restrictions and applicable law.
To the extent required by applicable law and the applicable registration rights arrangements, we will file one or more supplements to this prospectus or post-effective amendments to the registration statement to describe any material information concerning the plan of distribution not previously disclosed in this prospectus or any material change to such information.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fee or other item constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
Pursuant to the applicable registration rights arrangements, we have agreed or, upon the Closing, will agree to indemnify certain Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act. Certain Selling Securityholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Selling Securityholders may also agree to indemnify any broker-dealer or underwriter that participates in transactions involving the sale of the Ordinary Shares against certain liabilities, including liabilities arising under the Securities Act.
Lock-Up Restrictions
Of the Ordinary Shares that may be offered or sold by Selling Securityholders identified in this prospectus, some are subject to certain lock-up restrictions, including pursuant to the Lock-up Arrangements and the Sponsor Support Agreement, each as further described elsewhere in this prospectus. See “Certain Relationships and Related Person Transactions—Transactions Related to the Business Combination.”

EXPENSES RELATED TO THE OFFERING
The following table sets forth all expenses to be paid by us in connection with the issuance and distribution of the Ordinary Shares being registered by this registration statement. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$146,234.84
Legal fees and expenses	$435,000.00
Accountants’ fees and expenses	$52,500.00
Printing expenses	$30,000.00
Transfer agent fees and expenses	*
Miscellaneous fees and expenses	$36,265.16
Total	$700,000.00

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
We will bear all costs, expenses and fees in connection with the registration of the securities offered by this prospectus, whereas the Selling Securityholders will bear all incremental selling expenses, including commissions and discounts, brokerage fees and other similar selling expenses incurred by the Selling Securityholders in disposing of the securities.

LEGAL MATTERS
CMS Cameron McKenna Nabarro Olswang LLP will pass upon the validity of the Ordinary Shares offered by this prospectus and certain other matters of England and Wales law. Certain other matters of U.S. law will be passed upon by Davis Polk & Wardwell LLP.
EXPERTS
The financial statements of NewHold Investment Corp III as of December 31, 2025 and December 31, 2024, for the year ended December 31, 2025, and for the period from August 13, 2024 (inception) through December 31, 2024 included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance on such report given upon such firm as experts in auditing and accounting.
The audited financial statements of newcleo plc included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the periodic reporting and other information requirements of the Exchange Act as applicable to a “foreign private issuer,” and we will file annual reports and other information from time to time with the SEC in accordance with such requirements. Our SEC filings will be available to the public on the internet at a website maintained by the SEC located at www.sec.gov.
We also maintain a website at newcleo.com/investor. We will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEMENT OF CIVIL LIABILITY
We are a public limited company incorporated under the laws of England and Wales. Substantially all of our assets and the majority of our directors and executive officers are located and reside, respectively, outside of the United States. Because of the location of our assets and board members, it may not be possible for investors to serve process on us within the United States or on those persons with respect to matters arising under the United States federal securities laws or to enforce against us or persons located outside the United States judgments of United States courts asserted under the civil liability provisions of the United States federal securities laws.
We understand that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for enforcement of judgments of United States courts, of civil liabilities predicated solely upon the federal securities laws of the United States insofar as they are fines or penalties. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in the United Kingdom by reason of being a penalty. The United States and the United Kingdom do not currently have a treaty providing for recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters. Consequently, a final judgment for payment given by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized or enforceable in the United Kingdom.
newcleo Americas LLC, a Delaware limited liability company, with its head offices at 350 Fifth Avenue, Suite 4815, New York, New York, has been appointed agent to receive service of process in any action against us in any state or federal court in the State of New York.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
NewHold Investment Corp III

Page
Unaudited Financial Statements
Condensed Balance Sheets as of June 30, 2026 (Unaudited) and December 31, 2025	F-2
Condensed Statements of Operations for the six months ended June 30, 2026 and 2025 (Unaudited)	F-3
Condensed Statements of Changes in Shareholders’ Deficit for the six months ended June 30, 2026 and 2025 (Unaudited)	F-4
Condensed Statements of Cash Flows for the six months ended June 30, 2026 and 2025 (Unaudited)	F-6
Notes to Condensed Financial Statements (Unaudited)	F-7

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-26
Balance Sheet as of December 31, 2025 and 2024	F-27
Statement of Operations for the year ended December 31, 2025 and for the period from August 13, 2024 (inception) through December 31, 2024	F-28
Statement of Changes in Shareholder’s Deficit for the year ended December 31, 2025 and for the period from August 13, 2024 (inception) through December 31, 2024	F-29
Statement of Cash Flows for the year ended December 31, 2025 and for the period from August 13, 2024 (inception) through December 31, 2024	F-30
Notes to Financial Statements	F-31

newcleo plc

NEWHOLD INVESTMENT CORP III
CONDENSED BALANCE SHEETS

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$364,000	$1,198,000
Prepaid expenses	176,000	136,000
Total current assets	540,000	1,334,000
Investments held in Trust Account	212,934,000	209,220,000
Total assets	$213,474,000	$210,554,000
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (including approximately $0 and $75,000 of offering costs at June 30, 2026 and December 31, 2025, respectively)	$619,000	$104,000
Accrued liabilities	5,470,000	694,000
Deferred compensation – related parties	723,000	453,000
Total current liabilities	6,812,000	1,251,000
Other liabilities:
Deferred underwriting fee payable	7,044,000	7,044,000
Total liabilities	13,856,000	8,295,000
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 20,125,000 and 20,125,000 shares at $10.58 and $10.40 per share at June 30, 2026 and December 31, 2025, respectively	212,934,000	209,220,000
Shareholders’ deficit:
Preference shares, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding at June 30, 2026 and December 31, 2025	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 authorized shares; 780,100 shares issued and outstanding at June 30, 2026 and December 31, 2025 (excluding 20,125,000 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value, 20,000,000 authorized shares; 6,707,663 shares issued and outstanding at June 30, 2026 and December 31, 2025	1,000	1,000
Additional paid-in capital	—	—
Accumulated deficit	(13,317,000)	(6,962,000)
Total shareholders’ deficit	(13,316,000)	(6,961,000)
Total liabilities, Class A ordinary shares subject to possible redemption and shareholders’ deficit	$213,474,000	$210,554,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWHOLD INVESTMENT CORP III
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2026	2025	2026	2025
General and administrative expenses	$5,216,000	$269,000	$6,367,000	$536,000
Loss from operations	(5,216,000)	(269,000)	(6,367,000)	(536,000)
Other income:
Income earned on investments in Trust Account	1,867,000	2,141,000	3,714,000	2,798,000
Income earned on operating account	4,000	16,000	12,000	19,000
Other income	1,871,000	2,157,000	3,726,000	2,817,000
Net income (loss)	$(3,345,000)	$1,888,000	$(2,641,000)	$2,281,000
Weighted average shares of Class A ordinary outstanding - basic and diluted	$20,905,100	20,905,100	20,905,100	13,744,000
Class A ordinary shares – basic and diluted net income (loss) per share	$(0.12)	$0.07	$(0.10)	$0.11
Weighted average Class B ordinary shares outstanding – basic and diluted	$6,707,663	6,707,663	6,707,663	6,707,663
Class B ordinary shares – basic and diluted net income (loss) per share	$(0.12)	$0.07	$(0.10)	$0.11

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWHOLD INVESTMENT CORP III
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(unaudited)
For the three months ended June 30, 2026:

	Ordinary Shares
	Class A Ordinary Shares	Amount	Class B Ordinary Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balances, March 31, 2026 (unaudited)	780,100	$—	6,707,663	$1,000	$—	$(8,105,000)	$(8,104,000)
Accretion in value of Class A ordinary shares	—	—	—	—	—	(1,867,000)	(1,867,000)
Net loss	—	—	—	—	—	(3,345,000)	(3,345,000)
Balances, June 30, 2026 (unaudited)	780,100	$—	6,707,663	$1,000	$—	$(13,317,000)	$(13,316,000)

For the three months ended June 30, 2025:

	Ordinary Shares
	Class A Ordinary Shares	Amount	Class B Ordinary Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balances, March 31, 2025 (unaudited)	780,100	$—	6,707,663	$1,000	$—	$(5,180,000)	$(5,179,000)
Accretion in value of Class A ordinary shares	—	—	—	—	—	(2,141,000)	(2,141,000)
Net income	—	—	—	—	—	1,888,000	1,888,000
Balances, June 30, 2025 (unaudited)	780,100	$—	6,707,663	$1,000	$—	$(5,433,000)	$(5,432,000)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWHOLD INVESTMENT CORP III
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(unaudited)
For the six months ended June 30, 2026:

	Ordinary Shares
	Class A Ordinary Shares	Amount	Class B Ordinary Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balances, December 31, 2025	780,100	$—	6,707,663	$1,000	$—	$(6,962,000)	$(6,961,000)
Accretion in value of Class A ordinary shares	—	—	—	—	—	(3,714,000)	(3,714,000)
Net loss	—	—	—	—	—	(2,641,000)	(2,641,000)
Balances, June 30, 2026 (unaudited)	780,100	$—	6,707,663	$1,000	$—	$(13,317,000)	$(13,316,000)

For the six months ended June 30, 2025:

	Ordinary Shares
	Class A Ordinary Shares	Amount	Class B Ordinary Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
Balances, December 31, 2024	—	$—	6,707,663	$1,000	$24,000	$(90,000)	$(65,000)
Issuance of 780,100 Private Placement Units to Sponsor and underwriters at $10.00 per unit	780,100	—	—	—	7,801,000	—	7,801,000
Estimated fair value of 10,062,500 Public Warrants issued as part of Units sold in the Offering	—	—	—	—	1,509,000	—	1,509,000
Allocated value of transaction costs to Public and Private Warrants	—	—	—	—	(107,000)	—	(107,000)
Accretion in value of Class A ordinary shares	—	—	—	—	(9,227,000)	(7,624,000)	(16,851,000)
Net income	—	—	—	—	—	2,281,000	2,281,000
Balances, June 30, 2025 (unaudited)	780,100	$—	6,707,663	$1,000	$—	$(5,433,000)	$(5,432,000)

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWHOLD INVESTMENT CORP III
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)

	For the six months ended June 30,
Cash flows from operating activities	2026	2025
Net income (loss)	$(2,641,000)	$2,281,000
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on investments held in Trust Account	(3,714,000)	(2,798,000)
Changes in operating assets and liabilities:
(Increase) in prepaid expenses	(40,000)	(235,000)
Increase in accounts payable	515,000	19,000
Increase in accrued expenses and other	4,776,000	96,000
Increase in deferred compensation	270,000	—
Net cash used in operating activities	(834,000)	(637,000)
Cash flows from investing activities
Investment of cash into Trust Account	—	(202,256,000)
Net cash used in investing activities	—	(202,256,000)
Cash flows from financing activities
Proceeds from Sponsor Note	—	2,000
Repayment of Sponsor Note	—	(242,000)
Proceeds from sale of Units	—	201,250,000
Proceeds from sale of Private Placement Units	—	7,801,000
Payment of underwriting discounts and reimbursements	—	(4,075,000)
Payment of offering costs	—	(331,000)
Net cash provided by financing activities	—	204,405,000
Net change in cash and cash equivalents	(834,000)	1,512,000
Cash and cash equivalents – beginning of period	1,198,000	55,000
Cash and cash equivalents – end of period	$364,000	$1,567,000
Supplemental disclosure of noncash activities:
Deferred underwriting costs payable	$—	$7,044,000
Deferred offering costs included in accounts payable	$—	$75,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

NEWHOLD INVESTMENT CORP III
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2026
(unaudited)
Note 1 — Description of Organization and Business Operations
Organization and General
NewHold Investment Corp III (“NewHold”) is a blank check company incorporated as a Cayman Islands exempted corporation on August 13, 2024. NewHold was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
As of June 30, 2026, NewHold had not commenced any operations. All activity for the period from August 13, 2024 (inception) through June 30, 2026 relates to NewHold’s formation and the Public Offering (as defined below) and, subsequent to the Offering, identifying and completing a suitable Business Combination. NewHold will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. NewHold generates non-operating income in the form of interest income on investments from the proceeds derived from the Public Offering (as defined below). NewHold has selected December 31 as its fiscal year end.
All dollar amounts are rounded to the nearest thousand dollars.
Sponsor and Offering
NewHold’s sponsor is NewHold Industrial Technology III LLC (the “Sponsor”). NewHold intends to finance its Initial Business Combination with proceeds from the Offering of $201,125,000 of Units (as defined below) (see Note 4) and a private placement of 780,100 of Private Placement Units (as defined below) for an aggregate of $7,801,000 (see Note 5).
The registration statement for NewHold’s Initial Public Offering was declared effective on February 27, 2025. On March 3, 2025, NewHold consummated the Initial Public Offering (the “Public Offering” or “Offering”) of 20,125,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), including the full exercise of the underwriters’ overallotment option generating gross proceeds of $201,125,000, which is discussed in Note 5. Simultaneously with the closing of the Public Offering, NewHold consummated the sale of 780,100 Private Placement Units (the “Private Placement Units”) to the Sponsor at a price of $10.00 per Private Placement Unit, or $7,801,000 in the aggregate, which is described in Note 5. The underwriters had a 45-day overallotment option to purchase up to an additional 2,625,000 Units which was fully exercised.
Upon the closing of the Offering and private placement in March 2025, approximately $202,256,000 was placed in a trust account (the “Trust Account”).
Business Combination and Trust Account
The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, NewHold will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that NewHold will be able to successfully effect a Business Combination.
Upon the closing of the Public Offering, an aggregate of $10.05 per Unit sold in the Public Offering approximately $202,256,000 was deposited into the Trust Account and may only be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended Business Combination. To mitigate the risk that it might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that NewHold holds investments in the Trust Account, NewHold may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to NewHold to pay its taxes, if any, the proceeds from the Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of NewHold’s initial Business Combination, (ii) the redemption of NewHold’s public shares if NewHold is unable to complete the initial Business Combination within 24 months from the closing of the Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of NewHold’s public shares properly submitted in connection with a shareholder vote to amend NewHold’s amended and restated memorandum and articles of association to (A) modify the substance or timing of NewHold’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of NewHold’s public shares if NewHold has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of NewHold’s creditors, if any, which could have priority over the claims of NewHold’s public shareholders.
NewHold will provide its’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether NewHold will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.05 per public share.
The ordinary shares subject to redemption have been recorded at a redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”
NewHold will have only the duration of the Completion Window to complete the initial Business Combination. However, if NewHold is unable to complete its initial Business Combination within the Completion Window, NewHold will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to NewHold’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.
The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, private shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if NewHold determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares, private shares and public shares in connection with a shareholder vote to approve an amendment to NewHold’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private shares if NewHold fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if NewHold fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to NewHold if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which NewHold has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under NewHold’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, NewHold has not asked the Sponsor to reserve for such indemnification obligations, nor has NewHold independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and NewHold believes that the Sponsor’s only assets are securities of the Company. Therefore, NewHold cannot assure that the Sponsor would be able to satisfy those obligations.
Going Concern Consideration
As of June 30, 2026, NewHold had approximately $364,000 in cash and cash equivalents and approximately $6,272,000 of negative working capital (which includes deferred compensation of approximately $723,000 that is not payable until the closing of a Business Combination). Further, NewHold has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions indicate that NewHold may need additional working capital. In addition, if NewHold cannot complete a Business Combination before March 3, 2027, it could be forced to wind up its operations and liquidate unless it obtains shareholder approval to extend the date on which it must complete its initial Business Combination. In connection with NewHold’s assessment of going concern considerations in accordance with ASC 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of June 30, 2026, NewHold has concluded that these conditions raise substantial doubt about NewHold’s ability to continue as a going concern for a period of one year after the date that the unaudited condensed financial statements are issued. NewHold’s plan to deal with this uncertainty is to work closely with vendors and service providers to preserve cash, to raise cash through additional working capital loans from its Sponsor and/or external financing sources to the extent necessary and to complete a Business Combination prior to the time required for completion in March 2027. There is no assurance that NewHold’s plans to consummate a Business Combination, work with creditors to preserve cash and to receive loans, if available, from its Sponsor and/or external financing sources will be successful or successful within the required timeframe. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Note 2 — Business Combination and Related Agreements
Business Combination Agreement
On May 26, 2026, NewHold , entered into a Business Combination Agreement (the “Business Combination Agreement”) with NewCleo Ltd., a private limited company incorporated under the laws of England and Wales (and, following the re-registration to a public limited company under the laws of England and Wales, the “Company” or “Newcleo”), newcleo1 Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of the Company (“Merger Sub 1”), and newcleo2 Ltd., a Cayman Islands exempted company with limited liability and a direct wholly owned subsidiary of the Company (“Merger Sub 2”, and, together with Merger Sub 1, the “Merger Subs”, and the Merger Subs, together with the Company, the “Company Parties”), pursuant to which, among other transactions, on the terms and subject to the conditions set forth therein, Merger Sub 1 will merge with and into the SPAC, as a result of which the separate corporate existence of Merger Sub 1 will cease and the SPAC will continue as the surviving company in such merger and as a wholly owned subsidiary of the Company (the “First Merger” and the post-First Merger surviving company, the “First Merger Surviving Company”), and First Merger Surviving Company will merge with and into Merger Sub 2, as a result of which the separate corporate existence of First Merger Surviving Company will cease and Merger Sub 2 will continue as the surviving company in such merger and a direct, wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger and the other transactions contemplated by the Business Combination Agreement, the “Mergers” or “Business Combination”).
The time of the closing of the Business Combination is referred to herein as the “Closing.” The date of the Closing of the Business Combination is referred to herein as the “Closing Date.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.
The Business Combination Agreement and the transactions contemplated thereby were unanimously approved by the boards of directors of the SPAC, the Company, and the Merger Subs.

Company Capital Restructuring
Pursuant to the Business Combination Agreement, prior to the effective time of the First Merger (the “First Merger Effective Time”), the following actions shall take place or be effected (in the order set forth below):
(a)
The share premium account of the Company shall be reduced by such amount as is deemed to be required by the Company in good faith, among other things, to permit the Company to satisfy the condition, set out at section 90(2) of the Companies Act 2006 of the United Kingdom (“UK Companies Act”), to re-register as a public limited company.

(b)	The Company shall be re-registered as a public limited company and all filings with Companies House required to effect such re-registration in accordance with the UK Companies Act shall be made.
(c)
The amended and restated articles of association of the Company (the “Company A&R Articles”), substantially in the form to be attached to the registration statement on Form F-4 (the “Registration Statement”) to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the Business Combination, with such changes thereto as may be made by the Company in good faith (such changes to be consistent with the parties’ intentions for the Transactions) shall become effective.

(d)
Immediately prior to the Recapitalization (as defined below), the issued and outstanding share capital of the Company shall be redenominated as U.S. dollar shares of a par value to be determined by the Company in good faith in accordance with the UK Companies Act (the “Redenomination”).

(e)
Immediately following the Redenomination and prior to the First Merger Effective Time, all of the issued and outstanding ordinary shares in the capital of the Company (the “Company Ordinary Shares”) as of immediately prior to such consolidation shall be consolidated into such number of Company Ordinary Shares as is equal to the number of issued and outstanding Company Ordinary Shares multiplied by the Recapitalization Factor (the “Recapitalization”), subject to any restriction or alternative treatment in the sole discretion of the Company Board in relation to the issuance of fractional shares, or any equitable adjustment to the Recapitalization Factor (as defined below), in each case, as set forth in the Business Combination Agreement.

The “Recapitalization Factor” is the quotient (rounded to four decimal places) obtained by dividing (i) the Base Equity Value (as defined below) by (ii) the quotient obtained by dividing (A) the Aggregate Diluted Company Shares by (B) US$10.00. “Aggregate Diluted Company Shares” means, without duplication, the aggregate number of Company Ordinary Shares that are issued and outstanding immediately prior to the Recapitalization, including all of the Company Ordinary Shares underlying all outstanding vested Company Equity Awards as of immediately prior to the Recapitalization. “Base Equity Value” means (i) $2,350,000,000 plus (ii) the aggregate exercise price of the vested outstanding options to purchase Company Ordinary Shares granted under the Company Equity Plan (the “Company Options”) as of immediately prior to the Recapitalization included in the calculation of the Aggregate Diluted Company Shares plus (iii) the aggregate amount of proceeds actually received by the Company in any Pre-Closing Equity Financing.
The Mergers
At the Closing, in accordance with the Cayman Companies Act, (a) Merger Sub 1 will merge with and into the SPAC, the separate corporate existence of Merger Sub 1 will cease and the SPAC will be the surviving corporation and a wholly-owned subsidiary of the Company, and (b) the SPAC will merge with and into Merger Sub 2, the separate corporate existence of the SPAC will cease and Merger Sub 2 will be the surviving corporation and a wholly-owned subsidiary of the Company.
Pursuant to the Business Combination Agreement, at the First Merger Effective Time and by virtue of the First Merger, but without any action on the part of SPAC:
(i)
each outstanding unit of the SPAC (including the private placement units sold simultaneously with the closing of the initial public offering of the SPAC, each, a “SPAC Unit”)), consisting of one (1) Class A ordinary share of the SPAC (the “SPAC Class A Ordinary Shares”) and one-half (1/2) of one warrant to purchase one SPAC Class A Ordinary Share (each, a “SPAC Warrant”) will automatically be detached and the holder thereof will be deemed to hold one (1) SPAC Class A Ordinary Share and one-half (1/2) of one SPAC Warrant (the

“Unit Separation”), and immediately following the Unit Separation, all SPAC Units shall automatically be cancelled and shall cease to exist and the holders of SPAC Units immediately prior to the Unit Separation will cease to have any rights with respect to such SPAC Units except as provided in the Business Combination Agreement;
(ii)
each of the SPAC Class A Ordinary Shares and the SPAC Class B Ordinary Shares (collectively, the “SPAC Ordinary Shares”) that is issued and outstanding immediately prior to the First Merger Effective Time (other than (w) the SPAC Ordinary Shares and the SPAC Warrants that are (or are required to be) forfeited pursuant to the Sponsor Support Agreement, as described below, (x) the SPAC Ordinary Shares that are held by a SPAC Shareholder who properly exercises in writing dissenters’ rights in accordance with Section 238 of the Cayman Companies Act, (y) the SPAC Ordinary Shares that the SPAC Shareholders have elected for the Company to redeem in connection with the Business Combination, and (z) the SPAC Ordinary Shares that are owned by the SPAC as treasury shares) shall automatically be converted into, and the holder of such SPAC Ordinary Share, shall be entitled to receive, one (1) newly issued, fully paid and non-assessable Company Ordinary Share, and such SPAC Ordinary Shares shall no longer be issued and outstanding and will automatically be cancelled and cease to exist at the First Merger Effective Time; and

(iii)
each SPAC Warrant that is issued, outstanding and unexercised immediately prior to the First Merger Effective Time (but, for the avoidance of doubt, after the Unit Separation) shall be terminated in exchange for the right to receive a warrant to acquire one (1) Company Ordinary Share in accordance with the Business Combination Agreement.

Representations and Warranties; Covenants
The parties to the Business Combination Agreement have agreed to customary representations and warranties for transactions of this type. The representations and warranties made under the Business Combination Agreement will not survive the Closing. In addition, the parties to the Business Combination Agreement agreed to be bound by certain customary covenants for transactions of this type. All of the above is as spelled out in the Business Combination Agreement.
Conditions to Each Party’s Obligations
Under the Business Combination Agreement, the obligations of the parties (or, in some cases, some of the parties) to consummate the Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, all as spelled out in the Business Combination Agreement.
Termination
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among other things: (i) by mutual written consent of both the Company and the SPAC at any time; (ii) by the Company or the SPAC, if the Closing shall not have occurred by November 27, 2026, the date that is six months after the date of the Business Combination Agreement (the “Agreement End Date”); provided, that neither the Company nor the SPAC may terminate the Business Combination Agreement if it is in material breach of any of its obligations set forth in the Business Combination Agreement all as spelled out in the Business Combination Agreement.
The foregoing description of the Business Combination Agreement and the Business Combination does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is attached to the Form 8-K as Exhibit 2.1 filed with the Securities and Exchange Commission as of May 27, 2026.
Non-Redemption Agreements
Concurrently with the execution of the Business Combination Agreement, NewHold, the Company, the Sponsor and six shareholders of NewHold have entered into Non-Redemption Agreements (“NRA”) in exchange for such investors agreeing not to redeem an aggregate of 923,780 shares of the Company’s Class A ordinary stock (“Non-Redeemed Shares”) at a meeting for shareholders to approve the transactions in the Business Combination Agreement. In exchange for the foregoing agreement not to redeem the Non-Redeemed Shares, the Sponsor has agreed to surrender to NewHold and forfeit for no consideration an aggregate 92,378 of its Founder Shares, which will be cancelled, and newcleo will then issue 92,378 Class A ordinary shares to such six investors promptly following the closing of the Company’s Business Combination if they do not exercise their redemption rights. The NRA is not irrevocable by the six shareholders and is conditioned on (i) their actual non-redemption and (ii) the closing of the Business Combination.
Once the conditions described above are satisfied, the 92,378 Founders Shares then forfeited, will be accounted for as a deemed contribution to the capital of the Company, at its estimated fair value at the time the conditions are satisfied, from the Sponsor in the statements of stockholders’ deficit in accordance with Staff Accounting Bulletin (“SAB”) Topic 5T, and a business combination cost in the statements of operations.
Other Related Agreements
Concurrently with the execution of the Business Combination Agreement, the SPAC and the Company have entered into certain other agreements, including the following: a Sponsor Support Agreement, a Company/Shareholder Support Agreement, Lock-Up Arrangements, a PIPE Subscription Agreement, a Registration Rights Agreement and a Warrant Termination and Adoption Agreement.
The foregoing listing of Other Related Agreement is qualified in its entirety by the terms and conditions of the underlying agreements a copy of which are filed as Exhibits to the Form 8-K filed with the Securities and Exchange Commission as of May 27, 2026 by NewHold.
Note 3 — Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements of NewHold are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X promulgated under the Securities Act. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements as of December 31, 2025 annual report on Form 10-K filed with the SEC on April 1, 2026 as well as the Registration Statement in connection with NewHold’s Public Offering filed with the SEC on March 3, 2025 and the audited Closing Balance Sheet as of March 3, 2025 included in the Current Report on Form 8-K filed with the SEC on March 6, 2025. The interim results for the three and six months ended June 30, 2026 are not necessarily indicative of the results to be expected for the year ending December 31, 2026 or for any other future periods.
Emerging Growth Company Status
NewHold is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. NewHold has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of NewHold’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements.
Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
NewHold considers all highly liquid instruments with original maturities of three months or less when acquired to be cash equivalents. NewHold had approximately $364,000 and $1,198,000, respectively, invested in cash equivalents (money market funds, which are a Level 1 input as they are quoted in active markets) as of June 30, 2026 and December 31, 2025. The cash equivalents are stated at their fair value, $364,000 and $1,198,000 at June 30, 2026 and December 31, 2025 as shown in the table below:

Description at June 30, 2026	Quoted Price Prices in Active Markets (Level 1)
Assets:
Money market funds	$364,000

Description at December 31, 2025	Quoted Price Prices in Active Markets (Level 1)
Assets:
Money market funds	$1,198,000

The Trust Account
The funds in the Trust Account are to be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.
NewHold’s amended and restated memorandum and articles of association provides that, other than the permitted withdrawals, if any, none of the funds held in the Trust Account will be released until the earlier of (i) the completion of the initial Business Combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, of NewHold (the “Public Shares”), that have been properly submitted in connection with a shareholder vote to approve an amendment to NewHold’s amended and restated memorandum and articles of association (A) in a manner that would modify the substance or timing of its obligation to redeem the Public Shares in connection with the initial Business Combination or to redeem 100% of the Public Shares if NewHold does not complete an initial Business Combination within 24 months from the closing of the Offering or (B) with respect to any other provision relating to the rights of holders of the Public Shares or pre-initial Business Combination activity; and (iii) the redemption of 100% of the Public Shares if NewHold is unable to complete an initial Business Combination within 24 months from the closing of the Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of NewHold’s creditors, if any, which could have priority over the claims of NewHold’s public shareholders.

Concentration of Credit Risk
Financial instruments that potentially subject NewHold to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or lack of access to such funds could have a significant adverse impact on NewHold’s financial condition, results of operations and cash flows.
Fair Value of Financial Instruments
The fair value of NewHold’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the unaudited condensed financial statements, primarily due to their short-term nature.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments
NewHold evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the unaudited condensed statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the condensed balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the condensed balance sheet date.
Offering Costs
NewHold complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. NewHold applies this guidance to allocate Public Offering proceeds from the Public Units between Class A ordinary shares and warrants, using the residual method by allocating Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares subject to possible redemption are charged to temporary equity and offering costs allocated to the warrants included in the Public Units and Private Placement Units are charged to shareholders’ deficit as the warrants included in the Public Units and Private Placement Units after management’s evaluation are accounted for under equity treatment.
During the six months ended June 30, 2025, offering costs amounted to approximately $11,645,000, consisting of $4,075,000 of upfront discount and expenses to the underwriters, approximately $7,044,000 of deferred underwriting fees and $526,000 of other offering costs. Approximately $107,000 of such costs was allocated to the Public Warrants and the Private Placement Units and the remainder, approximately $11,538,000, was allocated to Class A ordinary shares subject to redemption, based on their relative fair values.
Class A Ordinary Shares Subject to Possible Redemption
As discussed in Note 4, all of the 20,125,000 public shares sold as part of Units in the Public Offering contain a redemption feature which allows for the redemption of public shares if NewHold holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of NewHold require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480.
All Class A ordinary shares are redeemable and classified as such on NewHold’s condensed balance sheets until such time as a redemption event takes place. As of June 30, 2026 and December 31, 2025, respectively, the value of Class A ordinary shares that may be redeemed is equal to approximately $10.58 and $10.40 per share (which is the assumed redemption price) multiplied by 20,125,000 shares of Class A ordinary shares.
NewHold recognizes changes immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by adjustments to accumulated deficit. Accordingly, as of June 30, 2026 and December 31, 2025, all of the 20,125,000 public shares were classified outside of permanent equity. Class A ordinary shares subject to possible redemption consist of the following:

	Dollars	Shares
Gross proceeds of Offering	$201,250,000	20,125,000
Less: Offering proceeds allocated to Public Warrants	(1,509,000)	—
Offering costs	(11,538,000)	—
Plus: Accretion of carrying value to redemption value	21,017,000	—
Class A ordinary shares subject to possible redemption as of December 31, 2025	$209,220,000	20,125,000
Plus: Accretion of carrying value to redemption value	3,714,000	—
Class A ordinary shares subject to possible redemption as of June 30, 2026 (unaudited)	$212,934,000	20,125,000

Warrant Instruments
NewHold accounts for the Warrants issued in connection with the Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, NewHold evaluated and has classified the warrant instruments under equity treatment at their assigned values. There are an aggregate 10,452,550 Warrants to purchase an aggregate 10,452,550 Class A ordinary shares currently included in the Units sold in the Public Offering and the Private Placement as of June 30, 2026 (see Notes 5 and 9) and no warrants outstanding at December 31, 2025.
Net Income (Loss) per Ordinary Share
NewHold complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share of ordinary shares is computed by dividing net income or loss applicable to ordinary shareholders by the weighted average number of shares of ordinary shares outstanding during the period plus, to the extent dilutive, the incremental number of shares of ordinary shares to settle Warrants, as calculated using the treasury stock method.
NewHold has not considered the effect of the Warrants sold in the Offering and Private Placement to purchase an aggregate of 10,452,550 Class A ordinary shares in the calculation of diluted income (loss) per share, since their inclusion would be anti-dilutive under the treasury stock method and are contingent on future events. As a result, diluted income per share of Class A ordinary shares is the same as basic income per share of ordinary shares for the period presented.
NewHold has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata among the two classes of ordinary shares. Net income (loss) per share of ordinary shares is calculated by dividing the net income (loss) by the weighted average number of shares of ordinary shares outstanding during the respective period. The changes in redemption value that are accreted to Class A ordinary shares subject to redemption (see below) are representative of fair value and therefore is not factored into the calculation of earnings per share.
The following tables reflect the net income (loss) per share after allocating income(loss) between the shares based on outstanding shares:

	Three months ended June 30, 2026		Six months ended June 30, 2026
	Class A	Class B	Class A	Class B
Numerator:
Basic and diluted net loss per ordinary share:
Allocation of loss – basic and diluted	$(2,532,000)	$(813,000)	$(1,999,000)	$(642,000)
Denominator:
Basic and diluted weighted average ordinary shares:	20,905,100	6,707,663	20,905,100	6,707,663
Basic and diluted net loss per ordinary share	$(0.12)	$(0.12)	$(0.10)	$(0.10)

	Three months ended June 30, 2025		Six months ended June 30, 2025
	Class A	Class B	Class A	Class B
Numerator:
Basic and diluted net income per ordinary shares:
Allocation of income – basic and diluted	$1,429,000	$459,000	$1,533,000	$748,000
Denominator:
Basic and diluted weighted average ordinary shares:	20,905,100	6,707,663	13,744,000	6,707,663
Basic and diluted net income per ordinary share	$0.07	$0.07	$0.11	$0.11

Income Taxes
NewHold accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. NewHold’s management determined that the Cayman Islands is NewHold’s major tax jurisdiction. NewHold recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2026, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. NewHold is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
NewHold is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, NewHold’s tax liability was zero at both June 30, 2026 and December 31, 2025.
Recent Accounting Standards
In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40), which requires public business entities to provide additional disclosures regarding specified categories of expenses, including compensation, depreciation, amortization, and other costs included within certain expense captions presented on the face of the income statement. The amendments are effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted. The Company is currently evaluating the effect that the adoption of this ASU will have on its financial statement disclosures.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on NewHold’s unaudited condensed financial statements.
Note 4 — Public Offering
Pursuant to the Public Offering, NewHold offered for sale 20,125,000 Units (including the exercise of the underwriters’ over-allotment option in full) at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one redeemable warrant. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation. NewHold allocated approximately $1,509,000 of the Offering proceeds to the estimated fair value of the Public Warrants using a Binomial lattice model (a Level 3 valuation) using the following assumptions at the date of the closing of the Public Offering, March 3, 2025:

Share price	$9.945
Expected term (in years)	6
Volatility	4.0%
Risk-free rate	4.0%

The public warrants have been classified with shareholders’ deficit and will not require remeasurement after issuance.
See Note 9 for further discussion of the warrants included in the Units and the Private Placement Units.
Note 5 — Private Placement
The Sponsor and the underwriters in the Public Offering have purchased an aggregate of 780,100 Private Placement Units consisting of one Class A ordinary share and one-half warrant in which each whole warrant is exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $10.00 per unit, or $7,801,000, in a private placement that closed simultaneously with the closing of the Public Offering. Of those 780,100 Private Placement Units, the Sponsor purchased 552,600 Private Placement Units and the underwriters in the Public Offering purchased 227,500 private placement units. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.
The Private Placement Units are identical to the Public Units sold in the Public Offering except that, so long as they are held by the Sponsor, the underwriters or their permitted transferees, the Private Placement Units (i) may not (including the Class A ordinary shares issuable upon exercise of the warrants contained in the Private Placement Units), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to private placement units contained in the Private Placement Units held by the underwriters and/or their designees, will not be exercisable more than five years from the commencement of sales in this offering in accordance with Financial Industry Regulatory Authority Rule 5110(g)(8).
The Sponsor and NewHold’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, private shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if NewHold determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares, private shares and public shares in connection with a shareholder vote to approve an amendment to NewHold’s amended and restated memorandum and articles of association (A) to modify the substance or timing of NewHold’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if NewHold has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private shares if NewHold fails to complete the initial Business Combination within the

Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if NewHold fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.
Note 6 — Related Party Transactions
Founder Shares
In September 2024, NewHold issued an aggregate of 5,031,250 Class B ordinary shares, $0.0001 par value (the “Founder Shares”), in exchange for a $25,000 payment (approximately $0.005 per share) from the Sponsor to cover certain expenses on behalf of the Company. Up to 656,250 of the Founder Shares may have been surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.
In October 2024, NewHold executed a share recapitalization in which an additional 1,676,413 fully paid Class B ordinary shares were issued to the Sponsor, and as a result of which the Sponsor has purchased and holds an aggregate of 6,707,663 Class B ordinary shares. Following and as a result of that capitalization and issuance of Founder Shares, the Sponsor is deemed to have purchased the Founder Shares for $0.004 per share. Up to 874,912 of the Founder Shares could have been surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. Since the underwriters exercised their overallotment option in full, no Founder Shares have been or will be surrendered by the Sponsor.
NewHold’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) six months after the completion of the initial Business Combination or (ii) the date on which NewHold completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of NewHold’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of NewHold’s initial shareholders with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the initial Business Combination or (2) if NewHold consummates a transaction after the initial Business Combination which results in NewHold’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.
On February 19, 2025, the Sponsor transferred an aggregate of 278,000 Founder Shares to members of NewHold’s board of directors, resulting in the Sponsor holding 6,429,663 Founder Shares (see Note 9). The sale of the Founder Shares to NewHold’s directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 278,000 shares granted to NewHold’s members of the board of directors was $55,600 or $0.20 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2026, NewHold determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. The fair value was determined using a binomial lattice model, discounted for the probability of a Business Combination and the Public Offering occurring, with a volatility of 4.0% and a risk-free rate of 4.4%.
Promissory Note — Related Party
The Sponsor agreed to loan NewHold an aggregate of up to $350,000 to be used for a portion of the expenses of the Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of the closing date of the Public Offering or the date on which NewHold determines not to conduct an initial public offering. NewHold had borrowed approximately $242,000 under the promissory note as of December 31, 2024 and another approximately $2,000 prior to the closing, all of which was paid at closing on March 3, 2025 and, as such, is no longer payable or available.
Administrative Services Agreement
Commencing on the effective date of the Public Offering, February 27, 2025, NewHold has entered into an agreement with the Sponsor or an affiliate to pay an aggregate of $40,000 per month for office space, utilities, and secretarial and administrative support and including $21,500 and $7,100, respectively, per month to NewHold’s Chief Operating Officer and Chief Financial Officer. During the three and six months ended June 30, 2026 and 2025, respectively, approximately $120,000 and $240,000, respectively, was charged to operations and no amounts were outstanding at June 30, 2026 or December 31, 2025. During the three and six months ended June 30, 2025, approximately 120,000 and 160,000, respectively, was charged to operations for this agreement.
Executive Officer Compensation
Also, commencing on the date on which the securities are first listed on the Nasdaq Global Market, on February 27, 2025, NewHold agreed to compensate each of its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer $15,000 per month for their services prior to the consummation of NewHold’s initial Business Combination, all of which would be payable upon the completion of NewHold’s initial Business Combination. Approximately $135,000 and $270,000, respectively, was charged to operations during the three and six months ended June 30, 2026 for these agreements. The total amount accrued for deferred compensation aggregated approximately $723,000 and $453,000, respectively, at June 30, 2026 and December 31, 2025. See also above for cash compensation paid to certain officers as part of the Administrative Services Agreement.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of NewHold’s officers and directors may, but are not obligated to, loan NewHold funds as may be required (the “Working Capital Loans”). If NewHold completes a Business Combination, NewHold would repay the Working Capital Loans. In the event that a Business Combination does not close, NewHold may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. As of June 30, 2026 and December 31, 2025, no such Working Capital Loans were outstanding.
Note 7 — Trust Account and Fair Value Measurement
NewHold complies with FASB ASC 820, “Fair Value Measurements,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
Upon the closing of the Offering and the Private Placement, a total of $202,256,000 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.
At June 30, 2026 and December 31, 2025, the balance in the Trust Account was held in a money market fund meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations. The balance in the Trust Account is presented at fair value.
When it has them, NewHold classifies its U.S. government treasury bills and equivalent securities as held to maturity in accordance with FASB ASC 320, “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which NewHold has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost and adjusted for the amortization of discounts. There are no held-to-maturity securities held by NewHold at June 30, 2026 or December 31, 2025.

The following table presents information about NewHold’s assets that are measured at fair value on a recurring basis as of June 30, 2026 and December 31, 2025 and indicates the fair value hierarchy of the valuation techniques NewHold utilized to determine such fair value. Since all of NewHold’s permitted investments at June 30, 2026 and December 31, 2025 consisted of money market funds that invest only in U.S. government treasury bills, fair values of its investment are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description at June 30, 2026	Quoted Price Prices in Active Markets (Level 1)
Assets:
Money market funds	$212,924,000

Description at December 31, 2025	Quoted Price Prices in Active Markets (Level 1)
Assets:
Money market funds	$209,220,000

Note 8 — Commitments and Contingencies
Risks and Uncertainties
The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict, the hostilities in Iran and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia, the hostilities in Iran and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect NewHold’s search for an initial Business Combination and any target business with which NewHold may ultimately consummate an initial Business Combination.
Registration Rights
The holders of the Founder Shares, Private Placement Units and the Class A ordinary shares underlying the warrants contained in such Private Placement Units and Units that may be issued upon conversion of the Working Capital Loans have registration rights to require NewHold to register for resale of any of NewHold’s securities held by them and any other securities of NewHold acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that NewHold registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. NewHold will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters’ Agreement
The underwriters had a 45-day option from the date of the Public Offering to purchase up to an additional 2,625,000 units to cover over-allotments, which option was exercised in full at closing.
The underwriters were paid a cash underwriting discount of $4,025,000 in the aggregate including the exercise in full of the underwriters’ over-allotment option) (the “Base Fee”) as well as reimbursement of $50,000 of expenses, upon the closing of the Public Offering. Additionally, the underwriters will be entitled to a deferred underwriting discount of approximately $7,044,000 in the aggregate including the underwriters’ exercise in full of the over-allotment option, payable to the underwriters only upon the consummation of an initial Business Combination. The deferred underwriting discount will be payable to the underwriters upon the closing of the initial Business Combination in three portions, as follows: (i) $0.15 per unit sold in the Public Offering shall be paid to the underwriters in cash, (ii) up to $0.10 per unit sold in the Public Offering shall be paid to the underwriters in cash, based on the funds remaining in the Trust Account after giving effect to Class A ordinary shares that are redeemed in connection with an initial Business Combination and (iii) $0.10 per unit sold in the Public Offering shall be paid to the underwriters in cash (such aggregate amount, the “Allocable Amount”), provided that, after completion of the Public Offering and the underwriters’ receipt of 100% of the Base Fee, NewHold has the right, in its sole discretion, not to pay all or any portion of the Allocable Amount to the underwriters and to use the Allocable Amount for expenses in connection with the initial Business Combination.
Note 9 — Shareholders’ Deficit
Preference Shares
NewHold is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each after a share recapitalization in October 2024 that reduced authorize shares from 5,000,000 shares. At June 30, 2026 and December 31, 2025, there were no preference shares issued or outstanding.
Class A Ordinary Shares
NewHold is authorized to issue a total of 479,000,000 Class A ordinary shares at par value of $0.0001 each after a share recapitalization in October 2024 that reduced authorized shares from 500,000,000 shares. At both June 30, 2026 and December 31, 2025, there were 780,100 Class A ordinary shares issued and outstanding, excluding 20,125,000 shares that are subject to possible redemption.
Class B Ordinary Shares
NewHold is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each after a share recapitalization in October 2024 that reduced authorized shares from 500,000,000 shares. In September 2024, NewHold issued an aggregate of 5,031,250 Class B ordinary shares, $0.0001 par value, in exchange for a $25,000 payment (approximately $0.005 per share) from the Sponsor to cover certain expenses on behalf of the Company. The Founder Shares included an aggregate of up to 656,250 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full.
In October 2024, NewHold executed a share recapitalization in which an additional 1,676,413 fully paid Class B ordinary shares were issued to the Sponsor, and as a result of which the Sponsor has purchased and holds an aggregate of 6,707,663 Class B ordinary shares. Following and as a result of that capitalization and issuance of Founder Shares, the Sponsor is deemed to have purchased the Founder Shares for $0.004 per share. Up to 874,912 of the Founder Shares could have been surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. Since the underwriters exercised their overallotment option in full, no Founder Shares have been or will be surrendered by the Sponsor.
The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in this offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of

(i) the total number of all Class A ordinary shares outstanding upon the completion of this offering (including any Class A ordinary shares issued pursuant to the underwriters’ over-allotment option and excluding the Class A ordinary shares underlying the warrants contained in the private placement units), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to NewHold’s officers or directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
On February 19, 2025, the Sponsor transferred an aggregate of 278,000 Founder Shares to members of NewHold’s board of directors, resulting in the Sponsor holding 6,429,663 Founder Shares. The transfer of the Founder Shares to NewHold’s directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of June 30, 2026, NewHold determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized (see Note 6).
Holders of record of NewHold’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of NewHold is generally required to approve any matter voted on by the shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing NewHold in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.
Warrants
At June 30, 2026 and December 31, 2025, there were an aggregate 10,452,550 warrants ourstanding. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation (see Note 4).
NewHold will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and NewHold will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will NewHold be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.
Under the terms of the warrant agreement, NewHold has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following NewHold’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when NewHold will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, NewHold may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event NewHold so elects, NewHold will not be required to file or maintain in effect a registration statement, and in the event NewHold does not so elect, NewHold will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00: NewHold may redeem the outstanding warrants:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial Business Combination and ending three business days before NewHold sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Note 10 — Segment Reporting
ASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statements information about operating segments, products, services, geographic areas, and major customers Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by NewHold’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
NewHold’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for NewHold as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that NewHold only has one reporting segment. The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the unaudited condensed statements of operations as net income or loss. The measure of segment assets is reported on the unaudited condensed balance sheets as total assets. When evaluating NewHold’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	June 30, 2026	December 31, 2025
Cash and cash equivalents	$364,000	$1,198,000
Prepaid expenses	$176,000	$136,000
Investments held in Trust Account	$212,934,000	$209,220,000

As a Special Purpose Acquisition Company, NewHold’s investment opportunities are limited in that the funds in the Trust Account are to be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds remain in the Trust Account until the earlier of (i) the consummation of the initial Business Combination or (ii) the distribution of the Trust Account proceeds as described in Notes 1 and 3. These investment limitations, create a narrow range of returns that can be achieved and maintain compliance. The CODM uses the investment asset information above as well as investment income information below to maintain a fair return for shareholders within these investment parameters.

	Three months ended June 30, 2026	Three months ended June 30, 2025
General and administrative expenses	$(5,216,000)	$(269,000)
Other income (primarily income earned on the Trust Account)	$1,871,000	$2,157,000

	Six months ended June 30, 2026	Six months ended June 30, 2025
General and administrative expenses	$(6,367,000)	$(536,000)
Other income (primarily income earned on the Trust Account)	$3,726,000	$2,817,000

As a Special Purpose Acquisition Company, NewHold is a limited life entity formed to consummate a business combination within a defined period of time, currently 24 months, the “Completion Window.” As a Special Purpose Acquisition Company, NewHold’s formation and initial activities include: (i) raising money to effectuate a Business Combination and (ii) developing a financial budget of operating expenses during the limited life of the entity. The predictable expenses “PE”), included in the budget prepared, include those costs of maintaining a listing as a public company including, legal expenses, accounting and auditing expenses, listing, stock transfer and reporting expenses (such as services of an ‘Edgar’ provider to put its filings with the Securities and Exchange Commission in suitable format for filing), Sponsor and management costs, as well as travel and other expenses of seeking and securing a business combination partner). In addition to these PE’s, once it finds a suitable business combination partner, NewHold incurs various diligence, legal and other expenses that are unique to the business combination opportunity and are (i) less predictable expenses (“LPE”) and (ii) substantial in amount. The CODM uses the metrics above to measure and monitor the PE’s incurred during its limited life in order to ensure that it has sufficient resources and liquidity to operate during the Completion Window. In addition to monitoring these operating expense metrics, the CODM makes arrangements for the LPE’s with service providers and others in a manner that defers payment as long as possible or consists of fees payable upon a successful business combination. The CODM also uses the information on PE’s and LPE’s to determine whether additional financing in the form of permitted Working Capital Loans from related parties or other financing is necessary or appropriate.
Other income is generated primarily by investment income from assets in the Trust Account. As discussed further above, as a Special Purpose Acquisition Company, NewHold’s investment opportunities are limited in that the funds in the Trust Account are to be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and may at any time be held as cash or cash items, including in demand deposit accounts at a bank. These investment limitations, create a narrow range of returns that can be achieved and maintain compliance. As such, the CODM uses the investment asset information and investment income information above to maintain a fair return for shareholders within these investment parameters.
Note 11 — Subsequent Events
NewHold evaluated subsequent events and transactions that occurred after the condensed balance sheet date through the date that the unaudited condensed financial statements were issued. Based upon this review, NewHold did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
NewHold Investment Corp III
Opinion on the Financial Statement
We have audited the accompanying balance sheets of NewHold Investment Corp III as of December 31, 2025 and 2024, and the related statements of operations, changes in shareholders’ deficit, cash flows for the year ended December 31, 2025 and for the period from August 13, 2024 (inception) through December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of NewHold Investment Corp III as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and for the period August 13, 2024 (inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by March 3, 2027, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to NewHold Investment Corp III in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. NewHold Investment Corp III is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as NewHold Investment Corp III’s auditor since 2024.

/s/ WithumSmith+Brown, PC

New York, New York
March 31, 2026
PCAOB ID Number 100

NEWHOLD INVESTMENT CORP III
BALANCE SHEETS

	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$1,198,000	$55,000
Prepaid expenses	136,000	—
Deferred offering costs	—	327,000
Total current assets	1,334,000	382,000
Investments held in Trust Account	209,220,000	—
Total assets	$210,554,000	$382,000
LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (including approximately $75,000 and $0 of offering costs at December 31, 2025 and 2024, respectively)	$104,000	$—
Accrued liabilities (including approximately $0 and $207,000 of offering costs at December 31, 2025 and 2024, respectively)	694,000	207,000
Deferred compensation – related parties	453,000	—
Promissory note – related party	—	240,000
Total current liabilities	1,251,000	447,000
Other liabilities:
Deferred underwriting fee payable	7,044,000	—
Total liabilities	8,295,000	447,000
Commitments and contingencies
Class A ordinary shares subject to possible redemption; 20,125,000 and 0 shares at $10.40 and $0.00 per share at December 31, 2025 and 2024, respectively	209,220,000	—
Shareholders’ deficit:
Preference shares, $0.0001 par value; 1,000,000 authorized shares; none issued or outstanding at December 31, 2025 and 2024	—	—
Class A ordinary shares, $0.0001 par value; 479,000,000 authorized shares; 780,100 and 0 shares issued and outstanding at December 31, 2025 and 2024 (excluding 20,125,000 shares subject to possible redemption), respectively	—	—
Class B ordinary shares, $0.0001 par value, 20,000,000 authorized shares; 6,707,663 shares issued and outstanding at December 31, 2025 and 2024(1)	1,000	1,000
Additional paid-in capital	—	24,000
Accumulated deficit	(6,962,000)	(90,000)
Total shareholders’ deficit	(6,961,000)	(65,000)
Total liabilities, Class A ordinary shares subject to possible redemption and shareholders’ deficit	$210,554,000	$382,000

(1)	Included, at December 31, 2024, 874,912 Class B ordinary shares that were subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 8).
The accompanying notes are an integral part of these financial statements.

NEWHOLD INVESTMENT CORP III
STATEMENTS OF OPERATIONS

	For the year ended December 31, 2025	For the period from August 13, 2024 (inception) through December 31, 2024(1)
General and administrative expenses	$2,090,000	$90,000
Loss from operations	(2,090,000)	(90,000)
Other income (expense):
Interest income on Trust Account	6,964,000	—
Interest income on operating account	44,000	—
Other income	7,008,000	—
Net income (loss)	$4,918,000	$(90,000)
Weighted average shares of Class A ordinary outstanding - basic and diluted	17,354,000	—
Class A ordinary shares – basic and diluted net income per share	$0.20	$—
Weighted average Class B ordinary shares outstanding(1) – Basic and diluted	6,707,663	5,833,000
Class B ordinary shares – Basic and diluted net income (loss) per share	$0.20	$(0.01)

(1)
For the period from August 13, 2024 (inception) to December 31, 2024 excludes 874,912 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 8).

The accompanying notes are an integral part of these financial statements.

NEWHOLD INVESTMENT CORP III
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
For the year ended December 31, 2025:

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A Ordinary Shares	Amount	Class B Ordinary Shares	Amount
Balances, December 31, 2024	—	$—	6,707,663	$1,000	$24,000	$(90,000)	$(65,000)
Issuance of 780,100 Private Placement Units to Sponsor and underwriters at $10.00 per unit	780,100	—	—	—	7,801,000	—	7,801,000
Estimated fair value of 10,062,500 Public Warrants issued as part of Units sold in the Offering	—	—	—	—	1,509,000	—	1,509,000
Allocated value of transaction costs to Public and Private Warrants	—	—	—	—	(107,000)	—	(107,000)
Accretion in value of Class A ordinary shares	—	—	—	—	(9,227,000)	(11,790,000)	(21,017,000)
Net income	—	—	—	—	—	4,918,000	4,918,000
Balances, December 31, 2025	780,100	$—	6,707,663	$1,000	$—	$(6,962,000)	$(6,961,000)

For the period from August 13, 2024 (inception) through December 31, 2024:

	Class B Ordinary shares		Additional Paid-In Capital	Accumulated Deficit	Shareholder’s Deficit
	Shares	Amount
Balance as of August 13, 2024 (inception)	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor(1)	6,707,663	$1,000	24,000	—	25,000
Net loss	—	—	—	(90,000)	(90,000)
Balance as of December 31, 2024	6,707,663	$1,000	$24,000	$(90,000)	$(65,000)

(1)	Includes 874,912 Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 8).
The accompanying notes are an integral part of these financial statements.

NEWHOLD INVESTMENT CORP III
STATEMENTS OF CASH FLOWS

Cash flows from operating activities	For the year ended December 31, 2025	For the period from August 13, 2024 (inception) through December 31, 2024
Net income (loss)	$4,918,000	$(90,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on investments held in Trust Account	(6,964,000)	—
Payment of general and administrative expenses through promissory note – related party	—	14,000
Payment of general and administrative expenses through issuance of Class B ordinary shares	—	9,000
Changes in operating assets and liabilities:
Increase in prepaid expenses	(136,000)	—
Increase in accounts payable	29,000	—
Increase in accrued expenses	694,000	—
Increase in deferred compensation – related parties	453,000	—
Net cash used in operating activities	(1,006,000)	(67,000)
Cash flows from investing activities
Investment of cash into Trust Account	(202,256,000)	—
Net cash used in investing activities	(202,256,000)	—
Cash flows from financing activities		—
Proceeds from Sponsor Note	2,000	225,000
Repayment of Sponsor Note	(242,000)	—
Proceeds from sale of Units	201,250,000	—
Proceeds from sale of Private Placement Units	7,801,000	—
Payment of underwriting discounts and reimbursements	(4,075,000)	—
Payment of offering costs	(331,000)	(103,000)
Net cash provided by financing activities	204,405,000	122,000
Net change in cash	1,143,000	55,000
Cash and cash equivalents – beginning of period	55,000	—
Cash and cash equivalents – end of period	$1,198,000	$55,000
Supplemental disclosure of noncash activities:
Deferred underwriting costs payable	$7,044,000	$—
Deferred offering costs included in accounts payable	$75,000	$—
Deferred offering costs paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	16,000
Deferred offering costs included in accrued expenses	$—	207,000

The accompanying notes are an integral part of these financial statements.

NEWHOLD INVESTMENT CORP III
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025
Note 1 — Description of Organization and Business Operations
Organization and General
NewHold Investment Corp III (the “Company”) is a blank check company incorporated as a Cayman Islands exempted corporation on August 13, 2024. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”).
As of December 31, 2025, the Company had not commenced any operations. All activity for the period from August 13, 2024 (inception) through December 31, 2025 relates to the Company’s formation and the Public Offering (as defined below) and, subsequent to the Offering, identifying and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on investments from the proceeds derived from the Public Offering (as defined below). The Company has selected December 31 as its fiscal year end.
All dollar amounts are rounded to the nearest thousand dollars.
Sponsor and Offering
The Company’s Sponsor is NewHold Industrial Technology III LLC (the “Sponsor”). The Company intends to finance its Initial Business Combination with proceeds from the Offering of $201,250,000 of Units (as defined below) (see Note 3) and a private placement of 780,100 of Private Placement Units (as defined below) for an aggregate of $7,801,000 (see Note 4).
The registration statement for the Company’s Initial Public Offering was declared effective on February 27, 2025. On March 3, 2025, the Company consummated the Initial Public Offering (the “Public Offering” or “Offering”) of 20,125,000 units (the “Units” and, with respect to the shares of Class A ordinary shares included in the Units being offered, the “Public Shares”), including the full exercise of the underwriters’ overallotment option generating gross proceeds of $201,125,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 780,100 Private Placement Units (the “Private Placement Units”) to the Sponsor at a price of $10.00 per Private Placement Unit, or $7,801,000 in the aggregate, which is described in Note 4. The underwriters had a 45-day overallotment option to purchase up to an additional 2,625,000 Units which was fully exercised.
Upon the closing of the Offering and private placement, approximately $202,256,000 was placed in a trust account (the “Trust Account”).
Business Combination and Trust Account
The Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the net balance in the Trust Account (as defined below) (excluding the amount of deferred underwriting discounts held and taxes payable on the income earned on the Trust Account) at the time of the signing an agreement to enter into a Business Combination. However, the Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination.
Upon the closing of the Public Offering, an aggregate of $10.05 per Unit sold in the Public Offering, approximately $202,256,000, was deposited into the Trust Account and may only be invested in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations; the holding of these assets in this form is intended to be temporary and for the sole purpose of facilitating the intended business combination. To mitigate the risk that it might be deemed to be an investment company for purposes of the Investment Company Act, which risk increases the longer that the Company holds investments in the Trust Account, the Company may, at any time (based on management team’s ongoing assessment of all factors related to the potential status under the Investment

Company Act), instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in cash or in an interest bearing demand deposit account at a bank. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the proceeds from the Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the Company’s initial Business Combination, (ii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination within 24 months from the closing of the Public Offering or by such earlier liquidation date as the board of directors may approve (the “Completion Window”), subject to applicable law, or (iii) the redemption of the Company’s public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association to (A) modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.
The Company will provide the Company’s public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the initial Business Combination, including interest earned on the funds held in the Trust Account (less taxes payable), divided by the number of then outstanding public shares, subject to the limitations. The amount in the Trust Account is initially anticipated to be $10.05 per public share.
The ordinary shares subject to redemption have been recorded at a redemption value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”
The Company will have only the duration of the Completion Window to complete the initial Business Combination. However, if the Company is unable to complete its initial Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will constitute full and complete payment for the public shares and completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.
The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, private shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares, private shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Public Offering (including in open market and privately negotiated transactions) in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.05 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.05 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations.
Liquidity and Capital Resources
As of December 31, 2025, the Company had approximately $1,198,000 in cash and approximately $83,000 of working capital (which includes deferred compensation of approximately $453,000 that is not payable until the closing of a business combination). Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions indicate that the Company may need additional working capital. In addition, if the Company cannot complete a business combination before March 3, 2027, it could be forced to wind up its operations and liquidate unless it obtains shareholder approval to extend the date on which it must complete its initial business combination. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” as of December 31, 2025, the Company the Company has concluded that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year after the date that the financial statements are issued. The Company’s plan to deal with this uncertainty is to work closely with vendors and service providers to preserve cash, to raise cash through additional working capital loans from its Sponsor and/or external financing sources to the extent necessary and to complete a business combination prior to the time required for completion in March 2027. There is no assurance that the Company’s plans to consummate a business combination, work with creditors to preserve cash and to receive loans, if available, from its Sponsor and/or external financing sources will be successful or successful within the required timeframe. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
Note 2 — Significant Accounting Policies
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).
Emerging Growth Company Status
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgement. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid instruments with original maturities of three months or less when acquired to be cash equivalents. The Company had approximately $1,198,000 and $55,000, respectively, invested in cash equivalents (money market funds) as of December 31, 2025 and 2024.
The Trust Account
The funds in the Trust Account are to be invested only in U.S. government treasury bills with a maturity of one hundred eighty-five (185) days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations and may at any time be held as cash or cash items, including in demand deposit accounts at a bank. Funds will remain in the Trust Account until the earlier of (i) the consummation of the initial business combination or (ii) the distribution of the Trust Account proceeds as described below. The remaining proceeds outside the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. See Note 6.
The Company’s amended and restated memorandum and articles of association provides that, other than the permitted withdrawals, if any, none of the funds held in the Trust Account will be released until the earlier of (i) the completion of the initial business combination; (ii) the redemption of any Class A ordinary shares, $0.0001 par value, of the Company (the “Public Shares”), that have been properly submitted in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) in a manner that would modify the substance or timing of its obligation to redeem the Public Shares in connection with the initial business combination or to redeem 100% of the Public Shares if the Company does not complete an initial business combination within 24 months from the closing of the Offering or (B) with respect to any other provision relating to the rights of holders of the Public Shares or pre-initial business combination activity; and (iii) the redemption of 100% of the Public Shares if the Company is unable to complete an initial business combination within 24 months from the closing of the Offering (subject to the requirements of law). The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations and cash flows.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements, primarily due to its short-term nature.

Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable. In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether or not net cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Offering Costs
The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Public Offering. FASB ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Public Offering proceeds from the Public Units between Class A ordinary shares and warrants, using the residual method by allocating Public Offering proceeds first to assigned value of the warrants and then to the Class A ordinary shares. Offering costs allocated to the Class A ordinary shares subject to possible redemption are charged to temporary equity and offering costs allocated to the warrants included in the Public Units and Private Placement Units are charged to shareholders’ deficit as the warrants included in the Public Units and Private Placement Units after management’s evaluation are accounted for under equity treatment.
Offering costs amounted to approximately $11,645,000, consisting of $4,075,000 of upfront discount and expenses to the underwriters, approximately $7,044,000 of deferred underwriting fees and $526,000 of other offering costs. Approximately $107,000 of such costs was allocated to the Public Warrants and the Private Placement Units and the remainder, approximately $11,538,000, was allocated to Class A ordinary shares subject to redemption, based on their relative fair values.
Class A Ordinary Shares Subject to Possible Redemption
As discussed in Note 3, all of the 20,125,000 public shares sold as part of Units in the Public Offering contain a redemption feature which allows for the redemption of public shares if the Company holds a shareholder vote or there is a tender offer for shares in connection with a Business Combination. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480.

All Class A ordinary shares are redeemable and classified as such on the Company’s balance sheets until such time as a redemption event takes place. As of December 31, 2025, the value of Class A ordinary shares that may be redeemed is equal to approximately $10.40 per share (which is the assumed redemption price) multiplied by 20,125,000 shares of Class A ordinary shares.
The Company recognizes changes immediately as they occur and adjusts the carrying value of the securities at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by adjustments to accumulated deficit. Accordingly, as of December 31, 2025, all of the 20,125,000 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Class A ordinary shares subject to possible redemption consist of the following:

	Dollars	Shares
Gross proceeds of Offering	$201,250,000	20,125,000
Less: Offering proceeds allocated to Public Warrants	(1,509,000)	—
Offering costs	(11,538,000)	—
Plus: Accretion of carrying value to redemption value	21,017,000	—
Class A ordinary shares subject to possible redemption as of December 31, 2025	$209,220,000	20,125,000

Warrant Instruments
The Company accounts for the Warrants issued in connection with the Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and has classified the warrant instruments under equity treatment at their assigned values. There are an aggregate 10,452,550 Warrants to purchase an aggregate 5,226,275 Class A ordinary shares currently included in the Units sold in the Public Offering and the Private Placement as of December 31, 2025 (see Notes 4 and 8).
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per share of ordinary shares is computed by dividing net income or loss applicable to ordinary shareholders by the weighted average number of shares of ordinary shares outstanding during the period plus, to the extent dilutive, the incremental number of shares of ordinary shares to settle Warrants, as calculated using the treasury stock method.
The Company has not considered the effect of the Warrants sold in the Offering and Private Placement to purchase an aggregate of 10,452,550 Class A ordinary shares in the calculation of diluted income per share, since their inclusion would be anti-dilutive under the treasury stock method and are contingent on future events. As a result, diluted income per share of Class A ordinary shares is the same as basic income per share of ordinary shares for the period presented.
The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata among the two classes of ordinary shares. Net income (loss) per share of ordinary shares is calculated by dividing the net income (loss) by the weighted average number of shares of ordinary shares outstanding during the respective period. The changes in redemption value that are accreted to Class A ordinary shares subject to redemption (see below) are representative of fair value and therefore are not factored into the calculation of earnings per share.
The following tables reflect the net income (loss) per share after allocating income between the shares based on outstanding shares:

	Year ended December 31, 2025		Year ended December 31, 2024
	Class A	Class B	Class A	Class B
Numerator:
Basic and diluted net income (loss) per share of ordinary shares:
Allocation of income (loss) – basic and diluted	$3,547,000	$1,371,000	$—	$(90,000)
Denominator:
Basic and diluted weighted average share of ordinary shares:	17,354,000	6,707,663	—	5,833,000
Basic and diluted net income (loss) per share of common share	$0.20	$0.20	$—	$0.01

Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax liability was zero at December 31, 2025.
Recent Accounting Standards
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
Note 3 — Public Offering Including Fair Value of Warrants at Issuance
Pursuant to the Public Offering, the Company offered for sale 20,125,000 Units (including the exercise of the underwriters’ over-allotment option in full) at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share, and one-half of one redeemable warrant. Each whole warrant will entitle the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation. The Company allocated approximately $1,509,000 of the Offering proceeds to the estimated fair value of the Public Warrants using a Binomial lattice model (a Level 3 valuation) using the following assumptions:

Share price	$9.945
Expected term (in years)	6
Volatility	4.0%
Risk free rate	4.0%

The public warrants have been classified with shareholders’ deficit and will not require remeasurement after issuance.
See Note 8 for further discussion of the warrants included in the Units and the Private Placement Units.
Note 4 — Private Placement
The Sponsor and the underwriters in the Public Offering have purchased an aggregate of 780,100 Private Placement Units consisting of one Class A ordinary share and one-half warrant in which each whole warrant is exercisable to purchase one Class A ordinary share at $11.50 per share, at a price of $10.00 per unit, or $7,801,000, in a private placement that closed simultaneously with the closing of the Public Offering. Of those 780,100 Private Placement Units, the Sponsor purchased 552,600 Private Placement Units and the underwriters in the Public Offering purchased 227,500 private placement units. Each whole warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment.
The Private Placement Units are identical to the Public Units sold in the Public Offering except that, so long as they are held by the Sponsor, the underwriters or their permitted transferees, the Private Placement Units (i) may not (including the Class A ordinary shares issuable upon exercise of the warrants contained in the Private Placement Units), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination, (ii) will be entitled to registration rights and (iii) with respect to private placement units contained in the Private Placement Units held by the underwriters and/or their designees, will not be exercisable more than five years from the commencement of sales in our IPO in accordance with Financial Industry Regulatory Authority (“FINRA”) Rule 5110(g)(8).
The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their founder shares, private shares and public shares in connection with the completion of the initial Business Combination or an earlier redemption in connection with the commencement of the procedures to consummate the initial Business Combination if the Company determines it is desirable to facilitate the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their founder shares, private shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the public shares if the Company has not consummated an initial Business Combination within the Completion Window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares and private shares if the Company fails to complete the initial Business Combination within the Completion Window, although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete the initial Business Combination within the Completion Window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any founder shares held by them and any public shares purchased during or after the Public Offering (including in open market and privately-negotiated transactions) in favor of the initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
In September 2024, the Company issued an aggregate of 5,031,250 Class B ordinary shares, $0.0001 par value (the “Founder Shares”), in exchange for a $25,000 payment (approximately $0.005 per share) from the Sponsor to cover certain expenses on behalf of the Company. Up to 656,250 of the Founder Shares may have been surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised.
In October 2024, the Company executed a share recapitalization in which an additional 1,676,413 fully paid Class B ordinary shares were issued to the Sponsor, and as a result of which the Sponsor has purchased and holds an aggregate of 6,707,663 Class B ordinary shares. Following and as a result of that capitalization and issuance of Founder Shares, the Sponsor is deemed to have purchased the Founder Shares for $0.004 per share. Up to 874,912 of the Founder Shares may be surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. Since the underwriters exercised their overallotment option in full, no Founder Shares have been or will be surrendered by the Sponsor.
The Company’s initial shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) six months after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial shareholders with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 30 days after the initial business combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.
On February 19, 2025, the Sponsor transferred an aggregate of 278,000 Founder Shares to members of the Company’s board of directors, resulting in the Sponsor holding 6,429,663 Founder Shares (see Note 8). The sale of the Founder Shares to the Company’s directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 278,000 shares granted to the Company’s members of the board of directors was $55,600 or $0.20 per share. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2025, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized. The fair value was determined using a binomial lattice model, discounted for the probability of a Business Combination and the Public Offering occurring, with a volatility of 4.0% and a risk-free rate of 4.4%.
Promissory Note — Related Party
The Sponsor agreed to loan the Company an aggregate of up to $350,000 to be used for a portion of the expenses of the Public Offering. The loan is non-interest bearing, unsecured and due at the earlier of the closing date of the Public Offering or the date on which the Company determines not to conduct an initial public offering. As of December 31, 2025, the Company had borrowed approximately $242,000 under the promissory note, all of which was paid at closing on March 3, 2025 and, as such, is no longer available.
Administrative Services Agreement
Commencing on the effective date of the Public Offering, February 27, 2025, the Company has entered into an agreement with the Sponsor or an affiliate to pay an aggregate of $40,000 per month for office space, utilities, and secretarial and administrative support and including $21,500 and $7,100, respectively, per month to the Company’s Chief Operating Officer and Chief Financial Officer. During the year ended December 31, 2025 and for the period from August 18, 2024 (inception) to December 31, 2024, respectively, $400,000 and $0 was charged to operations and no amounts were outstanding at either December 31, 2025 or 2024.
Executive Officer Compensation
Also, commencing on the date on which the securities are first listed on the Nasdaq Global Market, on February 27, 2025, the Company agreed to compensate each of its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer $15,000 per month for their services prior to the consummation of the Company’s initial business combination, all of which would be payable upon the completion of the Company’s initial business combination. Approximately $453,000 and $0, respectively, was charged to operations during the year ended December 31, 2025 and for the period from August 18, 2024 (inception) to December 31, 2024 for these agreements. The total amount accrued for deferred compensation aggregated approximately $453,000 and $0, respectively, at December 31, 2025 and 2024. See also above for cash compensation paid to certain officers as part of the Administrative Services Agreement.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into private placement units of the post-Business Combination entity at a price of $10.00 per unit at the option of the lender. As of December 31, 2025, no such Working Capital Loans were outstanding.
Note 6 — Fair Value Measurement
The Company complies with FASB ASC 820, “Fair Value Measurements,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
Upon the closing of the Offering and the Private Placement, a total of $202,256,000 was deposited into the Trust Account. The proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At December 31, 2025 the balance in the Trust Account was held in a money market fund meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations. The balance in the Trust Account is presented at fair value.
When it has them, the Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320, “Investments - Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity U.S. government treasury bills are recorded at amortized cost and adjusted for the amortization of discounts. There are no held-to-maturity securities held by the Company at December 31, 2025.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2025 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. Since all of the Company’s permitted investments at December 31, 2025 consisted of money market funds that invest only in U.S. government treasury bills, fair values of its investment are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description at December 31, 2025	Quoted Price Prices in Active Markets (Level 1)
Assets:
Money market funds	$209,220,000

Note 7 — Commitments and Contingencies
Risks and Uncertainties
The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict, the recent escalation of the Israel-Hamas conflict and the conflict in Iran. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.
Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.
Registration Rights
The holders of the Founder Shares, Private Placement Units and the Class A ordinary shares underlying the warrants contained in such Private Placement Units and Units that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register for resale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters’ Agreement
The underwriters had a 45-day option from the date of the Public Offering to purchase up to an additional 2,625,000 units to cover over-allotments, which option was exercised in full at closing.
The underwriters were paid a cash underwriting discount of $4,025,000 in the aggregate including the exercise in full of the underwriters’ over-allotment option) (the “Base Fee”) as well as reimbursement of $50,000 of expenses, upon the closing of the Public Offering. Additionally, the underwriters will be entitled to a deferred underwriting discount of $7,043,750 in the aggregate including the underwriters’ exercise in full of the over-allotment option, payable to the underwriters only upon the consummation of an initial Business Combination. The deferred underwriting discount will be payable to the underwriters upon the closing of the initial Business Combination in three portions, as follows: (i) $0.15 per unit sold in the Public Offering shall be paid to the underwriters in cash, (ii) up to $0.10 per unit sold in the Public Offering shall be paid to the underwriters in cash, based on the funds remaining in the Trust Account after giving effect to Class A ordinary shares that are redeemed in connection with an initial Business Combination and (iii) $0.10 per unit sold in the Public Offering shall be paid to the underwriters in cash (such aggregate amount, the “Allocable Amount”), provided that, after completion of the Public Offering and the underwriters’ receipt of 100% of the Base Fee, the Company has the right, in its sole discretion, not to pay all or any portion of the Allocable Amount to the underwriters and to use the Allocable Amount for expenses in connection with the initial Business Combination.
Note 8 — Shareholders’ Deficit
Preference Shares
The Company is authorized to issue a total of 1,000,000 preference shares at par value of $0.0001 each after a share recapitalization in October 2024 that reduced authorize shares from 5,000,000 shares. At December 31, 2025, there were no preferred shares issued or outstanding.
Class A Ordinary Shares
The Company is authorized to issue a total of 479,000,000 Class A ordinary shares at par value of $0.0001 each after a share recapitalization in October 2024 that reduced authorized shares from 500,000,000 shares. At December 31, 2025, there were 780,100 Class A ordinary shares issued and outstanding, excluding 20,125,000 shares that are subject to possible redemption.
Class B Ordinary Shares
The Company is authorized to issue a total of 20,000,000 Class B ordinary shares at par value of $0.0001 each after a share recapitalization in October 2024 that reduced authorized shares from 500,000,000 shares. In September 2024, the Company issued an aggregate of 5,031,250 Class B ordinary shares, $0.0001 par value, in exchange for a $25,000 payment (approximately $0.005 per share) from the Sponsor to cover certain expenses on behalf of the Company. The Founder Shares included an aggregate of up to 656,250 shares subject to forfeiture if the over-allotment option is not exercised by the underwriters in full.
In October 2024, the Company executed a share recapitalization in which an additional 1,676,413 fully paid Class B ordinary shares were issued to the Sponsor, and as a result of which the Sponsor has purchased and holds an aggregate of 6,707,663 Class B ordinary shares. Following and as a result of that capitalization and issuance of Founder Shares, the Sponsor is deemed to have purchased the Founder Shares for $0.004 per share. Up to 874,912 of the Founder Shares could have been surrendered by the Sponsor for no consideration depending on the extent to which the underwriters’ over-allotment is exercised. Since the underwriters exercised their over-allotment option in full, no Founder Shares have been or will be surrendered by the Sponsor.
The Founder Shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination or earlier at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in our IPO and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of

(i) the total number of all Class A ordinary shares outstanding (excluding the Class A ordinary shares underlying the warrants contained in the private placement units), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent warrants issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of working capital loans) minus (iii) any redemptions of Class A ordinary shares by public shareholders in connection with an initial business combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
On February 19, 2025, the Sponsor transferred an aggregate of 278,000 Founder Shares to members of the Company’s board of directors, resulting in the Sponsor holding 6,429,663 Founder Shares. The transfer of the Founder Shares to the Company’s directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The Founder Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2025, the Company determined that a Business Combination is not considered probable, and, therefore, no stock-based compensation expense has been recognized (see Note 5).
Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the amended and restated memorandum and articles of association or as required by the Companies Act or stock exchange rules, an ordinary resolution under Cayman Islands law and the amended and restated memorandum and articles of association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by the shareholders. Approval of certain actions requires a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the amended and restated memorandum and articles of association, such actions include amending the amended and restated memorandum and articles of association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the initial business combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares will (i) have the right to vote on the appointment and removal of directors and (ii) be entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the amended and restated memorandum and articles of association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.
Warrants
At December 31, 2025, there were an aggregate 10,452,550 warrants included in the Public Units and Private Placement Units to purchase an aggregate 5,226,275 shares of Class A ordinary shares including 10,062,500 public warrants to purchase 5,031,250 shares and 390,050 warrants to purchase 195,025 shares under private placement units. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants cannot be exercised until 30 days after the completion of the initial Business Combination, and will expire at 5:00 p.m., New York City time, five years after the completion of the initial Business Combination or earlier upon redemption or liquidation (see Note 3).
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.
Under the terms of the warrant agreement, the Company has agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of its Business Combination, it will use its commercially reasonable efforts to file with the SEC a post-effective amendment to the registration statement for the Public Offering or a new registration statement covering the registration under the Securities Act of the Class A ordinary shares issuable upon exercise of the warrants and thereafter will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the Company’s initial Business Combination and to maintain a current prospectus relating to the Class A ordinary shares issuable upon exercise of the warrants until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
If the holders exercise their public warrants on a cashless basis, they would pay the warrant exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of the Class A ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of warrants, as applicable.
Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00: The Company may redeem the outstanding warrants:
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period commencing at least 30 days after completion of the initial business combination and ending three business days before the Company sends the notice of redemption to the warrant holders.

Additionally, if the number of outstanding Class A ordinary shares is increased by a share capitalization payable in Class A ordinary shares, or by a subdivision of ordinary shares or other similar event, then, on the effective date of such share capitalization, subdivision or similar event, the number of Class A ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A ordinary shares at a price less than the fair market value will be deemed a share capitalization of a number of Class A ordinary shares equal to the product of (i) the number of Class A ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A ordinary shares) and (ii) the quotient of (x) the price per Class A ordinary share paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for Class A ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Note 9 — Segment Reporting
ASB ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.
The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment. The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics, which include the following:

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$1,198,000	$55,000
Prepaid expenses	$136,000	$—
Investments held in Trust Account	$209,220,000	$—

	Year ended December 31, 2025	For the period from August 13, 2024 (inception) to December 31, 2024
General, and administrative costs	$2,090,000	$—
Investment income	$7,008,000	$—

Note 10 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date through the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income (Unaudited)

		For the six months ended June 30,		For the six months ended June 30, 2026
	Notes	2026	2025
		(in thousands of euros unless otherwise stated)		Convenience translation into US dollars*
Revenue from Products and Services (2026: €788; 2025: nil from related party)	3	19,429	13,347	22,149
Cost of sales		(13,299)	(9,193)	(15,161)
Gross profit		6,130	4,154	6,988
Other income		6,554	4,763	7,472
Research and development expenses		(34,629)	(35,450)	(39,477)
Selling, General and Administrative expenses (2026: €170; 2025: €168 from related party)	4	(59,170)	(48,932)	(67,454)
Operating loss		(81,115)	(75,465)	(92,471)
Loss on disposal of assets		(9)	(3)	(10)
Finance income		353	1,581	402
Finance costs		(1,448)	(991)	(1,650)
Share of loss of associates		(83)	—	(95)
Loss before income tax		(82,302)	(74,878)	(93,824)
Income tax benefit	5	321	585	366
Net loss		(81,981)	(74,293)	(93,458)
Other comprehensive income (loss)
Items that may be subsequently reclassified to profit or loss
Currency translation differences		198	(144)	226
Other comprehensive income (loss), net of tax		198	(144)	226
Total comprehensive loss		(81,783)	(74,437)	(93,232)
Net loss attributable to:
Owners of newcleo plc		(81,981)	(74,293)	(93,458)
Non-controlling interest		—	—	—
Total comprehensive loss attributable to:
Owners of newcleo plc		(81,783)	(74,437)	(93,232)
Non-controlling interest		—	—	—
Net loss per share for loss attributable to the ordinary equity holders:
Basic and diluted loss per share		(0.16)	(0.16)	(0.18)

*	Convenience translation into US dollars in thousands (exchange rate as at June 30, 2026: EUR 1 = US$ 1.14).
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Condensed Consolidated Statements of Financial Position (Unaudited)

	Notes	June 30, 2026	December 31, 2025	June 30, 2026
		(in thousands of euros unless otherwise stated)		Convenience translation into US dollars*
ASSETS
NON-CURRENT ASSETS
Goodwill		37,281	37,281	42,500
Intangible assets, net		42,760	43,054	48,746
Property, plant and equipment, net	6	115,999	93,436	132,239
Right-of-use asset (2026: €416; 2025: €586 from related party)		17,665	18,521	20,138
Investments		76	75	87
Investments in associates		31,553	31,635	35,970
Other long-term receivables		34,871	35,207	39,753
Deferred tax assets	5	3,059	2,176	3,487
TOTAL NON-CURRENT ASSETS		283,264	261,385	322,920
CURRENT ASSETS
Inventories		4,843	5,057	5,521
Short-term investments		2,335	2,291	2,662
Trade receivable, contract and other assets, net (2026: €2,700; 2025: €1,200 from related party)	8	77,768	62,314	88,656
Cash and cash equivalents		66,540	105,270	75,856
TOTAL CURRENT ASSETS		151,486	174,932	172,695
TOTAL ASSETS		434,750	436,317	495,615
NON-CURRENT LIABILITIES
Provisions		4,094	4,170	4,667
Other liabilities		8,932	9,305	10,182
Lease liabilities (2026: €63; 2025: €252 from related party)		14,667	15,537	16,720
Borrowings	10	15,929	16,306	18,159
Deferred tax liabilities	5	4,430	4,244	5,050
TOTAL NON-CURRENT LIABILITIES		48,052	49,562	54,778
CURRENT LIABILITIES
Provisions		378	186	431
Trade and other payables	9	60,055	83,808	68,463
Lease liabilities (2026: €374; 2025: €369 from related party)		3,545	3,250	4,041
Borrowings	10	2,497	2,583	2,847
TOTAL CURRENT LIABILITIES		66,475	89,827	75,782
TOTAL LIABILITIES		114,527	139,389	130,560
EQUITY
Share capital	7	5,046	4,739	5,752
Share premium	7	23,378	562,904	26,652
Other reserves		57,067	51,383	65,057
Retained earnings (accumulated deficits)	7	234,695	(324,123)	267,552
Equity attributable to owners of newcleo plc		320,186	294,903	365,013
Non-controlling interests		37	2,025	42
TOTAL EQUITY		320,223	296,928	365,055
TOTAL EQUITY AND LIABILITIES		434,750	436,317	495,615

*	Convenience translation into US dollars in thousands (exchange rate as at June 30, 2026: EUR 1 = US$ 1.14).
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Condensed Consolidated Statement of Changes in Equity (Unaudited)

(in thousands of euros)	Notes	Share capital	Share premium	Other reserves	Retained earnings (accumulated deficits)	Attributable to owners of newcleo plc	Non- controlling interests	Total equity
Balance at December 31, 2025		4,739	562,904	51,383	(324,123)	294,903	2,025	296,928
Net loss		—	—	—	(81,981)	(81,981)	—	(81,981)
Other comprehensive income		—	—	198	—	198	—	198
Total comprehensive loss		—	—	198	(81,981)	(81,783)	—	(81,783)
Transactions with owners in their capacity as owners:
Equity-settled share-based payments	4	—	—	21,010	—	21,010	—	21,010
Issue of share capital	7	246	83,834	—	—	84,080	—	84,080
Transfer of equity instruments issued in connection with the acquisition of Next-N Investment	7	61	17,439	(17,500)	—	—	—	—
NCI derecognized in connection with investment in Next-N	7	—	—	1,988	—	1,988	(1,988)	—
Share premium reduction	7	—	(640,799)	—	640,799	—	—	—
Other movements		—	—	(12)	—	(12)	—	(12)
Total transactions with owners		307	(539,526)	5,486	640,799	107,066	(1,988)	105,078
Balance at June 30, 2026		5,046	23,378	57,067	234,695	320,186	37	320,223

(in thousands of euros)	Notes	Share capital	Share premium	Other reserves	Accumulated deficits	Attributable to owners of newcleo plc	Non- controlling interests	Total equity
Balance at December 31, 2024		4,620	530,911	11,473	(185,782)	361,222	21	361,243
Net loss		—	—	—	(74,293)	(74,293)	—	(74,293)
Other comprehensive loss		—	—	(144)	—	(144)	—	(144)
Total comprehensive loss		—	—	(144)	(74,293)	(74,437)	—	(74,437)
Transactions with owners in their capacity as owners:		—	—	—	—	—	—	—
Equity-settled share-based payments	4	—	—	4,975	—	4,975	—	4,975
Capital increase in newcleo SA subscribed by non-controlling shareholders	7	—	—	32,106	—	32,106	—	32,106
Non-controlling interests recognized on the newcleo SA capital increase	7	—	—	(7,440)	—	(7,440)	7,440	—
Other movements		—	—	3	—	3	—	3
Total transactions with owners		—	—	29,644	—	29,644	7,440	37,084
Balance at June 30, 2025		4,620	530,911	40,973	(260,075)	316,429	7,461	323,890

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

(in thousands of US dollars)	Notes	Share capital	Share premium	Other reserves	Retained earnings (accumulated deficits)	Attributable to owners of newcleo plc	Non- controlling interests	Total equity
	Convenience translation into US dollars*
Balance at December 31, 2025		5,402	641,711	58,577	(369,500)	336,190	2,309	338,499
Net loss		—	—	—	(93,458)	(93,458)	—	(93,458)
Other comprehensive income		—	—	226	—	226	—	226
Total comprehensive loss		—	—	226	(93,458)	(93,232)	—	(93,232)
Transactions with owners in their capacity as owners:		—	—	—	—	—	—	—
Equity-settled share-based payments	4	—	—	23,951	—	23,951	—	23,951
Issue of share capital	7	280	95,571	—	—	95,851	—	95,851
Transfer of equity instruments issued in connection with the acquisition of Next-N Investment	7	70	19,880	(19,950)	—	—	—	—
NCI derecognized in connection with investment in Next-N	7	—	—	2,267	—	2,267	(2,267)	—
Share premium reduction	7	—	(730,510)	—	730,510	—	—	—
Other movements		—	—	(14)	—	(14)	—	(14)
Total transactions with owners		350	(615,059)	6,254	730,510	122,055	(2,267)	119,788
Balance at June 30, 2026		5,752	26,652	65,057	267,552	365,013	42	365,055

*	Convenience translation into US dollars in thousands (exchange rate as at June 30, 2026: EUR 1 = US$ 1.14)
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Condensed Consolidated Cash Flow Statement (Unaudited)

		For the six months ended June 30		For the six months ended June 30 2026
	Notes	2026	2025
		(in thousands of euros)		Convenience translation into US$*
Cash flows from operating activities
Net loss		(81,981)	(74,293)	(93,458)
Adjustments to reconcile net loss to net cash flows:
Loss from associates		83	—	95
Finance income		(30)	(1,476)	(34)
Finance costs		1,131	830	1,289
Income tax benefit	5	(321)	(585)	(366)
Depreciation of property, plant and equipment and right-of-use assets, amortization intangible assets and provisions	6	8,286	7,397	9,446
Share-based payment expense		21,010	4,975	23,951
Loss on disposals		9	4	10
Other revenues and expenses without effect on cash flow		3	5	3
Changes in working capital:
Decrease in inventory		214	94	244
(Increase) in trade receivables, contract and other assets		(15,217)	(6,781)	(17,347)
Increase (decrease) in trade and other payables		13,077	(2,428)	14,908
Income taxes received		49	25	56
Net cash flows used in operating activities		(53,687)	(72,233)	(61,203)
Cash flows from investing activities
Acquisition of intangible assets		(1,642)	(458)	(1,872)
Purchase of property, plant and equipment		(25,328)	(18,542)	(28,874)
Proceeds from maturities of short-term investments		—	997	—
Purchase of short-term investments		(41)	(160)	(47)
Interest received from short-term investments		30	1,477	34
Decrease (increase) in loans and deposits made		4	(2)	5
Proceeds from sale of tangible and intangible assets		10	5	12
Net cash flows used in investing activities		(26,967)	(16,683)	(30,742)
Cash flows from financing activities
Proceeds from issues of shares		45,121	—	51,438
Proceeds from issue of shares to non-controlling shareholders		—	31,637	—
Repayments of borrowings and lease liabilities (2026: €198; 2025: €464 from related party)		(2,129)	(2,535)	(2,427)
Interest expenses including interest on lease		(1,131)	(800)	(1,289)
Net cash flows from financing activities		41,861	28,302	47,722
Net decrease in cash and cash equivalents		(38,793)	(60,614)	(44,223)
Cash and cash equivalents at the beginning of the period		105,270	192,714	120,008
Effect of foreign exchange rate changes		63	(204)	71
Cash and cash equivalents at the end of the period		66,540	131,896	75,856

*	Convenience translation into US$ in thousands (exchange rate as at June 30, 2026: EUR 1 = US$ 1.14)
The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Notes to the Condensed Consolidated Interim Financial Statements
Note 1 — General Information
newcleo plc (“newcleo” or the “Company”) is a private company incorporated in the United Kingdom on March 18, 2021 under the Companies Act 2006 and is headquartered in London. The address of the Company’s registered office is 55 South Audley Street, London, W1K 2QH. On September 2, 2026, the Company was re-registered under the Companies Act 2006 as a Public Company under the name of newcleo plc.
newcleo and its subsidiaries (collectively, the “Group”) is a nuclear technology company developing Generation-IV lead-cooled fast reactors, a class of small modular reactor that uses liquid lead as a coolant. The Group’s reactor designs are intended to operate using mixed-oxide (“MOX”) fuel derived by recycled nuclear materials, supporting a closed-fuel-cycle approach. The Group is working towards generating safe, clean, economic, and practically inexhaustible energy for the world, through a radically innovative combination of existing, accessible technologies.
As of June 30, 2026, newcleo’s principal subsidiaries are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held equals the voting rights held by the Group. Unless denoted with an (*), all entities listed are subsidiaries.

		Ownership interest held by the Group		Ownership interest held by non-controlling interests
Name of entity	Place of business/country of incorporation	2026	2025	2026	2025	Principal activities
newcleo Spa	Italy	100%	97.61%	0%	2.39%	Nuclear
newcleo Generation (UK) Ltd	United Kingdom	100%	97.61%	0%	2.39%	Nuclear
newcleo SA	France	100%	97.61%	0%	2.39%	Nuclear
newcleo Operations	France	100%	97.61%	0%	2.39%	Nuclear
newcleo SA	Switzerland	100%	97.61%	0%	2.39%	Nuclear
newcleo Americas LLC	USA	100%	97.61%	0%	2.39%	Nuclear
newcleo Real Estate Srl	Italy	100%	97.61%	0%	2.39%	Nuclear
Fucina Italia Srl (“Fucina”)	Italy	100%	97.61%	0%	2.39%	Nuclear
Servizi Ricerche e Sviluppo Srl (“SRS”)	Italy	100%	97.61%	0%	2.39%	Nuclear
Proil Srl	Italy	72%	70.28%	28%	29.72%	Nuclear
CCR Internazionale Scrl	Italy	90%	87.85%	10%	12.15%	Nuclear
Consorzio SRS Scrl	Italy	65%	63.45%	35%	36.55%	Nuclear
newcleo Fuel Innovations	France	100%	97.61%	0%	2.39%	Nuclear
newcleo Lead Fast Reactors Innovations	France	100%	97.61%	0%	2.39%	Nuclear
NewCleo 1	France	100%	97.61%	—	—	Nuclear
Newvys a.s.**	Slovakia	49%	—	—	—	Nuclear
Next-N S.p.A.*	Italy	40%	—	—	—	Nuclear
Pompes Rütschi SAS	France	100%	97.61%	0%	2.39%	Nuclear
Rütschi Fluid AG	Switzerland	100%	97.61%	0%	2.39%	Nuclear
newcleo SRO	Slovakia	100%	97.61%	0%	2.39%	Nuclear
newcleo SRL	Belgium	100%	—	0%	—	Nuclear

**	Joint-venture accounted for under equity method of accounting
*	Associate accounted for under equity method of accounting

Note 2 — Summary of Material Accounting Policies
2.1 Basis of Preparation
These condensed consolidated interim financial statements have been prepared in accordance and are compliant with IAS 34 Interim Financial Reporting and should be read in conjunction with the Group’s last annual consolidated financial statements as at and for the year ended December 31, 2025 (‘last annual financial statements’). They do not include all the information required for a complete set of financial statements prepared in accordance with IFRS Accounting Standards. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of changes in the Group’s financial position and performance since the last annual financial statements.
The accounting policies applied in the preparation of these condensed consolidated interim financial statements are consistent with those applied and disclosed in the Group’s last annual financial statements.
The condensed consolidated interim financial statements are presented in Euros, and all values are rounded to the nearest thousand (€’000), except when otherwise indicated.
These interim financial statements were authorized for issue by the Board of Directors on October 5, 2026. Subsequent events have been evaluated through this date.
The interim results for the six months ended 30 June 2026 are not necessarily indicative of the results that may be expected for the year ending 31 December 2026.
2.2 Going Concern
The condensed consolidated interim financial statements have been prepared on a going concern basis, on the assumption that the Group will have access to sufficient financial resources to continue to trade for the foreseeable future, being at least 12 months from the reporting date.
As of June 30, 2026, the Group had cash and cash equivalents of €66.5 million. For the six months ended June 30, 2026, the Company used approximately €53.7 million in cash for operating activities. Historically, the Group has incurred recurring net losses from operations and negative cash flows from operating activities.
The Group's ability to continue its operations is dependent on its ability to obtain additional financing or to achieve profitable operations in the future. The Group expects that additional capital will be required during the next twelve months and beyond to fund ongoing operations and planned development activities. There can be no assurance that such financing will be available on acceptable terms, or at all, or that the Group will be able to generate sufficient positive cash flows from operations in the near term.
On September 21, 2026, the Company completed its Business Combination and listed on Nasdaq, raising gross proceeds of approximately $247 million (approximately €215 million), including the PIPE Financing. As a result, the Group's preliminary, unaudited cash and cash equivalents amounted to approximately €233 million as of September 30, 2026, compared to net cash flows used in operating activities of €53.7 million for the six months ended June 30, 2026.
Based on these resources and its cash flow forecasts, management has concluded that the Group has sufficient financial resources to meet its obligations for at least twelve months from the date of authorization of these condensed consolidated interim financial statements. Accordingly, the previously identified material uncertainty related to going concern no longer exists, and these condensed consolidated interim financial statements have been prepared on a going concern basis.
2.3 Basis of Consolidation
Subsidiaries are all entities over which the Group has control. The Group controls an entity where the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group; they are deconsolidated from the date when control ceases.

Profit or loss and each component of OCI are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.
2.4 New Standards and Amendments to Existing Standards
Recently Adopted Standards and Amendments to Existing Standards
In the current year, the Group adopted the below standards and amendments to existing standards that are effective for an accounting period that begins on or after January 1, 2026.
•	Amendments to IFRS 9 and IFRS 7: Amendments to the Classification and Measurement of Financial Instruments
•	Amendments to IFRS 1, IFRS 7, IFRS 9, IFRS 10 and IAS 7: Annual Improvements Volume 11
•	Amendments to IFRS 9 and IFRS 7: Contracts Referencing Nature dependent Electricity
The adoption of these new standards did not have material impact on the consolidated financial statements.
Standards and Amendments to Existing Standards Not Yet Adopted
New standards and amendments to existing standards that have been issued but not yet effective and not been early adopted by the Group are as follows:

Standard	IASB effective date
Amendments to IAS 21: Hyperinflationary presentation currency	January 1, 2027
IFRS 18: Presentation and Disclosure in Financial Statements (“IFRS 18”)	January 1, 2027
IFRS 19: Subsidiaries without Public Accountability: Disclosures	January 1, 2027

IFRS 18 is a new standard that will provide new presentation and disclosure requirements, replacing IAS 1, Presentation of Financial Statements (“IAS 1”). IFRS 18 introduces changes to the structure of the income statement, provides required disclosures in financial statements for certain profit or loss performance measures that are reported outside an entity's financial statements, and provides enhanced principles on aggregation and disaggregation in financial statements. Many other existing principles in IAS 1 have been maintained. IFRS 18 is effective for years beginning on or after January 1, 2027, with earlier application permitted; retrospective application is required. The Group is currently assessing the impact of this amendment on its consolidated financial statements.
The Group does not expect that the adoption of the other standards and amendments to existing standards listed above will have a material impact on the consolidated financial statements.
2.5 Seasonality
The Group’s operations are not subject to significant seasonal or cyclical variations. Revenue is significantly driven by long-term contracts and generally consistent throughout the financial year. However, revenue recognized in any given interim period may vary depending on the timing of contract execution, milestone achievements or delivery schedules.
2.6 Goodwill
Goodwill is initially recognized and measured as the excess of the sum of the consideration transferred, the amount of any noncontrolling interests in the acquiree (if any), and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.
Goodwill is not amortized but is reviewed for impairment at least annually. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (“CGUs”) or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose. The CGUs or groups of CGUs are identified as the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets. If the recoverable amount, determined by the higher of its value in use (discounted cash flow) or fair value less cost of disposal of the CGU is less than the carrying amount of the CGU, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the CGU pro-rata on the basis of the carrying amount of each asset in the CGU. An impairment loss recognized for goodwill is not reversed in a subsequent period.
The value in use of each CGU is determined using a discounted cash flow analysis; the estimation of the recoverable value requires significant judgement and involves the use of assumptions and estimates, including future cash flows, discount rates and growth rates. The estimation of the recoverable value is inherently uncertain and may be affected by changes in economic and market conditions, as well as changes in the Group’s business operations.
CGUs were not tested for impairment because there were no impairment indicators at 30 June 2026. The annual test for impairment of goodwill will be conducted in a subsequent reporting period in 2026.
2.7 Income tax
Deferred tax assets have been recognized in prior periods on the temporary difference arising from the elimination of unrealized intra-group margin included in the cost of internally-produced property, plant and equipment, to the extent that it was considered probable that future taxable profits would be available against which the temporary difference could be utilized.
2.8 Convenience Translation
The Group's presentation currency is the euro. Solely for the convenience of the reader, certain euro amounts as at 30 June 2026 and for the six-month period then ended have also been presented in US dollars, translated at the rounded European Central Bank reference rate at 30 June 2026 of EUR 1 = US$ 1.14. All amounts, including statement of profit or loss, statement of changes in equity and cash flow amounts, have been translated at that single closing rate; no average rates have been used. The convenience translation is presented for the primary statements only and is not presented for the amounts disclosed in the notes. This supplementary information does not comply with IFRS Accounting Standards and should not be construed as a representation that the euro amounts represent, or have been, or could be, converted into US dollars at that or any other rate.
Note 3 — Revenue from Products and Services
The Group derives its revenue from contracts with customers for the transfer of goods and services in the following major product lines and geographical regions.
Disaggregation of revenue

(in thousands of euros)	For the six-months ended June 30,
	2026	2025
External revenue by type:
Manufacturing and installation of equipment and spare parts	14,296	10,992
Consultancy services	5,133	2,355
Total revenue	19,429	13,347
External revenue by country of sale:
Italy	7,814	3,044
France	7,298	7,512
Switzerland	3,529	2,791
Slovakia	788	—
Total revenue	19,429	13,347

(in thousands of euros)	For the six-months ended June 30,
	2026	2025
External revenue by customer location:
Europe	14,841	9,424
America	2,436	2,206
Asia	2,067	1,625
Africa	59	—
Middle East	26	92
Total revenue	19,429	13,347
External revenue by timing of revenue:
Goods transferred over time	8,865	5,680
Consultancy services transferred over time	5,133	2,355
Goods transferred point in time	5,431	5,312
Total revenue	19,429	13,347

Note 4 — Operating Expenses
Selling, general and administrative expenses
Selling, general and administrative expenses increased significantly by €10.2 million, from €48.9 million for the six months ended June 30, 2025 to €59.2 million for the six months ended June 30, 2026. The increase is mainly attributable to share-based payment expense and transaction costs related to the business combination with NewHold.
The increase in share-based-payments expense in 2026 is mainly driven by the December 2025 awards granted to all employees as a year-end performance bonus, with the expense recognized over the four-year vesting period using the graded vesting method.
No material grants were awarded during the six months ended June 30, 2026.

	For the six monthsended June 30,
(in thousands of euros)	2026	2025
Share-based payments recorded in:
Selling, general and administrative expenses	13,213	3,060
Research and development expenses	7,797	1,915
Total share-based payments expense	21,010	4,975

Legal and professional fees increased by €4.8 million for the six months ended June 30 compared to the same period in 2025, with the increase mainly attributable to fees for lawyers and consultants in connection with the business combination. Other staff costs increased by €2.3 million for the six months ended June 30 compared to the same periods in 2025, primarily related to transaction incentives payable upon completion of the business combination
These increases were partially offset by a decrease in wages and salaries and external services, mainly attributable to the decision to reduce activities in the UK.
Research and development expenses
Research and development expenses remained stable, reflecting improved R&D expense management, notably through the internalization of certain R&D activities.
Cost of sales
Cost of sales increased in line with revenue.
Other than the items described above, there were no significant changes in operating expenses.

Note 5 — Income taxes
Income tax expense is recognized based on management’s estimate of the weighted average effective annual income tax rate expected for the full financial year. The estimated average annual tax rate used for the six months ended June 30, 2026 is 0.39%, compared to 0.78% for the six months ended June 30, 2025. The effective tax rate is significantly lower than the main rate of UK corporation tax of 25%, primarily due to deferred tax assets arising from tax losses. These have not been recognized as it is not probable that sufficient taxable profits will be available against which they can be utilized. As a result, no tax benefit is recognized on these losses, which reduces the effective tax rate.
During the six-month ended June 30, 2026, the Group reassessed the recoverability of the deferred tax asset. There is no significant movement in the deferred tax asset balance from €2.2 million last December 31, 2025 to €3.0 million this quarter.
Although the underlying temporary difference increased to €7.8 million for this quarter, the Group concluded, based on its updated taxable profit forecasts covering the Group's business plan period, that it is not probable that sufficient future taxable profits will be available to support recognition beyond the amount of €2.2 million, recognised as part of the €3.0 million recorded deferred tax asset, which has been retained from the last assessment in 31 March 2026. Accordingly, no deferred tax asset has been recognised on deductible temporary differences of €2.2 million for the second quarter. This is a change in accounting estimate under IAS 8, accounted for prospectively; previously recognised amounts are unaffected.
Note 6 — Property, plant and equipment
Property, plant and equipment increased by €22.6 million, from €93.4 million as at December 31, 2025 to €116.0 million as at June 30, 2026. This increase was mainly driven by additions of €7.1 million in machinery and equipment and €19.1 million in construction work in progress.
The additions primarily relate to the construction of the PRECURSOR experimental facility at Brasimone and investments in the Material Laboratory, newcleo's in-house infrastructure that enables the development of the advanced materials and chemistry management solutions needed for LFR technology, reducing technological risk and supporting nuclear qualification.
These additions were partially offset by the depreciation charge of €4.3 million for the period.
The total amount of capital commitments as of June 30, 2026 is €14.5 million (December 31, 2025: €26.5 million), primarily relating to the construction of the precursor experimental facility at Brasimone.
Note 7 — Share Capital
As of June 30, 2026, the share capital of newcleo plc consists of 504,560,981 shares (473,910,109 as of December 31, 2025) at a nominal value of Euro 0.01.
In June 2025, newcleo SA completed an equity financing through the issuance of redeemable bonds, raising aggregate gross proceeds of approximately €32.1 million. The redeemable bonds were non-interest bearing and were converted into ordinary shares in newcleo SA on June 30, 2025 in accordance with the terms of the redeemable bonds agreement. Subsequently, in December 2025, shares in newcleo SA were transferred to newcleo plc., by way of a contribution in kind. As a result, newcleo plc. issued 11,265,422 shares for a total value of €32.1 million to the related investors and received additional shares in newcleo SA.
In October 2025, newcleo SA initiated a capital raise (the “October Capital Raise”) with new and existing investors for the subscription of bonds redeemable into newcleo SA ordinary shares (the “October Capital Raise”). As of December 31, 2025, newcleo SA received €38.6 million in proceeds related to the October Capital Raise but had not yet issued any bonds in connection with the October Capital Raise. newcleo recognized the proceeds of €38.6 million as a deferred redeemable bond obligation within trade and other payables on newcleo’s historical consolidated balance sheet as of December 31, 2025.
In January 2026, newcleo, newcleo SA and the investors associated with the October Capital Raise entered into an amendment pursuant to which (i) newcleo SA and the investors agreed that the agreement to issue redeemable bonds under the October Capital Raise shall terminate, and (ii) newcleo Ordinary Shares would be issued to the investors in lieu of newcleo SA redeemable bonds (the “SA Capital Raise Amendment”). Upon the execution of the SA Capital Raise Amendment, no redeemable bonds were issued in connection with the October Capital Raise. In January 2026, newcleo raised an additional €18.8 million under the October Capital Raise. On January 30, 2026, newcleo completed the October Capital Raise, raising aggregate proceeds of €57.4 million at a purchase price of €3.40 per newcleo Ordinary Share and issuing 16,880,136 newcleo Ordinary Shares.
In January 2026, newcleo plc and newcleo SA entered into an amended contribution agreement with NextChem whereby the parties agreed to exchange the issuance of 6,140,351 ordinary shares in newcleo SA with 6,140,351 newcleo plc. ordinary shares. The value of the consideration shares was set at €2.85 per share, corresponding to their fair market value and to the subscription price of the shares issued by the Company in 2025, resulting in a total contribution of €17.5 million. Concurrently, the underlying ordinary shares in newcleo SA to be issued upon the achievement of the contingent consideration earnout events were replaced with 18,421,053 warrants to subscribe for 18,421,053 newcleo plc. ordinary shares on substantially the same terms and conditions. In connection with this exchange, NextChem has become an investor in newcleo plc. The share transfer was accounted for as a capital transaction and therefore, the previously recognized noncontrolling interest of €2.0 million was derecognized at its carrying value.
In April 2026, newcleo entered into subscription agreements with various investors pursuant to which the investors subscribed for 7,306,808 newcleo Ordinary Shares at a purchase price of €3.60 per share, for an aggregate cash consideration of €26.3 million (the "Pre-PIPE Financing"). Of this amount, €24.0 million was collected during the three months ended March 31, 2026 and the remaining € 2.3 million was collected early April 2026. Pending the issuance of the corresponding Ordinary Shares, the €24.0 million collected as of March 31, 2026 was recorded within trade and other payables on the Company's consolidated balance sheet as of that date. As of June 30, 2026, all shares had been issued and were recognized in share capital and share premium.
On June 29, 2026, newcleo plc's share premium account, an undistributable reserve, was reduced by €640,798,683 by shareholder resolution supported by a directors' solvency statement, creating distributable reserves. The reduction was undertaken as a step in the Company's planned re-registration as a public limited company. No dividend has been declared or paid as a result.
Note 8 — Trade receivable, contract and other assets

	As of June 30,	As of December 31,
(in thousands of euros)	2026	2025
Current
Trade receivables	10,946	9,559
Contract assets	24,277	20,938
Loss allowance	(661)	(409)
Trade receivables and contract assets, net	34,562	30,088
Grants receivable	7,319	—
Prepayments	8,222	6,852
Advances	3,910	4,567
Accrued income	163	1,459
Other taxes	20,582	17,350
R&D tax credit	2,733	1,779
Other receivables	277	219
Total trade receivable, contract and other assets	77,768	62,314

Trade receivables, contract and other assets, as detailed above, changed significantly from December 31, 2025, mainly due to the reclassification of grants receivable from other non-current assets to trade receivables, contract and other assets, in line with the expected timing of collection of the grants from the granting authority. Within other non-current receivables, this decrease was mostly offset by an increase in income tax receivables, the ENEA advance and other receivables, reflecting normal activity and timing of collection, with no significant change compared to year-end.

Note 9 — Trade and other payables

	As of June 30,	As of December 31,
(in thousands of euros)	2026	2025
Current
Trade payables	15,749	15,860
Social security and other taxes	2,331	5,487
Accrued expenses	8,415	6,655
Payroll liabilities	14,076	9,990
Contract liabilities	17,716	5,026
Deferred redeemable bond obligation (Note 7)	—	38,577
Other payables	1,768	2,213
Total Trade and other payables	60,055	83,808

Note 10 — Borrowings
Except for interest charges and scheduled repayments of existing loans, bank loans remained unchanged during the period. The Company confirms that no new borrowings were entered into during the period, that there were no defaults on any loan obligations, and that all applicable financial covenants were complied with as at the reporting date.
Note 11 — Segment Information
The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM reviews consolidated results to assess performance, make decisions and allocate operating and capital resources of the Company as a whole, therefore there is only one reportable segment. The CODM does not distinguish its principal business activities for the purpose of internal reporting and uses the Company’s consolidated cash balance to allocate resources.
Major Customers
For the periods ended June 30, 2026 and 2025 revenue from the top 3 major customers including those contributing over 10% of the Group’s total external revenue is as follows:

	For the six months ended June 30,
(In thousands of euros)	2026	2025
Customer A	3,395	—
Customer B	3,213	2,912
Customer C	1,700	2,085
Customer D	—	645

The composition of the Group's top three customers changed during the period, following the signature by SRS of significant contracts with a new customer in early 2026.
Note 12 — Events After the Reporting Period
On May 26, 2026, newcleo ltd entered into a Business Combination Agreement with NewHold Investment Corp III to become a publicly listed company on Nasdaq. NewHold and newcleo entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase, in aggregate, 22,000,000 newcleo Ordinary Shares for a purchase price of €8.52 or $10.00 per share for an aggregate commitment amount of €187.5 million, or $220.0 million, before approximately €9.6 million in transaction costs to be incurred related to the PIPE Financing. The PIPE Subscription Agreements was subject to certain conditions, including, among other things, the closing of the Business Combination. On September 21, 2026, the Company completed its Business Combination with NewHold Investment Corp III and listed on Nasdaq, raising gross proceeds of approximately $247 million

(approximately €215 million), including the PIPE Financing. The net proceeds from this operation are intended to be used for general corporate purposes of the combined company following the Business Combination. As of the date of authorization for issuance of these financial statements, the Business Combination had not yet been completed.
On June 30, 2026, the Group signed a conditional agreement to acquire 100% of Bonifait Pesage SAS for an aggregate equity value of €1.8 million (55% in cash by newcleo SA, 45% by share-for-share contribution to newcleo ltd), with completion expected no later than November 30, 2026.
In July 2026, the Company opened a window for exercising vested options. Consequently, the number of shares increased by 941.354.
In July 2026, newcleo ltd completed a capital raise with both new and existing investors, issuing 3,994,146 ordinary shares of newcleo ltd. at a subscription price of €4.10 per share, for total gross proceeds of €16.4 million (€16.2 million in cash).
Contingent liabilities and commitments existing at 31 December 2025 are disclosed in the Group's consolidated financial statements for the year ended 31 December 2025. There have been no material changes to the Group's contingent liabilities or commitments apart from what is disclosed in Note 6.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Shareholders
Newcleo Ltd.
Opinion on the financial statements
We have audited the accompanying consolidated statements of financial position of Newcleo Ltd. and subsidiaries (the “Company”) as of December 31, 2025 and 2024, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the two years in the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
Substantial doubt over going concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2.2 to the financial statements, the Company has suffered recurring net losses and cash outflows from operating activities and has an accumulated net deficit. These conditions, along with other matters as set forth in Note 2.2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2.2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ GRANT THORNTON

We have served as the Company’s auditor since 2026.

Dublin, Ireland
June 2nd, 2026

Consolidated Statements of Profit or Loss and Other Comprehensive Income

		Year ended December 31,
(in thousands of euros unless otherwise stated)	Notes	2025	2024
Revenue	4	32,769	46,743
Cost of sales	5	(24,953)	(34,999)
Gross profit		7,816	11,744
Other income (2025: €24; 2024: €24 from related party)	5	19,347	17,746
Research and development expenses	5	(68,544)	(58,473)
Selling, General and Administrative expenses (2025: €9,744; 2024: €7,327 from related party)	5	(98,547)	(86,815)
Operating loss		(139,928)	(115,798)
(Loss) gain on disposal of assets		(1,630)	180
Finance income	7	1,937	5,232
Change in fair value of financial assets measured at fair value through profit or loss	19	—	1,798
Finance costs	7	(2,120)	(1,977)
Share of loss of associates	25	(48)	—
Loss before income tax		(141,789)	(110,565)
Income tax benefit	8	1,824	402
Net loss		(139,965)	(110,163)
Other comprehensive income (loss)
Items that may be subsequently reclassified to profit or loss
Currency translation differences		(809)	105
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit plans		287	16
Income tax impact		—	—
Other comprehensive income (loss), net of tax		(522)	121
Total comprehensive loss		(140,487)	(110,042)
Net loss attributable to:
Owners of newcleo Ltd.		(138,341)	(110,163)
Non-controlling interest		(1,624)	—
Total comprehensive loss attributable to:
Owners of newcleo Ltd.		(138,863)	(110,042)
Non-controlling interest		(1,624)	—
Net loss per share for loss attributable to the ordinary equity holders:
Basic and diluted loss per share	17	(0.30)	(0.25)
Weighted-average ordinary shares outstanding – basic and diluted	17	462,252,560	436,276,314

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position

		As of December 31,
(in thousands of euros)	Notes	2025	2024
ASSETS
NON-CURRENT ASSETS
Goodwill	9	37,281	37,281
Intangible assets, net	9	43,054	46,436
Property, plant and equipment, net	10	93,436	58,783
Right-of-use asset (2025: €586; 2024: €909 from related party)	11	18,521	21,612
Investments		75	1,027
Investments in associates	25	31,635	—
Other non-current receivables	12	35,207	15,820
Deferred tax assets	8	2,176	1,169
TOTAL NON-CURRENT ASSETS		261,385	182,128
CURRENT ASSETS
Inventories	13	5,057	6,952
Short-term investments	19	2,291	2,199
Trade receivable, contract and other assets, net (2025: €1,200; 2024: €0 from related party)	14	62,314	64,018
Cash and cash equivalents	15	105,270	192,714
TOTAL CURRENT ASSETS		174,932	265,883
TOTAL ASSETS		436,317	448,011
NON-CURRENT LIABILITIES
Provisions	20	4,170	3,519
Other non-current liabilities	21	9,305	1
Lease liabilities (2025: €252; 2024: €610 from related party)	11	15,537	18,003
Borrowings	19	16,306	2,283
Deferred tax liabilities	8	4,244	5,781
TOTAL NON-CURRENT LIABILITIES		49,562	29,587
CURRENT LIABILITIES
Provisions	20	186	103
Trade and other payables	23	83,808	52,116
Lease liabilities (2025: €369; 2024: €353 from related party)	11	3,250	3,203
Borrowings	19	2,583	1,759
TOTAL CURRENT LIABILITIES		89,827	57,181
TOTAL LIABILITIES		139,389	86,768
EQUITY
Share capital	16	4,739	4,620
Share premium	16	562,904	530,911
Other reserves		51,383	11,473
Accumulated deficits		(324,123)	(185,782)
Equity attributable to owners of newcleo Ltd.		294,903	361,222
Non-controlling interests		2,025	21
TOTAL EQUITY		296,928	361,243
TOTAL EQUITY AND LIABILITIES		436,317	448,011

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statement of Changes in Equity

(in thousands of euros)	Notes	Share capital	Share premium	Other reserves	Accumu- lated deficits	Attribu- table to owners of newcleo Ltd	Non- controlling interests	Total equity
Balance at December 31, 2023		4,127	396,078	1,868	(75,619)	326,454	21	326,475
Net loss		—	—		(110,163)	(110,163)	—	(110,163)
Other comprehensive income		—	—	121	—	121	—	121
Total comprehensive loss		—	—	121	(110,163)	(110,042)	—	(110,042)
Transactions with owners in their capacity as owners:
Equity-settled share-based payments	18	—	—	8,316		8,316	—	8,316
Issue of share capital	16	493	134,833	—	—	135,326	—	135,326
Other movements		—	—	1,168	—	1,168	—	1,168
Total transactions with owners		493	134,833	9,484	—	144,810	—	144,810
Balance at December 31, 2024		4,620	530,911	11,473	(185,782)	361,222	21	361,243
Net loss		—	—	—	(138,341)	(138,341)	(1,624)	(139,965)
Other comprehensive income		—	—	(522)		(522)	—	(522)
Total comprehensive loss		—	—	(522)	(138,341)	(138,863)	(1,624)	(140,487)
Transactions with owners in their capacity as owners:
Equity-settled share-based payments	18	—	—	14,895	—	14,895	—	14,895
Issue of share capital	16	119	31,993	—	—	32,112	—	32,112
Equity instruments issued in connection with the acquisition of Next-N Investment	25	—	—	29,165	—	29,165	—	29,165
NCI recognized in connection with investment in Next-N	25	—	—	(3,628)	—	(3,628)	3,628	—
Total transactions with owners		119	31,993	40,432	—	72,544	3,628	76,172
Balance at December 31, 2025		4,739	562,904	51,383	(324,123)	294,903	2,025	296,928

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Cash Flow Statement

		Year ended December 31,
(in thousands of euros)	Notes	2025	2024
Cash flows from operating activities
Net loss		(139,965)	(110,163)
Adjustments to reconcile net loss to net cash flows:
Loss from associates		48	—
Finance income		(1,734)	(4,941)
Finance costs		1,455	1,709
Income tax benefit	8	(1,824)	(402)
Depreciation of property, plant and equipment and right-of-use assets, amortization intangible assets and provisions	9, 10, 11, 20	16,931	13,121
Share-based payment expense	18	14,895	8,316
Loss on disposals		1,802	429
Change in fair value of financial assets measured at fair value through profit or loss	19	—	(1,798)
Other revenues and expenses without effect on cash flow		(123)	(105)
Changes in working capital:
Decrease in inventory	13	1,895	3,301
Increase in trade receivables, contract and other assets (2025: €1,200; 2024: €0 from related party)	14	(16,787)	(21,046)
Increase in trade and other payables	23	3,469	8,448
Income taxes received (paid)		260	(1,346)
Net cash flows used in operating activities		(119,678)	(104,477)
Cash flows from investing activities
Investment in associate	25	(2,463)	—
Acquisition of intangible assets	9	(2,861)	(11,751)
Purchase of property, plant and equipment	10	(43,002)	(37,712)
Proceeds from maturities of short-term investments		859	358,804
Purchase of short-term investments		(2,615)	(186,082)
Interest received from short-term investments		1,735	3,944
Decrease (increase) in loans and deposits made		50	(970)
Proceeds from sale of tangible and intangible assets		13	33
Net cash flows (used in) / from investing activities		(48,284)	126,266
Cash flows from financing activities
Proceeds from issues of shares		31,637	61,985
Redeemable bond subscriptions	23	38,577	—
Proceeds from borrowings		16,664	—
Repayments of borrowings and lease liabilities (2025: €464; 2024: €544 from related party)		(4,749)	(4,412)
Interest paid including interest on lease		(1,408)	(1,739)
Other cash flows used in financing activities		—	(29)
Net cash flows from financing activities		80,721	55,805
Net increase in cash and cash equivalents		(87,241)	77,594
Cash and cash equivalents at the beginning of the period		192,714	114,797
Effect of foreign exchange rate changes		(203)	323
Cash and cash equivalents at the end of the period		105,270	192,714

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements
Note 1 - General Information
newcleo Ltd. (“newcleo” or the “Company”) is a private company incorporated in the United Kingdom on March 18, 2021 under the Companies Act 2006 and is headquartered in London. The address of the Company’s registered office is 55 South Audley Street, London, W1K 2QH.
newcleo and its subsidiaries (collectively, the “Group”) is a nuclear technology company developing Generation-IV lead-cooled fast reactors, a class of small modular reactor that uses liquid lead as a coolant. The Group’s reactor designs are intended to operate using mixed-oxide (“MOX”) fuel derived by recycled nuclear materials, supporting a closed-fuel-cycle approach. The Group is working towards generating safe, clean, economic, and practically inexhaustible energy for the world, through a radically innovative combination of existing, accessible technologies.
On September 30, 2024, the Group completed a reorganization by transferring the assets, including all subsidiaries, held by newcleo to a new legal entity in France, newcleo SA, owned by newcleo. Following the reorganization, newcleo remains as the ultimate parent company of the Group.
As of December 31, 2025, newcleo’s principal subsidiaries and associates are set out below. Unless otherwise stated, they have share capital consisting solely of ordinary shares that are held directly by the Group, and the proportion of ownership interests held in subsidiaries equals the voting rights held by the Group.

Name of entity	Place of business/country of incorporation	Ownership interest held by the Group		Ownership interest held by non-controlling interests		Principal activities
		2025	2024	2025	2024
newcleo Spa	Italy	98.72%	100%	1.28%	0.00%	Nuclear
newcleo Generation (UK) Ltd	United Kingdom	98.72%	100%	1.28%	0.00%	Nuclear
newcleo SA	France	98.72%	99.98%	1.28%	0.02%	Nuclear
newcleo Operations	France	98.72%	99.99%	1.28%	0.01%	Nuclear
newcleo SA	Switzerland	98.72%	100%	1.28%	0.00%	Nuclear
newcleo Americas LLC	USA	98.72%	100%	1.28%	0.00%	Nuclear
newcleo Real Estate Srl	Italy	98.72%	100%	1.28%	0.00%	Nuclear
Fucina Italia Srl (“Fucina”)	Italy	98.72%	100%	1.28%	0.00%	Nuclear
Servizi Ricerche e Sviluppo Srl (“SRS”)	Italy	98.72%	100%	1.28%	0.00%	Nuclear
Proil Srl	Italy	71.08%	72.00%	28.92%	28.00%	Nuclear
CCR Internazionale Scrl	Italy	88.85%	90.00%	11.15%	10.00%	Nuclear
Consorzio SRS Scrl	Italy	64.17%	65.00%	35.83%	35.00%	Nuclear
newcleo Fuel Innovations	France	98.72%	100%	1.28%	0.00%	Nuclear
newcleo Lead Fast Reactors Innovations	France	98.72%	100%	1.28%	0.00%	Nuclear
newcleo 1	France	98.72%	0.00%	1.28%	0.00%	Nuclear
Newvys a.s.	Slovakia	49.00%	0.00%	51.00%	0.00%	Nuclear
Next-N S.p.A.	Italy	40.00%	0.00%	60.00%	0.00%	Nuclear
Pompes Rütschi SAS	France	98.72%	100%	1.28%	0.00%	Nuclear
Rütschi Fluid AG	Switzerland	98.72%	100%	1.28%	0.00%	Nuclear
newcleo SRO	Slovakia	98.72%	100%	1.28%	0.00%	Nuclear

Note 2 – Summary of Material Accounting Policies
2.1 Basis of Preparation
The consolidated financial statements of the Group have been prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). The consolidated financial statements have been prepared on a historical cost basis, except for certain financial instruments measured at fair value.

The consolidated financial statements are presented in Euros and all values are rounded to the nearest thousand (€’000), except when otherwise indicated.
The financial statements were authorized for issue by the Board of Directors on June 2nd, 2026. Subsequent events have been evaluated through this date.
2.2 Going Concern
The consolidated and Company financial statements have been prepared on a going concern basis, on the assumption that the Group will have access to sufficient financial resources to continue to trade for the foreseeable future, being at least 12 months from the reporting date.
As of December 31, 2025, the Group had cash of €105.3 million. For the year ended December 31, 2025, the Company used approximately €119.7 million in cash for operating activities. Historically, the Group has incurred recurring net losses from operations and negative cash flows from operating activities. As of December 31, 2025, the Group had an accumulated deficit of approximately €324 million.
The Group’s ability to continue its operations is dependent on its ability to obtain additional financing or to achieve profitable operations in the future. The Group expects that additional capital will be required during the next twelve months and beyond to fund ongoing operations and planned development activities. There can be no assurance that such financing will be available on acceptable terms, or at all, or that the Group will be able to generate sufficient positive cash flows from operations in the near term.
These conditions indicate the existence of a material uncertainty that may cast significant doubt on the Group’s ability to continue as a going concern. The consolidated and Company financial statements do not include any adjustments to the carrying amounts or classification of assets and liabilities that would result if the Group were unable to continue as a going concern.
Management plans to improve the Group’s liquidity position by raising funds from the public markets, borrowing debt and other financing alternatives. This intention is supported by management’s recent execution of the BCA, as further disclosed in Note 28. These plans are not final and are subject to market and other conditions not in the Group’s control. As such, there can be no assurance that the Group will be successful in obtaining sufficient funding.
2.3 Basis of Consolidation
Subsidiaries are all entities over which the Group has control. The Group controls an entity where the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group; they are deconsolidated from the date when control ceases.
Profit or loss and each component of OCI are attributed to the equity holders of the parent of the Group and to the non-controlling interests, even if this results in the non-controlling interests having a deficit balance. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.
2.4 Foreign Currencies
Items included in the consolidated financial statements of each of the Group’s entities are measured using functional currency, which is the currency of the primary economic environment the entity operates. The functional currency of the Group is Euros. As the major operations of the Group are within Europe, the Group determined to present its consolidated financial statements in Euros.
Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions, and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates, are generally recognized in the profit or loss. Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined.

The results and financial position of foreign operations (none of which has the currency of a hyper-inflationary economy) that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
•	Assets and liabilities for each balance sheet presented are translated at the closing rate at the date of that balance sheet;
•
Income and expenses for each statement of profit or loss and other comprehensive income are translated at average exchange rates (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the dates of the transactions); and

•	All resulting exchange differences are recognized in other comprehensive income.
2.5 Business Combinations
Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interest issued by the Group in exchange for control of the acquiree. Acquisition-related costs are recognized in profit or loss as incurred.
At the acquisition date, the identifiable assets acquired, and the liabilities assumed are recognized at their fair value, with limited exceptions, at the acquisition date.
Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree (if any), and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.
Contingent Consideration
Contingent consideration represents additional consideration that may be transferred to a counterparty upon the occurrence of specified future events or satisfaction of defined conditions. Where applicable, contingent consideration is measured at fair value at the date the Group enters into the relevant contractual arrangement.
Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as a financial liability is remeasured at fair value with the changes in fair value recognized in profit or loss.
2.6 Revenue
Revenue recognition
The Group recognizes revenue in accordance with IFRS 15 Revenue from Contracts with Customers, which establishes a five-step model when determining the timing and amount of revenue: 1) identify the contract with the customer; 2) identify the separate performance obligations; 3) determine the transaction price in the contract; 4) allocate the transaction price to the separate performance obligations in the contract; and 5) recognize revenue when, or as, the Group satisfies a performance obligation.

Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Group expects to be entitled in exchange for those services. Revenue is recognized when, or as, obligations under the terms of a contract are satisfied, which occurs when control of the promised products or services are transferred to customers. Revenue is measured as the amount of consideration the Group expects to receive in exchange for transferring products or services to a customer, known as the transaction price. A performance obligation represents a product and service (or a bundle of products or services) that is distinct or a series of distinct products or services that are substantially the same. Depending on the terms of the contract and the laws applicable, control of the products and services may be transferred over time or at a point in time. Control of the promised products and services may be transferred over time if it meets one of the following criteria:
i.	The customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs.
ii.	The Group’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced.
iii.	The Group’s performance does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.
If control of the products and/or services transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of that performance obligation. The Group adopts an appropriate method of measuring progress for the purpose of recognizing revenue. The Group evaluates the measure of progress at the end of each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.
Performance obligations
When the contracts include multiple goods and services, the transaction price is allocated to each distinct performance obligation based on its relative standalone selling price. Standalone selling prices are determined using observable market prices where available; when observable market prices are not available, the Group estimates the standalone selling price using the expected cost plus a margin approach.
When the contracts include multiple performance obligations that are not distinct, the contract is treated as a single performance obligation. The transaction price is recognized as revenue when control of the combined performance obligation transfers to the customer.
Transaction price
For manufacturing and installation of equipment and spare parts, the consideration is fixed. For consulting services, the consideration comprises fixed and variable elements. Initially, only fixed consideration is included in the transaction price; the amount of the variable consideration is only included in the transaction price when it is highly probable that there is no significant reversal of revenue when the uncertainty is resolved.
Contract balances
A contract asset represents the Group’s right to consideration in exchange for goods or services that the Group has transferred to a customer that is not yet unconditional. It is assessed for impairment in accordance with using the same approach as for trade receivables. In contrast, a receivable represents the Group’s unconditional right to consideration; only the passage of time is required before payment of that consideration is due. There are normally no significant costs to obtain a contract.
A contract liability represents the Group’s obligation to transfer goods or services to a customer for which the Group has received consideration (or an amount of consideration is due) from the customer.

Revenue from contracts with customers
The Group’s primary revenue streams consist of the following:
Consultancy services:
The Group provides engineering consultancy services to private companies and public administration bodies through the Group’s subsidiary, SRS. SRS has a wide team of civil, mechanical, electrical, chemical and nuclear professionals which together offer a full range of design and project development services to its customers. Most SRS’ revenues derive from long-term contracts associated with both design of products and systems and providing consultancy services to customers involved mainly in the energy sector. Payment is generally due within 45 – 90 days from invoice.
Certain contracts provide a combination of engineering, procurement, project management and installation, while others provide solely engineering consulting projects. The Group has determined that contracts of this nature, which typically extend over more than one year, have one performance obligation which is satisfied by transferring the promised consulting services to its customers. Since the consulting services are highly customized to the specifications of the field and the customer, control transfers to the customer over time and, accordingly, revenue is recognized using a cost-to-cost input method, under which revenue is recognized based on the ratio of actual costs incurred to total estimated costs. The output has no alternative use to the Group, and the Group has an enforceable right to payment plus margin for performance completed to date.
SRS typically enters into contracts based on a fixed fee arrangement, which is determined considering the estimated number of hours required to fulfil the customer’s requirements, multiplied by an agreed hourly rate. These estimates are based on management’s best judgement at contract inception.
Where additional requirements arise during a project, or where the customer requests changes or an extension of the original scope, the contractual fee is renegotiated accordingly to reflect the revised scope of work.
In certain cases, contracts may include a maximum fee arrangement based on an agreed cap of billable hours. In such arrangements, revenue is recognized based on the actual hours incurred multiplied by the agreed hourly rate, up to the contractual maximum. Accordingly, if the work is completed in fewer hours than initially estimated, revenue is recognized based on the actual time spent.
Manufacturing and installation of equipment and spare parts:
Goods transferred over time
The Group performs the construction of engineering facilities and equipment relating to the development of safe and clean energy, which includes manufacturing of storage facilities for nuclear waste, decommissioning plants, and activities of steelwork nature through Fucina. In addition, the Group also performs nuclear installations on operational reactors and engages in the supply of spare parts and maintenance activities on pumps manufactured as part of Rütschi subsidiaries. The main revenue streams related to long-term contracts recognized over time are:
•
Sales and manufacturing of complex pumps and components with quality documents associated that have a long lead time (over one year) and heavy implication of engineering, quality, purchase and production departments

•	Sales of engineered pumps based on customer technical specifications with quality documents associated with small nuclear projects
•	Sales of engineered pumps based on customer technical specifications for new nuclear power plants with quality documents associated
•	Special projects of sales of militarized pumps for nuclear or conventional submarines with quality documents associated
As control of the underlying goods or services transfers over time, revenue is recognized over time based on the Group’s progress toward complete satisfaction of the performance obligation. The Group measures progress using an input method, specifically the cost-to-cost method, which reflects the proportion of costs incurred relative to total expected costs. Accordingly, the stage of completion at the end of each reporting period is determined based on the proportion of total external and/or labor costs incurred to date. Payment is generally due within 45 – 90 days from invoice.

Goods transferred point in time
The Group sells and manufactures industrial and nuclear pumps and pump components that are identical to some already supplied in the past and requires less time and complexity to produce. The revenue is recognized when the performance obligation is satisfied, which is when the risks and rewards are transferred to the customer, upon delivery of goods. Payment is generally due within 45 – 90 days from invoice.
2.7 Cost of sales
Cost of sales comprises expenses that are directly attributable to the construction of engineering facilities and equipment, the provision of engineering consultancy services, and activities related to nuclear installations. These costs include materials, components, external technical services, and personnel expenses associated with project delivery. Allocated production-related overheads, including facility operating costs, utilities and other infrastructure expenses, are included in cost of sales. Depreciation and amortization of assets used in engineering, laboratory and production activities are also recorded within cost of sales.
2.8 Other Income
Research and development tax credits
Tax credits arising from government incentive programs for research and development are recognized in the consolidated statement of profit or loss and other comprehensive income within other income. They are recognized at fair value where there is reasonable assurance that the credit will be received. Any amounts accrued but unpaid as of the balance sheet date are recognized within trade receivable, contract and other assets, current or non-current, depending on the maturity.
Grant income
Government grants are accounted for under IAS 20 Accounting for Government Grants and Disclosure of Government Assistance and are recognized when there is reasonable assurance that the entity will comply with the conditions attached to them and that the grants will be received. A grant receivable is recognized in the consolidated statements of financial position when the recognition criteria have been met and the Group has not yet received the cash.
Asset-related grants are initially recognized as deferred income within other non-current liabilities in the consolidated statements of financial position and are recognized in profit or loss as other income over the expected useful life of the related asset.
newcleo receives grants consisting in a reimbursement of a portion of eligible acquitted expenses as part of the financing of the LFR 30 program. The grants are claimed in two stages, and disbursement is conditional upon the validation of progress reports on technical deliverables by a technical committee.
For the year ended December 31, 2025, grant income of €8.4 million (2024: €6.5 million) from Bpifrance was recognized. This amount corresponds to the reimbursement of expenses requested in April 2025 as part of the application for key step 2 claimed in April 2025 and approved by the technical committee and paid in 2025. Government grants are presented as part of profit or loss, under « Other income » and detailed in Note 5 as “Grant income”.
2.9 Research and Development Costs
Expenditure incurred on research and development is distinguished as relating either to a research phase or to a development phase. All research phase expenditure is charged to the consolidated statements of profit or loss and other comprehensive income in the period in which it is incurred. Development expenditure is recognized as an internally generated intangible asset if it meets the criteria outlined in Note 2.14
The amount initially recognized for capitalized development costs is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed in Note 2.14. Where no capitalized development costs can be recognized, development expenditure is recognized in the consolidated statements of profit or loss and other comprehensive income in the period in which it is incurred.

Subsequent to initial recognition, the capitalized development costs are measured at cost less accumulated amortization and impairment losses, on the same basis as intangible assets that are acquired separately. Capitalized development costs are amortized on a straight-line basis over their estimated useful lives once the development is completed and the assets are available for use.
As of December 31, 2025 and 2024, there were no development expenditures recognized as an intangible asset.
2.10 Administrative Expenses
Administrative expenses include costs relating to general corporate functions such as finance, legal, human resources, information technology, and other support activities. These expenses consist primarily of personnel costs, professional fees, office and facilities expenses, and other general overhead costs. Administrative expenses are recognized in the consolidated statement of profit or loss and other comprehensive income in the period to which they relate.
2.11 Employee Benefit Costs
A defined contribution plan is a post-employment benefit plan under which the Group pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized in administrative expenses in the consolidated statements of profit or loss and other comprehensive income in the periods during which services are rendered by employees.
The Group provides defined benefit plans, mainly in France, Italy and Switzerland, and recognizes provisions for employee benefits, including post-employment benefits and long-service awards. The Group’s obligations under these plans are measured using the projected unit credit method.
The measurement of defined benefit obligations incorporates provisions of the laws and collective bargaining agreements and actuarial assumptions related to staff turnover, mortality tables, salary increases, and inflation.
Actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized in other comprehensive income for the period in which these gains or losses are incurred. Service cost and interest cost are recognized in profit and loss within administrative expenses.
2.12 Leases
At the inception of a contract, the Group assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period in exchange for consideration. The Company’s leasing activities primarily relate to buildings for its main offices, as well as equipment and motor vehicles.
The Group recognizes a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of twelve months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones). For these leases, the Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.
The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The right-of-use asset is subsequently measured at cost less accumulated depreciation and impairment losses. Right-of-use assets are depreciated over the shorter of the period of the lease term and the useful life of the right-of-use asset.
If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects that the Group expects to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate.

The incremental borrowing rate depends on the term, currency and start date of the lease and is determined based on a series of inputs including: the risk-free rate based on government bond rates; a country-specific risk adjustment; a credit risk adjustment based on bond yields; and an entity-specific adjustment when the risk profile of the entity that enters into the lease is different to that of the Group and the lease does not benefit from a guarantee from the Group.
Lease payments included in the measurement of the lease liability comprise the following:
•	Fixed payments, including in-substance fixed payments, less any lease incentives receivable;
•	Variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date;
•	The amount expected to be payable by the lessee under residual value guarantees;
•	The exercise price of purchase options, if the lessee is reasonably certain to exercise the options; and
•	Payments of penalties for terminating the lease if the lease term reflects the exercise of an option to terminate the lease.
The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability using the effective interest method and by reducing the carrying amount to reflect the lease payments made.
The Group remeasures the lease liability, and makes a corresponding adjustment to the related right-of-use asset, whenever:
•
The lease term has changed or there is a significant event or change in circumstances resulting in a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate;

•
The lease payments change due to changes in an index or rate or a change in expected payment under a guaranteed residual value, in which cases the lease liability is remeasured by discounting the revised lease payments using an unchanged discount rate, unless the lease payments change is due to a change in a floating interest rate, in which case a revised discount rate is used; and

•
A lease contract is modified, and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured based on the lease term of the modified lease by discounting the revised lease payments using a revised discount rate at the effective date of the modification.

The Group presents right-of-use assets and lease liabilities as a separate line respectively in the consolidated statements of financial position.
2.13 Property, Plant and Equipment
Property, plant, and equipment are stated at cost less accumulated depreciation and accumulated impairment losses. Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant, and equipment. Depreciation is charged straight line to the consolidated statements of profit or loss and other comprehensive income over the estimated useful lives of each part of an item of property, plant, and equipment. Land is not depreciated.
The estimated useful lives are as follows:
•	Buildings: 25 to 30 years
•	Computer equipment: 3 years
•	Machinery and equipment: 5 to 20 years
•	Leasehold improvements: shorter of the useful life or lease term
•	Other tangible assets: the lesser of 5 to 7 years or the remaining useful life of the leased property
Construction work in progress is not depreciated until the asset is ready for use. Depreciation methods, useful lives and residual values are reviewed at each date of the statement of financial position.

Collaboration agreement with ENEA
In March 2022, newcleo Spa signed a framework agreement with ENEA, the Italian national agency for new technologies, energy and sustainable economic development, to develop safe and innovative Generation IV nuclear systems. The framework agreement includes the principles for the use of space and services and the collaboration of technical and scientific resources to develop a non-nuclear ‘precursor’ experimental facility at Brasimone, Italy. Formal agreements were signed in 2023. Management have reviewed the contracts and concluded that costs incurred in 2024 relating to the precursor represent an asset under IAS 16 which will contribute to the generation of future economic benefits for the Group. Consequently, the expenditure incurred of €5.7 million for the year ended December 31, 2025 (2024: €11 million) has been recognized as an asset under construction under IAS16: Property, Plant and Equipment. The depreciation will start once the assets are ready to use and the useful life will follow the shorter of the useful life and the length of the contract. The precursor is designed to be used to allow the Group to assess properties of lead flow around components and component coatings in a reactor of similar design, and as such, is aligned to equipment or complex tools used to create tests, rather than a test facility in its own right.
As such, management determined that the physical characteristics of the precursor were more appropriate in assessing the accounting treatment than the intangible benefit arising through the generation of additional knowledge. If the facility were determined to be an intangible asset, the asset would be assessed under IAS38: Intangible Assets, and if the facility did not meet the criteria for an intangible asset, costs would be expensed when incurred.
2.14 Intangible Assets other than Goodwill
Intangible assets other than goodwill consist of capitalized development costs, software licenses, patents, unpatented technology, order backlogs, and customer relationships. Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangibles, excluding capitalized development costs, are not capitalized and the related expenditure is reflected in profit or loss in the period in which the expenditure is incurred.
The useful lives of intangible assets are assessed as either finite or indefinite.
Intangible assets with finite lives are amortized over their estimated useful lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The estimated useful lives are as follows:
•	Capitalized development costs: 5 years
•	Software licenses: 5 years
•	Patents: between 5 and 20 years
•	Unpatented technology: 20 years
•	Order backlog: 2 years
•	Customer relationships: between 13 and 15 years
Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash-generating unit level.
Costs associated with maintaining computer software programs are recognized as an expense as incurred.
Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Group are recognized as intangible assets where the below criteria are met.
•	it is technically feasible to complete the software product so that it will be available for use or sell;
•	management intends to complete the software product and use or sell it;
•	there is an ability to use or sell the software product;
•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and
•	the expenditure attributable to the software product during its development can be reliably measured.
Where such qualifying costs are related to projects not completed at the end of the year, they are classified as construction work in progress.
2.15 Goodwill
Goodwill is initially recognized and measured as set out above in Note 2.5.
Goodwill is not amortized but is reviewed for impairment at least annually. For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units (“CGUs”) or groups of CGUs that are expected to benefit from the business combination in which the goodwill arose. The CGUs or groups of CGUs are identified as the smallest identifiable group of assets that generates cash inflows that are largely independent of the cash inflows from other assets or group of assets. If the recoverable amount, determined by the higher of its value in use (discounted cash flow) or fair value less cost of disposal of the CGU is less than the carrying amount of the CGU, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the CGU pro-rata on the basis of the carrying amount of each asset in the CGU. An impairment loss recognized for goodwill is not reversed in a subsequent period.
The value in use of each CGU is determined using a discounted cash flow analysis; the estimation of the recoverable value requires significant judgement and involves the use of assumptions and estimates, including future cash flows, discount rates and growth rates. The estimation of the recoverable value is inherently uncertain and may be affected by changes in economic and market conditions, as well as changes in the Group’s business operations.
Refer to Note 9 for further information regarding the impairment assessment of goodwill – no impairment has been recognized for the years ended December 31, 2025 and 2024.
On disposal of a CGU, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.
2.16 Inventories
Inventories are stated at the lower of cost and net realizable value. Cost comprises direct materials and, where applicable, direct labor costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Cost is calculated using the weighted average cost method. Net realizable value represents the estimated selling price less all estimated costs of completion.
2.17 Investment in associate and joint venture
Investments over which the Company exercises significant influence but which it does not control or jointly control are associates. A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.
Investments in associates and joint ventures are accounted for using the equity method, except when classified as held for sale. The equity method involves recording the initial investment at cost and subsequently adjusting the carrying value of the investment for the Company's proportionate share of the profit (loss), other comprehensive income (loss) and any other changes in the associate and joint venture’s net assets, such as further investment. The equity method requires shares of losses to be recognized only until the carrying amount of an interest in an associate or joint venture is nil. Any further losses are not recognized unless the entity has a legal or constructive obligation in respect of the liabilities associated with those losses.
At each statement of financial position date, the Company considers whether there is objective evidence of impairment of its investment in associate and joint venture. If there is such evidence, the Company determines the amount of impairment to record, if any, in relation to the associate and joint venture.

2.18 Impairment of non-current non-financial assets
At each reporting date, the Group reviews the carrying amounts of its property, plant and equipment, intangible assets and right-of-use assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss, if any.
Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the CGU to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual CGUs, or otherwise they are allocated to the smallest group of CGUs for which a reasonable and consistent allocation basis can be identified. To the extent the carrying value of an asset (or CGU) exceeds its recoverable amount, the difference is recognized as an expense in the statement of profit or loss. The recoverable amount used for impairment testing is the higher of value in use and fair value less costs of disposal.
Where an impairment has been recorded, at each reporting date, it is considered whether there is any indication that an impairment loss for an asset other than goodwill either no longer exists or has decreased. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statement of profit or loss unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase.
2.19 Income Taxes
Tax on the loss for the period comprises current and deferred tax. Tax is recognized in the consolidated statement of profit or loss and other comprehensive income except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity. Current tax is the expected tax payable or receivable on the taxable income or loss for the period, using tax rates enacted or substantively enacted for each jurisdiction that the Group operates in, at the date of the statement of financial position.
Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation and considers whether it is probable that a taxation authority will accept an uncertain tax treatment. The Group measures its tax balances either based on the most likely amount or the expected value, depending on which method provides a better prediction of the resolution of the uncertainty.
Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the date of the statement of financial position. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized.
Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.
2.20 Financial Instruments
Financial assets and financial liabilities are recognized in the Group’s consolidated statement of financial position when the Group becomes a party to the contractual provisions of the instrument. On initial recognition, financial assets and financial liabilities are measured at fair value plus or minus transaction costs that are directly attributable to the acquisition or issue, except for those classified as fair value through profit or loss, which are measured initially at fair value with transaction costs recognized in profit or loss.

Financial assets
On initial recognition, a financial asset is classified and measured at: amortized cost; fair value through other comprehensive income (“FVOCI”); or fair value through profit or loss (“FVTPL”). Financial assets that are debt instruments are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets in which case all affected financial assets are reclassified on the first day of the first reporting period following the change in the business model. The Company does not have financial assets that are equity instruments.
A financial asset is measured at amortized cost if it meets both of the following conditions:
•	the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and
•	the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.
Financial assets are designated at fair value through profit or loss if we manage such investments and make purchase and sale decisions based on their fair value in accordance with the associated investment strategy. Attributable transaction costs are recognized in the statement of profit or loss and other comprehensive income as incurred.
Financial assets at fair value through profit or loss are measured at fair value, and changes therein are recognized in the statement of profit or loss and other comprehensive income. Short-term investments include financial assets measured at fair value through profit or loss and may comprise short term bond funds that have a maturity equal or less than 12 months, and money market funds.
Financial assets comprise cash and cash equivalents, short-term investments, and certain elements of trade receivable, contract and other assets, and other long-term receivables”. Refer to Note 19 for details. Deposits and investments in money market funds and corporate bonds with a maturity date greater than three months at the point of investment are classified as short-term investments.
The Group did not have any financial assets measured at fair value through other comprehensive loss during the year.
Impairment of financial assets
The Group recognizes a loss allowance for expected credit losses (“ECL”) on investments in debt instruments that are measured at amortized cost, lease receivables, trade receivables and contract assets. The amount of ECL is updated at each reporting date to reflect changes in credit risk since initial recognition of the respective financial instrument.
The Group always recognizes lifetime ECL for trade receivables. The ECL on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions, and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.
For all other financial instruments, the Group recognizes lifetime ECL when there has been a significant increase in credit risk since initial recognition. However, if the credit risk on the financial instrument has not increased significantly since initial recognition, the Group measures the loss allowance for that financial instrument at an amount equal to 12-month ECL.
Lifetime ECL represents the ECL that will result from all possible default events over the expected life of a financial instrument. In contrast, 12-month ECL represents the portion of lifetime ECL that is expected to result from default events on a financial instrument that are possible within 12-months after the reporting date.
The Group writes off a financial asset when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the debtor has been placed under liquidation or has entered bankruptcy proceedings, or in the case of trade receivables, when the amounts are over two years past due, whichever occurs sooner.
Financial assets written off may still be subject to enforcement activities under the Group’s recovery procedures, taking into account legal advice where appropriate. Any recoveries made are recognized in profit or loss.

Derecognition of financial assets
A financial asset is primarily derecognized when:
•	The rights to receive cash flows from the asset have expired
•
The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.
Financial liabilities
Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held-for-trading, or (iii) designated as at FVTPL, are measured subsequently at amortized cost using the effective interest method.
The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.
Financial liabilities comprise lease liabilities, borrowings, and certain elements of trade and other payables, and other long-term payables. Further details can be seen in Note 19.
Derecognition of financial liabilities
A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.
Trade and other payables
Trade and other payables are non-derivative financial liabilities with fixed or determinable payments and relate to obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade and other payables are included in current liabilities, except for maturities greater than 12 months after the date of the statement of financial position, classified as non-current liabilities. Trade and other payables are recognized initially at fair value and subsequently measured at amortized cost using the effective interest rate method.
2.21 Finance Income and Finance Costs
Finance income and costs comprise interest income and interest expenses, the interest portion related to lease contracts, the interest related to short-term investments and realized and unrealized exchange rate gains and losses on transactions denominated in foreign currencies.
Interest income and interest expenses are stated on an accrual basis using the principal and the effective interest rate. The effective interest rate is the discount rate that is used to discount expected future payments related to the financial asset or the financial liability for the present value of such asset or liability to match their carrying amount.

2.22 Shareholders’ Equity
The share capital comprises the nominal amount of the Company’s ordinary shares. All shares are fully paid.
Where the Group has received funds from shareholders in anticipation of future share issuance, the total amount will be classified as a liability. The funds received represent consideration for shares that will be issued later in accordance with the terms and conditions of the agreement with shareholders.
2.23 Net Loss per Share
Basic loss per share includes no potential dilution and is computed by dividing the net loss attributable to owners of the Company by the weighted average number of ordinary shares outstanding for the period. Diluted earnings per share is calculated assuming that outstanding share options and share purchase warrants, with an average market price that exceeds the average exercise prices of the options and warrants for the period, are exercised and the proceeds are used to repurchase shares of the Company at the average market price of the ordinary shares for the period. The basic and diluted loss per share are the same as the inclusion of the potential ordinary shares would have an anti-dilutive effect.
2.24 Share-based Payment Transactions of the Group
Equity-settled share-based payments to employees and others providing similar services are measured at the fair value of the equity instrument as determined at the grant date. The fair value excludes the effect of non-market-based vesting conditions. Details regarding the determination of the fair value of the equity-settled share-based transactions are set out in Note 18.
The fair value determined at the grant date of the equity-settled share-based payments is recognized over the vesting period using the graded method, based on the Group’s estimate of the number of equity instruments that will eventually vest. At each reporting date, the Group revises its estimate of the number of equity instruments expected to vest as a result of the effect of non-market-based vesting conditions. The impact of the revision of the vesting estimates, if any, is recognized in the statement of profit or loss and other comprehensive income such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to reserves.
Equity-settled share-based payment transactions with parties other than employees are measured at the fair value of the goods or services received, except where that fair value cannot be estimated reliably, in which case they are measured at the fair value of the equity instruments granted, measured at the date the entity obtains the goods or the counterparty renders the service.
2.25 Cash and cash equivalents
Cash and cash equivalents include cash in hand, deposits held at call with financial institutions, and investments in term deposits with an original maturity less than 3 months.
Cash that is subject to restrictions or limitations on its use is classified as restricted cash. Restricted cash represents funds that are set aside for specific purposes and cannot be used for other purposes without meeting certain conditions or obtaining necessary approvals.
2.26 Provisions
Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and a reliable estimate can be made of the amount of the obligation. The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the reporting date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).
2.27 New Standards and Amendments to Existing Standards
Recently Adopted Standards and Amendments to Existing Standards
In the current year, the Group adopted the below standards and amendments to existing standards that are effective for an accounting period that begins on or after January 1, 2025.

•	Classification of Liabilities as Current or Non-current and Non-current liabilities with covenants – Amendments to IAS 1;
•	Lease Liability in Sale and Leaseback – Amendments to IFRS 16; and
•	Supplier Finance Arrangements – Amendments to IAS 7 and IFRS 7.
•	Lack of Exchangeability – Amendments to IAS 21
The adoption of these new standards did not have material impact on the consolidated financial statements.
Standards and Amendments to Existing Standards Not Yet Adopted
New standards and amendments to existing standards that have been issued but not yet effective and not been early adopted by the Group are as follows:

Standard	IASB effective date
Amendments to IAS 21: Hyperinflationary presentation currency	January 1, 2027
Amendments to IFRS 9 and IFRS 7: Amendments to the Classification and Measurement of Financial Instruments	January 1, 2026
Amendments to IFRS 1, IFRS 7, IFRS 9, IFRS 10 and IAS 7: Annual Improvements Volume 11	January 1, 2026
Amendments to IFRS 9 and IFRS 7: Contracts Referencing Nature dependent Electricity	January 1, 2026
IFRS 18: Presentation and Disclosure in Financial Statements (“IFRS 18”)	January 1, 2027
IFRS 19: Subsidiaries without Public Accountability: Disclosures	January 1, 2027

IFRS 18 is a new standard that will provide new presentation and disclosure requirements, replacing IAS1, Presentation of Financial Statements (“IAS 1”). IFRS 18 introduces changes to the structure of the income statement, provides required disclosures in financial statements for certain profit or loss performance measures that are reported outside an entity's financial statements, and provides enhanced principles on aggregation and disaggregation in financial statements. Many other existing principles in IAS 1 have been maintained. IFRS 18 is effective for years beginning on or after January 1, 2027, with earlier application permitted; retrospective application is required. The Group is currently assessing the impact of this amendment on its consolidated financial statements.
The Group does not expect that the adoption of the other standards and amendments to existing standards listed above will have a material impact on the consolidated financial statements.
Note 3 - Critical Accounting Judgments and Key Sources of Estimation Uncertainty
In the application of our accounting policies, we are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are relevant. Actual results may differ from these estimates.
The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.
Critical judgements in applying the Group’s accounting policies
The preparation of the Group's consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reporting amounts of revenue, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.
Research and development expenditure capitalization
The business incurs a significant amount of R&D cost. The point in time at which the business begins capitalization of any project is a critical accounting judgement. Development costs are only capitalized where an intellectual property meets each of the capitalization criteria listed in the accounting policy in Note 2. Management has reviewed the facts and circumstances of each project in relation to the criteria for capitalization and has determined that none of the projects met the requirements for capitalization. Accordingly, no development costs have been capitalized for the years ended December 31, 2025 and 2024 and have instead been expensed as incurred.
Critical estimates and key sources of estimation uncertainty
Estimates used for goodwill impairment review
Goodwill represents the excess of acquisition costs over the fair value of the net tangible assets and identifiable intangible assets acquired in a business combination. Goodwill arising on acquisitions is not amortized but is subject to impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount may not be fully recoverable. Determining whether goodwill is impaired requires an estimation of the value-in-use to which goodwill has been allocated. The value-in-use assessment requires management to estimate future cashflows expected to arise from the CGU, and a suitable discount rate. Management have used the following assumptions for assessing each CGU:
For Rütschi Group (incorporating Pompes Rütschi SAS (PRM) and Rütschi Fluid AG (RFAG):
The recoverable amount is determined based on a value in use calculation which uses cash flow projections based on financial budgets and plans approved by the directors covering a six-year period, and an estimate of terminal value. Using this method, management have estimated future discounted cashflows of €84.9 million, an excess of €18.1 million against the carrying value of Rütschi as at December 31, 2025. The following estimates were used in arriving at this estimate.
•
A pre-tax discount rate of 10.63% per cent per annum for PRM (France) and 8.46% per cent per annum for RFAG (Switzerland) was applied to future cashflows, applying the discounted cashflow method. A 1% increase in each discount rate would reduce the discounted cashflows by €9.2 million.

•
Forecast sales are based on experience adjusted for factors such as sales/market trends, contracts in progress, and the strategic decisions made in respect of the Rütschi business plan. A 2% decrease in projected sales according to the business plan would reduce the discounted cash flows by 7.0 million.

•
Profits are forecast based on historical experience of operating margins, adjusted for the impact of factors such as changes to product costs. Projections assume an average EBITDA margin of 24.3% for PRM and 32.8% for RFAG, in line with historic margins. A reduction of 15% of normative year EBITDA would reduce discounted cashflows by €9.1 million.

•
Cash conversion is the ratio of operating cash flow to operating profit. Management forecasts cash conversion rates based on historical experience. Cash flows beyond that six-year period have been extrapolated using a steady 2% per annum for PRM (France) and 0.5% per annum for RFAG (Switzerland). Management estimates that a decrease in perpetual growth rate by 1% would reduce the headroom in Rütschi by €13.1 million.

None of these sensitivities would result in an impairment in the carrying value of goodwill individually, however in combination, as demonstrated by the amount above, could have a material impact.
Although not a material estimate, for SRS Fucina Group, management have conducted a similar exercise and estimate that a decrease in growth rate to zero % would not result in an impairment of the CGU, and an increase in WACC by 12% to 18.84% would reduce the headroom in the CGU of SRS Fucina Group to nil but would not result in an impairment charge.
Revenue and profit recognition
Revenue is recognized over time based on stage of completion, determined as costs incurred, or the proportion of the total cost expected to fulfil the consultancy contract that has elapsed at year-end.
The determination of the percentage of completion requires judgement and involves estimation of the progress of the contract, the costs to complete. Management evaluates the percentage of completion considering all available information, including project schedules, cost reports, and forecasts of costs to complete. The transaction price is set within the contract, however there is significant judgement over the costs to complete.

No changes to the estimated total projected costs were noted during the year ended December 31, 2025 and any subsequent events that had a significant impact during the period.
The table below illustrates the sensitivity analysis of the Group’s reported profit to a 10% increase or decrease in the estimated future costs to be incurred in the delivery of partially unsatisfied performance obligations relating to the Group’s revenue contracts as of December 31, 2025.

	Change in estimated future costs	Effect on profit before tax
(in thousands of euros)
Impact on change in the estimated future costs to be incurred in delivering partially unsatisfied performance obligations	+10% -10%	(3,633) 3,633

Estimates used for contingent consideration
Contingent consideration represents additional consideration that may be transferred to a counterparty upon the occurrence of specified future events or satisfaction of defined conditions, which is measured at fair value at the date the Group enters into the relevant contractual arrangement. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity. Contingent consideration classified as a financial liability is remeasured at fair value with the changes in fair value recognized in profit or loss.
During the year ended December 31, 2025, contingent earnout arrangements were measured at fair value of €11.7 million and classified as equity. Fair value was estimated using the Black-Scholes option-pricing model, which incorporates the assumptions as follows:

2025
Weighted average expected term in years	2.70
Weighted average expected ordinary price volatility	46.37%
Weighted average Risk-free interest rate	2.47%
Expected dividend yields	0.0%

Certain of the inputs are estimates that involve significant judgment and are, or could be, affected by significant factors that are out of the Group’s control. As the contingent earn out arrangements are classified as equity, the fair value determined at initial recognition is not subsequently remeasured.
Note 4 - Revenue
The Group derives its revenue from contracts with customers for the transfer of goods and services over time in the following major product lines and geographical regions.
Disaggregation of revenue

	Year ended December 31,
(in thousands of euros)	2025	2024
External revenue by type:
Manufacturing and installation of equipment and spare parts	27,883	40,739
Consultancy services	4,886	6,004
Total revenue	32,769	46,743
External revenue by country of sale:
Italy	7,883	20,539
France	16,761	16,167
Switzerland	8,125	10,037
Total revenue	32,769	46,743

	Year ended December 31,
(in thousands of euros)	2025	2024
External revenue by customer location:
Europe	20,853	32,453
America	5,642	10,138
Asia	6,100	4,086
Africa	6	—
Middle East	168	66
Total revenue	32,769	46,743
External revenue by timing of revenue:
Goods transferred over time	17,151	25,974
Consultancy services transferred over time	4,886	5,370
Goods transferred point in time	10,732	15,399
Total revenue	32,769	46,743

The transaction price allocated to partially unsatisfied obligations at December 31, 2025 and 2024 are as set out below:

	Year ended December 31,
(in thousands of euros)	2025	2024
Consultancy services	2,168	2,702
Manufacturing and installation of equipment and spare parts	37,084	23,820
Total	39,252	26,522

Contract balances
Receivables, contract assets, and contract liabilities from contracts with customers are included within Notes 12, 14, and 23, respectively.
Management estimates that €23.0 million of the transaction price allocated to partially unsatisfied contracts as at 31 December 2025 will be recognised as revenue in the 2026 financial year.
A further €13.5 million is expected to be recognised in the 2027 financial year, with the remaining €2.8 million expected to be recognised in 2028 and thereafter.
The Group operates under long-term contractual arrangements whose execution timing is determined on a best-estimate basis, incorporating project status, operational planning assumptions, and historical experience. The allocation of unsatisfied performance obligations across future reporting periods reflects production priorities and known capacity constraints as of the reporting date, rather than a fixed contractual schedule. Due to the inherent uncertainty in this type of business, actual revenue recognition patterns may differ from these estimates as project execution plans evolve.
Revenue recognized during the year ended December 31, 2025 that was included in the contract liability balance at January 1, 2025 amounted to €0.2 million.
Note 5 - Other Income and Administrative Expenses
Included within other income are the following:

	Year ended December 31,
(in thousands of euros)	2025	2024
R&D tax credits	9,995	8,351
Grant income	8,619	7,006
Other income	733	2,389
Total other income	19,347	17,746

Included within cost of sales, selling and distribution, administrative and research and development expenses are the following:

	Year ended December 31
(in thousands of euros)	Notes	2025	2024
Changes in inventories of finished goods and work in progress		(1,773)	(2,048)
Raw materials and consumables		(6,042)	(9,444)
Staff costs	6	(98,292)	(70,391)
External services		(37,914)	(59,381)
Legal and professional		(6,433)	(2,623)
Depreciation and amortization	9, 10, 11	(15,880)	(13,155)
Net change on provisions		(128)	170
Office costs		(6,231)	(7,116)
Recruitment costs		(232)	(963)
Advertising and promotion		(1,348)	(1,604)
Travel and subsistence		(5,836)	(5,926)
IT costs		(7,662)	(6,045)
Other costs		(4,273)	(1,761)
Total cost of sales, selling and distribution, administrative and research and development expenses		(192,044)	(180,287)

Note 6 - Staff Costs

	Year ended December 31,
(in thousands of euros)	2025	2024
Wages and salaries	(59,126)	(45,485)
Contributions to defined contribution plans	(1,443)	(2,026)
Expenses related to post-employment defined benefit plans	(878)	(29)
Social security costs	(17,176)	(11,221)
Share-based payment expense	(14,895)	(8,316)
Other costs	(4,774)	(3,314)
Total staff costs	(98,292)	(70,391)

	Year ended December 31,
	2025	2024
Monthly average number of employees (including executive directors) throughout the year	966	777

Key management personnel compensation for the year ended December 31, 2025 and 2024 includes the following expenses:

	Year ended December 31,
(in thousands of euros)	2025	2024
Short-term employee benefits	4,632	3,847
Consultancy fees	370	203
Post-employment benefits	—	177
Termination benefits	71	385
Other long-term employee benefits	352	—
Share-based payments	3,486	1,751
Total compensation to key management personnel	8,911	6,363

Directors’ emoluments and transactions:
The directors’ remuneration for the year ended December 31, 2025 and 2024 were as follows:

	Year ended December 31,
(in thousands of euros)	2025	2024
Aggregate emoluments	—	56
Other benefits	57	44
Share-based payments	439	355
Total remuneration	496	455

No retirement benefits were accrued to any director during the year ended December 31, 2025 (2024: €0), and no dividends were paid to any director in the year (2024: €0) in respect of ordinary shares held by the Company’s directors.
Note 7 - Finance Income and Finance Costs

	Year ended December 31,
(in thousands of euros)	2025	2024
Interest income	1,674	4,943
Exchange rate gains	263	289
Total finance income	1,937	5,232
Lease interest expense	(1,323)	(1,413)
Exchange rate losses	(45)	(241)
Interest expense	(131)	(296)
Other finance expenses	(621)	(27)
Total finance costs	(2,120)	(1,977)

Note 8 - Income taxes

	Year ended December 31,
(in thousands of euros)	2025	2024
Current income tax:
Current income tax benefit	(724)	(1,434)
Deferred tax:
Origination and reversal of temporary differences	2,548	1,836
Income tax expense reported in the consolidated statement of profit or loss and other comprehensive income	1,824	402

The charge for the year can be reconciled to the loss before tax as follows:

	Year ended December 31,
(in thousands of euros)	2025		2024
Loss before tax	(141,789)		(110,565)
Tax credit at the UK corporation tax rate of 25% (2024: 25%)	35,435	25%	27,641	25%
Effect of tax rates of subsidiaries operating overseas	(791)	(0.6%)	(303)	(0.3%)
Non-taxable grants and other income	2,724	1.9%	1,845	1.7%
Tax effect of expenses that are not deductible in determining taxable profit	(3,059)	(2.2%)	(719)	(0.7%)
Adjustments relating to prior years	(298)	(0.2%)	—	—
Change in unrecognized timing differences	(2,332)	(1.6%)	(452)	(0.4%)
Change in unrecognized loss carry forward	(30,763)	(21.7%)	(27,547)	(24.9%)
Tax group relief	929	0.7%	—	—
OCI reclassification	255	0.2%	—	—
Other	(276)	(0.2%)	(63)	(0.1%)
Income tax credit & effective tax rate	1,824	1.3%	402	0.4%

The effective tax rate for the year ended December 31, 2025 was 1.3% (2024: 0.4%). The effective tax rate differs from the UK statutory corporation tax rate primarily due to the non-recognition of deferred tax assets on losses and other deductible temporary differences.
Tax credit / (expense)
The main rate of UK corporation tax remained at 25% for the year ended December 31, 2025 (2024: 25%).
Deferred tax assets
As part of the acquisitions of SRS Fucina and Rütschi groups, the Group has recognized deferred tax assets related to brought forward losses and timing differences. In addition, the Group has recognized deferred tax assets at December 31, 2025 and 2024 relating to the timing differences arising on leases, following the adoption of IFRIC 23. Outside of these recognized deferred tax assets, in light of the Group’s history of losses, recovery of the deferred tax asset arising on cumulative losses is not sufficiently certain, and therefore a deferred tax asset has been recognized only to the extent that it is recoverable against future profits, or where there is a deferred tax liability in the form of fixed asset temporary differences.
At December 31, 2025, the Group has unrecognized deferred tax assets arising from tax losses and deductible temporary differences of €74.8 million (2024: €44.6 million). These have not been recognized as it is not probable that sufficient taxable profits will be available against which they can be utilized.
Deferred tax assets and liabilities are offset where there is a legally enforceable right to offset current tax assets and liabilities and where the deferred tax balances relate to the same taxation authority.
Deferred tax assets that have been recognized are:

	As of December 31,
(in thousands of euros)	2025	2024
Deferred tax assets
Deferred tax assets arising on business combinations	1,322	1,405
Temporary differences arising on long-term leases	3,320	3,772
Temporary differences arising on defined benefit plans	71	95
Other temporary differences	1,895	327
Offset against deferred tax liabilities	(4,432)	(4,430)
Total deferred tax assets	2,176	1,169

Deferred tax liabilities
Deferred tax liabilities have been recognized following the acquisition of SRS Fucina and Rütschi groups and arise through timing differences on intangible assets that will be amortized in future periods, with the amortization not allowable for tax deductions.
Deferred tax liabilities that have been recognized are:

	As of December 31,
(in thousands of euros)	2025	2024
Deferred tax liabilities
Deferred tax liabilities arising on business combinations	5,228	6,195
Temporary differences arising on long term leases	3,216	3,712
Other temporary differences	232	304
Offset against deferred tax assets	(4,432)	(4,430)
Total deferred tax liabilities	4,244	5,781

Movements in deferred tax balances are:

(in thousands of euros)	Balance at January 1, 2024	Recognized in profit or loss	Acquired in business combinations	Balance at December 31, 2024	Balance at December 31, 2024	Balance at December 31, 2024
	Net			Net	Deferred tax assets	Deferred tax liabilities
Deferred tax assets (liabilities) arising on business combinations	(6,536)	1,746	—	(4,790)	1,405	(6,195)
Temporary differences arising on long-term leases	—	60	—	60	3,772	(3,712)
Temporary differences arising on defined benefit plans	—	5	90	95	95	—
Other temporary differences	—	22	—	22	326	(304)
Tax assets (liabilities) before set-off	(6,536)	1,833	90	(4,613)	5,598	(10,211)
Offset against deferred tax liabilities	—	—	—	—	(4,429)	4,430
Net tax assets (liabilities)	(6,536)	1,833	90	(4,613)	1,169	(5,781)

(in thousands of euros)	Balance at January 1, 2025	Recognized in profit or loss	Balance at December 31, 2025	Balance at December 31, 2025	Balance at December 31, 2025
	Net		Net	Deferred tax assets	Deferred tax liabilities
Deferred tax assets (liabilities) arising on business combinations	(4,790)	884	(3,906)	1,322	(5,228)
Temporary differences arising on long-term leases	60	43	103	3,319	(3,216)
Temporary differences arising on defined benefit plans	95	(23)	72	72	—
Other temporary differences	22	1,641	1,663	1,895	(232)
Tax assets (liabilities) before set-off	(4,613)	2,545	(2,068)	6,608	(8,676)
Offset against deferred tax liabilities	—	—	—	(4,432)	4,432
Net tax assets (liabilities)	(4,613)	2,545	(2,068)	2,176	(4,244)

Note 9 - Intangible Assets and Goodwill

(in thousands of euros)	Goodwill	Capitalized develop- ment costs	Software licenses	Patent and trademarks	Unpatented technology	Order backlog	Customer relation- ships	Assets under construc- tion	Total
Cost:
At January 1, 2024	37,870	1,460	3,578	7,424	8,597	4,198	16,568	—	79,695
Additions	—	—	3,099	22	—	—	—	8,630	11,751
Disposals	—	—	(95)	(4)	—	—	—	—	(99)
Transfer and others	(589)	(1,426)	(306)	(238)	—	—	—	1,296	(1,263)
Effect of movement in exchange rates	—	(34)	22	—	—	—	—	58	46
At December 31, 2024	37,281	—	6,298	7,204	8,597	4,198	16,568	9,984	90,130
Additions	—	—	724	26	—	—	229	1,879	2,858
Disposals	—	—	(2,603)	(12)	—	—	—	(3)	(2,618)
Transfer and others	—	—	2,978	—	—	—	—	(143)	2,835
Effect of movement in exchange rates	—	—	(118)	—	—	—	—	(248)	(366)
At December 31, 2025	37,281	—	7,279	7,218	8,597	4,198	16,797	11,469	92,839
Accumulation amortization:
At January 1, 2024	—	—	(723)	(845)	—	—	—	—	(1,568)
Amortization charge	—	—	(1,293)	(365)	(430)	(2,098)	(1,171)	—	(5,357)
Disposals	—	—	109	4	—	—	—	—	113
Transfer and others	—	—	142	254	—	—	—	—	396
Effect of movement in exchange rates	—	—	3	—	—	—	—	—	3
At December 31, 2024	—	—	(1,762)	(952)	(430)	(2,098)	(1,171)	—	(6,413)
Amortization charge	—	—	(2,051)	(434)	(430)	(2,099)	(1,186)	—	(6,200)
Disposals	—	—	1,362	—	—	—	—	—	1,362
Transfer and others	—	—	(1,262)	—	—	—	—	—	(1,262)
Effect of movement in exchange rates	—	—	9	—	—	—	—	—	9
At December 31, 2025	—	—	(3,704)	(1,386)	(860)	(4,197)	(2,357)	—	(12,504)
Carrying amount:
At December 31, 2024	37,281	—	4,536	6,252	8,167	2,100	15,397	9,984	83,717
At December 31, 2025	37,281	—	3,575	5,832	7,737	1	14,440	11,469	80,335

The Group tests goodwill annually for impairment, or more frequently if there are indications that goodwill might be impaired. A summary of the goodwill assessment, management estimates and sensitivities is included in Note 3.

Note 10 - Property, plant and equipment

(in thousands of euros)	Land	Buildings	Computer equipment	Machinery and equipment	Leasehold improvements	Construction work in progress	Other tangible assets	Total
Cost:
At January 1, 2024	1,029	3,257	4,232	4,794	5,812	4,961	1,336	25,421
Additions	—	210	3,320	993	4,910	28,289	2,108	39,830
Disposals	—	—	(93)	(162)	(48)	—	(30)	(333)
Transfer and others	—	(420)	(435)	2,182	(205)	(1,700)	87	(491)
Effect of movement in exchange rates	—	—	26	(25)	14	—	—	15
At December 31, 2024	1,029	3,047	7,050	7,782	10,483	31,550	3,501	64,442
Additions	—	3,678	782	4,971	432	32,748	330	42,941
Disposals	—	—	(30)	(257)	(200)	—	(106)	(593)
Transfer and others	—	424	(3,024)	8,447	1,770	(10,651)	(60)	(3,094)
Effect of movement in exchange rates	—	—	(100)	7	(116)	0	(25)	(234)
At December 31, 2025	1,029	7,149	4,678	20,950	12,369	53,647	3,640	103,462
Accumulation depreciation:
At January 1, 2024	—	(11)	(857)	(322)	(302)	—	(188)	(1,680)
Amortization charge	—	(165)	(1,889)	(1,260)	(528)	—	(400)	(4,242)
Disposals	—	—	89	157	17	—	17	280
Transfer and others	—	—	(3)	2	(19)	—	(6)	(26)
Effect of movement in exchange rates	—	—	(2)	12	—	—	(1)	9
At December 31, 2024	—	(176)	(2,662)	(1,411)	(832)	—	(578)	(5,659)
Amortization charge	—	(176)	(2,076)	(2,100)	(1,008)	—	(562)	(5,922)
Disposals	—	—	5	10	45	—	76	136
Transfer and others	—	(0)	1,512	(96)	(3)	—	(3)	1,410
Effect of movement in exchange rates	—	—	13	(13)	5	—	4	9
At December 31, 2025	—	(352)	(3,208)	(3,610)	(1,793)	—	(1,063)	(10,026)
Carrying amount:
At December 31, 2024	1,029	2,871	4,388	6,371	9,651	31,550	2,923	58,783
At December 31, 2025	1,029	6,797	1,470	17,340	10,576	53,647	2,577	93,436

The total amount of capital commitments as of December 31, 2025 is €26.5 million (2024: €46.5 million), primarily relating to the construction of the precursor experimental facility at Brasimone, as detailed in Note 2.
The Group had non-cash additions to property, plant and equipment of €3.2 million (2024: €3.3 million) and paid €3.3 million (2024: €1.2 million) of prior year acquisitions during the year.

Note 11 - Leases
Right-of-use assets

(in thousands of euros)	Buildings	Equipment	Motor vehicles	Total
Cost:
At January 1, 2024	21,006	216	279	21,501
Additions	5,775	251	7	6,033
Disposals	(1,316)	—	(43)	(1,359)
Transfer and others	(475)	27	76	(372)
Effect of movement in exchange rates	88	—	—	88
At December 31, 2024	25,078	494	319	25,891
Additions	512	425	147	1,084
Disposals	(455)	(29)	(115)	(599)
Transfer and others	216	—	2	218
Effect of movement in exchange rates	(332)	—	—	(332)
At December 31, 2025	25,019	890	353	26,262
Accumulated depreciation:
At January 1, 2024	(2,245)	(4)	(23)	(2,272)
Depreciation charge	(3,327)	(122)	(107)	(3,556)
Disposals	1,476	—	27	1,503
Transfer and others	127	(26)	(49)	52
Effect of movement in exchange rates	(6)	—	—	(6)
At December 31, 2024	(3,975)	(152)	(152)	(4,279)
Depreciation charge	(3,459)	(191)	(108)	(3,758)
Disposals	356	29	103	488
Transfer and others	(210)	—	—	(210)
Effect of movement in exchange rates	18	—	—	18
At December 31, 2025	(7,270)	(314)	(157)	(7,741)
Carrying amount:
At December 31, 2024	21,103	342	167	21,612
At December 31, 2025	17,749	576	196	18,521

During the year ended December 31, 2025, the Group entered into leases in the United Kingdom, France and Italy, each for general office facilities. The lease term is based on a contractual agreement and has been determined to range from 3 years to 15 years.

(in thousands of euros)	2025	2024
Short-term leases, included in other operating expenses
Office leases	591	521
Equipment	382	32
	973	553
Low value leases, rent included in other operating expenses
Office leases	24	157
Equipment	80	81
	104	238
Total	1,077	791

For short-term leases (defined as leases with a lease term of 12-months or less) and leases of low value assets (such as tablets and personal computers, small items of office furniture and telephones), the Group recognizes the lease payments as an operating expense on a straight-line basis over the term of the lease.
Lease liabilities

(in thousands of euros)
Cost:
At January 1, 2024	18,593
Additions	5,942
Translation differences	75
Interest expense related to lease liabilities	1,413
Repayment of lease liabilities (including interest)	(4,817)
At December 31, 2024	21,206
Additions	1,089
Translation differences	(272)
Interest expense related to lease liabilities	1,323
Repayment of lease liabilities (including interest)	(4,559)
At December 31, 2025	18,787
Carrying amount:
At December 31, 2024	21,206
At December 31, 2025	18,787

The lease liabilities are classified as follows:

	As of December 31,
(in thousands of euros)	2025	2024
Lease Liabilities
Current	3,250	3,203
Non-Current	15,537	18,003
Total	18,787	21,206

The table below represents the undiscounted cash flow maturity analysis for leases:

	As of December 31,
(in thousands of euros)	2025	2024
Maturity analysis:
Long term leases
0-1 year	4,309	4,369
2-5 years	12,566	13,792
More than 5 years	6,939	9,307
Total	23,814	27,468

Note 12 - Other non-current receivables

	As of December 31,
(in thousands of euros)	2025	2024
Purchases on behalf of ENEA	9,319	5,102
R&D tax credit	13,855	7,836

	As of December 31,
(in thousands of euros)	2025	2024
Grant receivables-non-current	9,273	1,418
Other long-term assets	2,760	1,464
Total other non-current receivables	35,207	15,820

The purchases on behalf of ENEA represent costs paid by newcleo Spa relating to the Brasimone precursor facility, which are expected to be recovered after 2025 from ENEA.
Note 13 - Inventories

	As of December 31,
(in thousands of euros)	2025	2024
Raw materials	637	743
Work-in-progress	427	1,362
Finished goods	3,993	4,847
Total Inventories	5,057	6,952

The cost of inventories recognized as cost of sales during the year ended December 31, 2025 was €4.8 million (2024: €10.1 million).
Inventory acquired in 2023 through a business combination has been valued at fair value. Subsequent measurement is at the lower of cost, including fair value on acquisition, and net realizable value.
As the inventory acquired at the time of the acquisition is progressively consumed, the fair value uplift on this inventory is written off.
The cost of inventories related to the write-off of the fair value uplift recognized as an expense during the year ended December 31, 2025 amounts to €1.0 million (2024: €3.6 million).
Note 14 - Trade receivable, contract and other assets

	As of December 31,
(in thousands of euros)	2025	2024
Current
Trade receivables	9,559	15,871
Contract assets	20,938	14,835
Loss allowance	(409)	(623)
Trade receivables and contract assets, net	30,088	30,083
Other receivables	219	869
Prepayments	6,852	4,471
Advances	4,567	1,510
Accrued income	1,459	248
Social security and other taxes	17,350	25,319
R&D tax credit	1,779	1,518
Total trade receivable, contract and other assets	62,314	64,018

The average credit period on sales of goods is 106 days. No interest is charged on outstanding trade receivables.
The Group measures the loss allowance for trade receivables and contract assets at an amount equal to lifetime Expected Credit Loss (“ECL”). The ECL on trade receivables and contract assets are estimated using a provision matrix by reference to past default experience of the debtor and an analysis of the debtor’s current financial position, adjusted for factors that are specific to the debtors, general economic conditions of the industry in which the debtors operate and an assessment of both the current as well as the forecast direction of conditions at the reporting date.

The Group writes off a trade receivable when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery, e.g. when the debtor has been placed under liquidation or has entered bankruptcy proceedings, or when the trade receivables are over two years past due, whichever occurs earlier. No write offs have been made in 2025.
The ageing profile of the trade receivables as at December 31, 2025 and 2024 is as follows:

	As of December 31,
(in thousands of euros)	2025	2024
Trade notes and accounts receivable
Not due	4,453	5,933
0 to 30 days	614	1,608
30 to 60	758	531
60 to 90 days	87	58
90 to 180 days	1,238	476
180 to 360 days	20	1,394
360+ days	2,389	5,871
Trade receivables	9,559	15,871

(in thousands of euros)
	Trade receivables – days past due
At December 31, 2025	Not past due	<30	31-60	61-90	91-180	180-360	>360	Total
ECL rate	0.60%	0.61%	0.27%	0.16%	0.15%	0.34%	10.49%
Estimated total gross carrying amount at default	4,453	614	758	87	1,238	20	2,389	9,559
Lifetime ECL	26	4	2	0	2	0	251	285

	Trade receivables – days past due
At December 31, 2024	Not past due	<30	31-60	61-90	91-180	180-360	>360	Total
ECL rate	0.85%	0.80%	1.18%	0.34%	1.60%	1.26%	6.83%
Estimated total gross carrying amount at default	5,933	1,608	531	58	476	1,394	5,871	15,871
Lifetime ECL	50	13	6	0	8	18	401	496

The ECL rate on contract assets is 0.60%, resulting in a lifetime ECL of €0.1 million (2024: ECL rate of 0.85% resulting in a lifetime ECL of €0.1 million).
There were no indicators of impairment on other assets that do not measure a loss allowance at an amount equal to lifetime Expected Credit Loss.
Note 15 - Cash and cash equivalents

	As of December 31,
(in thousands of euros)	2025	2024
Cash equivalents	42	130,984
Cash at bank	105,228	61,593
Accrued interest on cash	—	137
Total Cash and cash equivalents	105,270	192,714

	As of December 31,
(in thousands of euros)	2025	2024
Unrestricted cash	105,166	189,666
Restricted cash	104	3,048
Total Cash and cash equivalents	105,270	192,714

The restricted cash primarily relates to a pledged term deposit held with Banque Populaire.
Note 16 - Share Capital
As of December 31, 2025, the share capital of newcleo Ltd. consists of 473,910,109 (2024: 462,007,424) shares at a nominal value of Euro 0.01.

	Number of Shares	Nominal Value €’000
Authorized
At January 1, 2022	212,659,000	2,127
At December 31, 2022	412,659,000	4,127
At December 31, 2023	412,659,000	4,127
At December 31, 2024	462,007,424	4,620
At December 31, 2025	473,910,109	4,739
Issued, and fully paid and outstanding:
At January 1, 2022	212,659,000	2,127
Issued during the period	200,000,000	2,000
At December 31, 2022	412,659,000	4,127
Issued during the year	—	—
At December 31, 2023	412,659,000	4,127
Issued during the year	49,348,424	493
At December 31, 2024	462,007,424	4,620
Issued during the year	11,902,685	119
At December 31, 2025	473,910,109	4,739

The Company has one class of ordinary shares which carry no right to fixed income.
On March 21, 2022, the Company effected a hundred-for-one subdivision of shares to shareholders, which increased the total number of authorized and issued ordinary shares of 2,126,590 to 212,659,000 and decreased the nominal value of ordinary shares from €1.00 to €0.01. The Company has retrospectively reflected the stock subdivision in all periods presented in these financial statements.
In June 2022, the Company completed a private fund raise, issuing 200,000,000 of ordinary shares for a total value of €300.0 million.
In March 2023, the Company launched a further equity raise, and in April 2024, the Company closed a first tranche of the raise and subsequently issued 31,119,972 ordinary shares for a total value of €87.1m. This was followed by a further raise, closing in October 2024, with an additional 18,228,452 shares issued for a total value of €49.6 million before expenses.
In June 2025, newcleo SA completed an equity financing through the issuance of redeemable bonds, raising aggregate gross proceeds of approximately €32.1 million. The redeemable bonds were non-interest bearing and were converted into ordinary shares in newcleo SA on June 30, 2025 in accordance with the terms of the redeemable bonds agreement. Subsequently, in December 2025, shares in newcleo SA were transferred to newcleo Ltd., by way of a contribution in kind. As a result, newcleo Ltd. issued 11,265,422 shares for a total value of €32.1 million to the related investors and received additional shares in newcleo SA.

Note 17 - Net Loss per Share
The calculation of basic and diluted loss per share has been calculated by dividing the loss for the period attributable to owners of newcleo Ltd of €138,341 (2024: €110,163), by the weighted average number of ordinary shares outstanding of 462,252,560 (2024: 436,276,314) during the year ended December 31, 2025:

	Year ended December 31,
(in thousands of euros)	2025		2024
	Basic	Diluted	Basic	Diluted
Loss attributable to ordinary shareholders:
Loss of the year, attributable to equity holders of the parent	(138,341)	(138,341)	(110,163)	(110,163)

	Year ended December 31,
	2025		2024
	Basic	Diluted	Basic	Diluted
Weighted-average number of ordinary shares:
Issued ordinary shares at January 1	462,007,424	462,007,424	412,659,000	412,659,000
Effect of shares issued	245,136	245,136	23,617,314	23,617,314
Weighted-average number of ordinary shares	462,252,560	462,252,560	436,276,314	436,276,314

	Basic	Diluted	Basic	Diluted
Loss per share:
Loss per share	(0.30)	(0.30)	(0.25)	(0.25)

The Group’s potentially dilutive securities, which include stock options, have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of ordinary shares outstanding used to calculate both basic and diluted net loss per share attributable to ordinary shareholders is the same. The Group excluded the following ordinary shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to ordinary shareholders and common shareholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year ended December 31,
	2025	2024
Options to purchase ordinary shares	29,007,930	8,850,337

Note 18 - Share-based payments
The Group operates a share option scheme for employees of the Group and non-employees. In accordance with the terms of the plan, as approved by the Board in June 2023, employees may be granted (i) time-based options to purchase and/or (ii) time-based restricted stock units (“RSUs”) to obtain ordinary shares in the Company.
Each share option and RSU converts into one ordinary share of the Company on exercise and upon vesting, respectively. No amounts are paid or payable by the recipient on receipt of the option and RSU. The options and unvested RSUs carry neither rights to dividends nor voting rights. Options may be exercised at any time from the date of vesting to the date of their expiry. RSUs will vest when the vesting conditions are satisfied.
Share Options
Options are exercisable at a price set and approved by the Board. The vesting period is determined based on the phasing of vesting periods and the Company’s assessment of the likelihood of an exit occurring during the vesting period. Vesting of the options is accelerated in the event of a qualifying exit event which ascribes a total value to the Group which has been determined by the Board and subject to approval by the Board. If the options remain unexercised after a period of ten years from the date of grant the options expire. Options are forfeited if the employee leaves the Group before the options vest.

Details of the share options outstanding during the year are as follows:

	2025
	Number of share options	Weighted average exercise price (in €)
Outstanding at the beginning of year	8,850,337	0.01
Granted during the year	20,879,221	0.01
Forfeited during the year	(487,698)	0.01
Exercised during the year	(503,930)	0.01
Outstanding at the end of the year	28,737,930	0.01
Vested and exercisable at the end of the year	4,213,844	0.01

The options outstanding at December 31, 2025 had a weighted average exercise price of €0.01, and a weighted average remaining contractual life of 9.33 years.
The assumptions used in the Black-Scholes option-pricing model are as follows:

	2025	2024
Weighted average share price	€2.85	€2.80
Weighted average exercise price	€0.01	€0.01
Expected volatility	36.7%-51.8%	40%-47.5%
Expected life	1- 4 Years	1-4 Years
Risk-free rate	3.55%-3.82%	3.76%-4.40%
Expected dividend yields	0.0%	0.0%
Weighted average grant date fair value	€2.84	€2.79

Expected volatility was determined by using the historical volatility of a peer group of publicly traded entities over a period which reflects the expected vesting period for the option. The expected life used in the model has been adjusted, based on management’s best estimate, for the effects of the graded vesting scheme, non-transferability, exercise restrictions, and behavioral considerations, as well as management’s best estimate of the time to a qualifying exit event.
During the year, the Group granted options to non-employees for which the Group determined it was not able to measure the fair value of the services received as the options did not relate to any specifically identifiable goods or services. As such, the Group measured the fair value of the services indirectly, by reference to the fair value of the options granted. The weighted-average fair value of those options granted to non-employees at the measurement date was €2.84 in 2025 and €2.79 in 2024. These options were measured using the Black-Scholes option-pricing model and the inputs in the table above.
Restricted Stock Units
RSUs are measured at grant -date fair value based on the fair value of the Group’s ordinary shares on the date of grant. The grant-date fair values of RSUs are expensed over the applicable vesting periods. RSUs are non-assignable or non-transferable and vest only upon satisfaction of the applicable vesting conditions. The resulting weighted average grant date fair value of the RSUs amounted to €2.85 in 2025. No RSUs were granted in 2024.
Movements in the number of RSUs outstanding are as follows:

	2025	2024
	Number of RSUs	Number of RSUs
Nonvested balance at the beginning of year	—	—
Granted	270,000	—
Vested	(70,000)	—
Cancelled or expired	—	—
Nonvested balance at the end of the year	200,000	—

The aggregate estimated grant-date fair values of the options and RSUs awarded for employees and non-employees was €61.1 million in 2025. During the year, 503,930 options were exercised with an aggregate fair value of €1.3 million at the exercise date. Of the €61.1 million granted in 2025, €2.4 million relates to options and RSUs awarded to non-employees.
Share-based Payment Expense
The Group recognized total expenses for employees of €13.7 million (2024: €7.9 million) related to equity-settled share-based payment transactions in 2025, and for non-employees €1.3 million (2024: €0.4 million).
Note 19 - Financial Assets and Financial Liabilities
Financial assets and financial liabilities comprise the following:

		As of December 31,
(in thousands of euros)	Notes	2025	2024
Financial assets
Financial assets measured at amortized cost
Short-term investments		2,291	2,199
Trade receivables, contract and other assets ‘excluding non-financial assets’	14	13,381	16,365
Cash and cash equivalents	15	105,270	192,714
Total financial assets		120,942	211,278
Financial liabilities
Lease liabilities	11	18,787	21,206
Trade and other payables ‘excluding non-financial liabilities’	23	61,092	33,140
Senior Secured Refinancing Facility		16,733	—
State-guaranteed loans		2,156	3,279
Unsecured bank loans		—	763
Total financial liabilities		98,768	58,388

Financial assets measured at amortized cost comprise fixed term deposits with major banks and fixed term government debt instruments where the deposit term is greater than three months and less than one year at the commencement of the investment.
As of December 31, 2025, newcleo’s outstanding borrowings from third parties primarily consist of the following debt agreements.
Senior Secured Refinancing Facility
On December 23, 2025, Pompes Rutschi SAS (“Rutschi”), a subsidiary of newcleo, entered into a Senior Secured Refinancing Facility with a syndicate of banks led by BNP Paribas for an aggregate principal amount of €17.0 million. The facility comprises an amortizing Tranche A of €11.9 million and a bullet Tranche B of €5.1 million. Interest accrues at a variable rate based on EURIBOR plus an applicable margin that is subject to annual adjustment based on Rutschi’s leverage. The initial margin is 2.30% on Tranche A and 2.80% on Tranche B. Tranche A is subject to scheduled annual amortization payments beginning in December 2026 and matures on December 23, 2031, while Tranche B is repayable in full at maturity on December 23, 2032. The facility is secured primarily by a first-ranking pledge over 100% of the shares of Rutschi Fluid AG, together with security over certain insurance proceeds.
The facility contains financial covenants including a maximum consolidated leverage ratio initially set at 2.75, subject to step-downs over time, and a minimum cash flow-to-debt service ratio of 1.00. The facility also contains various restrictive covenants including limitations on additional indebtedness, asset disposals, acquisitions, distributions to shareholders, changes in control, together with ongoing information and reporting obligations. Non-compliance with these covenants could result in acceleration of outstanding borrowings. As of December 31, 2025, Rutschi was in compliance with all financial and non-financial covenants.

State-guaranteed Loans
Fucina Italia Srl, Servizi Ricerche e Sviluppo Srl, and Rutschi Pompes SAS each entered into state-guaranteed loan arrangements between 2020 and 2023, prior to their acquisition by newcleo. The state-guaranteed loans had an aggregate principal amount of €6.4 million, with contractual interest rates ranging from 0.58% to 12.24% and original maturities extending from October 2023 to April 2026. As of December 31, 2025, €2.2 million remained outstanding under these state-guaranteed loans.
Note 20 - Provisions

(in thousands of euros)	At December 31, 2024	Allowance	Reversal of unused provision	Translation adjustment	At December 31, 2025
Provisions for product warranty	103	186	(103)	—	186
Current provisions	103	186	(103)		186
Lawsuit contingency provision – non-current	—	45	—	—	45
Pension plan provision	2,564	1,132	(517)	4	3,183
Provision for site rehabilitation	955	—	—	(16)	939
Provision for other expenses – non- current	—	3	—	—	3
Non-current provisions	3,519	1,180	(517)	(12)	4,170
Total provisions	3,622	1,366	(620)	(12)	4,356

Provision is made for estimated warranty claims in respect of products sold which are still under warranty at the end of the reporting period. These claims are expected to be settled in the next financial year.
The pension plan provision relates to the Group’s obligation under a defined benefit pension arrangement for certain employees. The plan provides retirement benefits based on years of service and final salary. The amount accrued is based on estimates provided by the plan administrator. Refer to Note 22 for further details.
The Company is required to restore the leased premises of its main office to their original condition at the end of the lease term. A provision has been recognized for the estimated expenditure required to remove any leasehold improvements. These costs have been capitalized as part of the cost of leasehold improvements, and they are amortized over the shorter of the term of the lease and the useful life of the assets.
As at December 31, 2025, the Group had no material contingent liabilities or contingent assets as defined under IAS 37: Provisions, Contingent Liabilities and Contingent Assets.
Note 21 - Other non-current liabilities

	As of December 31,
(in thousands of euros)	2025	2024
Deferred income from grants	9,305	—
Other liabilities	—	1
Total Other long-term liabilities	9,305	1

As of December 31, 2025, €9.3m of deferred income from grants (€1.3m included in trade and other payables in 2024) were included in other non-current liabilities. Of this balance, €7.6m relates to €18.5m of underlying capital expenditure expected to be reimbursed through grants.
Grant income is recognized once the granting authority confirms that the related capital expenditure has been validated and the assets are operational. From that point, the income is recognized in line with the depreciation of the underlying assets.

Note 22 - Employee Benefits
The only post-employment benefits of Group employees correspond to retirement severance benefits and long service awards, mainly in the French, Italian and Swiss entities. The plan assets are invested in cash and investment funds and equity instruments.
Provisions are recorded for retirement liabilities according to the principles described in paragraph 2.11, considering the following assumptions:

	As of December 31,
Main actuarial assumptions used	2025			2024
	Switzerland	France	Italy	Switzerland	France	Italy
Discount rate	1.10%	3.85%	3.96%	0.95%	3.40%	3.382%
Salary increase	1.00%	2.90%	3.00%	1.50%	2.50%	3%
Inflation	0.50%	2.00%	2.00%	1.00%	2.00%	2%
Mortality table	100% x BVG 2020	TH/TF 00-02	ISTAT year 2000, - 25%	100% x BVG 2020	TH/TF 00-02	ISTAT year 2000, - 25%
Average retirement age	65	65	n.d.	65	65	n.d.
Social charge	n/a	40%	n.d.	n/a	40%	n.d.
Weighted turnover	8.90%	3%	6.50%	100% x BVG 2020	2.51%	6.5%
Lump sum payments at retirement	35%	100%	n.d.	25%	100%	n.d.

(in thousands of euros)	2025	2024
Changes in the Defined Benefit Obligation
Opening defined benefit obligation	7,105	4,695
Current service cost	1,048	2,207
Past service cost	—	—
Plan participants’ contribution	87	99
Interest cost	119	69
Actuarial (gains) losses for the year	(167)	310
Benefits paid through pension assets	(638)	(171)
Benefits paid by employer	—	(25)
Plan amendments	—	(12)
Exchange rate differences	57	(67)
Closing defined benefit obligation	7,611	7,105

(in thousands of euros)	2025	2024
Changes in the Fair Value of Plan Assets
Opening fair value of assets	4,541	4,206
Interest income	43	61
Return on plan assets excluding interest income	122	326
Plan participants’ contribution	89	93
Company contributions	89	93
Benefits paid through pension assets	(495)	(171)
Administration expense	(5)	(5)
Exchange rate differences	45	(62)
Closing fair value of assets	4,429	4,541
Actual return on plan assets	159	387

(in thousands of euros)	2025	2024
Present value of obligation	7,611	7,105
Fair value of plan assets	(4,428)	(4,541)
Total deficit of defined benefit pension plans	3,183	2,564

Note 23 - Trade and other payables

	As of December 31,
(in thousands of euros)	2025	2024
Current
Trade payables	15,860	20,999
Social security and other taxes	5,487	8,023
Accrued expenses	6,655	10,397
Payroll liabilities	9,990	7,647
Contract liabilities	5,026	3,305
Deferred redeemable bond obligation	38,577	—
Other payables	2,213	1,745
Total Trade and other payables	83,808	52,116

In October 2025, newcleo SA initiated a capital raise (the “October Capital Raise”) with new and existing investors for the subscription of bonds redeemable into newcleo SA ordinary shares (the “October Capital Raise”). As of December 31, 2025, newcleo SA received €38.6 million in proceeds related to the October Capital Raise but had not yet issued any bonds in connection with the October Capital Raise. The Company recognized the proceeds of €38.6 million as a deferred redeemable bond obligation within trade and other payables on the consolidated balance sheet as of December 31, 2025. In January 2026, the Company, newcleo SA and the investors associated with the October Capital Raise entered into an amendment pursuant to which (i) newcleo SA and the investors agreed that the agreement to issue redeemable bonds under the October Capital Raise shall terminate, and (ii) newcleo Ltd. ordinary shares would be issued to the investors in lieu of newcleo SA redeemable bonds (the “SA Capital Raise Amendment”). Upon the execution of the SA Capital Raise Amendment, no redeemable bonds were issued in connection with the October Capital Raise.
In January 2026, the Company raised an additional €18.8 million under the October Capital Raise. On January 30, 2026, the Company completed the October Capital Raise, raising aggregate proceeds of €57.4 million and issuing 16,880,136 newcleo Ltd. ordinary shares at €3.40 per share.
Note 24 - Financial Risk Management
Capital Management
We manage our capital to ensure that all Group entities will be able to continue as a going concern while maximizing the return to shareholders through the optimization of our debt and equity balance. No changes were made in the objectives, policies or processes for managing capital during the years ended December 31, 2025 and 2024.
Our capital structure consists of short-term investments, as disclosed in Note 19, cash and cash equivalents, disclosed in Note 15, borrowings and equity comprising issued capital, reserves, and accumulated deficit, as disclosed in the Consolidated Statement of Equity.
We are not subject to any externally imposed capital requirements. We review our capital structure on an ongoing basis, and such review currently comprises a review of the adequacy of our capital compared to the resources required for carrying out our activities.
Financial Risk Management Objectives
We regularly monitor the access to domestic and international financial markets, manage the financial risks relating to our operations, and analyze exposures to risk, including market risk, such as currency risk and interest rate risk, credit risk and liquidity risk.

We seek to minimize the effects of these risks by managing transactions and holding positions in the various currencies used in our operations. We do not enter into or trade financial instruments for speculative purposes.
Foreign exchange risk
The Group makes purchases in foreign currencies. In order to mitigate significant exposure to foreign currencies, the Group holds cash balances in the appropriate currencies to meet obligations as they fall due and also to service a proportion of future obligations. The Group held approximately 96% (2024: 95%) of its cash and cash equivalents in Euros at December 31, 2025.
The bank accounts in currencies other than the functional currency will expose the Group to a foreign currency risk. Changes in the Euro exchange rate would have the following effect on the profit and loss of the Group:

	Year ended December 31,
(in thousands of euros)	2025	2024
Foreign exchange risk
+5% Increase in British Pounds (GBP)	208	974
+5% increase in US Dollars (USD)	3	50
+5% increase in Swiss Franc (CHF)	68	74
-5% Decrease in British Pounds (GBP)	(208)	(974)
-5% Decrease in US Dollars (USD)	(3)	(50)
-5% increase in Swiss Franc (CHF)	(68)	(74)

Interest Rate Risk Management
Interest rate risk is the risk of financial loss due to adverse changes in the value of assets and liabilities as a result of movements in interest rates. The Senior Secured Refinancing Facility is subject to interest rate risk. Interest accrues at a variable rate based on EURIBOR plus an applicable margin that is subject to annual adjustment based on Rütschi’ s leverage. As of December 31, 2025, newcleo had €16.7 million outstanding under the facility bearing interest at variable rates. A hypothetical change of 5% in interest rates would result in an €0.8 million change in annual interest expense. The remaining debt portfolio is comprised of 64% variable-rate debt and 36% fixed-rate debt. Other than certain interest-bearing assets, newcleo has no other significant interest-bearing instruments. newcleo considers its exposure to interest rate risk to be low and does not expect significant impacts from potential interest rate fluctuations.
Credit Risk Management
Credit risk refers to the risk that a counterparty will default on its contractual obligations under a financial instrument, resulting in financial loss. We consider all of our material counterparties to be creditworthy. Our exposure to credit risk is continuously monitored, in particular, if agreed payments are delayed.
The Group’s cash and cash equivalents as of December 31, 2025 are held with major regulated financial institutions. The Group held approximately 96.4% (2024: 99.6%) of its cash and cash equivalents at five of the largest global financial institutions. The credit risk on short-term investments is limited because the counterparties are high-rated funds (AAA rated), banks with high credit ratings assigned by international credit-rating agencies or banks that have been financed by their government.
Credit risk with respect to trade receivables and contract assets is managed by each subsidiary and the quality of a customer is assessed on an individual basis. The Group applies the IFRS 9 simplified approach to measure and account for expected credit losses using a lifetime expected loss allowance for all trade receivables and contract assets, as detailed in Note 14.
Liquidity Risk Management
Ultimate responsibility for liquidity risk management rests with our Board. We manage liquidity risk by maintaining adequate reserves and banking facilities by continuously monitoring forecast and actual cash flows, and by matching the maturity profiles of financial assets and liabilities. Further information regarding liquidity risk is contained in the going concern disclosure included in the Directors’ Report.

The table below analyses the Group’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at December 31, 2025 and 2024 to the contractual maturity date. The amounts disclosed in the table below are the contractual undiscounted cash flows. For the lease liability it is for the lease term determined by management and excludes any early lease termination options where management consider they will not be exercised:

	Carrying amount	Total contractual cash flows	Contractual cashflows
(in thousands of euros)			Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
December 31, 2025
Trade and other payables	83,808	83,809	83,809	—	—	—
Borrowings	18,889	22,945	3,627	3,211	10,432	5,675
Lease liability	18,787	23,814	4,309	3,945	8,621	6,939
Total	121,484	130,568	91,745	7,156	19,053	12,614
December 31, 2024
Trade and other payables	52,116	52,115	52,115	—	—	—
Borrowings	4,042	4,008	1,569	842	1,346	251
Lease liability	21,206	27,468	4,369	4,092	9,700	9,307
Total	77,364	83,591	58,053	4,934	11,046	9,558

Note 25 - Interests in associates and joint ventures
On October 22, 2025 (the “Acquisition Date”), newcleo SA entered into a contribution agreement (the “Agreement”) with NextChem S.p.A. (“NextChem”) to purchase a 40% equity ownership in Next-N S.p.A (“Next-N”) for consideration of 6,140,351 new ordinary shares with detachable warrants in newcleo SA, issued at a value of €2.85 per share, representing total consideration of €17.5 million.
The Agreement provides for three contingent consideration earn-out events upon the achievement of specified technical and investment milestones, including the delivery and acceptance of defined design deliverables and the achievement of an initial financial investment decision. Pursuant to the Agreement, the earn-out consideration cannot be settled in cash, but only through the exercise of the warrants in newcleo SA. The maximum aggregate consideration associated with the earn-out arrangements is €52.5 million, consisting of €17.5 million for each earn-out event. Each earn-out event is associated with the issuance of 6,140,351 warrants, for a total of 18,421,053 warrants, with each warrant entitling the holder to subscribe to one ordinary share of newcleo SA. Upon achievement of an earn-out event, the related warrants become exercisable, resulting in the issuance of a fixed number of newcleo SA’s ordinary shares for a fixed subscription price. Accordingly, the contingent earn-out arrangements are classified as equity as the arrangements meet the fixed-for-fixed criterion under IAS 32 – Financial Instruments: Presentation.
At the Acquisition Date, the fair value of the ordinary shares with detachable warrants and equity-classified earn-out arrangements issued by newcleo SA of €17.5 million are included within “Other Reserves” on the Consolidated Statement of Changes in Equity. In connection with the issuance of ordinary shares with detachable warrants of newcleo SA to NextChem, a non-controlling interest of €3.6 million has been recognized in the Consolidated Statement of Financial Position. As of December 31, 2025, none of the earn-out events have been achieved.
At the Acquisition, the contingent earnout arrangements were measured at fair value of €11.7 million, which was included in the initial cost of the Investment in associate of €29.2 million. Fair value was estimated using the using the Black-Scholes option-pricing model, which incorporates the assumptions as follows:

2025
Weighted average expected term in years	2.70
Weighted average expected ordinary price volatility	46.37%
Weighted average Risk-free interest rate	2.47%
Expected dividend yields	0.0%

Certain of the inputs are estimates that involve significant judgment and are, or could be, affected by significant factors that are out of the Group’s control. As the contingent earn-out arrangements are classified as equity, the fair value determined at initial recognition is not subsequently remeasured.
In January 2026, newcleo Ltd. and newcleo SA entered into an amended contribution agreement with NextChem whereby the parties agreed to exchange the issuance of 6,140,351 ordinary shares in newcleo SA with 6,140,351 newcleo Ltd. ordinary shares. Concurrently, the underlying ordinary shares in newcleo SA to be issued upon the achievement of the contingent consideration earnout events were replaced with 18,421,053 warrants to subscribe for 18,421,053 newcleo Ltd. ordinary shares on substantially the same terms and conditions. In connection with this exchange, NextChem has become an investor in newcleo Ltd. The share transfer was accounted for as a capital transaction and therefore, the previous recognized non-controlling interest of €2.0 million was derecognized at its carrying value.
Set out below are the associates and joint ventures of the group as at December 31, 2025. The entities listed below have share capital consisting solely of ordinary shares, which are held directly by the group. The country of incorporation or registration is also the principal place of business of each entity, and the proportion of ownership interest is the same as the proportion of voting rights held.

Name of entity	Place of Business	% of ownership interest		Nature of relationship	Measurement method	Carrying amount
		2025	2024			2025	2024
		%	%
NEXTN	Italy	40	—	Associate	Equity Method	29,245	—
NEWVYS	Slovakia	49	—	Joint-Venture	Equity Method	2,390	—
Total equity-method investments						31,635	—

Note 26 - Segment Information
The Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM reviews consolidated results to assess performance, make decisions and allocate operating and capital resources of the Company as a whole, therefore there is only one reportable segment. The CODM does not distinguish its principal business activities for the purpose of internal reporting and uses the Company’s consolidated cash balance to allocate resources.
Non-current assets by geographical region
The following table summarizes the Company’s non-current assets by geographical region, as at December 31, 2025 and 2024:

	As of December 31,
(in thousands of euros)	2025	2024
Non-current assets by geographical region:
France	70,948	52,728
Italy	115,236	68,127
United Kingdom	8,104	24,555
Switzerland	30,451	33,059
Total non-current assets	224,739	178,469

Major Customers
For the years ended December 31, 2025 and 2024 revenue from major customers contributing over 10% of the Group’s total external revenue is as follows:

	Year ended December 31,
(in thousands of euros)	2025	2024
Customer A	5,134	8,114
Customer B	5,065	6,181
Customer C	278	9,803

Refer to Note 4 for the Company’s revenue from external customers disaggregated by product and service category, country of sale and by customer location.
Note 27 - Related Party Transactions
The Group’s related parties include its subsidiaries, associates and joint venture, major shareholders, the Board, executive management, and other key management.
The following transactions took place between the Group and its related parties during the financial year:

	Year ended December 31,
(in thousands of euros)	2025	2024
Other Income
Elysia Capital Srl	24	24
Lease depreciation
Isola Srl	(337)	(334)
Planet Idea Srl	—	(175)
Total transactions with related parties	(313)	(485)

The following table provides the total amount of balances with related parties for the relevant period:

	As of December 31,
(in thousands of euros)	2025	2024
Prepayments to related parties for service agreement:
Next-N	1,200	—
Right of use assets for lease liabilities:
Isola Srl	586	909
Amounts owed to related parties for lease liabilities:
Isola Srl	621	963

	As of December 31,
(in thousands of euros)	2025	2024
Lease payments
Isola Srl	464	377
Planet Idea Srl	—	167

newcleo Spa, the Italian subsidiary of newcleo Ltd., has signed a lease in 2021 with Isola Srl for the provision of an Italian head office in Turin. Isola Srl is controlled by the CEO, Stefano Buono as beneficial owner (through BuonoLopera Srl), together with his wife, and with Carlo Zuccaro as Company Director (“Presidente Consoglio”). newcleo Spa incurred costs of €0.3 million (2024: €0.3 million) in relation to the lease in 2025.
Stefano Buono is the Chairman of Planet Smart City, the entity that owns Planet Idea Srl. During 2024, newcleo Spa entered an arm’s length rental agreement with Planet Idea Srl for the use of office and desk space. Costs incurred by newcleo Spa were nil (2024: €0.2 million) in relation to the lease in 2025.

Elysia Capital Srl is a company beneficially owned by Carlo Zuccaro. newcleo Spa charged costs to Elysia Capital Srl during 2024 for the use of office space within newcleo Spa’s Italian head office in Turin.
In 2025, newcleo entered into a service agreement with Next-N, under which Next-N provides engineering studies and design services for the Conventional Island and Balance of Plant of the LFR design, with a term extending through 2028. As of December 31, 2025, €1.2 million has been recorded as prepayments in relation to services to be performed in 2026.
Except for the information disclosed above, we have not undertaken any significant transactions with members of the Board, the executive management or the major shareholders, or undertakings in which the identified related parties have significant interests.
Note 28 - Events After the Reporting Period
In January 2026, newcleo Ltd. and newcleo SA entered into an amended contribution agreement with NextChem whereby the parties agreed to exchange the issuance of 6,140,351 ordinary shares in newcleo SA with 6,140,351 newcleo Ltd. ordinary shares. Refer to Note 25 for further details.
On May 26, 2026, newcleo Ltd entered into a Business Combination Agreement with NewHold Investment Corp III to become a publicly listed company on Nasdaq. NewHold and newcleo entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have agreed to purchase, in aggregate, 22,000,000 newcleo Ordinary Shares for a purchase price of €8.52 or $10.00 per share for an aggregate commitment amount of €187.5 million, or $220.0 million, before approximately €9.4 million in transaction costs to be incurred related to the PIPE Financing. The PIPE Subscription Agreements are subject to certain conditions, including, among other things, the closing of the Business Combination. The net proceeds from the PIPE Financing are intended to be used for general corporate purposes of the combined company following the Business Combination.